                                                                   EXHIBIT 10.23








                        ASSET PURCHASE AND SALE AGREEMENT

                                       FOR
                      GENERATING PLANTS AND RELATED ASSETS


                                 By and Between

                         POTOMAC ELECTRIC POWER COMPANY

                                       and

                              SOUTHERN ENERGY, INC.





                            Dated as of June 7, 2000

                        TABLE OF CONTENTS

                                                          Page
ARTICLE I - Definitions                                      1
      Section 1.1  Definitions                               1
      Section 1.2  Accounting Terms                          1
ARTICLE II -  Purchase and Sale; Assumption of Certain
              Liabilities                                    1
      Section 2.1  Purchase and Sale                         1
      Section 2.2  Auctioned Assets and Retained Assets      2
      Section 2.3  Assumed Obligations and Retained
                   Liabilities                               6
      Section 2.4  Third Party Consents                      11
ARTICLE III - Purchase Price                                 11
      Section 3.1  Purchase Price                            11
      Section 3.2  Certain Post-Closing Adjustments          12
      Section 3.3  Allocation of Purchase Price              13
      Section 3.4  PPA-Related Purchase Price Adjustments    14
ARTICLE IV - The Closing                                     15
      Section 4.1  Time and Place of Closing                 15
      Section 4.2  Payment of Estimated Purchase Price       16
ARTICLE V - Representations and Warranties of Seller         16
      Section 5.1  Organization; Qualification               17
      Section 5.2  Authority Relative to This Agreement      17
      Section 5.3  Consents and Approvals; No Violation      17
      Section 5.4  Personal Property                         18
      Section 5.5  Real Estate                               18
      Section 5.6  Leases                                    18
      Section 5.7  Certain Contracts and Arrangements        18
      Section 5.8  Legal Proceedings                         18
      Section 5.9  Permits; Compliance with Law              19
      Section 5.10 Environmental Matters                     19
      Section 5.11 Labor Matters                             20
      Section 5.12 ERISA; Benefit Plans                      20
      Section 5.13 Taxes                                     21
      Section 5.14 Undisclosed Liabilities                   21
      Section 5.15 Brokers                                   22
      Section 5.16 Insurance                                 22
      Section 5.17 Disclaimers                               22
ARTICLE VI - Representations and Warranties of Buyer         23
      Section 6.1  Organization                              23
      Section 6.2  Authority Relative to This Agreement      23
      Section 6.3  Consents and Approvals; No Violation      23
      Section 6.4  Availability of Funds                     24


      Section 6.5  Brokers                                   24
      Section 6.6  No Knowledge of Seller's Breach           24
      Section 6.7  Qualified Buyer                           25
      Section 6.8  WARN Act                                  25
      Section 6.9  Financial Representations                 25
      Section 6.10 Legal Proceedings                         25
ARTICLE VII - Covenants of the Parties                       25
      Section 7.1  Conduct of Business Relating to
                   the Auctioned Assets                      25
      Section 7.2  Access to Information                     28
      Section 7.3  Consents and Approvals; Transferable
                   Permits                                   29
      Section 7.4  Further Assurances                        30
      Section 7.5  Public Statements                         31
      Section 7.6  Tax Matters                               31
      Section 7.7  Bulk Sales or Transfer Laws               31
      Section 7.8  Witness Services                          31
      Section 7.9  Control of Litigation                     32
      Section 7.10 Confidentiality                           32
      Section 7.11 Risk of Loss                              32
      Section 7.12 Tax Exempt Financing                      33
      Section 7.13 Compliance with Governmental Agreements   36
      Section 7.14 PJM; MAAC                                 36
      Section 7.15 Trade Names                               36
      Section 7.16 Enforcement of Retained Rights            37
      Section 7.17 Conduct of Business Relating to PPAs      37
ARTICLE VIII - Conditions                                    37
      Section 8.1  Conditions Precedent to Each  Party's
                   Obligation To Effect the Purchase
                   and Sale                                  37
      Section 8.2  Conditions Precedent to Obligation
                   of Buyer To Effect the Purchase and Sale  38
      Section 8.3  Conditions Precedent to Obligation
                   of Seller To Effect the Purchase and Sale 39
ARTICLE IX - Employee Matters                                41
      Section 9.1  Employee Matters                          41
      Section 9.2  Pension Plans                             43
      Section 9.3  Buyer's Savings Plan                      43
      Section 9.4  Severance Liabilities                     45
      Section 9.5  COBRA                                     45
      Section 9.6  WARN Act                                  45
ARTICLE X - Indemnification and Dispute Resolution           46
      Section 10.1 Indemnification                           46
      Section 10.2 Third Party Claims Procedures             48
ARTICLE XI - Termination                                     50
      Section 11.1 Termination                               50
ARTICLE XII - Miscellaneous Provisions                       50
      Section 12.1 Expenses                                  50

      Section 12.2 Amendment and Modification; Extension;
                   Waiver                                    51
      Section 12.3 No Survival of Representations or
                   Warranties                                51
      Section 12.4 Notices                                   51
      Section 12.5 Assignment; No Third Party Beneficiaries  52
      Section 12.6 Governing Law                             53
      Section 12.7 Counterparts                              53
      Section 12.8 Interpretation                            53
      Section 12.9 Jurisdiction and Enforcement              54
      Section 12.10 Entire Agreement                         55
      Section 12.11 Severability                             55
      Section 12.12 Conflicts                                55

                             SCHEDULES AND EXHIBITS

Schedules                                 Title
=========                                 ======
Schedule 1.1(a)                           Definitions
Schedule 1.1(c)                           Seller's Severance Plans
Schedule 2.2(a)(ii)                       Spare Parts
Schedule 2.2(a)(iii)                      Personal Property
Schedule 2.2(a)(iv)                       Assigned Contracts
Schedule 2.2(a)(v)                        Transferable Permits
Schedule 2.2(a)(vi)                       Transferred SO2 Allowances
Schedule 2.2(a)(vii)                      Transferred NOx Allowances
Schedule 2.2(b)(i)                        Retained Transmission and
                                          Distribution Facilities
Schedule 2.2(b)(ii)(B)                    Communications Equipment/Related
                                          Support Equipment
Schedule 2.3(a)(iv)                       Assumed Consent Order Obligations
Schedule 2.4                              Retained Rights/Unassigned PPAs
Schedule 5.3(a)                           Contracts Approvals; No Violation
Schedule 5.3(b)                           Seller Required Regulatory Approvals
Schedule 5.5(a)                           Real Estate Legal Description
Schedule 5.5(b)                           Title Surveys
Schedule 5.7                              Material Contract Defaults
Schedule 5.8                              Legal Proceedings
Schedule 5.9                              Permits
Schedule 5.10(a)                          Environmental Matters
Schedule 5.10(b)                          Environmental Notification
Schedule 5.10(c)                          Environmental Reports
Schedule 5.12                             Benefit Plans
Schedule 6.3(b)                           Buyer Required Regulatory Approvals
Schedule 7.1(b)(viii)                     Capital Expenditures
Schedule 7.12                             Exempt Facilities/Revenue Bonds


Exhibits                                  Title
========                                  =====
Exhibit A                                 Assignment and Assumption Agreement
Exhibit B                                 Bill of Sale

Exhibit C-1, C-2, C-3 and C-4             Easements Agreements
Exhibit D                                 Guarantee Agreement
Exhibit E-1, E-2, E-3 and E-4             Interconnection Agreements
Exhibit F                                 Local Area Support Agreement
Exhibit G                                 Operating Agreement
Exhibit H                                 Potomac River Lease
Exhibit I-1 and I-2                       Transition Power Agreements
Exhibit J                                 Deeds of Conveyance
Exhibit K                                 Opinion of Seller's Counsel
Exhibit L                                 Opinion of Buyer's Counsel
Exhibit M                                 Opinion of Guarantor's Counsel

         ASSET PURCHASE AND SALE AGREEMENT (including the Schedules hereto, this "Agreement"), dated as of June 7, 2000, by and between POTOMAC ELECTRIC POWER COMPANY, a District of Columbia and Virginia corporation ("Seller"), and SOUTHERN ENERGY, INC., a Delaware corporation ("Buyer," collectively with Seller, the "Parties").

         WHEREAS, Seller owns certain power generating facilities (described herein as the "Generating Facilities") and other assets associated therewith; and

         WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and assign, the Auctioned Assets (as defined in Section 2.2 below) and certain associated liabilities, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE I

                                   Definitions

         SECTION 1.1 Definitions. Any capitalized terms which are used but not defined in this Agreement shall have the meaning given to such terms in the attached Schedule 1.1.

         SECTION 1.2 Accounting Terms. Any accounting terms used in this Agreement or the Ancillary Agreements shall, unless otherwise specifically provided, have the meanings customarily given them in accordance with United States generally accepted accounting principles ("GAAP") and all financial computations hereunder or thereunder shall, unless otherwise specifically provided, be computed in accordance with GAAP consistently applied.

                                   ARTICLE II

              Purchase and Sale; Assumption of Certain Liabilities

         SECTION 2.1 Purchase and Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller agrees to sell, assign, convey, transfer and deliver to Buyer (or Buyer's permitted assignees pursuant to Section 12.5(a)), and Buyer agrees to purchase and acquire from Seller (or shall cause Buyer's permitted assignees pursuant to Section 12.5(a) to purchase and acquire from Seller) all of the Auctioned Assets. In the case of any Auctioned Assets not located at the Generating Facilities (including supplies, materials and spare parts inventory), Buyer agrees that from and after the Closing, Buyer will bear all risk of casualty or loss with regard to such Auctioned Assets (regardless of whether they remain on Seller's Real Estate or otherwise in Seller's possession).

         SECTION 2.2    Auctioned Assets and Retained Assets.

         (a) Auctioned Assets. The term "Auctioned Assets" means all of the assets, real and personal property, goodwill and rights of Seller of whatever kind and nature, whether tangible or intangible, in each case, primarily relating to the power generation operations of the Generating Facilities and the Support Operations, other than the Retained Assets, including the following:

                  (i) except with respect to the Potomac River Real Property, all real property and leaseholds and other interests in real property of Seller, together with all buildings, improvements, structures and fixtures thereon, including the Chalk Point/Morgantown Fuel Pipeline, the Ryceville Pumping Station, the Production Service Center, and the Ash Storage Sites, subject to any Permitted Exceptions (the "Buyer Real Estate");

                  (ii) all inventories of fuels, supplies, materials and spare parts, together with and subject to (A) all Permitted Exceptions, and (B) all warranties against manufacturers and vendors relating thereto, including the spare parts listed on Schedule 2.2(a)(ii), in each case, other than assets that become obsolete or that are used, consumed, replaced or disposed of in the ordinary course of business consistent with past practice or as permitted by this Agreement;

                  (iii) the machinery, equipment (including any Revenue Meters), facilities, furniture and other tangible personal property on the Buyer Real Estate or the Potomac River Station Site, including any items of personal property located on the Buyer Real Estate, the Potomac River Station Site or temporarily removed from the Buyer Real Estate or the Potomac River Station Site for repairs, servicing or maintenance and listed on Schedule 2.2(a)(iii), together with and subject to (A) any Permitted Exceptions, and (B) all warranties against manufacturers or vendors relating thereto, in each case, other than assets that become obsolete or that are used, consumed, replaced or disposed of in the ordinary course of business consistent with past practice or as permitted by this Agreement;

                  (iv) subject to Sections 2.2(b)(xi) and 2.4, all right, title and interest of Seller in, to and under all contracts, agreements, personal property leases (whether Seller is lessor or lessee thereunder), commitments and all other legally binding arrangements (including any rights of Seller under any PPA to sell energy to any third party power supplier) whether oral or written, which are (A) set forth on Schedule 2.2(a)(iv), (B) not material to the ownership and operation of the Generating Facilities, or (C) otherwise entered into by Seller in accordance with Section 7.1 (collectively, the "Contracts"), in each case, to the extent in full force and effect on the Closing Date;

                  (v) the Permits and Environmental Permits that are transferred or transferable by Seller to Buyer (collectively, the "Transferable Permits"), including the Transferable Permits set forth on Schedule 2.2(a)(v), in each case, to the extent in full force and effect on the Closing Date;

                  (vi) the amount of SO2 Allowances listed on Schedule 2.2(a)(vi) attached hereto ("Transferred SO2 Allowances");

                  (vii) the amount of NOx Allowances listed on Schedule 2.2(a)(vii) attached hereto ("Transferred NOx Allowances");

                  (viii) (A) all data, information, books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures, facility compliance plans, environmental procedures and similar records, to the extent in Seller's possession or readily available (collectively, the "Operating Records"), and (B) to the extent permitted by law, all personnel files relating to the Transferred Employees, to the extent in Seller's possession and readily available and to the extent such files pertain to (1) skill and development training and resumes, (2) seniority histories, (3) salary and benefit information, (4) Occupational Safety and Health Act medical reports, (5) active medical restriction forms and (6) any other matters, disclosure of which by Seller to Buyer is permitted under applicable law without the consent of the Transferred Employee, but not including any performance evaluations or disciplinary records (collectively, the "Transferred Employee Records"); provided, however, that Seller shall be permitted to retain copies, or originals to the extent it provides Buyer with copies of same, of all Operating Records and Transferred Employee Records;

                  (ix) (A) except as provided in Section 2.2(b)(iv), the software (provided, however, that Buyer acknowledges that it will require licenses from third parties in order to be legally entitled to use such software), and (B) a non-exclusive, royalty-free license to use solely in connection with the Auctioned Assets the software or other copyrighted material owned by Seller located at Buyer Real Estate; and

                  (x) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind in favor of the Seller arising prior to the Closing Date relating to the Auctioned Assets other than those pertaining to the Retained Assets.

         (b)      Retained Assets. The term "Retained Assets" means:

                  (i) the electric transmission and distribution facilities owned, controlled or operated by Seller for purposes of providing point-to-point transmission service, network integration service and distribution service and other related purposes, used in controlling continuity between the Generating Facilities and the transmission and distribution facilities and for other purposes (including the Seller's undivided ownership interest in the Conemaugh Switchyard and the Conemaugh Transmission Line), including those described on
Schedule 2.2(b)(i) attached hereto (the "Transmission System");

                  (ii) (A) except as set forth in Section 2.2(a)(iii), all Interconnection Facilities and other transmission, distribution and substation machinery, equipment and facilities and related support equipment located on Buyer Real Estate or Seller Real Estate or temporarily removed from Buyer Real Estate or Seller Real Estate for repairs, servicing or maintenance; (B) Communications Equipment and related support equipment (1) located on Buyer Real Estate or temporarily removed from Buyer Real Estate for repairs, servicing or maintenance and listed on Schedule 2.2(b)(ii)(B) or acquired by Seller after the date of this Agreement and designated by Seller as a Retained Asset or (2) located on Seller Real Estate or temporarily removed from Seller Real Estate for repairs, servicing or maintenance; and (C) all Protective Relaying Systems not located on Buyer Real Estate;

                  (iii) all cash, cash equivalents, bank deposits and accounts receivable;

                  (iv) (A) all mainframe computer systems of Seller and (B) all software, copyrights, know-how or other proprietary information not primarily relating to the power generation operations of the Generating Facilities, including software, copyrights, know-how or other proprietary information licensed to Buyer pursuant to Section 2.2(a)(ix)(B);

                  (v) the names "Pepco," "Potomac Electric Power Company," and any related or similar trade names, trademarks, service marks or logos (and any rights to and in the same, including any right to use the same);

                  (vi) any refunds or credits related to Taxes attributable to taxable periods (or portions thereof) prior to the Closing Date, and any other rents, charges, liabilities or obligations paid prior to the Closing Date in respect of the Auctioned Assets;

                  (vii) personnel records (other than Transferred Employee Records) and all other records (other than Operating Records);

                  (viii) (A) all Emission Reduction Credits or Greenhouse Gas Emission Reduction Credits that are attributable to any emission reduction activities of the Seller which occur following the Closing Date at any locations, (B) any SO2 Allowances that are not Transferred SO2 Allowances, and

(C)      any NOx Allowances that are not Transferred NOx Allowances;

                  (ix) the Seller Real Estate (including a fee interest in the Potomac River Real Property);

                  (x) all master station voltage control equipment within and including the master station voltage control cabinets located at the Generating Facilities;

                  (xi)     the Retained Rights;

                  (xii)    the Conemaugh Interest;

                  (xiii) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind in favor of the Seller arising prior to the Closing Date other than those pertaining to the Assumed Obligations; and

                  (xiv) any other asset that is not described with particularity in this Agreement as an Auctioned Asset.

         SECTION 2.3    Assumed Obligations and Retained Liabilities.

           (a) Assumed Obligations. At the Closing, Buyer shall assume, and from and after the Closing, shall discharge, all of the liabilities and obligations, direct or indirect, known or unknown, absolute or contingent, which relate to the Auctioned Assets, the Potomac River Station Site or are otherwise specified below, other than the Retained Liabilities (collectively, the "Assumed Obligations"), including the following:

                  (i) except as set forth in Section 2.3(b)(ii), any liabilities and obligations under the Contracts (including any obligations of Seller under any PPA to sell energy to any third party power supplier);

            (ii) any liabilities and obligations for goods delivered or services rendered on or after the Closing Date relating to the Auctioned Assets;

                  (iii)    except as set forth in Section 2.3(b)(iii), (iv) or
(v), any Environmental Liability including any Environmental Liability (A) arising out of or in connection with any violation or alleged violation of, or noncompliance or alleged noncompliance with, any Environmental Laws, prior to, on or after the Closing Date, relating to or arising in connection with the Auctioned Assets and the Potomac River Station Site, (B) arising out of or in connection with the condition of any Auctioned Assets and the Potomac River Station Site prior to, on or after the Closing Date, including any actual or alleged presence, Release or threatened Release of any Hazardous Substances at, on, in, under or migrating onto or from, the Auctioned Assets and the Potomac River Station Site, prior to, on or after the Closing Date, (C) arising out of or in connection with any Release or threatened Release of any Hazardous Substance prior to, on or after the Closing Date relating to any equipment, Hazardous Substance, product or recyclable or recycled material (collectively, the "Disposed Items") which remains on or has been removed from the Auctioned Assets and the Potomac River Station Site, (D) in respect of any personal injury or property damage relating to or arising from the presence, exposure to, or proximity to any Hazardous Substance, prior to, on or after the Closing Date, and (E) of any sort whatsoever arising or occurring on or after the Closing Date;

                  (iv) any liabilities and obligations under all consent orders including those listed on Schedule 2.3(a)(iv) (the "Assumed Consent Order Obligations");

                  (v) except as set forth in Section 2.3(b)(iv), any liabilities and obligations with respect to the Permits to the extent arising or accruing on or after the Closing Date;

                  (vi) (A) all wages, overtime, employment taxes, workers compensation benefits, occupational safety and health liabilities or other similar liabilities and obligations in respect of Transferred Employees arising or accruing on or after the Closing Date, and (B) all other liabilities and obligations with respect to the Transferred Employees for which Buyer is responsible pursuant to Article IX;

                  (vii) (A) any liabilities and obligations in respect of any personal injury or property (real or personal) damage claim (including any claim based on wrongful death) relating to, resulting from, or arising out of the Auctioned Assets and the Potomac River Station Site, arising or occurring on or after the Closing Date, or (B) any liabilities and obligations in respect of any discrimination, wrongful discharge or unfair labor practice claim by any Transferred Employee arising out of or relating to acts or omissions occurring on or after the Closing Date;

                  (viii) any liabilities and obligations, with respect to the periods that include the Closing Date, with respect to real or personal property rent, Taxes based on the ownership or use of property, utilities charges and similar charges that primarily relate to the Generating Facilities (collectively, the "Prorated Items"), including (A) personal property taxes, real estate and occupancy taxes, assessments and other charges, (B) rent and all other items payable by Seller under any Contract, (C) any fees with respect to any Transferable Permit and (D) sewer rents and charges for water, telephone, electricity and other utilities, in each case calculated by multiplying the amount of any such Prorated Item by a fraction the numerator of which is the number of days in such period beginning on and after the Closing Date and the denominator of which is the number of days in such period;

                  (ix) any liabilities and obligations in respect of Taxes (other than as provided for by Section 2.3 (a)(viii)) attributable to the Auctioned Assets arising or accruing during taxable periods (or portions thereof) beginning on or after the Closing Date;

                  (x) any severance costs payable under Seller's Severance Plans with respect to those Non-Union Employees who do not receive a Qualified Offer by the Buyer pursuant to Section 9.1 (such liabilities are the "Closing Severance Expenses");

                  (xi) any liabilities and obligations of the Buyer relating to the Potomac River Station Site as contemplated by the Potomac River Lease;

                  (xii) all liabilities and obligations of Seller under the loan agreements set forth on Schedule 7.12 attached hereto (the "Loan Agreements") with respect to the Revenue Bonds; and

                  (xiii) any liabilities and obligations under the Ancillary Agreements in respect of the Auctioned Assets arising on or after the Closing Date.

         (b) Retained Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations (the "Retained Liabilities"):

                  (i) any liabilities and obligations of Seller exclusively relating to any Retained Assets (other than as set forth in Section 2.3(a)(xi));

                  (ii) any liabilities and obligations under the Contracts which relate to (A) goods delivered or services rendered prior to the Closing Date, and (B) breaches by the Seller of its obligations thereunder occurring prior to the Closing Date;

                  (iii) (A) any Environmental Liability of Seller arising out of or in connection with the disposal by, or on behalf of, Seller and Release or threatened Release, prior to the Closing Date of Hazardous Substances at any Off-Site location, (B) any Environmental Liability of Seller arising out of or in connection with any Release or threatened Release of any Hazardous Substance on or after the Closing Date from the Seller Facilities or otherwise originating from, or relating to, any equipment owned or used by Seller that is located on Buyer Real Estate, and (C) any liability in respect of any personal injury claims relating to the exposure of a third party to asbestos at the Auctioned Assets or the Potomac River Station Site which have been filed with any state or federal court having jurisdiction prior to the Closing Date;

                  (iv)     notwithstanding the Assumed Obligations set forth in
Section 2.3(a)(iii)(A), any monetary fines or penalties (including fines or penalties from violations of any Environmental Law) imposed by a Governmental Authority to the extent arising out of or relating to acts or omissions of Seller in respect of the Auctioned Assets prior to the Closing Date;

                  (v) any Environmental Liability whatsoever arising out of, related to, or otherwise associated with the Release of fuel oil from the Ryceville-Piney Point Pipeline described in Schedule 5.10(a);

                  (vi) (A) all wages, overtime, employment taxes, workers compensation benefits, occupational safety and health liabilities or other similar liabilities and obligations in respect of Transferred Employees to the extent arising or accruing prior to the Closing Date and (B) all other liabilities and obligations with respect to the Transferred Employees for which Seller is responsible pursuant to Article IX;

                  (vii) any liabilities and obligations (A) in respect of any personal injury or property damage claim (other than any Environmental Liabilities which are Assumed Obligations pursuant to Section 2.2(a)(iii) above) relating to the Auctioned Assets arising or occurring prior to the Closing Date, or (B) in respect of any discrimination, wrongful discharge or unfair labor practice claim by any Transferred Employee arising out of or relating to acts or omissions of Seller prior to the Closing Date;

                  (viii) any liabilities and obligations, with respect to periods prior to the Closing Date, for the Prorated Items, calculated as set forth in Section 2.3(a)(viii);

                  (ix) any liabilities and obligations in respect of Taxes (other than as provided for by Section 2.3(b)(viii)) attributable to the Auctioned Assets or trades or businesses associated with the Auctioned Assets arising or accruing during taxable periods (or portions thereof) ending before the Closing Date; and

                  (x) any liabilities and obligations of Seller under the Ancillary Agreements in respect of the Retained Assets.

         SECTION 2.4    Third Party Consents.

           (a) Notwithstanding Section 2.2(a)(ii), (iii) or (iv), to the extent that Seller's rights under any Contract or warranty may not be assigned without the consent of another person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain prior to the Closing any such required consents with respect to any Material Contracts or material warranties.

         (b) Seller and Buyer agree that if any consent to an assignment of any such Material Contract or material warranty shall not be obtained or if any attempted assignment would in Seller's reasonable opinion be ineffective or would impair any material rights and obligations of Buyer under such Material Contract or material warranty, as applicable, so that Buyer would not in effect acquire the benefit of all such rights and obligations, Seller, to the maximum extent permitted by law and such Material Contract or material warranty, as applicable, shall after the Closing appoint Buyer to be Seller's representative and agent with respect to such Material Contract or material warranty, as applicable, and Seller shall, to the maximum extent permitted by law and such Material Contract or material warranty, as applicable, enter into such reasonable arrangements with Buyer as are necessary to provide Buyer with the benefits and obligations of such Material Contract or material warranty, as applicable. Notwithstanding any of the foregoing, in the event that Seller is unable to obtain a consent from a Power Seller to an assignment of a PPA, such PPA shall be governed by Section II of Schedule 2.4 attached hereto. Seller and Buyer shall cooperate and shall each use their reasonable best efforts after the Closing to obtain an assignment of each such Material Contract or material warranty, as applicable, to Buyer.

                              ARTICLE III

                             Purchase Price

         SECTION 3.1 Purchase Price. Subject to adjustment pursuant to Sections 3.2 and 3.4, the amount payable by Buyer to Seller for the Auctioned Assets shall be the sum of (a) Two Billion Six Hundred Fifty Million Dollars ($2,650,000,000.00) (the "Purchase Price"), (b) an amount equal to the Final Fuel Related Adjustment Amount, (c) an amount equal to the Final Non-Fuel Related Adjustment Amount, and (d) an amount expended by Seller between the date hereof and the Closing Date for Permitted Capital Expenditures pursuant to
Section 7.1(b)(viii).

       SECTION 3.2      Certain Post-Closing Adjustments.

         (a) Within 60 Business Days after the last day of the month in which Closing occurs, Seller shall prepare and deliver to Buyer a statement (an "Adjustment Statement") which reflects (i) the book cost, as reflected on the books of Seller as of the Closing Date, of all inventories, materials, spare parts and supplies (excluding any fuel supplies) included in the Auctioned Assets (the "Final Non-Fuel Related Adjustment Amount") and (ii) the book value, as determined using Seller's historical weighted average method, of all fuel supplies included in the Auctioned Assets (the "Final Fuel Related Adjustment Amount"). The Final Fuel Related Adjustment Amount will be based on the actual fuel inventory on the Closing Date, and the Final Non-Fuel Related Adjustment Amount will be based on an inventory survey conducted within 30 Business Days prior to the Closing Date, in each case, consistent with the inventory procedures of Seller in effect as of the date of this Agreement (the "Inventory Survey"). Seller will permit an employee, or representative, of Buyer to observe the Inventory Survey. The Adjustment Statement shall be prepared using (i) GAAP and (ii) with respect to the Final Non-Fuel Related Adjustment Amount the same system average price that Seller has historically used to calculate the book cost of its supplies, materials and spare parts inventory. Buyer agrees to cooperate with Seller in connection with the preparation of the Adjustment Statement and related information, and shall provide to Seller such access, books, records and information as may be reasonably requested from time to time.

         (b) Buyer may dispute the quantity delivered or quality of any inventory item shown on the Adjustment Statement, or the mathematical calculations reflected therein, by notifying Seller in writing of the disputed amount, and the basis of such dispute, within 20 Business Days of Buyer's receipt of the Adjustment Statement; provided, however, that in respect of the quality of any inventory item, Buyer may not dispute Seller's normal and customary methods for accounting for excess inventory. Buyer shall have no right to dispute any other matter in respect of the Adjustment Statement, including historical system average price used to calculate the book cost of the inventory and the Final Non-Fuel Related Adjustment Amount or the appropriateness, under GAAP or otherwise, of using such historical system average price to determine the book cost of any particular item of inventory. In the event of a dispute with respect to the quantity or quality of any inventory item shown on the Adjustment Statement, or the mathematical calculations reflected therein, Buyer and Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If Buyer and Seller are unable to reach a resolution of such differences within 20 Business Days of receipt of Buyer's written notice of dispute to Seller, Buyer and Seller shall submit the amounts remaining in dispute for determination and resolution to KPMG Peat Marwick or any other accounting firm of recognized national standing reasonably acceptable to Seller and Buyer (the "Accountants"), which shall be instructed to determine and report to the Parties, within 20 Business Days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the Parties with respect to the amounts disputed. Buyer and Seller shall each pay an amount, if any, equal to that percentage of the fees and disbursements of the Accountants incurred in connection with the resolution of such disputed amounts that corresponds to the percentage of disputed amounts awarded to the other Party by the Accountants hereunder.

         (c) For purposes of this Agreement, the "Closing Adjustment Amount" shall be the sum of (A) the amount of the Final Non-Fuel Related Adjustment Amount, and (B) the amount of the Final Fuel Related Adjustment Amount minus (ii) the amount of the Estimated Non-Fuel Related Adjustment Amount. If the Closing Adjustment Amount is a positive number, then on the Adjustment Date (as defined below), Buyer shall pay to Seller the amount of such positive number. If the Closing Adjustment Amount is a negative number, then on the Adjustment Date, Seller shall pay to Buyer the amount of such negative number. For purposes of this Agreement, the "Adjustment Date" means (1) if Buyer does not disagree in any respect with the Adjustment Statement, the 23rd Business Day following Buyer's receipt of the Adjustment Statement or (2) if Buyer shall disagree in any respect with the Adjustment Statement, the third Business Day following either the resolution of such disagreement by the Parties or a final determination by the Accountants in accordance with Section 3.2(b). Any amount paid under this Section 3.2(c) shall be paid with interest for the period commencing on the Closing Date up to but not including the date of payment, calculated at the prime rate of The Chase Manhattan Bank in effect on the Closing Date, and in cash by wire transfer of immediately available funds.

         SECTION 3.3 Allocation of Purchase Price. Buyer shall deliver to Seller at Closing a preliminary allocation among the Auctioned Assets of the amount payable by Buyer to Seller pursuant to Section 3.1 hereof, and, as soon as practicable following the Closing (but in any event within 30 days following the final determination of the Closing Adjustment Amount), Buyer shall prepare and deliver to Seller a final allocation of the amount payable by Buyer to Seller pursuant to Section 3.1 hereof, and the post-closing adjustment pursuant to Section 3.2, among the Auctioned Assets (the "Allocation"). The Allocation shall be consistent with Section 1060 of the Code and the Treasury Regulations thereunder. Seller hereby agrees to accept Buyer's Allocation unless Seller determines that such Allocation was not prepared in accordance with Section 1060 of the Code and the regulations thereunder ("Applicable Law"). If Seller so determines, Seller shall within 20 Business Days thereafter propose any changes necessary to cause the Allocation to be prepared in accordance with Applicable Law. Within 10

Business Days following delivery of such proposed changes, Buyer shall provide Seller with a statement of any objections to such proposed changes, together with a reasonably detailed explanation of the reasons therefor. If Buyer and Seller are unable to resolve any disputed objections within 10 Business Days thereafter, such objections shall be referred to the Accountants, whose review will be limited to whether Buyer's Allocation of such disputed items regarding the Allocation was prepared in accordance with Applicable Law. The Accountants shall be instructed to deliver to Seller and Buyer a written determination of the proper allocation of such disputed items within 20 Business Days. Such determination shall be conclusive and binding upon the parties hereto for all purposes, and the Allocation shall be so adjusted (the Allocation, including the adjustment, if any, to be referred to as the "Final Allocation"). Fees and disbursements of the Accountants attributable to the Allocation shall be shared by Buyer and Seller on the basis of their respective percentages of the disputed items which were allocated by the Accountants to the other Party hereunder. Each of Buyer and Seller agrees to timely file Internal Revenue Service Form 8594, and all Federal, state, local and foreign Tax Returns, in accordance with such Final Allocation and to report the transactions contemplated by this Agreement for Federal Income Tax and all other tax purposes in a manner consistent with the Final Allocation. Each of Buyer and Seller agrees to promptly provide the other party with any additional information and reasonable assistance required to complete Form 8594, or compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated hereunder. Each of Buyer and Seller shall timely notify the other Party and each shall timely provide the other Party with reasonable assistance in the event of an examination, audit or other proceeding regarding the Final Allocation.

       SECTION 3.4      PPA-Related Purchase Price Adjustments.

         (a) In the event Closing occurs hereunder with respect to the Auctioned Assets other than the Panda PPA as contemplated by Section 4.1,

                  (i) at the Closing, Buyer shall deposit Two Hundred Fifty-Nine Million Eight Hundred Twenty-Seven Thousand Dollars ($259,827,000.00) in immediately available funds in an interest-bearing escrow account pursuant to an escrow agreement mutually satisfactory to the Parties, providing for the release to Seller of the remaining balance of such escrow account after the release, if any, to Buyer pursuant to Section 3.4(a)(ii) (together with all earnings on such remaining balance) upon the earlier to occur of completion of the post-Closing consummation of this Agreement with respect to the Panda PPA (the "Panda Release") or the twelve (12) month period following the Closing

(after which the Panda PPA shall no longer be an "Assigned Contract" under Schedule 2.2(a)(iv)) ; and

                  (ii) at the time of the Panda Release, subject to Section 3.4(b), the escrow agent shall release to Buyer the funds deposited in the escrow account described in Section 3.4(a)(i) (together with all earnings on the principal released).

         (b) In the event the Closing or the Panda Release occurs after October 31, 2000, Buyer shall pay Seller at Closing or at the time of the Panda Release, as applicable, by wire transfer of immediately available funds (or in the case of the Panda Release, the escrow agent shall reduce the amount released to Buyer pursuant to Section 3.4(a)(ii) above by) an amount in United States Dollars equal to One Million Two Hundred Thousand Dollars ($1,200,000.00) per month with respect to the Panda PPA, and Two Million Seven Hundred Thousand Dollars ($2,700,000.00) per month with respect to the OE PPA, as applicable, (the "Adjustment Amounts") for each calendar month (prorated for any portion of a calendar month) occurring between October 31, 2000 and the Closing Date or the time of the Panda Release, as applicable. In the event that the Panda Release does not occur within the twelve (12) month period described in Section 3.4(a)(i), the escrow agent shall release to Seller the entire amount in such escrow account (together with all earnings thereon). The foregoing amounts shall be adjustments to the Purchase Price.

                              ARTICLE IV

                              The Closing

       SECTION 4.1      Time and Place of Closing.

         (a) Upon the terms and subject to the satisfaction of the conditions contained in Article VIII, the closing of the sale of the Auctioned Assets contemplated by this Agreement (the "Closing") will take place on such date as the Parties may agree, which date shall be as soon as practicable, but no later than ten Business Days, following the date on which all of the conditions set forth in Article VIII have been satisfied or waived, at the Washington, D.C. offices of Dickstein Shapiro Morin & Oshinsky LLP, or at such other place or time as the Parties may agree. Notwithstanding the foregoing, in the event all conditions set forth in Article VIII are satisfied other than the condition set forth in Section 8.3(h), Closing will take place with respect to all of the Auctioned Assets as set forth above, provided, however, the Panda Release shall occur only upon satisfaction or waiver of the condition set forth in Section 8.3(h)(which condition may only be waived by Seller if the MDPSC has either issued an order determining that the Panda

Release does not violate the Panda PPA or dismissed the proceeding listed at
Item 1 of Schedule 5.8). The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date".

         (b) The Parties agree that in the event there is a post-Closing Panda Release, the effect hereunder shall be limited to (i) the Purchase Price adjustments and other payments contemplated by Section 3.4; (ii) delivery by the Parties at the time of the Panda Release of a Novation or other instruments of assignment and assumption in respect of the Panda PPA, or an acknowledgement of the applicability as of the time of the Panda Release of the provisions of
Section II of Schedule 2.4 hereto to the Panda PPA; (iii) exclusion of the Panda PPA from the scope of all representations, warranties and opinions delivered at Closing (which representations, warranties and opinions as to the Panda PPA will be required to be delivered at the time of the Panda Release); and (iv) references in this Agreement and the Ancillary Agreements to the Closing Date relating to the Panda PPA shall be deemed references to the date of the Panda Release.

       SECTION 4.2 Payment of Estimated Purchase Price. (a) At the Closing, Buyer will pay or cause to be paid to Seller by wire transfer of immediately available funds to an account previously designated in writing by Seller an amount in United States dollars equal to the sum of (a) Two Billion Six Hundred Fifty Million Dollars ($2,650,000,000.00), (b) an amount equal to the Estimated Non-Fuel Related Adjustment Amount, (c) an amount expended by Seller between the date hereof and the Closing Date for Permitted Capital Expenditures pursuant to Section 7.1(b)(viii) (the "Estimated Purchase Price"). In addition, at the Closing, Buyer will promptly pay Seller an amount equal to the Closing Severance Expenses, as contemplated by Section 2.3(a)(x) hereof.

         (b) At least 5 Business Days prior to the Closing Date, Seller shall provide to Buyer its good faith estimate of the Final Non-Fuel Related Adjustment Amount as of the last day of the month preceding the Closing Date, which estimate shall be certified in writing by an appropriate officer of Seller (the "Estimated Non-Fuel Related Adjustment Amount"). On or before the Closing Date, Seller shall provide to Buyer a report which details the amounts expended by Seller between the date hereof and the Closing Date for Permitted Capital Expenditures pursuant to Section 7.1(b)(viii) (the "Permitted Capital Expenditure Report").

                              ARTICLE V

                  Representations and Warranties of Seller

         Seller represents and warrants to Buyer as follows:

         SECTION 5.1 Organization; Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and the District of Columbia and has all requisite corporate power and authority to own, lease and operate the Auctioned Assets and to carry on the business of the Auctioned Assets as currently conducted.

         SECTION 5.2 Authority Relative to This Agreement. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Seller or by a committee thereof to whom such authority has been delegated and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller and, assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of Buyer and each other party thereto, subject to the receipt of the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

         SECTION  5.3   Consents and Approvals; No Violation.

           (a) Subject to obtaining the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby or thereby or the sale by Seller of the Auctioned Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Seller, (ii) except as set forth on Schedule 5.3(a), result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller, or any of the Auctioned Assets, may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, or the Auctioned Assets, except for such violations which would not, individually or in the aggregate, create a Material Adverse Effect.

         (b) Except for (i) the filings by Seller and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (ii) the Required Regulatory Approvals set forth on Schedule 5.3(b) attached hereto (collectively, the "Seller Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Seller of the transactions contemplated hereby or by the Ancillary Agreements, other than such declarations, filings, registrations, notices, authorizations, consents or approvals (A) which, if not obtained or made, would not individually or in the aggregate, create a Material Adverse Effect or (B) which relate to the Transferable Permits.

       SECTION 5.4 Personal Property. Except for Permitted Exceptions, Seller has good and marketable title, free and clear of all Encumbrances, to all personal property included in the Auctioned Assets.

         SECTION 5.5 Real Estate. Except for Permitted Exceptions, Seller has good and marketable title, free and clear of all Encumbrances, to all Buyer Real Estate. Schedule 5.5(a) contains legal descriptions of the Buyer Real Estate. The most recent real property surveys in the possession of Seller with respect to the Buyer Real Estate or any portion thereof are listed on Schedule 5.5(b).

         SECTION 5.6 Leases. As of the date of this Agreement, Seller is not a tenant under any real property leases which are material to the Auctioned Assets.

         SECTION 5.7    Certain Contracts and Arrangements. (a) Except for
(i) any contract or agreement listed on Schedule 2.2(a)(iv) (the "Material Contracts") and (ii) Contracts which will expire prior to the Closing Date or that are permitted to be entered into under this Agreement, Seller is not a party to any contract which is material to the business or operations of the Auctioned Assets.

         (b) Each Contract (i) constitutes a valid and binding obligation of Seller, and, to the Knowledge of Seller, of the other parties thereto, and
(ii) to the Knowledge of Seller, is in full force and effect.

         (c) Except as set forth on Schedule 5.7 attached hereto, to the Knowledge of the Seller, there is not, under any of the Contracts, any default or event which, with notice or lapse of time or both, would constitute a material default by Seller, except for such events of default and other events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect.

         SECTION 5.8    Legal Proceedings. Except as set forth on Schedule
5.8 or in the Filed Seller SEC Documents, as of the date of this Agreement, there are no claims, actions, proceedings or investigations pending or, to the

Knowledge of Seller, threatened against or relating to Seller with respect to the business or operations of the Auctioned Assets, before any Governmental Authority which would, individually or in the aggregate, be reasonably expected to create a Material Adverse Effect. With respect to the business or operations of the Auctioned Assets, Seller is not, as of the date of this Agreement, subject to any outstanding judgment, rule, order, writ, injunction or decree of any Governmental Authority which could create a Material Adverse Effect. The representations and warranties of Seller set forth in this Section 5.8 shall not apply to, and do not cover, any environmental matters which, with respect to any representations and warranties of Seller, are exclusively governed by Section 5.10.

         SECTION 5.9    Permits; Compliance with Law. Except as set forth on
Schedule 5.9 or in the Filed Seller SEC Documents, Seller is in current compliance with all Permits necessary to conduct the business and operations of the Auctioned Assets as currently conducted, and, to the Knowledge of Seller, Seller is otherwise in current compliance with all laws, statutes, orders, rules, regulations, ordinances or judgments of any Governmental Authority applicable to the business and operations of the Auctioned Assets, except for such failures to comply with such Permits, or such failures to be in compliance with such laws, statutes, orders, rules, regulations, ordinances or judgments, which would not, individually or in the aggregate, create a Material Adverse Effect. The representations and warranties of Seller set forth in this Section
5.9 shall not apply to, and do not cover, any environmental matters which, with respect to any representations and warranties of Seller, are exclusively governed by Section 5.10.

         SECTION 5.10   Environmental Matters.

         (a) Except as set forth in Schedule 5.10(a) or disclosed in the Filed Seller SEC Documents, Seller holds, and is in compliance with all Environmental Permits required for Seller to conduct the business and operations of the Auctioned Assets as currently conducted under applicable Environmental Laws, and, to the Knowledge of Seller, Seller is otherwise in current compliance with all applicable Environmental Laws on the date hereof with respect to the business and operations of the Auctioned Assets, except for such failures to hold or comply with such Environmental Permits, or such failures to be in compliance with such applicable Environmental Laws on the date hereof, which would not, individually or in the aggregate, create a Material Adverse Effect.

         (b) Except as set forth in Schedule 5.10(b) or disclosed in the Filed Seller SEC Documents, Seller has not received any written notice of a violation of any Environmental Law, or been notified that it is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar state law with respect to any real property included in the

Buyer Real Estate or any Off-Site location, except for such matters under such Environmental Laws as would not, individually or in the aggregate, create a Material Adverse Effect.

         (c) To the Knowledge of Seller, no Release of Hazardous Substances has occurred at, from, in, on, or under the real property included in the Buyer Real Estate that has given, or could give rise to Environmental Liabilities under Environmental Laws, except for such Environmental Liabilities which (i) are disclosed in the environmental reports set forth on Schedule 5.10(c) attached hereto, or (ii) would not, individually or in the aggregate, have a Material Adverse Effect.

For purposes of the representations and warranties made in this Article V, the Seller specifically disclaims any representations and warranties with respect to standards of performance for new stationary sources promulgated under Section 111 of the Federal Clean Air Act, 42 U.S.C. Section 7411. The representations and warranties made in this Section 5.10 are the exclusive representations and warranties of the Seller relating to environmental matters as of the date hereof.

         SECTION 5.11 Labor Matters. Seller has previously made available to Buyer copies of all collective bargaining agreements to which Seller is a party or is subject and which relate to the business or operations of the Auctioned Assets. With respect to the business and operations of the Auctioned Assets, as of the date of this Agreement, (a) Seller is in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment and wages and hours, (b) Seller has not received written notice of any unfair labor practice complaint against Seller pending before the National Labor Relations Board, (c) there is no labor strike, slowdown or stoppage actually pending or, to the Knowledge of Seller, threatened against or affecting Seller, (d) Seller has not received notice that any representation petition respecting the employees of Seller has been filed with the National Labor Relations Board, (e) no arbitration proceeding arising out of or under collective bargaining agreements is pending against Seller and (f) Seller has not experienced any primary work stoppage since December 31, 1998, except, in the case of each of the foregoing clauses, for such matters as would not, individually or in the aggregate, create a Material Adverse Effect.

         SECTION 5.12 ERISA; Benefit Plans. Schedule 5.12 sets forth a list of all material deferred compensation, profit-sharing, retirement and pension plans and all material bonus and other material employee benefit or fringe benefit plans maintained, or with respect to which contributions have been made, by Seller with respect to current or former employees employed in connection with the power generation operations of the Generating Facilities (collectively, "Benefit Plans").

Seller and each trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") have fulfilled their respective obligations under the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code, with respect to each Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA and each such plan is in compliance in all respects with the presently applicable provisions of ERISA and the Code, except for such failures to fulfill such obligations or comply with such provisions which would not, individually or in the aggregate, create a Material Adverse Effect. Neither Seller nor any ERISA Affiliate has incurred any liability under Section 4062(b) of ERISA, or any withdrawal liability under
Section 4201 of ERISA, to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan which is subject to Title IV of ERISA which liability remains outstanding, and there has not been any reportable event (as defined in Section 4043 of ERISA) with respect to any such Benefit Plan (other than a reportable event with respect to which the 30-day notice requirement has been waived by the PBGC). Neither Seller nor any ERISA Affiliate or parent corporation, within the meaning of Section 4069(b) or Section 4212(c) of ERISA, has engaged in any transaction, within the meaning of Section 4069(b) or Section 4212(c) of ERISA. No Benefit Plan and no "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by Seller or any ERISA Affiliate or to which Seller or any ERISA Affiliate has contributed is a multiemployer plan.

         SECTION 5.13 Taxes. With respect to the Auctioned Assets and trades or businesses associated with the Auctioned Assets, (a) all Tax Returns required to be filed have been filed and (b) all Taxes shown to be due on such Tax Returns, and all Taxes otherwise owed, have been paid in full, except to the extent that any failure to file or any failure to pay any Taxes would not, individually or in the aggregate, create a Material Adverse Effect. No written notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of Seller in respect of the Auctioned Assets which has not been fully paid or finally settled or which is not being contested in good faith through appropriate proceedings, except for any such notices regarding Taxes which would not, individually or in the aggregate, create a Material Adverse Effect. There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Auctioned Assets for any period, except for any such agreements or waivers which would not, individually or in the aggregate, create a Material Adverse Effect.

         SECTION 5.14 Undisclosed Liabilities. With respect to the Auctioned Assets, there are no liabilities or obligations of any nature or kind (absolute, accrued, contingent or otherwise) that would have been required to be set forth on a balance sheet in respect of the Auctioned Assets or in the notes thereto prepared in accordance with GAAP, as applied by Seller in connection with its December 31, 1999 balance sheet, except for any such liabilities or obligations which (a) are disclosed in or contemplated or permitted by this Agreement or the Ancillary Agreements (including the Assumed Obligations), (b) are disclosed in the Information Memorandum, (c) are disclosed in the Filed Seller SEC Documents, (d) have been incurred in the ordinary course of business, or (e) which would not, individually or in the aggregate, create a Material Adverse Effect.

         SECTION 5.15 Brokers. No broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by Seller, except Navigant Consulting, Inc. and Merrill Lynch & Co., which are acting for and at the expense of Seller.

         SECTION 5.16 Insurance. Seller carries policies of insurance covering fire, workers' compensation, property all-risk, comprehensive bodily injury, property damage liability, automobile liability, product liability, completed operations, explosion, collapse, contractual liability, personal injury liability and other forms of insurance relating to the Auctioned Assets, or otherwise self-insures in accordance with all statutory and regulatory criteria against any such liabilities, which insurance is in such amounts, has such deductibles and retentions and is underwritten by such companies as would be obtained by a reasonably prudent electric power business.

         SECTION 5.17 Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE AUCTIONED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS", AND SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH AUCTIONED ASSETS (INCLUDING ANY RELATING TO LIABILITIES, OPERATIONS OF THE GENERATING FACILITIES, CONDITION, VALUE OR QUALITY OF THE AUCTIONED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS OR OTHER INCIDENTS OF THE AUCTIONED ASSETS) OR WITH RESPECT TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE AUCTIONED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL REQUIREMENTS, INCLUDING BUT NOT LIMITED

TO ANY ENVIRONMENTAL LAWS, OR WHETHER SELLER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE AUCTIONED ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 5.10 HEREOF, SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE AUCTIONED ASSETS, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY BUYER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE INFORMATION SET FORTH IN, OR CONTEMPLATED BY, THE INFORMATION MEMORANDUM.

                              ARTICLE VI

                  Representations and Warranties of Buyer

            Buyer represents and warrants to Seller as follows:

         SECTION 6.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

         SECTION 6.2 Authority Relative to This Agreement. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and such Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or such Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement and such Ancillary Agreements have been duly and validly executed and delivered by Buyer and, assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of Seller and each other party thereto, subject to the receipt of the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, this Agreement and the Ancillary Agreements constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

         SECTION 6.3    Consents and Approvals; No Violation.

         (a) Subject to obtaining the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements to which it is party by Buyer nor the consummation of the transactions contemplated hereby or thereby or the purchase by Buyer of the Auctioned Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the [Organizational Documents] of Buyer, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which any of their respective assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, or any of its assets, except, in the case of clause (ii) and (iii), for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

         (b) Except for (i) the filings by Buyer and Seller required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (ii) the Required Regulatory Approvals set forth on Schedule 6.3(b) attached hereto (collectively, the "Buyer Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated hereby or by the Ancillary Agreements, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which relate to the Transferable Permits.

         SECTION 6.4 Availability of Funds. Buyer has sufficient funds available to it or has received binding written commitments (copies of which have heretofore been delivered to Seller) from one or more nationally recognized financial institutions to provide sufficient funds on the Closing Date to pay the Estimated Purchase Price.

         SECTION 6.5 Brokers. No broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by Buyer, except Credit Suisse First Boston Corporation, which is acting for and at the expense of Buyer.

         SECTION 6.6 No Knowledge of Seller's Breach. Buyer has no Knowledge of any breach by Seller of any representation or warranty of Seller, or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder. Buyer shall notify promptly Seller, with respect to Seller's representations and warranties or such other conditions or circumstances, if any such information comes to Buyer's attention prior to the Closing.

         SECTION 6.7 Qualified Buyer. Buyer is qualified to obtain any Permits and Environmental Permits necessary for Buyer to own and operate the Auctioned Assets as of the Closing Date. Without limiting the foregoing, Buyer is not aware of any reason or circumstance that would prevent Buyer from procuring the Buyer Required Regulatory Approvals.

         SECTION 6.8 WARN Act. Buyer does not intend to engage in a "Plant Closing" or "Mass Lay-off" as such terms are defined in the WARN Act within sixty days of the Closing Date.

         SECTION 6.9 Financial Representations. Buyer has provided Seller with the most recent balance sheet, income statement and statement of changes in cash flows and independent auditors reports for each of the preceding three fiscal years and most recent interim period. Such financial statements have been prepared in accordance with GAAP and fairly reflect the financial position and results of operations of Buyer as at and for the periods therein.

         SECTION 6.10 Legal Proceedings. There are no claims, actions, proceedings or investigations pending or, to the Knowledge of Buyer threatened against or relating to Buyer before any Governmental Authority which would, individually or in the aggregate, be reasonably expected to create a Buyer Material Adverse Effect. Buyer is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any Governmental Authority which could create a Buyer Material Adverse Effect.

                              ARTICLE VII

                        Covenants of the Parties

         SECTION 7.1    Conduct of Business Relating to the Auctioned Assets.

           (a) Except with the prior written consent of Buyer (such consent not to be unreasonably withheld) or as required to effect the purchase and sale of the Auctioned Assets and related transactions contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Seller will operate the Auctioned Assets in the usual, regular and ordinary course and in accordance with Good Utility Practices, and continue to pay accounts payable which relate to the Auctioned Assets in a timely manner, consistent with past practice.

         (b) Notwithstanding the foregoing, except as contemplated in this Agreement or the Ancillary Agreements, prior to the Closing Date, without the prior written consent of Buyer (such consent not to be unreasonably withheld), Seller will not:

                  (i) except for Permitted Exceptions, grant any Encumbrance on the Auctioned Assets securing any indebtedness for borrowed money or guarantee or other liability for the obligations of any Person;

                  (ii) make any material change in the levels of fuel inventory and supplies, materials and spare parts inventory customarily maintained by Seller with respect to the Auctioned Assets, other than consistent with past practice;

                  (iii) sell, lease (as lessor), transfer or otherwise dispose of, any of the Auctioned Assets, other than assets that become obsolete or assets used, consumed or replaced in the ordinary course of business consistent with past practice;

                  (iv) except as contemplated by Sections 7.9 and 7.17 with respect to the Unassigned PPAs, terminate, materially extend or otherwise materially amend any of the Material Contracts (other than in accordance with their respective terms) or waive any default by, or release, settle or compromise any material claim against, any other party thereto;

                  (v) amend any of the Transferable Permits, other than (A) Transferable Permits not material to the operations of the Auctioned Assets as currently conducted, (B) as reasonably necessary to complete the transfer of Transferable Permits as contemplated hereby, and (C) routine renewals or non-material modifications or amendments;

                  (vi) enter into any Contract for the purchase, sale or storage of fuel (other than in the ordinary course of business) with respect to the Auctioned Assets (whether commodity or transportation) with a term in excess of 12 months and not terminable on or before the Closing Date either (A) automatically, or (B) by option of Seller (or, after the

Closing, by Buyer) in its sole discretion, if the aggregate payments under such commitment for fuel and all other outstanding commitments for fuel (not previously approved by Buyer) would exceed $5,000,000;

                  (vii) except in the case of capital expenditures covered by clause (viii) below, enter into any Contract with respect to the Auctioned Assets for goods or services not addressed in clauses (i) through (vi) with a term in excess of 12 months, if the aggregate future liability or receivable outstanding on the date for measurement for the purpose of this covenant for all such Contracts would be in excess of $1,000,000, not including any such Contract terminable by notice of not more than 30 days without penalty or cost (other than de minimis administrative costs); provided, however, that notwithstanding any other provision of this Agreement to the contrary, Seller may enter into any Contract reasonably necessary to effect the physical, legal or operational separation of the sites on which the Auctioned Assets are located or to otherwise implement the change of ownership contemplated hereby, or subdivision, of such sites or implement the provisions of the Ancillary Agreements;

                  (viii) make, or commit to make, any capital expenditures except (A) those capital expenditures described on Schedule 7.1(b)(viii), (B) those capital expenditures which do not exceed in the aggregate $2,000,000 (in addition to those other capital expenditures permitted under this subsection
(viii)), (C) those capital expenditures which are approved by Buyer, or (D) those capital expenditures which are mandated by a law or regulation of a Governmental Authority; provided, however, that, in the case of clause (D), Seller will not make any such mandated capital expenditures (unless the failure by Seller to make such capital expenditures would have an adverse impact upon the Auctioned Assets) if (y) such mandated capital expenditures are not required to be made by Seller prior to the Closing Date, and (z) the Buyer assumes responsibility, at its sole cost, to make such mandated capital expenditures after the Closing (any capital expenditures described above are the "Permitted Capital Expenditures");

                  (ix) enter into any Contract with Affiliates of Seller the term of which are not indicative of arms-length negotiations;

                  (x) (A) amend any Benefit Plans, or (B) grant any Employee an increase in compensation, except in the ordinary course of business consistent with past practice;

                  (xi) make any tax election with respect to the Auctioned Assets; or

                  (xii) enter into any Contract with respect to the Auctioned Assets relating to any of the transactions set forth in the foregoing clauses
(i) through (xi).

         (c) Without limiting the generality of Sections 7.1(a) and (b), to the extent Section 7.1(a) or (b) prohibits Seller from entering into any Contract for goods and services in connection with maintenance or capital expenditures, Buyer agrees that Seller may request Buyer's consent to enter into such Contract, such consent not to be unreasonably withheld, and to the extent Buyer so consents, all liabilities and obligations under such Contract shall constitute Assumed Obligations and Buyer shall otherwise reimburse Seller for all its expenditures thereunder.

         (d) Notwithstanding anything in this Section 7.1 to the contrary, Seller may take any action, incur any expense or enter into any obligation with respect to the Auctioned Assets to the extent that (i) all obligations and liabilities arising with respect thereto do not constitute Assumed Obligations,
(ii) such actions are at Seller's expense and are deemed by Seller to be necessary, or (iii) Seller otherwise provides that such obligations and liabilities shall not be assumed or retained by Buyer.

         SECTION 7.2    Access to Information.

            (a) Between the date of this Agreement and the Closing Date, Seller will, subject to the Confidentiality Agreement, during ordinary business hours and upon reasonable notice (i) give Buyer and its representatives reasonable access to all books, records, personnel, plants, offices and other facilities and properties constituting the Auctioned Assets, including for the purpose of observing the operation by Seller of the Auctioned Assets, (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request, (iii) furnish Buyer with such financial and operating data and other information with respect to the Auctioned Assets as Buyer may from time to time reasonably request, (iv) furnish

Buyer upon request a copy of each material report, schedule or other document with respect to the Auctioned Assets filed by Seller with, or received by Seller from, any PSC or FERC; provided, however, that (A) any such activities shall be conducted in such a manner as not to interfere unreasonably with the operation of the Auctioned Assets, (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) Seller need not supply Buyer with (1) any information or access which Seller is under a legal obligation not to supply or (2) any information which Seller has previously supplied to Buyer. Notwithstanding anything in this Section 7.2 to the contrary, (i) Seller will not be required to provide such information or access to any employee records other than Transferred Employee Records, (ii) Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on, around or underneath the Auctioned Assets and (iii) Seller shall not be required to provide such access or information with respect to any Retained Asset or Retained Liabilities.

                  (b) From and after the Closing Date, for a period of no less than 7 years, Buyer shall retain all Operating Records (whether in electronic form or otherwise) relating to the Auctioned Assets on or prior to the Closing Date. Buyer also agrees that, from and after the Closing Date, Seller shall have the right, upon reasonable request to Buyer, to have access to, or receive from Buyer copies of, any Operating Records or other information in Buyer's possession relating to the Auctioned Assets on or prior to the Closing Date and required by Seller in order to comply with applicable law. Seller shall reimburse Buyer for its reasonable costs and expenses incurred in connection with the foregoing sentence. If the Buyer shall desire to dispose of any Operating Records or other information contemplated above, Buyer shall, prior to such disposition, give Seller a reasonable opportunity to segregate and remove such records and information as it may select.

       SECTION 7.3      Consents and Approvals; Transferable Permits.

                  (a)      Seller and Buyer shall cooperate with each other and
(i) prepare and file (or otherwise effect) as soon as practicable all applications, notices, petitions and filings with respect to and (ii) use their reasonable best efforts to obtain (A) the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals and (B) any other consents, approvals or authorizations of any other Governmental Authorities or third parties that are necessary to consummate the transactions contemplated by this Agreement or the Ancillary Agreements other than such consents, individually or in the aggregate, create a Material Adverse Effect. Without limiting the generality of the foregoing, (1) each Party agrees to, upon the other party's request, support such other Party's applications for regulatory approvals of the purchase and sale of the Auctioned Assets contemplated by this Agreement, and
(2) Buyer and Seller agree to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed.

                  (b) Upon execution of this Agreement, Seller shall commence the process of transferring to Buyer the Transferable Permits, including completing and filing applications and related documents with the appropriate Governmental Authorities. Seller hereby reserves the right to modify, alter or amend any Transferable Permit or to refuse to correct violations or deficiencies in respect of any Transferable Permit as long as such modification, alteration, amendment or refusal would not, individually or in the aggregate, create a Material Adverse Effect.

                  (c) Seller shall use its reasonable best efforts to cooperate with Buyer in the transfer of Transferable Permits to Buyer by Closing. If in the sole discretion of Seller, the transfer of any Transferable Permit cannot be completed by Closing, Buyer is hereby authorized, but not required, to act as Seller's representative and agent in respect of such Transferable Permit and to do all things necessary for effecting transfer of such Transferable Permit as soon after the Closing as is practicable, with Seller remaining the Transferable Permit "holder of record" in such case until such transfer is completed. In the case of each such Transferable Permit, Seller shall, to the maximum extent permitted by law and such Transferable Permit, enter into such reasonable arrangements with Buyer as are necessary to provide Buyer with the benefits and obligations of such Transferable Permit. If in the sole discretion of Seller, Buyer is able to complete the transfer of any Transferable Permit after Closing without the occurrence of any event that, if such event had occurred between the execution of this Agreement and the Closing, would have created, individually or in the aggregate, a Material Adverse Effect, Seller may substitute Buyer in its place and stead as the Party responsible for completing the transfer of such Transferable Permit.

         SECTION 7.4 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties will use its reasonable best efforts to take, or cause to be taken, as soon as possible, all action, and to do, or cause to be done, as soon as possible, all things necessary, proper or advisable under applicable laws and regulations to consummate the sale of the Auctioned Assets pursuant to this Agreement as soon as possible, including using its reasonable best efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder. Prior to Buyer's submission of any application with a Governmental Authority for a regulatory approval, Buyer shall submit such application to Seller for review and comment and Buyer shall incorporate into such application any revisions reasonably requested by Seller. Neither of the Parties will, without prior written consent of the other Party, take or fail to take, or permit their respective Affiliates to take or fail to take, any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the consummation, as soon as possible, of the transactions contemplated by this Agreement or the Ancillary Agreements.

         SECTION 7.5 Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law.

         SECTION 7.6    Tax Matters.

                  (a) All transfer and sales taxes (including (i) sales tax on the sale or purchase of the Auctioned Assets imposed by Governmental Authorities, (ii) transfer tax on the conveyance of interest in real property imposed by Governmental Authorities, and (iii) any petroleum business taxes and similar excise taxes on sales of petroleum based products imposed by Governmental Authorities) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer. Buyer shall prepare and file in a timely manner any and all Tax Returns or other documentation relating to such taxes; provided, however, that, to the extent required by applicable law, Seller will join in the execution of any such Tax Returns or other documentation relating to any such taxes. Buyer shall provide to Seller copies of each Tax Return described in the proviso in the preceding sentence at least 30 days prior to the date such Tax Return is required to be filed.

                  (b) At Seller's election, but on no less than 10 Business Days' notice to Buyer, the transfer of some or all of the Auctioned Assets and the receipt of the amount payable by Buyer to Seller pursuant to Section 3.1 hereof shall be made through a qualified intermediary in a manner satisfying the requirements of Treasury Regulation Section 1.1031(k)-1(g); provided, however, that Seller shall pay and be responsible for any incremental costs associated with such use of a qualified intermediary.

         SECTION 7.7 Bulk Sales or Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Buyer hereby waives compliance by Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

         SECTION 7.8 Witness Services. At all times from and after the Closing Date, each Party shall use reasonable best efforts to make available to the other

Party, upon reasonable written request, its and its subsidiaries' then current or former officers, directors, employees (including former employees of Seller) and agents as witnesses to the extent that (i) such persons may reasonably be required by such requesting Party in connection with any claim, action, proceeding or investigation in which such requesting Party may be involved and
(ii) there is no conflict between Buyer and Seller in such claim, action, proceeding or investigation. Such other Party shall be entitled to receive from such requesting Party, upon the presentation of invoices for such witness services, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses and direct and indirect costs of employees who are witnesses, as may be reasonably incurred in providing such witness services.

         SECTION 7.9 Control of Litigation. The Buyer and Seller agree and acknowledge that Seller shall be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or remediation activity arising out of or related to any Unassigned PPAs, Retained Assets or Retained Liabilities, and Buyer agrees to cooperate fully in connection therewith. Without Buyer's prior written consent, Seller shall not settle any litigation, administrative or regulatory proceeding relating to an Unassigned PPA that would result in a material adverse effect on the rights of Buyer hereunder. Buyer and Seller agree and acknowledge that Buyer shall be entitled to participate at its expense and assume control of any litigation, administrative or regulatory proceeding, exclusively arising out of or related to any Assumed Obligations, and Seller agrees to cooperate fully in connection therewith. Anything contained in this Agreement to the contrary notwithstanding, no Party shall be entitled to assume the defense of any litigation, administrative or regulatory proceeding or investigation if such litigation, administrative or regulatory proceeding or investigation seeks an order, injunction or other equitable relief for other than monetary damages against the other Party which, if successful, would materially adversely affect the business of such other Party.

         SECTION 7.10 Confidentiality. Buyer hereby agrees to comply with its obligations to keep confidential certain information in accordance with the terms set forth in the Confidentiality Agreement.

         SECTION 7.11   Risk of Loss.

                  (a) Except as otherwise provided for in this Section 7.11, from the date hereof through the Closing Date, all risk of loss or damage to the assets and properties included in the Auctioned Assets shall be borne by Seller (other than loss or damage caused by the acts or negligence of Buyer or any of its employees, officers, agents or representatives, which loss or damage shall be the responsibility of Buyer).

                  (b) If, before the Closing Date, all or any portion of the Auctioned Assets are (1) taken by eminent domain or are the subject of a pending or (to the Knowledge of the Seller) contemplated taking which has not been consummated, or (2) damaged or destroyed by fire or other casualty, Seller shall notify Buyer promptly in writing of such fact. If the fair market value of the Auctioned Assets that are the subject of, or are adversely affected by, such taking or loss is one percent (1%) or less of the fair market value of the Auctioned Assets (as estimated in good faith by Seller), Buyer and Seller agree that such taking or loss shall not have any effect on (or otherwise impede in any manner) the transactions contemplated hereby, and Buyer shall be entitled to an assignment of all of Seller's right, title and interest in and to any related award or insurance proceeds. If (1) the fair market value of the Auctioned Assets that are the subject of, are adversely affected by such taking or loss is in excess of one percent (1%) of the fair market value of the Auctioned Assets (as estimated in good faith by Seller in accordance with the preceding sentence) and (2) Seller has not notified Buyer of its intention to cure such taking or loss within 30 days after its occurrence, Buyer and Seller shall negotiate in good faith a fair and equitable adjustment to the Purchase Price and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within 60 days after Seller has notified Buyer of such taking or casualty, Buyer or Seller may terminate this Agreement pursuant to Section 11.1.

         SECTION 7.12   Tax Exempt Financing.

                  (a)      Buyer understands and agrees that:

                           (i)      those certain facilities of the Seller
listed on Schedule 7.12 attached hereto (the "Exempt Facilities") have been financed, and refinanced, in whole or in part, with the proceeds of the issuance and sale by various Governmental Authorities of industrial development revenue bonds or private activity bonds as set forth on Schedule 7.12 attached hereto (collectively, the "Revenue Bonds") the interest on which, with certain exceptions, is excluded from gross income for purposes of federal income taxation; and Seller is the economic obligor in respect of such bonds;

                           (ii)     The basis for such exclusion is the use of
the Exempt Facilities for the purpose of (A) the abatement or control of atmospheric or water pollution or contamination and/or (B) the collection, storage, treatment, utilization, processing or final disposal of solid waste and/or (C) the collection, storage, treatment, utilization, processing or final disposal of sewage, such qualifying purposes being discussed in more detail in (b) below;

                           (iii)    The use of the Exempt Facilities for a
purpose other than a qualifying purpose indicated in subsection (ii) above could impair (A) such exclusion from gross income of the interest on such bonds, possibly with retroactive effect, unless appropriate remedial action were taken (which could include prompt defeasance or redemption of such bonds) and/or (B) the deductibility of payment by Seller of interest based on the restrictions in
Section 150 (b) of the Code; and

                           (iv)     Any breach by Buyer of its obligations
under this Section 7.12 could result in the incurrence by Seller of additional costs and expenses, including without limitation, increased interest costs, loss of the interest deduction for tax purposes and transaction costs relating to any refinancing, redemption and/or defeasance of all or part of the Revenue Bonds, and Buyer will be liable to Seller for such additional costs and expenses.

                           (b)      i)       Buyer agrees that it shall not use,
or permit the use of, the Exempt Facilities for any purpose other than the continuing use of such Exempt Facilities for

                                    (A)      abating or controlling atmospheric
or water pollution or contamination by removing, altering, disposing of or storing pollutants, contaminants, waste or heat, all as contemplated in U.S. Treasury Regulations Section 1.103-8(g);

                                    (B)      the collection, storage, treatment,
utilization, processing or final disposal of solid waste, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f); or

                                    (C)      the collection, storage, treatment,
utilization, processing or final disposal of sewage, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f) unless Buyer has obtained at its own expense an opinion addressed to Seller of nationally recognized bond counsel reasonably acceptable to Seller ("Bond Counsel") that such use will not impair (x) the exclusion from gross income of the interest on any issue of Revenue Bonds for Federal income tax purposes or
(y) the deductibility of Seller's payments of interest based on the restrictions in Section 150(b) of the Code.

                           (ii)     Buyer reasonably expects, as of the date of
this Agreement, that the Exempt Facilities will continue to be used for the qualifying purposes set forth in subsection (i) above, and for no other purpose, for the remainder of their useful lives.

                  (c) It is expressly understood and agreed that the provisions of clause (b) above shall not prohibit Buyer from (i) suspending the operation of the Exempt Facilities on a temporary basis, and/or (ii) selling exclusively for cash Exempt Facilities consisting of personal property, in whole or in part, including any sale for scrap, provided that the operation of the Generating Plant served by such Exempt Facilities shall not theretofore have been, and is not then being, terminated on a permanent basis, and provided further that the proceeds of such sale of the Exempt Facilities shall within six months from the date of sale be expended to acquire replacement property to be used for the same qualifying purpose as the Exempt Facilities so sold, and/or
(iii) any other suspension or termination of operation or sale, exchange, transfer or other disposition of Exempt Facilities, provided that Buyer has obtained at its own expense an opinion addressed to Seller of Bond Counsel that the failure to take this action will not impair (x) the exclusion from gross income of the interest on any issue of Revenue Bonds for Federal income tax purposes or (y) the deductibility of Seller's payments of interest based on the restrictions in Section 150(b) of the Code.

                  (d) Buyer agrees that it shall not issue, or have issued on its behalf, any tax-exempt bonds to finance or refinance its acquisition of the Exempt Facilities; provided that it is expressly understood and agreed that this clause (d) shall not prohibit the use of tax-exempt bonds to finance or refinance any improvement to the Exempt Facilities made after the date of acquisition or to any assets other than the Exempt Facilities.

                  (e) Buyer agrees that it shall give Seller at least 180 days' prior written notice of any suspension or termination of the operation of the Exempt Facilities, or any part thereof, and of any sale, exchange, transfer or other disposition of the Exempt Facilities, or any part thereof, including, but not limited to, a sale for scrap, such written notice to be provided whether or not an opinion of Bond Counsel is required to be obtained in accordance with clause (c).

                  (f) If Seller shall desire to refund any Revenue Bonds, Buyer shall cooperate with Seller and with Bond Counsel with respect to such refunding bonds and shall provide upon request any representations, agreements or covenants that are reasonably requested concerning its compliance to such date and/or in the future with the representations, agreements and covenants made herein.

                  (g) If Buyer shall sell, exchange, transfer or otherwise dispose of the Exempt Facilities to a third party, Buyer shall cause to be included in the documentation relating to such transaction covenants and agreements on the part of such third party for the benefit of the Seller, and as requested by the Seller, the trustee for the holders of any Revenue Bonds substantially identical to those on the part of Buyer contained in this Section 7.12.

                  (h) The covenants and agreements on the part of Buyer contained in this Section 7.12 shall continue in effect so long as any of the Revenue Bonds, including any refunding bonds issued hereafter to refund any Revenue Bonds, shall remain outstanding. Seller shall notify Buyer promptly when there shall be no Revenue Bonds outstanding and, at the request of the Seller, the Buyer shall execute further documentation to provide that such covenants and agreements are also for the benefit of the trustee for the holders of any Revenue Bonds.

                  (i) Notwithstanding any provision in this Agreement to the contrary, from and after the Closing Date, Seller agrees that it will remain primarily liable for, and promptly pay when due, all obligations to pay principal and interest under the Loan Agreements.

         SECTION 7.13 Compliance with Governmental Agreements. From and after the Closing Date, Buyer agrees that it will abide by, and comply with, all existing permit conditions, provisions in the Certificates of Public Convenience and Necessity issued to the Seller by any PSC, and any other agreements or arrangements between the Seller and the District of Columbia or the State of Maryland (or any political subdivision thereof), including provisions or agreements relating to environmental compliance and mitigation.

         SECTION 7.14 PJM; MAAC. From and after the Closing Date, Buyer shall maintain membership in good standing in PJM and MAAC, and shall submit to the governance of the independent system operator established and administered under the PJM Agreement.

         SECTION 7.15 Trade Names. Seller shall not object to the use by Buyer of any trade names, trademarks, service marks or logos (and any rights to and in the same, including any right to use the same) which are not Retained Assets in connection with its ownership and operation of the Generating Facilities. In addition, Buyer hereby acknowledges the right of Seller to use such trade names, trademarks, service marks or logos in connection with Seller's ownership and operation of the Retained Assets.

         SECTION 7.16 Enforcement of Retained Rights. Notwithstanding any provision of the Agreement to the contrary, Seller shall be entitled to enforce all rights and remedies in respect of the Retained Rights in accordance with the terms and conditions of each PPA, including termination of interconnection and related services to the applicable Power Seller.

         SECTION 7.17 Conduct of Business Relating to PPAs. Prior to Closing, except as expressly contemplated by this Agreement, required by the terms of any PPA or consented to by Buyer (which shall not be unreasonably withheld), Seller shall not amend, modify or extend any PPA, or waive performance of the obligations of any party thereunder, which, would have a material adverse effect on the rights of Buyer hereunder.

                                  ARTICLE VIII

                                   Conditions

         SECTION 8.1 Conditions Precedent to Each Party's Obligation To Effect the Purchase and Sale. The respective obligations of each Party to effect the purchase and sale of the Auctioned Assets shall be subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the following conditions:

                  (a) all Seller Required Regulatory Approvals and Buyer Required Regulatory Approvals shall have been obtained by Seller and Buyer, as the case may be, and all conditions to effectiveness prescribed therein or otherwise by law, regulation or order shall have been satisfied by such Parties; provided, that the Seller will not be required to close if any Seller Required Regulatory Approval contains terms and conditions that create a Regulatory Material Adverse Effect;

                  (b) no preliminary or permanent injunction or other order or decree by any Federal or state court of competent jurisdiction and no statute or regulation enacted by any Governmental Authority prohibiting the consummation of the purchase and sale of the Auctioned Assets (collectively, "Restraints") shall be in effect; and

                  (c) the execution and delivery of each Ancillary Agreement, by each Party thereto.

         SECTION 8.2 Conditions Precedent to Obligation of Buyer To Effect the Purchase and Sale. The obligation of Buyer to effect the purchase and sale of the Auctioned Assets contemplated by this Agreement shall be subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of the following additional conditions:

                  (a) Seller shall have performed its covenants and agreements contained in this Agreement which are required to be performed on or prior to the Closing Date, except where the failure to perform such covenants and agreements would not, individually or in the aggregate, create a Material Adverse Effect;

                  (b) the representations and warranties of Seller which are set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, create a Material Adverse Effect;

                  (c) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to the best of such officer's Knowledge, the conditions set forth in Section 8.2(a) and
(b) have been satisfied;

                  (d) all material Permits and Environmental Permits required for Buyer to conduct the business and operations of the Auctioned Assets as currently conducted shall have been transferred or will be transferable to Buyer, or shall have been obtained or will be obtained by Buyer, except where the failure to obtain such material Permits or Environmental Permits will not have, individually or in the aggregate, a Material Adverse Effect;

                  (e) Buyer shall have received (i) the deeds of conveyance substantially in the form of Exhibit J, and (ii) an opinion from Dickstein Shapiro Morin & Oshinsky LLP or other counsel reasonably acceptable to Buyer, dated the Closing Date, and reasonably satisfactory in form and substance to Buyer covering the matters set forth in Exhibit K;

                  (f) Buyer shall have received a Foreign Investment in Real Property Tax Act Certification and Affidavit, executed by Seller; and

                  (g) Seller shall have delivered to Buyer all such other instruments as shall, in the reasonable opinion of the Buyer and its counsel, be
(i) necessary to transfer to

Buyer the Auctioned Assets in accordance with this Agreement or (ii) required to consummate the transactions contemplated by this Agreement.

         SECTION 8.3 Conditions Precedent to Obligation of Seller To Effect the Purchase and Sale. The obligation of Seller to effect the purchase and the sale of the Auctioned Assets contemplated by this Agreement shall be subject to the satisfaction or waiver by Seller on or prior to the Closing Date of the following additional conditions:

                  (a) Buyer shall have performed its covenants and agreements contained in this Agreement which are required to be performed on or prior to the Closing Date, except where the failure to perform such covenants and agreements would not, individually or in the aggregate, create a Buyer Material Adverse Effect;

                  (b) the representations and warranties of Buyer which are set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Buyer Material Adverse Effect" set forth therein) would not, individually or in the aggregate, create a Buyer Material Adverse Effect;

                  (c) Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, to the best of such officer's Knowledge, the conditions set forth in Section 8.3(a) and
(b) have been satisfied;

                  (d) Seller shall have received an opinion from Troutman Sanders LLP or other counsel reasonably acceptable to Seller, dated the Closing Date, and reasonably satisfactory in form and substance to Seller covering the matters set forth in Exhibit L;

                  (e) Buyer shall have provided evidence in form and substance reasonably satisfactory to Seller of compliance by Buyer with its obligations under Article IX (including, without limitation, a certificate from an authorized officer of Buyer, dated the Closing Date, which identifies the Non-Union Employees who did not receive from the Buyer a Qualified Offer pursuant to Section 9.1(d));

                  (f)      If a Guarantee Agreement has been entered into:

                           (i)      the Guarantee Agreement shall be in full
force and effect;

                           (ii)     the Guarantor shall have performed in all
material respects its covenants and agreements contained in the Guarantee Agreement which are required to be performed on or prior to the Closing Date;

                           (iii)    the representations and warranties of the
Guarantor which are set forth in the Guarantee Agreement shall be true and correct as of the date of the Guarantee Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Guarantor Material Adverse Effect" set forth therein) would not, individually or in the aggregate, create a Guarantor Material Adverse Effect (as defined therein);

                           (iv)     Seller shall have received a certificate
from an authorized officer of the Guarantor, dated the Closing Date, to the effect that, to the best of such officer's Knowledge, the conditions set forth in Sections 8.3(f)(ii) and (iii) have been satisfied;

                           (v)      Seller shall have received an opinion from
Troutman Sanders LLP or other counsel reasonably acceptable to Seller, dated the Closing Date, and reasonably satisfactory in form and substance to Seller covering the matters set forth in Exhibit M.

                  (g) Buyer shall have delivered to Seller all such other instruments as shall, in the reasonable opinion of the Seller and its counsel, be (i) necessary for the Buyer to assume the Assumed Obligations in accordance with this Agreement or (ii) required to consummate the transactions contemplated by the Agreement.

                  (h) Panda shall have consented to a Novation of the Panda PPA satisfactory in form and substance to Seller, or Seller shall have received an order from the MDPSC determining that the transactions contemplated by
Section II of Schedule 2.4 hereto with respect to the Panda PPA do not violate the Panda PPA, which order shall have become final and non-appealable, and which is satisfactory in form and substance to Seller.

                                   ARTICLE IX

                                Employee Matters

         SECTION 9.1    Employee Matters.

                  (a) Buyer shall offer employment, effective as of the Closing Date, to all employees of Seller employed at the Generating Facilities and the Support Operations as of the Closing Date who are covered by the IBEW Collective Bargaining Agreement, including those employees absent from active service due to illness or leave of absence, whether paid or unpaid, other than those employees on long term disability as of the Closing Date who have received written notice from Seller approving requests for long term disability as of the Closing Date (the "Union Employees"), pursuant to and in accordance with the IBEW Collective Bargaining Agreement and applicable law. Each Union Employee who becomes employed by Buyer pursuant to this Section 9.1(a) is referred to herein as a "Transferred Union Employee".

                  (b) Any Union Employee who refuses an offer of employment from Buyer made in accordance with the terms of this Section 9.1 shall be treated by Seller as a terminated employee and shall not be entitled to any severance or other benefits from Buyer in connection therewith.

                  (c) Buyer shall provide benefits to Transferred Union Employees substantially equivalent to those provided under the IBEW Collective Bargaining Agreement. In doing so, Buyer may use different providers, establish its own benefit plans or use its existing plans. There shall be no duplication of benefits. Buyer shall recognize service with Seller for purposes of eligibility and vesting and benefit calculations in any benefit plan, program, or fringe benefit arrangement. For purposes of health care coverage, Buyer shall waive all limitations regarding pre-existing condition exclusions, actively at work exclusions and waiting periods for Transferred Union Employees. During the calendar year in which Closing occurs, all health care expenses incurred by Transferred Union Employees that were qualified to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under Seller's health care plans shall be taken into account for purposes of satisfying any deductible or out-of-pocket limit under Buyer's health care plans for such calendar year. Buyer shall give all Transferred Union Employees full credit for all vacation, sick leave or comp time benefits accrued and not used as of the Closing. The Buyer shall provide substantially equivalent retiree medical benefits to the Transferred Union Employees only with no duplication of benefits and such benefits shall be subject to any limitations in existing plan documents and the IBEW Collective Bargaining Agreement and related documents.

                  (d) Buyer may, but shall not be required to, offer employment, effective as of the Closing Date, to employees of Seller (other than Union Employees) who are (i) employed at the Generating Facilities or (ii) corporate support personnel engaged in the Support Operations (collectively, the "Non-Union Employees" and, together with Union Employees, "Employees"). Within sixty (60) days after the date hereof, Buyer shall notify Seller as to the identity of those Non-Union Employees to whom it intends to offer employment, provided that, during such period, Seller shall, upon reasonable notice and to the extent not disruptive to the operation of the Auctioned Assets, provide Buyer with reasonable access to Non-Union Employees and, to the extent permitted by applicable law, their respective Transferred Employee Records. In the event that Buyer does not make a Qualified Offer to any Non-Union Employees, the Buyer shall be solely responsible for the payment to such Non-Union Employees of all severance costs payable under the Seller's 1998 Reorganization Severance Plan (treating the consummation of the sale of the Auctioned Assets hereunder as an event entitling such Non-Union Employee to severance benefits thereunder). The Buyer shall have no other obligations with respect to any Non-Union Employees to which it does not make a Qualified Offer. Each Non-Union Employee who becomes employed by Buyer pursuant to this Section 9.1(d) shall be referred to herein as a "Transferred Non-Union Employee" and, together with Transferred Union Employees, the "Transferred Employees." Any offer of employment to a Non-Union Employee that satisfies all of the following requirements is referred to herein as a "Qualified Offer":

                           (1)      Buyer shall pay and provide such Transferred
Non-Union Employee annual compensation, bonus and other incentive opportunities (the "Total Cash Compensation") at a rate substantially equivalent to such Transferred Non-Union Employee's Total Cash Compensation in the most recent calendar year ending prior to the Closing (which shall include cash compensation in respect of such calendar year paid or payable after such calendar year).

                           (2)      The location of such Transferred Non-Union
Employee's workplace must be within a fifty (50) mile radius of the District of Columbia metropolitan area; provided, however, that if any Non-Union Employee's commute to the Buyer's workplace following the Closing will be increased by more than fifty (50) miles (as compared to the number of miles traveled by such Non-Union Employee to the Seller's work place immediately prior to the Closing), the Buyer shall be required to pay such Non-Union Employee a $3,500 relocation allowance.

                  (e) Buyer shall provide benefits to Transferred Non-Union Employees substantially equivalent to those provided by Seller as of the Closing Date. In doing so, Buyer may use different providers, establish its own benefit plans or use its existing plans. There shall be no duplication of benefits. Buyer shall recognize service with Seller for purposes of eligibility and vesting and benefit calculations in any benefit plan, program, or fringe benefit arrangement. For purposes of health care coverage, Buyer shall waive all limitations regarding pre-existing condition exclusions, actively at work exclusions and waiting periods for Transferred Non-Union Employees. During the calendar year in which Closing occurs, all health care expenses incurred by Transferred Non-Union Employees that were qualified to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under Seller's health care plans shall be taken into account for purposes of satisfying any deductible or out-of-pocket limit under Buyer's health care plans for such calendar year. Buyer shall give all Transferred Non-Union Employees full credit for all vacation, sick leave or comp time benefits accrued and not used as of the Closing. The Buyer shall provide substantially equivalent retiree medical benefits to the Transferred Non-Union Employees only with no duplication of benefits and such benefits shall be subject to any limitations in existing plan documents.

         SECTION 9.2 Pension Plans. With respect to each Transferred Employee's accrued benefit (based on service and compensation as of the Closing
Date) (the "Closing Date Benefits"), Seller shall, effective as of the Closing Date, amend the General Retirement Plan ("Seller's Pension Plan") to (i) recognize service with Buyer for purposes of vesting the Closing Date Benefits in such Seller's Pension Plan; (ii) recognize service with Buyer toward eligibility for receipt of subsidized early retirement and optional benefit forms with respect to the Closing Date Benefits under Seller's Pension Plan;
(iii) provide that retirement from Buyer's service shall be deemed retirement from active employment with Seller for purposes of eligibility for receipt of subsidized early retirement and optional benefit forms with respect to the Closing Date Benefits under Seller's Pension Plan; and (iv) provide that Closing Date Benefits cannot commence until the earlier of such Transferred Employee's actual retirement from Buyer's employment or attainment of age 65. The pension plan of Buyer ("Buyer's Pension Plan") shall recognize all prior service with Seller for purposes of eligibility for participation, vesting, early retirement subsidies and benefit accrual for Transferred Employees, and may offset the Closing Date Benefits from benefit accruals thereunder. Buyer and Seller shall provide each other with such records and information as may be necessary or appropriate to carry out their respective obligations under this Section 9.2 for the purposes of administration of Buyer's Pension Plan and Seller's Pension Plan.

         SECTION 9.3 Buyer's Savings Plan. As soon as practicable, and in any event within 90 days after the Closing Date, Buyer shall establish a defined contribution pension plan (or plans) and trust (or trusts) intended to qualify under Sections 401(a) and 501(a) of the Code or amend an existing plan or plans satisfying such requirements (such plan or plans referred to as "Buyer's Savings Plan") in which all Transferred Employees shall be eligible to participate as of the later of the Closing Date or the Buyer's Savings Plan's effective date. Buyer's Savings Plan shall provide for deferral options and employer matching contributions with respect to the Transferred Employees who are participants (or eligible to be participants) in the Potomac Electric Power Company Savings Plan ("Seller's Savings Plan") as of the Closing Date (such employees, the "Transferred Savings Employees") that are no less favorable than those provided immediately prior to the Closing Date to the Transferred Savings Employees under Seller's Savings Plans (including an opportunity to make up for any lost deferrals and/or employer matching contributions that were unavailable because of a delay between the Closing Date and the effective date of Buyer's Savings Plan). Contributions to the Seller's Savings Plans with respect to the Transferred Savings Employees shall cease effective as of the Closing Date. Each Transferred Savings Employee shall be afforded the option of transferring his or her account balance into the Buyer's Savings Plan, including any outstanding loan balances attributable to such accounts; provided, however, that if Seller is able to obtain a favorable ruling from the Internal Revenue Service to the effect that the consummation of the transactions contemplated hereby shall constitute a sale of substantially all of the assets used in a trade or business within the meaning of Section 401(k)(10) of the Code, or that there has been a separation from service as a non-continuation of the same trade or business within the meaning of Section 401(k)(2)(B)(i)(I) of the Code, each Transferred Savings Employee shall be afforded the option of maintaining his or her account balance under Seller's Savings Plan, rolling over his or her account balance, including any outstanding loan balances attributable to such accounts into the Buyer's Savings Plan, rolling over his or her account balance into an individual retirement account or cashing in his or her account balance (subject to applicable withholding taxes and penalties). Any such transfers or rollovers shall satisfy the requirements of Section 414(l) of the Code and Section 208 of ERISA and shall be in the form of cash or other property, as Seller and Buyer shall mutually agree prior to such transfer or rollover (which Buyer agrees shall include promissory notes evidencing loans from Seller's Savings Plan to Transferred Savings Employees that are outstanding on the Closing Date). Prior to such transfer or rollover, Buyer will provide Seller with such documents and other information as Seller shall reasonably request to assure itself that Buyer's Savings Plan and the trust or trusts established pursuant thereto (i) provide for voluntary participant after-tax contributions and (ii) contain participant loan provisions and procedures necessary to effect the orderly transfer of participant loan balances associated with the transfer or rollover. In the event that a Transferred Savings Employee shall elect to leave his or her account balance in Seller's Savings Plans, Buyer shall cooperate with Seller in providing that any outstanding loan attributable to such account balance shall be repaid through payroll deductions from Buyer's payroll. Upon such transfer, Buyer's Savings Plan shall assume all liabilities and obligations whatsoever with respect to all amounts transferred from Seller's Savings Plan to Buyer's Savings Plan in respect of the Transferred Savings Employees and Seller and its Affiliates and Seller's Savings Plan shall be relieved of all such liabilities and obligations. Notwithstanding anything in this Article IX to the contrary, no such transfer or rollover shall take place unless and until Seller has received written evidence of the adoption of Buyer's Savings Plan and the trust (or trusts) thereunder by Buyer and either (A) a copy of a favorable determination letter issued by the Internal Revenue Service and satisfactory to Seller's counsel with respect to Buyer's Savings Plan or (B) an opinion, satisfactory to Seller's counsel, of Buyer's counsel to the effect that the terms of Buyer's Savings Plan and its related trust or trusts qualify under Sections 401(a) and 501(a) of the Code. Buyer and Seller shall provide each other with such records and information as may be necessary or appropriate to carry out their obligations under this Section 9.3 for the purposes of administration of Buyer's Savings Plan, and they shall cooperate in the filing of documents required by the transactions described herein.

         SECTION 9.4 Severance Liabilities. Buyer shall provide severance benefits (i) as contemplated by Schedule 1.1(c) attached hereto, and (ii) as set forth in Seller's 1998 Reorganization Severance Plan (treating the consummation of the sale of the Auctioned Assets hereunder and the events specified in this Section as events entitling such Non-Union Employee to severance benefits thereunder) to any Transferred Non-Union Employee (i) who, within the 12-month period immediately following the Closing Date, is terminated by Buyer or any of its Affiliates other than for cause (as defined on Schedule 1.1(c)) or (ii) with respect to such Persons who have received and accepted Qualifying Offers, whose terms and conditions of employment with Buyer or any of its Affiliates are changed during the 12-month period immediately following the Closing Date, such that such terms and conditions fail to satisfy all of the requirements set forth in Section 9.1(d) above.

         SECTION 9.5 COBRA. Buyer shall provide notice of and the opportunity to purchase continuation coverage as required by COBRA to any dependent or former dependent of a Transferred Union Employee or Transferred Non-Union Employee who incurs a "qualifying event" (as such term is defined in COBRA) on or after the Closing Date, or who incurs a "qualifying event" prior to the Closing Date (other than a termination of employment or death of the employee) as to which notice is not provided to Seller or Buyer until the Closing Date or thereafter.

         SECTION 9.6 WARN Act. Buyer shall be responsible, with respect to the Auctioned Assets, for performing and disclosing all requirements under the WARN Act and applicable state and local laws and regulations for the notification of its employees of any "employment loss" within the meaning of the WARN Act which occurs following the Closing Date.

                                   ARTICLE X

                     Indemnification and Dispute Resolution

         SECTION 10.1   Indemnification.

                  (a) Seller will indemnify and hold harmless Buyer and its Affiliates and their respective directors, officers, employees and agents (collectively with Buyer and its Affiliates, the "Buyer Indemnitees") from and against any and all claims, demands or suits by any person, and all losses, liabilities, damages, obligations, payments, costs and expenses (including reasonable legal fees and expenses and including costs and expenses incurred in connection with investigations and settlement proceedings) (each, an "Indemnifiable Loss"), as incurred, asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of:

                           (i)      any breach by Seller of any covenant or
agreement of Seller contained in this Agreement or, prior to their expiration in accordance with Section 12.3, the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.15 hereof;

                           (ii)     any breach by Seller of its obligations
under Section 7.12(i) hereof;

                           (iii)    the Retained Liabilities;

                           (iv)     the Panda Litigation; or

                           (v)      any breach by Seller of any Ancillary
Agreement.

                  (b) Buyer will indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, trustees, employees and agents (collectively with Seller and its Affiliates, the "Seller Indemnitees") from and against any and all Indemnifiable Losses, as incurred, asserted against or suffered by any Seller Indemnitee relating to, resulting from or arising out of:

                           (i)      any breach by Buyer of any covenant or
agreement of Buyer contained in this Agreement or, prior to their expiration in accordance with Section 12.3, the representations and warranties contained in Sections 6.1, 6.2, 6.3 and 6.5 hereof;

                           (ii)     the Assumed Obligations (other than any
Indemnifiable Losses resulting from any breach by Seller of its obligations under Section 7.12(i) hereof);

                           (iii)    any obligation resulting from any action or
inaction of Buyer (A) under any Contract or warranty pursuant to Section 2.4(b) or Schedule 2.4 attached hereto (whether acting as principal or representative and agent for Seller or otherwise) or (B) pursuant to any Transferable Permit in respect of which Seller remains the holder of record after the Closing Date pursuant to Section 7.3(c);

                           (iv)     any transfer, sales or excise tax
obligations imposed on the Seller arising from the sale or transfer of the Auctioned Assets; or

                           (v)      any breach by Buyer of any Ancillary
Agreement.

                  (c) The amount of any Indemnifiable Loss shall be reduced to the extent that the relevant Buyer Indemnitee or Seller Indemnitee (each, an "Indemnitee") receives any insurance proceeds with respect to an Indemnifiable Loss and shall be (i) increased to take account of any Tax Cost incurred by the Indemnitee arising from the receipt of indemnity payments hereunder and (ii) reduced to take account of any Tax Benefit realized by the Indemnitee arising from the incurrence or payment of any such Indemnifiable Loss. If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Party required to provide indemnification hereunder (the "Indemnifying Party") with respect to such Indemnifiable Loss.

                  (d) To the fullest extent permitted by law, neither Party nor any Buyer Indemnitee or any Seller Indemnitee shall be liable to the other Party or any other Buyer Indemnitee or Seller Indemnitee for any claims, demands or suits for consequential, incidental, special, exemplary, punitive, indirect or multiple damages connected with or resulting from any breach after the Closing Date of this Agreement or the Ancillary Agreements (other than breach of this Article X or as otherwise expressly set forth in any Ancillary Agreement), or any actions undertaken in connection with or related hereto or thereto, including any such damages which are based upon breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law or any other theory of recovery.

                  (e) The rights and remedies of Seller and Buyer under this Article X are, solely as between Seller and Buyer, exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement, the Ancillary Agreements (except as otherwise expressly set forth in any Ancillary Agreement) or otherwise for monetary relief with respect to (i) any breach of, or failure to perform, any covenant or agreement set forth in this Agreement or the Ancillary Agreements by Seller or Buyer, (ii) any breach of any representation or warranty by Seller or Buyer, (iii) the Assumed Obligations or the Retained Liabilities, and (iv) any obligation in respect of
Section 2.4 or Section 7.3. Each Party agrees that the previous sentence shall not limit or otherwise affect any non-monetary right or remedy which Party may have under this Agreement or the Ancillary Agreements or otherwise limit or affect either Party's right to seek equitable relief, including the remedy of specific performance.

                  (f)      Buyer and Seller agree that, notwithstanding
Section 10.1(e), each Party shall retain, subject to the other provisions of this Agreement, including Sections 10.1(d) and 12.3, all remedies at law or in equity with respect to (i) fraud or willful or intentional breaches of this Agreement or the Ancillary Agreements and (ii) gross negligence or willful or wanton acts or omissions to act of any Indemnitee (or any contractor or subcontractor thereof) on or after the Closing Date.

                  (g) Seller and Buyer agree that neither Party shall be responsible to the other Party for any Indemnifiable Loss (relating to the breach of representations and warranties made by such Party hereunder) pursuant to Section 10.1(a)(i) or Section 10.1(b)(i), as the case may be, unless and until the aggregate amount of such Party's Indemnifiable Losses exceeds $5,000,000. Notwithstanding the foregoing, the aggregate maximum liability of the Seller to indemnify the Buyer for Indemnifiable Losses (relating to the breach of representations and warranties made by the Seller hereunder) pursuant to Section 10(a)(i) shall not exceed an amount in excess of the Purchase Price paid by the Buyer to the Seller.

         SECTION 10.2   Third Party Claims Procedures.

                  (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any person who is not a Party or an Affiliate of a Party (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 Business Days after the Indemnitee's receipt of notice of such Third Party Claim; provided, however, that a failure to give timely notice will not affect the rights or obligations of any Indemnitee except if, and only to the extent that, as a result of such failure, the Indemnifying Party was actually prejudiced. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.

                  (b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnitee; and provided further that the Indemnifying Party first admits in writing its liability to the Indemnitee with respect to all material elements of such claim. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnitee will (i) cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, (ii) not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent and (iii) agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim. In the event the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnitee shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnitee may defend the same in such manner as it may deem appropriate, including settling such claim or litigation after giving notice to the Indemnifying Party of the terms of the proposed settlement and the Indemnifying Party will promptly reimburse the Indemnitee upon written request. Anything contained in this Agreement to the contrary notwithstanding, no Indemnifying Party shall be entitled to assume the defense of any Third Party Claim if such Third Party Claim seeks an order, injunction or other equitable relief or relief for other than monetary damages against the Indemnitee which, if successful, would materially adversely affect the business of the Indemnitee.

                                   ARTICLE XI

                                   Termination

         SECTION 11.1   Termination.

                  (a) This Agreement may be terminated at any time prior to the Closing by an instrument in writing signed on behalf of each of the Parties.

                  (b) This Agreement may be terminated by Seller or Buyer if the Closing shall not have occurred on or before the date that is 12 months from the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available (1) to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or (2) to Buyer if the Seller has provided the Buyer with written notice of its election to postpone the Closing for up to an eighteen month period from the execution date of this Agreement in the event that all conditions precedent to Closing set forth in Article VIII have been satisfied except with respect to those conditions set forth in Section 8.1(a).

                  (c) This Agreement may be terminated by either Seller or Buyer if any Restraint having any of the effects set forth in Section 8.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this
Section 11.1(c) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint.

                  (d) This Agreement may be terminated by the Party entitled to do so under the provisions of Section 7.11(b).

                                   ARTICLE XII

                            Miscellaneous Provisions

         SECTION 12.1 Expenses. Except to the extent specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

         SECTION 12.2 Amendment and Modification; Extension; Waiver. This Agreement may be amended, modified or supplemented only by an instrument in writing signed on behalf of each of the Parties. Either Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (iii) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 12.3 No Survival of Representations or Warranties. Each and every representation and warranty contained in this Agreement, other than the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.15 and 6.1, 6.2, 6.3 and 6.5 (which representations and warranties shall survive for 12 months from the Closing Date), shall expire with, and be terminated and extinguished by the Closing and no such representation or warranty shall survive the Closing Date. From and after the Closing Date, none of Seller, Buyer or any officer, director, trustee or Affiliate of any of them shall have any liability whatsoever with respect to any such representation or warranty. The expiration of the representations and warranties contained in Sections 5.1, 5.2, 5.3 and
5.15 and 6.1, 6.2, 6.3 and 6.5 shall not affect the Parties' obligations under
Article X if the Indemnitee provided the Indemnifying Party with proper notice of the claim or event for which indemnification is sought prior to such expiration.

         SECTION 12.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

                  if to Seller, to:

                           Potomac Electric Power Company
                           1900 Pennsylvania Avenue, N.W.
                           Washington, D.C.  20068
                           Telecopier: (202) 261-7889
                           Attention: William T. Torgerson, General Counsel
                  with a copy on or prior to the Closing Date to:

                           Dickstein Shapiro Morin & Oshinsky LLP
                           2101 L Street, N.W.
                           Washington, D.C. 20037
                           Telecopier: (202) 887-0689
                           Attention: Kenneth M. Simon, Esq.

                  if to Buyer, to:

                           Southern Energy, Inc.
                           900 Ashwood Parkway
                           Suite 500
                           Atlanta, Georgia  30338-4780
                           Telecopier: (770) 821-6575
                           Attention: Anne Cleary

                  with a copy on or prior to the Closing Date to:

                           Troutman Sanders LLP
                           1300 I Street, NW
                           Suite 500 East
                           Washington, DC  20005
                           Telecopier: (202) 274-2994
                           Attention: Benjamin L. Israel, Esq.

         SECTION 12.5   Assignment; No Third Party Beneficiaries.

                  (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of the other Party, except (i) in the case of Seller (A) to an Affiliate of Seller or a third party in connection with the transfer of the Transmission System to such Affiliate or third party or (B) to a lending institution or trustee in connection with a pledge or granting of a security interest in all or any part of the Transmission System and this Agreement and (ii) in the case of Buyer (A) prior to the Closing, to one or more wholly-owned subsidiaries of Buyer or lending institutions or other institutional investors acting as lessor to Buyer or one or more wholly-owned subsidiaries of Buyer, so long as Buyer shall have duly executed and delivered the Guarantee Agreement and such assignment is for all of Buyer's rights, interests and obligations hereunder associated with the asset(s) subject to any such assignment, (B) to an Affiliate of Buyer in connection with the transfer of all or part of the Auctioned Assets to such Affiliate and (C) to a lending institution or trustee in connection with a pledge or granting of a security interest in the Auctioned Assets and this Agreement; provided, however, that no assignment or transfer of rights or obligations by either Party shall relieve it from the full liabilities and the full financial responsibility, as provided for under this Agreement, unless and until the transferee or assignee shall agree in writing to assume such obligations and duties and the other Party has consented in writing to such assumption.

                  (b) Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person, including, with respect to continued or resumed employment, any employee or former employee of Seller (including any beneficiary or dependent thereof). No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

         SECTION 12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

         SECTION 12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 12.8 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in the Ancillary Agreements and any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

         SECTION 12.9   Jurisdiction and Enforcement.

                  (a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the Superior Court of the District of Columbia and
(ii) the United States District Court for the District of Columbia, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the District of Columbia or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the District of Columbia. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in Section 12.4 (or such other address specified by such Party from time to time pursuant to Section 12.4) shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Superior Court of the District of Columbia and
(ii) the United States District Court for the District of Columbia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  (b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Ancillary Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement and to enforce specifically the terms and provision of this Agreement or any Ancillary Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 12.10 Entire Agreement. This Agreement, the Confidentiality Agreement and the Ancillary Agreements including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement and the Ancillary Agreements supersede all prior agreements and understandings between the Parties with respect to the transactions contemplated by this Agreement other than the Confidentiality Agreement.

         SECTION 12.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 12.12 Conflicts. Except as expressly otherwise provided herein or therein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Ancillary Agreement, the terms of this Agreement shall prevail.

            IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                              POTOMAC ELECTRIC POWER COMPANY



                              By: /s/    MARY SHARPE-HAYES
                                  ----------------------------------------
                                  Name:  Mary Sharpe-Hayes
                                  Title: Vice President


                              SOUTHERN ENERGY, INC.



                              By: /s/    ANNE CLEARY
                                  ----------------------------------------
                                  Name:  Anne Cleary
                                  Title: Vice President, Southern
                                         Energy North America,
                                         Inc., as authorized agent

                              Schedule 1.1

                              Definitions

         "Accountants" shall have the meaning set forth in Section 3.2(b).

         "Adjustment Amount" shall have the meaning set forth in Section 3.4.

         "Adjustment Date" shall have the meaning set forth in Section 3.2(c).

         "Adjustment Statement" shall have the meaning set forth in Section 3.2(a).

         "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

         "Agreement" shall have the meaning set forth in the Preamble.

         "Allocation" shall have the meaning set forth in Section 3.3.

         "Ancillary Agreements" means the Potomac River Lease, the Local Area Support Agreement, the Transition Power Agreements, the Interconnection Agreements, the Assignment and Assumption Agreement, Bill of Sale, Guarantee Agreement, Operating Agreement, the deeds contemplated by Section 8.2(e)(i) and any other agreement to which Buyer and Seller are party and which is expressly identified by its terms as an Ancillary Agreement hereunder.

         "Applicable Law" shall have the meaning set forth in Section 3.3.

         "Ash Storage Sites" mean those certain ash storage sites of the Seller located in Charles County, Maryland, Prince George's County, Maryland, and Montgomery County, Maryland, as more fully described on Schedule 2.2(a)(iii) and
Schedule 5.5(a) attached to the Agreement.

         "Assignment and Assumption Agreement" means that Assignment and Assumption Agreement, to be entered into at the Closing by Buyer and Seller, in substantially the form as Exhibit A attached to the Agreement.

          "Assumed Consent Order Obligations" shall have the meaning set forth in Section 2.3(a)(iv).

         "Assumed Obligations" shall have the meaning set forth in Section
2.3(a).

         "Auctioned Assets" shall have the meaning set forth in Section
2.2(a).

         "Benefit Plans" shall have the meaning set forth in Section 5.12.

         "Bill of Sale" means that certain Bill of Sale, to be entered into at the Closing by Buyer (or Buyer's permitted assignees pursuant to Section 12.5(a)) and Seller, in substantially the form as Exhibit B attached to the Agreement.

         "Business Day" means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in Washington, DC are authorized or required by law or other action of a Governmental Authority to close.

         "Buyer" shall have the meaning set forth in the Preamble to the Agreement.

         "Buyer Facilities" shall have the meaning given to such term in the Easements Agreement.

         "Buyer Indemnitees" shall have the meaning set forth in Section
10.1(a).

         "Buyer Material Adverse Effect" means any change or event which would have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by, and discharge its obligations under, the Agreement and the Ancillary Agreements.

         "Buyer Real Estate" shall have the meaning set forth in Section 2.2(a)(i).

         "Buyer Required Regulatory Approvals" shall have the meaning set forth in Section 6.3(b).

         "Buyer's Pension Plans" shall have the meaning set forth in Section
9.2.

         "Buyer's Savings Plan" shall have the meaning set forth in Section
9.3.

         "Chalk Point/Morgantown Fuel Pipeline" means the (i) 16" pipeline, including all components, between the Piney Point petroleum terminal and the Ryceville Pumping Station and (ii) the 12" pipelines, including all components, between the Ryceville Pumping Station and the Chalk Point Station and Morgantown Station, as more fully described on Schedule 5.5(a) attached to the Agreement.

         "Chalk Point Station" means that certain coal, oil and gas-fueled generating facility of the Seller located on the Patuxent River in Aquasco, Maryland (excluding that certain combustion turbine and related assets owned by Southern Maryland Electric Cooperative, Inc.), as more fully described on
Schedule 2.2(a)(iii) and Schedule 5.5(a) attached to the Agreement.

         "Closing" shall have the meaning set forth in Section 4.1.

         "Closing Adjustment Amount" shall have the meaning set forth in
Section 3.2(c).

         "Closing Date" shall have the meaning set forth in Section 4.1.

         "Closing Date Benefits" shall have the meaning set forth in Section
9.2.

         "Closing Severance Expenses" shall have the meaning set forth in
Section 2.3(a)(x).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Communications Equipment" means the equipment, systems, switches and lines used in connection with voice, data and other communications activities.

         "Conemaugh Interest" means the 9.72% undivided ownership interest held by Seller, as a tenant-in-common, in the Conemaugh Station, together with the Seller's undivided ownership interest in any related assets held in undivided ownership with the other Persons having an undivided ownership interest in the Conemaugh Station (except in the case of Seller's undivided ownership interest in the Conemaugh Switchyard and the Conemaugh Transmission
Line).

         "Conemaugh Station" means that certain coal-fired generating facility located on the Conemaugh River in Indiana County, Pennsylvania.

         "Conemaugh Switchyard" means that certain 500kV switchyard, as described on Schedule 2.2(b)(i) attached to the Agreement.

         "Conemaugh Transmission Line" means that certain 500kV transmission line, as described on Schedule 2.2(b)(i) attached to the Agreement.

         "Confidentiality Agreement" means the Confidentiality Agreement dated February 10, 2000 between Seller and Buyer.

         "Contracts" shall have the meaning set forth in Section 2.2(a)(iv).

         "DCPSC" means the Public Service Commission of the District of Columbia.

         "Dickerson Station" means that certain coal, oil and gas-fuel fired generating facility of the Seller located on the Potomac River near Dickerson, Maryland, as more fully described on Schedule 2.2(a)(iii) and Schedule 5.5(a) attached to the Agreement.

         "Disposed Items" shall have the meaning set forth in Section
2.3(a)(iii).

         "Easements Agreements" mean those certain Easements Agreements, to be entered into at the Closing by Buyer and Seller, in substantially the form as Exhibits C-1, C-2, C-3 and C-4 attached to the Agreement.

         "Emission Reduction Credits" means credits, in units that are established by the environmental regulatory agency with jurisdiction over the source or facility that has obtained the credits, resulting from a reduction in the emissions of air pollutants from an emitting source or facility (including, and to the extent allowable under applicable law, reductions from retirements, control of emissions beyond that required by applicable law and fuel switching), that: (i) have been certified by the Maryland Department of the Environment or the Virginia Department of Environmental Quality, as the case may be, as complying with the law and regulations of the State of Maryland or the Commonwealth of Virginia, as the case may be, governing the establishment of such credits; or (ii) have been certified by any other applicable regulatory authority as complying with the law and regulations governing the establishment of such credits. Emission Reduction Credits include certified air emissions reductions, as described above, regardless of whether the regulatory agency certifying such reductions designates such certified air emissions reductions by a name other than "emissions reduction credits", but do not include SO2 Allowances or Nox Allowances.

         "Employees" shall have the meaning set forth in Section 9.1(d).

         "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, exceptions, conservation easements, rights-of-way, deed restrictions, encumbrances and charges of any kind.

         "Entitlements" means all rights of Seller to receive any capacity, energy, ancillary services and other benefits under any PPA.

         "Environmental Laws" means all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives or orders (including consent orders) and Environmental Permits, in each case, relating to pollution or protection of the environment or natural resources, including laws relating to Releases or threatened Releases, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, arrangement for disposal, transport, recycling or handling, of Hazardous Substances.

         "Environmental Liability" means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs, including: (i) remediation costs, engineering costs, environmental consultant fees, laboratory fees, permitting fees, investigation costs and defense costs and attorneys' fees and expenses; (ii) any claims, demands and causes of action relating to or resulting from any personal injury (including wrongful death, pain, suffering and loss of consortium), property damage (real or personal) (including nuisance, trespass and diminution of value) or natural resource damage; and (iii) any penalties, fines or costs associated with the failure to comply with any Environmental Law.

         "Environmental Permits" means the permits, licenses, consents, approvals and other governmental authorizations with respect to Environmental Laws relating primarily to the power generation operations of the Generating Facilities.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall have the meaning set forth in Section 5.12.

         "Estimated Non-Fuel Related Adjustment Amount" shall have the meaning set forth in Section 4.2(b).

         "Estimated Purchase Price" shall have the meaning set forth in
Section 4.2.

         "Exempt Facilities" means those certain facilities included in the Auctioned Assets which are listed on Schedule 7.12 attached to the Agreement.

         "FERC" means the Federal Energy Regulatory Commission.

         "Filed Seller SEC Documents" means the reports, schedules, forms, statements and other documents filed by Seller with the Securities and Exchange Commission, and publicly available prior to the date of the Agreement.

         "Final Allocation" shall have the meaning set forth in Section 3.3.

         "Final Fuel Related Adjustment Amount" shall have the meaning set forth in Section 3.2(a).

         "Final Non-Fuel Related Adjustment Amount" shall have the meaning set forth in Section 3.2(a).

         "GAAP" shall have the meaning set forth in Section 1.2.

         "Generating Facilities" means the Generating Plants and related facilities (including the Chalk Point/Morgantown Fuel Pipeline, the Ryceville Pumping Station, the Production Service Center, and the Ash Storage Sites), as more fully described on Schedule 2.2(a)(iii) and Schedule 5.5(a) attached to the Agreement.

         "Generating Plants" means the following power generating plants of the Seller: the Potomac River Station; the Dickerson Station; the Chalk Point Station; and the Morgantown Station.

         "Good Utility Practice" means any of the applicable practices, methods and acts:

            (i) required by FERC, NERC, MAAC, PJM Interconnection LLC, the PJM System Operator, or the successor of any of them, whether or not the Party whose conduct is at issue is a member thereof;

            (ii)  required by applicable law or regulations;

            (iii) required by the Pepco Interconnection Standards or
                  the policies and standards of the Seller relating to emergency operations;

            (iv) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period;

which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with law, regulation, good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

         "Governmental Authority" means any court, administrative or regulatory agency or commission or other governmental entity or instrumentality, domestic, foreign or supranational or any department thereof.

         "Greenhouse Gas Emission Reduction Credits" mean with respect to a Federal or state law or regulation that imposes, or may at any time after the Closing Date impose, a quantitative limitation on greenhouse gas emissions, or taxes such emissions, an authorization to emit a unit of greenhouse gases or a credit against such quantitative limit or taxes with respect to recognized reductions in greenhouse gases, where greenhouse gases include carbon dioxide, methane, nitrous oxide, hydrofluorcarbons, perfluorocarbons, and/or sulfur hexafluoride.

         "Guarantee Agreement" means the Guarantee Agreement to be entered into at Closing by Guarantor and Seller, substantially in the form of Exhibit D attached to the Agreement.

         "Guarantor" means any credit-worthy entity, acceptable to Seller, which agrees to provide an unconditional guarantee to Seller of the full and punctual payment of Buyer's obligations hereunder and under the Ancillary Agreements.

         "Hazardous Substances" means (i) any petrochemical or petroleum products, crude oil or any fraction thereof, ash, radioactive materials, radon gas, asbestos in any form, urea formaldehyde foam insulation or polychlorinated biphenyls, (ii) any chemicals, materials, substances or wastes defined as, included in, or that are alleged or determined by any Person or Governmental Authority to be included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "PCBs," "contaminants," "asbestos" or "pollutants" or similar term in any Environmental Law, (iii) any other chemical, material, substance or waste which is prohibited, limited or regulated by any Environmental Law, or (iv) any noise, electromagnetic radiation, and any other substance or energy which causes or is alleged to cause personal injury (including wrongful death, pain, suffering and loss of consortium) or property damage (including nuisance, trespass and diminution of value).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "IBEW" means Local Union #1900 of the International Brotherhood of Electrical Workers.

         "IBEW Collective Bargaining Agreement" means that certain Collective Bargaining Agreement, between the Seller and the IBEW, effective December 8, 1998, as amended from time to time.

         "Income Tax" means any Federal, state, local or foreign Tax or surtax
(i) based upon, measured by or calculated with respect to income, profits or receipts or (ii) based upon, measured by or calculated with respect to multiple bases (including corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (i), in each case, together with any interest, penalties, or additions to such Tax.

         "Indemnifiable Loss" shall have the meaning set forth in Section
10.1(a).

         "Indemnifying Party" shall have the meaning set forth in Section
10.1(c).

         "Indemnitee" shall have the meaning set forth in Section 10.01(c).

         "Information Memorandum" means the Information Memoranda, prepared on behalf of the Seller, describing the Generating Facilities and the PPAs, and the materials delivered with such Information Memoranda, as such Information Memoranda and such materials may have been amended or supplemented.

         "Interconnection Agreements" means those certain Interconnection Agreements, to be entered into at the Closing by Seller and Buyer, substantially in the form of Exhibits E-1, E-2, E-3 and E-4 attached to the Agreement.

         "Interconnection Facilities" shall have the meaning given to such term in the Interconnection Agreements.

         "Interconnection Services" shall have the meaning set forth in the Interconnection Agreements.

         "Inventory Survey" shall have the meaning set forth in Section
3.2(a).

         "Knowledge" means the actual knowledge of the directors and executive officers of the specified Person, which directors and executive officers are charged with the responsibility for the particular function as of the date of the Agreement, or with respect to any certificate delivered pursuant to the Agreement, the date of delivery of such certificate.

         "Loan Agreements" shall have the meaning set forth in Section 2.3(a)(xii).

         "Local Area Support Agreement" means that Local Area Support Agreement, to be entered into at Closing by Seller and Buyer, substantially in the form of Exhibit F attached to the Agreement.

         "MAAC" means the Mid-Atlantic Area Council.

         "Material Adverse Effect" means any change, or effect on the Auctioned Assets, that, individually or in the aggregate, causes the value of the Auctioned Assets to decrease by more than ten percent (10%) as compared to the value of the Auctioned Assets immediately prior to the occurrence of such change or effect, other than (i) any change or effect resulting from changes in the international, national, regional or local wholesale or retail energy, capacity or ancillary services electric power markets, (ii) any change or effect resulting from changes in the international, national, regional or local markets for fuel, (iii) any change or effect resulting from changes in the national, regional or local electric transmission systems, (iv) any change or effect resulting from any bid cap, price limitation, market power mitigation measure, or other regulatory or legislative measure in respect of transmission services or the wholesale or retail energy, capacity or ancillary services markets adopted or approved by FERC, any PSC or any other Governmental Authority or proposed by any person, (v) any change or effect resulting from any regulation, rule, procedure or order adopted or proposed by or with respect to, or related to, the PJM, (vi) any change or effect resulting from any action or measure taken or adopted, or proposed to be taken or adopted, by any local, state, regional, national or international reliability organization, (vii) any change resulting from the failure of any Employees not to be employed by the Buyer following the Closing, (viii) any changes in law, or any judgments, orders or decrees that apply generally to similarly situated Persons, and (ix) any materially adverse change in or effect on the Auctioned Assets which is cured by Seller before the Closing Date. For purposes of determining the occurrence of a Material Adverse Effect, the initial value of the Auctioned Assets shall be the amount set forth in clause (a) of Section 3.1.

         "Material Contracts" shall have the meaning set forth in Section
5.7(a).

         "MDPSC" means the Public Service Commission of the State of Maryland.

         "Morgantown Station" means that certain coal/oil-fueled generating facility of the Seller located on the Potomac River near Newburg, Maryland, as more fully described on Schedule 2.2(a)(iii) and Schedule 5.5(a) attached to the Agreement.

         "NERC" means North American Electric Reliability Council or any successor thereto.

         "Non-Union Employees" shall have the meaning set forth in Section
9.1(d).

         "Novation" shall have the meaning set forth in Schedule 2.4 attached hereto.

         "NOx Allowances" means nitrogen oxide allowances that have been allocated to the Seller for the Generating Plants by (i) the Maryland Department of the Environment under the State of Maryland's NOx Budget Program authorizing the emission of one ton of nitrogen oxide during the specified control period, or (ii) the Virginia Department of Environmental Quality under any budget program which may be established for the Commonwealth of Virginia.

         "OE PPA" collectively means those agreements identified in Item 4 of
Section I of Schedule 2.2(a)(iv) attached hereto.

         "Off-Site" means any location except (i) the Auctioned Assets, the Potomac River Station Site, and (ii) any location to or under which Hazardous Substances present or disposed on the Auctioned Assets or the Potomac River Station Site have migrated or may migrate in the future.

         "Operating Agreement" means that certain Operating Agreement, to be entered into at the Closing by Buyer and Seller, in substantially the form as Exhibit G to the Agreement.

         "Operating Records" shall have the meaning set forth in Section 2.2(a)(viii).

          "Panda Litigation" means (i) the litigation captioned Potomac Electric Power Company v. Panda-Brandywine, L.P., No. S00-CV-1103, filed in the United States District Court for the District of Maryland, and (ii) the legal proceedings referenced in Schedule 5.8 hereto.

         "Panda PPA" means that certain PPA identified in Item 5 of Section I of Schedule 2.2(a)(vi) attached hereto.

         "Panda Release" shall have the meaning set forth in Section
3.4(a)(i).

         "Party" shall have the meaning set forth in the Preamble.

         "Pepco Interconnection Standards" means Pepco's Interconnection and Parallel Operating Guideline as amended from time to time.

         "Permits" means the permits, licenses, consents, approvals and other governmental authorizations (other than with respect to Environmental Laws) relating primarily to the power generation operations of the Generating Facilities.

         "Permitted Capital Expenditures" shall have the meaning set forth in
Section 7.1(b)(viii).

         "Permitted Exceptions" means (i) all exceptions, restrictions, easements, charges, rights-of-way and monetary and nonmonetary encumbrances which are set forth in any Permits or Environmental Permits, (ii) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings,
(iii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity of which are being contested in good faith by appropriate proceedings, (iv) purchase money security interests in respect of personal property arising or incurred in the ordinary course of business, (v) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, (v) all matters disclosed on those surveys listed on Schedule 5.5(b) to the Agreement and any other facts that would be disclosed by an accurate survey and physical inspection of the Buyer Real Estate, (vi) Encumbrances, easements or other restrictions created pursuant to or contemplated by any Ancillary Agreement, (vii) Encumbrances of record or Encumbrances otherwise disclosed to Buyer in the Agreement or the Ancillary Agreements with respect thereto, (viii) restrictions and regulations imposed by the PJM, any Governmental Authority or any local, state, regional, national or international reliability council and (ix) such other Encumbrances or imperfections in or failure of title which would not, individually or in the aggregate, create a Material Adverse Effect.


         "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or Governmental Authority.

         "PJM" means the Pennsylvania-New Jersey-Maryland interconnected power pool operated under the PJM Agreement and any successor thereto including any regional transmission operator, independent system operator, transco, or any other independent system administrator that possesses operational or planning control over the Transmission System.

         "PJM Agreement" means the Amended and Restated Operating Agreement of the PJM Interconnection LLC dated as of June 2, 1997.

         "PJM Control Area" shall mean the control area recognized by NERC as the PJM Control Area.

         "PJM Interconnection LLC" means the independent system operator of the PJM Control Area pursuant to the PJM Agreement and the PJM Tariff.

         "PJM System Operator" means the PJM energy control center staff responsible for central dispatch as provided in the PJM Agreement.

          "PJM Tariff" means the PJM Open Access Transmission Tariff providing transmission service within the PJM Control Area, including schedules, appendices, or exhibits attached thereto, as in effect from time to time and as amended or modified.

         "Potomac River Lease" means that Generating Station Lease Agreement, to be entered into at the Closing by Seller and Buyer, substantially in the form of Exhibit H attached to the Agreement.

         "Potomac River Real Property" means that certain real property of the Seller (which includes the Potomac River Station Site) described on Schedule 5.5(a) attached to the Agreement.

         "Potomac River Station" means that certain coal-fueled generating facility of the Seller located on the Potomac River in Alexandria, Virginia, as more fully described on Schedule 2.2(a)(iii) and Schedule 5.5(a) attached to the Agreement.

         "Potomac River Station Site" means that portion of the Potomac River Real Property to be leased by the Seller to the Buyer pursuant to the terms of the Potomac River Lease.

         "PPAs" collectively means those power purchase agreements of the Seller listed in Section I of Schedule 2.2(a)(iv) attached to the Agreement.

         "Production Service Center" means that primary support facility of the Seller located near Washington, D.C., as more fully described on Schedule 2.2(a)(iii) and Schedule 5.5(a) attached to the Agreement.

         "Prorated Items" shall have the meaning set forth in Section 2.3(a)(viii).

         "Protective Relaying System" means the system relating to the Generating Facilities comprised of components collectively used to detect defective power system elements or other conditions of an abnormal nature, initiate appropriate control circuit action in response thereto and isolate the appropriate system elements in order to minimize damage to equipment and interruption to service.

         "PSC" means, either individually or collectively, the MDPSC, VCC, PUC and DCPSC.

         "Purchase Price" shall have the meaning set forth in Section 3.1.

         "PUC" means the Pennsylvania Utility Commission.

         "Qualified Offer" shall have the meaning set forth in Section 9.1(d).

         "Regulatory Material Adverse Effect" shall occur where the Required Regulatory Approval contains terms and conditions that are materially adverse to the Seller taken as a whole.

         "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

         "Required Regulatory Approvals" means with respect to a Party, any consent or approval of, filing with, or notice to, any Governmental Authority that is necessary for the execution and delivery of the Agreement and the Ancillary Agreements by such Party or the consummation thereby of the transactions contemplated hereby.

         "Restraints" shall have the meaning set forth in Section 8.1(b).

         "Retained Assets" shall have the meaning set forth in Section 2.2(b).

         "Retained Liabilities" shall have the meaning set forth in Section 2.3(b).

         "Retained Rights" shall have the meaning given to such term in Schedule
2.4 attached hereto.

         "Revenue Bonds" shall have the meaning set forth in Section 7.12(a)(i).

         "Revenue Meters" means all meters measuring demand, energy and reactive components, and all pulse isolation relays, pulse conversion relays and associated totalizing and remote access pulse recorder equipment, in each case, required to measure the transfer of energy between the Parties.

         "Ryceville Pumping Station" means that certain pumping station and all components located in Ryceville, Maryland, as more fully described on
Schedule 2.2(a)(iii) and Schedule 5.5(a) attached to the Agreement.

         "Seller" shall have the meaning set forth in the Preamble to the Agreement.

         "Seller Facilities" means those facilities of the Seller which are described in the Easements Agreement.

         "Seller Indemnitees" shall have the meaning set forth in Section
10.1(b).

         "Seller Real Estate" means all real property and leaseholds or other interests in real property of Seller (including the Potomac River Real Property), and other than Buyer Real Estate.

         "Seller Required Regulatory Approvals" shall have the meaning set forth in Section 5.3(b).

         "Seller's Pension Plans" shall have the meaning set forth in Section
9.2.

         "Seller's Savings Plan" shall have the meaning set forth in Section
9.3.

         "Seller's Severance Plans" mean those certain plans or policies of the Seller, in effect on the date of Closing, which offer severance benefits to the Non-Union Employees, as described on Schedule 1.1(c) attached to the Agreement.

         "SO2 Allowances" mean sulfur dioxide allowances that have been allocated to Seller for the Generating Facilities by the Administrator of the United States Environmental Protection Agency under Title IV of the Clean Air Act authorizing the emission of one ton of sulfur dioxide per allowance during or after a specified calendar year.

         "Support Operations" mean the business operations of the Seller which are primarily engaged in the provision of support services to the ongoing operation of the Generating Facilities (including business planning and strategy services, fuel supply services, bulk power management services, generation engineering and maintenance services, and environmental services).

         "Tax Benefit" means, with respect to any Indemnifiable Loss for any person, the positive excess, if any, of the Tax liability of such person without regard to such Indemnifiable Loss over the Tax liability of such person taking into account such Indemnifiable Loss, with all other circumstances remaining unchanged.

         "Tax Cost" means, with respect to any indemnity payment for any person, the positive excess, if any, of the Tax liability of such person taking such indemnity payment into account over the Tax liability of such person without regard to such payment, with all other circumstances remaining unchanged.

         "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any authority with respect to Taxes.

         "Taxes" means all taxes, surtaxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state or local or foreign taxing authority, including Income Taxes, excise, property, sales, transfer, franchise, special franchise, payroll, recording, withholding, social security or other taxes, or any liability for taxes incurred by reason of joining in the filing of any consolidated, combined or unitary Tax Returns, in each case including any interest, penalties or additions attributable thereto; provided, however, that "Taxes" shall not include sewer rents or charges for water.

         "Termination Date" shall have the meaning set forth in Section
11.1(b).

         "Third Party Claim" shall have the meaning set forth in Section
10.2(a).

         "Total Cash Compensation" shall have the meaning set forth in Section 9.1(d).

         "Transferable Permits" shall have the meaning set forth in Section 2.2(a)(v).

         "Transferred NOx Allowances" shall have the meaning set forth in
Section 2.2(a)(vii).

         "Transferred SO2 Allowances" shall have the meaning set forth in
Section 2.2(a)(vi).

         "Transferred Employee Records" shall have the meaning set forth in
Section 2.2(a)(viii).

         "Transferred Employees" shall have the meaning set forth in Section 9.1(d).

         "Transferred Non-Union Employees" shall have the meaning set forth in
Section 9.1(d).

         "Transferred Savings Employees" shall have the meaning set forth in
Section 9.3.

         "Transferred Union Employees" shall have the meaning set forth in
Section 9.1(a).

         "Transition Power Agreements" means that Transition Power Agreement (District of Columbia) and Transition Power Agreement (Maryland), to be entered into at Closing by Seller and Buyer, substantially in the form of Exhibits J-1 and J-2, respectively, attached to the Agreement.

         "Transmission System" shall have the meaning set forth in Section 2.2(b)(i).

         "Unassigned PPA" shall have the meaning set forth in Schedule 2.4 attached hereto.

         "Union Employees" shall have the meaning set forth in Section 9.1(a).

         "VCC" means the Virginia State Corporation Commission.

         "WARN Act" means the Federal Worker Adjustment Retraining and Notification Act of 1988, as amended.

                                                                 EXHIBIT A





                      ASSIGNMENT AND ASSUMPTION AGREEMENT


         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Assignment Agreement") dated as of _________, 2000 by and between Potomac Electric Power Company, a District of Columbia and Virginia corporation ("Seller"), and ____________, a ____________ corporation ("Buyer"). Seller and Buyer are referred to individually as a "Party," and collectively as the "Parties."

                              W I T N E S S E T H:

         WHEREAS, Seller and Buyer are parties to that certain Asset Purchase and Sale Agreement, dated as of June 7, 2000 (as amended, supplemented or otherwise modified from time to time, the "Asset Sale Agreement");

         WHEREAS, pursuant to the Asset Sale Agreement, Buyer has agreed to assume from Seller the Assumed Obligations (as defined in the Asset Sale Agreement) and Seller has agreed to retain the Retained Liabilities
(as defined in the Asset Sale Agreement); and

         WHEREAS, it is the intention of the Parties that by the execution and delivery of this Assignment Agreement, Seller will assign to Buyer and Buyer will assume and agree to discharge when due, without recourse to Seller, all Assumed Obligations, as more particularly described and set forth in Section
2.3 of the Asset Sale Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

         1. Capitalized terms which are used but not defined in this Assignment Agreement shall have the meaning ascribed to such terms in the Asset Sale Agreement.

         2. Seller hereby sells, assigns, conveys, transfers and delivers to Buyer all of the right, title and interest that Seller possesses and has the right to transfer in, to, and under the Transferable Permits, the Transferred SO2 Allowances, the Transferred NOX Allowances, the Contracts, the third-party warranties and guarantees, and all other intangible personal property included in the Auctioned Assets.

         3. Buyer hereby assumes and agrees to discharge when due, without recourse to Seller, all liabilities and obligations of Seller constituting the Assumed Obligations. Notwithstanding anything to the contrary herein, Buyer shall not assume or perform any of the Retained Liabilities.

         4.  Neither the making nor the acceptance of this Assignment
Agreement shall enlarge, restrict or otherwise modify the terms of the Asset Sale Agreement or constitute a waiver or release by Seller or Buyer of any liabilities, duties or obligations imposed upon either of them by the terms of the Asset Sale Agreement, including, without limitation, the representations and warranties and other provisions which the Asset Sale Agreement provides shall survive the date hereof.

         5. In the event that any provision of this Assignment Agreement be construed to conflict with a provision of the Asset Sale Agreement, the provision in the Asset Sale Agreement shall be deemed controlling.

         6. This Assignment Agreement shall bind and shall inure to the benefit of the respective Parties and their respective successors and permitted assigns.

         7. No Third Party Beneficiary. Nothing in this Assignment Agreement is intended to confer upon any other person except Buyer and Seller any rights or remedies hereunder or shall create any third party beneficiary rights in any person.

         8. This Assignment Agreement shall be governed and construed in accordance with the laws of the District of Columbia (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

         9. This Assignment Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together will constitute one and the same instrument.

         10.  Seller hereby appoints _______________, a _______________ of
Seller, to be its duly authorized Attorney-in-Fact and in Seller's name to execute, acknowledge and deliver this Assignment Agreement as its act and deed.
Buyer hereby appoints _____________, its ______________, to be its duly authorized Attorney-in-Fact and in Buyer's name to execute, acknowledge and deliver this Assignment Agreement as its act and deed.

         IN WITNESS WHEREOF, this Assignment Agreement has been duly executed and delivered by the Parties as of the date first above written.


Attest:                                         POTOMAC ELECTRIC POWER
                                                COMPANY


By                                              By
  --------------------------                      ----------------------------
    Secretary                                      Name:
                                                   Title:


 Attest:                                        [BUYER]


By                                              By
  --------------------------                      ----------------------------
     Secretary                                     Name:
                                                   Title:

                              )
DISTRICT OF COLUMBIA          )  SS:
                              )

      The undersigned, a Notary Public in and for the jurisdiction aforesaid, does hereby certify that ______________, personally known to me (or satisfactorily proven) to be the person who signed as attorney-in-fact for Seller named in the foregoing Instrument, personally appeared before me in said jurisdiction, and as such attorney-in-fact and by virtue of the authority vested in him by said Instrument, acknowledged the same to be the act and deed of said corporation, and that he executed and delivered the same as such.

      WITNESS my hand and official seal this ___ day of ___________, 2000.



                                          -------------------------------------
My Commission Expires:                    Notary Public in and for
                                          the District of Columbia

                              )
DISTRICT OF COLUMBIA          )  SS:
                              )

      The undersigned, a Notary Public in and for the jurisdiction aforesaid, does hereby certify that ______________, personally known to me (or satisfactorily proven) to be the person who signed as attorney-in-fact for Buyer named in the foregoing Instrument, personally appeared before me in said jurisdiction, and as such attorney-in-fact and by virtue of the authority vested in him by said Instrument, acknowledged the same to be the act and deed of said corporation, and that he executed and delivered the same as such.

      WITNESS my hand and official seal this ___ day of ___________, 2000.



                                          -------------------------------------
My Commission Expires:                    Notary Public in and for
                                          the District of Columbia

                                                               EXHIBIT B



                                  BILL OF SALE

         THIS BILL OF SALE is made as of the ___ day of ____________, 2000 by Potomac Electric Power Company, a District of Columbia and Virginia corporation ("Seller"), for the benefit of ________________, a ___________________ ("Buyer").

                               W I T N E S S E T H:

         WHEREAS, pursuant to that certain Asset Purchase and Sale Agreement, dated as of June 7, 2000 (as amended, supplemented or otherwise modified from time to time, the "Asset Sale Agreement"), by and between Seller and Buyer, Seller has agreed to sell, assign, convey, transfer and deliver all of its right, title and interest in and to the Auctioned Assets (as defined in the Asset Sale Agreement) to Buyer, and Buyer has agreed to purchase, assume and acquire such Auctioned Assets from Seller; and

         WHEREAS, pursuant to the Asset Sale Agreement, Seller has entered into this Bill of Sale as evidence of such conveyance to Buyer.

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Seller hereby agrees as follows:

         1. Defined Terms. Capitalized terms which are used but not defined in this Bill of Sale shall have the meaning ascribed to such terms in the Asset Sale Agreement.

         2. Assignment. Seller does hereby sell, assign, convey, transfer and deliver to Buyer all of Seller's right, title and interest in and to all of the Auctioned Assets.

         3. Retained Assets Not Assigned. Notwithstanding anything expressed herein to the contrary, the Retained Assets are specifically excluded from the Auctioned Assets and shall be retained by Seller following the Closing Date.

         4. Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V OF THE ASSET SALE AGREEMENT, THE AUCTIONED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS", AND SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH AUCTIONED ASSETS (INCLUDING ANY RELATING TO LIABILITIES, OPERATIONS OF THE GENERATING FACILITIES, CONDITION, VALUE OR QUALITY OF THE AUCTIONED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS OR OTHER INCIDENTS OF THE AUCTIONED ASSETS) OR WITH RESPECT TO THE ASSET SALE AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED

THEREBY. SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE AUCTIONED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL REQUIREMENTS, INCLUDING BUT NOT LIMITED TO ANY ENVIRONMENTAL LAWS, OR WHETHER SELLER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE AUCTIONED ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 5.10 OF THE ASSET SALE AGREEMENT, SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE AUCTIONED ASSETS, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY BUYER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE INFORMATION SET FORTH IN, OR CONTEMPLATED BY, THE INFORMATION MEMORANDUM.

         5. Binding Effect; Assignment. This Bill of Sale and all of the provisions hereof shall be binding upon Seller and its successors and permitted assigns and shall inure to the benefit of Buyer and its successors and permitted assigns.

         6. No Third Party Beneficiary. Nothing in this Bill of Sale is intended to confer upon any other person except Buyer and Seller any rights or remedies hereunder or shall create any third party beneficiary rights in any person.

         7. Governing Law. This Bill of Sale shall be governed by and construed in accordance with the laws of the District of Columbia (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

         8. Construction. This Bill of Sale is delivered pursuant to and is subject to the terms of the Asset Sale Agreement. In the event of any conflict or ambiguity between the terms of the Asset Sale Agreement and the terms of this Bill of Sale, the terms of the Asset Sale Agreement shall control.

         9. Counterparts. This Bill of Sale may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         10. Power-of-Attorney. Seller hereby appoints _______________, a _______________ of Seller, to be its duly authorized Attorney-in-Fact and in Seller's name to execute, acknowledge and deliver this Agreement as its act and deed. Buyer hereby appoints _____________, its ______________, to be its duly authorized Attorney-in-Fact and in Buyer's name to execute, acknowledge and deliver this Agreement as its act and deed.

         IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by Seller as of the date first above written.


Attest:                       POTOMAC ELECTRIC POWER COMPANY


By                            By
  ---------------------         -----------------------------
     Secretary                       Name:
                                    Title:





ACCEPTED AND AGREED TO
THIS ____ DAY OF __________, 2000:


      Attest:                 [BUYER]

By                            By
  ---------------------         -----------------------------
     Secretary                      Name:
                                    Title:

                              )
DISTRICT OF COLUMBIA          )  SS:
                              )

      The undersigned, a Notary Public in and for the jurisdiction aforesaid, does hereby certify that ______________, personally known to me (or satisfactorily proven) to be the person who signed as attorney-in-fact for Seller named in the foregoing Instrument, personally appeared before me in said jurisdiction, and as such attorney-in-fact and by virtue of the authority vested in him by said Instrument, acknowledged the same to be the act and deed of said corporation, and that he executed and delivered the same as such.

      WITNESS my hand and official seal this ___ day of ___________, 2000.



                                          ------------------------------------
My Commission Expires:                    Notary Public in and for
                                          the District of Columbia

                              )
DISTRICT OF COLUMBIA          )  SS:
                              )

      The undersigned, a Notary Public in and for the jurisdiction aforesaid, does hereby certify that ______________, personally known to me (or satisfactorily proven) to be the person who signed as attorney-in-fact for Buyer named in the foregoing Instrument, personally appeared before me in said jurisdiction, and as such attorney-in-fact and by virtue of the authority vested in him by said Instrument, acknowledged the same to be the act and deed of said corporation, and that he executed and delivered the same as such.

      WITNESS my hand and official seal this ___ day of ___________, 2000.



                                          ______________________________
My Commission Expires:                    Notary Public in and for
                                          the District of Columbia

                                                   EXHIBIT C-1

AFTER RECORDING                                    PARCEL ID#
PLEASE RETURN TO:                                  STREET ADDRESS:
_________________                                  _______________
_________________                                  _______________
_________________                                  _______________



                EASEMENT, LICENSE AND ATTACHMENT AGREEMENT
                               (Potomac River)

          THIS EASEMENT, LICENSE AND ATTACHMENT AGREEMENT (the "Agreement"), is dated as of ______________, 2000, and is entered into by and between ________________________________________, a corporation organized and existing under the laws of the State of __________ and having an office at ____________________________ ("Generator") and POTOMAC ELECTRIC POWER COMPANY, a District of Columbia and Virginia corporation and having an office at 1900 Pennsylvania Avenue, N.W., Washington, DC 20068 ("Pepco"). Generator and Pepco may hereinafter be referred to individually as a "Party" and collectively as the "Parties."

                                   RECITALS

         A. Generator and Pepco have entered into an Asset Purchase and Sale Agreement for Generating and Related Assets (the "Asset Sale Agreement"), dated June 7, 2000, for the sale of Pepco's generating station known as the Potomac River Station (as defined in the Asset Sale Agreement), which is located on that certain parcel of real property which has been leased by Pepco to Generator pursuant to that certain Site Lease Agreement between Pepco and Generator of even date herewith (the "Site Lease Agreement") and is more particularly described in Exhibit "A" attached hereto (the "Generator's Leasehold Property"). The Generator's Leasehold Property constitutes a portion of the overall land comprising the Potomac River Station, which overall land is more particularly described in Exhibit "B" attached hereto (the "Pepco Real Property"). In connection with Pepco's sale of Potomac River Station pursuant to the Asset Purchase Agreement, Pepco has sold to the Generator certain improvement located upon the Generator's Leasehold Property (excluding the Building Addition, as described in, and leased to Generator pursuant to, the Site Lease Agreement) (such improvements sold to Generator being referred to herein as the "Generator's Improvements").

         B. Pepco intends to continue to operate its transmission and distribution business on and from that portion of the Pepco Real Property which is not leased to Generator pursuant to the Site Lease, which portion is more particularly described in Exhibit "C" attached hereto (the "Non-Leased Pepco Real Property").

          C. Pepco will continue to own and operate certain assets used in the conduct of its transmission and distribution business which are located upon the Generator's Leasehold Property, and Pepco requires Access (as defined below) to, and certain other rights with respect to, the Generator's Leasehold Property in connection therewith.

Generator, in the operation and conduct of its generation business, will require Access to, and certain other rights with respect to, the Non-Leased Pepco Real Property. Furthermore, Pepco and Generator have entered into an Interconnection Agreement (the "Connection Agreement"), dated as of __________, 2000, pursuant to which Pepco has agreed to provide certain Interconnection Service to Generator required for Generator's conduct of its generation business at Potomac River Station.

          D. In order for the Parties each to (i) enjoy the full benefit of their respective property rights, real or personal, and conduct their respective businesses thereat (ii) fulfill legal requirements, and (iii) comply with their respective agreements under the Connection Agreement, each Party requires certain easements, licenses, rights-of-way and/or attachment rights in, on, over and above, or with respect to, real and or personal property of the other Party.

                                 AGREEMENT

          NOW, THEREFORE, the Parties, in consideration of the mutual covenants and agreements contained herein and in the Asset Sale Agreement and the Connection Agreement, and for One Dollar ($1.00) and other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged, each intending to be legally bound and to bind their respective successors and assigns, hereby mutually agree as follows:

          1.   DEFINITIONS

               1.1 Definitions. Any capitalized terms which are used but not defined in the body of this Agreement shall have the meanings given to such terms in the attached Schedule 1.1.

          2.   EASEMENTS

               2.1 Grant of Easements to Pepco. Generator does hereby give, grant, bargain, sell, assign and convey unto Pepco, the following easements on the Generator's Leasehold Property, the Generator's Improvements and the Building Addition for the following purposes: (a) An easement for the Use, operation and maintenance of the Retained Assets (as described in the Asset Sale Agreement) located upon the Generator's Leasehold Property and any other equipment of any nature or kind retained by Pepco and located upon the Generator's Leasehold Property, together with any other equipment used in connection with the foregoing (together with replacements thereof and substitutions therefor).

                    (b) An easement which enables Pepco to keep and maintain in their present locations, and operate, any Transmission Facilities, Distribution Facilities and other assets owned by Pepco and located upon the Generator's Leasehold Property, together with an easement for all purposes reasonably deemed necessary or convenient by Pepco to exercise any right or fulfill any obligation under the Connection Agreement, including the right to Use any improvements constructed, maintained or installed in connection therewith.

                    (c) An easement and other Generator's Improvements and the Building Addition of Access to those certain generating buildings (and any replacements thereof) located upon the Generator's Leasehold Property in and upon which certain of Pepco's Distribution Facilities and Transmission Facilities are located. Such easement shall include, without limitation, the right to have keys, access codes or other access methods necessary to enter any of such generating buildings. Furthermore, the exercise of the easement right set forth in this subparagraph shall be subject to the provisions of the Connection Agreement including, without limitation, Section 3.3 thereof.

                    (d) An easement of Access to the Generator's Leasehold Property for the purposes of exercising any of the rights granted in this
Section 2.l, in the Connection Agreement or the Asset Sale Agreement.

                    (e) An easement of Access to, and the right to use, the parking lots, access roads, driveways and other such facilities located upon the Generator's Leasehold Property.

                    (f) Pepco's exercise of the rights, easements, privileges and licenses granted to it pursuant to this Section 2.1 shall be limited to Qualified Personnel or employees of contractors employed by Pepco who, in either event, are under Pepco's and/or its contractors' direct supervision and whose duties include, or who are engaged for the purpose of, Use of the rights granted pursuant to this Section 2.1.

                    (g) The easements granted pursuant to this Section 2.1 shall expressly include Pepco's right to lease, license or otherwise permit Affiliates or third parties to use Pepco's facilities upon such terms and for such purposes as Pepco may determine from time to time, subject to the terms and conditions of this Agreement.

               2.2 Reservation by Generator of Certain Rights. Generator reserves to itself, from the easements granted pursuant to Section 2.1 hereof, the following rights, subject, however, to the provisions of the final paragraph of this Section 2.2:

                    (a) the right to (i) keep and maintain Generator's Leasehold Property and all improvements and facilities owned by Generator and located upon the Generator's Leasehold Property in their present locations, and
(ii) operate and maintain all improvements and facilities owned by Generator and located upon the Generator's Leasehold Property in a manner consistent with past practice; and

                    (b) the right to have Access to all portions of the Generator's Leasehold Property for all purposes deemed reasonably necessary or convenient by Generator in the operation and conduct of its generation business or in order to perform any act permitted, or fulfill any obligation of Generator, under the Connection Agreement, including maintenance of the Generator's Leasehold Property in the manner described in the Connection Agreement.

                    (c) Generator's exercise of the rights reserved to Generator in this Section 2.2, and the rights, privileges and licenses granted to Generator in Section 2.3 shall be exclusively limited to Qualified Personnel or employees of contractors employed by Generator who, in either event, are under Generator's and/or its contractors' direct supervision and whose duties include, or who are engaged for the purpose of, Use of the property described in clause (a) of this Section.

               2.3  Grant of Easements, Right, Privilege and
License from Pepco to Generator.

                    (a) Pepco does hereby grant to Generator the following easements, rights, privileges and licenses on and with respect to the Non-Leased Pepco Real Property:

                         (i)  An easement which enables Generator to keep and
maintain in their present locations, and operate, any Generating Facilities and other assets owned by Generator and located upon the Non-Leased Pepco Real Property.

                         (ii) An easement of Access to and upon the Non-Leased
Pepco Real Property for the purposes of exercising any of the rights granted in the Connection Agreement or the Asset Sale Agreement.

                    (b) In addition, but without limitation of Generator's rights pursuant to the Connection Agreement, Pepco agrees to make available to Generator (at no cost to Generator, except as provided below) Pepco's master station voltage control equipment (the "Equipment") located at Potomac River Station upon the Generator's Leasehold Property during the term of this Agreement, subject to the following terms and conditions, and Generator agrees to comply with such terms and conditions:

                         (i)      Generator's operation of the Equipment shall
at all times be subject to that certain Agreement of Sale and Lease dated as of November 30, 1994 between NationsBank Trust Company, National Association and Pepco (the "Control Center Lease"), and Generator shall comply with the terms and conditions thereof with respect to the use of the Equipment (including keeping the Equipment free and clear of any liens, claims or encumbrances of whatever nature, and identifying the Equipment as being owned by Pepco, and shall not modify, alter, remove or add to the Equipment);

                         (ii)     Generator shall operate and maintain the
Equipment in accordance with Good Utility Practice;

                         (iii)    Generator shall be responsible for all
operating, repair and maintenance costs, taxes and the like with respect to the Equipment, and shall reimburse Pepco promptly upon invoicing for any such costs paid by Pepco;

                         (iv)     Generator's Access to the Equipment shall be
in accordance with this Agreement;

                         (v)      Generator's right to operate the Equipment
shall terminate in the event of actual or constructive loss of the Equipment, damage rendering the Equipment beyond repair or unfit for normal use, the condemnation or seizure of the Equipment, the obsolescence of the Equipment or the material breach by Generator of any of its covenants in this Section 2.3(b);

                         (vi)     Pepco shall have no obligation to Generator
with respect to the Equipment other than to permit Access to and operation of the Equipment in accordance with this Section 2.3(b);

                         (vii)    The obligations of Generator under  Section
7.4 (maintenance of liability insurance coverage) and Section 7.1
(indemnification) shall be applicable to the Equipment; and

                         (viii)   Pepco shall have Access to the Equipment for
purposes of complying with the terms and conditions of the Control Center Lease and as necessary to perform any of the obligations of Generator pursuant to this subparagraph (b) above to the extent the same are not timely performed by Generator.

               2.4  General Scope of Easements.

                    (a) Except as otherwise provided in Sections 2.2 and 2.3 above and Section 2.4(b) below, each easement and each right, privilege and license granted hereby is and shall be a perpetual grant, transfer, conveyance and right of Access to and Use (subject to the terms of this Agreement) to the Grantee thereof and to any future owner of the real property, improvements and facilities benefited thereby. Notwithstanding the foregoing, all easements, rights, privileges and licenses granted by this Agreement are and shall be subject to the terms and conditions of the Connection Agreement, and in the event of any inconsistency between the terms and conditions of the Connection Agreement and the terms of this Agreement, the terms of the Connection Agreement shall control.

                    (b) Any easement or right, privilege and license granted hereunder for purposes of enabling a Party to exercise any right or fulfill any obligation set forth in the Connection Agreement will continue for the term of the Connection Agreement, and thereafter if and to the extent that the right or obligation (i) shall by its express terms survive the termination or expiration of the Connection Agreement or (ii) is necessary for the conduct of business by Grantee. In the event of the termination or expiration of an easement or right, privilege and license granted hereunder for purposes of enabling a Grantee to exercise any right or fulfill any obligation set forth in the Connection Agreement, all equipment and facilities installed or maintained by such Grantee on the real property of the other Party pursuant to said terminated or expired easement or right, privilege and license shall, at the request of the other Party, be removed at the sole cost and expense of such Grantee, and such Grantee shall, at its sole cost and expense repair any damage to the real property and/or equipment and facilities of the other Party damaged as a result of such removal.

                    (c) All equipment and facilities installed or maintained by Grantee pursuant to an easement or right, privilege and license granted hereunder shall be maintained by Grantee in accordance with Good Utility Practice and the Connection Agreement, and Grantee shall make all repairs and replacements necessary to keep such equipment and facilities in such condition.

                    (d) Generator may not Use any portion of Generator's Leasehold Property burdened by any easement, right or privilege granted to Pepco hereunder if such Use would materially adversely affect the Use and enjoyment by Pepco of the rights granted to it hereunder, or materially increase the costs or risks associated with such Use.

                    (e) All easements granted herein shall be deemed easements appurtenant to the parcel of real property benefited thereby and shall run with such real property and shall be deemed covenants running with the real property burdened thereby.

               2.5 Interpretation. The following shall apply in interpreting any easement and any right, privilege and license granted pursuant to this
Agreement:

                    (a) Each easement and each right, privilege and license granted herein is irrevocable except by written agreement of the parties.

                    (b) With respect to any easement created by this Agreement, the words "in," "upon," "to," "on," "over," "above," "through" and/or "under" shall be interpreted to include all of such terms.

                    (c) Each easement and each right, privilege and license granted herein may be enjoyed without charge or fee to Grantee of the easement.

                    (d) Each easement and each right, privilege and license granted herein is also a grant of the additional right of Access over Grantor's property to accomplish the purpose of such easement or right, privilege and license, to perform any obligations hereunder or in the Connection Agreement, and to comply with any legal requirements affecting Grantee or its property and/or improvements.

                    (e) Exercise of any easement or any right, privilege and license granted hereunder permitting or requiring maintenance, repairs, alteration, restoration, rebuilding, construction, upgrading, cleaning, installation, removal, modification, replacement, expansion, or other work by Grantee upon the property or improvements of Grantor shall be subject to the following conditions:

                           (i) Work upon the facilities and properties of either Party subject to this Agreement shall be permitted only to each Party's Qualified Personnel, and Access to such facilities and properties shall be permitted only to a Party's Qualified Personnel and such consultants, agents, contractors, subcontractors and invitees as any Party may select or permit; provided that any consultant, agent, contractor, subcontractor or invitee shall comply with all applicable provisions of this Agreement and the Connection Agreement.

                           (ii) Work shall be performed using reasonable precautions to avoid unreasonable interference with the Use and enjoyment of Grantor's property and improvements.

                           (iii) Except only as may be specifically provided to the contrary herein, Grantee shall not be liable for damage, if any, which may be caused by Grantee's normal and reasonable Use of any easement, or right, privilege or license granted hereunder.

                           (iv) Following completion of the work, Grantee shall restore Grantor's property and improvements to the same or as good a condition as existed before the commencement of the work.

                           (v) Any easement and any right, privilege and license granted herein which permits a Grantee to maintain its property, equipment, facilities and appurtenances on the property and improvements owned by Grantor also includes the right to maintain in place on Grantor's property and improvements any and all wires and cables, connecting such property, equipment, facilities, and appurtenances to (i) the devices, machinery and equipment which they measure, regulate and/or control, and (ii) power sources.

                                    (vi)     Generator shall be solely
                                    responsible for the maintenance of any
                                    roads, paths and other means of entry or exit located upon either the Generator's Real Generator's Real Property or the Pepco Real Property that are commonly utilized by Generator and Pepco, and their respective employees, agents and contractors pursuant to this Agreement or the Connection Agreement.

                                    (f)      Any easement granted pursuant to
Section 2.1(a), (b) or (c) includes the right to (i) trim, cut, treat and/or remove, by manual, mechanical, and chemical means, any and all trees, brush, structures and other obstructions within the easement area, as well as such trees, brush, structures and vegetation outside of the easement area deemed reasonably necessary or desirable by Pepco for the safe and secure operation of its facilities; and (ii) obtain Access to Generator's Leasehold Property for the purpose of performing the aforementioned acts.

                           2.6      Rules and Regulations.

         Each Party may promulgate rules regulating the conduct of the other Party in the exercise of rights under this Agreement provided such rules and regulations do not unreasonably interfere with or impede the affected Party's rights and easements as set forth herein or in the Connection Agreement.

                           2.7      No Obstruction.

                                    (a)      No Party hereto shall obstruct the
easements or the rights, privileges and licenses granted or created pursuant to this Agreement or render them impassable or unusable in any way or otherwise in any way interfere with the right to the Use and enjoyment of the easements or rights, privileges and licenses granted or created pursuant to this Agreement.

                                    (b)      No Party hereto shall make any
changes to the topography or accesses on or to its respective property, including grading or drainage that could reasonably be expected to adversely affect another Party's facilities, common use drainage systems, or pollution control systems, or the exercise of any right or fulfillment of any obligation in this Agreement or in the Connection Agreement, without the prior written consent of the other Party which consent shall not unreasonably be withheld, delayed or conditioned.

                  3.       TAXES, ASSESSMENTS AND OTHER CHARGES

                           3.1      Real Estate Taxes. All matters concerning
the payment of taxes, assessments and other such charges shall be governed by the provisions of Article 6 of Site Lease, which are incorporated herein by reference.

                  4.       MECHANICS' LIENS

                           4.1      Notice Regarding Labor and Material. Notice
is hereby given that no Party hereto shall be liable for any labor or materials furnished or to be furnished to or for another Party hereto or to any other persons or entities claiming under such other Party on credit, and that no mechanics' or other lien for any such labor or material furnished to a Party or such other persons or entities shall attach to or affect any property interest of any other Party.

                           4.2      Disposition of Liens.

                                    (a)      Pepco shall forthwith take such
action necessary to discharge, remove or satisfy any lien filed against the Generator's Leasehold Property or any portion thereof for any labor or materials furnished or to be furnished for or on behalf of Pepco, or any person or entity holding any portion thereof through or under Pepco.

                                    (b)      Generator shall forthwith take such
action necessary to discharge, remove or satisfy any lien filed against the Non-Leased Pepco Real Property or any portion thereof for any labor or materials furnished or to be furnished for or on behalf of Generator, or any person or entity holding any portion thereof through or under Generator.

                                    (c)      If either Pepco or Generator, as
the case may be, shall fail to discharge, remove or satisfy any such lien which it is obligated to discharge, remove or satisfy hereunder within ten (10) days after notice of the existence of the lien has been given to such defaulting Party, the non-defaulting Party or parties may pay the amount of such lien or discharge the same by deposit or bonding, and the amount so paid or deposited, or the premium paid for such bond, with interest at the rate provided for defaults in Section 6.3 hereof, shall be paid by the defaulting Party upon demand to the non-defaulting Party who effected such cure.

                                    (d)      The defaulting Party shall defend,
indemnify and save harmless the non-defaulting Party from and against all liability, loss, cost or expense (including reasonable attorneys' fees) arising out of any liens which the defaulting Party is obligated to discharge, remove or satisfy.

                  5.       CONDEMNATION

                           5.1      Condemnation. All matters concerning
condemnation shall be governed by the provisions of Article 17 of the Site Lease, which are incorporated herein by reference.

                  6.       DEFAULTS

                           6.1      Events of Default. Each and every one of the
following events shall constitute an Event of Default ("Event of Default") under this Agreement:

                                    (a)      If a Party fails to make any
payment due to the other Party hereto within twenty (20) days of written demand for such payment;

                                    (b)      If a Party fails, within twenty
(20) days of written notice from a Party, to make any payment due from such Party to any third party and such failure could result in the imposition of a lien or other encumbrance on the property or improvements of a Party, unless the payment of such amount is contested in accordance with Section 3.5 hereof, in which case, the provisions of Section 3.5 shall control; and

                                    (c)      If a Party fails to perform any
material non-monetary obligations hereunder, and said Party fails to cure such default within thirty (30) days of receipt of written notice stating with particularity the nature of the default; provided, however, if such default is of such a nature that it cannot be cured within thirty (30) days following receipt of such notice, an Event of Default shall not have occurred if the defaulting Party shall within such thirty (30) days commence the necessary cure and shall at all times thereafter diligently and continuously prosecute such cure to completion.

                           6.2      Right of Self Help. A non-defaulting Party
may at its election following the occurrence of a non-monetary Event of Default and the thirtieth (30th) day after the receipt of the written notice specified in paragraph 6.1(c) hereof, undertake the cure of such default on behalf of the defaulting Party. A non-defaulting Party is granted an easement to enter upon, through or under the property or improvements of the defaulting Party to effect such cure. Following the occurrence of an Event of Default involving the payment of money to a person or entity not Party to this Agreement, a non-defaulting Party may make such payment on behalf of the defaulting Party. All monies paid by the non-defaulting Party and all reasonable costs and expenses (including, reasonable attorneys' fees) incurred by it, as the case may be, in effecting such cure or payment, shall be paid by the defaulting Party upon written demand, together with interest from the date of such demand at the rate set forth in
Section 6.3. This Section 6.2 shall not limit Pepco's self-help rights pursuant to Section 2.3(b).

                           6.3      Interest. Following the occurrence of an
Event of Default involving the nonpayment of money by the defaulting Party to the non-defaulting Party, all monies owed to the non-defaulting party shall bear interest at the rate equal to one and one-half percent (1.5%) per month accruing on the due date, provided, however, that such late payment charge shall not exceed the maximum charge which may be collected under State law.

                           6.4      Enforcement Rights. In addition to any other
rights expressly set forth in this Agreement, but without limitation, enforcement of this Agreement may be had by legal or equitable proceedings against any defaulting Party either to specifically enforce, restrain or enjoin the violation of any restriction, covenant, agreement, term, representation or warranty herein contained or to recover damages. The above notwithstanding, termination of this Agreement shall not be available as a remedy in any proceedings against any defaulting Party.

                           6.5      No Forfeiture. Except by enforcement of a
judgment lien against such property, nothing contained in this Agreement shall create any reversion, condition or right of re-entry or other provisions for forfeiture under which any Party can be cut off, subordinated or otherwise disturbed in the possession of its property.

                           6.6      Independent Covenants. None of the rights
and easement granted by this Agreement and none of the performances required by this Agreement shall be dependent, upon the performance of any other term, promise, or condition of this Agreement or any documents executed concurrently or in connection with this Agreement, and such rights, easement and requirements or performance shall continue in effect irrespective of whether anything else in this Agreement or such other documents has been breached or has been terminated. The separateness and independent survival of the right, easements and requirements of performance under this Agreement are essential terms hereof without which this Agreement would not have been made.

                  7.       INDEMNIFICATION AND INSURANCE

                           7.1      Generator's Indemnification. Generator shall
indemnify, hold harmless, and defend Pepco and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between Pepco and a third party or Generator) for damage to property of unaffiliated third parties, injury to or death of any person, including Pepco's employees or any third parties, to the extent caused, by the breach of this Agreement by Generator or the negligence or willful misconduct of Generator and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Generator's performance of this Agreement, or the exercise by Generator of its rights hereunder.

                           7.2      Pepco's Indemnification. Pepco shall
indemnify, hold harmless, and defend Generator and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between Generator and a third party or Pepco) for damage to property of unaffiliated third parties, injury to or death of any person, including Generator's employees or any third parties, to the extent caused by the breach of this Agreement by Pepco or the negligence or willful misconduct of Pepco and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Pepco's performance of this Agreement, or the exercise by Pepco of its rights hereunder.


                           7.3      Survival. The provisions of Sections 7.1 and
7.2 shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

                           7.4      Insurance Coverage. The Parties shall
maintain at their own cost the following insurance: (a) standard Commercial General Liability insurance with limitations not less than One Hundred Million Dollars ($100,000,000.00)in the aggregate; (b) All-Risk Property insurance in amounts not less than one hundred percent (100%) of the full replacement cost of the improvements located upon each Party's real property; (c) Worker's compensation insurance as required by prevailing law and Employer's liability insurance with limits of not less than Twenty-five Million Dollars ($25,000,000.00); and (d) such other insurance as is customary in the electric utility industry.

                           7.5      Certificate of Insurance. The Parties agree
to furnish each other with certificates of insurance evidencing the insurance coverage obtained in accordance with this Article 7, and the Parties agree to notify and send copies to the other of any policies maintained hereunder upon written request by a Party. Each Party must notify the other Party within five
(5) business days of receiving notice of cancellation, change, amendment or renewal of any insurance policy required pursuant to Section 7.4 above.

                           7.6      Additional Insureds and Waiver. Each Party
and its affiliates shall be named as additional insureds on the general liability insurance policies obtained in accordance with Section 7.4, above, as regards liability under this Agreement; and each general liability insurance policy shall contain a waiver of subrogation and each Party shall waive its rights of recovery against the other for any loss or damage covered by such policy.

                  8.       MISCELLANEOUS

                           8.1      Effective Date. This Agreement will be
effective on the Closing Date pursuant to the Asset Sale Agreement (the "Effective Date").

                           8.2      Exhibits. All exhibits attached to this
Agreement are part of this Agreement and the material contained in such exhibits shall be construed and interpreted as if contained within the text of the Agreement.

                           8.3      Headings. The Article and Section headings
of this Agreement are for convenience and reference only and in no way define, limit or describe the scope and intent of this Agreement, nor in any way affect this Agreement.

                           8.4      Interpretation. When a reference is made in
this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

                           8.5      GOVERNING LAW. EXCEPT WITH RESPECT TO THE
CREATION, PERFECTION AND ENFORCEMENT OF THE REAL PROPERTY INTERESTS CREATED HEREUNDER, WHICH SHALL BE GOVERNED AND CONSTRUED BY THE LAWS OF THE STATE, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA EXCLUSIVE OF ITS CHOICE OF LAW RULES.

                           8.6      Entire Agreement. This Agreement, the Asset
Sale Agreement, the Site Lease, the Confidentiality Agreement (as defined in the Asset Sale Agreement) and the Ancillary Agreements (as defined in the Asset Sale Agreement) including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein.

                           8.7      Amendment and Modification, Extension,
Waiver. This Agreement may be amended, modified or supplemented only by an instrument in writing signed on behalf of each of the Parties. Either Party may
(i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (iii) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                           8.8      Binding Effect. The covenants, conditions,
restrictions, encumbrances, easements, license and agreements set forth in this Agreement shall attach to, burden, and run with the land and the Generator's Real Property and the Pepco Real Property or the applicable portion or portions thereof, and shall be appurtenant to the Generator's Property or the Pepco Real Property, as appropriate and, together with the remainder of this Agreement, shall be binding upon the Parties hereto and their respective successors, assigns, grantees, transferees and tenants and, together with the remainder of this Agreement, shall inure to the benefit and Use of the Parties hereto and their respective heirs, successors, assigns, grantees, transferees and tenants. Each Grantee of any portion of or interest in the property and each mortgagee which succeeds to the fee simple ownership of any portion of the property shall be deemed, by the acceptance of the deed conveying fee simple title to such person, to have agreed to perform each and every undertaking created hereunder attributable to the portion of the property in which such Grantee or mortgagee has acquired an interest.

                           8.9      Counterparts. This Agreement may be executed
in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           8.10     Severability. If any term or other provision
of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                           8.11     Notices. All notices and other
communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

         if to Pepco, to:

               Potomac Electric Power Company
               1900 Pennsylvania Avenue, N.W.
               Washington, D.C.  20068
               Telecopier:  (202) 261-7889
               Attention:  William T. Torgerson, General Counsel

         with a copy to:

               Dickstein Shapiro Morin & Oshinsky LLP
               2101 L Street, N.W.
               Washington, D.C.  20037
               Telecopy No.:  (202) 887-0689
               Attention:  Kenneth M. Simon, Esq.

         if to Generator, to:

               Southern Energy, Inc.
               900 Ashwood Parkway
               Suite 500
               Atlanta, Georgia  30338-4780
               Telecopier:  (770) 821-6575
               Attention:

         with a copy to:

               Troutman Sanders LLP
               1300 I Street, N.W.
               Suite 500 East
               Washington, DC  20005
               Telecopier:  (202) 274-2994
               Attention:  Benjamin L. Israel, Esq.

The names, titles and addresses of either Party in this section may be changed by written notification to the other Party.

                           8.12     Independent Contractor Status. Nothing in
this Agreement shall be construed as creating any relationship between Pepco and Generator other than that of independent contractors.

                           8.13     Conflicts. Except with respect to the
amendments, indemnification, liability, default and remedies provisions contained herein or as otherwise expressly provided herein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Asset Sale Agreement, the terms of the Asset Sale Agreement shall prevail.

         IN WITNESS WHEREOF, Pepco and Generator have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                    POTOMAC ELECTRIC POWER COMPANY


                                    By:
                                         --------------------------------------
                                    Name:
                                          -------------------------------------
                                    Title:
                                           ------------------------------------

                                    [GENERATOR]


                                    By:
                                         --------------------------------------
                                    Name:
                                          -------------------------------------
                                    Title:
                                           ------------------------------------

STATE OF            )
                    ) SS:
COUNTY OF           )

         BEFORE ME, a Notary Public in and for said County and State, personally appeared ____________________________, an ______________________, by
_____________________, its ________ who _________ is personally known to me/________ and who acknowledged before me that he did sign the foregoing instrument and that the same is the free act and deed of said _______________, and his free act and deed personally and as such officer.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at __________, __________, this ____ day of _________, ____.



                                    -------------------------------------------
                                    Notary Public

                                    My Commission Expires:



STATE OF            )
                    ) SS:
COUNTY OF           )

         BEFORE ME, a Notary Public in and for said County and State, personally appeared _______________________, an ___________________, by ________________
its _____________________ who _______ is personally known to me/________ and who acknowledged before me that he did sign the foregoing instrument and that the same is the free act and deed of said corporation, and his free act and deed personally and as such officer.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at __________, __________, this ____ day of _________, ____.


                                    -------------------------------------------
                                    Notary Public

                                    My Commission Expires:

                                 Schedule 1.1

                                 Definitions


         "Access" means, subject to the conditions set forth in this Agreement and a Party's right to impose reasonable security and safety restrictions protecting its officers, employees, agents, consultants, contractors, subcontractors, invitees, property and confidential information, full and unimpeded access, in common with Grantor over and through existing roads, paths, walkways, corridors, hallways, doorways, and other means of entry or exit, as exist now and from time to time on Grantor's property or, where no means of access exists, over and through those areas of Grantor's property or improvements which are (i) reasonably necessary or convenient for achieving Grantee's underlying purposes, and (ii) least likely, out of the alternatives reasonably available, to impede or damage the property or operation of any Party hereto. Access shall also include access and right-of-way for Grantee's employees, agents, consultants, contractors, subcontractors, vehicles, trucks, trailers, heavy machinery, equipment, materials, and all other items reasonably necessary or convenient for achieving Grantee's underlying purposes.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

         "Agreement" means this Easement, License and Attachment Agreement.

         "Asset Sale Agreement" has the meaning set forth in the first recital of this Agreement, as such Asset Sale Agreement may be amended or modified.

         "Connection Agreement" means the Interconnection Agreement (Potomac River), dated as of __________, 2000, between Pepco and Generator.

         "Distribution of Electric Current" means local transmission and distribution of electricity to Pepco's end users.

         "Distribution Facilities" means towers, lines of towers, poles, lines of poles, supporting structures, cables, crossarms, overhead and underground wires, guys, braces, ducts, conduits, cables, anchors, lightning protective wires, and all related above-ground and underground facilities, appurtenances and equipment, including all additions, replacements and expansions thereto, now or hereafter installed or located on the Generator's Real Property for Distribution of Electric Current. Distribution Facilities do not include Transmission Facilities.

         "Effective Date" has the meaning set forth in Section 8.l.

         "FERC" means the Federal Energy Regulatory Commission or its successors.

         "Generating Facilities" means the Station and any additional generating plants, turbines or other generating facilities constructed by Generator after the Effective Date at the site of the Station.

         "Generator's Improvements" shall have the meaning given it by the first recital of the Agreement.

         "Generator" shall have the meaning set forth in the introductory paragraph of this Agreement and shall include its permitted successors and assigns.

         "Generator's Leasehold Property" means the real property described in Exhibit A.

         "Good Utility Practice" shall have the meaning given it by the Connection Agreement.

         "Grantee" means the Party or Parties who enjoy the principal benefit of the referenced easement, license, right (including attachment rights) privilege or right-of-way.

         "Grantor" means the owner or owners of the property and/or improvement granting the referenced easement, license, right (including attachment rights), privilege or right-of-way.

         "Interconnection Service" shall have the meaning given it by the Connection Agreement.

         "Non-Leased Pepco Real Property" means the real property described in Exhibit C, and any improvements thereto now or hereafter situated thereon.

         "Party" or "Parties" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Pepco" shall have the meaning set forth in the introductory paragraph of this Agreement and shall include its permitted successors and assigns.

         "Pepco Real Property" means the real property described in Exhibit B, and any improvements or betterments thereto now or hereinafter situated thereon.

         "Qualified Personnel" means individuals who possess any required licenses and trained for their positions and duties by Generator and/or Pepco pursuant to Good Utility Practice.

         "State" means the Commonwealth of Virginia.

         "Station" means the Potomac River Station as defined in the Asset Sale Agreement.

         "Transmission of Electric Current" means the transmission of such current typically over long distances and at voltages not commonly used for service to end use customers.

         "Transmission Facilities" means towers, lines of towers, poles, lines of poles, supporting structures, cables, crossarms, overhead and underground wires, guys, braces, ducts, conduits, cables, anchors, lightning protective wires, and all related above-ground and underground facilities, appurtenances and equipment, including all additions, replacements and expansions thereto, now or hereafter installed or located on the Generator's Real Property and/or which Pepco may reasonably require now and from time to time on the Generator's Real Property for the Transmission of Electric Current. Transmission Facilities do not include Distribution Facilities.

         "Transmission System" shall have the meaning set forth in the Connection Agreement.

         "Use" means to operate, maintain, repair, upgrade, clean, install, add to, alter, remove, inspect, construct, modify, restore, rebuild, replace, relocate and expand (but if any such addition, relocation or expansion would unreasonably or materially burden Grantor's Property, in each case, the express, prior written consent of Grantor shall be required, which consent shall not unreasonably be withheld, delayed or conditioned) (all of the foregoing to be in accordance with Good Utility Practice).

                                LIST OF EXHIBITS

Exhibit A   Generator's Leasehold Property
Exhibit B   Pepco Real Property
Exhibit C   Non-Leased Pepco Real Property

                                                                     EXHIBIT C-2


AFTER RECORDING                                   PARCEL ID#
PLEASE RETURN TO:                                 STREET ADDRESS:
_________________                                 ________________
_________________                                 _________________
_________________                                 _________________


                  EASEMENT, LICENSE AND ATTACHMENT AGREEMENT
                              (Dickerson Station)


         THIS EASEMENT, LICENSE AND ATTACHMENT AGREEMENT (the "Agreement"), is dated as of ______________, 2000, and is entered into by and between _______________________________________, a corporation organized and existing under the laws of the State of __________ and having an office at ____________________________ ("Generator") and POTOMAC ELECTRIC POWER COMPANY, a District of Columbia and Virginia corporation and having an office at 1900 Pennsylvania Avenue, N.W., Washington, DC 20068 ("Pepco"). Generator and Pepco may hereinafter be referred to individually as a "Party" and collectively as the "Parties."

                                   RECITALS

         A. Generator and Pepco have entered into an Asset Purchase and Sale Agreement for Generating and Related Assets (the "Asset Sale Agreement"), dated June 7, 2000, for the sale of Pepco's generating station known as the Dickerson Station (as defined in the Asset Sale Agreement), which is located on that certain parcel of real property which has been conveyed by Pepco to Generator pursuant to the Asset Sale Agreement by virtue of a deed recorded immediately prior hereto and is more particularly described in Exhibit "A" attached hereto (the "Generator's Real Property").

         B. Pepco intends to continue to operate its transmission and distribution business on and from that certain parcel of real property adjoining the Generator's Real Property, which parcel has been retained by Pepco following the conveyances contemplated by the Asset Sale Agreement, and is more particularly described in Exhibit "B" attached hereto (the "Pepco Real Property").

         C. Pepco will continue to own and operate certain assets used in the conduct of its transmission and distribution business which are located upon the Generator's Real Property, and Pepco requires Access (as defined below) to, and certain other rights with respect to, the Generator's Real Property in connection therewith. Generator, in the operation and conduct of its generation business, will require Access to, and certain other rights with respect to, the Pepco Real Property. Furthermore, Pepco and Generator have entered into an Interconnection Agreement (the "Connection Agreement"), dated as of __________, 2000, pursuant to which Pepco has agreed to provide certain Interconnection Service to Generator required for Generator's conduct of its generation business at Dickerson Station.

         D. In order for the Parties each to (i) enjoy the full benefit of their respective property rights, real or personal, and conduct their respective businesses thereat (ii) fulfill legal requirements, and (iii) comply with their respective agreements under the Connection Agreement, each Party requires certain easements, licenses, rights-of-way and/or attachment rights in, on, over and above, or with respect to, real and or personal property of the other Party.

                                  AGREEMENT

         NOW, THEREFORE, the Parties, in consideration of the mutual covenants and agreements contained herein and in the Asset Sale Agreement and the Connection Agreement, and for One Dollar ($1.00) and other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged, each intending to be legally bound and to bind their respective successors and assigns, hereby mutually agree as follows:

         1.       DEFINITIONS

                  1.1 Definitions. Any capitalized terms which are used but not defined in the body of this Agreement shall have the meanings given to such terms in the attached Schedule 1.1.

         2.       EASEMENTS

                  2.1 Grant of Easements to Pepco. Generator does hereby give, grant, bargain, sell, assign and convey unto Pepco, the following easements on the Generator's Real Property for the following purposes:

                           (a)      A one hundred twenty-five (125) foot wide
utility easement, as more particularly described in Exhibit "C" attached hereto, for the installation, operation, repair and maintenance of above and/or below ground power and other utility lines utilized in connection with the transmission and distribution business of Pepco (as now or hereafter conducted) and other functions as Pepco may determine from time to time.

                           (b)      An above ground easement as more
particularly described in Exhibit "D" attached hereto, for connection of a 230kV circuit to Generator's start-up transformer and the operation, repair and maintenance of said connection.

                           (c)      An easement for the Use, operation and
maintenance of the Retained Assets (as described in the Asset Sale Agreement) located upon the Generator's Real Property and any other equipment of any nature or kind retained by Pepco and located upon the Generator's Real Property, together with any other equipment used in connection with the foregoing (together with replacements thereof and substitutions therefor).

                           (d)      An easement which enables Pepco to keep and
maintain in their present locations, and operate, any Transmission Facilities, Distribution Facilities and other assets owned by Pepco and located upon the Generator's Real Property, together with an easement for all purposes reasonably deemed necessary or convenient by Pepco to exercise any right or fulfill any obligation under the Connection Agreement, including the right to Use any improvements constructed, maintained or installed in connection therewith.

                           (e)      An easement of Access to those certain
generating buildings (and any replacements thereof) located upon the Generator's Real Property in and upon which certain of Pepco's Distribution Facilities and Transmission Facilities are located. Such easement shall include, without limitation, the right to have keys, access codes or other access methods necessary to enter any of such generating buildings. Furthermore, the exercise of the easement right set forth in this subparagraph shall be subject to the provisions of the Connection Agreement including, without limitation, Section
3.3 thereof.

                           (f)      An easement of Access to the Generator's
Real Property for the purposes of exercising any of the rights granted in this
Section 2.l, in Section 2.3(b)(viii) hereof, in the Connection Agreement or the Asset Sale Agreement.

                           (g)      An easement of Access to, and the right to
use, the parking lots, access roads, driveways and other such facilities located upon the Generator's Real Property.

                           (h)      Pepco's exercise of the rights, easements,
privileges and licenses granted to it pursuant to this Section 2.1 shall be limited to Qualified Personnel or employees of contractors employed by Pepco who, in either event, are under Pepco's and/or its contractors' direct supervision and whose duties include, or who are engaged for the purpose of, Use of the rights granted pursuant to this Section 2.1.

                           (i)      The easements granted pursuant to this
Section 2.1 shall expressly include Pepco's right to lease, license or otherwise permit Affiliates or third parties to use Pepco's facilities upon such terms and for such purposes as Pepco may determine from time to time, subject to the terms and conditions of this Agreement.

                  2.2 Reservation by Generator of Certain Rights. Generator reserves to itself, from the easements granted pursuant to Section 2.1 hereof, the following rights, subject, however, to the provisions of the final paragraph of this Section 2.2:

                           (a)      the right to (i) keep and maintain
Generator's Real Property and all improvements and facilities owned by Generator and located upon the Generator's Real Property in their present locations, and
(ii) operate and maintain all improvements and facilities owned by Generator and located upon the Generator's Real Property in a manner consistent with past practice; and

                           (b)      the right to have Access to all portions of
the Generator's Real Property for all purposes deemed reasonably necessary or convenient by Generator in the operation and conduct of its generation business or in order to perform any act permitted, or fulfill any obligation of Generator, under the Connection Agreement, including maintenance of the Generator's Real Property in the manner described in the Connection Agreement.

                           (c)      Generator's exercise of the rights reserved
to Generator in this Section 2.2, and the rights, privileges and licenses granted to Generator in Section 2.3 shall be exclusively limited to Qualified Personnel or employees of contractors employed by Generator who, in either event, are under Generator's and/or its contractors' direct supervision and whose duties include, or who are engaged for the purpose of, Use of the property described in clause (a) of this Section.

                  2.3 Grant of Easements, Right, Privilege and License from Pepco to Generator.

                           (a)      Pepco does hereby grant to Generator the
following easements, rights, privileges and licenses on and with respect to the Pepco Real Property:

                                    (i)      An easement of Access to and upon
the Pepco Real Property from Martinsburg Road (or other public right of way) for ingress and egress to Dickerson Station and the other Generating Facilities.
(ii) An easement which enables Generator to keep and maintain in their present locations, and operate, any Generating Facilities and other assets owned by Generator and located upon the Pepco Real Property.

                                    (ii)     An easement which enables Generator
to keep and maintain in their present locations, and operate, any Generating Facilities and other assets owned by Generator and located upon the Pepco Real Property.

                                    (iii)    An easement of Access to and upon
the Pepco Real Property for the purposes of exercising any of the rights granted in the Connection Agreement or the Asset Sale Agreement.

                           (b)      In addition, but without limitation of
Generator's rights pursuant to the Connection Agreement, Pepco agrees to make available to Generator (at no cost to Generator, except as provided below) Pepco's master station voltage control equipment (the "Equipment") located at Dickerson Station upon the Generator's Real Property during the term of this Agreement, subject to the following terms and conditions, and Generator agrees to comply with such terms and conditions:

                                    (i)      Generator's operation of the
Equipment shall at all times be subject to that certain Agreement of Sale and Lease dated as of November 30, 1994 between NationsBank Trust Company, National Association and Pepco (the "Control Center Lease"), and Generator shall comply with the terms and conditions thereof with respect to the use of the Equipment (including keeping the Equipment free and clear of any liens, claims or encumbrances of whatever nature, and identifying the Equipment as being owned by Pepco, and shall not modify, alter, remove or add to the Equipment);

                                    (ii)     Generator shall operate and
maintain the Equipment in accordance with Good Utility Practice;

                                    (iii)    Generator shall be responsible for
all operating, repair and maintenance costs, taxes and the like with respect to the Equipment, and shall reimburse Pepco promptly upon invoicing for any such costs paid by Pepco;

                                    (iv)     Generator's Access to the Equipment
shall be in accordance with this Agreement;

                                    (v)      Generator's right to operate the
Equipment shall terminate in the event of actual or constructive loss of the Equipment, damage rendering the Equipment beyond repair or unfit for normal use, the condemnation or seizure of the Equipment, the obsolescence of the Equipment or the material breach by Generator of any of its covenants in this Section 2.3(b);

                                    (vi)     Pepco shall have no obligation to
Generator with respect to the Equipment other than to permit Access to and operation of the Equipment in accordance with this Section 2.3(b); and

                                    (vii)    The obligations of Generator under
Section 7.4 (maintenance of liability insurance coverage) and Section 7.1 (indemnification) shall be applicable to the Equipment.

                                    (viii)   Pepco shall have Access to the
Equipment for purposes of complying with the terms and conditions of the Control Center Lease and as necessary to perform any of the obligations of Generator pursuant to this subparagraph (b) above to the extent the same are not timely performed by Generator.

                  2.4      General Scope of Easements.

                           (a)      Except as otherwise provided in Sections 2.2
and 2.3 above and Section 2.4(b) below, each easement and each right, privilege and license granted hereby is and shall be a perpetual grant, transfer, conveyance and right of Access to and Use (subject to the terms of this Agreement) to the Grantee thereof and to any future owner of the real property, improvements and facilities benefited thereby. Notwithstanding the foregoing, all easements, rights, privileges and licenses granted by this Agreement are and shall be subject to the terms and conditions of the Connection Agreement, and in the event of any inconsistency between the terms and conditions of the Connection Agreement and the terms of this Agreement, the terms of the Connection Agreement shall control.

                           (b)      Any easement or right, privilege and license
granted hereunder for purposes of enabling a Party to exercise any right or fulfill any obligation set forth in the Connection Agreement will continue for the term of the Connection Agreement, and thereafter if and to the extent that the right or obligation (i) shall by its express terms survive the termination or expiration of the Connection Agreement or (ii) is necessary for the conduct of business by Grantee. In the event of the termination or expiration of an easement or right, privilege and license granted hereunder for purposes of enabling a Grantee to exercise any right or fulfill any obligation set forth in the Connection Agreement, all equipment and facilities installed or maintained by such Grantee on the real property of the other Party pursuant to said terminated or expired easement or right, privilege and license shall, at the request of the other Party, be removed at the sole cost and expense of such Grantee, and such Grantee shall, at its sole cost and expense repair any damage to the real property and/or equipment and facilities of the other Party damaged as a result of such removal.

                           (c)      All equipment and facilities installed or
maintained by Grantee pursuant to an easement or right, privilege and license granted hereunder shall be maintained by Grantee in accordance with Good Utility Practice and the Connection Agreement, and Grantee shall make all repairs and replacements necessary to keep such equipment and facilities in such condition.

                           (d)      Generator may not Use any portion of
Generator's Real Property burdened by any easement, right or privilege granted to Pepco hereunder if such Use would materially adversely affect the Use and enjoyment by Pepco of the rights granted to it hereunder, or materially increase the costs or risks associated with such Use.

                           (e)      All easements granted herein shall be deemed
easements appurtenant to the parcel of real property benefited thereby and shall run with such real property and shall be deemed covenants running with the real property burdened thereby.

                  2.5 Interpretation. The following shall apply in interpreting any easement and any right, privilege and license granted pursuant to this Agreement:

                           (a)      Each easement and each right, privilege and
license granted herein is irrevocable except by written agreement of the parties.

                           (b)      With respect to any easement created by this
Agreement, the words "in," "upon," "to," "on," "over," "above," "through" and/or "under" shall be interpreted to include all of such terms.

                           (c)      Each easement and each right, privilege and
license granted herein may be enjoyed without charge or fee to Grantee of the easement.

                           (d)      Each easement and each right, privilege and
license granted herein is also a grant of the additional right of Access over Grantor's property to accomplish the purpose of such easement or right, privilege and license, to perform any obligations hereunder or in the Connection Agreement, and to comply with any legal requirements affecting Grantee or its property and/or improvements.

                           (e)      Exercise of any easement or any right,
privilege and license granted hereunder permitting or requiring maintenance, repairs, alteration, restoration, rebuilding, construction, upgrading, cleaning, installation, removal, modification, replacement, expansion, or other work by Grantee upon the property or improvements of Grantor shall be subject to the following conditions:

                                    (i)      Work upon the facilities and
properties of either Party subject to this Agreement shall be permitted only to each Party's Qualified Personnel, and Access to such facilities and properties shall be permitted only to a Party's Qualified Personnel and such consultants, agents, contractors, subcontractors and invitees as any Party may select or permit; provided that any consultant, agent, contractor, subcontractor or invitee shall comply with all applicable provisions of this Agreement and the Connection Agreement.

                                    (ii)     Work shall be performed using
reasonable precautions to avoid unreasonable interference with the Use and enjoyment of Grantor's property and improvements.

                                    (iii)    Except only as may be specifically
provided to the contrary herein, Grantee shall not be liable for damage, if any, which may be caused by Grantee's normal and reasonable Use of any easement, or right, privilege or license granted hereunder.

                                    (iv)     Following completion of the work,
Grantee shall restore Grantor's property and improvements to the same or as good a condition as existed before the commencement of the work.

                                    (v)      Any easement and any right,
privilege and license granted herein which permits a Grantee to maintain its property, equipment, facilities and appurtenance on the property and improvements owned by Grantor also includes the right to maintain in place on Grantor's property and improvements any and all wires and cables connecting such property, equipment, facilities, and appurtenances to (i) the devices, machinery and equipment which they measure, regulate and/or control, and (ii) power sources.

                                    (vi)     Generator shall be solely
responsible for the maintenance of any roads, paths and other means of entry or exit located upon either the Generator's Real Property or the Pepco Real Property that are commonly utilized by Generator and Pepco, and their respective employees, agents and contractors pursuant to this Agreement or the Connection Agreement.

                           (f)      Any easement granted pursuant to Section
2.1(a), (b), (c) or (d) includes the right to (i) trim, cut, treat and/or remove, by manual, mechanical, and chemical means, any and all trees, brush, structures and other obstructions within the easement area, as well as such trees, brush, structures and vegetation outside of the easement area deemed reasonably necessary or desirable by Pepco for the safe and secure operation of its facilities; and (ii) obtain Access to Generator's Real Property for the purpose of performing the aforementioned acts.

                  2.6      Rules and Regulations.

         Each Party may promulgate rules regulating the conduct of the other Party in the exercise of rights under this Agreement provided such rules and regulations do not unreasonably interfere with or impede the affected Party's rights and easements as set forth herein or in the Connection Agreement.


                  2.7      No Obstruction.

                           (a)      No Party hereto shall obstruct the easements
or the rights, privileges and licenses granted or created pursuant to this Agreement or render them impassable or unusable in any way or otherwise in any way interfere with the right to the Use and enjoyment of the easements or rights, privileges and licenses granted or created pursuant to this Agreement.

                           (b)      No Party hereto shall make any changes to
the topography or accesses on or to its respective property, including grading or drainage that could reasonably be expected to adversely affect another Party's facilities, common use drainage systems, or pollution control systems, or the exercise of any right or fulfillment of any obligation in this Agreement or in the Connection Agreement, without the prior written consent of the other Party which consent shall not unreasonably be withheld, delayed or conditioned.

         3.       TAXES, ASSESSMENTS AND OTHER CHARGES

                  3.1 Real Estate Taxes. Generator, with respect to the Generator's Real Property and Pepco, with respect to the Pepco Real Property, shall pay and discharge all of the following ("Real Estate Taxes") whether or not now within the contemplation of the Parties hereto: (i) all real estate taxes, assessments (both general and special), other governmental impositions and charges, taxes, rents, levies and sums of every kind or nature whatsoever, extraordinary as well as ordinary, as shall at any time be imposed by any governmental or public authority on, or become a lien in respect of, the Generator's Real Property or the Pepco Real Property, as the case may be, or any part thereof, or which may become due and payable with respect thereto, and any and all taxes assessments and charges levied, assessed or imposed upon the Generator's Real Property or the Pepco Real Property, as the case may be, in lieu of or in addition to, the foregoing, under or by virtue of any present or future laws, rules, requirements, orders, directives, ordinances or regulations of the United States of America or of the State or of any subdivision thereof, or of any lawful governmental authority whatsoever, and any interest or penalties thereon, and (ii) all other taxes (excluding gains, sales and income taxes but including occupancy taxes which are measured by income) measured by ownership of the Generator's Real Property or the Pepco Real Property, as the case may be. Generator shall pay and discharge all levies and assessments for water, water meter (including any expenses incident to the installation, repair or replacement of any water meter) and sewer and all rents with respect to water and sewer which provide service to the Generator's Real Property.

                  3.2 Personal Property Taxes. Generator and Pepco shall, respectively, pay and discharge all of the following ("Personal Property Taxes") whether or not now within the contemplation of the Parties hereto: all taxes and assessments which shall or may be charged, levied, assessed or imposed upon, or become a lien upon, the personal property of Generator or Pepco, as the case may be, Used in the operation or in connection with the business conducted at the Generator's Real Property or the Pepco Real Property, as the case may be.

                  3.3      Timing of Payment. Subject to the provisions of
Section 3.5, Generator and Pepco shall each comply with its covenant to pay and discharge all Real Estate Taxes and Personal Property Taxes by paying all such taxes directly to the appropriate taxing authorities prior to the expiration of the period within which payment is permitted without penalty or interest. Generator and Pepco shall within twenty (20) days of written request of the other Party, produce the most recent official receipts from the appropriate taxing authorities evidencing such payment certified by Generator or Pepco, as the case may be, to the other Party hereto.

                  3.4 Cooperation with respect to Tax Statements. Generator and Pepco will cooperate with each other in obtaining and/or retaining any tax abatement for which the Generator's Real Property or Pepco Real Property may be eligible. Upon written request of the Party seeking an abatement, the other Party or Parties hereto will execute and file any and all documents and instruments reasonably necessary to obtain and retain such abatement, without the assumption of any liabilities or obligations, provided that the Party seeking such abatement shall reimburse the cooperating Party or Parties for any reasonable expenses that such cooperating Party or Parties may incur in connection therewith.

                  3.5 Tax Contests. Generator, with respect to the Generator's Real Property, and Pepco, with respect to the Pepco Real Property:

                           (a)      May contest in good faith by appropriate
proceedings diligently and continuously conducted, at its or their sole cost and expense, any Real Estate Tax or charge or Personal Property Tax or charge, or similar tax or charge and, where permitted by law, pay the same under protest.

                           (b)      Shall pay and discharge such contested items
as finally adjudicated or settled, with interest and penalties, and all other charges directed to be paid in or by any such adjudication or settlement.

                           (c)      May, in its or their sole discretion,
consolidate any proceeding to obtain a reduction in the assessed valuation with any similar proceeding or proceedings brought by it or them relating to any one or more other tax years.

                           (d)      Shall indemnify and hold the non-contesting
Party harmless from and against all liability, loss, cost or expense arising out of the contest.

                  3.6 Refunds. Any refunds from any contest undertaken pursuant to Section 3.5 shall belong wholly to the Party or Parties that paid the tax.

         4.       MECHANICS' LIENS

                  4.1 Notice Regarding Labor and Material. Notice is hereby given that no Party hereto shall be liable for any labor or materials furnished or to be furnished to or for another Party hereto or to any other persons or entities claiming under such other Party on credit, and that no mechanics' or other lien for any such labor or material furnished to a Party or such other persons or entities shall attach to or affect any property interest of any other Party.

                  4.2      Disposition of Liens.

                           (a)      Pepco shall forthwith take such action
necessary to discharge, remove or satisfy any lien filed against the Generator's Real Property or any portion thereof for any labor or materials furnished or to be furnished for or on behalf of Pepco, or any person or entity holding any portion thereof through or under Pepco.

                           (b)      Generator shall forthwith take such action
necessary to discharge, remove or satisfy any lien filed against the Pepco Real Property or any portion thereof for any labor or materials furnished or to be furnished for or on behalf of Generator, or any person or entity holding any portion thereof through or under Generator.

                           (c)      If either Pepco or Generator, as the case
may be, shall fail to discharge, remove or satisfy any such lien which it is obligated to discharge, remove or satisfy hereunder within ten (10) days after notice of the existence of the lien has been given to such defaulting Party, the non-defaulting Party or parties may pay the amount of such lien or discharge the same by deposit or bonding, and the amount so paid or deposited, or the premium paid for such bond, with interest at the rate provided for defaults in Section
6.3 hereof, shall be paid by the defaulting Party upon demand to the non-defaulting Party who effected such cure.

                           (d)      The defaulting Party shall defend, indemnify
and save harmless the non-defaulting Party from and against all liability, loss, cost or expense (including reasonable attorneys' fees) arising out of any liens which the defaulting Party is obligated to discharge, remove or satisfy.

         5.       CONDEMNATION

                  5.1 Right to Participate. In the event the Generator's Real Property or the Pepco Real Property, or any part thereof, shall be taken in condemnation proceedings or by exercise of any right of eminent domain or any agreement with those authorized to exercise such right (any such matter being hereinafter referred to as a "Taking" or property "Taken"), whether such Taking be a permanent taking or a temporary Taking, any person or entity having an interest in the award or awards shall have the right to participate in any such condemnation proceedings or agreement for the purpose of protecting its interest hereunder. Each Party so participating shall pay its own expenses.

                  5.2 Total Taking. A "Total Taking" shall be deemed to have occurred as to the property of any Party (which means the Generator's Real Property, as to Generator, and the Pepco Real Property, as to Pepco) when the entire property of such Party shall be Taken or a substantial part of such property shall be Taken and the untaken portion of the property would, following the completion of restoration, be unsuitable for the operation and the Use thereof in the manner so operated and Used prior to the Taking. Upon a Total Taking, this Agreement shall terminate with respect to the property Taken except with respect to the disposition of the award and this Agreement shall continue with respect to the property not Taken.

                  5.3 Disposition of Award. In the event of a Taking, each Party shall be entitled to share in the awards to the extent of its interest in the property subject to the

Taking, and for consequential damages to and dilution of value of the relevant property not so Taken.

                  5.4 Notice of Taking. In the event the Generator's Real Property or the Pepco Real Property, or any part thereof, shall be the subject of any condemnation proceedings or the subject of any eminent domain proceedings, and if any Party shall receive actual notice of such proceedings, the Party receiving such notice shall notify the other Party of the existence of such proceedings. Such notification shall occur within thirty (30) days of the receipt of such actual notice.

         6.       DEFAULTS

                  6.1 Events of Default. Each and every one of the following events shall constitute an Event of Default ("Event of Default') under this Agreement:

                           (a)      If a Party fails to make any payment due
within twenty (20) days of written demand for such payment;

                           (b)      If a Party fails, within twenty (20) days of
written notice from a Party, to make any payment due from such Party to any third party and such failure could result in the imposition of a lien or other encumbrance on the property or improvements of a Party, unless the payment of such amount is contested in accordance with Section 3.5 hereof, in which case, the provisions of Section 3.5 shall control; and

                           (c)      If a Party fails to perform any material
non-monetary obligations hereunder, and said Party fails to cure such default within thirty (30) days of receipt of written notice stating with particularity the nature of the default; provided, however, if such default is of such a nature that it cannot be cured within thirty (30) days following receipt of such notice, an Event of Default shall not have occurred if the defaulting Party shall within such thirty (30) days commence the necessary cure and shall at all times thereafter diligently and continuously prosecute such cure to completion.

                  6.2 Right of Self Help. A non-defaulting Party may at its election following the occurrence of a non-monetary Event of Default and the thirtieth (30th) day after the receipt of the written notice specified in paragraph 6.1(c) hereof, undertake the cure of such default on behalf of the defaulting Party. A non-defaulting Party is granted an easement to enter upon, through or under the property or improvements of the defaulting Party to effect such cure. Following the occurrence of an Event of Default involving the payment of money to a person or entity not Party to this Agreement, a non-defaulting Party may make such payment on behalf of the defaulting Party. All monies paid by the non-defaulting Party and all reasonable costs and expenses (including, reasonable attorneys' fees) incurred by it, as the case may be, in effecting such cure or payment, shall be paid by the defaulting Party upon written demand, together with interest from the date of such demand at the rate set forth in Section 6.3. This Section 6.2 shall not limit Pepco's self-help rights pursuant to Section 2.3(b).

                  6.3 Interest. Following the occurrence of an Event of Default involving the nonpayment of money by the defaulting Party to the non-defaulting Party, all monies owed to the non-defaulting party shall bear interest at the rate equal to one and one-half percent (1.5%) per month accruing on the due date, provided, however, that such late payment charge shall not exceed the maximum charge which may be collected under State law.

                  6.4 Enforcement Rights. In addition to any other rights expressly set forth in this Agreement, but without limitation, enforcement of this Agreement may be had by legal or equitable proceedings against any defaulting Party either to specifically enforce, restrain or enjoin the violation of any restriction, covenant, agreement, term, representation or warranty herein contained or to recover damages. The above notwithstanding, termination of this Agreement shall not be available as a remedy in any proceedings against any defaulting Party.

                  6.5 No Forfeiture. Except by enforcement of a judgment lien against such property, nothing contained in this Agreement shall create any reversion, condition or right of re-entry or other provisions for forfeiture under which any Party can be cut off, subordinated or otherwise disturbed in the possession of its property.

                  6.6 Independent Covenants. None of the rights and easement granted by this Agreement and none of the performances required by this Agreement shall be dependent, upon the performance of any other term, promise, or condition of this Agreement or any documents executed concurrently or in connection with this Agreement, and such rights, easement and requirements or performance shall continue in effect irrespective of whether anything else in this Agreement or such other documents has been breached or has been terminated. The separateness and independent survival of the right, easements and requirements of performance under this Agreement are essential terms hereof without which this Agreement would not have been made.

         7.       INDEMNIFICATION AND INSURANCE

                  7.1 Generator's Indemnification. Generator shall indemnify, hold harmless, and defend Pepco and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between Pepco and a third party or Generator) for damage to property of unaffiliated third parties, injury to or death of any person, including Pepco's employees or any third parties, to the extent caused, by the breach of this Agreement by Generator or the negligence or willful misconduct of

Generator's and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Generator's performance of this Agreement, or the exercise by Generator of its rights hereunder.

                  7.2 Pepco's Indemnification. Pepco shall indemnify, hold harmless, and defend Generator and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between Generator and a third party or Pepco) for damage to property of unaffiliated third parties, injury to or death of any person, including Generator's employees or any third parties, to the extent caused by the breach of this Agreement by Pepco or the negligence or willful misconduct of Pepco and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Pepco's performance of this Agreement, or the exercise by Pepco of its rights hereunder.

                  7.3 Survival. The provisions of Sections 7.1 and 7.2 shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

                  7.4 Insurance Coverage. The Parties shall maintain at their own cost the following insurance: (a) standard Commercial General Liability insurance with limitations not less than One Hundred Million Dollars ($100,000,000.00)in the aggregate; (b) All-Risk Property insurance in amounts not less than one hundred percent (100%) of the full replacement cost of the improvements located upon each Party's real property; (c) Worker's compensation insurance as required by prevailing law and Employer's liability insurance with limits of not less than Twenty-five Million Dollars ($25,000,000.00); and (d) such other insurance as is customary in the electric utility industry.

                  7.5 Certificate of Insurance. The Parties agree to furnish each other with certificates of insurance evidencing the insurance coverage obtained in accordance with this Article 7, and the Parties agree to notify and send copies to the other of any policies maintained hereunder upon written request by a Party. Each Party must notify the other Party within five
(5) business days of receiving notice of cancellation, change, amendment or renewal of any insurance policy required pursuant to Section 7.4 above.

                  7.6 Additional Insureds and Waiver. Each Party and its affiliates shall be named as additional insureds on the general liability insurance policies obtained in accordance with Section 7.4, above, as regards liability under this Agreement; and each general liability insurance policy shall contain a waiver of subrogation and each Party shall waive its rights of recovery against the other for any loss or damage covered by such policy.

         8.       MISCELLANEOUS

                  8.1 Effective Date. This Agreement will be effective on the Closing Date pursuant to the Asset Sale Agreement (the "Effective Date").

                  8.2 Exhibits. All exhibits attached to this Agreement are part of this Agreement and the material contained in such exhibits shall be construed and interpreted as if contained within the text of the Agreement.

                  8.3 Headings. The Article and Section headings of this Agreement are for convenience and reference only and in no way define, limit or describe the scope and intent of this Agreement, nor in any way affect this Agreement.

                  8.4 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

                  8.5 GOVERNING LAW. EXCEPT WITH RESPECT TO THE CREATION, PERFECTION AND ENFORCEMENT OF THE REAL PROPERTY INTERESTS CREATED HEREUNDER, WHICH SHALL BE GOVERNED AND CONSTRUED BY THE LAWS OF THE STATE, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA EXCLUSIVE OF ITS CHOICE OF LAW RULES.

                  8.6 Entire Agreement. This Agreement, the Asset Sale Agreement, the Confidentiality Agreement (as defined in the Asset Sale Agreement) and the Ancillary

Agreements (as defined in the Asset Sale Agreement) including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein..

                  8.7 Amendment and Modification, Extension, Waiver. This Agreement may be amended, modified or supplemented only by an instrument in writing signed on behalf of each of the Parties. Either Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (iii) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  8.8 Binding Effect. The covenants, conditions, restrictions, encumbrances, easements, license and agreements set forth in this Agreement shall attach to, burden, and run with the land and the Generator's Real Property and the Pepco Real Property or the applicable portion or portions thereof, and shall be appurtenant to the Generator's Property or the Pepco Real Property, as appropriate and, together with the remainder of this Agreement, shall be binding upon the Parties hereto and their respective successors, assigns, grantees, transferees and tenants and, together with the remainder of this Agreement, shall inure to the benefit and Use of the Parties hereto and their respective heirs, successors, assigns, grantees, transferees and tenants. Each Grantee of any portion of or interest in the property and each mortgagee which succeeds to the fee simple ownership of any portion of the property shall be deemed, by the acceptance of the deed conveying fee simple title to such person, to have agreed to perform each and every undertaking created hereunder attributable to the portion of the property in which such Grantee or mortgagee has acquired an interest.

                  8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  8.11 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

         if to Pepco, to:

               Potomac Electric Power Company
               1900 Pennsylvania Avenue, N.W.
               Washington, D.C.  20068
               Telecopier:  (202) 261-7889
               Attention:  William T. Torgerson, General Counsel

         with a copy to:

               Dickstein Shapiro Morin & Oshinsky LLP
               2101 L Street, N.W.
               Washington, D.C.  20037
               Telecopy No.:  (202) 887-0689
               Attention:  Kenneth M. Simon, Esq.

         if to Generator, to:

               Southern Energy, Inc.
               900 Ashwood Parkway
               Suite 500
               Atlanta, Georgia  30338-4780
               Telecopier:  (770) 821-6575
               Attention:

          with a copy to:

               Troutman Sanders LLP
               1300 I Street, N.W.
               Suite 500 East
               Washington, DC  20005
               Telecopier:  (202) 274-2994
               Attention:  Benjamin L. Israel, Esq.

The names, titles and addresses of either Party in this section may be changed by written notification to the other Party.

                  8.12 Independent Contractor Status. Nothing in this Agreement shall be construed as creating any relationship between Pepco and Generator other than that of independent contractors.

                  8.13 Conflicts. Except with respect to the amendments, indemnification, liability, default and remedies provisions contained herein or as otherwise expressly provided herein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Asset Sale Agreement, the terms of the Asset Sale Agreement shall prevail.

         IN WITNESS WHEREOF, Pepco and Generator have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                    POTOMAC ELECTRIC POWER COMPANY


                                    By:
                                         --------------------------------------
                                    Name:
                                          -------------------------------------
                                    Title:
                                           ------------------------------------

                                    [GENERATOR]


                                    By:
                                         --------------------------------------
                                    Name:
                                          -------------------------------------
                                    Title:
                                           ------------------------------------

STATE OF            )
                    ) SS:
COUNTY OF           )

         BEFORE ME, a Notary Public in and for said County and State, personally appeared _________________________, an ________________________, by
_____________________, its ________ who _________ is personally known to me/
_______ and who acknowledged before me that he did sign the foregoing instrument and that the same is the free act and deed of said ______________, and his free act and deed personally and as such officer.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at __________, __________, this ____ day of _________, ____.


                                       ----------------------------------------
                                       Notary Public

                                       My Commission Expires:



STATE OF            )
                    ) SS:
COUNTY OF           )

         BEFORE ME, a Notary Public in and for said County and State, personally appeared ________________________, an ___________________, by ________________
its _____________________ who _______ is personally known to me/ ________ and who acknowledged before me that he did sign the foregoing instrument and that the same is the free act and deed of said corporation, and his free act and deed personally and as such officer.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at __________, __________, this ____ day of _________, ____.


                                       ----------------------------------------
                                       Notary Public

                                       My Commission Expires:

                                Schedule 1.1

                                Definitions

         "Access" means, subject to the conditions set forth in this Agreement and a Party's right to impose reasonable security and safety restrictions protecting its officers, employees, agents, consultants, contractors, subcontractors, invitees, property and confidential information, full and unimpeded access, in common with Grantor over and through existing roads, paths, walkways, corridors, hallways, doorways, and other means of entry or exit, as exist now and from time to time on Grantor's property or, where no means of access exists, over and through those areas of Grantor's property or improvements which are (i) reasonably necessary or convenient for achieving Grantee's underlying purposes, and (ii) least likely, out of the alternatives reasonably available, to impede or damage the property or operation of any Party hereto. Access shall also include access and right-of-way for Grantee's employees, agents, consultants, contractors, subcontractors, vehicles, trucks, trailers, heavy machinery, equipment, materials, and all other items reasonably necessary or convenient for achieving Grantee's underlying purposes.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

         "Agreement" means this Easement, License and Attachment Agreement.

         "Asset Sale Agreement" has the meaning set forth in the first recital of this Agreement, as such Asset Sale Agreement may be amended or modified.

         "Connection Agreement" means the Interconnection Agreement (Dickerson), dated as of __________, 2000, between Pepco and Generator.

         "Distribution of Electric Current" means local transmission and distribution of electricity to Pepco's end users.

         "Distribution Facilities" means towers, lines of towers, poles, lines of poles, supporting structures, cables, crossarms, overhead and underground wires, guys, braces, ducts, conduits, cables, anchors, lightning protective wires, and all related above-ground and underground facilities, appurtenances and equipment, including all additions, replacements and expansions thereto, now or hereafter installed or located on the Generator's Real Property for Distribution of Electric Current. Distribution Facilities do not include Transmission Facilities.

         "Effective Date" has the meaning set forth in Section 8.l.

         "FERC" means the Federal Energy Regulatory Commission or its successors.

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         "Generating Facilities" means the Station and any additional generating plants, turbines or other generating facilities constructed by Generator after the Effective Date at the site of the Station.

         "Generator" shall have the meaning set forth in the introductory paragraph of this Agreement and shall include its permitted successors and assigns.

         "Generator's Real Property" means the real property described in Exhibit A, and any improvements or betterments thereto now or hereinafter situated thereon

         "Good Utility Practice" shall have the meaning given it by the Connection Agreement.

         "Grantee" means the Party or Parties who enjoy the principal benefit of the referenced easement, license, right (including attachment rights) privilege or right-of-way.

         "Grantor" means the owner or owners of the property and/or improvement granting the referenced easement, license, right (including attachment rights), privilege or right-of-way.

         "Interconnection Service" shall have the meaning given it by the Connection Agreement.

         "Party" or "Parties" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Pepco" shall have the meaning set forth in the introductory paragraph of this Agreement and shall include its permitted successors and assigns.

         "Pepco Real Property" means the real property described in Exhibit B, and any improvements or betterments thereto nor or hereinafter situated thereon.

         "Qualified Personnel" means individuals who possess any required licenses and trained for their positions and duties by Generator and/or Pepco pursuant to Good Utility Practice.

         "State" means the State of Maryland.

         "Station" means the Dickerson Station as defined in the Asset Sale Agreement.

         "Transmission of Electric Current" means the transmission of such current typically over long distances and at voltages not commonly used for service to end use customers.

         "Transmission Facilities" means towers, lines of towers, poles, lines of poles, supporting structures, cables, crossarms, overhead and underground wires, guys, braces, ducts, conduits, cables, anchors, lightning protective wires, and all related above-ground and underground facilities, appurtenances and equipment, including all additions, replacements and expansions thereto, now or hereafter installed or located on the Generator's Real Property and/or which Pepco may reasonably require now and from time to time on the

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Generator's Real Property for the Transmission of Electric Current. Transmission
Facilities do not include Distribution Facilities.

         "Transmission System" shall have the meaning set forth in the Connection Agreement.

         "Use" means to operate, maintain, repair, upgrade, clean, install, add to, alter, remove, inspect, construct, modify, restore, rebuild, replace, relocate and expand (but if any such addition, relocation or expansion would unreasonably or materially burden Grantor's Property, in each case, the express, prior written consent of Grantor shall be required, which consent shall not unreasonably be withheld, delayed or conditioned) (all of the foregoing to be in accordance with Good Utility Practice).

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                             LIST OF EXHIBITS

Exhibit A   Generator's Real Property
Exhibit B   Pepco Real Property
Exhibit C   125 Foot Utility Easement
Exhibit D   Easement for Connection of 230kV Circuit

                                                                     EXHIBIT C-3

AFTER RECORDING                                PARCEL ID#
PLEASE RETURN TO:                              STREET ADDRESS:
____________________                           ____________________
____________________                           ____________________
____________________                           ____________________


                  EASEMENT, LICENSE AND ATTACHMENT AGREEMENT
                            (Chalk Point Station)

         THIS EASEMENT, LICENSE AND ATTACHMENT AGREEMENT (the "Agreement"), is dated as of ______________, 2000, and is entered into by and between ________________________________, a corporation organized and existing under the laws of the State of __________ and having an office at __________________________________ ("Generator") and POTOMAC ELECTRIC POWER
COMPANY, a District of Columbia and Virginia corporation and having an office at 1900 Pennsylvania Avenue, N.W., Washington, DC 20068 ("Pepco"). Generator and Pepco may hereinafter be referred to individually as a "Party" and collectively as the "Parties."

                                   RECITALS

         A. Generator and Pepco have entered into an Asset Purchase and Sale Agreement for Generating and Related Assets (the "Asset Sale Agreement"), dated June 7, 2000, for the sale of Pepco's generating station known as the Chalk Point Station (as defined in the Asset Sale Agreement), which is located on that certain parcel of real property which has been conveyed by Pepco to Generator pursuant to the Asset Sale Agreement by virtue of a deed recorded immediately prior hereto and is more particularly described in Exhibit "A" attached hereto (the "Generator's Real Property").

         B. Pepco intends to continue to operate its transmission and distribution business on and from that certain parcel of real property adjoining the Generator's Real Property, which parcel has been retained by Pepco following the conveyances contemplated by the Asset Sale Agreement, and is more particularly described in Exhibit "B" attached hereto (the "Pepco Real Property").

         C. Pepco will continue to own and operate certain assets used in the conduct of its transmission and distribution business which are located upon the Generator's Real Property, and Pepco requires Access (as defined below) to, and certain other rights with respect to, the Generator's Real Property in connection therewith. Generator, in the operation and conduct of its generation business, will require Access to, and certain other rights with respect to, the Pepco Real Property. Furthermore, Pepco and Generator have entered into an Interconnection Agreement (the "Connection Agreement"), dated as of __________, 2000, pursuant to which Pepco has agreed to provide certain Interconnection Service to Generator required for Generator's conduct of its generation business at Chalk Point Station.

         D. In order for the Parties each to (i) enjoy the full benefit of their respective property rights, real or personal, and conduct their respective businesses thereat (ii) fulfill legal requirements, and (iii) comply with their respective agreements under the Connection Agreement, each Party requires certain easements, licenses, rights-of-way and/or attachment rights in, on, over and above, or with respect to, real and or personal property of the other Party.

                                   AGREEMENT

         NOW, THEREFORE, the Parties, in consideration of the mutual covenants and agreements contained herein and in the Asset Sale Agreement and the Connection Agreement, and for One Dollar ($1.00) and other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged, each intending to be legally bound and to bind their respective successors and assigns, hereby mutually agree as follows:

         1.       DEFINITIONS

                  1.1 Definitions. Any capitalized terms which are used but not defined in the body of this Agreement shall have the meanings given to such terms in the attached Schedule 1.1.

         2.       EASEMENTS

                  2.1 Grant of Easements to Pepco. Generator does hereby give, grant, bargain, sell, assign and convey unto Pepco, the following easements on the Generator's Real Property for the following purposes:

                           (a)      An above ground and underground easement, as
more particularly described in Exhibit "C" attached hereto, for the installation, operation, repair and maintenance of electrical connections and other facilities between the existing switchyard on Pepco Real Property and the existing combustion turbine-generator area on Generator's Real Property.

                           (b)      An easement as more particularly described
in Exhibit "D" attached hereto, for two (2) 69kV overhead transmission lines from Pepco's switchyard area on Pepco Real Property to an existing Southern Maryland Electrical Cooperative switchyard on Generator's Real Property and the operation, repair and maintenance of said transmission lines.

                           (c)      An easement for the Use, operation and
maintenance of the Retained Assets (as described in the Asset Sale Agreement) located upon the Generator's Real Property and any other equipment of any nature or kind retained by Pepco and located upon the Generator's Real Property, together with any other equipment used in connection with the foregoing (together with replacements thereof and substitutions therefor).

                           (d)      An easement which enables Pepco to keep and
maintain in their present locations, and operate, any Transmission Facilities, Distribution Facilities and other assets owned by Pepco and located upon the Generator's Real Property, together with an easement for all purposes reasonably deemed necessary or convenient by Pepco to exercise any right or fulfill any obligation under the Connection Agreement, including the right to Use any improvements constructed, maintained or installed in connection therewith.

                           (e)      An easement of Access to those certain
generating buildings (and any replacements thereof) located upon the Generator's Real Property in and upon which certain of Pepco's Distribution Facilities and Transmission Facilities are located. Such easement shall include, without limitation, the right to have keys, access codes or other access methods necessary to enter any of such generating buildings. Furthermore, the exercise of the easement right set forth in this subparagraph shall be subject to the provisions of the Connection Agreement including, without limitation, Section
3.3 thereof.

                           (f)      An easement of Access to the Generator's
Real Property for the purposes of exercising any of the rights granted in this
Section 2.l, in Section 2.3(b)(viii) hereof, in the Connection Agreement or the Asset Sale Agreement.

                           (g)      An easement of Access to, and the right to
use, the parking lots, access roads, driveways and other such facilities located upon the Generator's Real Property.

                           (h)      Pepco's exercise of the rights, easements,
privileges and licenses granted to it pursuant to this Section 2.1 shall be limited to Qualified Personnel or employees of contractors employed by Pepco who, in either event, are under Pepco's and/or its contractors' direct supervision and whose duties include, or who are engaged for the purpose of, Use of the rights granted pursuant to this Section 2.1.

                           (i)      The easements granted pursuant to this
Section 2.1 shall expressly include Pepco's right to lease, license or otherwise permit Affiliates or third parties to use Pepco's facilities upon such terms and for such purposes as Pepco may determine from time to time, subject to the terms and conditions of this Agreement.

                  2.2 Reservation by Generator of Certain Rights. Generator reserves to itself, from the easements granted pursuant to Section 2.1 hereof, the following rights, subject, however, to the provisions of the final paragraph of this Section 2.2:

                           (a)      the right to (i) keep and maintain
Generator's Real Property and all improvements and facilities owned by Generator and located upon the Generator's Real Property in their present locations, and
(ii) operate and maintain all
improvements and facilities owned by Generator and located upon the Generator's Real Property in a manner consistent with past practice; and

                           (b)      the right to have Access to all portions of
the Generator's Real Property for all purposes deemed reasonably necessary or convenient by Generator in the operation and conduct of its generation business or in order to perform any act permitted, or fulfill any obligation of Generator, under the Connection Agreement, including maintenance of the Generator's Real Property in the manner described in the Connection Agreement.

                           (c)      Generator's exercise of the rights reserved
to Generator in this Section 2.2, and the rights, privileges and licenses granted to Generator in Section 2.3 shall be exclusively limited to Qualified Personnel or employees of contractors employed by Generator who, in either event, are under Generator's and/or its contractors' direct supervision and whose duties include, or who are engaged for the purpose of, Use of the property described in clause (a) of this Section.

                  2.3 Grant of Easements, Right, Privilege and License from Pepco to Generator.

                           (a)      Pepco does hereby grant to Generator the
following easements, rights, privileges and licenses on and with respect to the Pepco Real Property:

                                    (i)      An easement, as described on
Exhibit "E" attached hereto, for the operation and maintenance of an existing oil pipeline (to be used solely for the transmission of oil) on, under and across Pepco Real Property at two (2) locations.

                                    (ii)     An easement, as described on
Exhibit "F" attached hereto, for the operation and maintenance of an existing oil pipeline (to be used solely for the transmission of oil) on, under and across the Retained Assets.

                                    (iii)    An easement which enables Generator
to keep and maintain in their present locations, and operate, any Generating Facilities and other assets owned by Generator and located upon the Pepco Real Property.

                                    (iv)     An easement of Access to and upon
the Pepco Real Property for the purposes of exercising any of the rights granted in the Connection Agreement or the Asset Sale Agreement.

                           (b)      In addition, but without limitation of
Generator's rights pursuant to the Connection Agreement, Pepco agrees to make available to Generator (at no cost to Generator, except as provided below) Pepco's master station voltage control equipment (the "Equipment") located at Chalk Point Station upon the Generator's Real Property during the term of this Agreement, subject to the following terms and conditions, and Generator agrees to comply with such terms and conditions:

                                    (i)      Generator's operation of the
Equipment shall at all times be subject to that certain Agreement of Sale and Lease dated as of November 30, 1994 between NationsBank Trust Company, National Association and Pepco (the "Control Center Lease"), and Generator shall comply with the terms and conditions thereof with respect to the use of the Equipment (including keeping the Equipment free and clear of any liens, claims or encumbrances of whatever nature, and identifying the Equipment as being owned by Pepco, and shall not modify, alter, remove or add to the Equipment);

                                    (ii)     Generator shall operate and
maintain the Equipment in accordance with Good Utility Practice;

                                    (iii)    Generator shall be responsible for
all operating, repair and maintenance costs, taxes and the like with respect to the Equipment, and shall reimburse Pepco promptly upon invoicing for any such costs paid by Pepco;

                                    (iv)     Generator's Access to the Equipment
shall be in accordance with this Agreement;

                                    (v)      Generator's right to operate the
Equipment shall terminate in the event of actual or constructive loss of the Equipment, damage rendering the Equipment beyond repair or unfit for normal use, the condemnation or seizure of the Equipment, the obsolescence of the Equipment or the material breach by Generator of any of its covenants in this Section 2.3(b);

                                    (vi)     Pepco shall have no obligation to
Generator with respect to the Equipment other than to permit Access to and operation of the Equipment in accordance with this Section 2.3(b);

                                    (vii)    The obligations of Generator under
Section 7.4 (maintenance of liability insurance coverage) and Section 7.1 (indemnification) shall be applicable to the Equipment; and

                                    (viii)   Pepco shall have Access to the
Equipment for purposes of complying with the terms and conditions of the Control Center Lease and as necessary to perform any of the obligations of Generator pursuant to this subparagraph (b) above to the extent the same are not timely performed by Generator.

         2.4      General Scope of Easements.

                  (a) Except as otherwise provided in Sections 2.2 and 2.3 above and Section 2.4(b) below, each easement and each right, privilege and license granted hereby is and shall be a perpetual grant, transfer, conveyance and right of Access to and Use (subject to the terms of this Agreement) to the Grantee thereof and to any future owner of the real property, improvements and facilities benefited thereby. Notwithstanding the foregoing, all easements, rights, privileges and licenses granted by this Agreement are and shall be subject to the terms and conditions of the Connection Agreement, and in the event of any inconsistency between the terms and conditions of the Connection Agreement and the terms of this Agreement, the terms of the Connection Agreement shall control.

                  (b) Any easement or right, privilege and license granted hereunder for purposes of enabling a Party to exercise any right or fulfill any obligation set forth in the Connection Agreement will continue for the term of the Connection Agreement, and thereafter if and to the extent that the right or obligation (i) shall by its express terms survive the termination or expiration of the Connection Agreement or (ii) is necessary for the conduct of business by Grantee. In the event of the termination or expiration of an easement or right, privilege and license granted hereunder for purposes of enabling a Grantee to exercise any right or fulfill any obligation set forth in the Connection Agreement, all equipment and facilities installed or maintained by such Grantee on the real property of the other Party pursuant to said terminated or expired easement or right, privilege and license shall, at the request of the other Party, be removed at the sole cost and expense of such Grantee, and such Grantee shall, at its sole cost and expense repair any damage to the real property and/or equipment and facilities of the other Party damaged as a result of such removal.

                  (c) All equipment and facilities installed or maintained by Grantee pursuant to an easement or right, privilege and license granted hereunder shall be maintained by Grantee in accordance with Good Utility Practice and the Connection Agreement, and Grantee shall make all repairs and replacements necessary to keep such equipment and facilities in such condition.

                  (d) Generator may not Use any portion of Generator's Real Property burdened by any easement, right or privilege granted to Pepco hereunder if such Use would materially adversely affect the Use and enjoyment by Pepco of the rights granted to it hereunder, or materially increase the costs or risks associated with such Use.

                  (e) All easements granted herein shall be deemed easements appurtenant to the parcel of real property benefited thereby and shall run with such real property and shall be deemed covenants running with the real property burdened thereby.

         2.5 Interpretation. The following shall apply in interpreting any easement and any right, privilege and license granted pursuant to this
Agreement:

                  (a) Each easement and each right, privilege and license granted herein is irrevocable except by written agreement of the parties.

                  (b) With respect to any easement created by this Agreement, the words "in," "upon," "to," "on," "over," "above," "through" and/or "under" shall be interpreted to include all of such terms.

                  (c)    Each easement and each right, privilege
and license granted herein may be enjoyed without charge or fee to Grantee of the easement.

                  (d) Each easement and each right, privilege and license granted herein is also a grant of the additional right of Access over Grantor's property to accomplish the purpose of such easement or right, privilege and license, to perform any obligations hereunder or in the Connection Agreement, and to comply with any legal requirements affecting Grantee or its property and/or improvements.

                  (e) Exercise of any easement or any right, privilege and license granted hereunder permitting or requiring maintenance, repairs, alteration, restoration, rebuilding, construction, upgrading, cleaning, installation, removal, modification, replacement, expansion, or other work by Grantee upon the property or improvements of Grantor shall be subject to the following conditions:

                           (i) Work upon the facilities and properties of either Party subject to this Agreement shall be permitted only to each Party's Qualified Personnel, and Access to such facilities and properties shall be permitted only to a Party's Qualified Personnel and such consultants, agents, contractors, subcontractors and invitees as any Party may select or permit; provided that any consultant, agent, contractor, subcontractor or invitee shall comply with all applicable provisions of this Agreement and the Connection Agreement.

                           (ii) Work shall be performed using reasonable precautions to avoid unreasonable interference with the Use and enjoyment of Grantor's property and improvements.

                           (iii) Except only as may be specifically provided to the contrary herein, Grantee shall not be liable for damage, if any, which may be caused by Grantee's normal and reasonable Use of any easement, or right, privilege or license granted hereunder.

                           (iv) Following completion of the work, Grantee shall restore Grantor's property and improvements to the same or as good a condition as existed before the commencement of the work.

                           (v) Any easement and any right, privilege and license granted herein which permits a Grantee to maintain its property, equipment, facilities and appurtenances on the property and improvements owned by Grantor also includes the right to maintain in place on Grantor's property and improvements any and all wires and cables connecting such property, equipment, facilities, and appurtenances to (i) the devices, machinery and equipment which they measure, regulate and/or control, and (ii) power sources.

                           (vi) Generator shall be solely responsible for the maintenance of any roads, paths and other means of entry or exit located upon either the Gemerator's Real Property or the Pepco Real Property that are commonly utilized by Generator and Pepco, and their respective employees, agents and contractors pursuant to this Agreement or the Connection Agreement.

                  (f)      Any easement granted pursuant to Section 2.1(a), (b),
(c) or (d) includes the right to (i) trim, cut, treat and/or remove, by manual, mechanical, and chemical means, any and all trees, brush, structures and other obstructions within the easement area, as well as such trees, brush, structures and vegetation outside of the easement area deemed reasonably necessary or desirable by Pepco for the safe and secure operation of its facilities; and (ii) obtain Access to Generator's Real Property for the purpose of performing the aforementioned acts.

                  2.6      Rules and Regulations.

         Each Party may promulgate rules regulating the conduct of the other Party in the exercise of rights under this Agreement provided such rules and regulations do not unreasonably interfere with or impede the affected Party's rights and easements as set forth herein or in the Connection Agreement.

                  2.7      No Obstruction.

                           (a)      No Party hereto shall obstruct the easements
or the rights, privileges and licenses granted or created pursuant to this Agreement or render them impassable or unusable in any way or otherwise in any way interfere with the right to the Use and enjoyment of the easements or rights, privileges and licenses granted or created pursuant to this Agreement.

                           (b)      No Party hereto shall make any changes to
the topography or accesses on or to its respective property, including grading or drainage that could reasonably be expected to adversely affect another Party's facilities, common use drainage systems, or pollution control systems, or the exercise of any right or fulfillment of any obligation in this Agreement or in the Connection Agreement, without the prior written consent of the other Party which consent shall not unreasonably be withheld, delayed or conditioned.

         3.       TAXES, ASSESSMENTS AND OTHER CHARGES

                  3.1 Real Estate Taxes. Generator, with respect to the Generator's Real Property and Pepco, with respect to the Pepco Real Property, shall pay and discharge all of the following ("Real Estate Taxes") whether or not now within the contemplation of the Parties hereto: (i) all real estate taxes, assessments (both general and special), other governmental impositions and charges, taxes, rents, levies and sums of every kind or nature whatsoever, extraordinary as well as ordinary, as shall at any time be imposed by any governmental or public authority on, or become a lien in respect of, the Generator's Real Property or the Pepco Real Property, as the case may be, or any part thereof, or which may become due and payable with respect thereto, and any and all taxes assessments and charges levied, assessed or imposed upon the Generator's Real Property or the Pepco Real Property, as the case may be, in lieu of or in addition to, the foregoing, under or by virtue of any present or future laws, rules, requirements, orders, directives, ordinances or regulations of the United States of America or of the State or of any subdivision thereof, or of any lawful governmental authority whatsoever, and any interest or penalties thereon, and (ii) all other taxes (excluding gains, sales and income taxes but including occupancy taxes which are measured by income) measured by ownership of the Generator's Real Property or the Pepco Real Property, as the case may be. Generator shall pay and discharge all levies and assessments for water, water meter (including any expenses incident to the installation, repair or replacement of any water meter) and sewer and all rents with respect to water and sewer which provide service to the Generator's Real Property.

                  3.2 Personal Property Taxes. Generator and Pepco shall, respectively, pay and discharge all of the following ("Personal Property Taxes") whether or not now within the contemplation of the Parties hereto: all taxes and assessments which shall or may be charged, levied, assessed or imposed upon, or become a lien upon, the personal property of Generator or Pepco, as the case may be, Used in the operation or in connection with the business conducted at the Generator's Real Property or the Pepco Real Property, as the case may be.

                  3.3      Timing of Payment. Subject to the provisions of
Section 3.5, Generator and Pepco shall each comply with its covenant to pay and discharge all Real Estate Taxes and Personal Property Taxes by paying all such taxes directly to the appropriate taxing authorities prior to the expiration of the period within which payment is permitted without penalty or interest. Generator and Pepco shall within twenty (20) days of written request of the other Party, produce the most recent official receipts from the appropriate taxing authorities evidencing such payment certified by Generator or Pepco, as the case may be, to the other Party hereto.

                  3.4 Cooperation with Respect to Tax Statements. Generator and Pepco will cooperate with each other in obtaining and/or retaining any tax abatement for which the Generator's Real Property or Pepco Real Property may be eligible. Upon written request of the Party seeking an abatement, the other Party or Parties hereto will execute and file any and all documents and instruments reasonably necessary to obtain and retain such abatement, without the assumption of any liabilities or obligations, provided that the Party seeking such abatement shall reimburse the cooperating Party or Parties for any reasonable expenses that such cooperating Party or Parties may incur in connection therewith.

                  3.5 Tax Contests. Generator, with respect to the Generator's Real Property, and Pepco, with respect to the Pepco Real Property:

                           (a)      May contest in good faith by appropriate
proceedings diligently and continuously conducted, at its or their sole cost and expense, any Real Estate Tax or charge or Personal Property Tax or charge, or similar tax or charge and, where permitted by law, pay the same under protest.

                           (b)      Shall pay and discharge such contested items
as finally adjudicated or settled, with interest and penalties, and all other charges directed to be paid in or by any such adjudication or settlement.

                           (c)      May, in its or their sole discretion,
consolidate any proceeding to obtain a reduction in the assessed valuation with any similar proceeding or proceedings brought by it or them relating to any one or more other tax years.

                           (d)      Shall indemnify and hold the non-contesting
Party harmless from and against all liability, loss, cost or expense arising out of the contest.

                  3.6 Refunds. Any refunds from any contest undertaken pursuant to Section 3.5 shall belong wholly to the Party or Parties that paid the tax.

         4.       MECHANICS' LIENS

                  4.1 Notice Regarding Labor and Material. Notice is hereby given that no Party hereto shall be liable for any labor or materials furnished or to be furnished to or for another Party hereto or to any other persons or entities claiming under such other Party on credit, and that no mechanics' or other lien for any such labor or material furnished to a Party or such other persons or entities shall attach to or affect any property interest of any other Party.

                  4.2      Disposition of Liens.

                           (a)      Pepco shall forthwith take such action
necessary to discharge, remove or satisfy any lien filed against the Generator's Real Property or any portion thereof for any labor or materials furnished or to be furnished for or on behalf of Pepco, or any person or entity holding any portion thereof through or under Pepco.

                           (b)      Generator shall forthwith take such action
necessary to discharge, remove or satisfy any lien filed against the Pepco Real Property or any portion thereof for any labor or materials furnished or to be furnished for or on behalf of Generator, or any person or entity holding any portion thereof through or under Generator.

                           (c)      If either Pepco or Generator, as the case
may be, shall fail to discharge, remove or satisfy any such lien which it is obligated to discharge, remove or satisfy hereunder within ten (10) days after notice of the existence of the lien has been given to such defaulting Party, the non-defaulting Party or parties may pay the amount of such lien or discharge the same by deposit or bonding, and the amount so paid or deposited, or the premium paid for such bond, with interest at the rate provided for defaults in Section
6.3 hereof, shall be paid by the defaulting Party upon demand to the non-defaulting Party who effected such cure.

                           (d)      The defaulting Party shall defend, indemnify
and save harmless the non-defaulting Party from and against all liability, loss, cost or expense (including reasonable attorneys' fees) arising out of any liens which the defaulting Party is obligated to discharge, remove or satisfy.

         5.       CONDEMNATION

                  5.1 Right to Participate. In the event the Generator's Real Property or the Pepco Real Property, or any part thereof, shall be taken in condemnation proceedings or by exercise of any right of eminent domain or any agreement with those authorized to exercise such right (any such matter being hereinafter referred to as a "Taking" or property "Taken"), whether such Taking be a permanent taking or a temporary Taking, any person or entity having an interest in the award or awards shall have the right to participate in any such condemnation proceedings or agreement for the purpose of protecting its interest hereunder. Each Party so participating shall pay its own expenses.

                  5.2 Total Taking. A "Total Taking" shall be deemed to have occurred as to the property of any Party (which means the Generator's Real Property, as to Generator, and the Pepco Real Property, as to Pepco) when the entire property of such Party shall be Taken or a substantial part of such property shall be Taken and the untaken portion of the property would, following the completion of restoration, be unsuitable for the operation and the Use thereof in the manner so operated and Used prior to the Taking. Upon a Total Taking, this Agreement shall terminate with respect to the property Taken except with respect to the disposition of the award and this Agreement shall continue with respect to the property not Taken.

                  5.3 Disposition of Award. In the event of a Taking, each Party shall be entitled to share in the awards to the extent of its interest in the property subject to the Taking, and for consequential damages to and dilution of value of the relevant property not so Taken.

                  5.4 Notice of Taking. In the event the Generator's Real Property or the Pepco Real Property, or any part thereof, shall be the subject of any condemnation proceedings or the subject of any eminent domain proceedings, and if any Party shall receive actual notice of such proceedings, the Party receiving such notice shall notify the other Party of the existence of such proceedings. Such notification shall occur within thirty (30) days of the receipt of such actual notice.

         6.       DEFAULTS

                  6.1 Events of Default. Each and every one of the following events shall constitute an Event of Default ("Event of Default") under this Agreement:

                           (a)      If a Party fails to make any payment due to
a party hereto within twenty (20) days of written demand for such payment;

                           (b)      If a Party fails, within twenty (20) days of
written notice from a Party, to make any payment due from such Party to any third party and such failure could result in the imposition of a lien or other encumbrance on the property or improvements of a Party, unless the payment of such amount is contested in accordance with Section 3.5 hereof, in which case, the provisions of Section 3.5 shall control; and

                           (c)      If a Party fails to perform any material
non-monetary obligations hereunder, and said Party fails to cure such default within thirty (30) days of receipt of written notice stating with particularity the nature of the default; provided, however, if such default is of such a nature that it cannot be cured within thirty (30) days following receipt of such notice, an Event of Default shall not have occurred if the defaulting Party shall within such thirty (30) days commence the necessary cure and shall at all times thereafter diligently and continuously prosecute such cure to completion.

                  6.2 Right of Self Help. A non-defaulting Party may at its election following the occurrence of a non-monetary Event of Default and the thirtieth (30th) day after the receipt of the written notice specified in paragraph 6.1(c) hereof, undertake the cure of such default on behalf of the defaulting Party. A non-defaulting Party is granted an easement to enter upon, through or under the property or improvements of the defaulting Party to effect such cure. Following the occurrence of an Event of Default involving the payment of money to a person or entity not Party to this Agreement, a non-defaulting Party may make such payment on behalf of the defaulting Party. All monies paid by the non-defaulting Party and all reasonable costs and expenses (including, reasonable attorneys' fees) incurred by it, as the case may be, in effecting such cure or payment, shall be paid by the defaulting Party upon written demand, together with interest from the date of such demand at the rate set forth in Section 6.3. This Section 6.2 shall not limit Pepco's self-help rights pursuant to Section 2.3(b).

                  6.3 Interest. Following the occurrence of an Event of Default involving the nonpayment of money by the defaulting Party to the non-defaulting Party, all monies owed to the non-defaulting party shall bear interest at the rate equal to one and one-half percent (1.5%) per month accruing on the due date, provided, however, that such late payment charge shall not exceed the maximum charge which may be collected under State law.

                  6.4 Enforcement Rights. In addition to any other rights expressly set forth in this Agreement, but without limitation, enforcement of this Agreement may be had by legal or equitable proceedings against any defaulting Party either to specifically enforce, restrain or enjoin the violation of any restriction, covenant, agreement, term, representation or warranty herein contained or to recover damages. The above notwithstanding, termination of this Agreement shall not be available as a remedy in any proceedings against any defaulting Party.

                  6.5 No Forfeiture. Except by enforcement of a judgment lien against such property, nothing contained in this Agreement shall create any reversion, condition or right of re-entry or other provisions for forfeiture under which any Party can be cut off, subordinated or otherwise disturbed in the possession of its property.

                  6.6 Independent Covenants. None of the rights and easement granted by this Agreement and none of the performances required by this Agreement shall be dependent, upon the performance of any other term, promise, or condition of this Agreement or any documents executed concurrently or in connection with this Agreement, and such rights, easement and requirements or performance shall continue in effect irrespective of whether anything else in this Agreement or such other documents has been breached or has been terminated. The separateness and independent survival of the right, easements and requirements of performance under this Agreement are essential terms hereof without which this Agreement would not have been made.

         7.       INDEMNIFICATION AND INSURANCE

                  7.1 Generator's Indemnification. Generator shall indemnify, hold harmless, and defend Pepco and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between Pepco and a third party or Generator) for damage to property of unaffiliated third parties, injury to or death of any person, including Pepco's employees or any third parties, to the extent caused, by the breach of this Agreement by Generator or the negligence or willful misconduct of Generator and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Generator's performance of this Agreement, or the exercise by Generator of its rights hereunder.

                  7.2 Pepco's Indemnification. Pepco shall indemnify, hold harmless, and defend Generator and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between Generator and a third party or Pepco) for damage to property of unaffiliated third parties, injury to or death of any person, including Generator's employees or any third parties, to the extent caused by the breach of this Agreement by Pepco or the negligence or willful misconduct of Pepco and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Pepco's performance of this Agreement, or the exercise by Pepco of its rights hereunder.


                  7.3 Survival. The provisions of Sections 7.1 and 7.2 shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

                  7.4 Insurance Coverage. The Parties shall maintain at their own cost the following insurance: (a) standard Commercial General Liability insurance with limitations not less than One Hundred Million Dollars ($100,000,000.00)in the aggregate; (b) All-Risk Property insurance in amounts not less than one hundred percent (100%) of the full replacement cost of the improvements located upon each Party's real property; (c) Worker's compensation insurance as required by prevailing law and Employer's liability insurance with limits of not less than Twenty-five Million Dollars ($25,000,000.00); and (d) such other insurance as is customary in the electric utility industry.

                  7.5 Certificate of Insurance. The Parties agree to furnish each other with certificates of insurance evidencing the insurance coverage obtained in accordance with this Article 7, and the Parties agree to notify and send copies to the other of any policies maintained hereunder upon written request by a Party. Each Party must notify the other Party within five
(5) business days of receiving notice of cancellation, change, amendment or renewal of any insurance policy required pursuant to Section 7.4 above.

                  7.6 Additional Insureds and Waiver. Each Party and its affiliates shall be named as additional insureds on the general liability insurance policies obtained in accordance with Section 7.4, above, as regards liability under this Agreement; and each general liability insurance policy shall contain a waiver of subrogation and each Party shall waive its rights of recovery against the other for any loss or damage covered by such policy.

         8.       MISCELLANEOUS

                  8.1 Effective Date. This Agreement will be effective on the Closing Date pursuant to the Asset Sale Agreement (the "Effective Date").

                  8.2 Exhibits. All exhibits attached to this Agreement are part of this Agreement and the material contained in such exhibits shall be construed and interpreted as if contained within the text of the Agreement.

                  8.3 Headings. The Article and Section headings of this Agreement are for convenience and reference only and in no way define, limit or describe the scope and intent of this Agreement, nor in any way affect this Agreement.

                  8.4 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

                  8.5 GOVERNING LAW. EXCEPT WITH RESPECT TO THE CREATION, PERFECTION AND ENFORCEMENT OF THE REAL PROPERTY INTERESTS CREATED HEREUNDER, WHICH SHALL BE GOVERNED AND CONSTRUED BY THE LAWS OF THE STATE, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA EXCLUSIVE OF ITS CHOICE OF LAW RULES.

                  8.6 Entire Agreement. This Agreement, the Asset Sale Agreement, the Confidentiality Agreement (as defined in the Asset Sale Agreement) and the Ancillary Agreements (as defined in the Asset Sale Agreement) including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein.

                  8.7 Amendment and Modification, Extension, Waiver. This Agreement may be amended, modified or supplemented only by an instrument in writing signed on behalf of each of the Parties. Either Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (iii) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  8.8 Binding Effect. The covenants, conditions, restrictions, encumbrances, easements, license and agreements set forth in this Agreement shall attach to, burden, and run with the land and the Generator's Real Property and the Pepco Real Property or the applicable portion or portions thereof, and shall be appurtenant to the Generator's Property or the Pepco Real Property, as appropriate and, together with the remainder of this Agreement, shall be binding upon the Parties hereto and their respective successors, assigns, grantees, transferees and tenants and, together with the remainder of this Agreement, shall inure to the benefit and Use of the Parties hereto and their respective heirs, successors, assigns, grantees, transferees and tenants. Each Grantee of any portion of or interest in the property and each mortgagee which succeeds to the fee simple ownership of any portion of the property shall be deemed, by the acceptance of the deed conveying fee simple title to such person, to have agreed to perform each and every undertaking created hereunder attributable to the portion of the property in which such Grantee or mortgagee has acquired an interest.

                  8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  8.11 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

          if to Pepco, to:

               Potomac Electric Power Company
               1900 Pennsylvania Avenue, N.W.
               Washington, D.C.  20068
               Telecopier:  (202) 261-7889
               Attention:  William T. Torgerson, General Counsel

          with a copy to:

               Dickstein Shapiro Morin & Oshinsky LLP
               2101 L Street, N.W.
               Washington, D.C.  20037
               Telecopy No.:  (202) 887-0689
               Attention:  Kenneth M. Simon, Esq.

          if to Generator, to:

               Southern Energy, Inc.
               900 Ashwood Parkway
               Suite 500
               Atlanta, Georgia  30338-4780
               Telecopier:  (770) 821-6575
               Attention:

          with a copy to:

               Troutman Sanders LLP
               1300 I Street, N.W.
               Suite 500 East
               Washington, DC  20005
               Telecopier:  (202) 274-2994
               Attention:  Benjamin L. Israel, Esq.

The names, titles and addresses of either Party in this section may be changed by written notification to the other Party.

                  8.12 Independent Contractor Status. Nothing in this Agreement shall be construed as creating any relationship between Pepco and Generator other than that of independent contractors.

                  8.13 Conflicts. Except with respect to the amendments, indemnification, liability, default and remedies provisions contained herein or as otherwise expressly provided herein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Asset Sale Agreement, the terms of the Asset Sale Agreement shall prevail.

          IN WITNESS WHEREOF, Pepco and Generator have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                              POTOMAC ELECTRIC POWER COMPANY


                              By:
                                    -------------------------------------------
                              Name:
                                    -------------------------------------------
                              Title:
                                    -------------------------------------------

                              [GENERATOR]


                              By:
                                    -------------------------------------------
                              Name:
                                    -------------------------------------------
                              Title:
                                    -------------------------------------------

STATE OF            )
                    ) SS:
COUNTY OF           )

         BEFORE ME, a Notary Public in and for said County and State, personally appeared __________________________, an ________________________, by
_____________________, its ________ who _________ is personally known to me/________ and who acknowledged before me that he did sign the foregoing instrument and that the same is the free act and deed of said ______________, and his free act and deed personally and as such officer.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at __________, __________, this ____ day of _________, ____.



                                   --------------------------------------------
                                   Notary Public

                                   My Commission Expires:



STATE OF            )
                    ) SS:
COUNTY OF           )

         BEFORE ME, a Notary Public in and for said County and State, personally appeared ___________________________, an ___________________, by
________________ its _____________________ who _______ is personally known to me/________ and who acknowledged before me that he did sign the foregoing instrument and that the same is the free act and deed of said corporation, and his free act and deed personally and as such officer.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at __________, __________, this ____ day of _________, ____.





                                   --------------------------------------------
                                   Notary Public

                                   My Commission Expires:

                                Schedule 1.1

                                 Definitions


         "Access" means, subject to the conditions set forth in this Agreement and a Party's right to impose reasonable security and safety restrictions protecting its officers, employees, agents, consultants, contractors, subcontractors, invitees, property and confidential information, full and unimpeded access, in common with Grantor over and through existing roads, paths, walkways, corridors, hallways, doorways, and other means of entry or exit, as exist now and from time to time on Grantor's property or, where no means of access exists, over and through those areas of Grantor's property or improvements which are (i) reasonably necessary or convenient for achieving Grantee's underlying purposes, and (ii) least likely, out of the alternatives reasonably available, to impede or damage the property or operation of any Party hereto. Access shall also include access and right-of-way for Grantee's employees, agents, consultants, contractors, subcontractors, vehicles, trucks, trailers, heavy machinery, equipment, materials, and all other items reasonably necessary or convenient for achieving Grantee's underlying purposes.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

         "Agreement" means this Easement, License and Attachment Agreement.

         "Asset Sale Agreement" has the meaning set forth in the first recital of this Agreement, as such Asset Sale Agreement may be amended or modified.

         "Connection Agreement" means the Interconnection Agreement (Chalk Point), dated as of __________, 2000, between Pepco and Generator.

          "Distribution of Electric Current" means local transmission and distribution of electricity to Pepco's end users.

         "Distribution Facilities" means towers, lines of towers, poles, lines of poles, supporting structures, cables, crossarms, overhead and underground wires, guys, braces, ducts, conduits, cables, anchors, lightning protective wires, and all related above-ground and underground facilities, appurtenances and equipment, including all additions, replacements and expansions thereto, now or hereafter installed or located on the Generator's Real Property for Distribution of Electric Current. Distribution Facilities do not include Transmission Facilities.

         "Effective Date" has the meaning set forth in Section 8.l.

         "FERC" means the Federal Energy Regulatory Commission or its successors.

         "Generating Facilities" means the Station and any additional generating plants, turbines or other generating facilities constructed by Generator after the Effective Date at the site of the Station.

         "Generator" shall have the meaning set forth in the introductory paragraph of this Agreement and shall include its permitted successors and assigns.

         "Generator's Real Property" means the real property described in Exhibit A, and any improvements or betterments thereto now or hereinafter situated thereon.

         "Good Utility Practice" shall have the meaning given it by the Connection Agreement.

         "Grantee" means the Party or Parties who enjoy the principal benefit of the referenced easement, license, right (including attachment rights) privilege or right-of-way.

         "Grantor" means the owner or owners of the property and/or improvement granting the referenced easement, license, right (including attachment rights), privilege or right-of-way.

         "Interconnection Service" shall have the meaning given it by the Connection Agreement.

         "Party" or "Parties" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Pepco" shall have the meaning set forth in the introductory paragraph of this Agreement and shall include its permitted successors and assigns.

         "Pepco Real Property" means the real property described in Exhibit B, and any improvements or betterments thereto now or hereinafter situated thereon.

         "Qualified Personnel" means individuals who possess any required licenses and trained for their positions and duties by Generator and/or Pepco pursuant to Good Utility Practice.

         "State" means the State of Maryland.

         "Station" means the Chalk Point Station as defined in the Asset Sale Agreement.

         "Transmission of Electric Current" means the transmission of such current typically over long distances and at voltages not commonly used for service to end use customers.

         "Transmission Facilities" means towers, lines of towers, poles, lines of poles, supporting structures, cables, crossarms, overhead and underground wires, guys, braces, ducts, conduits, cables, anchors, lightning protective wires, and all related above-ground and underground facilities, appurtenances and equipment, including all additions, replacements and expansions thereto, now or hereafter installed or located on the

Generator's Real Property and/or which Pepco may reasonably require now and from time to time on the Generator's Real Property for the Transmission of Electric Current. Transmission Facilities do not include Distribution Facilities.

         "Transmission System" shall have the meaning set forth in the Connection Agreement.

         "Use" means to operate, maintain, repair, upgrade, clean, install, add to, alter, remove, inspect, construct, modify, restore, rebuild, replace, relocate and expand (but if any such addition, relocation or expansion would unreasonably or materially burden Grantor's Property, in each case, the express, prior written consent of Grantor shall be required, which consent shall not unreasonably be withheld, delayed or conditioned) (all of the foregoing to be in accordance with Good Utility Practice).

                           LIST OF EXHIBITS



Exhibit A   Generator's Real Property
Exhibit B   Pepco Real Property
Exhibit C  Easement for Electrical Connections between Switchyard and Combustion Turbine-Generator
Exhibit D   Easement for Oil Pipeline on Pepco Real Property
Exhibit E   Easement for Oil Pipeline on Retained Assets

                                                                    EXHIBIT C-4

AFTER RECORDING                              PARCEL ID#
PLEASE RETURN TO:                            STREET ADDRESS:

----------------------------------           ----------------------------------

----------------------------------           ----------------------------------

----------------------------------           ----------------------------------


                   EASEMENT, LICENSE AND ATTACHMENT AGREEMENT
                              (Morgantown Station)

         THIS EASEMENT, LICENSE AND ATTACHMENT AGREEMENT (the "Agreement"), is dated as of ______________, 2000, and is entered into by and between ______________________________, a corporation organized and existing under the laws of the State of __________ and having an office at _____________________________________ ("Generator") and POTOMAC ELECTRIC POWER
COMPANY, a District of Columbia and Virginia corporation and having an office at 1900 Pennsylvania Avenue, N.W., Washington, DC 20068 ("Pepco"). Generator and Pepco may hereinafter be referred to individually as a "Party" and collectively as the "Parties."

                                  RECITALS

         A. Generator and Pepco have entered into an Asset Purchase and Sale Agreement for Generating and Related Assets (the "Asset Sale Agreement"), dated June 7, 2000, for the sale of Pepco's generating station known as the Morgantown Station (as defined in the Asset Sale Agreement), which is located on that certain parcel of real property which has been conveyed by Pepco to Generator pursuant to the Asset Sale Agreement by virtue of a deed recorded immediately prior hereto and is more particularly described in Exhibit "A" attached hereto (the "Generator's Real Property").

         B. Pepco intends to continue to operate its transmission and distribution business on and from that certain parcel of real property adjoining the Generator's Real Property, which parcel has been retained by Pepco following the conveyances contemplated by the Asset Sale Agreement, and is more particularly described in Exhibit "B" attached hereto (the "Pepco Real Property").

         C. Pepco will continue to own and operate certain assets used in the conduct of its transmission and distribution business which are located upon the Generator's Real Property, and Pepco requires Access (as defined below) to, and certain other rights with respect to, the Generator's Real Property in connection therewith. Generator, in the operation and conduct of its generation business, will require Access to, and certain other rights with respect to, the Pepco Real Property. Furthermore, Pepco and Generator have entered into an Interconnection Agreement (the "Connection Agreement"), dated as of __________, 2000, pursuant to which Pepco has agreed to provide certain Interconnection Service to Generator required for Generator's conduct of its generation business at Morgantown Station.

         D. In order for the Parties each to (i) enjoy the full benefit of their respective property rights, real or personal, and conduct their respective businesses thereat (ii) fulfill legal requirements, and (iii) comply with their respective agreements under the Connection Agreement, each Party requires certain easements, licenses, rights-of-way and/or attachment rights in, on, over and above, or with respect to, real and or personal property of the other Party.

                                 AGREEMENT

         NOW, THEREFORE, the Parties, in consideration of the mutual covenants and agreements contained herein and in the Asset Sale Agreement and the Connection Agreement, and for One Dollar ($1.00) and other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged, each intending to be legally bound and to bind their respective successors and assigns, hereby mutually agree as follows:

         1.       DEFINITIONS

                  1.1 Definitions. Any capitalized terms which are used but not defined in the body of this Agreement shall have the meanings given to such terms in the attached Schedule 1.1.

         2.       EASEMENTS

                  2.1 Grant of Easements to Pepco. Generator does hereby give, grant, bargain, sell, assign and convey unto Pepco, the following easements on the Generator's Real Property for the following purposes:

                           (a)      A ten (10) foot wide easement, as more
particularly described in Exhibit "C" attached hereto, for the connection and extension of overhead and underground utility facilities and other equipment and facilities utilized in connection with the transmission and distribution business of Pepco (as now or hereafter conducted) and other functions as Pepco may determine from time to time.

                           (b)      An easement for the Use, operation and
maintenance of the Retained Assets (as described in the Asset Sale Agreement) located upon the Generator's Real Property and any other equipment of any nature or kind retained by Pepco and located upon the Generator's Real Property, together with any other equipment used in connection with the foregoing (together with replacements thereof and substitutions therefor).

                           (c)      An easement which enables Pepco to keep and
maintain in their present locations, and operate, any Transmission Facilities, Distribution Facilities and other assets owned by Pepco and located upon the Generator's Real Property, together with an easement for all purposes reasonably deemed necessary or convenient by Pepco to exercise any right or fulfill any obligation under the Connection Agreement, including the right to Use any improvements constructed, maintained or installed in connection therewith.

                           (d)      An easement of Access to those certain
generating buildings (and any replacements thereof) located upon the Generator's Real Property in and upon which certain of Pepco's Distribution Facilities and Transmission Facilities are located. Such easement shall include, without limitation, the right to have keys, access codes or other access methods necessary to enter any of such generating buildings. Furthermore, the exercise of the easement right set forth in this subparagraph shall be subject to the provisions of the Connection Agreement including, without limitation, Section 3.3 thereof.

                           (e)      An easement of Access to the Generator's
Real Property for the purposes of exercising any of the rights granted in this
Section 2.l, in Section 2.3(b)(viii) hereof, in the Connection Agreement or the Asset Sale Agreement.

                           (f)      An easement of Access to, and the right to
use, the parking lots, access roads, driveways and other such facilities located upon the Generator's Real Property.

                           (g)      Pepco's exercise of the rights, easements,
privileges and licenses granted to it pursuant to this Section 2.1 shall be limited to Qualified Personnel or employees of contractors employed by Pepco who, in either event, are under Pepco's and/or its contractors' direct supervision and whose duties include, or who are engaged for the purpose of, Use of the rights granted pursuant to this Section 2.1.

                           (h)      The easements granted pursuant to this
Section 2.1 shall expressly include Pepco's right to lease, license or otherwise permit Affiliates or third parties to use Pepco's facilities upon such terms and for such purposes as Pepco may determine from time to time, subject to the terms and conditions of this Agreement.

                  2.2 Reservation by Generator of Certain Rights. Generator reserves to itself, from the easements granted pursuant to Section
2.1 hereof, the following rights, subject, however, to the provisions of the final paragraph of this Section 2.2:

                           (a)      the right to (i) keep and maintain
Generator's Real Property and all improvements and facilities owned by Generator and located upon the Generator's Real Property in their present locations, and (ii) operate and maintain all improvements and facilities owned by Generator and located upon the Generator's Real Property in a manner consistent with past practice; and

                           (b)      the right to have Access to all portions of
the Generator's Real Property for all purposes deemed reasonably necessary or convenient by Generator in the operation and conduct of its generation business or in order to perform any act permitted, or fulfill any obligation of Generator, under the Connection Agreement, including maintenance of the Generator's Real Property in the manner described in the Connection Agreement.

                           (c)      Generator's exercise of the rights reserved
to Generator in this Section 2.2, and the rights, privileges and licenses granted to Generator in Section 2.3 shall be exclusively limited to Qualified Personnel or employees of contractors employed by Generator who, in either event, are under Generator's and/or its contractors' direct supervision and whose duties include, or who are engaged for the purpose of, Use of the property described in clause (a) of this Section.

                  2.3 Grant of Easements, Right, Privilege and License from Pepco to Generator.

                           (a)      Pepco does hereby grant to Generator the
following easements, rights, privileges and licenses on and with respect to the Pepco Real Property:

                                    (i)      An easement, as described on
Exhibit "D" attached hereto, for the operation and maintenance of an existing oil pipeline (to be used solely for the transmission of oil) on, under and across Pepco Real Property at two (2) locations.

                                    (ii)     An easement, as described on
Exhibit "E" attached hereto, for the operation and maintenance of an existing oil pipeline (to be used solely for the transmission of oil) on, under and across the Retained Assets.

                                    (iii)    An easement which enables
Generator to keep and maintain in their present locations, and operate, any Generating Facilities and other assets owned by Generator and located upon the Pepco Real Property.

                                    (iv)     An easement of Access to and upon
the Pepco Real Property for the purposes of exercising any of the rights granted in the Connection Agreement or the Asset Sale Agreement.

                           (b)      In addition, but without limitation of
Generator's rights pursuant to the Connection Agreement, Pepco agrees to make available to Generator (at no cost to Generator, except as provided below) Pepco's master station voltage control equipment (the "Equipment") located at Morgantown Station upon the Generator's Real Property during the term of this Agreement, subject to the following terms and conditions, and Generator agrees to comply with such terms and conditions:

                                    (i)      Generator's operation of the
Equipment shall at all times be subject to that certain Agreement of Sale and Lease dated as of November 30, 1994 between NationsBank Trust Company, National Association and Pepco (the "Control Center Lease"), and Generator shall comply with the terms and conditions thereof with respect to the use of the Equipment (including keeping the Equipment free and clear of any liens, claims or encumbrances of whatever nature, and identifying the Equipment as being owned by Pepco, and shall not modify, alter, remove or add to the Equipment);

                                    (ii)     Generator shall operate and
maintain the Equipment in accordance with Good Utility Practice;

                                    (iii)    Generator shall be responsible for
all operating, repair and maintenance costs, taxes and the like with respect to the Equipment, and shall reimburse Pepco promptly upon invoicing for any such costs paid by Pepco;

                                    (iv)     Generator's Access to the
Equipment shall be in accordance with this Agreement;

                                    (v)      Generator's right to operate the
Equipment shall terminate in the event of actual or constructive loss of the Equipment, damage rendering the Equipment beyond repair or unfit for normal use, the condemnation or seizure of the Equipment, the obsolescence of the Equipment or the material breach by Generator of any of its covenants in this
Section 2.3(b);

                                    (vi)     Pepco shall have no obligation to
Generator with respect to the Equipment other than to permit Access to and operation of the Equipment in accordance with this Section 2.3(b);

                                    (vii)    The obligations of Generator under
Section 7.4 (maintenance of liability insurance coverage) and Section 7.1 (indemnification) shall be applicable to the Equipment; and

                                    (viii)   Pepco shall have Access to the
Equipment for purposes of complying with the terms and conditions of the Control Center Lease and as necessary to perform any of the obligations of Generator pursuant to this subparagraph (b) above to the extent the same are not timely performed by Generator.

                  2.4      General Scope of Easements.

                           (a)      Except as otherwise provided in Sections
2.2 and 2.3 above and Section 2.4(b) below, each easement and each right, privilege and license granted hereby is and shall be a perpetual grant, transfer, conveyance and right of Access to and Use

(subject to the terms of this Agreement) to the Grantee thereof and to any future owner of the real property, improvements and facilities benefited thereby. Notwithstanding the foregoing, all easements, rights, privileges and licenses granted by this Agreement are and shall be subject to the terms and conditions of the Connection Agreement, and in the event of any inconsistency between the terms and conditions of the Connection Agreement and the terms of this Agreement, the terms of the Connection Agreement shall control.

                           (b)      Any easement or right, privilege and
license granted hereunder for purposes of enabling a Party to exercise any right or fulfill any obligation set forth in the Connection Agreement will continue for the term of the Connection Agreement, and thereafter if and to the extent that the right or obligation (i) shall by its express terms survive the termination or expiration of the Connection Agreement or (ii) is necessary for the conduct of business by Grantee. In the event of the termination or expiration of an easement or right, privilege and license granted hereunder for purposes of enabling a Grantee to exercise any right or fulfill any obligation set forth in the Connection Agreement, all equipment and facilities installed or maintained by such Grantee on the real property of the other Party pursuant to said terminated or expired easement or right, privilege and license shall, at the request of the other Party, be removed at the sole cost and expense of such Grantee, and such Grantee shall, at its sole cost and expense repair any damage to the real property and/or equipment and facilities of the other Party damaged as a result of such removal.

                           (c)      All equipment and facilities installed or
maintained by Grantee pursuant to an easement or right, privilege and license granted hereunder shall be maintained by Grantee in accordance with Good Utility Practice and the Connection Agreement, and Grantee shall make all repairs and replacements necessary to keep such equipment and facilities in such condition.

                           (d)      Generator may not Use any portion of
Generator's Real Property burdened by any easement, right or privilege granted to Pepco hereunder if such Use would materially adversely affect the Use and enjoyment by Pepco of the rights granted to it hereunder, or materially increase the costs or risks associated with such Use.

                           (e)      All easements granted herein shall be
deemed easements appurtenant to the parcel of real property benefited thereby and shall run with such real property and shall be deemed covenants running with the real property burdened thereby.

                  2.5 Interpretation. The following shall apply in interpreting any easement and any right, privilege and license granted pursuant to this Agreement:

                           (a)      Each easement and each right, privilege and
license granted herein is irrevocable except by written agreement of the parties.

                           (b)      With respect to any easement created by
this Agreement, the words "in," "upon," "to," "on," "over," "above," "through" and/or "under" shall be interpreted to include all of such terms.

                           (c)      Each easement and each right, privilege and
license granted herein may be enjoyed without charge or fee to Grantee of the easement.

                           (d)      Each easement and each right, privilege and
license granted herein is also a grant of the additional right of Access over Grantor's property to accomplish the purpose of such easement or right, privilege and license, to perform any obligations hereunder or in the Connection Agreement, and to comply with any legal requirements affecting Grantee or its property and/or improvements.

                           (e)      Exercise of any easement or any right,
privilege and license granted hereunder permitting or requiring maintenance, repairs, alteration, restoration, rebuilding, construction, upgrading, cleaning, installation, removal, modification, replacement, expansion, or other work by Grantee upon the property or improvements of Grantor shall be subject to the following conditions:

                                    (i)      Work upon the facilities and
properties of either Party subject to this Agreement shall be permitted only to each Party's Qualified Personnel, and Access to such facilities and properties shall be permitted only to a Party's Qualified Personnel and such consultants, agents, contractors, subcontractors and invitees as any Party may select or permit; provided that any consultant, agent, contractor, subcontractor or invitee shall comply with all applicable provisions of this Agreement and the Connection Agreement.

                                    (ii)     Work shall be performed using
reasonable precautions to avoid unreasonable interference with the Use and enjoyment of Grantor's property and improvements.

                                    (iii)    Except only as may be specifically
provided to the contrary herein, Grantee shall not be liable for damage, if any, which may be caused by Grantee's normal and reasonable Use of any easement, or right, privilege or license granted hereunder.

                                    (iv)     Following completion of the work,
Grantee shall restore Grantor's property and improvements to the same or as good a condition as existed before the commencement of the work.

                                    (v)      Any easement and any right,
privilege and license granted herein which permits a Gramtee to maintain its property, equipment, facilities and appurtenances on the property and improvements owned by Grantor also includes the right to maintain in place on Grantor's property and improvements any and all wires and cables connecting such property, equipment, facilities, and appurtenances to (i) the devices, machinery and equipment which they measure, regulate and/or control, and (ii) power sources.

                                    (vi)     Generator shall be solely
responsible for the maintenance of any roads, paths and other means of entry or exit exit located upon either the Generator's Real Property or the Pepco Real Property that are commonly utilized by Generator and Pepco, and their respective employees, agents and contractors pursuant to this Agreement or the Connection Agreement.

                           (f)      Any easement granted pursuant to Section
2.1(a), (b) or (c) includes the right to (i) trim, cut, treat and/or remove, by manual, mechanical, and chemical means, any and all trees, brush, structures and other obstructions within the easement area, as well as such trees, brush, structures and vegetation outside of the easement area deemed reasonably necessary or desirable by Pepco for the safe and secure operation of its facilities; and (ii) obtain Access to Generator's Real Property for the purpose of performing the aforementioned acts.

                  2.6      Rules and Regulations.

         Each Party may promulgate rules regulating the conduct of the other Party in the exercise of rights under this Agreement provided such rules and regulations do not unreasonably interfere with or impede the affected Party's rights and easements as set forth herein or in the Connection Agreement.

                  2.7      No Obstruction.

                           (a)      No Party hereto shall obstruct the
easements or the rights, privileges and licenses granted or created pursuant to this Agreement or render them impassable or unusable in any way or otherwise in any way interfere with the right to the Use and enjoyment of the easements or rights, privileges and licenses granted or created pursuant to this Agreement.

                           (b)      No Party hereto shall make any changes to
the topography or accesses on or to its respective property, including grading or drainage that could reasonably be expected to adversely affect another Party's facilities, common use drainage systems, or pollution control systems, or the exercise of any right or fulfillment of any obligation in this Agreement or in the Connection Agreement, without the prior written consent of the other Party which consent shall not unreasonably be withheld, delayed or conditioned.

         3.       TAXES, ASSESSMENTS AND OTHER CHARGES

                  3.1 Real Estate Taxes. Generator, with respect to the Generator's Real Property and Pepco, with respect to the Pepco Real Property, shall pay and discharge all of the following ("Real Estate Taxes") whether or not now within the contemplation of the Parties hereto: (i) all real estate taxes, assessments (both general and special), other governmental impositions and charges, taxes, rents, levies and sums of every kind or nature whatsoever, extraordinary as well as ordinary, as shall at any time be imposed by any governmental or public authority on, or become a lien in respect of, the Generator's Real Property or the Pepco Real Property, as the case may be, or any part thereof, or which may become due and payable with respect thereto, and any and all taxes assessments and charges levied, assessed or imposed upon the Generator's Real Property or the Pepco Real Property, as the case may be, in lieu of or in addition to, the foregoing, under or by virtue of any present or future laws, rules, requirements, orders, directives, ordinances or regulations of the United States of America or of the State or of any subdivision thereof, or of any lawful governmental authority whatsoever, and any interest or penalties thereon, and (ii) all other taxes (excluding gains, sales and income taxes but including occupancy taxes which are measured by income) measured by ownership of the Generator's Real Property or the Pepco Real Property, as the case may be. Generator shall pay and discharge all levies and assessments for water, water meter (including any expenses incident to the installation, repair or replacement of any water meter) and sewer and all rents with respect to water and sewer which provide service to the Generator's Real Property.

                  3.2 Personal Property Taxes. Generator and Pepco shall, respectively, pay and discharge all of the following ("Personal Property Taxes") whether or not now within the contemplation of the Parties hereto: all taxes and assessments which shall or may be charged, levied, assessed or imposed upon, or become a lien upon, the personal property of Generator or Pepco, as the case may be, Used in the operation or in connection with the business conducted at the Generator's Real Property or the Pepco Real Property, as the case may be.

                  3.3      Timing of Payment. Subject to the provisions of
Section 3.5, Generator and Pepco shall each comply with its covenant to pay and discharge all Real Estate Taxes and Personal Property Taxes by paying all such taxes directly to the appropriate taxing authorities prior to the expiration of the period within which payment is permitted without penalty or interest. Generator and Pepco shall within twenty (20) days of written request of the other Party, produce the most recent official receipts from the appropriate taxing authorities evidencing such payment certified by Generator or Pepco, as the case may be, to the other Party hereto.

                  3.4 Cooperation with Respect to Tax Statements. Generator and Pepco will cooperate with each other in obtaining and/or retaining any tax abatement for which the Generator's Real Property or Pepco Real Property may be eligible. Upon written request of the Party seeking an abatement, the other Party or Parties hereto will execute and file any and all documents and instruments reasonably necessary to obtain and retain such abatement, without the assumption of any liabilities or obligations, provided that the Party seeking such abatement shall reimburse the cooperating Party or Parties for any reasonable expenses that such cooperating Party or Parties may incur in connection therewith.

                  3.5 Tax Contests. Generator, with respect to the Generator's Real Property, and Pepco, with respect to the Pepco Real Property:

                           (a)      May contest in good faith by appropriate
proceedings diligently and continuously conducted, at its or their sole cost and expense, any Real Estate Tax or charge or Personal Property Tax or charge, or similar tax or charge and, where permitted by law, pay the same under protest.

                           (b)      Shall pay and discharge such contested
items as finally adjudicated or settled, with interest and penalties, and all other charges directed to be paid in or by any such adjudication or settlement.

                           (c)      May, in its or their sole discretion,
consolidate any proceeding to obtain a reduction in the assessed valuation with any similar proceeding or proceedings brought by it or them relating to any one or more other tax years.

                           (d)      Shall indemnify and hold the non-contesting
Party harmless from and against all liability, loss, cost or expense arising out of the contest.

                  3.6 Refunds. Any refunds from any contest undertaken pursuant to Section 3.5 shall belong wholly to the Party or Parties that paid the tax.

         4.       MECHANICS' LIENS

                  4.1 Notice Regarding Labor and Material. Notice is hereby given that no Party hereto shall be liable for any labor or materials furnished or to be furnished to or for another Party hereto or to any other persons or entities claiming under such other Party on credit, and that no mechanics' or other lien for any such labor or material furnished to a Party or such other persons or entities shall attach to or affect any property interest of any other Party.

                  4.2 Disposition of Liens. (a) Pepco shall forthwith take such action necessary to discharge, remove or satisfy any lien filed against the Generator's Real Property or any portion thereof for any labor or materials furnished or to be furnished for or on behalf of Pepco, or any person or entity holding any portion thereof through or under Pepco.

                           (b)      Generator shall forthwith take such action
necessary to discharge, remove or satisfy any lien filed against the Pepco Real Property or any portion thereof for any labor or materials furnished or to be furnished for or on behalf of Generator, or any person or entity holding any portion thereof through or under Generator.

                           (c)      If either Pepco or Generator, as the case
may be, shall fail to discharge, remove or satisfy any such lien which it is obligated to discharge, remove or satisfy hereunder within ten (10) days after notice of the existence of the lien has been given to such defaulting Party, the non-defaulting Party or parties may pay the amount of such lien or discharge the same by deposit or bonding, and the amount so paid or deposited, or the premium paid for such bond, with interest at the rate provided for defaults in Section 6.3 hereof, shall be paid by the defaulting Party upon demand to the non-defaulting Party who effected such cure.

                           (d)      The defaulting Party shall defend,
indemnify and save harmless the non-defaulting Party from and against all liability, loss, cost or expense (including reasonable attorneys' fees) arising out of any liens which the defaulting Party is obligated to discharge, remove or satisfy.

          5.      CONDEMNATION

                  5.1 Right to Participate. In the event the Generator's Real Property or the Pepco Real Property, or any part thereof, shall be taken in condemnation proceedings or by exercise of any right of eminent domain or any agreement with those authorized to exercise such right (any such matter being hereinafter referred to as a "Taking" or property "Taken"), whether such Taking be a permanent Taking or a temporary Taking, any person or entity having an interest in the award or awards shall have the right to participate in any such condemnation proceedings or agreement for the purpose of protecting its interest hereunder. Each Party so participating shall pay its own expenses.

                  5.2 Total Taking. A "Total Taking" shall be deemed to have occurred as to the property of any Party (which means the Generator's Real Property, as to Generator, and the Pepco Real Property, as to Pepco) when the entire property of such Party shall be Taken or a substantial part of such property shall be Taken and the untaken portion of the property would, following the completion of restoration, be unsuitable for the operation and the Use thereof in the manner so operated and Used prior to the Taking. Upon a Total Taking, this Agreement shall terminate with respect to the property Taken except with respect to the disposition of the award and this Agreement shall continue with respect to the property not Taken.

                  5.3 Disposition of Award. In the event of a Taking, each Party shall be entitled to share in the awards to the extent of its interest in the property subject to the

Taking, and for consequential damages to and dilution of value of the relevant property not so Taken.

                  5.4 Notice of Taking. In the event the Generator's Real Property or the Pepco Real Property, or any part thereof, shall be the subject of any condemnation proceedings or the subject of any eminent domain proceedings, and if any Party shall receive actual notice of such proceedings, the Party receiving such notice shall notify the other Party of the existence of such proceedings. Such notification shall occur within thirty (30) days of the receipt of such actual notice.

          6.      DEFAULTS

                  6.1 Events of Default. Each and every one of the following events shall constitute an Event of Default ("Event of Default") under this Agreement:

                           (a)      If a Party fails to make any payment due to
the other Party hereto within twenty (20) days of written demand for such payment;

                           (b)      If a Party fails, within twenty (20) days
of written notice from a Party, to make any payment due from such Party to any third party and such failure could result in the imposition of a lien or other encumbrance on the property or improvements of a Party, unless the payment of such amount is contested in accordance with Section 3.5 hereof, in which case, the provisions of Section 3.5 shall control; and

                           (c)      If a Party fails to perform any material
non-monetary obligations hereunder, and said Party fails to cure such default within thirty (30) days of receipt of written notice stating with particularity the nature of the default; provided, however, if such default is of such a nature that it cannot be cured within thirty (30) days following receipt of such notice, an Event of Default shall not have occurred if the defaulting Party shall within such thirty (30) days commence the necessary cure and shall at all times thereafter diligently and continuously prosecute such cure to completion.

                  6.2 Right of Self Help. A non-defaulting Party may at its election following the occurrence of a non-monetary Event of Default and the thirtieth (30th) day after the receipt of the written notice specified in paragraph 6.1(c) hereof, undertake the cure of such default on behalf of the defaulting Party. A non-defaulting Party is granted an easement to enter upon, through or under the property or improvements of the defaulting Party to effect such cure. Following the occurrence of an Event of Default involving the payment of money to a person or entity not Party to this Agreement, a non-defaulting Party may make such payment on behalf of the defaulting Party. All monies paid by the non-defaulting Party and all reasonable costs and expenses (including, reasonable attorneys' fees) incurred by it, as the case may be, in effecting such cure or payment, shall be paid by the defaulting Party upon written demand, together with interest from the date of such demand at the rate set forth in Section 6.3. This Section 6.2 shall not limit Pepco's self-help rights pursuant to Section 2.3(b).

                  6.3 Interest. Following the occurrence of an Event of Default involving the nonpayment of money by the defaulting Party to the non-defaulting Party, all monies owed to the non-defaulting party shall bear interest at the rate equal to one and one-half percent (1.5%) per month accruing on the due date, provided, however, that such late payment charge shall not exceed the maximum charge which may be collected under State law.

                  6.4 Enforcement Rights. In addition to any other rights expressly set forth in this Agreement, but without limitation, enforcement of this Agreement may be had by legal or equitable proceedings against any defaulting Party either to specifically enforce, restrain or enjoin the violation of any restriction, covenant, agreement, term, representation or warranty herein contained or to recover damages. The above notwithstanding, termination of this Agreement shall not be available as a remedy in any proceedings against any defaulting Party.

                  6.5 No Forfeiture. Except by enforcement of a judgment lien against such property, nothing contained in this Agreement shall create any reversion, condition or right of re-entry or other provisions for forfeiture under which any Party can be cut off, subordinated or otherwise disturbed in the possession of its property.

                  6.6 Independent Covenants. None of the rights and easement granted by this Agreement and none of the performances required by this Agreement shall be dependent, upon the performance of any other term, promise, or condition of this Agreement or any documents executed concurrently or in connection with this Agreement, and such rights, easement and requirements or performance shall continue in effect irrespective of whether anything else in this Agreement or such other documents has been breached or has been terminated. The separateness and independent survival of the right, easements and requirements of performance under this Agreement are essential terms hereof without which this Agreement would not have been made.

         7.       INDEMNIFICATION AND INSURANCE

                  7.1 Generator's Indemnification. Generator shall indemnify, hold harmless, and defend Pepco and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between Pepco and a third party or Generator) for damage to property of unaffiliated third parties, injury to or death of any person, including Pepco's employees or any third parties, to the extent caused, by the breach of this Agreement by Generator or the negligence or willful misconduct of

Generator and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Generator's performance of this Agreement, or the exercise by Generator of its rights hereunder.

                  7.2 Pepco's Indemnification. Pepco shall indemnify, hold harmless, and defend Generator and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between Generator and a third party or Pepco) for damage to property of unaffiliated third parties, injury to or death of any person, including Generator's employees or any third parties, to the extent caused by the breach of this Agreement by Pepco or the negligence or willful misconduct of Pepco and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Pepco's performance of this Agreement, or the exercise by Pepco of its rights hereunder.

                  7.3 Survival. The provisions of Sections 7.1 and 7.2 shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

                  7.4 Insurance Coverage. The Parties shall maintain at their own cost the following insurance: (a) standard Commercial General Liability insurance with limitations not less than One Hundred Million Dollars ($100,000,000.00)in the aggregate; (b) All-Risk Property insurance in amounts not less than one hundred percent (100%) of the full replacement cost of the improvements located upon each Party's real property; (c) Worker's compensation insurance as required by prevailing law and Employer's liability insurance with limits of not less than Twenty-five Million Dollars ($25,000,000.00); and (d) such other insurance as is customary in the electric utility industry.

                  7.5 Certificate of Insurance. The Parties agree to furnish each other with certificates of insurance evidencing the insurance coverage obtained in accordance with this Article 7, and the Parties agree to notify and send copies to the other of any policies maintained hereunder upon written request by a Party. Each Party must notify the other Party within five
(5) business days of receiving notice of cancellation, change, amendment or renewal of any insurance policy required pursuant to Section 7.4 above.

                  7.6 Additional Insureds and Waiver. Each Party and its affiliates shall be named as additional insureds on the general liability insurance policies obtained in accordance with Section 7.4, above, as regards liability under this Agreement; and each general liability insurance policy shall contain a waiver of subrogation and each Party shall waive its rights of recovery against the other for any loss or damage covered by such policy.

         8.       MISCELLANEOUS

                  8.1 Effective Date. This Agreement will be effective on the Closing Date pursuant to the Asset Sale Agreement (the "Effective Date").

                  8.2 Exhibits. All exhibits attached to this Agreement are part of this Agreement and the material contained in such exhibits shall be construed and interpreted as if contained within the text of the Agreement.

                  8.3 Headings. The Article and Section headings of this Agreement are for convenience and reference only and in no way define, limit or describe the scope and intent of this Agreement, nor in any way affect this Agreement.

                  8.4 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

                  8.5 GOVERNING LAW. EXCEPT WITH RESPECT TO THE CREATION, PERFECTION AND ENFORCEMENT OF THE REAL PROPERTY INTERESTS CREATED HEREUNDER, WHICH SHALL BE GOVERNED AND CONSTRUED BY THE LAWS OF THE STATE, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA EXCLUSIVE OF ITS CHOICE OF LAW RULES.

                  8.6 Entire Agreement. This Agreement, the Asset Sale Agreement, the Confidentiality Agreement (as defined in the Asset Sale Agreement) and the Ancillary Agreements (as defined in the Asset Sale Agreement) including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein.

                  8.7 Amendment and Modification, Extension, Waiver. This Agreement may be amended, modified or supplemented only by an instrument in writing signed on behalf of each of the Parties. Either Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (iii) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  8.8 Binding Effect. The covenants, conditions, restrictions, encumbrances, easements, license and agreements set forth in this Agreement shall attach to, burden, and run with the land and the Generator's Real Property and the Pepco Real Property or the applicable portion or portions thereof, and shall be appurtenant to the Generator's Property or the Pepco Real Property, as appropriate and, together with the remainder of this Agreement, shall be binding upon the Parties hereto and their respective successors, assigns, grantees, transferees and tenants and, together with the remainder of this Agreement, shall inure to the benefit and Use of the Parties hereto and their respective heirs, successors, assigns, grantees, transferees and tenants. Each Grantee of any portion of or interest in the property and each mortgagee which succeeds to the fee simple ownership of any portion of the property shall be deemed, by the acceptance of the deed conveying fee simple title to such person, to have agreed to perform each and every undertaking created hereunder attributable to the portion of the property in which such Grantee or mortgagee has acquired an interest.

                  8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  8.11 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

          if to Pepco, to:

               Potomac Electric Power Company
               1900 Pennsylvania Avenue, N.W.
               Washington, D.C. 20068
               Telecopier: (202) 261-7889
               Attention:  William T. Torgerson, General Counsel

          with a copy to:

               Dickstein Shapiro Morin & Oshinsky LLP
               2101 L Street, N.W.
               Washington, D.C. 20037
               Telecopy No.:  202) 887-0689
               Attention:  Kenneth M. Simon, Esq.

          if to Generator, to:

               Southern Energy, Inc.
               900 Ashwood Parkway
               Suite 500
               Atlanta, Georgia 30338-4780
               Telecopier: (770) 821-6575
               Attention:

          with a copy to:

               Troutman Sanders LLP
               1300 I Street, N.W.
               Suite 500 East
               Washington, DC  20005
               Telecopier: (202) 274-2994
               Attention:  Benjamin L. Israel, Esq.

The names, titles and addresses of either Party in this section may be changed by written notification to the other Party.

                  8.12 Independent Contractor Status. Nothing in this Agreement shall be construed as creating any relationship between Pepco and Generator other than that of independent contractors.

                  8.13 Conflicts. Except with respect to the amendments, indemnification, liability, default and remedies provisions contained herein or as otherwise expressly provided herein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Asset Sale Agreement, the terms of the Asset Sale Agreement shall prevail.

          IN WITNESS WHEREOF, Pepco and Generator have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                              POTOMAC ELECTRIC POWER COMPANY


                              By:
                                     ------------------------------
                              Name:
                                     ------------------------------
                              Title:
                                     ------------------------------

                              [GENERATOR]


                              By:
                                     ------------------------------
                              Name:
                                     ------------------------------
                              Title:
                                     ------------------------------

STATE OF            )
                    ) SS:
COUNTY OF           )

         BEFORE ME, a Notary Public in and for said County and State, personally appeared __________________________, an ________________________, by
_____________________, its ________ who _________ is personally known to me/
________ and who acknowledged before me that he did sign the foregoing instrument and that the same is the free act and deed of said
_________________, and his free act and deed personally and as such officer.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at __________, __________, this ____ day of _________, ____.



                                   -------------------------------
                                   Notary Public

                                   My Commission Expires:



STATE OF            )
                    ) SS:
COUNTY OF           )

         BEFORE ME, a Notary Public in and for said County and State, personally appeared ________________________, an ___________________, by
________________ its _____________________ who _______ is personally known to me/ ________ and who acknowledged before me that he did sign the foregoing instrument and that the same is the free act and deed of said corporation, and his free act and deed personally and as such officer.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at __________, __________, this ____ day of _________, ____.



                              ---------------------------------
                              Notary Public

                              My Commission Expires:

                                  Schedule 1.1

                                  Definitions


         "Access" means, subject to the conditions set forth in this Agreement and a Party's right to impose reasonable security and safety restrictions protecting its officers, employees, agents, consultants, contractors, subcontractors, invitees, property and confidential information, full and unimpeded access, in common with Grantor over and through existing roads, paths, walkways, corridors, hallways, doorways, and other means of entry or exit, as exist now and from time to time on Grantor's property or, where no means of access exists, over and through those areas of Grantor's property or improvements which are (i) reasonably necessary or convenient for achieving Grantee's underlying purposes, and (ii) least likely, out of the alternatives reasonably available, to impede or damage the property or operation of any Party hereto. Access shall also include access and right-of-way for Grantee's employees, agents, consultants, contractors, subcontractors, vehicles, trucks, trailers, heavy machinery, equipment, materials, and all other items reasonably necessary or convenient for achieving Grantee's underlying purposes.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

         "Agreement" means this Easement, License and Attachment Agreement.

         "Asset Sale Agreement" has the meaning set forth in the first recital of this Agreement, as such Asset Sale Agreement may be amended or modified.

         "Connection Agreement" means the Interconnection Agreement (Morgantown), dated as of __________, 2000, between Pepco and Generator.

         "Distribution of Electric Current" means local transmission and distribution of electricity to Pepco's end users.

         "Distribution Facilities" means towers, lines of towers, poles, lines of poles, supporting structures, cables, crossarms, overhead and underground wires, guys, braces, ducts, conduits, cables, anchors, lightning protective wires, and all related above-ground and underground facilities, appurtenances and equipment, including all additions, replacements and expansions thereto, now or hereafter installed or located on the Generator's Real Property for Distribution of Electric Current. Distribution Facilities do not include Transmission Facilities.

         "Effective Date" has the meaning set forth in Section 8.l.

         "FERC" means the Federal Energy Regulatory Commission or its successors.

         "Generating Facilities" means the Station and any additional generating plants, turbines or other generating facilities constructed by Generator after the Effective Date at the site of the Station.

         "Generator" shall have the meaning set forth in the introductory paragraph of this Agreement and shall include its permitted successors and assigns.

         "Generator's Real Property" means the real property described in Exhibit A, and any improvements or betterments thereto now or hereinafter situated thereon.

         "Good Utility Practice" shall have the meaning given it by the Connection Agreement.

         "Grantee" means the Party or Parties who enjoy the principal benefit of the referenced easement, license, right (including attachment rights) privilege or right-of-way.

         "Grantor" means the owner or owners of the property and/or improvement granting the referenced easement, license, right (including attachment rights), privilege or right-of-way.

         "Interconnection Service" shall have the meaning given it by the Connection Agreement.

         "Party" or "Parties" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Pepco" shall have the meaning set forth in the introductory paragraph of this Agreement and shall include its permitted successors and assigns.

         "Pepco Real Property" means the real property described in Exhibit B, and any improvements or betterments thereto now or hereinafter situated thereon.

         "Qualified Personnel" means individuals who possess any required licenses and training for their positions and duties by Generator and/or Pepco pursuant to Good Utility Practice.

         "State" means the State of Maryland.

         "Station" means the Morgantown Station as defined in the Asset Sale Agreement.

         "Transmission of Electric Current" means the transmission of such current typically over long distances and at voltages not commonly used for service to end use customers.

         "Transmission Facilities" means towers, lines of towers, poles, lines of poles, supporting structures, cables, crossarms, overhead and underground wires, guys, braces, ducts, conduits, cables, anchors, lightning protective wires, and all related above-ground and underground facilities, appurtenances and equipment, including all additions, replacements and expansions thereto, now or hereafter installed or located on the Generator's Real Property and/or which Pepco may reasonably require now and from time to time on the Generator's Real Property for the Transmission of Electric Current. Transmission Facilities do not include Distribution Facilities.

         "Transmission System" shall have the meaning set forth in the Connection Agreement.

         "Use" means to operate, maintain, repair, upgrade, clean, install, add to, alter, remove, inspect, construct, modify, restore, rebuild, replace, relocate and expand (but if any such addition, relocation or expansion would unreasonably or materially burden Grantor's Property, in each case, the express, prior written consent of Grantor shall be required, which consent shall not unreasonably be withheld, delayed or conditioned) (all of the foregoing to be in accordance with Good Utility Practice).

                            LIST OF EXHIBITS

Exhibit A   Generator's Real Property
Exhibit B   Pepco Real Property
Exhibit C   10 Foot Electric Utility Easement
Exhibit D   Easement for Oil Pipeline on Pepco Real Property
Exhibit E   Easement for Oil Pipeline on Retained Assets

                                                                       EXHIBIT D


                          GUARANTEE AGREEMENT

         THIS GUARANTEE AGREEMENT (the "Agreement"), dated as of _____________, 2000, by and between Southern Energy, Inc., a Delaware ("Guarantor"), and Potomac Electric Power Company, a District of Columbia and Virginia corporation ("Seller"). Guarantor and Seller are referred to herein individually as a "Party" and collectively as the "Parties."

         WHEREAS, Seller and Guarantor have entered into an Asset Purchase and Sale Agreement dated the date hereof (as amended, supplemented or otherwise modified from time to time, the "Asset Sale Agreement"), pursuant to which Guarantor has agreed to purchase and Seller has agreed to sell certain electric generating assets, as more particularly set forth therein, and each of Guarantor and Seller have undertaken certain duties, responsibilities and obligations as set forth in the Asset Sale Agreement and the Ancillary Agreements (as defined in the Asset Sale Agreement);

         WHEREAS, subsequent to the execution of the Asset Sale Agreement, Guarantor has assigned to ________________, [its direct/an indirect] wholly-owned subsidiary ("Buyer") [all/certain] of its rights under the Asset Sale Agreement;

         WHEREAS, as a condition precedent to and in consideration of Seller's entering into the Asset Sale Agreement, Guarantor has agreed to guarantee payment and performance of those covenants, agreements, obligations, liabilities, representations and warranties made by Guarantor (and subsequently assigned to Buyer) under the Asset Sale Agreement, any Ancillary Agreement or any other agreement or instrument related thereto or entered into in connection therewith; and

         WHEREAS, Guarantor will benefit from the transactions contemplated by the Asset Sale Agreement.

         NOW, THEREFORE, the Parties agree as follows:

         SECTION 1. Definitions. Capitalized terms used herein shall have the meanings assigned to them herein or, if not defined herein, then such terms shall have the meanings assigned to them in the Asset Sale Agreement.

         SECTION 2. Guarantee. Guarantor absolutely, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, (a) the due and punctual payment of (i) each payment required to be made by Buyer under the Asset Sale Agreement or any Ancillary Agreement, when and as due, including payments in respect of reimbursement of disbursements and interest thereon and (ii) all other monetary obligations, including indemnities, fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Buyer under the Asset Sale Agreement, any Ancillary Agreement or any other agreement or instrument related thereto (all such obligations referred to in this clause (a) being collectively referred to as the "Monetary Obligations") and (b) the due and punctual performance and observance of, and compliance with, all covenants, agreements, obligations, liabilities, representations and warranties of Buyer under or pursuant to the Asset Sale Agreement, any Ancillary Agreement or any other agreement or instrument related thereto (all such obligations referred to in the preceding clauses (a) and (b) being collectively referred to as the "Obligations"). Guarantor further agrees that the Obligations may be extended, amended, modified or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, amendment, modification or renewal of any Obligation by Seller and Buyer.

         SECTION 3. Obligations Not Waived. To the fullest extent permitted by applicable law, Guarantor waives all notices whatsoever with respect to this Agreement or with respect to the Obligations, including presentment to, demand of payment from and protest to Buyer of any of the Obligations, and notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of Guarantor hereunder shall not be affected by (a) the failure of Seller to assert any claim or demand or to enforce or exercise any right or remedy against Buyer in respect of the Obligations or otherwise under the provisions of the Asset Sale Agreement, any Ancillary Agreement or otherwise or, in each case, any delay in connection therewith, or (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, the Asset Sale Agreement, any Ancillary Agreement or any other agreement.

         SECTION 4. Continuing Guarantee of Payment and Performance. Guarantor further agrees that its guarantee constitutes a continuing guarantee of payment and performance when due, and not of collection, and Guarantor further waives any right to require that any resort be had by Seller to any security.

         SECTION 5.  No Discharge or Diminishment of Guarantee.

         (a) The obligations of Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination, or be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, or otherwise be affected, for any reason (other than the performance in full of all Obligations, including the indefeasible payment in full in cash of all Monetary Obligations, and the termination of all the Obligations), including:

                  (i) any claim of waiver, release, surrender, alteration or compromise of any of the Obligations;

                  (ii) the invalidity, illegality or unenforceability of the Obligations;

                  (iii) the occurrence or continuance of any event of bankruptcy, reorganization, insolvency, receivership or other similar proceeding with respect to Buyer or any other person (for purposes hereof, "person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or Governmental Authority), or the dissolution, liquidation or winding up of Buyer or any other person;

                  (iv) any permitted assignment or other transfer of this Agreement by Seller or any permitted assignment or other transfer of the Asset Sale Agreement or any Ancillary Agreement in whole or in part;

                  (v) any sale, transfer or other disposition by Guarantor of any direct or indirect interest it may have in Buyer or any other change in ownership or control of Buyer; or

                  (vi) the absence of any notice to, or knowledge on behalf of, Guarantor of the existence or occurrence of any of the matters or events set forth in the foregoing clauses.

         (b) Without limiting the generality of the foregoing, the obligations of Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of Seller to assert any claim or demand or to enforce any remedy under the Asset Sale Agreement, any Ancillary Agreement or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of Guarantor or that would otherwise operate as a discharge of Guarantor as a matter of law or equity (other than the performance in full of all Obligations, including the indefeasible payment in full in cash of all Monetary Obligations, and the termination of all the Obligations).

         SECTION 6. Defenses Waived. To the fullest extent permitted by applicable law, Guarantor waives any defense based on or arising out of the unenforceability of the Obligations or any part thereof from any cause. Seller may compromise or adjust any part of the Obligations, make any other accommodation with Buyer or exercise any other right or remedy available to it against Buyer, without affecting or impairing in any way the liability of Guarantor hereunder except to the extent all the Obligations have been fully and finally performed, including the indefeasible payment in full of all Monetary Obligations, and terminated. To the fullest extent permitted by applicable law, Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against Buyer or any security. Guarantor waives each right and all defenses to which it may be entitled under applicable law as in effect or construed from time to time.

         SECTION 7. Representations and Warranties of Guarantor. Guarantor represents and warrants to Seller as follows:

         (a) Organization. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

         (b) Authority Relative to this Agreement. Guarantor has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Guarantor of this Agreement and performance by Guarantor of its obligations hereunder have been duly and validly authorized by the Board of Directors of Guarantor and no other corporate proceedings on the part of Guarantor are necessary to authorize this Agreement or performance by Guarantor of its obligations hereunder. This Agreement has been duly and validly executed and delivered by Guarantor and this Agreement constitutes a valid and binding agreement of Guarantor, enforceable against Guarantor in accordance with its terms.

         (c)      Consents and Approvals; No Violation.

                  (i) Subject to obtaining the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement by Guarantor nor performance by Guarantor of its obligations hereunder will (i) conflict with or result in any breach of any provision of the organizational or governing documents or instruments of Guarantor, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Guarantor or any of its subsidiaries is a party or by which any of their respective assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Guarantor, or any of its assets, except in the case of clauses (ii) and (iii) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Guarantor to discharge its obligations under this Agreement (a "Guarantor Material Adverse Effect").

                  (ii) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for performance by Guarantor of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Guarantor Material Adverse Effect.

         SECTION 8. Agreement to Perform and Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that Seller has at law or in equity against Guarantor by virtue hereof, upon the failure of Buyer, to perform or pay any Obligation when and as the same shall become due, Guarantor hereby promises to and will forthwith, as the case may be, (a) perform, or cause to be performed, such unperformed Obligations and (b) pay, or cause to be paid, to Seller in cash the amount of such unpaid Monetary Obligations. Upon payment by Guarantor of any sums to Seller as provided above, all rights of Guarantor against Buyer, arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Monetary Obligations. If any amount shall erroneously be paid to Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of Buyer, such amount shall be held in trust for the benefit of

Seller and shall forthwith be paid to Seller to be credited against the payment of the Monetary Obligations or performance in accordance with the terms of the Asset Sale Agreement or any Ancillary Agreement, as applicable.

         SECTION 9. Information. Guarantor assumes all responsibility for being and keeping itself informed of Buyer's financial condition and assets, and of all other circumstances bearing upon the risk of nonperformance of the Obligations (including the nonpayment of Monetary Obligations) and the nature, scope and extent of the risks that Guarantor assumes and incurs hereunder, and agrees that Seller does not have any duty to advise Guarantor of information known to it regarding such circumstances or risks.

         SECTION 10. Termination and Reinstatement. The guarantee made hereunder
(a) shall terminate when all the Obligations have been (i) performed in full, including the indefeasible payment in full in cash of the Monetary Obligations and (ii) terminated and (b) shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by Seller upon the bankruptcy or reorganization of Buyer or Guarantor or for any other reason.

         SECTION 11. Assignment; No Third Party Beneficiaries. This Agreement and all of the provisions hereunder shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and nothing herein express or implied will give or be construed to give any person any legal or equitable rights hereunder. Neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by Guarantor, including by operation of law, without the prior written consent of Seller; provided, however, that no assignment or transfer of rights or obligations by Guarantor shall relieve it from the full liabilities and the full financial responsibility, as provided for under this Agreement, unless and until the transferee or assignee shall agree in writing to assume such obligations and duties and Seller has consented in writing to such assumption.

         SECTION 12. Amendment and Modification; Extension; Waiver. This Agreement may be amended, modified or supplemented only by an instrument in writing signed on behalf of each of the Parties. Any agreement on the part of a Party to any extension or waiver in respect of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

         SECTION 14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of the times of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

     if to Seller, to:

          Potomac Electric Power Company
          1900 Pennsylvania Avenue, N.W.
          Washington, D.C.  20068
          Telecopy No.: (202) 261-7889
          Attention:  William T. Torgerson, General Counsel

     with a copy to:

          Dickstein Shapiro Morin & Oshinsky LLP
          2101 L Street, N.W.
          Washington, D.C.  20037-1526
          Telecopy No.:  (202) 887-0689
          Attention:    Kenneth M. Simon, Esq.

     if to Buyer, to:

          Southern Energy, Inc.
          900 Ashwood Parkway
          Suite 500
          Atlanta, Georgia  30338-4780
          Telecopier:  (770) 821-6575
          Attention:

     with a copy to:

          Troutman Sanders LLP
          1300 I Street, N.W.
          Suite 500 East
          Washington, DC  20005
          Telecopier:  (202) 274-2994
          Attention:  Benjamin L. Israel, Esq.

         SECTION 15. Jurisdiction and Enforcement.

         (a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the Superior Court of the District of Columbia and (ii) the United States District Court for the District of Columbia for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the District of Columbia or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the District of Columbia. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in Section 14 (or such other address specified by such Party from time to time pursuant to Section 14) shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Superior Court of the District of Columbia and (ii) the United States District Court for the District of Columbia and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         (b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled equitable relief, including without limitation, an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which they are justly entitled to, whether at law or in equity.

         SECTION 16. Survival of Agreement. All covenants, agreements, representations and warranties made by Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by Seller and shall unconditionally survive the consummation of the transactions contemplated by the Asset Sale Agreement, regardless of any investigation made by Seller or on its behalf, and shall continue in full force and effect as long as any Obligations remain outstanding.

         SECTION 17. Effectiveness; Counterparts. This Agreement shall become effective when executed by Guarantor and Seller. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         SECTION 18. Rules of Interpretation. The rules of interpretation specified in Section 12.8 of the Asset Sale Agreement shall be applicable to this Agreement.

         SECTION 19. Severability.

         (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law, in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         (b) In the event that the provisions of this Agreement are claimed or held to be inconsistent with any other agreement or instrument evidencing the Obligations, the terms of this Agreement shall remain fully valid and effective.

         SECTION 20. Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties in respect of the matters contemplated hereby. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the matters contemplated hereby.

         SECTION 21. Seller hereby appoints _______________, a _______________
of Seller, to be its duly authorized Attorney-in-Fact and in Seller's name to execute, acknowledge and deliver this Agreement as its act and deed. Guarantor hereby appoints _____________, its ______________, to be its duly authorized Attorney-in-Fact and in Buyer's name to execute, acknowledge and deliver this Agreement as its act and deed.

         IN WITNESS WHEREOF, this Guarantee Agreement has been duly executed and delivered by the Parties as of the date first above written.


Attest:                            POTOMAC ELECTRIC POWER
                                   COMPANY


By                                 By
   -------------------------         -------------------------------
   Secretary                          Name:
                                      Title:


Attest:                            SOUTHERN ENERGY, INC.


By                                 By
   -------------------------         -------------------------------
   Secretary                          Name:
                                      Title:

                         )
DISTRICT OF COLUMBIA     )  SS:
                         )

         The undersigned, a Notary Public in and for the jurisdiction aforesaid, does hereby certify that ______________, personally known to me (or satisfactorily proven) to be the person who signed as attorney-in-fact for Guarantor named in the foregoing Instrument, personally appeared before me in said jurisdiction, and as such attorney-in-fact and by virtue of the authority vested in him by said Instrument, acknowledged the same to be the act and deed of said corporation, and that he executed and delivered the same as such.

         WITNESS my hand and official seal this ___ day of ___________, 2000.



                              ----------------------------------
My Commission Expires:        Notary Public in and for
                              the District of Columbia

                         )
DISTRICT OF COLUMBIA     )  SS:
                         )

         The undersigned, a Notary Public in and for the jurisdiction aforesaid, does hereby certify that ______________, personally known to me (or satisfactorily proven) to be the person who signed as attorney-in-fact for Seller named in the foregoing Instrument, personally appeared before me in said jurisdiction, and as such attorney-in-fact and by virtue of the authority vested in him by said Instrument, acknowledged the same to be the act and deed of said corporation, and that he executed and delivered the same as such.

         WITNESS my hand and official seal this ___ day of ___________, 2000.



                                   -------------------------------------
My Commission Expires:             Notary Public in and for
                                   the District of Columbia

                                                                     EXHIBIT E-1



                           INTERCONNECTION AGREEMENT
                                 (Potomac River)

                                 By and Between

                         POTOMAC ELECTRIC POWER COMPANY

                                      and

                        ________________________________


                               Dated ______, 2000

                       INTERCONNECTION AGREEMENT

                          TABLE OF CONTENTS

ARTICLE 1 -  DEFINITIONS                                         1
ARTICLE 2   TERM AND TERMINATION                                 2
  2.1   Term                                                     2
  2.2   Change in Law                                            2
  2.3   Effect after Termination                                 2
ARTICLE 3 - CONTINUING OBLIGATIONS AND RESPONSIBILITIES          2
  3.1   Interconnection Service                                  2
  3.2   New Construction or Modifications                        3
    3.2.1  Pepco Construction or Modifications                   3
    3.2.2  Generator Construction or Modifications               4
    3.2.3  Modifications Affecting the Transmission System
           or the Station                                        5
  3.3   Access, Easements, Conveyances, Licenses, and
        Restrictions                                             6
  3.4   Facility and Equipment Maintenance                       7
  3.5   Pepco Facilities and Generator Facilities                7
  3.6   Equipment Testing Obligations                            7
  3.7   Inspections                                              8
  3.8   Information Reporting Obligations                        9
  3.9   Local Services                                          10
    3.9.1  General                                              10
    3.9.2  Temporary Suspension of Local Services               10
  3.10  Pepco Provided Services                                 11
  3.11  Generator Provided Services                             11
  3.12  Optional Services                                       12
  3.13  Metering and Telemetering                               12
  3.14  Emergency Procedure                                     12
  3.15  Interconnection Service Interruptions                   13
  3.16  Unit Status Notification                                14
  3.17  Scheduled Maintenance Notification and Coordination     14
    3.17.1  Local Routine Inspection and Maintenance            14
    3.17.2  Transmission Sytem Maintenance                      15
  3.18  Safety                                                  15
    3.18.1  General                                             15
    3.18.2  Switching Tagging and Grounding                     15
  3.19  Environmental Compliance and Procedures                 15
  3.20  Operating Committee                                     16
ARTICLE 4 -  OPERATIONS                                         16
  4.1   General                                                 16
  4.2   Generator's Operating Obligations                       17
    4.2.1  General                                              17
    4.2.2  Voltage or Reactive Control Requirements             18

  4.3   Auditing of Accounts and Records                        19
ARTICLE 5 -- COST RESPONSIBILITIES AND BILLING PROCEDURES       19
  5.1   Cost Responsibilities for Interconnection Service       19
  5.2   Cost Responsibilities for Local Services                19
  5.3   Billing Procedures                                      20
  5.4   Billing Disputes                                        20
ARTICLE 6 - CONFIDENTIALITY                                     21
  6.1   Confidentiality Obligations of Pepco                    21
  6.2   Confidentiality Obligations of Generator                21
  6.3   Confidentiality of Audits                               22
  6.4   Remedies                                                22
ARTICLE 7 - EVENTS OF DEFAULT                                   22
  7.1   Events of Default                                       22
  7.2   Remedies                                                23
ARTICLE 8 - LIMITATION OF LIABILITY                             24
  8.1   Limitation of Pepco's Liability                         24
  8.2   Limitation on Generator's Liability                     24
  8.3   Consequential Damages                                   24
ARTICLE 9 - INDEMNIFICATION FOR THIRD PARTY CLAIMS              25
  9.1   Generator's Indemnification                             25
  9.2   Pepco's Indemnification                                 25
  9.3   Indemnification Procedures                              26
  9.4   Survival                                                26
ARTICLE 10 - INSURANCE                                          26
  10.1  Insurance Coverage                                      26
  10.2  Certificates of Insurance                               26
  10.3  Additional Insureds and Waiver                          26
ARTICLE 11 - FORCE MAJEURE                                      27
  11.1  Effect of Force Majeure                                 27
  11.2  Force Majeure Defined                                   27
  11.3  Notification                                            27
ARTICLE 12 - DISPUTES                                           28
  12.1  Disputes                                                28
  12.2  Arbitration                                             28
  12.3  FERC Dispute Resolution                                 29
ARTICLE 13 - REPRESENTATIONS                                    29
  13.1  Representations of Pepco                                29
  13.2  Representations of Generator                            30
ARTICLE 14 - ASSIGNMENT/CHANGE IN CORPORATE IDENTITY            32
  14.1  Assignment                                              32
  14.2  Release of Rights and Obligations                       32
  14.3  Change in Corporate Identity                            33
  14.4  Successors and Assigns                                  33

ARTICLE 15 - SUBCONTRACTORS                                     33
ARTICLE 16 - NOTICES                                            34
  16.1  Emergency Notices                                       34
  16.2  Notices                                                 34
ARTICLE 17 - AMENDMENTS                                         34
  17.1  Amendments                                              34
  17.2  FERC Proceedings                                        34
ARTICLE 18 - MISCELLANEOUS PROVISIONS                           35
  18.1  Waiver                                                  35
  18.2  Labor Relations                                         35
  18.3  No Third Party Beneficiaries                            35
  18.4  Governing Law                                           35
  18.5  Counterparts                                            36
  18.6  Interpretation                                          36
  18.7  Jurisdiction and Enforcement                            36
  18.8  Entire Agreement                                        37
  18.9  Severability                                            37
  18.10 Independent Contractor Status                           37
  18.11 Conflicts                                               37
SCHEDULE A  DEFINITIONS                                          2
SCHEDULE B   Pepco Facilities and Generator Facilities           7
SCHEDULE C - Points of Interconnection                           9
SCHEDULE D - Switching, Tagging and Grounding Rules             11
SCHEDULE E - Pepco's Interconnection Standards                  14
SCHEDULE F - Local Services                                     15
SCHEDULE G - Pepco Current Projects                             17
SCHEDULE H - Real Time Telemetry List                           18

                  INTERCONNECTION AGREEMENT (Potomac River)

         This Interconnection Agreement ("Agreement") dated as of ____________, 2000 by and between Potomac Electric Power Company ("Pepco") a District of Columbia and Virginia corporation, and __________________ ("Generator") a ___________ [corporation]. Pepco and Generator are each referred to herein as a "Party," and collectively referred to herein as the "Parties."

                                WITNESSETH:

         WHEREAS, Pepco, and Generator have entered into an Asset Purchase and Sale Agreement for Generating and Related Assets ("Asset Sale Agreement") dated June 7, 2000, for the sale by Pepco to Generator of certain assets comprising the Potomac River electric generation station;

         WHEREAS, Pepco intends to continue to operate its transmission and distribution businesses from their present locations;

         WHEREAS, Generator needs Interconnection Service from Pepco for the Potomac River electric generating station;

         WHEREAS, Pepco needs access to parts of the Generator's assets, and Generator needs access to parts of the Pepco's assets; and

         WHEREAS, the Parties have agreed in the Asset Sale Agreement to execute this Agreement in order to provide Interconnection Service to Generator and to define continuing responsibilities and obligations of the Parties with respect to the use of the other Party's property, assets and facilities as set forth herein.

         NOW THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

                               ARTICLE 1
                              DEFINITIONS

         Capitalized terms used in this Agreement shall have the meanings specified or referred to in Schedule A.

                               ARTICLE 2
                         TERM AND TERMINATION

         2.1 Term. This Agreement shall become effective upon consummation of the Closing ("Effective Date"), and unless terminated sooner in accordance with the terms of this Agreement, shall continue in full force and effect until the earlier to occur of (i) the permanent cessation by the Generator of the power generation functions of the Station or (ii) the permanent cessation of the interconnection functions of the Transmission System.

         2.2 Change in Law. If (a) the FERC, any state or state regulatory commission or the PJM Interconnection LLC implements a change in any law, regulation, rule or practice, or (b) Pepco's compliance with a change in any law or regulation, which compliance, in either case, affects, or may reasonably be expected to affect, Pepco's performance under this Agreement, the Parties shall negotiate in good faith any amendments to this Agreement that are necessary to adapt the terms of this Agreement to such change, and Pepco shall file such amendments with the FERC.

If the Parties are unable to reach agreement on such amendments, either Party shall have the right to make a unilateral filing with the FERC to modify this Agreement pursuant to Sections 205 or 206 or any other applicable provision of the Federal Power Act and the FERC rules and regulations thereunder; provided that the other Party shall have the right to oppose such filing and to participate fully in any proceeding established by the FERC to address such amendments.

         2.3 Effect after Termination. The applicable provisions of this Agreement shall continue in effect after cancellation or termination hereof to the extent necessary to provide for final billings, billing adjustments and payments pertaining to liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.

                              ARTICLE 3
              CONTINUING OBLIGATIONS AND RESPONSIBILITIES

         3.1      Interconnection Service

                  3.1.1 Subject to the terms and conditions of the Agreement, Pepco shall (a) permit the Station to continue to be interconnected to the Transmission System at the Point of Interconnection, and (b) provide Interconnection Service at the Point of Interconnection. Pepco agrees to permit Generator to interconnect

Station as long as Generator continues to operate such facilities pursuant to PJM Requirements and Good Utility Practice.

                  3.1.2 Interconnection Service shall not include, and Pepco shall not be responsible under this Agreement for (a) transmission service, losses or ancillary services associated with the use of the Transmission System for the delivery of capacity, energy and/or ancillary services produced by the Generating Facilities, or (b) providing or procuring capacity, energy and/or ancillary services to the Generator or the Generating Facilities.

                  3.1.3 The Generator's interconnection to the Transmission System of any new or expanded generating capacity of the Station shall (a) be subject to PJM Requirements and/or FERC requirements governing interconnections and (b) require a separate interconnection agreement mutually agreed to by the Parties in writing.

                  3.1.4 Notwithstanding anything to the contrary in this Agreement, Pepco's performance of its obligations under this Agreement shall be subject to Generator entering into, and complying with, any PJM Generator Connection Agreement which may be required pursuant to PJM Requirements with respect to Interconnection Service or the Station.

         3.2      New Construction or Modifications

                  3.2.1    Pepco Construction or Modifications

                           (a)      Pepco shall make such additions,
modifications, replacements and improvements to the Interconnection Facilities as are required by PJM Requirements or Good Utility Practice to enable Pepco to provide Interconnection Service in compliance with this Agreement. Generator shall pay all reasonable Costs incurred by Pepco for such additions, modifications, replacements or improvements.

                           (b)      Except with respect to operation and
maintenance or ordinary maintenance done in the ordinary course of business or to respond to abnormal or emergency conditions, if any additions, modifications, replacements or improvements to the Interconnection Facilities undertaken by Pepco might reasonably be expected to affect Generator's operation of the Station, Pepco shall provide one hundred twenty (120) days written notice to Generator prior to undertaking such additions, modifications, replacements or improvements. Any such additions, modifications, replacements or improvements shall comply with PJM Requirements and Good Utility Practice. The Parties shall mutually agree to the scheduling of such addition, modification, replacement or improvement to minimize any adverse impact on the Station. Generator shall be deemed to have accepted Pepco's proposed additions, modifications, replacements or improvements unless Generator gives Pepco written notice of its objections within thirty (30) days after receipt of Pepco's notice. Generator's acceptance or deemed acceptance of Pepco's proposed additions, modifications, replacements or improvements shall not be construed, with respect thereto, as: (i) confirmation or endorsement of the design; (ii) a warranty of safety, durability or reliability; or (iii) responsibility for strength, details of design, adequacy or capability.

                  3.2.2    Generator Construction or Modifications

                           (a)      In the event Generator plans to increase the
capacity of the Generating Facilities, Generator shall submit to Pepco any and all plans and specifications that Pepco may reasonably request related to such increase. Such specifications and plans shall be submitted by Generator to Pepco at the time that Generator submits its plans under the PJM Tariff related to such expansion but no later than one hundred twenty (120) days prior to commencing such proposed increase. Any such additions, modifications, or replacements shall comply with PJM Requirements and Good Utility Practice and shall be subject to Section 3.1.3 of this Agreement.

                           (b)      If Generator plans any additions,
modifications, or replacements to the Station that will not increase its capacity, but could reasonably be expected to affect the Transmission System or the Interconnection Facilities, Generator shall give Pepco reasonable notice, but not less than one hundred twenty (120) days prior written notice and Generator shall comply with all applicable PJM Requirements with respect to such proposed additions, modifications, or replacements. All such additions, modifications, or replacements shall (i) comply with PJM Requirements and Good Utility Practice, (ii) be accompanied by appropriate information and operating instructions, and (iii) be subject to the review and acceptance of Pepco, which review shall be based on PJM Requirements and Good Utility Practice and which acceptance shall not unreasonably be withheld or delayed. Pepco shall be deemed to have accepted Generator's proposed additions, modifications or replacements unless Pepco gives Generator written notice of its objections within thirty (30) days after receipt of the Generator's notice.

                           (c)      Pepco's acceptance of Generator's plans and
specifications for any proposed additions, modifications, or replacements to the Generating Facilities and Pepco's participation in any interconnected operations with Generator are not and shall not be construed as: (i) confirmation or endorsement of the design of the Generating Facilities; (ii) a warranty of safety, durability or reliability of the

Generating Facilities; or (iii) responsibility for strength, details of design, adequacy, or capability of the Generating Facilities.

                           (d)      Pepco, pursuant to PJM Requirements, shall
inform Generator of any additions, modifications, or replacements to the Transmission System or Interconnection Facilities, that will be necessary as a result of the addition, modification, or replacement to Station made pursuant to
Section 3.2.2. Generator shall compensate Pepco for all reasonable Costs it incurs associated with any modifications, additions, or replacements made to the Interconnection Facilities or Transmission System related to any additions, modifications, or replacements to the Generating Facilities. Pepco shall provide an estimate as early as practicable, but in any event not less than sixty (60) days prior to the initiation of such addition, modification or replacement.

                           (e)      Generator shall modify, at its sole cost and
expense, the Generating Facilities as may be reasonably required to conform with PJM Requirements and Good Utility Practice or to conform with additions, modifications, or replacements of the Transmission System or the Interconnection Facilities, required by PJM Requirements and Good Utility Practice or implemented in accordance with this Agreement, (including, without limitation, changes to the voltages at which the Transmission System is operated) provided, however, that Generator shall not be obligated under this Agreement to modernize, expand or upgrade the Generating Facilities unless the failure to modernize, expand or upgrade is reasonably likely to have a material adverse effect on the operation of Pepco's Facilities.

                           (f)      Upon completion of any addition,
modification, or replacement to the Generating Facilities that may reasonably be expected to affect the Transmission System or the Interconnection Facilities, but no later than ninety (90) days thereafter, Generator shall issue "as built" drawings to Pepco. Upon completion of any addition, modification, or replacement to the Interconnection Facilities, that may reasonably be expected to affect the operation of the Station, but no later than ninety (90) days thereafter, Pepco shall issue "as built" drawings to the Generator.

                  3.2.3 Modifications Affecting the Transmission System or the Station

                           (a)      Notwithstanding anything herein to the
contrary, except with respect to the projects or construction set forth in Schedule G, no modifications to or new construction of facilities, or access thereto, including but not limited to rights of way, fences, gates, shall be made by either Party which might reasonably be expected to adversely affect the other Party with respect to such Party's obligations and responsibilities under this Agreement, without prior written notification as set forth in Section 3.2.3(b) below, and without providing the other Party with sufficient information regarding the work prior to commencement to enable such Party to evaluate the impact of the proposed work on its operations. For all modifications reasonably expected to adversely affect the operations of the other Party's facilities, the Party shall provide at least one hundred twenty
(120) days written notice to the other Party prior to undertaking such additions, modifications or replacements. Any such additions, modifications, or replacements shall comply with PJM Requirements and Good Utility Practice.

                           (b)      The Parties shall mutually agree to the
scheduling of such addition, modification, replacement or improvement proposed pursuant to Section 3.2.3(a) to minimize any adverse impact on the Station or the Transmission System. For all construction work, major modifications, or circuit changes involving new or existing facilities, equipment, systems or circuits that could reasonably be expected to affect the operation of either Party, the Party desiring to perform said work shall provide the other Party with drawings, plans, specifications, and other necessary documentation for review at least sixty (60) days prior to the beginning of construction provided that for routine telecommunication work, the Party doing the work shall only be required to provide 48 hours prior notice. The Party shall be deemed to have accepted the proposed additions, modifications, replacements or improvements unless the Party gives written notice of their objections within sixty (60) days after receipt of such notice. The Party's acceptance or deemed acceptance of the proposed additions, modifications, replacements or improvements shall not be construed, with respect thereto, as: (i) confirmation or endorsement of the design; (ii) a warranty of safety, durability or reliability; or (iii) responsibility for strength, details of design, adequacy or capability.

         3.3      Access, Easements, Conveyances, Licenses, and Restrictions

                  3.3.1 The Parties hereby grant to each other such licenses, access and other rights to the Station and the Interconnection Facilities as may be necessary for either Party's performance of their respective obligations under this Agreement. Such access shall be provided in a manner so as not to unreasonably interfere with the ongoing business operations, rights, and obligations of the other Party and shall be subject to the safety and security practices of the Party granting such access. Access shall only be granted to Qualified Personnel.

                  3.3.2 A Party shall not restrict a Party's rights hereunder to access the other Party's property, facilities, or equipment without prior written notification except in an Emergency, in which case the restricted access shall last no longer than three (3) days, unless an alternate means of access is provided.

                  3.3.3 The Parties' rights with respect to access to their respective facilities properties shall also be governed by the Easement.

         3.4      Facility and Equipment Maintenance

                  3.4.1 Pepco shall provide Interconnection Service at the Point of Interconnection in a safe and efficient manner and pursuant to PJM Requirements and Good Utility Practice. Generator shall be responsible for all reasonable Costs incurred by Pepco to provide Interconnection Service and to Maintain the Interconnection Facilities pursuant to the Agreement.

                  3.4.2 Generator shall Maintain the Generating Facilities (including coordination of its relay protection equipment) in a safe and efficient manner and as required by and in accordance with PJM Requirements and Good Utility Practice, provided, however, that Generator shall not be obligated to modernize, expand or upgrade the Generating Facilities unless the failure to modernize, expand or upgrade is reasonably likely to have a material adverse affect on the operation of the Interconnection Facilities or the Transmission System.

                  3.4.3 Unless otherwise specified herein, or unless the Parties mutually agree to a different arrangement, neither Party shall be responsible for the maintenance of the other Party's equipment or property regardless of its location.

                  3.4.4 In addition to the requirements set forth elsewhere in this Agreement, each Party shall Maintain its equipment and facilities and perform its maintenance obligations that could reasonably be expected to affect the operations of the other Party in a safe and efficient manner and pursuant to PJM Requirements and Good Utility Practice.

         3.5 Pepco Facilities and Generator Facilities. Unless otherwise agreed to by the Parties, the Party owning Pepco Facilities or Generator Facilities shall Maintain those facilities and shall do so pursuant to PJM Requirements and Good Utility Practice and shall make such additions, modifications, replacements and improvements as are required by PJM requirements and Good Utility Practice or which are necessary to maintain Interconnection Service, provided, however, that the Generator shall not be obligated under this Agreement to modernize, expand or upgrade the Generator Facilities unless the failure to modernize, expand or upgrade is reasonably likely to have a material adverse effect on the operation of the Transmission System or Interconnection Facilities.

         3.6      Equipment Testing Obligations

                  3.6.1 For reliability purposes with respect to the Interconnection Facilities and the Transmission System, Pepco may reasonably request, pursuant to PJM Requirements, or Good Utility Practice, that Generator test, calibrate, verify, or validate the Generating Facilities or its equipment, and Generator shall promptly comply with such a request. Generator shall be responsible for all costs of testing, calibrating, verifying or validating its facilities.

                  3.6.2 At Pepco's request, Generator shall supply to Pepco at no cost, copies of inspection reports, installation and maintenance documents, test and calibration records, verifications, and validations pursuant to the foregoing Section 3.6.1. Pepco shall supply to Generator, at Generator's request and at no cost to Generator, copies of inspection reports, installation and maintenance documents, test and calibration records, verifications, and validations that Pepco has which are related to the Interconnection Facilities.

         3.7      Inspections

                  3.7.1 Pepco shall, at its expense, have the right to inspect or observe all maintenance activities, equipment tests, installation work, construction work, and modification work to the Generating Facilities. Such access by Pepco shall be exercised in a manner which does not unreasonably interfere with Generator's ongoing business operations, rights and obligations and shall be subject to Generator's safety and security practices. If Pepco observes any deficiencies or defects with respect thereto that might reasonably be expected to adversely affect the Transmission System or the Interconnection Facilities, Pepco shall notify the Generator, and Generator shall immediately make any corrections necessitated by PJM Requirements and Good Utility Practice. Notwithstanding the foregoing in this Section 3.7.1, Pepco shall have no liability whatsoever for any failure to fully or adequately observe any deficiency, it being agreed that Generator shall be fully responsible and liable for all such deficiencies, activities, equipment tests, installation, construction or modification.

                  3.7.2 Generator shall, at its expense, have the right to inspect or observe all maintenance activities, equipment tests, installation work, construction work, and modification work conducted by Pepco to the Interconnection Facilities. Such access by Generator shall be exercised in a manner which does not unreasonably interfere with Pepco's ongoing business operations, rights and obligations and shall be subject to Pepco's safety and security practices. If Generator observes any deficiencies or defects with respect thereto that might reasonably be expected to adversely affect the Station, Generator shall notify Pepco, and Pepco shall immediately make any corrections necessitated by applicable PJM Requirements and Good Utility Practice. Notwithstanding the foregoing in this

Section 3.7.2, Generator shall have no liability whatsoever for any failure to fully or adequately observe any deficiency, it being agreed that Pepco shall be fully responsible and liable for all such deficiencies, activities, equipment tests, installation, construction or modification.

         3.8      Information Reporting Obligations

                  3.8.1 In order to provide Interconnection Service hereunder, Pepco may request, and Generator shall promptly provide, all relevant information, documents, or data regarding the Generating Facilities that would be expected to materially affect the Transmission System, and which is reasonably requested by NERC, MAAC, the PJM Interconnection LLC, the MDPSC, the District of Columbia Public Service Commission and any other state or District of Columbia agency having jurisdiction over Pepco or Generator, the PJM System Operator, or the Transmission Operator, which disclosure shall be subject to
Article 6 of this Agreement regarding the disclosure of commercially sensitive information.

                  3.8.2 Generator shall promptly supply accurate, complete, and reliable information in response to reasonable information requests for real time data and other data from Pepco necessary for operations, maintenance, compliance with PJM Requirements or regulatory requirements, or analysis of the Interconnection Facilities or the Transmission System. Such information may include metered values for MW and MVAR, voltage, current, automatic voltage regulator status, automatic frequency control, dispatch, frequency, breaker status indication, or any other information reasonably required for reliable operation of the Transmission System pursuant to PJM Requirements and Good Utility Practice. At minimum, Generator shall satisfy the telemetry requirements set forth in Schedule H.

                  3.8.3 Information pertaining to generation operating parameters shall be gathered and electronically transmitted directly to Pepco's energy management system using a mutually acceptable communications protocol.

                  3.8.4 Generator shall be responsible for the maintenance, and any required replacements or upgrades of the field devices and equipment used to gather information regarding generation operating parameters.

                  3.8.5 Generator shall Maintain, at its expense, operating telephone links to the PJM Interconnection LLC, PJM System Operator, Pepco and the Transmission Operator, to provide information deemed necessary by them, or as reasonably deemed necessary by Pepco in accordance with PJM Requirements or Good Utility Practice to integrate operation of the Station with the Transmission

System, provided, however, that Generator shall not be obligated under this Agreement to modernize, expand or upgrade the Generator's facilities unless the failure to modernize, expand or upgrade is reasonably likely to have a material adverse effect on the operation of the Transmission System. Generator shall use communication links at the Station consisting of the mobile radio low band C frequency and "all call" and "red phone" systems currently located at the Station (or successor systems as may reasonably be required by Pepco) and shall maintain the availability of such systems to operate during abnormal conditions including blackouts.

         3.9      Local Services

                  3.9.1    General

                           (a)      The Parties agree that, due to the
integration of certain control schemes of the Station and the Transmission System, it is cost effective to provide each other with the services set forth in Sections 3.10 and 3.11 in accordance with the terms and conditions set forth therein.

                           (b)      The Parties shall ensure, in accordance with
Good Utility Practice, that services provided by one Party to the other Party pursuant to Sections 3.10 and 3.11 shall be available at all times and in the manner and at the prices specified herein. Notwithstanding the foregoing, either Party may change the services, provided that (1) there is no cost to the receiving Party as a result of such change, (2) the quality, reliability and integrity of the replacement services is equivalent to the existing service, and
(3) there is otherwise no materially adverse effect on the receiving Party.

                           (c)      Neither Party shall terminate any services
set forth in Sections 3.10 and 3.11 below that it agrees to provide to the other Party, without the other Party's prior written consent, which consent shall not be unreasonably withheld or delayed, provided, however, if a Party receiving a service under Sections 3.10 or 3.11 no longer needs or desires a particular service, said Party shall notify the other Party and the providing Party shall terminate said services as soon thereafter as practicable.

                  3.9.2    Temporary Suspension of Local Services

                           (a)      The Party providing a service set forth in
Sections 3.10 or 3.11 below shall notify and obtain approval, which approval shall not be unreasonably withheld or delayed, from the receiving Party of any scheduled temporary suspension of services at least five (5) business days in advance of such suspension. Such notification shall include an estimated time duration for a return to normal conditions.

                           (b)      In the event of any unplanned or forced
suspension of the services set forth in Sections 3.10 or 3.11, below, the providing Party shall immediately notify the other Party first verbally and then in writing. The providing Party shall use all reasonable efforts to minimize the duration of said suspension.

                           (c)      The Parties agree to complete any repairs,
modifications or corrections, in accordance with Good Utility Practice, that are necessary to restore to the other Party as soon as reasonably practicable any services set forth in Sections 3.10 or 3.11 below that have been suspended.

         3.10 Pepco Provided Services: Schedule F sets forth the local services Pepco shall provide to the Generator pursuant to the terms of this Agreement. Unless otherwise specified in Schedule F, for a period of three (3) years after the Effective Date (the "Initial Period") and subject to Section 3.9 above, Pepco shall provide Generator with the local services set forth in Schedule F at no cost and in consideration of the local services Generator shall provide Pepco in accordance with Section 3.11 below. If Generator desires the continuation of any of the services set forth in Schedule F which are subject to the Initial Period to continue after the Initial Period, upon Generator's written request to Pepco made at least 60 days prior to the expiration of the Initial Period, the Parties shall engage in good faith negotiations to reach mutually agreeable terms and conditions upon which such services will continue, provided, however, that if such agreement is not reached prior to the expiration of the Initial Period, Pepco shall cease to provide services under Section 3.10 at the end of the Initial Period.

         3.11 Generator Provided Services. Schedule F sets forth the local services Generator shall provide to Pepco pursuant to the terms of this Agreement. Unless otherwise specified in Schedule F, for the Initial Period and subject to Section 3.9 above, Generator shall provide Pepco with the local services set forth in Schedule F at no cost and in consideration of the local services Pepco shall provide Generator in accordance with Section 3.10 above. If Pepco desires the continuation of any of the services set forth in Schedule F which are subject to the Initial Period to continue after the Initial Period, upon Pepco's written request to Generator made at least 60 days prior to the expiration of the Initial Period, the Parties shall engage in good faith negotiations to reach mutually agreeable terms and conditions upon which such services will continue, provided, however, that if such agreement is not reached prior to the expiration of the Initial Period, Generator shall cease to provide services under Section 3.11 at the end of the Initial Period.

         3.12 Optional Services: Generator may request that Pepco provide the following services to the Generator, provided, however, that Pepco shall not have any obligation to provide such services unless the Parties have mutually agreed in writing to the price and other terms and conditions of such service:

                  (a) PJM interface and dispatch services through the Pepco control center;

                  (b)      use of Pepco's communication services;

                  (c) maintenance of certain auxiliary and communications equipment at the Station;

                  (d) maintenance of high-voltage and medium-voltage equipment such as power transformers and power circuit breakers;

                  (e) maintenance of protective relaying, certain control equipment, such as AGC and MSVC, plant batteries and revenue meters owned by Generator.

         3.13     Metering and Telemetering

                  3.13.1 Generator shall, at Generator's expense: (a) own, Maintain, and repair, all Revenue Meters, instrument transformers and appurtenances associated with Revenue Meters, and real time telemetry, (b) conduct meter accuracy and tolerance tests, and (c) prepare all calibration reports required for equipment that measures energy transfers at the Point of Interconnection. All meter accuracy and tolerance testing hereunder shall be in accordance with PJM Requirements and Good Utility Practice and shall be conducted, at Pepco's request, in the presence of Pepco's representative.

                  3.13.2 Generator shall own and Maintain, at the Generator's expense, equipment for redundant real-time communications and transmission of telemetry, hourly MWh information, and such other information as required by the PJM System Operator or Transmission Operator, or as reasonably required by Pepco in accordance with PJM Requirements and Good Utility Practice.

         3.14     Emergency Procedure

                  3.14.1 Pepco, through the Transmission Operator, shall provide Generator with prompt verbal notification of Emergencies with regard to the Transmission System which may reasonably be expected to affect Generator's immediate operation of the Station or Generator Facilities, and Generator shall provide Pepco with prompt verbal notification of Emergencies with regard to the Station which may reasonably be expected to affect Interconnection Service or the Transmission System. Such notification shall describe the Emergency, the extent of damage or deficiency, the anticipated length of an outage and the corrective action taken and/or to be taken. Said verbal notification shall be followed as soon as practicable (but no later than 24 hours after the verbal notification) with written notification.

                  3.14.2 If an Emergency in the good faith judgment of a Party endangers or could endanger life or property, the Party recognizing the problem shall take such action as may be reasonable and necessary to prevent, avoid, or mitigate injury, danger, or loss. If however the Emergency involves transmission or electrical equipment, Generator shall notify the Transmission Operator, and obtain the consent of such personnel, prior to performing any switching operations.

                  3.14.3 Pepco may, consistent with PJM Requirements and Good Utility Practice, have the Transmission System Operator take whatever actions (including tripping Generator's synchronizing breakers) or inactions it deems necessary during an Emergency to: (a) preserve public safety; (b) preserve the integrity of the Transmission System, (c) limit or prevent damage; or (d) expedite restoration of service. If any action or inaction by Pepco or the Transmission Operator under this Section 3.14 results in the discontinuation, curtailment, interruption or reduction of Interconnection Service, Pepco shall use reasonable efforts consistent with PJM Requirements and Good Utility Practice to restore Interconnection Service as promptly as practicable and to minimize the effect of such restoration of service on the Station.

         3.15     Interconnection Service Interruptions

                  3.15.1 If at any time, in the reasonable exercise of the PJM System Operator's judgment, or the Transmission Operator's judgment exercised in accordance with PJM Requirements or Good Utility Practice and on a non-discriminatory basis, a condition exists, including the operation of Generator's equipment, which might reasonably be expected to have a materially adverse affect on the quality of service rendered by Pepco (including services rendered to transmission or distribution customers) or interferes with the safe and reliable operation of the Transmission System, Pepco may discontinue, curtail, reduce and/or interrupt Interconnection Service until the condition has been corrected.

                  3.15.2 Unless the PJM System Operator, the Transmission Operator or Pepco perceives that an Emergency exists or the risk of one is imminent, Pepco shall give Generator reasonable notice of its intention to discontinue, curtail, interrupt or reduce Interconnection Service in response to the interfering condition and, where practical, allow suitable time for Generator to remove the interfering condition if it is the result of Generator's operations, before the discontinuation, curtailment, interruption or reduction commences. Pepco's judgment with regard to the interruption of service under this paragraph shall be made pursuant to PJM Requirements and Good Utility Practice. In the case of such interruption, Pepco shall immediately confer with Generator regarding the conditions causing such interruption and its recommendation concerning timely correction thereof. In the event Interconnection Service is interrupted under this section due to Generator's failure to operate and Maintain the Generating Facilities pursuant to PJM Requirements or Good Utility Practice, Generator shall compensate Pepco for all costs reasonably incurred by Pepco attributable to the interruption and restoration of Interconnection Service. Pepco shall use reasonable efforts consistent with PJM Requirements and Good Utility Practice to restore Interconnection Service interrupted, curtailed or reduced pursuant to this Section 3.15 as promptly as practicable and to minimize the effect of such restoration of service on the Station.

         3.16     Unit Status Notification

                  3.16.1 Generator acknowledges that Pepco requires information regarding the status of the Station for Transmission System reliability purposes. Accordingly, by 10:00 a.m. of each day, the Generator shall provide Pepco the following information regarding the status of the Station for the following day: Station availability to provide energy and capacity, the Station's scheduled on and off times, Station synchronization, planned outages or deratings, and generation restrictions and limitations. Generator shall immediately notify Pepco of any changes to the information provided pursuant to the foregoing sentence.

                  3.16.2 In circumstances, such as forced outages, Generator shall notify Pepco of its generating unit's temporary interruption of generation as soon as practicable; and it shall provide Pepco, as soon as practicable, with a schedule of when generation will be resumed.

         3.17     Scheduled Maintenance Notification and Coordination

                  3.17.1 Local Routine Inspection and Maintenance. The Parties agree that, due to the integration of certain control and protective relaying schemes between the Station and the Interconnection Facilities, it will be necessary for them to cooperate in the inspection, maintenance and testing of these areas of integration. Each Party will provide advance notice to the other Party before undertaking any work in these areas, especially in electrical circuits involving circuit breaker trip and close contacts, current transformers or potential transformers and such work will be performed in accordance with PJM Requirements and Good Utility Practice.

                  3.17.2 Transmission System Maintenance. Pepco shall consult with Generator regarding timing of scheduled maintenance of the Interconnection Facilities or the transmission facilities of the Transmission System which Pepco or the Transmission Operator performs and which might reasonably be expected to affect the Station. Pepco shall, to the extent practicable, schedule any testing, shutdown, or withdrawal of said facilities to coincide with Generator's scheduled outages for the Station. To facilitate such consultation and to the extent the information is not available from the PJM System Operator in a timely manner, in June of each year, or on another date mutually acceptable to the Parties, Generator shall furnish Pepco with non-binding preliminary generator maintenance schedules covering the upcoming two years and any material changes thereto. In the event Pepco is unable to schedule the outage of its facilities to coincide with Generator's schedule, Pepco shall notify Generator as soon as practicable of the reasons for the facilities' outage, of the time scheduled for the outage to take place, and of its expected duration.

         3.18     Safety

                  3.18.1 General. Pepco agrees with respect to the Interconnection Facilities and the Transmission System, and Generator agrees with respect to the Station, that all work performed by either Party on such facilities which could reasonably be expected to affect the operations of the other Party shall be performed in accordance with all applicable PJM Requirements and Good Utility Practice.

                  3.18.2 Switching Tagging and Grounding . Each Party shall comply with the Switching, Tagging and Grounding Rules. Pepco will notify Generator of any changes in its Switching, Tagging and Grounding Rules. Generator shall be responsible for all switching, tagging and grounding on Generator's side of the Point of Interconnection and, except for Generator Facilities, Pepco shall be responsible for all switching, tagging and grounding on its side of the Point of Interconnection.

         3.19     Environmental Compliance and Procedures

                  3.19.1 Each Party shall be responsible for complying with all Environmental Laws applicable to it with respect to its facilities or property.

                  3.19.2 A Party shall notify the other Party first verbally and then in writing, of any Releases of a Hazardous Substance or any type of remediation activities related thereto as soon as possible but no later than twenty-four (24) hours after the occurrence if within the reasonable judgment of the Party said activities could reasonably be expected to have a material adverse effect upon the operations of the other Party and shall promptly furnish to the other Party copies of any reports filed with any governmental agencies covering such events. This Section 3.19.2 does not effect any allocation of liability with respect to the Station pursuant to the Asset Sale Agreement.

                  3.19.3 Neither Party shall knowingly take any actions which might reasonably be expected to have a material adverse environmental impact upon the operations of the other Party without prior written notification and agreement between then Parties.

         3.20 Operating Committee. The Parties shall establish an operating committee consisting of one representative for each Party ("Operating Committee"). The Operating Committee shall act only by unanimous agreement or consent. The Parties shall designate their respective representatives to the Operating Committee, plus an alternate by written notice. Each Party's representative on the Operating Committee is authorized to act on behalf of such Party with respect to any matter arising under this Agreement which is to be decided by the Operating Committee, however, the Operating Committee shall not have any authority to modify or otherwise alter the rights and obligations of the Parties hereunder. The Operating Committee shall develop and implement suitable policies and procedures with which to coordinate the interaction of the Parties with respect to the performance of their duties and obligations under this Agreement.

                              ARTICLE 4
                              OPERATIONS

         4.1      General

                  4.1.1 The Parties agree to operate their respective equipment that could reasonably be expected to have a material effect on the operations of the other Party in a safe and efficient manner and in accordance with PJM Requirements and Good Utility Practice, and otherwise in accordance with the terms of this Agreement.

                  4.1.2 Generator shall comply with the requests, orders, and directives of Pepco with respect to Interconnection Service to the extent such requests, orders or directives are (a) issued pursuant to PJM Requirements or Good Utility Practice, (b) not discriminatory; and (c) otherwise in accordance with this Agreement or applicable tariffs.

                  4.1.3 In the event Generator believes that a request, order, or directive of Pepco exceeds the limitations in this Section 4.1.2, it shall nevertheless comply with the request, order, or directive pending resolution of the dispute under Article 12. The Parties agree to cooperate in good faith to expedite the resolution of any disputes arising under this Section 4.1.

         4.2      Generator's Operating Obligations

                  4.2.1 General. Generator shall request permission from the Transmission Operator, the PJM System Operator or the PJM Interconnection LLC, as applicable, prior to opening and/or closing circuit breakers in accordance with applicable switching and operations procedures and Good Utility Practice.

                           (a)      Generator shall carry out all switching
orders from the Transmission Operator, the PJM System Operator, or the PJM Interconnection LLC, in a timely manner and in accordance with PJM Requirements and Good Utility Practice.

                           (b)      Generator shall (i) comply with Pepco's
system restoration plan and black start criteria applicable to the Station as configured as of the Effective Date or (ii) if the Station's configuration is modified, provide alternative service restoration and black start capability in accordance with PJM Requirements. Generator shall ensure that operating personnel at the Station are trained to implement such system restoration or black start plans. The Generator shall test the Station's black-start combustion-turbines annually to confirm that the black-start combustion-turbines will start without an external power supply. The Generator shall test the Station's steam turbine-generators and those combustion-turbine generators that would be required to be black-started in accordance with Pepco's Emergency Conditions and System Restoration Manual, as revised from time to time, and plant restoration procedures, at least once every three years. Testing shall confirm the ability of a generating unit or Station to go from a shut down condition to an operating condition and start delivering power without assistance from the Transmission System. These testing requirements shall remain in place until PJM promulgates specific rules governing black-start testing.

                           (c)      The electricity supplied by Generator to the
Point of Interconnection shall be in the form of three-phase 60 Hertz alternating current at the nominal system voltage.

                           (d)      Generator's equipment shall conform with
Good Utility Practice for harmonic distortion and voltage fluctuation.

                           (e)      The Generator shall Maintain the equipment
to display and to follow the export/import signal on the export/import meters when directed to do so by Pepco, the Transmission Operator or the PJM System Operator for reliability purposes.

                  4.2.2 Voltage or Reactive Control Requirements. Unless otherwise agreed to by the Parties or authorized or directed by the PJM Interconnection LLC, Generator shall operate the Station with automatic voltage regulators in service at all times. The voltage regulators will control voltage at the Points of Interconnection consistent with the range of voltage prescribed by Pepco or the Transmission System Operator in accordance with PJM Requirements and Good Utility Practice.

                           (a)      Generator will operate the Station in
accordance with prescribed voltage schedules pursuant to Section 4.2.2 to the extent the Station is operating within its reactive generating capability and not violating any electrical constraints.

Should Generator fail to comply with such voltage schedules, Pepco or the Transmission Operator, as applicable, shall provide written notice to the Generator of its intent to remedy that failure. If Generator does not promptly commence appropriate action after receiving such notice, Pepco or the Transmission Operator may then take any necessary action at Generator's expense to remedy such failure, including the installation of capacitor banks or other reactive compensation equipment necessary to ensure the proper voltage or reactive supply at the Station including, at a minimum, by installing such equipment outside any building housing the Generation Facilities. Pepco shall make, to the extent feasible, reasonable efforts to minimize the impact of such action on the operation of the Station.

                           (b)      Generator shall notify the Transmission
Operator if (a) any or all generating units at the Station reaches a VAR limit,
(b) there is any deviation from the voltage schedules prescribed pursuant to
Section 4.2.2 which is outside the limits permitted by PJM Requirements or Good Utility Practice, or (c) any automatic voltage regulator is removed from or restored to service.

                           (c)      The Transmission Operator may from time to
time, pursuant to PJM Requirements or Good Utility Practice, request or direct Generator to adjust generator controls that impact the Transmission System, such as excitation, droop, and automatic generation control settings and Generator shall comply with such request or directions.

                           (d)      Generator acknowledges that the Transmission
Operator may have the right, to the extent authorized or directed by the PJM Interconnection LLC, to require reduced or increased generation of the Station in accordance with PJM Requirements, or in accordance with applicable rules of the Transmission Operator.

         4.3 Auditing of Accounts and Records. The Parties shall have the right, during normal business hours, to audit each other's accounts and records pertaining to transactions under this Agreement, upon twenty (20) days prior written notice, at the offices where such accounts and records are maintained, provided, however, that the audit shall be limited to those portions of the accounts and records that are related to services provided to the other Party under this Agreement. Any such audit of a Party's accounts and records will be at the expense of the auditing Party, shall not be made more frequently than once in any twelve (12) month period, and no such audit may be made with respect to accounts and records relating to periods more than twenty-four (24) months prior to the date of the audit notice. The Party being audited will be entitled to review the audit report and any supporting materials. The Party conducting the audit shall maintain the confidentiality of all information obtained during the audit in compliance with Article 6 of this Agreement. To the extent that audited information includes confidential information, the auditing Party shall designate an independent auditor at its expense to perform such audit.

                              ARTICLE 5
              COST RESPONSIBILITIES AND BILLING PROCEDURES

         5.1 Cost Responsibilities for Interconnection Service. Except as otherwise expressly stated herein, Generator shall not be responsible for any costs arising from Pepco's provision of Interconnection Service or local services to Generator, except for those costs specified in Sections 3.2.1, 3.2.2, 3.4.1, and 3.15 or arising from the liability or indemnification provisions of this Agreement.

         5.2 Cost Responsibilities for Local Services. Except as otherwise expressly provided herein or agreed to by the Parties, each Party shall be responsible for the costs for local services provided to the other Party in Sections 3.10 and 3.11 as set forth in said sections.

         5.3      Billing Procedures

                           (a)      Within ten (10) days after the first day of
each calendar month, each Party shall provide the other Party with a written invoice for any payments due from the other Party for services provided in the previous month.

                           (b)      Each invoice shall (i) delineate the month
in which the services were provided, (ii) fully describe the services rendered,
(iii) be itemized to reflect the services performed or provided, and (iv) provide reasonable detail as to the calculation of the amount involved.

                           (c)      All invoices shall be paid within fifteen
(15) days after receipt, but not earlier than the 25th day of the month in which the invoice is rendered. All payments shall be made in immediately available funds payable to the other Party, or by wire transfer to a bank designated in writing by such Party. Payment of invoices shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement, nor shall such payment constitute a waiver of any claims arising hereunder.

                  5.3.2 To the extent that, for any billing period, Generator is obligated to pay to Pepco amounts due and calculated pursuant to Section 5.3, Pepco may use such amounts as a set-off against any amounts owed by Pepco to Generator under this Section 5.3.

                  5.3.3 Interest on any unpaid amounts shall be calculated in accordance with the methodology specified for interest on refunds in FERC regulations at 18 C.F.R. Section 35.19a(a)(2)(iii). Interest on delinquent amounts shall be calculated from the due date of the bill to the date of payment. When payments are made by mail, bills shall be considered as having been paid on the date of receipt by the other Party.

         5.4 Billing Disputes. In the event of a billing dispute between the Parties, each Party shall continue to provide services as long as the other Party continues to make all payments not in dispute. Payment of invoices by either Party shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement; nor shall it constitute a waiver of any claims arising hereunder.

                              ARTICLE 6
                           CONFIDENTIALITY

         6.1 Confidentiality Obligations of Pepco. Pepco shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by Generator in connection with this Agreement marked "Confidential" or "Proprietary." Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by Pepco in breach of this Agreement, (ii) available to Pepco on a non-confidential basis prior to disclosure to Pepco by Generator, or (iii) available to Pepco on a non-confidential basis from a source other than Generator, provided that such source is not known, and by reasonable effort could not be known, by Pepco to be bound by a confidentiality agreement with Generator or otherwise prohibited from transmitting the information to Pepco by a contractual, legal or fiduciary obligation, Pepco shall not release or disclose such information to any other person, except to its employees, representatives or agents on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 6.1 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. Pepco shall promptly notify Generator if it receives notice or otherwise concludes that the production of any information subject to this
Section 6.1 is being sought under any provision of law and Pepco shall use reasonable efforts in cooperation with Generator to seek confidential treatment for such confidential information provided thereto.

         6.2 Confidentiality Obligations of Generator. Generator shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by Pepco in connection with this Agreement marked "Confidential" or "Proprietary." Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by Generator in breach of this Agreement, (ii) available to Generator on a non-confidential basis prior to disclosure to Generator by Pepco, or (iii) available to Generator on a non-confidential basis from a source other than Pepco, provided that such source is not known, and by reasonable effort could not be known, by Generator to be bound by a confidentiality agreement with Pepco or otherwise prohibited from transmitting the information to Generator by a contractual, legal or fiduciary obligation, Generator shall not release or disclose such information to any other person, except to its employees, representatives or agents on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 6.2 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. Generator shall promptly notify Pepco if it receives notice or otherwise concludes that the production of any information subject to this Section 6.2 is being sought under any provision of law and Generator shall use reasonable efforts in cooperation with Pepco to seek confidential treatment for such confidential information provided thereto.

         6.3 Confidentiality of Audits. The independent auditor performing any audit, as referred to in Section 4.3, shall be subject to a confidentiality agreement between the auditor and the Party being audited. Such audit information shall be treated as confidential except to the extent that its disclosure is required by regulatory or judicial order, for reliability purposes pursuant to PJM Requirements or Good Utility Practice, and pursuant to the FERC's rules and regulations. Except as provided herein, neither Party will disclose the audit information to any third party, without the other Party's prior written consent. Audit information in the hands of the Party not being audited shall be subject to all provisions of Section 6.1 or 6.2, above, as applicable.

         6.4 Remedies. The Parties agree that monetary damages would be inadequate to compensate a Party for the other Party's breach of its obligations under Section 6.1 or 6.2, above, as applicable. Each Party accordingly agrees, subject to Article 8, that the other Party shall be entitled to equitable relief, by way of injunction or otherwise, if the first Party breaches or threatens to breach its obligations under Section 6.1 or 6.2 of this Agreement, as applicable, which equitable relief shall be granted without bond or proof of damages, and the receiving Party shall not plead in defense that there would be an adequate remedy at law.

                              ARTICLE 7
                          EVENTS OF DEFAULT

         7.1 Events of Default. Each of the following shall constitute an Event of Default by the a defaulting Party under this Agreement:

                           (a)      The failure by a Party to pay any amount due
within twenty (20) calendar days after receipt of written notice of nonpayment by the other Party, unless the payment of such amount is disputed in good faith, in which event Section 5.5 shall apply;

                           (b)      A Party's breach of any material term or
condition of this Agreement, including but not limited to any material breach of a representation, warranty or covenant made in this Agreement which, after receiving written notice of the breach from the non-breaching Party (such notice to set forth in reasonable detail the nature of the default and, where known and if applicable, the steps necessary to cure such default), (i)the breaching Party fails to cure, if curable, within thirty (30) days following receipt of the notice or (ii) if such default is of such a nature that it cannot be cured within thirty (30) days following receipt of such notice, the breaching Party fails within such thirty
(30) days to commence the necessary cure and fails at any time thereafter diligently and continuously to prosecute such cure to completion provided that the cure is completed no later than 180 days after the receipt of the default notice;

                           (c)      The appointment of a receiver, liquidator or
trustee for either Party, and such receiver, liquidator or trustee is not discharged within sixty (60) days;

                           (d)      The entry of a decree or decrees
adjudicating a Party as bankrupt or insolvent, and such decree or decrees are not stayed or discharged within sixty (60) days; or

                           (e)      The filing of voluntary petitions for
bankruptcy under any federal or state bankruptcy law by a Party.

         7.2      Remedies

                  7.2.1 If the breaching Party disputes that an Event of Default under Section 7.1.(b) has occurred, the breaching Party shall nonetheless comply with this Section 7.2 pending the resolution of the dispute. If it is determined that no breach or Event of Default under Section 7.1(b) existed, the Party alleging the default shall pay and reimburse the other Party for all reasonable costs and expenses incurred by it to cure the alleged default.

                  7.2.2 Upon the occurrence of an Event of Default, the non-defaulting Party may (i) exercise all such rights and remedies as may be available to it at law or equity including seeking to recover damages caused by such Event of Default, subject to Article 8 of this Agreement; and/or (ii) terminate this Agreement. The Parties shall not discontinue the performance of any one or more of their obligations hereunder due to the occurrence of an Event of Default during the pendency of any dispute regarding such Event of Default and until such dispute is finally resolved except that Pepco may suspend or interrupt service if necessary for the safe and reliable operation of the Interconnection Facilities or the Transmission System.

                  7.2.3 Notwithstanding the foregoing, upon the occurrence of any Event of Default, the non-defaulting Party shall be entitled to commence an action to require the defaulting Party to remedy such default by specifically performance of its duties and obligations hereunder in accordance with the terms and conditions hereof.

                  7.2.4 Notwithstanding anything in this Agreement to the contrary, in the event the Generator's failure to comply with the provisions of Sections 4.1 and 4.2 of this Agreement is reasonably likely to have an immediate and material adverse impact on Pepco or the Transmission System, Pepco shall have the right to take immediately reasonable steps and/or to exercise immediately all remedies available under this Agreement, or at law or equity, including the right, after providing as much notice as is practicable under the circumstances and complying with the applicable FERC notice requirements regarding termination of service, to disconnect the Station from the Transmission System.

                              ARTICLE 8
                        LIMITATION OF LIABILITY

                  8.1 Limitation of Pepco's Liability. Pepco does not guarantee the non-occurrence of, or warrant against, and will have no liability hereunder for, and the Generator will release Pepco from all claims or damages associated with, any interruption in the availability of the Interconnection Facilities, Interconnection Service or local services pursuant to Section 3.10 or damages to the Generator's facilities, except to the extent such interruption or damage is caused by Pepco's gross negligence or willful misconduct in the performance of its obligations under this Agreement.

                  8.2 Limitation on Generator's Liability. Generator does not guarantee the non-occurrence of, or warrant against, and will have no liability under this Agreement for, and Pepco will release Generator from all claims or damages arising under this Agreement which are associated with any interruption in the availability of the Station or local services pursuant to
Section 3.11, any reduction, curtailment, interruption or reduction of energy from the Station, or damage to Pepco's facilities, except to the extent such interruption or damage is caused by Generator's gross negligence or willful misconduct in the performance of its obligations under the Agreement.

                  8.3 Consequential Damages. Except for indemnity obligations set forth in Article 9, neither Party, nor their respective officers, directors, agents, employees, Affiliates, or successors or assigns of any of them, shall be liable to the other Party or its Affiliates, officers, directors, agents, employees, successors or assigns for claims, suits, actions or causes of action for incidental, punitive, special, indirect, multiple or consequential damages (including, without limitation, replacement power costs, lost revenues, claims of customers, attorneys' fees and litigation costs) connected with, or resulting from, performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including, without limitation, any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability. The provisions of this Section 8.3 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion, or expiration of this Agreement.

                              ARTICLE 9
                INDEMNIFICATION FOR THIRD PARTY CLAIMS

                  9.1 Generator's Indemnification. Generator shall indemnify, hold harmless, and defend Pepco and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between Pepco and a third party or Generator) for damage to property of unaffiliated third parties, injury to or death of any person, including Pepco's employees or any third parties, to the extent caused, by the negligence or willful misconduct of Generator's and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Generator's performance or breach of this Agreement, or the exercise by Generator of its rights hereunder. In furtherance of the foregoing indemnification and not by way of limitation thereof, Generator hereby waives any defense it might otherwise have under applicable workers' compensation laws.

                  9.2 Pepco's Indemnification. Pepco shall indemnify, hold harmless, and defend Generator and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between the Generator and a third party or Pepco) for damage to property of unaffiliated third parties, injury to or death of any person, including Generator's employees or any third parties, to the extent caused by the negligence or willful misconduct of Pepco and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Pepco's performance or breach of this Agreement, or the exercise by Pepco of its rights hereunder. In furtherance of the foregoing indemnification and not by way of limitation thereof, Pepco hereby waives any defense it might otherwise have under applicable workers' compensation laws.

                  9.3 Indemnification Procedures. If either Party intends to seek indemnification under this Article 9 from the other Party, the Party seeking indemnification shall give the other Party notice of such claim within ninety (90) days of the later of the commencement of, or the Party's actual knowledge of, such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed.

                  9.4 Survival. The indemnification obligations of each Party under this Article 9 shall continue in full force and effect regardless of whether this Agreement has either expired or been terminated or canceled.

                                   ARTICLE 10
                                   INSURANCE

                  10.1 Insurance Coverage. The Parties shall maintain at their own cost and expense, fire, liability, worker's compensation, and other forms of insurance relating to their respective property and facilities subject to this Agreement in the manner, and amounts, and for the durations as is customary in the electric utility industry.

                  10.2 Certificates of Insurance. The Parties agree to furnish each other with certificates of insurance evidencing the insurance coverage obtained in accordance with this Article 10, and the Parties agree to notify and send copies to the other of any policies maintained hereunder upon written request by a Party. Each Party must notify the other Party within ten
(10) business days of receiving notice of cancellation, change, amendment or renewal of any insurance policy required pursuant to Section 10.1 above.

                  10.3 Additional Insureds and Waiver. Each Party and its affiliates shall be named as additional insureds on the general liability insurance policies obtained in accordance with Section 10.1, above, as regards liability under this Agreement; and each Party shall waive its rights of recovery against the other for any loss or damage covered by such policy.

                                   ARTICLE 11
                                 FORCE MAJEURE

                  11.1 Effect of Force Majeure. Notwithstanding anything in this Agreement to the contrary, Generator and Pepco shall not be liable in damages or otherwise or responsible to the other for its failure to carry out any of its obligations under this Agreement (except for the obligation to pay sums of money due and owing hereunder) to the extent that they are unable to so perform or are prevented from performing by an event of Force Majeure and has complied with Section 11.3.

                  11.2 Force Majeure Defined. Force Majeure means those causes beyond the reasonable control of the Party affected, which by the exercise of reasonable diligence, including Good Utility Practice, that Party is unable to prevent, avoid, mitigate, or overcome, including the following: any act of God, labor disturbance (including a strike), act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or equipment, electric system disturbance), order, regulation or restriction imposed by governmental, military or lawfully established civilian authorities, or any other cause of a similar nature beyond a Party's reasonable control.

                  11.3 Notification. A Party shall not be entitled to rely on the occurrence of an event of Force Majeure as a basis for being excused from performance of its obligations under this Agreement, unless the Party relying on the event or condition shall: (a) provide prompt written notice of such Force Majeure event to the other Party, including an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts in accordance with Good Utility Practice to continue to perform its obligations under this Agreement; (c) expeditiously take action to correct or cure the event or condition excusing performance; (d) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (e) provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance. Subject to this Section 11.3, any obligation under this Agreement shall be suspended only to the extent caused by such Force Majeure and only during the continuance of any inability of performance caused by such Force Majeure but for no longer period.

                                   ARTICLE 12
                                    DISPUTES

                  12.1     Disputes

                           12.1.1   A Party with a claim or dispute under this
Agreement shall submit to the Operating Committee a notification of such claim or dispute within sixty (60) days after the circumstances that gave rise to the claim or the question or issue in dispute. The notification shall be in writing and shall include a concise statement of the claim or the issue or question in dispute, a statement of the relevant facts and documentation to support the claim. In the event the Operating Committee is unable, in good faith, to resolve their disagreement in a manner satisfactory to both Parties within thirty (30) days after receipt by the Operating Committee of a notification specifying the claim, issue or question in dispute, the Parties shall refer the dispute to their respective senior management. If, after using their good faith best efforts to resolve the dispute, senior management cannot resolve the dispute within thirty (30) days, the Parties shall utilize the arbitration procedures set forth below in Section 12.2 to resolve a dispute, provided that nothing herein or therein shall prohibit either Party from at any time requesting from a court of competent jurisdiction a temporary restraining order, preliminary injunction, or other similar form of equitable relief to enforce performance of the provisions of this Agreement.

                  12.2     Arbitration.

                           (a)      Unless the Parties other wise mutually agree
in writing to another form of dispute resolution such as dispute resolution under the PJM Agreement or the MAAC agreement, any arbitration initiated under this Agreement shall be conducted before a single neutral arbitrator appointed by the Parties within thirty (30) days of receipt by respondent of the demand for arbitration. If the Parties are unable to agree on an arbitrator, such arbitration shall be appointed by the American Arbitration Association. Unless the Parties agree otherwise, the arbitrator shall be an attorney or retired judge with at least fifteen (15) years of experience, and shall not have any current or past substantial business or financial relationships with any Party to the arbitration. If possible, the arbitrator shall have experience in the electric utility industry. Unless otherwise agreed, the arbitration shall be conducted in accordance with the American Arbitration Association's Commercial Arbitration Rules, then in effect. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act of the

United States, 9 U.S.C. Section 1 et seq. The location of any arbitration hereunder shall be in the District of Columbia.

                           (b)      The arbitration shall, if possible, be
concluded not later than six (6) months after the date that it is initiated. The arbitrator shall be authorized only to interpret and apply the provisions of this Agreement or any related agreements entered into under this Agreement and shall have no power to modify or change any of the above in any manner. The arbitrator shall have no authority to award punitive or multiple damages or any damages inconsistent with this Agreement. The arbitrator shall, within thirty
(30) days of the conclusion of the hearing, unless such time is extended by agreement of the Parties, notify the Parties in writing of his or her decision, stating his or her reasons for such decision and separately listing his or her findings of fact and conclusions of law. The decision of the arbitrator rendered in such a proceeding shall be final and binding on the Parties. Judgment on the award may be entered upon it in any court having jurisdiction.

                  12.3 FERC Dispute Resolution. Nothing in this Agreement shall preclude, or be construed to preclude, any Party from filing a petition or complaint with FERC with respect to any arbitrable claim over which FERC has jurisdiction. In such case, the other Party may request FERC to reject or to waive jurisdiction. If FERC rejects or waives jurisdiction with respect to all or a portion of the claim, the portion of the claim not so accepted by FERC shall be resolved through arbitration, as provided in this Agreement. To the extent that FERC asserts or accepts jurisdiction over the claim, the decision, finding of fact or order of FERC shall be final and binding, subject to judicial review under the Federal Power Act, and any arbitration proceedings that may have commenced with respect to the claim prior to the assertion or acceptance of jurisdiction by FERC shall be terminated.

                                   ARTICLE 13
                                REPRESENTATIONS

                  13.1 Representations of Pepco. Pepco hereby represents and warrants to Generator as follows:

                           (a)      Incorporation. Pepco is a corporation duly
organized, validly existing and in good standing under the laws of the District of Columbia and the Commonwealth of Virginia, and has all requisite corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

                           (b)      Authority. Pepco has all necessary corporate
power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Pepco of this Agreement and the consummation by Pepco of the transactions contemplated hereunder have been duly and validly authorized by the Board of Directors of Pepco or by a committee thereof to whom such authority has been delegated and no other corporate proceedings on the part of Pepco are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pepco and, assuming that this Agreement constitutes a valid and binding agreement of Generator, constitutes a valid and binding agreement of Pepco, enforceable by Pepco in accordance with its terms.

                           (c)      Consents and Approvals; No Violation.

                                    (i)      Neither the execution and delivery
of this Agreement by Pepco nor performance by Pepco of its obligations hereunder will (A) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Pepco, (B) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Pepco or any of its subsidiaries is a party or by which any of their respective assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Pepco, or any of its assets, except in the case of clauses (B) and (C) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Pepco to discharge its obligations under this Agreement (a "Pepco Material Adverse Effect").

                                    (ii)     No declaration, filing or
registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for performance by Pepco of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Pepco Material Adverse Effect.

                  13.2 Representations of Generator. Generator hereby represents and warrants to Pepco as follows:

                           (a)      Incorporation. Generator is a [corporation]
duly [incorporated], validly existing and in good standing under the laws of the State of __________, and has all requisite [corporate] power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

                           (b)      Authority. Generator has all necessary
[corporate] power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Generator of this Agreement and the consummation by Generator of the transactions contemplated hereby have been duly and validly authorized the [Board of Directors] of Generator or by a committee thereof to whom such authority has been delegated and no other [corporate] proceedings on the part of Generator are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Generator and, assuming that this Agreement constitutes a valid and binding agreement of Pepco, constitutes a valid and binding agreement of Generator, enforceable against Generator in accordance with its terms.

                           (c)      Consents and Approvals.

                                    (i)      Neither the execution and delivery
of this Agreement by Generator nor performance by Generator of its obligations hereunder will (A) conflict with or result in any breach of any provision of the [Certificate of Incorporation or By-laws] of Generator, (B) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Generator or any of its subsidiaries is a party or by which any of their respective assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Generator, or any of its assets, except in the case of clauses (B) and (C) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Generator to discharge its obligations under this Agreement (a "Generator Material Adverse Effect").

                                    (ii)     No declaration, filing or
registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for performance by Generator of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Generator Material Adverse Effect.

                                   ARTICLE 14
                     ASSIGNMENT/CHANGE IN CORPORATE IDENTITY

         14.1     Assignment.

                  (a) Except as set forth in this Article 14, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either Party hereto, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

                  (b) Subject to Section 14.2, upon ten (10) days prior written notice to Generator, Pepco may assign this Agreement, and Pepco's rights, interests and obligations hereunder, to (i) an Affiliate of Pepco that owns all or part of Pepco's Transmission System or (ii) an independent system operator or independent transmission company whose control over all or part of Pepco's Transmission System has been approved by the FERC.

                  (c) Subject to Section 14.2, Generator may (a) assign any of its rights and obligations hereunder to an Affiliate to the extent necessary for the Generator to qualify as an exempt wholesale generator under Section 32 of the Public Utility Holding Company Act of 1935, as amended, and (b) assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee, lending institution, or other Person for the purposes of financing or refinancing the Station, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances of dispositions in lieu thereof; provided, however, that no such assignment shall relieve or in any way discharge Generator from the performance of its duties and obligations under this Agreement. Pepco agrees to execute and deliver, at Generator's expense, such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder for purposes of the financing or refinancing of the Facility, so long as Pepco's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

                  (d) Subject to Section 14.2, either Party may assign this Agreement to a successor to all or substantially all of the assets of such Party by way of merger, consolidation, sale or otherwise, provided such successor assumes in writing and becomes liable for all of such Party's duties and obligations hereunder.

         14.2 Release of Rights and Obligations. No assignment, transfer, conveyance, pledge or disposition of rights, interests, duties or obligations under this Agreement by a Party shall relieve that Party from liability and financial responsibility for the performance thereof after any such transfer, assignment, conveyance, pledge or disposition unless and until (i) the transferee or assignee shall agree in writing to assume the obligations and duties of that Party under this Agreement and to impose such obligations on subsequent permitted transferees and assignees and (ii) the non-assigning Party has consented in writing to such assumption and to a release of the assigning Party from such liability, such consent not to be unreasonably withheld or delayed.

         14.3 Change in Corporate Identity. If Generator terminates its existence as a [corporate] entity by merger, acquisition, sale, consolidation or otherwise, or if all or substantially all of Generator's assets are transferred to another person or business entity without complying with this Article 14, Pepco shall have the right, enforceable in a court of competent jurisdiction, to enjoin Generator's successor from using the Station in any manner that does not comply with the requirements of this Agreement or that impedes Pepco's ability to carry on its ongoing business operations.

         14.4 Successors and Assigns. This Agreement and all of the provisions hereof are binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

                              ARTICLE 15
                            SUBCONTRACTORS

         Nothing in this Agreement shall prevent the Parties from utilizing the services of subcontractors as they deem appropriate, provided, however, the Parties agree that, where applicable, all said subcontractors shall comply with the terms and conditions of this Agreement. The creation of any subcontract relationship shall not relieve the hiring Party of any of its obligations under this Agreement. Each Party shall be fully responsible to the other Party for the acts and/or omission of any subcontractor it hires as if no subcontract had been made. Any obligation imposed by this Agreement upon the Parties, where applicable, shall be equally binding upon and shall be construed as having application to any subcontractor. The Parties shall each be liable for, indemnify, and hold harmless the other Party, their Affiliates and their officers, directors, employees, agents, servants, and assigns from and against any and all claims, demands, or actions, from the other Party's subcontractors; and shall pay all costs, expenses and legal fees associated therewith and all judgments, decrees and awards rendered therein. No subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement.

                                   ARTICLE 16
                                     NOTICES

         16.1 Emergency Notices. At or prior to the Effective Date, each Party shall indicate to the other Party, by notice, the appropriate person during each eight-hour work shift to contact in the event of an emergency, a scheduled or forced interruption or reduction in services. The notice last received by a Party shall be effective until modified in writing by the other Party.

         16.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

            if to Pepco, to:

                  Potomac Electric Power Company
                  1900 Pennsylvania Avenue, N.W.
                  Washington, D.C.  20068
                  Telecopier:  (202) ________________
                  Attention:  ___________________

            if to Generator, to:

                  c/o Southern Energy, Inc.
                  900 Ashwood Parkway
                  Suite 500
                  Atlanta, Georgia  30338-4780
                  Telecopier:  (770)  821-6575
                  Attention:

                                   ARTICLE 17
                                   AMENDMENTS

         17.1 Amendments. Except as set forth in Sections 2.2 and 17.2 of this Agreement, this Agreement may be amended, modified, or supplemented only by written agreement of both Pepco and Generator.

         17.2     FERC Proceedings

                  (a)      Pepco may unilaterally make application to FERC under
Section 205 of the Federal Power Act and pursuant to the FERC's rules and regulations promulgated thereunder for, or exercise any rights it may have under
Section 206 of the Federal Power Act and the regulations thereunder with respect to, a change in any rates, terms and conditions, charges, classification of service, rule or regulation for any services Pepco provides under this Agreement over which FERC has jurisdiction.

                  (b) Generator may exercise its rights under Section 205 or 206 of the Federal Power Act and pursuant to FERC's rules and regulations promulgated thereunder with respect to any rate, term, condition, charge, classification of service, rule or regulation for any services provided under this Agreement over which FERC has jurisdiction.

                                   ARTICLE 18
                            MISCELLANEOUS PROVISIONS

         18.1 Waiver. Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         18.2 Labor Relations. The Parties agree to immediately notify the other Party, verbally and then in writing, of any labor dispute or anticipated labor dispute which may reasonably be expected to affect the operations of the other Party.

         18.3 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person. No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

         18.4     Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

         18.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         18.6 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or exhibit, such reference shall be to an Article or Section of, or Schedule or exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise expressly stated otherwise herein, the word "day" shall mean any calendar day including weekends and holidays. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

         18.7 Jurisdiction and Enforcement. Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the Superior Court of the District of Columbia and (ii) the United States District Court for the District of Columbia, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the District of Columbia or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the District of Columbia. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in
Section 16.2 (or such other address specified by such Party from time to time pursuant to Section 16.2) shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Superior Court of the District of Columbia and (ii) the United States District Court for the District of Columbia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         18.8 Entire Agreement. This Agreement, Asset Sale Agreement, the Confidentiality Agreement and the Ancillary Agreements including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement, the Asset Sale Agreement and the Ancillary Agreements supersede all prior agreements and understandings between the Parties with respect to the transactions contemplated by this Agreement other than the Confidentiality Agreement.

         18.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         18.10 Independent Contractor Status. Nothing in this Agreement shall be construed as creating any relationship between Pepco and Generator other than that of independent contractors.

         18.11 Conflicts. Except with respect to the amendments, indemnification, liability, default and remedies provisions contained herein or as otherwise expressly provided herein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Asset Sale Agreement, the terms of the Asset Sale Agreement shall prevail.

            IN WITNESS WHEREOF, Pepco and Generator have caused this Interconnection Agreement (Potomac River) to be signed by their respective duly authorized officers as of the date first above written.

                                POTOMAC ELECTRIC POWER COMPANY


                                By:
                                   ----------------------------------------
                                    Name:
                                    Title:


                                [GENERATOR]


                                By:
                                   ----------------------------------------
                                    Name:
                                    Title:

                                   SCHEDULE A
                                  DEFINITIONS


Part A. Capitalized terms not defined in the body of the Agreement shall have the meaning set forth in Part A of this Schedule A. (Part B of this Schedule A sets forth capitalized terms defined within the Agreement.)

         (1) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

         (2) "Ancillary Agreements" has the meaning set forth in the Asset Sale Agreement.

         (3)      "Closing" has the meaning set forth in the Asset Sale
Agreement.

         (4) "Confidentiality Agreement" has the meaning set forth in the Asset Sale Agreement.

         (5) "Costs" means all costs, including without limitation, any Taxes, costs of acquiring real property, costs and fees for permits, franchises, licenses and regulatory approvals except to the extent that such costs are allocated to a party or parties other than the Generator by the PJM Interconnection LLC or otherwise under the PJM Tariff or PJM Agreement.

         (6) "Easement" means the Easement Agreement dated __________, 2000, between the Parties with respect to the Station.

         (7) "Environmental Laws" means all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives or orders (including consent orders) and environmental permits, in each case, relating to pollution or protection of the environment or natural resources, including laws relating to Releases or threatened Releases, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, arrangement for disposal, transport, recycling or handling, of Hazardous Substances.

         (8) "Emergency" means (a) with respect to Pepco, a condition or situation which Pepco, the PJM Interconnection LLC, the PJM System Operator or the Transmission Operator deem imminently likely to (i) endanger life or property, or (ii) adversely affect or impair the Transmission System, Pepco's electrical system or the electrical or transmission systems of others to which the Transmission System or Pepco's electrical system are directly or indirectly connected and (b) with respect to the Generator, a condition or situation which the Generator deems imminently likely to (i) endanger life or property, or (ii) adversely affect or impair the Station.

         (9) "FERC" means the Federal Energy Regulatory Commission or its successors.

         (10) "Generating Facilities" means the Station and any additional generating plants, turbines or other generating facilities constructed by Generator after the Effective Date at the site of the Station.

         (11) "Generator" has the meaning set forth in the introductory paragraph of this Agreement and shall include its permitted successors and assigns.

         (12) "Generator Facilities" mean the equipment and facilities owned by the Generator but located on Pepco's property which are identified in Schedule B of this Agreement.

         (13) "Good Utility Practice" means any of the applicable practices, methods and acts.

                  (a)      required by FERC, NERC, MAAC, the PJM
Interconnection LLC, the PJM System Operator, or the successor of any of them, whether or not the Party whose conduct is at issue is a member thereof,

                  (b)      required by applicable law or regulations,

                  (c) required by the Pepco Interconnection Standards or the policies and standards of Pepco relating to emergency operations;

                  (d) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period;

which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with law, regulation, good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

         (14) "Hazardous Substances" means (i) any petrochemical or petroleum products, crude oil or any fraction thereof, ash, radioactive materials, radon gas, asbestos in any form, urea formaldehyde foam insulation or polychlorinated biphenyls, (ii) any chemicals, materials, substances or wastes defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect contained in any Environmental Law or (iii) any other chemical, material, substance or waste which is prohibited, limited or regulated by any Environmental Law.

         (15) "Interconnection Facilities" means those facilities or portions of facilities owned or operated by Pepco to provide Interconnection Service which shall include, but not be limited to (1) facilities the cost of which is reasonably allocated to the Interconnection Service provided to the Station, or (2) Attachment Facilities or Local Upgrade Facilities, as defined in the PJM Tariff, which are associated with the Interconnection Service and operated and maintained by Pepco.

         (16) "Interconnection Service" means the services provided by Pepco which are necessary to connect the Station to the Transmission System for parallel operation of the Station and to enable Generator to transmit the energy and ancillary services produced by the Station to the Transmission System and receive Station energy service and ancillary services, including blackstart power, from the Generator's supplier.

         (17) "MAAC" means the Mid-Atlantic Area Council, a reliability council under Section 202 of the Federal Power Act established pursuant to the MAAC Agreement dated August 1, 1994, or any successor thereto.

         (18) "Maintain" means construct, reconstruct, install, inspect, repair, replace, operate, patrol, maintain, use, modernize, expand, upgrade, or other similar activities.

         (19) "MDPSC" means the Maryland Public Service Commission or any successor agency thereto.

         (20) "NERC" means North American Electric Reliability Council or any successor thereto.

         (21) "Pepco" has the meaning set forth in the introductory paragraph of this Agreement and shall include its permitted successors or assigns.

         (22) "Pepco Facilities" means the equipment and facilities owned by Pepco but located on Generator's property which are identified in Schedule B of this Agreement.

         (23)     "Pepco Interconnection Standards" means Pepco's
Interconnection and Parallel Operating Guidelines as amended, modified or replaced from time to time. A copy of the existing Pepco Interconnection Standards is attached hereto as Schedule E.

         (24) "Point of Interconnection" means each ownership point of demarcation set forth in Schedule C where capacity, energy and ancillary services are transferred between the Station and the Transmission System.

         (25) "Pepco Transmission Facilities" means those transmission, substation, and communication facilities and related equipment, including the Interconnection Facilities, and any additions, modifications or replacements thereto, that are utilized to provide Interconnection Service to the Station.

         (26) "PJM" means the Pennsylvania New Jersey-Maryland interconnected power pool operated under the PJM Agreement and any successor thereto including any regional transmission operator, independent system operator, transco, or any other independent system administrator that possesses operational or planning control over the T ransmission System.

         (27) "PJM Agreement" means the Amended and Restated Operating Agreement of the PJM Interconnection LLC dated as of June 2, 1997.

         (28) "PJM Control Area" shall mean the control area recognized by NERC as the PJM Control Area.

         (29) "PJM Interconnection LLC" means the independent system operator of the PJM Control Area pursuant to the PJM Operating Agreement and the PJM Tariff.

         (30) "PJM Generator Connection Agreement" means the interconnection agreement entered into between the Generator and the PJM Interconnection LLC pursuant to the PJM Tariff with respect to the interconnection of the Station and the Transmission System.

         (31) "PJM Reliability Agreement" means the Reliability Assurance Agreement dated June 2, 1997 among the load serving entities of PJM.

         (32) "PJM Requirements" means the rules, regulations or other requirements of PJM or MAAC contained in or adopted pursuant to the PJM Agreement, the PJM Tariff or the PJM Reliability Agreement which are applicable to Pepco, with respect to the Transmission System or the Interconnection Service, and the Generator with respect to the Generating Facilities.

         (33) "PJM System Operator" shall mean the PJM Interconnection LLC, energy control center staff responsible for central dispatch as provided in the PJM Agreement.

         (34) "PJM Tariff" means the PJM Open Access Transmission Tariff providing transmission service within the PJM Control Area.

         (35) "Qualified Personnel" means individuals who possess any required licenses and are trained for their positions and duties by Generator and/or Pepco pursuant to Good Utility Practice.

         (36) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

         (37) "Revenue Meters" means all MWh and MVArh meters, pulse isolation relays, pulse conversion relays, transducers required by Pepco or the PJM Interconnection or PJM System Operator for billing or other purposes, and associated totalizing equipment, appurtenances and compensation required to measure the transfer of energy across the Point of Interconnection.

         (38) "Station" means the Potomac River Station as defined in the Asset Sale Agreement.

         (39) "Switching, Tagging, and Grounding Rules" means Pepco's switching, tagging and grounding rules as amended, modified or replaced from time to time. A copy of the existing Switching, Tagging and Grounding Rules is attached hereto as Schedule D.

         (40) "Taxes" means all taxes, surtaxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income taxes, excise, property, sales, transfer, franchise, special franchise, payroll, recording, withholding, social security or other taxes, in each case including any interest, penalties or additions attributable thereto.

         (41) "Transmission System" means the facilities owned, controlled, or operated by Pepco, for purposes of providing transmission service, including services under the PJM Tariff, and Interconnection Service.

         (42) "Transmission Operator" means the person, or persons designated by Pepco to coordinate the day to day interconnection of the Station with the Transmission System.


Part B. The following terms have the meaning specified in the section of this Agreement set forth opposite to such term:

      Term                          Agreement Reference

Agreement                           Preamble
Asset Sale Agreement                Preamble
Effective Date                      Section 2.1
Event of Default                    Section 8.1
Force Majeure                       Section 11.1
Initial Period                      Section 3.10
Operating Committee                 Section 3.20
Party or Parties                    Preamble
Term                                Article 2

                                                                    EXHIBIT E-2



                           INTERCONNECTION AGREEMENT
                                  (Morgantown)

                                 By and Between

                         POTOMAC ELECTRIC POWER COMPANY

                                      and

                          ---------------------------


                           Dated             , 2000
                                 ------------

                           INTERCONNECTION AGREEMENT

                               TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS                                                          1
ARTICLE 2   TERM AND TERMINATION                                                 2
            2.1    Term                                                          2
            2.2    Change in Law                                                 2
            2.3    Effect after Termination                                      2
ARTICLE 3 - CONTINUING OBLIGATIONS AND RESPONSIBILITIES                          2
            3.1    Interconnection Service                                       2
            3.2    New Construction or Modifications                             3
                   3.2.1  Pepco Construction or Modifications                    3
                   3.2.2  Generator Construction or Modifications                4
                   3.2.3  Modifications Affecting the Transmission System
                          or the Station                                         5
            3.3    Access, Easements, Conveyances, Licenses,
                   and Restrictions                                              6
            3.4    Facility and Equipment Maintenance                            7
            3.5    Pepco Facilities and Generator Facilities                     7
            3.6    Equipment Testing Obligations                                 7
            3.7    Inspections                                                   8
            3.8    Information Reporting Obligations                             9
            3.9    Local Services                                               10
                   3.9.1  General                                               10
                   3.9.2  Temporary Suspension of Local Services                10
            3.10   Pepco Provided Services                                      11
            3.11   Generator Provided Services                                  11
            3.12   Optional Services                                            12
            3.13   Metering and Telemetering                                    12
            3.14   Emergency Procedure                                          12
            3.15   Interconnection Service Interruptions                        13
            3.16   Unit Status Notification                                     14
            3.17   Scheduled Maintenance Notification and Coordination          14
                   3.17.1  Local Routine Inspection and Maintenance             14
                   3.17.2  Transmission Sytem Maintenance                       15
            3.18   Safety                                                       15
                   3.18.1  General                                              15
                   3.18.2  Switching Tagging and Grounding                      15
            3.19   Environmental Compliance and Procedures                      15
            3.20   Operating Committee                                          16
ARTICLE 4 -  OPERATIONS                                                         16
            4.1    General                                                      16
            4.2    Generator's Operating Obligations                            17
                   4.2.1   General                                              17
                   4.2.2   Voltage or Reactive Control Requirements             18

            4.3    Auditing of Accounts and Records                             19
ARTICLE 5 -- COST RESPONSIBILITIES AND BILLING PROCEDURES                       19
            5.1    Cost Responsibilities for Interconnection Service            19
            5.2    Cost Responsibilities for Local Services                     19
            5.3    Billing Procedures                                           19
            5.4    Billing Disputes                                             20
ARTICLE 6 - CONFIDENTIALITY                                                     20
            6.1    Confidentiality Obligations of Pepco                         20
            6.2    Confidentiality Obligations of Generator                     21
            6.3    Confidentiality of Audits                                    22
            6.4    Remedies                                                     22
ARTICLE 7 -  EVENTS OF DEFAULT                                                  22
            7.1    Events of Default                                            22
            7.2    Remedies                                                     23
ARTICLE 8 -  LIMITATION OF LIABILITY                                            24
            8.1    Limitation of Pepco's Liability                              24
            8.2    Limitation on Generator's Liability                          24
            8.3    Consequential Damages                                        24
ARTICLE 9 -  INDEMNIFICATION FOR THIRD PARTY CLAIMS                             25
            9.1    Generator's Indemnification                                  25
            9.2    Pepco's Indemnification                                      25
            9.3    Indemnification Procedures                                   25
            9.4    Survival                                                     26
ARTICLE 10 - INSURANCE                                                          26
            10.1   Insurance Coverage                                           26
            10.2   Certificates of Insurance                                    26
            10.3   Additional Insureds and Waiver                               26
ARTICLE 11 - FORCE MAJEURE                                                      27
            11.1   Effect of Force Majeure                                      27
            11.2   Force Majeure Defined                                        27
            11.3   Notification                                                 27
ARTICLE 12 -  DISPUTES                                                          27
            12.1   Disputes                                                     27
            12.2   Arbitration                                                  28
            12.3   FERC Dispute Resolution                                      29
ARTICLE 13 - REPRESENTATIONS                                                    29
            13.1   Representations of Pepco                                     29
            13.2   Representations of Generator                                 30
ARTICLE 14 - ASSIGNMENT/CHANGE IN CORPORATE IDENTITY                            31
            14.1   Assignment                                                   31
            14.2   Release of Rights and Obligations                            32
            14.3   Change in Corporate Identity                                 32
            14.4   Successors and Assigns                                       33

ARTICLE 15 - SUBCONTRACTORS                                                     33
ARTICLE 16 - NOTICES                                                            33
            16.1   Emergency Notices                                            33
            16.2   Notices                                                      33
ARTICLE 17 - AMENDMENTS                                                         34
            17.1   Amendments                                                   34
            17.2   FERC Proceedings                                             34
ARTICLE 18 - MISCELLANEOUS PROVISIONS                                           35
            18.1   Waiver                                                       35
            18.2   Labor Relations                                              35
            18.3   No Third Party Beneficiaries                                 35
            18.4   Governing Law                                                35
            18.5   Counterparts                                                 35
            18.6   Interpretation                                               35
            18.7   Jurisdiction and Enforcement                                 36
            18.8   Entire Agreement                                             36
            18.9   Severability                                                 37
            18.10  Independent Contractor Status                                37
            18.11  Conflicts                                                    37
SCHEDULE A -  DEFINITIONS                                                        2
SCHEDULE B -  Pepco Facilities and Generator Facilities                          7
SCHEDULE C -  Points of Interconnection                                          9
SCHEDULE D -  Switching, Tagging and Grounding Rules                            10
SCHEDULE E -  Pepco's Interconnection Standards                                 14
SCHEDULE F -  Local Services                                                    15
SCHEDULE G -  Pepco Current Projects                                            17
SCHEDULE H -  Real Time Telemetry List                                          18

                     INTERCONNECTION AGREEMENT (Morgantown)

         This Interconnection Agreement ("Agreement") dated as of _________, 2000 by and between Potomac Electric Power Company ("Pepco") a District of Columbia and Virginia corporation, and _____________ ("Generator") a ___________ [corporation]. Pepco and Generator are each referred to herein as a "Party," and collectively referred to herein as the "Parties."

                                  WITNESSETH:

         WHEREAS, Pepco, and Generator have entered into an Asset Purchase and Sale Agreement for Generating and Related Assets ("Asset Sale Agreement") dated June 7, 2000, for the sale by Pepco to Generator of certain assets comprising the Morgantown electric generation station;

         WHEREAS, Pepco intends to continue to operate its transmission and distribution businesses from their present locations;

         WHEREAS, Generator needs Interconnection Service from Pepco for the Morgantown electric generating station;

         WHEREAS, Pepco needs access to parts of the Generator's assets, and Generator needs access to parts of the Pepco's assets; and

         WHEREAS, the Parties have agreed in the Asset Sale Agreement to execute this Agreement in order to provide Interconnection Service to Generator and to define continuing responsibilities and obligations of the Parties with respect to the use of the other Party's property, assets and facilities as set forth herein.

         NOW THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         Capitalized terms used in this Agreement shall have the meanings specified or referred to in Schedule A.

                                   ARTICLE 2
                              TERM AND TERMINATION

         2.1 Term. This Agreement shall become effective upon consummation of the Closing ("Effective Date"), and unless terminated sooner in accordance with the terms of this Agreement, shall continue in full force and effect until the earlier to occur of (i) the permanent cessation by the Generator of the power generation functions of the Station or (ii) the permanent cessation of the interconnection functions of the Transmission System.

         2.2 Change in Law. If (a) the FERC, any state or state regulatory commission or the PJM Interconnection LLC implements a change in any law, regulation, rule or practice, or (b) Pepco's compliance with a change in any law or regulation, which compliance, in either case, affects, or may reasonably be expected to affect, Pepco's performance under this Agreement, the Parties shall negotiate in good faith any amendments to this Agreement that are necessary to adapt the terms of this Agreement to such change, and Pepco shall file such amendments with the FERC. If the Parties are unable to reach agreement on such amendments, either Party shall have the right to make a unilateral filing with the FERC to modify this Agreement pursuant to Sections 205 or 206 or any other applicable provision of the Federal Power Act and the FERC rules and regulations thereunder; provided that the other Party shall have the right to oppose such filing and to participate fully in any proceeding established by the FERC to address such amendments.

         2.3 Effect after Termination. The applicable provisions of this Agreement shall continue in effect after cancellation or termination hereof to the extent necessary to provide for final billings, billing adjustments and payments pertaining to liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.

                                   ARTICLE 3
                  CONTINUING OBLIGATIONS AND RESPONSIBILITIES

         3.1      Interconnection Service

                  3.1.1 Subject to the terms and conditions of the Agreement, Pepco shall (a) permit the Station to continue to be interconnected to the Transmission System at the Point of Interconnection, and (b) provide Interconnection Service at the Point of Interconnection. Pepco agrees to permit Generator to interconnect

Station as long as Generator continues to operate such facilities pursuant to PJM Requirements and Good Utility Practice.

                  3.1.2 Interconnection Service shall not include, and Pepco shall not be responsible under this Agreement for (a) transmission service, losses or ancillary services associated with the use of the Transmission System for the delivery of capacity, energy and/or ancillary services produced by the Generating Facilities, or (b) providing or procuring capacity, energy and/or ancillary services to the Generator or the Generating Facilities.

                  3.1.3 The Generator's interconnection to the Transmission System of any new or expanded generating capacity of the Station shall (a) be subject to PJM Requirements and/or FERC requirements governing interconnections and (b) require a separate interconnection agreement mutually agreed to by the Parties in writing.

                  3.1.4 Notwithstanding anything to the contrary in this Agreement, Pepco's performance of its obligations under this Agreement shall be subject to Generator entering into, and complying with, any PJM Generator Connection Agreement which may be required pursuant to PJM Requirements with respect to Interconnection Service or the Station.

         3.2      New Construction or Modifications

                  3.2.1    Pepco Construction or Modifications

                           (a)      Pepco shall make such additions,
modifications, replacements and improvements to the Interconnection Facilities as are required by PJM Requirements or Good Utility Practice to enable Pepco to provide Interconnection Service in compliance with this Agreement. Generator shall pay all reasonable Costs incurred by Pepco for such additions, modifications, replacements or improvements.

                           (b)      Except with respect to operation and
maintenance or ordinary maintenance done in the ordinary course of business or to respond to abnormal or emergency conditions, if any additions, modifications, replacements or improvements to the Interconnection Facilities undertaken by Pepco might reasonably be expected to affect Generator's operation of the Station, Pepco shall provide one hundred twenty (120) days written notice to Generator prior to undertaking such additions, modifications, replacements or improvements. Any such additions, modifications, replacements or improvements shall comply with PJM Requirements and Good Utility Practice. The Parties shall mutually agree to the scheduling of such addition, modification, replacement or improvement to minimize any adverse impact on the Station. Generator shall be deemed to have accepted Pepco's proposed additions, modifications, replacements or improvements unless Generator gives Pepco written notice of its objections within thirty (30) days after receipt of Pepco's notice. Generator's acceptance or deemed acceptance of Pepco's proposed additions, modifications, replacements or improvements shall not be construed, with respect thereto, as: (i) confirmation or endorsement of the design; (ii) a warranty of safety, durability or reliability; or (iii) responsibility for strength, details of design, adequacy or capability.

                  3.2.2    Generator Construction or Modifications

                           (a)      In the event Generator plans to increase
the capacity of the Generating Facilities, Generator shall submit to Pepco any and all plans and specifications that Pepco may reasonably request related to such increase. Such specifications and plans shall be submitted by Generator to Pepco at the time that Generator submits its plans under the PJM Tariff related to such expansion but no later than one hundred twenty (120) days prior to commencing such proposed increase. Any such additions, modifications, or replacements shall comply with PJM Requirements and Good Utility Practice and shall be subject to Section 3.1.3 of this Agreement.

                           (b)      If Generator plans any additions,
modifications, or replacements to the Station that will not increase its capacity, but could reasonably be expected to affect the Transmission System or the Interconnection Facilities, Generator shall give Pepco reasonable notice, but not less than one hundred twenty (120) days prior written notice and Generator shall comply with all applicable PJM Requirements with respect to such proposed additions, modifications, or replacements. All such additions, modifications, or replacements shall (i) comply with PJM Requirements and Good Utility Practice, (ii) be accompanied by appropriate information and operating instructions, and (iii) be subject to the review and acceptance of Pepco, which review shall be based on PJM Requirements and Good Utility Practice and which acceptance shall not unreasonably be withheld or delayed. Pepco shall be deemed to have accepted Generator's proposed additions, modifications or replacements unless Pepco gives Generator written notice of its objections within thirty
(30) days after receipt of the Generator's notice.

                           (c)      Pepco's acceptance of Generator's plans and
specifications for any proposed additions, modifications, or replacements to the Generating Facilities and Pepco's participation in any interconnected operations with Generator are not and shall not be construed as: (i) confirmation or endorsement of the design of the Generating Facilities; (ii) a warranty of safety, durability or reliability of the

Generating Facilities; or (iii) responsibility for strength, details of design, adequacy, or capability of the Generating Facilities.

                           (d)      Pepco, pursuant to PJM Requirements, shall
inform Generator of any additions, modifications, or replacements to the Transmission System or Interconnection Facilities, that will be necessary as a result of the addition, modification, or replacement to Station made pursuant to Section 3.2.2. Generator shall compensate Pepco for all reasonable Costs it incurs associated with any modifications, additions, or replacements made to the Interconnection Facilities or Transmission System related to any additions, modifications, or replacements to the Generating Facilities. Pepco shall provide an estimate as early as practicable, but in any event not less than sixty (60) days prior to the initiation of such addition, modification or replacement.

                           (e)      Generator shall modify, at its sole cost
and expense, the Generating Facilities as may be reasonably required to conform with PJM Requirements and Good Utility Practice or to conform with additions, modifications, or replacements of the Transmission System or the Interconnection Facilities, required by PJM Requirements and Good Utility Practice or implemented in accordance with this Agreement, (including, without limitation, changes to the voltages at which the Transmission System is operated) provided, however, that Generator shall not be obligated under this Agreement to modernize, expand or upgrade the Generating Facilities unless the failure to modernize, expand or upgrade is reasonably likely to have a material adverse effect on the operation of Pepco's Facilities.

                           (f)      Upon completion of any addition,
modification, or replacement to the Generating Facilities that may reasonably be expected to affect the Transmission System or the Interconnection Facilities, but no later than ninety (90) days thereafter, Generator shall issue "as built" drawings to Pepco. Upon completion of any addition, modification, or replacement to the Interconnection Facilities, that may reasonably be expected to affect the operation of the Station, but no later than ninety (90) days thereafter, Pepco shall issue "as built" drawings to the Generator.

                  3.2.3 Modifications Affecting the Transmission System or the Station

                           (a)      Notwithstanding anything herein to the
contrary, except with respect to the projects or construction set forth in Schedule G, no modifications to or new construction of facilities, or access thereto, including but not limited to rights of way, fences, gates, shall be made by either Party which might reasonably be expected to adversely affect the other Party with respect to such Party's obligations and responsibilities under this Agreement, without prior written notification as set forth in Section 3.2.3(b) below, and without providing the other Party with sufficient information regarding the work prior to commencement to enable such Party to evaluate the impact of the proposed work on its operations. For all modifications reasonably expected to adversely affect the operations of the other Party's facilities, the Party shall provide at least one hundred twenty
(120) days written notice to the other Party prior to undertaking such additions, modifications or replacements. Any such additions, modifications, or replacements shall comply with PJM Requirements and Good Utility Practice.

                           (b)      The Parties shall mutually agree to the
scheduling of such addition, modification, replacement or improvement proposed pursuant to Section 3.2.3(a) to minimize any adverse impact on the Station or the Transmission System. For all construction work, major modifications, or circuit changes involving new or existing facilities, equipment, systems or circuits that could reasonably be expected to affect the operation of either Party, the Party desiring to perform said work shall provide the other Party with drawings, plans, specifications, and other necessary documentation for review at least sixty (60) days prior to the beginning of construction provided that for routine telecommunication work, the Party doing the work shall only be required to provide 48 hours prior notice. The Party shall be deemed to have accepted the proposed additions, modifications, replacements or improvements unless the Party gives written notice of their objections within sixty (60) days after receipt of such notice. The Party's acceptance or deemed acceptance of the proposed additions, modifications, replacements or improvements shall not be construed, with respect thereto, as: (i) confirmation or endorsement of the design; (ii) a warranty of safety, durability or reliability; or (iii) responsibility for strength, details of design, adequacy or capability.

         3.3      Access, Easements, Conveyances, Licenses, and Restrictions

                  3.3.1 The Parties hereby grant to each other such licenses, access and other rights to the Station and the Interconnection Facilities as may be necessary for either Party's performance of their respective obligations under this Agreement. Such access shall be provided in a manner so as not to unreasonably interfere with the ongoing business operations, rights, and obligations of the other Party and shall be subject to the safety and security practices of the Party granting such access. Access shall only be granted to Qualified Personnel.

                  3.3.2 A Party shall not restrict a Party's rights hereunder to access the other Party's property, facilities, or equipment without prior written notification except in an Emergency, in which case the restricted access shall last no longer than three (3) days, unless an alternate means of access is provided.

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                  3.3.3    The Parties' rights with respect to access to their
respective facilities properties shall also be governed by the Easement.

         3.4      Facility and Equipment Maintenance

                  3.4.1 Pepco shall provide Interconnection Service at the Point of Interconnection in a safe and efficient manner and pursuant to PJM Requirements and Good Utility Practice. Generator shall be responsible for all reasonable Costs incurred by Pepco to provide Interconnection Service and to Maintain the Interconnection Facilities pursuant to the Agreement.

                  3.4.2 Generator shall Maintain the Generating Facilities (including coordination of its relay protection equipment) in a safe and efficient manner and as required by and in accordance with PJM Requirements and Good Utility Practice, provided, however, that Generator shall not be obligated to modernize, expand or upgrade the Generating Facilities unless the failure to modernize, expand or upgrade is reasonably likely to have a material adverse affect on the operation of the Interconnection Facilities or the Transmission System.

                  3.4.3 Unless otherwise specified herein, or unless the Parties mutually agree to a different arrangement, neither Party shall be responsible for the maintenance of the other Party's equipment or property regardless of its location.

                  3.4.4 In addition to the requirements set forth elsewhere in this Agreement, each Party shall Maintain its equipment and facilities and perform its maintenance obligations that could reasonably be expected to affect the operations of the other Party in a safe and efficient manner and pursuant to PJM Requirements and Good Utility Practice.

         3.5 Pepco Facilities and Generator Facilities Unless otherwise agreed to by the Parties, the Party owning Pepco Facilities or Generator Facilities shall Maintain those facilities and shall do so pursuant to PJM Requirements and Good Utility Practice and shall make such additions, modifications, replacements and improvements as are required by PJM requirements and Good Utility Practice or which are necessary to maintain Interconnection Service, provided, however, that the Generator shall not be obligated under this Agreement to modernize, expand or upgrade the Generator Facilities unless the failure to modernize, expand or upgrade is reasonably likely to have a material adverse effect on the operation of the Transmission System or Interconnection Facilities.

         3.6      Equipment Testing Obligations

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                  3.6.1    For reliability purposes with respect to the
Interconnection Facilities and the Transmission System, Pepco may reasonably request, pursuant to PJM Requirements, or Good Utility Practice, that Generator test, calibrate, verify, or validate the Generating Facilities or its equipment, and Generator shall promptly comply with such a request. Generator shall be responsible for all costs of testing, calibrating, verifying or validating its facilities.

                  3.6.2 At Pepco's request, Generator shall supply to Pepco at no cost, copies of inspection reports, installation and maintenance documents, test and calibration records, verifications, and validations pursuant to the foregoing Section 3.6.1. Pepco shall supply to Generator, at Generator's request and at no cost to Generator, copies of inspection reports, installation and maintenance documents, test and calibration records, verifications, and validations that Pepco has which are related to the Interconnection Facilities.

         3.7      Inspections

                  3.7.1 Pepco shall, at its expense, have the right to inspect or observe all maintenance activities, equipment tests, installation work, construction work, and modification work to the Generating Facilities. Such access by Pepco shall be exercised in a manner which does not unreasonably interfere with Generator's ongoing business operations, rights and obligations and shall be subject to Generator's safety and security practices. If Pepco observes any deficiencies or defects with respect thereto that might reasonably be expected to adversely affect the Transmission System or the Interconnection Facilities, Pepco shall notify the Generator, and Generator shall immediately make any corrections necessitated by PJM Requirements and Good Utility Practice. Notwithstanding the foregoing in this Section 3.7.1, Pepco shall have no liability whatsoever for any failure to fully or adequately observe any deficiency, it being agreed that Generator shall be fully responsible and liable for all such deficiencies, activities, equipment tests, installation, construction or modification.

                  3.7.2 Generator shall, at its expense, have the right to inspect or observe all maintenance activities, equipment tests, installation work, construction work, and modification work conducted by Pepco to the Interconnection Facilities. Such access by Generator shall be exercised in a manner which does not unreasonably interfere with Pepco's ongoing business operations, rights and obligations and shall be subject to Pepco's safety and security practices. If Generator observes any deficiencies or defects with respect thereto that might reasonably be expected to adversely affect the Station, Generator shall notify Pepco, and Pepco shall immediately make any corrections necessitated by applicable PJM Requirements and Good Utility Practice. Notwithstanding the foregoing in this

Section 3.7.2, Generator shall have no liability whatsoever for any failure to fully or adequately observe any deficiency, it being agreed that Pepco shall be fully responsible and liable for all such deficiencies, activities, equipment tests, installation, construction or modification.

         3.8      Information Reporting Obligations

                  3.8.1 In order to provide Interconnection Service hereunder, Pepco may request, and Generator shall promptly provide, all relevant information, documents, or data regarding the Generating Facilities that would be expected to materially affect the Transmission System, and which is reasonably requested by NERC, MAAC, the PJM Interconnection LLC, the MDPSC, the District of Columbia Public Service Commission and any other state or District of Columbia agency having jurisdiction over Pepco or Generator, the PJM System Operator, or the Transmission Operator, which disclosure shall be subject to Article 6 of this Agreement regarding the disclosure of commercially sensitive information.

                  3.8.2 Generator shall promptly supply accurate, complete, and reliable information in response to reasonable information requests for real time data and other data from Pepco necessary for operations, maintenance, compliance with PJM Requirements or regulatory requirements, or analysis of the Interconnection Facilities or the Transmission System. Such information may include metered values for MW and MVAR, voltage, current, automatic voltage regulator status, automatic frequency control, dispatch, frequency, breaker status indication, or any other information reasonably required for reliable operation of the Transmission System pursuant to PJM Requirements and Good Utility Practice. At minimum, Generator shall satisfy the telemetry requirements set forth in Schedule H.

                  3.8.3 Information pertaining to generation operating parameters shall be gathered and electronically transmitted directly to Pepco's energy management system using a mutually acceptable communications protocol.

                  3.8.4 Generator shall be responsible for the maintenance, and any required replacements or upgrades of the field devices and equipment used to gather information regarding generation operating parameters.

                  3.8.5 Generator shall Maintain, at its expense, operating telephone links to the PJM Interconnection LLC, PJM System Operator, Pepco and the Transmission Operator, to provide information deemed necessary by them, or as reasonably deemed necessary by Pepco in accordance with PJM Requirements or Good Utility Practice to integrate operation of the Station with the Transmission

System, provided, however, that Generator shall not be obligated under this Agreement to modernize, expand or upgrade the Generator's facilities unless the failure to modernize, expand or upgrade is reasonably likely to have a material adverse effect on the operation of the Transmission System. Generator shall use communication links at the Station consisting of the mobile radio low band C frequency and "all call" and "red phone" systems currently located at the Station (or successor systems as may reasonably be required by Pepco) and shall maintain the availability of such systems to operate during abnormal conditions including blackouts.

         3.9      Local Services

                  3.9.1    General

                           (a)      The Parties agree that, due to the
integration of certain control schemes of the Station and the Transmission System, it is cost effective to provide each other with the services set forth in Sections 3.10 and 3.11 in accordance with the terms and conditions set forth therein.

                           (b)      The Parties shall ensure, in accordance
with Good Utility Practice, that services provided by one Party to the other Party pursuant to Sections 3.10 and 3.11 shall be available at all times and in the manner and at the prices specified herein. Notwithstanding the foregoing, either Party may change the services, provided that (1) there is no cost to the receiving Party as a result of such change, (2) the quality, reliability and integrity of the replacement services is equivalent to the existing service, and (3) there is otherwise no materially adverse effect on the receiving Party.

                           (c)      Neither Party shall terminate any services
set forth in Sections 3.10 and 3.11 below that it agrees to provide to the other Party, without the other Party's prior written consent, which consent shall not be unreasonably withheld or delayed, provided, however, if a Party receiving a service under Sections 3.10 or 3.11 no longer needs or desires a particular service, said Party shall notify the other Party and the providing Party shall terminate said services as soon thereafter as practicable.

                  3.9.2    Temporary Suspension of Local Services

                           (a)      The Party providing a service set forth in
Sections 3.10 or 3.11 below shall notify and obtain approval, which approval shall not be unreasonably withheld or delayed, from the receiving Party of any scheduled temporary suspension of services at least five (5) business days in advance of such suspension. Such notification shall include an estimated time duration for return to normal conditions.

                           (b)      In the event of any unplanned or forced
suspension of the services set forth in Sections 3.10 or 3.11, below, the providing Party shall immediately notify the other Party first verbally and then in writing. The providing Party shall use all reasonable efforts to minimize the duration of said suspension.

                           (c)      The Parties agree to complete any repairs,
modifications or corrections, in accordance with Good Utility Practice, that are necessary to restore to the other Party as soon as reasonably practicable any services set forth in Sections 3.10 or 3.11 below that have been suspended.

                  3.10 Pepco Provided Services: Schedule F sets forth the local services Pepco shall provide to the Generator pursuant to the terms of this Agreement. Unless otherwise specified in Schedule F, for a period of three
(3) years after the Effective Date (the "Initial Period") and subject to
Section 3.9 above, Pepco shall provide Generator with the local services set forth in Schedule F at no cost and in consideration of the local services Generator shall provide Pepco in accordance with Section 3.11 below. If Generator desires the continuation of any of the services set forth in Schedule F which are subject to the Initial Period to continue after the Initial Period, upon Generator's written request to Pepco made at least 60 days prior to the expiration of the Initial Period, the Parties shall engage in good faith negotiations to reach mutually agreeable terms and conditions upon which such services will continue, provided, however, that if such agreement is not reached prior to the expiration of the Initial Period, Pepco shall cease to provide services under Section 3.10 at the end of the Initial Period.

                  3.11 Generator Provided Services. Schedule F sets forth the local services Generator shall provide to Pepco pursuant to the terms of this Agreement. Unless otherwise specified in Schedule F, for the Initial Period and subject to Section 3.9 above, Generator shall provide Pepco with the local services set forth in Schedule F at no cost and in consideration of the local services Pepco shall provide Generator in accordance with Section 3.10 above. If Pepco desires the continuation of any of the services set forth in Schedule F which are subject to the Initial Period to continue after the Initial Period, upon Pepco's written request to Generator made at least 60 days prior to the expiration of the Initial Period, the Parties shall engage in good faith negotiations to reach mutually agreeable terms and conditions upon which such services will continue, provided, however, that if such agreement is not reached prior to the expiration of the Initial Period, Generator shall cease to provide services under Section 3.11 at the end of the Initial Period.

                  3.12 Optional Services: Generator may request that Pepco provide the following services to the Generator, provided, however, that Pepco shall not have any obligation to provide such services unless the Parties have mutually agreed in writing to the price and other terms and conditions of such service:

                           (a)      PJM interface and dispatch services through
the Pepco control center;

                           (b)      use of Pepco's communication services;

                           (c)      maintenance of certain auxiliary and
communications equipment at the Station;

                           (d)      maintenance of high-voltage and
medium-voltage equipment such as power transformers and power circuit breakers;

                           (e)      maintenance of protective relaying, certain
control equipment, such as AGC and MSVC, plant batteries and revenue meters owned by Generator.

         3.13     Metering and Telemetering

                  3.13.1 Generator shall, at Generator's expense: (a) own, Maintain and repair, all Revenue Meters, instrument transformers and appurtenances associated with Revenue Meters, and real time telemetry, (b) conduct meter accuracy and tolerance tests, and (c) prepare all calibration reports required for equipment that measures energy transfers at the Point of Interconnection. All meter accuracy and tolerance testing hereunder shall be in accordance with PJM Requirements and Good Utility Practice and shall be conducted, at Pepco's request, in the presence of Pepco's representative.

                  3.13.2 Generator shall own and Maintain, at the Generator's expense, equipment for redundant real-time communications and transmission of telemetry, hourly MWh information, and such other information as required by the PJM System Operator or Transmission Operator, or as reasonably required by Pepco in accordance with PJM Requirements and Good Utility Practice.

         3.14     Emergency Procedure

                  3.14.1 Pepco, through the Transmission Operator, shall provide Generator with prompt verbal notification of Emergencies with regard to the Transmission System which may reasonably be expected to affect Generator's

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immediate operation of the Station or Generator Facilities, and Generator shall provide Pepco with prompt verbal notification of Emergencies with regard to the Station which may reasonably be expected to affect Interconnection Service or the Transmission System. Such notification shall describe the Emergency, the extent of damage or deficiency, the anticipated length of an outage and the corrective action taken and/or to be taken. Said verbal notification shall be followed as soon as practicable (but no later than 24 hours after the verbal notification) with written notification.

                  3.14.2 If an Emergency in the good faith judgment of a Party endangers or could endanger life or property, the Party recognizing the problem shall take such action as may be reasonable and necessary to prevent, avoid, or mitigate injury, danger, or loss. If however the Emergency involves transmission or electrical equipment, Generator shall notify the Transmission Operator, and obtain the consent of such personnel, prior to performing any switching operations.

                  3.14.3 Pepco may, consistent with PJM Requirements and Good Utility Practice, have the Transmission System Operator take whatever actions (including tripping Generator's synchronizing breakers) or inactions it deems necessary during an Emergency to: (a) preserve public safety; (b) preserve the integrity of the Transmission System, (c) limit or prevent damage; or (d) expedite restoration of service. If any action or inaction by Pepco or the Transmission Operator under this Section 3.14 results in the discontinuation, curtailment, interruption or reduction of Interconnection Service, Pepco shall use reasonable efforts consistent with PJM Requirements and Good Utility Practice to restore Interconnection Service as promptly as practicable and to minimize the effect of such restoration of service on the Station.

         3.15     Interconnection Service Interruptions

                  3.15.1 If at any time, in the reasonable exercise of the PJM System Operator's judgment, or the Transmission Operator's judgment exercised in accordance with PJM Requirements or Good Utility Practice and on a non-discriminatory basis, a condition exists, including the operation of Generator's equipment, which might reasonably be expected to have a materially adverse affect on the quality of service rendered by Pepco (including services rendered to transmission or distribution customers) or interferes with the safe and reliable operation of the Transmission System, Pepco may discontinue, curtail, reduce and/or interrupt Interconnection Service until the condition has been corrected.

                  3.15.2 Unless the PJM System Operator, the Transmission Operator or Pepco perceives that an Emergency exists or the risk of one is imminent, Pepco shall give Generator reasonable notice of its intention to discontinue, curtail, interrupt or reduce Interconnection Service in response to the interfering condition and, where practical, allow suitable time for Generator to remove the interfering condition if it is the result of Generator's operations, before the discontinuation, curtailment, interruption or reduction commences. Pepco's judgment with regard to the interruption of service under this paragraph shall be made pursuant to PJM Requirements and Good Utility Practice. In the case of such interruption, Pepco shall immediately confer with Generator regarding the conditions causing such interruption and its recommendation concerning timely correction thereof. In the event Interconnection Service is interrupted under this section due to Generator's failure to operate and Maintain the Generating Facilities pursuant to PJM Requirements or Good Utility Practice, Generator shall compensate Pepco for all costs reasonably incurred by Pepco attributable to the interruption and restoration of Interconnection Service. Pepco shall use reasonable efforts consistent with PJM Requirements and Good Utility Practice to restore Interconnection Service interrupted, curtailed or reduced pursuant to this
Section 3.15 as promptly as practicable and to minimize the effect of such restoration of service on the Station.

         3.16     Unit Status Notification

                  3.16.1 Generator acknowledges that Pepco requires information regarding the status of the Station for Transmission System reliability purposes. Accordingly, by 10:00 a.m. of each day, the Generator shall provide Pepco the following information regarding the status of the Station for the following day: Station availability to provide energy and capacity, the Station's scheduled on and off times, Station synchronization, planned outages or deratings, and generation restrictions and limitations. Generator shall immediately notify Pepco of any changes to the information provided pursuant to the foregoing sentence.

                  3.16.2 In circumstances, such as forced outages, Generator shall notify Pepco of its generating unit's temporary interruption of generation as soon as practicable; and it shall provide Pepco, as soon as practicable, with a schedule of when generation will be resumed.

         3.17     Scheduled Maintenance Notification and Coordination

                  3.17.1 Local Routine Inspection and Maintenance. The Parties agree that, due to the integration of certain control and protective relaying schemes between the Station and the Interconnection Facilities, it will be necessary for them to cooperate in the inspection, maintenance and testing of these areas of integration. Each Party will provide advance notice to the other Party before undertaking any work in these areas, especially in electrical circuits involving circuit breaker trip and close contacts, current transformers or potential transformers and such work will be performed in accordance with PJM Requirements and Good Utility Practice.

                  3.17.2 Transmission System Maintenance. Pepco shall consult with Generator regarding timing of scheduled maintenance of the Interconnection Facilities or the transmission facilities of the Transmission System which Pepco or the Transmission Operator performs and which might reasonably be expected to affect the Station. Pepco shall, to the extent practicable, schedule any testing, shutdown, or withdrawal of said facilities to coincide with Generator's scheduled outages for the Station. To facilitate such consultation and to the extent the information is not available from the PJM System Operator in a timely manner, in June of each year, or on another date mutually acceptable to the Parties, Generator shall furnish Pepco with non-binding preliminary generator maintenance schedules covering the upcoming two years and any material changes thereto. In the event Pepco is unable to schedule the outage of its facilities to coincide with Generator's schedule, Pepco shall notify Generator as soon as practicable of the reasons for the facilities' outage, of the time scheduled for the outage to take place, and of its expected duration.

         3.18     Safety

                  3.18.1 General. Pepco agrees with respect to the Interconnection Facilities and the Transmission System, and Generator agrees with respect to the Station, that all work performed by either Party on such facilities which could reasonably be expected to affect the operations of the other Party shall be performed in accordance with all applicable PJM Requirements and Good Utility Practice.

                  3.18.2 Switching Tagging and Grounding . Each Party shall comply with the Switching, Tagging and Grounding Rules. Pepco will notify Generator of any changes in its Switching, Tagging and Grounding Rules. Generator shall be responsible for all switching, tagging and grounding on Generator's side of the Point of Interconnection and, except for Generator Facilities, Pepco shall be responsible for all switching, tagging and grounding on its side of the Point of Interconnection.

         3.19     Environmental Compliance and Procedures

                  3.19.1 Each Party shall be responsible for complying with all Environmental Laws applicable to it with respect to its facilities or property.

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                  3.19.2   A Party shall notify the other Party first verbally
and then in writing, of any Releases of a Hazardous Substance or any type of remediation activities related thereto as soon as possible but no later than twenty-four (24) hours after the occurrence if within the reasonable judgment of the Party said activities could reasonably be expected to have a material adverse effect upon the operations of the other Party and shall promptly furnish to the other Party copies of any reports filed with any governmental agencies covering such events. This Section 3.19.2 does not effect any allocation of liability with respect to the Station pursuant to the Asset Sale Agreement.

                  3.19.3 Neither Party shall knowingly take any actions which might reasonably be expected to have a material adverse environmental impact upon the operations of the other Party without prior written notification and agreement between then Parties.

         3.20 Operating Committee. The Parties shall establish an operating committee consisting of one representative for each Party ("Operating Committee"). The Operating Committee shall act only by unanimous agreement or consent. The Parties shall designate their respective representatives to the Operating Committee, plus an alternate by written notice. Each Party's representative on the Operating Committee is authorized to act on behalf of such Party with respect to any matter arising under this Agreement which is to be decided by the Operating Committee, however, the Operating Committee shall not have any authority to modify or otherwise alter the rights and obligations of the Parties hereunder. The Operating Committee shall develop and implement suitable policies and procedures with which to coordinate the interaction of the Parties with respect to the performance of their duties and obligations under this Agreement.

                                   ARTICLE 4
                                   OPERATIONS

         4.1      General

                  4.1.1 The Parties agree to operate their respective equipment that could reasonably be expected to have a material effect on the operations of the other Party in a safe and efficient manner and in accordance with PJM Requirements and Good Utility Practice, and otherwise in accordance with the terms of this Agreement.

                  4.1.2 Generator shall comply with the requests, orders, and directives of Pepco with respect to Interconnection Service to the extent such requests, orders

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or directives are (a) issued pursuant to PJM Requirements or Good Utility
Practice, (b) not discriminatory; and (c) otherwise in accordance with this Agreement or applicable tariffs.

                  4.1.3 In the event Generator believes that a request, order, or directive of Pepco exceeds the limitations in this Section 4.1.2, it shall nevertheless comply with the request, order, or directive pending resolution of the dispute under Article 12. The Parties agree to cooperate in good faith to expedite the resolution of any disputes arising under this
Section 4.1.

         4.2      Generator's Operating Obligations

                  4.2.1 General. Generator shall request permission from the Transmission Operator, the PJM System Operator or the PJM Interconnection LLC, as applicable, prior to opening and/or closing circuit breakers in accordance with applicable switching and operations procedures and Good Utility Practice.

                           (a)      Generator shall carry out all switching
orders from the Transmission Operator, the PJM System Operator, or the PJM Interconnection LLC, in a timely manner and in accordance with PJM Requirements and Good Utility Practice.

                           (b)      Generator shall (i) comply with Pepco's
system restoration plan and black start criteria applicable to the Station as configured as of the Effective Date or (ii) if the Station's configuration is modified, provide alternative service restoration and black start capability in accordance with PJM Requirements. Generator shall ensure that operating personnel at the Station are trained to implement such system restoration or black start plans. The Generator shall test the Station's black-start combustion-turbines annually to confirm that the black-start combustion-turbines will start without an external power supply. The Generator shall test the Station's steam turbine-generators and those combustion-turbine generators that would be required to be black-started in accordance with Pepco's Emergency Conditions and System Restoration Manual, as revised from time to time, and plant restoration procedures, at least once every three years. Testing shall confirm the ability of a generating unit or Station to go from a shut down condition to an operating condition and start delivering power without assistance from the Transmission System. These testing requirements shall remain in place until PJM promulgates specific rules governing black-start testing.

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                           (c)      The electricity supplied by Generator to
the Point of Interconnection shall be in the form of three-phase 60 Hertz alternating current at the nominal system voltage.

                           (d)      Generator's equipment shall conform with
Good Utility Practice for harmonic distortion and voltage fluctuation.

                  4.2.2 Voltage or Reactive Control Requirements. Unless otherwise agreed to by the Parties or authorized or directed by the PJM Interconnection LLC, Generator shall operate the Station with automatic voltage regulators in service at all times. The voltage regulators will control voltage at the Points of Interconnection consistent with the range of voltage prescribed by Pepco or the Transmission System Operator in accordance with PJM Requirements and Good Utility Practice.

                           (a)      Generator will operate the Station in
accordance with prescribed voltage schedules pursuant to Section 4.2.2 to the extent the Station is operating within its reactive generating capability and not violating any electrical constraints. Should Generator fail to comply with such voltage schedules, Pepco or the Transmission Operator, as applicable, shall provide written notice to the Generator of its intent to remedy that failure. If Generator does not promptly commence appropriate action after receiving such notice, Pepco or the Transmission Operator may then take any necessary action at Generator's expense to remedy such failure, including the installation of capacitor banks or other reactive compensation equipment necessary to ensure the proper voltage or reactive supply at the Station including, at a minimum, by installing such equipment outside any building housing the Generation Facilities. Pepco shall make, to the extent feasible, reasonable efforts to minimize the impact of such action on the operation of the Station.

                           (b)      Generator shall notify the Transmission
Operator if (a) any or all generating units at the Station reaches a VAR limit,
(b) there is any deviation from the voltage schedules prescribed pursuant to
Section 4.2.2 which is outside the limits permitted by PJM Requirements or Good Utility Practice, or (c) any automatic voltage regulator is removed from or restored to service.

                           (c)      The Transmission Operator may from time to
time, pursuant to PJM Requirements or Good Utility Practice, request or direct Generator to adjust generator controls that impact the Transmission System, such as excitation, droop, and automatic generation control settings and Generator shall comply with such request or directions.

                           (d)      Generator acknowledges that the
Transmission Operator may have the right, to the extent authorized or directed by the PJM Interconnection LLC, to require reduced or increased generation of the Station in accordance with PJM Requirements, or in accordance with applicable rules of the Transmission Operator.

         4.3 Auditing of Accounts and Records. The Parties shall have the right, during normal business hours, to audit each other's accounts and records pertaining to transactions under this Agreement, upon twenty (20) days prior written notice, at the offices where such accounts and records are maintained, provided, however, that the audit shall be limited to those portions of the accounts and records that are related to services provided to the other Party under this Agreement. Any such audit of a Party's accounts and records will be at the expense of the auditing Party, shall not be made more frequently than once in any twelve (12) month period, and no such audit may be made with respect to accounts and records relating to periods more than twenty-four (24) months prior to the date of the audit notice. The Party being audited will be entitled to review the audit report and any supporting materials. The Party conducting the audit shall maintain the confidentiality of all information obtained during the audit in compliance with Article 6 of this Agreement. To the extent that audited information includes confidential information, the auditing Party shall designate an independent auditor at its expense to perform such audit.

                                   ARTICLE 5
                  COST RESPONSIBILITIES AND BILLING PROCEDURES

         5.1 Cost Responsibilities for Interconnection Service. Except as otherwise expressly stated herein, Generator shall not be responsible for any costs arising from Pepco's provision of Interconnection Service or local services to Generator, except for those costs specified in Sections 3.2.1, 3.2.2, 3.4.1, and 3.15 or arising from the liability or indemnification provisions of this Agreement.

         5.2 Cost Responsibilities for Local Services. Except as otherwise expressly provided herein or agreed to by the Parties, each Party shall be responsible for the costs for local services provided to the other Party in Sections 3.10 and 3.11 as set forth in said sections.

         5.3      Billing Procedures

                           (a)      Within ten (10) days after the first day of
each calendar month, each Party shall provide the other Party with a written invoice for any payments due from the other Party for services provided in the previous month.

                           (b)      Each invoice shall (i) delineate the month
in which the services were provided, (ii) fully describe the services rendered,
(iii) be itemized to reflect the services performed or provided, and (iv) provide reasonable detail as to the calculation of the amount involved.

                           (c)      All invoices shall be paid within fifteen
(15) days after receipt, but not earlier than the 25th day of the month in which the invoice is rendered. All payments shall be made in immediately available funds payable to the other Party, or by wire transfer to a bank designated in writing by such Party. Payment of invoices shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement, nor shall such payment constitute a waiver of any claims arising hereunder.

                  5.3.2 To the extent that, for any billing period, Generator is obligated to pay to Pepco amounts due and calculated pursuant to
Section 5.3, Pepco may use such amounts as a set-off against any amounts owed by Pepco to Generator under this Section 5.3.

                  5.3.3 Interest on any unpaid amounts shall be calculated in accordance with the methodology specified for interest on refunds in FERC regulations at 18 C.F.R. Section 35.19a(a)(2)(iii). Interest on delinquent amounts shall be calculated from the due date of the bill to the date of payment. When payments are made by mail, bills shall be considered as having been paid on the date of receipt by the other Party.

         5.4 Billing Disputes. In the event of a billing dispute between the Parties, each Party shall continue to provide services as long as the other Party continues to make all payments not in dispute. Payment of invoices by either Party shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement; nor shall it constitute a waiver of any claims arising hereunder.

                                   ARTICLE 6
                                CONFIDENTIALITY

         6.1 Confidentiality Obligations of Pepco. Pepco shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by Generator in connection with this Agreement marked "Confidential" or "Proprietary." Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by Pepco in breach of this Agreement, (ii) available to Pepco on a non-confidential basis prior to disclosure to Pepco by Generator, or (iii) available to Pepco on a non-confidential basis from a source other than Generator, provided that such source is not known, and by reasonable effort could not be known, by Pepco to be bound by a confidentiality agreement with Generator or otherwise prohibited from transmitting the information to Pepco by a contractual, legal or fiduciary obligation, Pepco shall not release or disclose such information to any other person, except to its employees, representatives or agents on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 6.1 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. Pepco shall promptly notify Generator if it receives notice or otherwise concludes that the production of any information subject to this
Section 6.1 is being sought under any provision of law and Pepco shall use reasonable efforts in cooperation with Generator to seek confidential treatment for such confidential information provided thereto.

         6.2 Confidentiality Obligations of Generator. Generator shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by Pepco in connection with this Agreement marked "Confidential" or "Proprietary." Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by Generator in breach of this Agreement, (ii) available to Generator on a non-confidential basis prior to disclosure to Generator by Pepco, or (iii) available to Generator on a non-confidential basis from a source other than Pepco, provided that such source is not known, and by reasonable effort could not be known, by Generator to be bound by a confidentiality agreement with Pepco or otherwise prohibited from transmitting the information to Generator by a contractual, legal or fiduciary obligation, Generator shall not release or disclose such information to any other person, except to its employees, representatives or agents on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 6.2 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. Generator shall promptly notify Pepco if it receives notice or otherwise concludes that the production of any information subject to this Section 6.2 is being sought under any provision of law and Generator shall use reasonable efforts in cooperation with Pepco to seek confidential treatment for such confidential information provided thereto.

         6.3 Confidentiality of Audits. The independent auditor performing any audit, as referred to in Section 4.3, shall be subject to a confidentiality agreement between the auditor and the Party being audited. Such audit information shall be treated as confidential except to the extent that its disclosure is required by regulatory or judicial order, for reliability purposes pursuant to PJM Requirements or Good Utility Practice, and pursuant to the FERC's rules and regulations. Except as provided herein, neither Party will disclose the audit information to any third party, without the other Party's prior written consent. Audit information in the hands of the Party not being audited shall be subject to all provisions of Section 6.1 or 6.2, above, as applicable.

         6.4 Remedies. The Parties agree that monetary damages would be inadequate to compensate a Party for the other Party's breach of its obligations under Section 6.1 or 6.2, above, as applicable. Each Party accordingly agrees, subject to Article 8, that the other Party shall be entitled to equitable relief, by way of injunction or otherwise, if the first Party breaches or threatens to breach its obligations under Section 6.1 or 6.2 of this Agreement, as applicable, which equitable relief shall be granted without bond or proof of damages, and the receiving Party shall not plead in defense that there would be an adequate remedy at law.

                                   ARTICLE 7
                               EVENTS OF DEFAULT

         7.1 Events of Default. Each of the following shall constitute an Event of Default by the a defaulting Party under this Agreement:

                           (a)      The failure by a Party to pay any amount
due within twenty (20) calendar days after receipt of written notice of nonpayment by the other Party, unless the payment of such amount is disputed in good faith, in which event Section 5.5 shall apply;

                           (b)      A Party's breach of any material term or
condition of this Agreement, including but not limited to any material breach of a representation, warranty or covenant made in this Agreement which, after receiving written notice of the breach from the non-breaching Party (such notice to set forth in reasonable detail the nature of the default and, where known and if applicable, the steps necessary to cure such default), (i) the breaching Party fails to cure, if curable, within thirty (30) days following receipt of the notice or (ii) if such default is of such a nature that it cannot be cured within thirty (30) days following receipt of such notice, the breaching Party fails within such thirty (30) days to commence the necessary cure and fails at any time thereafter diligently and continuously to prosecute such cure to completion provided that the cure is completed no later than 180 days after the receipt of the default notice;

                           (c)      The appointment of a receiver, liquidator
or trustee for either Party, and such receiver, liquidator or trustee is not discharged within sixty (60) days;

                           (d)      The entry of a decree or decrees
adjudicating a Party as bankrupt or insolvent, and such decree or decrees are not stayed or discharged within sixty (60) days; or

                           (e)      The filing of voluntary petitions for
bankruptcy under any federal or state bankruptcy law by a Party.

         7.2      Remedies

                  7.2.1 If the breaching Party disputes that an Event of Default under Section 7.1.(b) has occurred, the breaching Party shall nonetheless comply with this Section 7.2 pending the resolution of the dispute. If it is determined that no breach or Event of Default under Section 7.1(b) existed, the Party alleging the default shall pay and reimburse the other Party for all reasonable costs and expenses incurred by it to cure the alleged default.

                  7.2.2 Upon the occurrence of an Event of Default, the non-defaulting Party may (i) exercise all such rights and remedies as may be available to it at law or equity including seeking to recover damages caused by such Event of Default, subject to Article 8 of this Agreement; and/or (ii) terminate this Agreement. The Parties shall not discontinue the performance of any one or more of their obligations hereunder due to the occurrence of an Event of Default during the pendency of any dispute regarding such Event of Default and until such dispute is finally resolved except that Pepco may suspend or interrupt service if necessary for the safe and reliable operation of the Interconnection Facilities or the Transmission System.

                  7.2.3 Notwithstanding the foregoing, upon the occurrence of any Event of Default, the non-defaulting Party shall be entitled to commence an action to require the defaulting Party to remedy such default by specifically performance of its duties and obligations hereunder in accordance with the terms and conditions hereof.

                  7.2.4 Notwithstanding anything in this Agreement to the contrary, in the event the Generator's failure to comply with the provisions of Sections 4.1 and 4.2 of this Agreement is reasonably likely to have an immediate and material adverse impact on Pepco or the Transmission System, Pepco shall have the right to take immediately reasonable steps and/or to exercise immediately all remedies available under this Agreement, or at law or equity, including the right, after providing as much notice as is practicable under the circumstances and complying with the applicable FERC notice requirements regarding termination of service, to disconnect the Station from the Transmission System.

                                   ARTICLE 8
                            LIMITATION OF LIABILITY

         8.1 Limitation of Pepco's Liability. Pepco does not guarantee the non-occurrence of, or warrant against, and will have no liability hereunder for, and the Generator will release Pepco from all claims or damages associated with, any interruption in the availability of the Interconnection Facilities, Interconnection Service or local services pursuant to Section 3.10 or damages to the Generator's facilities, except to the extent such interruption or damage is caused by Pepco's gross negligence or willful misconduct in the performance of its obligations under this Agreement.

         8.2 Limitation on Generator's Liability. Generator does not guarantee the non-occurrence of, or warrant against, and will have no liability under this Agreement for, and Pepco will release Generator from all claims or damages arising under this Agreement which are associated with any interruption in the availability of the Station or local services pursuant to Section 3.11, any reduction, curtailment, interruption or reduction of energy from the Station, or damage to Pepco's facilities, except to the extent such interruption or damage is caused by Generator's gross negligence or willful misconduct in the performance of its obligations under the Agreement.

         8.3 Consequential Damages. Except for indemnity obligations set forth in Article 9, neither Party, nor their respective officers, directors, agents, employees, Affiliates, or successors or assigns of any of them, shall be liable to the other Party or its Affiliates, officers, directors, agents, employees, successors or assigns for claims, suits, actions or causes of action for incidental, punitive, special, indirect, multiple or consequential damages (including, without limitation, replacement power costs, lost revenues, claims of customers, attorneys' fees and litigation costs) connected with, or resulting from, performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including, without limitation, any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability. The provisions of this Section 8.3 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion, or expiration of this Agreement.

                                   ARTICLE 9
                     INDEMNIFICATION FOR THIRD PARTY CLAIMS

         9.1 Generator's Indemnification. Generator shall indemnify, hold harmless, and defend Pepco and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between Pepco and a third party or Generator) for damage to property of unaffiliated third parties, injury to or death of any person, including Pepco's employees or any third parties, to the extent caused, by the negligence or willful misconduct of Generator's and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Generator's performance or breach of this Agreement, or the exercise by Generator of its rights hereunder. In furtherance of the foregoing indemnification and not by way of limitation thereof, Generator hereby waives any defense it might otherwise have under applicable workers' compensation laws.

         9.2 Pepco's Indemnification. Pepco shall indemnify, hold harmless, and defend Generator and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between the Generator and a third party or Pepco) for damage to property of unaffiliated third parties, injury to or death of any person, including Generator's employees or any third parties, to the extent caused by the negligence or willful misconduct of Pepco and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Pepco's performance or breach of this Agreement, or the exercise by Pepco of its rights hereunder. In furtherance of the foregoing indemnification and not by way of limitation thereof, Pepco hereby waives any defense it might otherwise have under applicable workers' compensation laws.

         9.3 Indemnification Procedures. If either Party intends to seek indemnification under this Article 9 from the other Party, the Party seeking indemnification shall give the other Party notice of such claim within ninety
(90)
days of the later of the commencement of, or the Party's actual knowledge of, such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed.

         9.4 Survival. The indemnification obligations of each Party under this Article 9 shall continue in full force and effect regardless of whether this Agreement has either expired or been terminated or canceled.

                                   ARTICLE 10
                                   INSURANCE

         10.1 Insurance Coverage. The Parties shall maintain at their own cost and expense, fire, liability, worker's compensation, and other forms of insurance relating to their respective property and facilities subject to this Agreement in the manner, and amounts, and for the durations as is customary in the electric utility industry.

         10.2 Certificates of Insurance. The Parties agree to furnish each other with certificates of insurance evidencing the insurance Coverage obtained in accordance with this Article 10, and the Parties agree to notify and send copies to the other of any policies maintained hereunder upon written request by a Party. Each Party must notify the other Party within ten (10) business days of receiving notice of cancellation, change, amendment or renewal of any insurance policy required pursuant to Section 10.1 above.

         10.3 Additional Insureds and Waiver. Each Party and its affiliates shall be named as additional insureds on the general liability insurance policies obtained in accordance with Section 10.1, above, as regards liability under this Agreement; and each Party shall waive its rights of recovery against the other for any loss or damage covered by such policy.

                                   ARTICLE 11
                                 FORCE MAJEURE

         11.1 Effect of Force Majeure. Notwithstanding anything in this Agreement to the contrary, Generator and Pepco shall not be liable in damages or otherwise or responsible to the other for its failure to carry out any of its obligations under this Agreement (except for the obligation to pay sums of money due and owing hereunder) to the extent that they are unable to so perform or are prevented from performing by an event of Force Majeure and has complied with Section 11.3.

         11.2 Force Majeure Defined. Force Majeure means those causes beyond the reasonable control of the Party affected, which by the exercise of reasonable diligence, including Good Utility Practice, that Party is unable to prevent, avoid, mitigate, or overcome, including the following: any act of God, labor disturbance (including a strike), act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or equipment, electric system disturbance), order, regulation or restriction imposed by governmental, military or lawfully established civilian authorities, or any other cause of a similar nature beyond a Party's reasonable control.

         11.3 Notification. A Party shall not be entitled to rely on the occurrence of an event of Force Majeure as a basis for being excused from performance of its obligations under this Agreement, unless the Party relying on the event or condition shall: (a) provide prompt written notice of such Force Majeure event to the other Party, including an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts in accordance with Good Utility Practice to continue to perform its obligations under this Agreement; (c) expeditiously take action to correct or cure the event or condition excusing performance; (d) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (e) provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance. Subject to this Section 11.3, any obligation under this Agreement shall be suspended only to the extent caused by such Force Majeure and only during the continuance of any inability of performance caused by such Force Majeure but for no longer period.

                              ARTICLE 12
                               DISPUTES

         12.1     Disputes

                  12.1.1 A Party with a claim or dispute under this Agreement shall submit to the Operating Committee a notification of such claim or dispute within sixty (60) days after the circumstances that gave rise to the claim or the question or issue in dispute. The notification shall be in writing and shall include a concise statement of the claim or the issue or question in dispute, a statement of the relevant facts and documentation to support the claim. In the event the Operating Committee is unable, in good faith, to resolve their disagreement in a manner satisfactory to both Parties within thirty (30) days after receipt by the Operating Committee of a notification specifying the claim, issue or question in dispute, the Parties shall refer the dispute to their respective senior management. If, after using their good faith best efforts to resolve the dispute, senior management cannot resolve the dispute within thirty (30) days, the Parties shall utilize the arbitration procedures set forth below in Section 12.2 to resolve a dispute, provided that nothing herein or therein shall prohibit either Party from at any time requesting from a court of competent jurisdiction a temporary restraining order, preliminary injunction, or other similar form of equitable relief to enforce performance of the provisions of this Agreement.

         12.2     Arbitration.

                           (a)      Unless the Parties other wise mutually
agree in writing to another form of dispute resolution such as dispute resolution under the PJM Agreement or the MAAC agreement, any arbitration initiated under this Agreement shall be conducted before a single neutral arbitrator appointed by the Parties within thirty (30) days of receipt by respondent of the demand for arbitration. If the Parties are unable to agree on an arbitrator, such arbitration shall be appointed by the American Arbitration Association. Unless the Parties agree otherwise, the arbitrator shall be an attorney or retired judge with at least fifteen (15) years of experience, and shall not have any current or past substantial business or financial relationships with any Party to the arbitration. If possible, the arbitrator shall have experience in the electric utility industry. Unless otherwise agreed, the arbitration shall be conducted in accordance with the American Arbitration Association's Commercial Arbitration Rules, then in effect. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act of the United States, 9 U.S.C. Section 1 et seq. The location of any arbitration hereunder shall be in the District of Columbia.

                           (b)      The arbitration shall, if possible, be
concluded not later than six (6) months after the date that it is initiated. The arbitrator shall be authorized only to interpret and apply the provisions of this Agreement or any related agreements entered into under this Agreement and shall have no power to modify or change any of the above in any manner. The arbitrator shall have no authority to award punitive or multiple damages or any damages inconsistent with this Agreement. The arbitrator shall, within thirty (30) days of the conclusion of the hearing, unless such time is extended by agreement of the Parties, notify the Parties in writing of his or her decision, stating his or her reasons for such decision and separately listing his or her findings of fact and conclusions of law. The decision of the arbitrator rendered in such a proceeding shall be final and binding on the Parties. Judgment on the award may be entered upon it in any court having jurisdiction.

         12.3 FERC Dispute Resolution. Nothing in this Agreement shall preclude, or be construed to preclude, any Party from filing a petition or complaint with FERC with respect to any arbitrable claim over which FERC has jurisdiction. In such case, the other Party may request FERC to reject or to waive jurisdiction. If FERC rejects or waives jurisdiction with respect to all or a portion of the claim, the portion of the claim not so accepted by FERC shall be resolved through arbitration, as provided in this Agreement. To the extent that FERC asserts or accepts jurisdiction over the claim, the decision, finding of fact or order of FERC shall be final and binding, subject to judicial review under the Federal Power Act, and any arbitration proceedings that may have commenced with respect to the claim prior to the assertion or acceptance of jurisdiction by FERC shall be terminated.

                                   ARTICLE 13
                                REPRESENTATIONS

         13.1 Representations of Pepco. Pepco hereby represents and warrants to Generator as follows:

                           (a)      Incorporation. Pepco is a corporation duly
organized, validly existing and in good standing under the laws of the District of Columbia and the Commonwealth of Virginia, and has all requisite corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

                           (b)      Authority. Pepco has all necessary
corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Pepco of this Agreement and the consummation by Pepco of the transactions contemplated hereunder have been duly and validly authorized by the Board of Directors of Pepco or by a committee thereof to whom such authority has been delegated and no other corporate proceedings on the part of Pepco are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pepco and, assuming that this Agreement constitutes a valid and binding agreement of Generator, constitutes a valid and binding agreement of Pepco, enforceable by Pepco in accordance with its terms.

                           (c)      Consents and Approvals; No Violation.

                           (i)      Neither the execution and delivery of this
Agreement by Pepco nor performance by Pepco of its obligations hereunder will
(A) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Pepco, (B) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Pepco or any of its subsidiaries is a party or by which any of their respective assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Pepco, or any of its assets, except in the case of clauses (B) and (C) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Pepco to discharge its obligations under this Agreement (a "Pepco Material Adverse Effect").

                           (ii)     No declaration, filing or registration
with, or notice to, or authorization, consent or approval of any governmental authority is necessary for performance by Pepco of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Pepco Material Adverse Effect.

         13.2 Representations of Generator. Generator hereby represents and warrants to Pepco as follows:

                           (a)      Incorporation. Generator is a [corporation]
duly [incorporated], validly existing and in good standing under the laws of the State of __________, and has all requisite [corporate] power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

                           (b)      Authority. Generator has all necessary
[corporate] power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Generator of this Agreement and the consummation by Generator of the transactions contemplated hereby have been duly and validly authorized the [Board of Directors] of Generator or by a committee thereof to whom such authority has been delegated and no other [corporate] proceedings on the part of Generator are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Generator and, assuming that this Agreement constitutes a valid and binding agreement of Pepco, constitutes a valid and binding agreement of Generator, enforceable against Generator in accordance with its terms.

                           (c)      Consents and Approvals.

                           (i)      Neither the execution and delivery of this
Agreement by Generator nor performance by Generator of its obligations hereunder will (A) conflict with or result in any breach of any provision of the [Certificate of Incorporation or By-laws] of Generator, (B) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Generator or any of its subsidiaries is a party or by which any of their respective assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Generator, or any of its assets, except in the case of clauses (B) and (C) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Generator to discharge its obligations under this Agreement (a "Generator Material Adverse Effect").

                           (ii)     No declaration, filing or registration
with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for performance by Generator of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Generator Material Adverse Effect.

                                   ARTICLE 14
                    ASSIGNMENT/CHANGE IN CORPORATE IDENTITY

                  14.1     Assignment.

                           (a)      Except as set forth in this Article 14,
neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either Party hereto, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

                           (b)      Subject to Section 14.2, upon ten (10) days
prior written notice to Generator, Pepco may assign this Agreement, and Pepco's rights, interests and obligations hereunder, to (i) an Affiliate of Pepco that owns all or part of Pepco's Transmission System or (ii) an independent system operator or independent transmission company whose control over all or part of Pepco's Transmission System has been approved by the FERC.

                           (c)      Subject to Section 14.2, Generator may (a)
assign any of its rights and obligations hereunder to an Affiliate to the extent necessary for the Generator to qualify as an exempt wholesale generator under Section 32 of the Public Utility Holding Company Act of 1935, as amended, and (b) assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee, lending institution, or other Person for the purposes of financing or refinancing the Station, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances of dispositions in lieu thereof; provided, however, that no such assignment shall relieve or in any way discharge Generator from the performance of its duties and obligations under this Agreement. Pepco agrees to execute and deliver, at Generator's expense, such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder for purposes of the financing or refinancing of the Facility, so long as Pepco's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

                           (d)      Subject to Section 14.2, either Party may
assign this Agreement to a successor to all or substantially all of the assets of such Party by way of merger, consolidation, sale or otherwise, provided such successor assumes in writing and becomes liable for all of such Party's duties and obligations hereunder.

                  14.2 Release of Rights and Obligations. No assignment, transfer, conveyance, pledge or disposition of rights, interests, duties or obligations under this Agreement by a Party shall relieve that Party from liability and financial responsibility for the performance thereof after any such transfer, assignment, conveyance, pledge or disposition unless and until
(i) the transferee or assignee shall agree in writing to assume the obligations and duties of that Party under this Agreement and to impose such obligations on subsequent permitted transferees and assignees and (ii) the non-assigning Party has consented in writing to such assumption and to a release of the assigning Party from such liability, such consent not to be unreasonably withheld or delayed.

                  14.3 Change in Corporate Identity. If Generator terminates its existence as a [corporate] entity by merger, acquisition, sale, consolidation or otherwise, or if all or substantially all of Generator's assets are transferred to another person or business entity without complying with this Article 14, Pepco shall have the right, enforceable in a court of competent jurisdiction, to enjoin Generator's successor from using the Station in any manner that does not comply with the requirements of this Agreement or that impedes Pepco's ability to carry on its ongoing business operations.

                  14.4 Successors and Assigns. This Agreement and all of the provisions hereof are binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

                                   ARTICLE 15
                                 SUBCONTRACTORS

                  Nothing in this Agreement shall prevent the Parties from utilizing the services of subcontractors as they deem appropriate, provided, however, the Parties agree that, where applicable, all said subcontractors shall comply with the terms and conditions of this Agreement. The creation of any subcontract relationship shall not relieve the hiring Party of any of its obligations under this Agreement. Each Party shall be fully responsible to the other Party for the acts and/or omission of any subcontractor it hires as if no subcontract had been made. Any obligation imposed by this Agreement upon the Parties, where applicable, shall be equally binding upon and shall be construed as having application to any subcontractor. The Parties shall each be liable for, indemnify, and hold harmless the other Party, their Affiliates and their officers, directors, employees, agents, servants, and assigns from and against any and all claims, demands, or actions, from the other Party's subcontractors; and shall pay all costs, expenses and legal fees associated therewith and all judgments, decrees and awards rendered therein. No subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement.

                                   ARTICLE 16
                                    NOTICES

                  16.1 Emergency Notices. At or prior to the Effective Date, each Party shall indicate to the other Party, by notice, the appropriate person during each eight-hour work shift to contact in the event of an emergency, a scheduled or forced interruption or reduction in services. The notice last received by a Party shall be effective until modified in writing by the other Party.

                  16.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

            if to Pepco, to:

                  Potomac Electric Power Company
                  1900 Pennsylvania Avenue, N.W.
                  Washington, D.C.  20068
                  Telecopier:  (202) ________________
                  Attention:  ___________________

            if to Generator, to:

                  c/o Southern Energy, Inc.
                  900 Ashwood Parkway
                  Suite 500
                  Atlanta, Georgia  30338-4780
                  Telecopier:  (770)  821-6575
                  Attention:

                                   ARTICLE 17
                                   AMENDMENTS

                  17.1     Amendments. Except as set forth in Sections 2.2 and
17.2 of this Agreement, this Agreement may be amended, modified, or supplemented only by written agreement of both Pepco and Generator.

                  17.2     FERC Proceedings

                           (a)      Pepco may unilaterally make application to
FERC under Section 205 of the Federal Power Act and pursuant to the FERC's rules and regulations promulgated thereunder for, or exercise any rights it may have under Section 206 of the Federal Power Act and the regulations thereunder with respect to, a change in any rates, terms and conditions, charges, classification of service, rule or regulation for any services Pepco provides under this Agreement over which FERC has jurisdiction.

                           (b)      Generator may exercise its rights under
Section 205 or 206 of the Federal Power Act and pursuant to FERC's rules and regulations promulgated thereunder with respect to any rate, term, condition, charge, classification of service, rule or regulation for any services provided under this Agreement over which FERC has jurisdiction.

                                   ARTICLE 18
                            MISCELLANEOUS PROVISIONS

                  18.1 Waiver. Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  18.2 Labor Relations. The Parties agree to immediately notify the other Party, verbally and then in writing, of any labor dispute or anticipated labor dispute which may reasonably be expected to affect the operations of the other Party.

                  18.3 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person. No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

                  18.4     Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

                  18.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  18.6 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or exhibit, such reference shall be to an Article or Section of, or Schedule or exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this

Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise expressly stated otherwise herein, the word "day" shall mean any calendar day including weekends and holidays. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

                  18.7 Jurisdiction and Enforcement. Each of the Parties irrevocably submits to the exclusive jurisdiction of the federal and state courts of the State of Maryland for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the federal courts of the State of Maryland or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the State of Maryland. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in Section 16.2 (or such other address specified by such Party from time to time pursuant to Section 16.2) shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the federal and state courts of the State of Maryland and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  18.8 Entire Agreement. This Agreement, Asset Sale Agreement, the Confidentiality Agreement and the Ancillary Agreements including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement, the Asset Sale Agreement and the Ancillary Agreements supersede all prior agreements and understandings between the Parties with respect to the transactions contemplated by this Agreement other than the Confidentiality Agreement.

                  18.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  18.10 Independent Contractor Status. Nothing in this Agreement shall be construed as creating any relationship between Pepco and Generator other than that of independent contractors.

                  18.11 Conflicts. Except with respect to the amendments, indemnification, liability, default and remedies provisions contained herein or as otherwise expressly provided herein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Asset Sale Agreement, the terms of the Asset Sale Agreement shall prevail.

                  IN WITNESS WHEREOF, Pepco and Generator have caused this Interconnection Agreement (Morgantown) to be signed by their respective duly authorized officers as of the date first above written.

                                 POTOMAC ELECTRIC POWER COMPANY


                                 By:
                                      --------------------------------
                                      Name:
                                      Title:


                                 [GENERATOR]


                                 By:
                                      --------------------------------
                                      Name:
                                      Title:

                                  SCHEDULE A
                                  DEFINITIONS


Part A. Capitalized terms not defined in the body of the Agreement shall have the meaning set forth in Part A of this Schedule A. (Part B of this Schedule A sets forth capitalized terms defined within the Agreement.)

                  (1) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

                  (2) "Ancillary Agreements" has the meaning set forth in the Asset Sale Agreement.

                  (3) "Closing" has the meaning set forth in the Asset Sale Agreement.

                  (4) "Confidentiality Agreement" has the meaning set forth in the Asset Sale Agreement.

                  (5) "Costs" means all costs, including without limitation, any Taxes, costs of acquiring real property, costs and fees for permits, franchises, licenses and regulatory approvals except to the extent that such costs are allocated to a party or parties other than the Generator by the PJM Interconnection LLC or otherwise under the PJM Tariff or PJM Agreement.

                  (6) "Easement" means the Easement Agreement dated __________, 2000, between the Parties with respect to the Station.

                  (7) "Environmental Laws" means all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives or orders (including consent orders) and environmental permits, in each case, relating to pollution or protection of the environment or natural resources, including laws relating to Releases or threatened Releases, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, arrangement for disposal, transport, recycling or handling, of Hazardous Substances.

                  (8) "Emergency" means (a) with respect to Pepco, a condition or situation which Pepco, the PJM Interconnection LLC, the PJM System Operator or the Transmission Operator deem imminently likely to (i) endanger life or property, or (ii) adversely affect or impair the Transmission System, Pepco's electrical system or the electrical or transmission systems of others to which the Transmission System or Pepco's electrical system are directly or indirectly connected and (b) with respect to the Generator, a condition or situation which the Generator deems imminently likely to (i) endanger life or property, or (ii) adversely affect or impair the Station.

                  (9) "FERC" means the Federal Energy Regulatory Commission or its successors.

                  (10) "Generating Facilities" means the Station and any additional generating plants, turbines or other generating facilities constructed by Generator after the Effective Date at the site of the Station.

                  (11) "Generator" has the meaning set forth in the introductory paragraph of this Agreement and shall include its permitted successors and assigns.

                  (12) "Generator Facilities" mean the equipment and facilities owned by the Generator but located on Pepco's property which are identified in Schedule B of this Agreement.

                  (13) "Good Utility Practice" means any of the applicable practices, methods and acts.

                           (a)      required by FERC, NERC, MAAC, the PJM
Interconnection LLC, the PJM System Operator, or the successor of any of them, whether or not the Party whose conduct is at issue is a member thereof,

                           (b)      required by applicable law or regulations,

                           (c)      required by the Pepco Interconnection
Standards or the policies and standards of Pepco relating to emergency operations;

                           (d)      otherwise engaged in or approved by a
significant portion of the electric utility industry during the relevant time period;

which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with law, regulation, good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

                  (14) "Hazardous Substances" means (i) any petrochemical or petroleum products, crude oil or any fraction thereof, ash, radioactive materials, radon gas, asbestos in any form, urea formaldehyde foam insulation or polychlorinated biphenyls, (ii) any chemicals, materials, substances or wastes defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect contained in any Environmental Law or (iii) any other chemical, material, substance or waste which is prohibited, limited or regulated by any Environmental Law.

                  (15) "Interconnection Facilities" means those facilities or portions of facilities owned or operated by Pepco to provide Interconnection Service which shall include, but not be limited to (1) facilities the cost of which is reasonably allocated to the Interconnection Service provided to the Station, or (2) Attachment Facilities or Local Upgrade Facilities, as defined in the PJM Tariff, which are associated with the Interconnection Service and operated and maintained by Pepco.

                  (16) "Interconnection Service" means the services provided by Pepco which are necessary to connect the Station to the Transmission System for parallel operation of the Station and to enable Generator to transmit the energy and ancillary services produced by the Station to the Transmission System and receive Station energy service and ancillary services, including blackstart power, from the Generator's supplier.

                  (17) "MAAC" means the Mid-Atlantic Area Council, a reliability council under Section 202 of the Federal Power Act established pursuant to the MAAC Agreement dated August 1, 1994, or any successor thereto.

                  (18) "Maintain" means construct, reconstruct, install, inspect, repair, replace, operate, patrol, maintain, use, modernize, expand, upgrade, or other similar activities.

                  (19) "MDPSC" means the Maryland Public Service Commission or any successor agency thereto.

                  (20) "NERC" means North American Electric Reliability Council or any successor thereto.

                  (21) "Pepco" has the meaning set forth in the introductory paragraph of this Agreement and shall include its permitted successors or assigns.

                  (22) "Pepco Facilities" means the equipment and facilities owned by Pepco but located on Generator's property which are identified in Schedule B of this Agreement.

                  (23) "Pepco Interconnection Standards" means Pepco's Interconnection and Parallel Operating Guidelines as amended, modified or replaced from time to time. A copy of the existing Pepco Interconnection Standards is attached hereto as Schedule E.

                  (24) "Point of Interconnection" means each ownership point of demarcation set forth in Schedule C where capacity, energy and ancillary services are transferred between the Station and the Transmission System.

                  (25) "Pepco Transmission Facilities" means those transmission, substation, and communication facilities and related equipment, including the Interconnection Facilities, and any additions, modifications or replacements thereto, that are utilized to provide Interconnection Service to the Station.

                  (26) "PJM" means the Pennsylvania New Jersey-Maryland interconnected power pool operated under the PJM Agreement and any successor thereto including any regional transmission operator, independent system operator, transco, or any other independent system administrator that possesses operational or planning control over the Transmission System.

                  (27) "PJM Agreement" means the Amended and Restated Operating Agreement of the PJM Interconnection LLC dated as of June 2, 1997.

                  (28) "PJM Control Area" shall mean the control area recognized by NERC as the PJM Control Area.

                  (29) "PJM Interconnection LLC" means the independent system operator of the PJM Control Area pursuant to the PJM Operating Agreement and the PJM Tariff.

                  (30) "PJM Generator Connection Agreement" means the interconnection agreement entered into between the Generator and the PJM Interconnection LLC pursuant to the PJM Tariff with respect to the interconnection of the Station and the Transmission System.

                  (31) "PJM Reliability Agreement" means the Reliability Assurance Agreement dated June 2, 1997 among the load serving entities of PJM.

                  (32) "PJM Requirements" means the rules, regulations or other requirements of PJM or MAAC contained in or adopted pursuant to the PJM Agreement, the PJM Tariff or the PJM Reliability Agreement which are applicable to Pepco, with respect to the Transmission System or the Interconnection Service, and the Generator with respect to the Generating Facilities.

                  (33) "PJM System Operator" shall mean the PJM Interconnection LLC, energy control center staff responsible for central dispatch as provided in the PJM Agreement.

                  (34) "PJM Tariff" means the PJM Open Access Transmission Tariff providing transmission service within the PJM Control Area.

                  (35) "Qualified Personnel" means individuals who possess any required licenses and are trained for their positions and duties by Generator and/or Pepco pursuant to Good Utility Practice.

                  (36) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

                  (37) "Revenue Meters" means all MWh and MVArh meters, pulse isolation relays, pulse conversion relays, transducers required by Pepco or the PJM Interconnection or PJM System Operator for billing or other purposes, and associated totalizing equipment and appurtenances and compensation required to measure the transfer of energy across the Point of Interconnection.

                  (38) "Station" means the Morgantown Station as defined in the Asset Sale Agreement.

                  (39) "Switching, Tagging, and Grounding Rules" means Pepco's switching, tagging and grounding rules as amended, modified or replace from time to time. A copy of the existing Switching, Tagging and Grounding Rules is attached hereto as Schedule D.

                  (40) "Taxes" means all taxes, surtaxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income taxes, excise, property, sales, transfer, franchise, special franchise, payroll, recording, withholding, social security or other taxes, in each case including any interest, penalties or additions attributable thereto.

                  (41) "Transmission System" means the facilities owned, controlled, or operated by Pepco, for purposes of providing transmission service, including services under the PJM Tariff, and Interconnection Service.

                  (42) "Transmission Operator" means the person, or persons designated by Pepco to coordinate the day to day interconnection of the Station with the Transmission System.


Part B. The following terms have the meaning specified in the section of this Agreement set forth opposite to such term:


Term                                Agreement Reference

Agreement                           Preamble
Asset Sale Agreement                Preamble
Effective Date                      Section 2.1
Event of Default                    Section 8.1
Force Majeure                       Section 11.1
Initial Period                      Section 3.10
Operating Committee                 Section 3.20
Party or Parties                    Preamble
Term                                Article 2

                                                                    EXHIBIT E-3


                           INTERCONNECTION AGREEMENT
                                  (Dickerson)

                                 By and Between

                         POTOMAC ELECTRIC POWER COMPANY

                                      and

                      -----------------------------------


                            Dated ____________, 2000

                           INTERCONNECTION AGREEMENT

                               TABLE OF CONTENTS

ARTICLE 1 -  DEFINITIONS                                         1
ARTICLE 2 -  TERM AND TERMINATION                                2
  2.1    Term                                                    2
  2.2    Change in Law                                           2
  2.3    Effect after Termination                                2
ARTICLE 3 - CONTINUING OBLIGATIONS AND RESPONSIBILITIES          2
  3.1    Interconnection Service                                 2
  3.2    New Construction or Modifications                       3
    3.2.1   Pepco Construction or Modifications                  3
    3.2.2   Generator Construction or Modifications              4
    3.2.3   Modifications Affecting the Transmission System
            or the Station                                       6
  3.3    Access, Easements, Conveyances, Licenses,
         and Restrictions                                        6
  3.4    Facility and Equipment Maintenance                      7
  3.5    Pepco Facilities and Generator Facilities               8
  3.6    Equipment Testing Obligations                           8
  3.7    Inspections                                             8
  3.8    Information Reporting Obligations                       9
  3.9    Local Services                                         10
    3.9.1   General                                             10
    3.9.2   Temporary Suspension of Local Services              11
  3.10   Pepco Provided Services                                11
  3.11   Generator Provided Services                            12
  3.12   Optional Services                                      12
  3.13   Metering and Telemetering                              13
  3.14   Emergency Procedure                                    13
  3.15   Interconnection Service Interruptions                  14
  3.16   Unit Status Notification                               15
  3.17   Scheduled Maintenance Notification and Coordination    15
    3.17.1   Local Routine Inspection and Maintenance           15
    3.17.2   Transmission Sytem Maintenance                     15
  3.18   Safety                                                 16
    3.18.1   General                                            16
    3.18.2   Switching Tagging and Grounding                    16
  3.19   Environmental Compliance and Procedures                16
  3.20   Operating Committee                                    17
ARTICLE 4 -  OPERATIONS                                         17
  4.1    General                                                17
  4.2    Generator's Operating Obligations                      18
    4.2.1   General                                             18
    4.2.2   Voltage or Reactive Control Requirements            18

  4.3    Auditing of Accounts and Records                       19
ARTICLE 5 - COST RESPONSIBILITIES AND BILLING PROCEDURES        20
  5.1    Cost Responsibilities for Interconnection Service      20
  5.2    Cost Responsibilities for Local Services               20
  5.3    Billing Procedures                                     20
  5.4    Billing Disputes                                       21
ARTICLE 6 - CONFIDENTIALITY                                     21
  6.1    Confidentiality Obligations of Pepco                   21
  6.2    Confidentiality Obligations of Generator               22
  6.3    Confidentiality of Audits                              22
  6.4    Remedies                                               23
ARTICLE 7 -  EVENTS OF DEFAULT                                  23
  7.1    Events of Default                                      23
  7.2    Remedies                                               24
ARTICLE 8 -  LIMITATION OF LIABILITY                            25
  8.1    Limitation of Pepco's Liability                        25
  8.2    Limitation on Generator's Liability                    25
  8.3    Consequential Damages                                  25
ARTICLE 9 -  INDEMNIFICATION FOR THIRD PARTY CLAIMS             26
  9.1    Generator's Indemnification                            26
  9.2    Pepco's Indemnification                                26
  9.3    Indemnification Procedures                             26
  9.4    Survival                                               27
ARTICLE 10 -  INSURANCE                                         27
  10.1   Insurance Coverage                                     27
  10.2   Certificates of Insurance                              27
  10.3   Additional Insureds and Waiver                         27
ARTICLE 11 -  FORCE MAJEURE                                     28
  11.1   Effect of Force Majeure                                28
  11.2   Force Majeure Defined                                  28
  11.3   Notification                                           28
ARTICLE 12 -  DISPUTES                                          29
  12.1   Disputes                                               29
  12.2   Arbitration                                            29
  12.3   FERC Dispute Resolution                                30
ARTICLE 13 -  REPRESENTATIONS                                   30
  13.1   Representations of Pepco                               30
  13.2   Representations of Generator                           31
ARTICLE 14 -  ASSIGNMENT/CHANGE IN CORPORATE IDENTITY           33
  14.1   Assignment                                             33
  14.2   Release of Rights and Obligations                      33
  14.3   Change in Corporate Identity                           34
  14.4   Successors and Assigns                                 34

ARTICLE 15 -  SUBCONTRACTORS                                    34
ARTICLE 16 - NOTICES                                            35
  16.1   Emergency Notices                                      35
  16.2   Notices                                                35
ARTICLE 17 -  AMENDMENTS                                        35
  17.1   Amendments                                             35
  17.2   FERC Proceedings                                       36
ARTICLE 18 -  MISCELLANEOUS PROVISIONS                          36
  18.1   Waiver                                                 36
  18.2   Labor Relations                                        36
  18.3   No Third Party Beneficiaries                           36
  18.4   Governing Law                                          37
  18.5   Counterparts                                           37
  18.6   Interpretation                                         37
  18.7   Jurisdiction and Enforcement                           37
  18.8   Entire Agreement                                       38
  18.9   Severability                                           38
  18.10  Independent Contractor Status                          38
  18.11  Conflicts                                              39
SCHEDULE A  DEFINITIONS                                          2
SCHEDULE B   Pepco Facilities and Generator Facilities           7
SCHEDULE C - Points of Interconnection                           9
SCHEDULE D -  Switching, Tagging and Grounding Rules            11
SCHEDULE E -  Pepco's Interconnection Standards                 14
SCHEDULE F -  Local Services                                    15
SCHEDULE G -  Pepco Current Projects                            17
SCHEDULE H -  Real Time Telemetry List                          18

                     INTERCONNECTION AGREEMENT (Dickerson)

         This Interconnection Agreement ("Agreement") dated as of _________, 2000 by and between Potomac Electric Power Company ("Pepco") a District of Columbia and Virginia corporation, and _____________ ("Generator") a ___________ [corporation]. Pepco and Generator are each referred to herein as a "Party," and collectively referred to herein as the "Parties."

                                  WITNESSETH:

         WHEREAS, Pepco, and Generator have entered into an Asset Purchase and Sale Agreement for Generating and Related Assets ("Asset Sale Agreement") dated June 7, 2000, for the sale by Pepco to Generator of certain assets comprising the Dickerson electric generation station;

         WHEREAS, Pepco intends to continue to operate its transmission and distribution businesses from their present locations;

         WHEREAS, Generator needs Interconnection Service from Pepco for the Dickerson electric generating station;

         WHEREAS, Pepco needs access to parts of the Generator's assets, and Generator needs access to parts of the Pepco's assets; and

         WHEREAS, the Parties have agreed in the Asset Sale Agreement to execute this Agreement in order to provide Interconnection Service to Generator and to define continuing responsibilities and obligations of the Parties with respect to the use of the other Party's property, assets and facilities as set forth herein.

         NOW THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         Capitalized terms used in this Agreement shall have the meanings specified or referred to in Schedule A.

                                   ARTICLE 2
                              TERM AND TERMINATION

         2.1 Term. This Agreement shall become effective upon consummation of the Closing ("Effective Date"), and unless terminated sooner in accordance with the terms of this Agreement, shall continue in full force and effect until the earlier to occur of (i) the permanent cessation by the Generator of the power generation functions of the Station or (ii) the permanent cessation of the interconnection functions of the Transmission System.

         2.2 Change in Law. If (a) the FERC, any state or state regulatory commission or the PJM Interconnection LLC implements a change in any law, regulation, rule or practice, or (b) Pepco's compliance with a change in any law or regulation, which compliance, in either case, affects, or may reasonably be expected to affect, Pepco's performance under this Agreement, the Parties shall negotiate in good faith any amendments to this Agreement that are necessary to adapt the terms of this Agreement to such change, and Pepco shall file such amendments with the FERC. If the Parties are unable to reach agreement on such amendments, either Party shall have the right to make a unilateral filing with the FERC to modify this Agreement pursuant to Sections 205 or 206 or any other applicable provision of the Federal Power Act and the FERC rules and regulations thereunder; provided that the other Party shall have the right to oppose such filing and to participate fully in any proceeding established by the FERC to address such amendments.

         2.3 Effect after Termination. The applicable provisions of this Agreement shall continue in effect after cancellation or termination hereof to the extent necessary to provide for final billings, billing adjustments and payments pertaining to liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.

                                   ARTICLE 3
                  CONTINUING OBLIGATIONS AND RESPONSIBILITIES

         3.1      Interconnection Service

                  3.1.1 Subject to the terms and conditions of the Agreement, Pepco shall (a) permit the Station to continue to be interconnected to the Transmission System at the Point of Interconnection, and (b) provide Interconnection Service at the Point of Interconnection. Pepco agrees to permit Generator to interconnect

Station as long as Generator continues to operate such facilities pursuant to PJM Requirements and Good Utility Practice.

                  3.1.2 Interconnection Service shall not include, and Pepco shall not be responsible under this Agreement for (a) transmission service, losses or ancillary services associated with the use of the Transmission System for the delivery of capacity, energy and/or ancillary services produced by the Generating Facilities, or (b) providing or procuring capacity, energy and/or ancillary services to the Generator or the Generating Facilities.

                  3.1.3 The Generator's interconnection to the Transmission System of any new or expanded generating capacity of the Station shall (a) be subject to PJM Requirements and/or FERC requirements governing interconnections and (b) require a separate interconnection agreement mutually agreed to by the Parties in writing.

                  3.1.4 Notwithstanding anything to the contrary in this Agreement, Pepco's performance of its obligations under this Agreement shall be subject to Generator entering into, and complying with, any PJM Generator Connection Agreement which may be required pursuant to PJM Requirements with respect to Interconnection Service or the Station.

         3.2      New Construction or Modifications

                  3.2.1    Pepco Construction or Modifications

                           (a)      Pepco shall make such additions,
modifications, replacements and improvements to the Interconnection Facilities as are required by PJM Requirements or Good Utility Practice to enable Pepco to provide Interconnection Service in compliance with this Agreement. Generator shall pay all reasonable Costs incurred by Pepco for such additions, modifications, replacements or improvements.

                           (b)      Except with respect to operation and
maintenance or ordinary maintenance done in the ordinary course of business or to respond to abnormal or emergency conditions, if any additions, modifications, replacements or improvements to the Interconnection Facilities undertaken by Pepco might reasonably be expected to affect Generator's operation of the Station, Pepco shall provide one hundred twenty (120) days written notice to Generator prior to undertaking such additions, modifications, replacements or improvements. Any such additions, modifications, replacements or improvements shall comply with PJM Requirements and Good Utility Practice. The Parties shall mutually agree to the scheduling of such addition, modification, replacement or improvement to minimize any adverse impact on the Station. Generator shall be deemed to have accepted Pepco's proposed additions, modifications, replacements or improvements unless Generator gives Pepco written notice of its objections within thirty (30) days after receipt of Pepco's notice. Generator's acceptance or deemed acceptance of Pepco's proposed additions, modifications, replacements or improvements shall not be construed, with respect thereto, as: (i) confirmation or endorsement of the design; (ii) a warranty of safety, durability or reliability; or (iii) responsibility for strength, details of design, adequacy or capability.

                  3.2.2    Generator Construction or Modifications

                           (a)      In the event Generator plans to increase
the capacity of the Generating Facilities, Generator shall submit to Pepco any and all plans and specifications that Pepco may reasonably request related to such increase. Such specifications and plans shall be submitted by Generator to Pepco at the time that Generator submits its plans under the PJM Tariff related to such expansion but no later than one hundred twenty (120) days prior to commencing such proposed increase. Any such additions, modifications, or replacements shall comply with PJM Requirements and Good Utility Practice and shall be subject to Section 3.1.3 of this Agreement.

                           (b)      If Generator plans any additions,
modifications, or replacements to the Station that will not increase its capacity, but could reasonably be expected to affect the Transmission System or the Interconnection Facilities, Generator shall give Pepco reasonable notice, but not less than one hundred twenty (120) days prior written notice and Generator shall comply with all applicable PJM Requirements with respect to such proposed additions, modifications, or replacements. All such additions, modifications, or replacements shall (i) comply with PJM Requirements and Good Utility Practice, (ii) be accompanied by appropriate information and operating instructions, and (iii) be subject to the review and acceptance of Pepco, which review shall be based on PJM Requirements and Good Utility Practice and which acceptance shall not unreasonably be withheld or delayed. Pepco shall be deemed to have accepted Generator's proposed additions, modifications or replacements unless Pepco gives Generator written notice of its objections within thirty
(30) days after receipt of the Generator's notice.

                           (c)      Pepco's acceptance of Generator's plans and
specifications for any proposed additions, modifications, or replacements to the Generating Facilities and Pepco's participation in any interconnected operations with Generator are not and shall not be construed as: (i) confirmation or endorsement of the design of the Generating Facilities; (ii) a warranty of safety, durability or reliability of the

Generating Facilities; or (iii) responsibility for strength, details of design, adequacy, or capability of the Generating Facilities.

                           (d)      Pepco, pursuant to PJM Requirements, shall
inform Generator of any additions, modifications, or replacements to the Transmission System or Interconnection Facilities, that will be necessary as a result of the addition, modification, or replacement to Station made pursuant to Section 3.2.2. Generator shall compensate Pepco for all reasonable Costs it incurs associated with any modifications, additions, or replacements made to the Interconnection Facilities or Transmission System related to any additions, modifications, or replacements to the Generating Facilities. Pepco shall provide an estimate as early as practicable, but in any event not less than sixty (60) days prior to the initiation of such addition, modification or replacement.

                           (e)      Generator shall modify, at its sole cost
and expense, the Generating Facilities as may be reasonably required to conform with PJM Requirements and Good Utility Practice or to conform with additions, modifications, or replacements of the Transmission System or the Interconnection Facilities, required by PJM Requirements and Good Utility Practice or implemented in accordance with this Agreement, (including, without limitation, changes to the voltages at which the Transmission System is operated) provided, however, that Generator shall not be obligated under this Agreement to modernize, expand or upgrade the Generating Facilities unless the failure to modernize, expand or upgrade is reasonably likely to have a material adverse effect on the operation of Pepco's Facilities.

                           (f)      Upon completion of any addition,
modification, or replacement to the Generating Facilities that may reasonably be expected to affect the Transmission System or the Interconnection Facilities, but no later than ninety (90) days thereafter, Generator shall issue "as built" drawings to Pepco. Upon completion of any addition, modification, or replacement to the Interconnection Facilities, that may reasonably be expected to affect the operation of the Station, but no later than ninety (90) days thereafter, Pepco shall issue "as built" drawings to the Generator.

                  3.2.3 Modifications Affecting the Transmission System or the Station

                           (a)      Notwithstanding anything herein to the
contrary, except with respect to the projects or construction set forth in Schedule G, no modifications to or new construction of facilities, or access thereto, including but not limited to rights of way, fences, gates, shall be made by either Party which might reasonably be expected to adversely affect the other Party with respect to such Party's obligations and responsibilities under this Agreement, without prior written notification as set forth in Section 3.2.3(b) below, and without providing the other Party with sufficient information regarding the work prior to commencement to enable such Party to evaluate the impact of the proposed work on its operations. For all modifications reasonably expected to adversely affect the operations of the other Party's facilities, the Party shall provide at least one hundred twenty
(120) days written notice to the other Party prior to undertaking such additions, modifications or replacements. Any such additions, modifications, or replacements shall comply with PJM Requirements and Good Utility Practice.

                           (b)      The Parties shall mutually agree to the
scheduling of such addition, modification, replacement or improvement proposed pursuant to Section 3.2.3(a) to minimize any adverse impact on the Station or the Transmission System. For all construction work, major modifications, or circuit changes involving new or existing facilities, equipment, systems or circuits that could reasonably be expected to affect the operation of either Party, the Party desiring to perform said work shall provide the other Party with drawings, plans, specifications, and other necessary documentation for review at least sixty (60) days prior to the beginning of construction provided that for routine telecommunication work, the Party doing the work shall only be required to provide 48 hours prior notice. The Party shall be deemed to have accepted the proposed additions, modifications, replacements or improvements unless the Party gives written notice of their objections within sixty (60) days after receipt of such notice. The Party's acceptance or deemed acceptance of the proposed additions, modifications, replacements or improvements shall not be construed, with respect thereto, as: (i) confirmation or endorsement of the design; (ii) a warranty of safety, durability or reliability; or (iii) responsibility for strength, details of design, adequacy or capability.

         3.3      Access, Easements, Conveyances, Licenses, and Restrictions

                  3.3.1 The Parties hereby grant to each other such licenses, access and other rights to the Station and the Interconnection Facilities as may be necessary for either Party's performance of their respective obligations under this Agreement. Such access shall be provided in a manner so as not to unreasonably interfere with the ongoing business operations, rights, and obligations of the other Party and shall be subject to the safety and security practices of the Party granting such access. Access shall only be granted to Qualified Personnel.

                  3.3.2 A Party shall not restrict a Party's rights hereunder to access the other Party's property, facilities, or equipment without prior written notification except in an Emergency, in which case the restricted access shall last no longer than three (3) days, unless an alternate means of access is provided.

                  3.3.3 The Parties' rights with respect to access to their respective facilities properties shall also be governed by the Easement.

         3.4      Facility and Equipment Maintenance

                  3.4.1 Pepco shall provide Interconnection Service at the Point of Interconnection in a safe and efficient manner and pursuant to PJM Requirements and Good Utility Practice. Generator shall be responsible for all reasonable Costs incurred by Pepco to provide Interconnection Service and to Maintain the Interconnection Facilities pursuant to the Agreement.

                  3.4.2 Generator shall Maintain the Generating Facilities (including coordination of its relay protection equipment) in a safe and efficient manner and as required by and in accordance with PJM Requirements and Good Utility Practice, provided, however, that Generator shall not be obligated to modernize, expand or upgrade the Generating Facilities unless the failure to modernize, expand or upgrade is reasonably likely to have a material adverse affect on the operation of the Interconnection Facilities or the Transmission System.

                  3.4.3 Unless otherwise specified herein, or unless the Parties mutually agree to a different arrangement, neither Party shall be responsible for the maintenance of the other Party's equipment or property regardless of its location.

                  3.4.4 In addition to the requirements set forth elsewhere in this Agreement, each Party shall Maintain its equipment and facilities and perform its maintenance obligations that could reasonably be expected to affect the operations of the other Party in a safe and efficient manner and pursuant to PJM Requirements and Good Utility Practice.

         3.5 Pepco Facilities and Generator Facilities Unless otherwise agreed to by the Parties, the Party owning Pepco Facilities or Generator Facilities shall Maintain those facilities and shall do so pursuant to PJM Requirements and Good Utility Practice and shall make such additions, modifications, replacements and improvements as are required by PJM requirements and Good Utility Practice or which are necessary to maintain Interconnection Service, provided, however, that the Generator shall not be obligated under this Agreement to modernize, expand or upgrade the Generator Facilities unless the failure to modernize, expand or upgrade is reasonably likely to have a material adverse effect on the operation of the Transmission System or Interconnection Facilities.

         3.6      Equipment Testing Obligations

                  3.6.1 For reliability purposes with respect to the Interconnection Facilities and the Transmission System, Pepco may reasonably request, pursuant to PJM Requirements, or Good Utility Practice, that Generator test, calibrate, verify, or validate the Generating Facilities or its equipment, and Generator shall promptly comply with such a request. Generator shall be responsible for all costs of testing, calibrating, verifying or validating its facilities.

                  3.6.2 At Pepco's request, Generator shall supply to Pepco at no cost, copies of inspection reports, installation and maintenance documents, test and calibration records, verifications, and validations pursuant to the foregoing Section 3.6.1. Pepco shall supply to Generator, at Generator's request and at no cost to Generator, copies of inspection reports, installation and maintenance documents, test and calibration records, verifications, and validations that Pepco has which are related to the Interconnection Facilities.

         3.7      Inspections

                  3.7.1 Pepco shall, at its expense, have the right to inspect or observe all maintenance activities, equipment tests, installation work, construction work, and modification work to the Generating Facilities. Such access by Pepco shall be exercised in a manner which does not unreasonably interfere with Generator's ongoing business operations, rights and obligations and shall be subject to Generator's safety and security practices. If Pepco observes any deficiencies or defects with respect thereto that might reasonably be expected to adversely affect the Transmission System or the Interconnection Facilities, Pepco shall notify the Generator, and Generator shall immediately make any corrections necessitated by PJM Requirements and Good Utility Practice. Notwithstanding the foregoing in this Section 3.7.1, Pepco shall have no liability whatsoever for any failure to fully or adequately observe any deficiency, it being agreed that Generator shall be fully responsible and liable for all such deficiencies, activities, equipment tests, installation, construction or modification.

                  3.7.2 Generator shall, at its expense, have the right to inspect or observe all maintenance activities, equipment tests, installation work, construction work, and modification work conducted by Pepco to the Interconnection Facilities. Such access by Generator shall be exercised in a manner which does not unreasonably interfere with Pepco's ongoing business operations, rights and obligations and shall be subject to Pepco's safety and security practices. If Generator observes any deficiencies or defects with respect thereto that might reasonably be expected to adversely affect the Station, Generator shall notify Pepco, and Pepco shall immediately make any corrections necessitated by applicable PJM Requirements and Good Utility Practice. Notwithstanding the foregoing in this

Section 3.7.2, Generator shall have no liability whatsoever for any failure to fully or adequately observe any deficiency, it being agreed that Pepco shall be fully responsible and liable for all such deficiencies, activities, equipment tests, installation, construction or modification.

         3.8      Information Reporting Obligations

                  3.8.1 In order to provide Interconnection Service hereunder, Pepco may request, and Generator shall promptly provide, all relevant information, documents, or data regarding the Generating Facilities that would be expected to materially affect the Transmission System, and which is reasonably requested by NERC, MAAC, the PJM Interconnection LLC, the MDPSC, the District of Columbia Public Service Commission and any other state or District of Columbia agency having jurisdiction over Pepco or Generator, the PJM System Operator, or the Transmission Operator, which disclosure shall be subject to Article 6 of this Agreement regarding the disclosure of commercially sensitive information.

                  3.8.2 Generator shall promptly supply accurate, complete, and reliable information in response to reasonable information requests for real time data and other data from Pepco necessary for operations, maintenance, compliance with PJM Requirements or regulatory requirements, or analysis of the Interconnection Facilities or the Transmission System. Such information may include metered values for MW and MVAR, voltage, current, automatic voltage regulator status, automatic frequency control, dispatch, frequency, breaker status indication, or any other information reasonably required for reliable operation of the Transmission System pursuant to PJM Requirements and Good Utility Practice. At minimum, Generator shall satisfy the telemetry requirements set forth in Schedule H.

                  3.8.3 Information pertaining to generation operating parameters shall be gathered and electronically transmitted directly to Pepco's energy management system using a mutually acceptable communications protocol.

                  3.8.4 Generator shall be responsible for the maintenance, and any required replacements or upgrades of the field devices and equipment used to gather information regarding generation operating parameters.

                  3.8.5 Generator shall Maintain, at its expense, operating telephone links to the PJM Interconnection LLC, PJM System Operator, Pepco and the Transmission Operator, to provide information deemed necessary by them, or as reasonably deemed necessary by Pepco in accordance with PJM Requirements or Good Utility Practice to integrate operation of the Station with the Transmission

System, provided, however, that Generator shall not be obligated under this Agreement to modernize, expand or upgrade the Generator's facilities unless the failure to modernize, expand or upgrade is reasonably likely to have a material adverse effect on the operation of the Transmission System. Generator shall use communication links at the Station consisting of the mobile radio low band C frequency and "all call" and "red phone" systems currently located at the Station (or successor systems as may reasonably be required by Pepco) and shall maintain the availability of such systems to operate during abnormal conditions including blackouts.

         3.9      Local Services

                  3.9.1    General

                           (a)      The Parties agree that, due to the
integration of certain control schemes of the Station and the Transmission System, it is cost effective to provide each other with the services set forth in Sections 3.10 and 3.11 in accordance with the terms and conditions set forth therein.

                           (b)      The Parties shall ensure, in accordance
with Good Utility Practice, that services provided by one Party to the other Party pursuant to Sections 3.10 and 3.11 shall be available at all times and in the manner and at the prices specified herein. Notwithstanding the foregoing, either Party may change the services, provided that (1) there is no cost to the receiving Party as a result of such change, (2) the quality, reliability and integrity of the replacement services is equivalent to the existing service, and (3) there is otherwise no materially adverse effect on the receiving Party.

                           (c)      Neither Party shall terminate any services
set forth in Sections 3.10 and 3.11 below that it agrees to provide to the other Party, without the other Party's prior written consent, which consent shall not be unreasonably withheld or delayed, provided, however, if a Party receiving a service under Sections 3.10 or 3.11 no longer needs or desires a particular service, said Party shall notify the other Party and the providing Party shall terminate said services as soon thereafter as practicable.

                  3.9.2    Temporary Suspension of Local Services

                           (a)      The Party providing a service set forth in
Sections 3.10 or 3.11 below shall notify and obtain approval, which approval shall not be unreasonably withheld or delayed, from the receiving Party of any scheduled temporary suspension of services at least five (5) business days in advance of such suspension. Such notification shall include an estimated time duration for a return to normal conditions.

                           (b)      In the event of any unplanned or forced
suspension of the services set forth in Sections 3.10 or 3.11, below, the providing Party shall immediately notify the other Party first verbally and then in writing. The providing Party shall use all reasonable efforts to minimize the duration of said suspension.

                           (c)      The Parties agree to complete any repairs,
modifications or corrections, in accordance with Good Utility Practice, that are necessary to restore to the other Party as soon as reasonably practicable any services set forth in Sections 3.10 or 3.11 below that have been suspended.

         3.10 Pepco Provided Services: Schedule F sets forth the local services Pepco shall provide to the Generator pursuant to the terms of this Agreement. Unless otherwise specified in Schedule F, for a period of three (3) years after the Effective Date (the "Initial Period") and subject to Section
3.9 above, Pepco shall provide Generator with the local services set forth in Schedule F at no cost and in consideration of the local services Generator shall provide Pepco in accordance with Section 3.11 below. If Generator desires the continuation of any of the services set forth in Schedule F which are subject to the Initial Period to continue after the Initial Period, upon Generator's written request to Pepco made at least 60 days prior to the expiration of the Initial Period, the Parties shall engage in good faith negotiations to reach mutually agreeable terms and conditions upon which such services will continue, provided, however, that if such agreement is not reached prior to the expiration of the Initial Period, Pepco shall cease to provide services under Section 3.10 at the end of the Initial Period.

         3.11 Generator Provided Services. Schedule F sets forth the local services Generator shall provide to Pepco pursuant to the terms of this Agreement. Unless otherwise specified in Schedule F, for the Initial Period and subject to Section 3.9 above, Generator shall provide Pepco with the local services set forth in Schedule F at no cost and in consideration of the local services Pepco shall provide Generator in accordance with Section 3.10 above. If Pepco desires the continuation of any of the services set forth in Schedule F which are subject to the Initial Period to continue after the Initial Period, upon Pepco's written request to Generator made at least 60 days prior to the expiration of the Initial Period, the Parties shall engage in good faith negotiations to reach mutually agreeable terms and conditions upon which such services will continue, provided, however, that if such agreement is not reached prior to the expiration of the Initial Period, Generator shall cease to provide services under Section 3.11 at the end of the Initial Period.

         3.12 Optional Services: Generator may request that Pepco provide the following services to the Generator, provided, however, that Pepco shall not have any obligation to provide such services unless the Parties have mutually agreed in writing to the price and other terms and conditions of such service:

                  (a) PJM interface and dispatch services through the Pepco control center;

                  (b)      use of Pepco's communication services;

                  (c) maintenance of certain auxiliary and communications equipment at the Station;

                  (d) maintenance of high-voltage and medium-voltage equipment such as power transformers and power circuit breakers;

                  (e) maintenance of protective relaying, certain control equipment, such as AGC and MSVC, plant batteries and revenue meters owned by Generator.

         3.13     Metering and Telemetering

                  3.13.1 Generator shall, at Generator's expense: (a) own, Maintain and repair, all Revenue Meters, instrument transformers and appurtenances associated with Revenue Meters, and real time telemetry, (b) conduct meter accuracy and tolerance tests, and (c) prepare all calibration reports required for equipment that measures energy transfers at the Point of Interconnection. All meter accuracy and tolerance testing hereunder shall be in accordance with PJM Requirements and Good Utility Practice and shall be conducted, at Pepco's request, in the presence of Pepco's representative.

                  3.13.2 Generator shall own and Maintain, at the Generator's expense, equipment for redundant real-time communications and transmission of telemetry, hourly MWh information, and such other information as required by the PJM System Operator or Transmission Operator, or as reasonably required by Pepco in accordance with PJM Requirements and Good Utility Practice.

         3.14     Emergency Procedure

                  3.14.1 Pepco, through the Transmission Operator, shall provide Generator with prompt verbal notification of Emergencies with regard to the Transmission System which may reasonably be expected to affect Generator's immediate operation of the Station or Generator Facilities, and Generator shall provide Pepco with prompt verbal notification of Emergencies with regard to the Station which may reasonably be expected to affect Interconnection Service or the Transmission System. Such notification shall describe the Emergency, the extent of damage or deficiency, the anticipated length of an outage and the corrective action taken and/or to be taken. Said verbal notification shall be followed as soon as practicable (but no later than 24 hours after the verbal notification) with written notification.

                  3.14.2 If an Emergency in the good faith judgment of a Party endangers or could endanger life or property, the Party recognizing the problem shall take such action as may be reasonable and necessary to prevent, avoid, or mitigate injury, danger, or loss. If however the Emergency involves transmission or electrical equipment, Generator shall notify the Transmission Operator, and obtain the consent of such personnel, prior to performing any switching operations.

                  3.14.3 Pepco may, consistent with PJM Requirements and Good Utility Practice, have the Transmission System Operator take whatever actions (including tripping Generator's synchronizing breakers) or inactions it deems necessary during an Emergency to: (a) preserve public safety; (b) preserve the integrity of the Transmission System, (c) limit or prevent damage; or (d) expedite restoration of service. If any action or inaction by Pepco or the Transmission Operator under this Section 3.14 results in the discontinuation, curtailment, interruption or reduction of Interconnection Service, Pepco shall use reasonable efforts consistent with PJM Requirements and Good Utility Practice to restore Interconnection Service as promptly as practicable and to minimize the effect of such restoration of service on the Station.

         3.15     Interconnection Service Interruptions

                  3.15.1 If at any time, in the reasonable exercise of the PJM System Operator's judgment, or the Transmission Operator's judgment exercised in accordance with PJM Requirements or Good Utility Practice and on a non-discriminatory basis, a condition exists, including the operation of Generator's equipment, which might reasonably be expected to have a materially adverse affect on the quality of service rendered by Pepco (including services rendered to transmission or distribution customers) or interferes with the safe and reliable operation of the Transmission System, Pepco may discontinue, curtail, reduce and/or interrupt Interconnection Service until the condition has been corrected.

                  3.15.2 Unless the PJM System Operator, the Transmission Operator or Pepco perceives that an Emergency exists or the risk of one is imminent, Pepco shall give Generator reasonable notice of its intention to discontinue, curtail, interrupt or reduce Interconnection Service in response to the interfering condition and, where practical, allow suitable time for Generator to remove the interfering condition if it is the result of Generator's operations, before the discontinuation, curtailment, interruption or reduction commences. Pepco's judgment with regard to the interruption of service under this paragraph shall be made pursuant to PJM Requirements and Good Utility Practice. In the case of such interruption, Pepco shall immediately confer with Generator regarding the conditions causing such interruption and its recommendation concerning timely correction thereof. In the event Interconnection Service is interrupted under this section due to Generator's failure to operate and Maintain the Generating Facilities pursuant to PJM Requirements or Good Utility Practice, Generator shall compensate Pepco for all costs reasonably incurred by Pepco attributable to the interruption and restoration of Interconnection Service. Pepco shall use reasonable efforts consistent with PJM Requirements and Good Utility Practice to restore Interconnection Service interrupted, curtailed or reduced pursuant to this
Section 3.15 as promptly as practicable and to minimize the effect of such restoration of service on the Station.

         3.16     Unit Status Notification

                  3.16.1 Generator acknowledges that Pepco requires information regarding the status of the Station for Transmission System reliability purposes. Accordingly, by 10:00 a.m. of each day, the Generator shall provide Pepco the following information regarding the status of the Station for the following day: Station availability to provide energy and capacity, the Station's scheduled on and off times, Station synchronization, planned outages or deratings, and generation restrictions and limitations. Generator shall immediately notify Pepco of any changes to the information provided pursuant to the foregoing sentence.

                  3.16.2 In circumstances, such as forced outages, Generator shall notify Pepco of its generating unit's temporary interruption of generation as soon as practicable; and it shall provide Pepco, as soon as practicable, with a schedule of when generation will be resumed.

         3.17     Scheduled Maintenance Notification and Coordination

                  3.17.1 Local Routine Inspection and Maintenance. The Parties agree that, due to the integration of certain control and protective relaying schemes between the Station and the Interconnection Facilities, it will be necessary for them to cooperate in the inspection, maintenance and testing of these areas of integration. Each Party will provide advance notice to the other Party before undertaking any work in these areas, especially in electrical circuits involving circuit breaker trip and close contacts, current transformers or potential transformers and such work will be performed in accordance with PJM Requirements and Good Utility Practice.

                  3.17.2 Transmission System Maintenance. Pepco shall consult with Generator regarding timing of scheduled maintenance of the Interconnection Facilities or the transmission facilities of the Transmission System which Pepco or the Transmission Operator performs and which might reasonably be expected to affect the Station. Pepco shall, to the extent practicable, schedule any testing, shutdown, or withdrawal of said facilities to coincide with Generator's scheduled outages for the Station. To facilitate such consultation and to the extent the information is not available from the PJM System Operator in a timely manner, in June of each year, or on another date mutually acceptable to the Parties, Generator shall furnish Pepco with non-binding preliminary generator maintenance schedules covering the upcoming two years and any material changes thereto. In the event Pepco is unable to schedule the outage of its facilities to coincide with Generator's schedule, Pepco shall notify Generator as soon as practicable of the reasons for the facilities' outage, of the time scheduled for the outage to take place, and of its expected duration.

         3.18     Safety

                  3.18.1 General. Pepco agrees with respect to the Interconnection Facilities and the Transmission System, and Generator agrees with respect to the Station, that all work performed by either Party on such facilities which could reasonably be expected to affect the operations of the other Party shall be performed in accordance with all applicable PJM Requirements and Good Utility Practice.

                  3.18.2 Switching Tagging and Grounding . Each Party shall comply with the Switching, Tagging and Grounding Rules. Pepco will notify Generator of any changes in its Switching, Tagging and Grounding Rules. Generator shall be responsible for all switching, tagging and grounding on Generator's side of the Point of Interconnection and, except for Generator Facilities, Pepco shall be responsible for all switching, tagging and grounding on its side of the Point of Interconnection.

         3.19     Environmental Compliance and Procedures

                  3.19.1 Each Party shall be responsible for complying with all Environmental Laws applicable to it with respect to its facilities or property.

                  3.19.2 A Party shall notify the other Party first verbally and then in writing, of any Releases of a Hazardous Substance or any type of remediation activities related thereto as soon as possible but no later than twenty-four (24) hours after the occurrence if within the reasonable judgment of the Party said activities could reasonably be expected to have a material adverse effect upon the operations of the other Party and shall promptly furnish to the other Party copies of any reports filed with any governmental agencies covering such events. This Section 3.19.2 does not effect any allocation of liability with respect to the Station pursuant to the Asset Sale Agreement.

                  3.19.3 Neither Party shall knowingly take any actions which might reasonably be expected to have a material adverse environmental impact upon the operations of the other Party without prior written notification and agreement between then Parties.

         3.20 Operating Committee. The Parties shall establish an operating committee consisting of one representative for each Party ("Operating Committee"). The Operating Committee shall act only by unanimous agreement or consent. The Parties shall designate their respective representatives to the Operating Committee, plus an alternate by written notice. Each Party's representative on the Operating Committee is authorized to act on behalf of such Party with respect to any matter arising under this Agreement which is to be decided by the Operating Committee, however, the Operating Committee shall not have any authority to modify or otherwise alter the rights and obligations of the Parties hereunder. The Operating Committee shall develop and implement suitable policies and procedures with which to coordinate the interaction of the Parties with respect to the performance of their duties and obligations under this Agreement.

                                   ARTICLE 4
                                   OPERATIONS

         4.1      General

                  4.1.1 The Parties agree to operate their respective equipment that could reasonably be expected to have a material effect on the operations of the other Party in a safe and efficient manner and in accordance with PJM Requirements and Good Utility Practice, and otherwise in accordance with the terms of this Agreement.

                  4.1.2 Generator shall comply with the requests, orders, and directives of Pepco with respect to Interconnection Service to the extent such requests, orders or directives are (a) issued pursuant to PJM Requirements or Good Utility Practice, (b) not discriminatory; and (c) otherwise in accordance with this Agreement or applicable tariffs.

                  4.1.3 In the event Generator believes that a request, order, or directive of Pepco exceeds the limitations in this Section 4.1.2, it shall nevertheless comply with the request, order, or directive pending resolution of the dispute under Article 12. The Parties agree to cooperate in good faith to expedite the resolution of any disputes arising under this
Section 4.1.

         4.2      Generator's Operating Obligations

                  4.2.1 General. Generator shall request permission from the Transmission Operator, the PJM System Operator or the PJM Interconnection LLC, as applicable, prior to opening and/or closing circuit breakers in accordance with applicable switching and operations procedures and Good Utility Practice.

                           (a)      Generator shall carry out all switching
orders from the Transmission Operator, the PJM System Operator, or the PJM Interconnection LLC, in a timely manner and in accordance with PJM Requirements and Good Utility Practice.

                           (b)      Generator shall (i) comply with Pepco's
system restoration plan and black start criteria applicable to the Station as configured as of the Effective Date or (ii) if the Station's configuration is modified, provide alternative service restoration and black start capability in accordance with PJM Requirements. Generator shall ensure that operating personnel at the Station are trained to implement such system restoration or black start plans. The Generator shall test the Station's black-start combustion-turbines annually to confirm that the black-start combustion-turbines will start without an external power supply. The Generator shall test the Station's steam turbine-generators and those combustion-turbine generators that would be required to be black-started in accordance with Pepco's Emergency Conditions and System Restoration Manual, as revised from time to time, and plant restoration procedures, at least once every three years. Testing shall confirm the ability of a generating unit or Station to go from a shut down condition to an operating condition and start delivering power without assistance from the Transmission System. These testing requirements shall remain in place until PJM promulgates specific rules governing black-start testing.

                           (c)      The electricity supplied by Generator to
the Point of Interconnection shall be in the form of three-phase 60 Hertz alternating current at the nominal system voltage.

                           (d)      Generator's equipment shall conform with
Good Utility Practice for harmonic distortion and voltage fluctuation.

                  4.2.2 Voltage or Reactive Control Requirements. Unless otherwise agreed to by the Parties or authorized or directed by the PJM Interconnection LLC, Generator shall operate the Station with automatic voltage regulators in service at all times. The voltage regulators will control voltage at the Points of Interconnection consistent with the range of voltage prescribed by Pepco or the Transmission System Operator in accordance with PJM Requirements and Good Utility Practice.

                           (a)      Generator will operate the Station in
accordance with prescribed voltage schedules pursuant to Section 4.2.2 to the extent the Station is operating within its reactive generating capability and not violating any electrical constraints. Should Generator fail to comply with such voltage schedules, Pepco or the Transmission Operator, as applicable, shall provide written notice to the Generator of its intent to remedy that failure. If Generator does not promptly commence appropriate action after receiving such notice, Pepco or the Transmission Operator may then take any necessary action at Generator's expense to remedy such failure, including the installation of capacitor banks or other reactive compensation equipment necessary to ensure the proper voltage or reactive supply at the Station including, at a minimum, by installing such equipment outside any building housing the Generation Facilities. Pepco shall make, to the extent feasible, reasonable efforts to minimize the impact of such action on the operation of the Station.

                           (b)      Generator shall notify the Transmission
Operator if (a) any or all generating units at the Station reaches a VAR limit,
(b) there is any deviation from the voltage schedules prescribed pursuant to
Section 4.2.2 which is outside the limits permitted by PJM Requirements or Good Utility Practice, or (c) any automatic voltage regulator is removed from or restored to service.

                           (c)      The Transmission Operator may from time to
time, pursuant to PJM Requirements or Good Utility Practice, request or direct Generator to adjust generator controls that impact the Transmission System, such as excitation, droop, and automatic generation control settings and Generator shall comply with such request or directions.

                           (d)      Generator acknowledges that the
Transmission Operator may have the right, to the extent authorized or directed by the PJM Interconnection LLC, to require reduced or increased generation of the Station in accordance with PJM Requirements, or in accordance with applicable rules of the Transmission Operator.

         4.3 Auditing of Accounts and Records. The Parties shall have the right, during normal business hours, to audit each other's accounts and records pertaining to transactions under this Agreement, upon twenty (20) days prior written notice, at the offices where such accounts and records are maintained, provided, however, that the audit shall be limited to those portions of the accounts and records that are related to services provided to the other Party under this Agreement. Any such audit of a Party's accounts and records will be at the expense of the auditing Party, shall not be made more frequently than once in any twelve (12) month period, and no such audit may be made with respect to accounts and records relating to periods more than twenty-four (24) months prior to the date of the audit notice. The Party being audited will be entitled to review the audit report and any supporting materials. The Party conducting the audit shall maintain the confidentiality of all information obtained during the audit in compliance with Article 6 of this Agreement. To the extent that audited information includes confidential information, the auditing Party shall designate an independent auditor at its expense to perform such audit.

                                   ARTICLE 5
                  COST RESPONSIBILITIES AND BILLING PROCEDURES

         5.1 Cost Responsibilities for Interconnection Service. Except as otherwise expressly stated herein, Generator shall not be responsible for any costs arising from Pepco's provision of Interconnection Service or local services to Generator, except for those costs specified in Sections 3.2.1, 3.2.2, 3.4.1, and 3.15 or arising from the liability or indemnification provisions of this Agreement.

         5.2 Cost Responsibilities for Local Services. Except as otherwise expressly provided herein or agreed to by the Parties, each Party shall be responsible for the costs for local services provided to the other Party in Sections 3.10 and 3.11 as set forth in said sections.

         5.3      Billing Procedures

                  (a) Within ten (10) days after the first day of each calendar month, each Party shall provide the other Party with a written invoice for any payments due from the other Party for services provided in the previous month.

                  (b) Each invoice shall (i) delineate the month in which the services were provided, (ii) fully describe the services rendered, (iii) be itemized to reflect the services performed or provided, and (iv) provide reasonable detail as to the calculation of the amount involved.

                  (c) All invoices shall be paid within fifteen (15) days after receipt, but not earlier than the 25th day of the month in which the invoice is rendered. All payments shall be made in immediately available funds payable to the other Party, or by wire transfer to a bank designated in writing by such Party. Payment of invoices shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement, nor shall such payment constitute a waiver of any claims arising hereunder.

                  5.3.2 To the extent that, for any billing period, Generator is obligated to pay to Pepco amounts due and calculated pursuant to
Section 5.3, Pepco may use such amounts as a set-off against any amounts owed by Pepco to Generator under this Section 5.3.

                  5.3.3 Interest on any unpaid amounts shall be calculated in accordance with the methodology specified for interest on refunds in FERC regulations at 18 C.F.R. Section 35.19a(a)(2)(iii). Interest on delinquent amounts shall be calculated from the due date of the bill to the date of payment. When payments are made by mail, bills shall be considered as having been paid on the date of receipt by the other Party.

         5.4 Billing Disputes. In the event of a billing dispute between the Parties, each Party shall continue to provide services as long as the other Party continues to make all payments not in dispute. Payment of invoices by either Party shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement; nor shall it constitute a waiver of any claims arising hereunder.

                                   ARTICLE 6
                                CONFIDENTIALITY

         6.1 Confidentiality Obligations of Pepco. Pepco shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by Generator in connection with this Agreement marked "Confidential" or "Proprietary." Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by Pepco in breach of this Agreement, (ii) available to Pepco on a non-confidential basis prior to disclosure to Pepco by Generator, or (iii) available to Pepco on a non-confidential basis from a source other than Generator, provided that such source is not known, and by reasonable effort could not be known, by Pepco to be bound by a confidentiality agreement with Generator or otherwise prohibited from transmitting the information to Pepco by a contractual, legal or fiduciary obligation, Pepco shall not release or disclose such information to any other person, except to its employees, representatives or agents on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 6.1 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. Pepco shall promptly notify Generator if it receives notice or otherwise concludes that the production of any information subject to this
Section 6.1 is being sought under any provision of law and Pepco shall use reasonable efforts in cooperation with Generator to seek confidential treatment for such confidential information provided thereto.

         6.2 Confidentiality Obligations of Generator. Generator shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by Pepco in connection with this Agreement marked "Confidential" or "Proprietary." Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by Generator in breach of this Agreement, (ii) available to Generator on a non-confidential basis prior to disclosure to Generator by Pepco, or (iii) available to Generator on a non-confidential basis from a source other than Pepco, provided that such source is not known, and by reasonable effort could not be known, by Generator to be bound by a confidentiality agreement with Pepco or otherwise prohibited from transmitting the information to Generator by a contractual, legal or fiduciary obligation, Generator shall not release or disclose such information to any other person, except to its employees, representatives or agents on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 6.2 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. Generator shall promptly notify Pepco if it receives notice or otherwise concludes that the production of any information subject to this Section 6.2 is being sought under any provision of law and Generator shall use reasonable efforts in cooperation with Pepco to seek confidential treatment for such confidential information provided thereto.

         6.3 Confidentiality of Audits. The independent auditor performing any audit, as referred to in Section 4.3, shall be subject to a confidentiality agreement between the auditor and the Party being audited. Such audit information shall be treated as confidential except to the extent that its disclosure is required by regulatory or judicial order, for reliability purposes pursuant to PJM Requirements or Good Utility Practice, and pursuant to the FERC's rules and regulations. Except as provided herein, neither Party will disclose the audit information to any third party, without the other Party's prior written consent. Audit information in the hands of the Party not being audited shall be subject to all provisions of Section 6.1 or 6.2, above, as applicable.

         6.4 Remedies. The Parties agree that monetary damages would be inadequate to compensate a Party for the other Party's breach of its obligations under Section 6.1 or 6.2, above, as applicable. Each Party accordingly agrees, subject to Article 8, that the other Party shall be entitled to equitable relief, by way of injunction or otherwise, if the first Party breaches or threatens to breach its obligations under Section 6.1 or 6.2 of this Agreement, as applicable, which equitable relief shall be granted without bond or proof of damages, and the receiving Party shall not plead in defense that there would be an adequate remedy at law.

                                   ARTICLE 7
                               EVENTS OF DEFAULT

         7.1 Events of Default. Each of the following shall constitute an Event of Default by the a defaulting Party under this Agreement:

                  (a) The failure by a Party to pay any amount due within twenty (20) calendar days after receipt of written notice of nonpayment by the other Party, unless the payment of such amount is disputed in good faith, in which event Section 5.5 shall apply;

                  (b) A Party's breach of any material term or condition of this Agreement, including but not limited to any material breach of a representation, warranty or covenant made in this Agreement which, after receiving written notice of the breach from the non-breaching Party (such notice to set forth in reasonable detail the nature of the default and, where known and if applicable, the steps necessary to cure such default), (i) the breaching Party fails to cure, if curable, within thirty (30) days following receipt of the notice or (ii) if such default is of such a nature that it cannot be cured within thirty (30) days following receipt of such notice, the breaching Party fails within such thirty (30) days to commence the necessary cure and fails at any time thereafter diligently and continuously to prosecute such cure to completion provided that the cure is completed no later than 180 days after the receipt of the default notice;

                  (c) The appointment of a receiver, liquidator or trustee for either Party, and such receiver, liquidator or trustee is not discharged within sixty (60) days;

                  (d) The entry of a decree or decrees adjudicating a Party as bankrupt or insolvent, and such decree or decrees are not stayed or discharged within sixty (60) days; or

                  (e) The filing of voluntary petitions for bankruptcy under any federal or state bankruptcy law by a Party.

            7.2   Remedies

                  7.2.1 If the breaching Party disputes that an Event of Default under Section 7.1.(b) has occurred, the breaching Party shall nonetheless comply with this Section 7.2 pending the resolution of the dispute. If it is determined that no breach or Event of Default under Section 7.1(b) existed, the Party alleging the default shall pay and reimburse the other Party for all reasonable costs and expenses incurred by it to cure the alleged default.

                  7.2.2 Upon the occurrence of an Event of Default, the non-defaulting Party may (i) exercise all such rights and remedies as may be available to it at law or equity including seeking to recover damages caused by such Event of Default, subject to Article 8 of this Agreement; and/or (ii) terminate this Agreement. The Parties shall not discontinue the performance of any one or more of their obligations hereunder due to the occurrence of an Event of Default during the pendency of any dispute regarding such Event of Default and until such dispute is finally resolved except that Pepco may suspend or interrupt service if necessary for the safe and reliable operation of the Interconnection Facilities or the Transmission System.

                  7.2.3 Notwithstanding the foregoing, upon the occurrence of any Event of Default, the non-defaulting Party shall be entitled to commence an action to require the defaulting Party to remedy such default by specifically performance of its duties and obligations hereunder in accordance with the terms and conditions hereof.

                  7.2.4 Notwithstanding anything in this Agreement to the contrary, in the event the Generator's failure to comply with the provisions of Sections 4.1 and 4.2 of this Agreement is reasonably likely to have an immediate and material adverse impact on Pepco or the Transmission System, Pepco shall have the right to take immediately reasonable steps and/or to exercise immediately all remedies available under this Agreement, or at law or equity, including the right, after providing as much notice as is practicable under the circumstances and complying with the applicable FERC notice requirements regarding termination of service, to disconnect the Station from the Transmission System.

                                   ARTICLE 8
                            LIMITATION OF LIABILITY

         8.1 Limitation of Pepco's Liability. Pepco does not guarantee the non-occurrence of, or warrant against, and will have no liability hereunder for, and the Generator will release Pepco from all claims or damages associated with, any interruption in the availability of the Interconnection Facilities, Interconnection Service or local services pursuant to Section 3.10 or damages to the Generator's facilities, except to the extent such interruption or damage is caused by Pepco's gross negligence or willful misconduct in the performance of its obligations under this Agreement.

         8.2 Limitation on Generator's Liability. Generator does not guarantee the non-occurrence of, or warrant against, and will have no liability under this Agreement for, and Pepco will release Generator from all claims or damages arising under this Agreement which are associated with any interruption in the availability of the Station or local services pursuant to Section 3.11, any reduction, curtailment, interruption or reduction of energy from the Station, or damage to Pepco's facilities, except to the extent such interruption or damage is caused by Generator's gross negligence or willful misconduct in the performance of its obligations under the Agreement.

         8.3 Consequential Damages. Except for indemnity obligations set forth in Article 9, neither Party, nor their respective officers, directors, agents, employees, Affiliates, or successors or assigns of any of them, shall be liable to the other Party or its Affiliates, officers, directors, agents, employees, successors or assigns for claims, suits, actions or causes of action for incidental, punitive, special, indirect, multiple or consequential damages (including, without limitation, replacement power costs, lost revenues, claims of customers, attorneys' fees and litigation costs) connected with, or resulting from, performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including, without limitation, any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability. The provisions of this Section 8.3 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion, or expiration of this Agreement.

                                   ARTICLE 9
                     INDEMNIFICATION FOR THIRD PARTY CLAIMS

         9.1 Generator's Indemnification. Generator shall indemnify, hold harmless, and defend Pepco and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between Pepco and a third party or Generator) for damage to property of unaffiliated third parties, injury to or death of any person, including Pepco's employees or any third parties, to the extent caused, by the negligence or willful misconduct of Generator's and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Generator's performance or breach of this Agreement, or the exercise by Generator of its rights hereunder. In furtherance of the foregoing indemnification and not by way of limitation thereof, Generator hereby waives any defense it might otherwise have under applicable workers' compensation laws.

         9.2 Pepco's Indemnification. Pepco shall indemnify, hold harmless, and defend Generator and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between the Generator and a third party or Pepco) for damage to property of unaffiliated third parties, injury to or death of any person, including Generator's employees or any third parties, to the extent caused by the negligence or willful misconduct of Pepco and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Pepco's performance or breach of this Agreement, or the exercise by Pepco of its rights hereunder. In furtherance of the foregoing indemnification and not by way of limitation thereof, Pepco hereby waives any defense it might otherwise have under applicable workers' compensation laws.

         9.3 Indemnification Procedures. If either Party intends to seek indemnification under this Article 9 from the other Party, the Party seeking indemnification shall give the other Party notice of such claim within ninety
(90)
days of the later of the commencement of, or the Party's actual knowledge of, such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed.

         9.4 Survival. The indemnification obligations of each Party under this Article 9 shall continue in full force and effect regardless of whether this Agreement has either expired or been terminated or canceled.

                                   ARTICLE 10
                                   INSURANCE

         10.1 Insurance Coverage. The Parties shall maintain at their own cost and expense, fire, liability, worker's compensation, and other forms of insurance relating to their respective property and facilities subject to this Agreement in the manner, and amounts, and for the durations as is customary in the electric utility industry.

         10.2 Certificates of Insurance. The Parties agree to furnish each other with certificates of insurance evidencing the insurance coverage obtained in accordance with this Article 10, and the Parties agree to notify and send copies to the other of any policies maintained hereunder upon written request by a Party. Each Party must notify the other Party within ten (10) business days of receiving notice of cancellation, change, amendment or renewal of any insurance policy required pursuant to Section 10.1 above.

         10.3 Additional Insureds and Waiver. Each Party and its affiliates shall be named as additional insureds on the general liability insurance policies obtained in accordance with Section 10.1, above, as regards liability under this Agreement; and each Party shall waive its rights of recovery against the other for any loss or damage covered by such policy.

                                   ARTICLE 11
                                 FORCE MAJEURE

         11.1 Effect of Force Majeure. Notwithstanding anything in this Agreement to the contrary, Generator and Pepco shall not be liable in damages or otherwise or responsible to the other for its failure to carry out any of its obligations under this Agreement (except for the obligation to pay sums of money due and owing hereunder) to the extent that they are unable to so perform or are prevented from performing by an event of Force Majeure and has complied with Section 11.3.

         11.2 Force Majeure Defined. Force Majeure means those causes beyond the reasonable control of the Party affected, which by the exercise of reasonable diligence, including Good Utility Practice, that Party is unable to prevent, avoid, mitigate, or overcome, including the following: any act of God, labor disturbance (including a strike), act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or equipment, electric system disturbance), order, regulation or restriction imposed by governmental, military or lawfully established civilian authorities, or any other cause of a similar nature beyond a Party's reasonable control.

         11.3 Notification. A Party shall not be entitled to rely on the occurrence of an event of Force Majeure as a basis for being excused from performance of its obligations under this Agreement, unless the Party relying on the event or condition shall: (a) provide prompt written notice of such Force Majeure event to the other Party, including an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts in accordance with Good Utility Practice to continue to perform its obligations under this Agreement; (c) expeditiously take action to correct or cure the event or condition excusing performance; (d) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (e) provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance. Subject to this Section 11.3, any obligation under this Agreement shall be suspended only to the extent caused by such Force Majeure and only during the continuance of any inability of performance caused by such Force Majeure but for no longer period.

                                   ARTICLE 12
                                    DISPUTES

         12.1     Disputes

                  12.1.1 A Party with a claim or dispute under this Agreement shall submit to the Operating Committee a notification of such claim or dispute within sixty (60) days after the circumstances that gave rise to the claim or the question or issue in dispute. The notification shall be in writing and shall include a concise statement of the claim or the issue or question in dispute, a statement of the relevant facts and documentation to support the claim. In the event the Operating Committee is unable, in good faith, to resolve their disagreement in a manner satisfactory to both Parties within thirty (30) days after receipt by the Operating Committee of a notification specifying the claim, issue or question in dispute, the Parties shall refer the dispute to their respective senior management. If, after using their good faith best efforts to resolve the dispute, senior management cannot resolve the dispute within thirty (30) days, the Parties shall utilize the arbitration procedures set forth below in Section 12.2 to resolve a dispute, provided that nothing herein or therein shall prohibit either Party from at any time requesting from a court of competent jurisdiction a temporary restraining order, preliminary injunction, or other similar form of equitable relief to enforce performance of the provisions of this Agreement.

         12.2     Arbitration.

                  (a) Unless the Parties other wise mutually agree in writing to another form of dispute resolution such as dispute resolution under the PJM Agreement or the MAAC agreement, any arbitration initiated under this Agreement shall be conducted before a single neutral arbitrator appointed by the Parties within thirty (30) days of receipt by respondent of the demand for arbitration. If the Parties are unable to agree on an arbitrator, such arbitration shall be appointed by the American Arbitration Association. Unless the Parties agree otherwise, the arbitrator shall be an attorney or retired judge with at least fifteen (15) years of experience, and shall not have any current or past substantial business or financial relationships with any Party to the arbitration. If possible, the arbitrator shall have experience in the electric utility industry. Unless otherwise agreed, the arbitration shall be conducted in accordance with the American Arbitration Association's Commercial Arbitration Rules, then in effect. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act of the United States, 9 U.S.C. Section 1 et seq. The location of any arbitration hereunder shall be in the District of Columbia.

                  (b) The arbitration shall, if possible, be concluded not later than six (6) months after the date that it is initiated. The arbitrator shall be authorized only to interpret and apply the provisions of this Agreement or any related agreements entered into under this Agreement and shall have no power to modify or change any of the above in any manner. The arbitrator shall have no authority to award punitive or multiple damages or any damages inconsistent with this Agreement. The arbitrator shall, within thirty (30) days of the conclusion of the hearing, unless such time is extended by agreement of the Parties, notify the Parties in writing of his or her decision, stating his or her reasons for such decision and separately listing his or her findings of fact and conclusions of law. The decision of the arbitrator rendered in such a proceeding shall be final and binding on the Parties. Judgment on the award may be entered upon it in any court having jurisdiction.

         12.3 FERC Dispute Resolution. Nothing in this Agreement shall preclude, or be construed to preclude, any Party from filing a petition or complaint with FERC with respect to any arbitrable claim over which FERC has jurisdiction. In such case, the other Party may request FERC to reject or to waive jurisdiction. If FERC rejects or waives jurisdiction with respect to all or a portion of the claim, the portion of the claim not so accepted by FERC shall be resolved through arbitration, as provided in this Agreement. To the extent that FERC asserts or accepts jurisdiction over the claim, the decision, finding of fact or order of FERC shall be final and binding, subject to judicial review under the Federal Power Act, and any arbitration proceedings that may have commenced with respect to the claim prior to the assertion or acceptance of jurisdiction by FERC shall be terminated.

                                   ARTICLE 13
                                REPRESENTATIONS

         13.1 Representations of Pepco. Pepco hereby represents and warrants to Generator as follows:

                  (a) Incorporation. Pepco is a corporation duly organized, validly existing and in good standing under the laws of the District of Columbia and the Commonwealth of Virginia, and has all requisite corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

                  (b) Authority. Pepco has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Pepco of this Agreement and the consummation by Pepco of the transactions contemplated hereunder have been duly and validly authorized by the Board of Directors of Pepco or by a committee thereof to whom such authority has been delegated and no other corporate proceedings on the part of Pepco are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pepco and, assuming that this Agreement constitutes a valid and binding agreement of Generator, constitutes a valid and binding agreement of Pepco, enforceable by Pepco in accordance with its terms.

                  (c)      Consents and Approvals; No Violation.

                           (i)      Neither the execution and delivery of this
Agreement by Pepco nor performance by Pepco of its obligations hereunder will
(A) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Pepco, (B) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Pepco or any of its subsidiaries is a party or by which any of their respective assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Pepco, or any of its assets, except in the case of clauses (B) and (C) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Pepco to discharge its obligations under this Agreement (a "Pepco Material Adverse Effect").

                           (ii)     No declaration, filing or registration
with, or notice to, or authorization, consent or approval of any governmental authority is necessary for performance by Pepco of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Pepco Material Adverse Effect.

         13.2 Representations of Generator. Generator hereby represents and warrants to Pepco as follows:

                  (a) Incorporation. Generator is a [corporation] duly [incorporated], validly existing and in good standing under the laws of the State of __________, and has all requisite [corporate] power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

                  (b) Authority. Generator has all necessary [corporate] power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Generator of this Agreement and the consummation by Generator of the transactions contemplated hereby have been duly and validly authorized the [Board of Directors] of Generator or by a committee thereof to whom such authority has been delegated and no other [corporate] proceedings on the part of Generator are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Generator and, assuming that this Agreement constitutes a valid and binding agreement of Pepco, constitutes a valid and binding agreement of Generator, enforceable against Generator in accordance with its terms.

                  (c)      Consents and Approvals.

                           (i)      Neither the execution and delivery of this
Agreement by Generator nor performance by Generator of its obligations hereunder will (A) conflict with or result in any breach of any provision of the [Certificate of Incorporation or By-laws] of Generator, (B) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Generator or any of its subsidiaries is a party or by which any of their respective assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Generator, or any of its assets, except in the case of clauses (B) and (C) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Generator to discharge its obligations under this Agreement (a "Generator Material Adverse Effect").

                           (ii)     No declaration, filing or registration
with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for performance by Generator of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Generator Material Adverse Effect.

                                   ARTICLE 14
                    ASSIGNMENT/CHANGE IN CORPORATE IDENTITY

         14.1     Assignment.

                  (a) Except as set forth in this Article 14, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either Party hereto, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

                  (b) Subject to Section 14.2, upon ten (10) days prior written notice to Generator, Pepco may assign this Agreement, and Pepco's rights, interests and obligations hereunder, to (i) an Affiliate of Pepco that owns all or part of Pepco's Transmission System or (ii) an independent system operator or independent transmission company whose control over all or part of Pepco's Transmission System has been approved by the FERC.

                  (c) Subject to Section 14.2, Generator may (a) assign any of its rights and obligations hereunder to an Affiliate to the extent necessary for the Generator to qualify as an exempt wholesale generator under
Section 32 of the Public Utility Holding Company Act of 1935, as amended, and
(b) assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee, lending institution, or other Person for the purposes of financing or refinancing the Station, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances of dispositions in lieu thereof; provided, however, that no such assignment shall relieve or in any way discharge Generator from the performance of its duties and obligations under this Agreement. Pepco agrees to execute and deliver, at Generator's expense, such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder for purposes of the financing or refinancing of the Facility, so long as Pepco's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

                  (d) Subject to Section 14.2, either Party may assign this Agreement to a successor to all or substantially all of the assets of such Party by way of merger, consolidation, sale or otherwise, provided such successor assumes in writing and becomes liable for all of such Party's duties and obligations hereunder.

         14.2 Release of Rights and Obligations. No assignment, transfer, conveyance, pledge or disposition of rights, interests, duties or obligations under this Agreement by a Party shall relieve that Party from liability and financial responsibility for the performance thereof after any such transfer, assignment, conveyance, pledge or disposition unless and until (i) the transferee or assignee shall agree in writing to assume the obligations and duties of that Party under this Agreement and to impose such obligations on subsequent permitted transferees and assignees and (ii) the non-assigning Party has consented in writing to such assumption and to a release of the assigning Party from such liability, such consent not to be unreasonably withheld or delayed.

         14.3 Change in Corporate Identity. If Generator terminates its existence as a [corporate] entity by merger, acquisition, sale, consolidation or otherwise, or if all or substantially all of Generator's assets are transferred to another person or business entity without complying with this Article 14, Pepco shall have the right, enforceable in a court of competent jurisdiction, to enjoin Generator's successor from using the Station in any manner that does not comply with the requirements of this Agreement or that impedes Pepco's ability to carry on its ongoing business operations.

         14.4 Successors and Assigns. This Agreement and all of the provisions hereof are binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

                                   ARTICLE 15
                                 SUBCONTRACTORS

         Nothing in this Agreement shall prevent the Parties from utilizing the services of subcontractors as they deem appropriate, provided, however, the Parties agree that, where applicable, all said subcontractors shall comply with the terms and conditions of this Agreement. The creation of any subcontract relationship shall not relieve the hiring Party of any of its obligations under this Agreement. Each Party shall be fully responsible to the other Party for the acts and/or omission of any subcontractor it hires as if no subcontract had been made. Any obligation imposed by this Agreement upon the Parties, where applicable, shall be equally binding upon and shall be construed as having application to any subcontractor. The Parties shall each be liable for, indemnify, and hold harmless the other Party, their Affiliates and their officers, directors, employees, agents, servants, and assigns from and against any and all claims, demands, or actions, from the other Party's subcontractors; and shall pay all costs, expenses and legal fees associated therewith and all judgments, decrees and awards rendered therein. No subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement.

                                   ARTICLE 16
                                    NOTICES

         16.1 Emergency Notices. At or prior to the Effective Date, each Party shall indicate to the other Party, by notice, the appropriate person during each eight-hour work shift to contact in the event of an emergency, a scheduled or forced interruption or reduction in services. The notice last received by a Party shall be effective until modified in writing by the other Party.

         16.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

            if to Pepco, to:

                  Potomac Electric Power Company
                  1900 Pennsylvania Avenue, N.W.
                  Washington, D.C.  20068
                  Telecopier:  (202) ________________
                  Attention: ________________________

            if to Generator, to:

                  c/o Southern Energy, Inc.
                  900 Ashwood Parkway
                  Suite 500
                  Atlanta, Georgia 30338-4780
                  Telecopier: (770) 821-6575
                  Attention:

                                   ARTICLE 17
                                   AMENDMENTS

         17.1 Amendments. Except as set forth in Sections 2.2 and 17.2 of this Agreement, this Agreement may be amended, modified, or supplemented only by written agreement of both Pepco and Generator.

         17.2     FERC Proceedings

                  (a) Pepco may unilaterally make application to FERC under Section 205 of the Federal Power Act and pursuant to the FERC's rules and regulations promulgated thereunder for, or exercise any rights it may have under Section 206 of the Federal Power Act and the regulations thereunder with respect to, a change in any rates, terms and conditions, charges, classification of service, rule or regulation for any services Pepco provides under this Agreement over which FERC has jurisdiction.

                  (b) Generator may exercise its rights under Section 205 or 206 of the Federal Power Act and pursuant to FERC's rules and regulations promulgated thereunder with respect to any rate, term, condition, charge, classification of service, rule or regulation for any services provided under this Agreement over which FERC has jurisdiction.

                                   ARTICLE 18
                            MISCELLANEOUS PROVISIONS

         18.1 Waiver. Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         18.2 Labor Relations. The Parties agree to immediately notify the other Party, verbally and then in writing, of any labor dispute or anticipated labor dispute which may reasonably be expected to affect the operations of the other Party.

         18.3 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person. No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

         18.4     Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

         18.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         18.6 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or exhibit, such reference shall be to an Article or Section of, or Schedule or exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this

Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise expressly stated otherwise herein, the word "day" shall mean any calendar day including weekends and holidays. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

         18.7 Jurisdiction and Enforcement. Each of the Parties irrevocably submits to the exclusive jurisdiction of the federal and state courts of the State of Maryland for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the federal courts of the State of Maryland or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the State of Maryland. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in Section 16.2 (or such other address specified by such Party from time to time pursuant to
Section 16.2) shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the federal and state courts of the State of Maryland and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         18.8 Entire Agreement. This Agreement, Asset Sale Agreement, the Confidentiality Agreement and the Ancillary Agreements including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement, the Asset Sale Agreement and the Ancillary Agreements supersede all prior agreements and understandings between the Parties with respect to the transactions contemplated by this Agreement other than the Confidentiality Agreement.

         18.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         18.10 Independent Contractor Status. Nothing in this Agreement shall be construed as creating any relationship between Pepco and Generator other than that of independent contractors.

         18.11 Conflicts. Except with respect to the amendments, indemnification, liability, default and remedies provisions contained herein or as otherwise expressly provided herein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Asset Sale Agreement, the terms of the Asset Sale Agreement shall prevail.

         IN WITNESS WHEREOF, Pepco and Generator have caused this
Interconnection Agreement (Dickerson) to be signed by their respective duly authorized officers as of the date first above written.



                           POTOMAC ELECTRIC POWER COMPANY



                           By:
                              -------------------------------------------------
                              Name:
                              Title:



                           [GENERATOR]



                           By:
                              -------------------------------------------------
                              Name:
                              Title:

                                   SCHEDULE A
                                  DEFINITIONS


Part A. Capitalized terms not defined in the body of the Agreement shall have the meaning set forth in Part A of this Schedule A. (Part B of this Schedule A sets forth capitalized terms defined within the Agreement.)

         (1) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

         (2) "Ancillary Agreements" has the meaning set forth in the Asset Sale Agreement.

         (3)      "Closing" has the meaning set forth in the Asset Sale
Agreement.

         (4) "Confidentiality Agreement" has the meaning set forth in the Asset Sale Agreement.

         (5) "Costs" means all costs, including without limitation, any Taxes, costs of acquiring real property, costs and fees for permits, franchises, licenses and regulatory approvals except to the extent that such costs are allocated to a party or parties other than the Generator by the PJM Interconnection LLC or otherwise under the PJM Tariff or PJM Agreement.

         (6) "Easement" means the Easement Agreement dated __________, 2000, between the Parties with respect to the Station.

         (7) "Environmental Laws" means all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives or orders (including consent orders) and environmental permits, in each case, relating to pollution or protection of the environment or natural resources, including laws relating to Releases or threatened Releases, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, arrangement for disposal, transport, recycling or handling, of Hazardous Substances.

         (8) "Emergency" means (a) with respect to Pepco, a condition or situation which Pepco, the PJM Interconnection LLC, the PJM System Operator or the Transmission Operator deem imminently likely to (i) endanger life or property, or (ii) adversely affect or impair the Transmission System, Pepco's electrical system or the electrical or transmission systems of others to which the Transmission System or Pepco's electrical system are directly or indirectly connected and (b) with respect to the Generator, a condition or situation which the Generator deems imminently likely to (i) endanger life or property, or (ii) adversely affect or impair the Station.

         (9) "FERC" means the Federal Energy Regulatory Commission or its successors.

         (10) "Generating Facilities" means the Station and any additional generating plants, turbines or other generating facilities constructed by Generator after the Effective Date at the site of the Station.

         (11) "Generator" has the meaning set forth in the introductory paragraph of this Agreement and shall include its permitted successors and assigns.

         (12) "Generator Facilities" mean the equipment and facilities owned by the Generator but located on Pepco's property which are identified in Schedule B of this Agreement.

         (13) "Good Utility Practice" means any of the applicable practices, methods and acts

                  (a)      required by FERC, NERC, MAAC, the PJM
Interconnection LLC, the PJM System Operator, or the successor of any of them, whether or not the Party whose conduct is at issue is a member thereof,

                  (b)      required by applicable law or regulations,

                  (c) required by the Pepco Interconnection Standards or the policies and standards of Pepco relating to emergency operations;

                  (d) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period; which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with law, regulation, good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

         (14) "Hazardous Substances" means (i) any petrochemical or petroleum products, crude oil or any fraction thereof, ash, radioactive materials, radon gas, asbestos in any form, urea formaldehyde foam insulation or polychlorinated biphenyls, (ii) any chemicals, materials, substances or wastes defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect contained in any Environmental Law or (iii) any other chemical, material, substance or waste which is prohibited, limited or regulated by any Environmental Law.

         (15) "Interconnection Facilities" means those facilities or portions of facilities owned or operated by Pepco to provide Interconnection Service which shall include, but not be limited to (1) facilities the cost of which is reasonably allocated to the Interconnection Service provided to the Station, or (2) Attachment Facilities or Local Upgrade Facilities, as defined in the PJM Tariff, which are associated with the Interconnection Service and operated and maintained by Pepco.

         (16) "Interconnection Service" means the services provided by Pepco which are necessary to connect the Station to the Transmission System for parallel operation of the Station and to enable Generator to transmit the energy and ancillary services produced by the Station to the Transmission System and receive Station energy service and ancillary services, including blackstart power, from the Generator's supplier.

         (17) "MAAC" means the Mid-Atlantic Area Council, a reliability council under Section 202 of the Federal Power Act established pursuant to the MAAC Agreement dated August 1, 1994, or any successor thereto.

         (18) "Maintain" means construct, reconstruct, install, inspect, repair, replace, operate, patrol, maintain, use, modernize, expand, upgrade, or other similar activities.

         (19) "MDPSC" means the Maryland Public Service Commission or any successor agency thereto.

         (20) "NERC" means North American Electric Reliability Council or any successor thereto.

         (21) "Pepco" has the meaning set forth in the introductory paragraph of this Agreement and shall include its permitted successors or assigns.

         (22) "Pepco Facilities" means the equipment and facilities owned by Pepco but located on Generator's property which are identified in Schedule B of this Agreement.

         (23)     "Pepco Interconnection Standards" means Pepco's
Interconnection and Parallel Operating Guidelines as amended, modified or replaced from time to time. A copy of the existing Pepco Interconnection Standards is attached hereto as Schedule E.

         (24) "Point of Interconnection" means each ownership point of demarcation set forth in Schedule C where capacity, energy and ancillary services are transferred between the Station and the Transmission System.

         (25) "Pepco Transmission Facilities" means those transmission, substation, and communication facilities and related equipment, including the Interconnection Facilities, and any additions, modifications or replacements thereto, that are utilized to provide Interconnection Service to the Station.

         (26) "PJM" means the Pennsylvania New Jersey-Maryland interconnected power pool operated under the PJM Agreement and any successor thereto including any regional transmission operator, independent system operator, transco, or any other independent system administrator that possesses operational or planning control over the Transmission System.

         (27) "PJM Agreement" means the Amended and Restated Operating Agreement of the PJM Interconnection LLC dated as of June 2, 1997.

         (28) "PJM Control Area" shall mean the control area recognized by NERC as the PJM Control Area.

         (29) "PJM Interconnection LLC" means the independent system operator of the PJM Control Area pursuant to the PJM Operating Agreement and the PJM Tariff.

         (30) "PJM Generator Connection Agreement" means the interconnection agreement entered into between the Generator and the PJM Interconnection LLC pursuant to the PJM Tariff with respect to the interconnection of the Station and the Transmission System.

         (31) "PJM Reliability Agreement" means the Reliability Assurance Agreement dated June 2, 1997 among the load serving entities of PJM.

         (32) "PJM Requirements" means the rules, regulations or other requirements of PJM or MAAC contained in or adopted pursuant to the PJM Agreement, the PJM Tariff or the PJM Reliability Agreement which are applicable to Pepco, with respect to the Transmission System or the Interconnection Service, and the Generator with respect to the Generating Facilities.

         (33) "PJM System Operator" shall mean the PJM Interconnection LLC, energy control center staff responsible for central dispatch as provided in the PJM Agreement.

         (34) "PJM Tariff" means the PJM Open Access Transmission Tariff providing transmission service within the PJM Control Area.

         (35) "Qualified Personnel" means individuals who possess any required licenses and are trained for their positions and duties by Generator and/or Pepco pursuant to Good Utility Practice.

         (36) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

         (37) "Revenue Meters" means all MWh and MVArh meters, pulse isolation relays, pulse conversion relays, transducers required by Pepco or the PJM Interconnection or PJM System Operator for billing or other purposes, and associated totalizing equipment and appurtenances and compensation required to measure the transfer of energy across the Point of Interconnection.

         (38) "Station" means the Dickerson Station as defined in the Asset Sale Agreement.

         (39) "Switching, Tagging, and Grounding Rules" means Pepco's switching, tagging and grounding rules as amended, modified or replaced from time to time. A copy of the existing Switching, Tagging and Grounding Rules is attached hereto as Schedule D.

         (40) "Taxes" means all taxes, surtaxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income taxes, excise, property, sales, transfer, franchise, special franchise, payroll, recording, withholding, social security or other taxes, in each case including any interest, penalties or additions attributable thereto.

         (41) "Transmission System" means the facilities owned, controlled, or operated by Pepco, for purposes of providing transmission service, including services under the PJM Tariff, and Interconnection Service.

         (42) "Transmission Operator" means the person, or persons designated by Pepco to coordinate the day to day interconnection of the Station with the Transmission System.

Part B. The following terms have the meaning specified in the section of this Agreement set forth opposite to such term:


      Term                          Agreement Reference

Agreement                           Preamble
Asset Sale Agreement                Preamble
Effective Date                      Section 2.1
Event of Default                    Section 8.1
Force Majeure                       Section 11.1
Initial Period                      Section 3.10
Operating Committee                 Section 3.20
Party or Parties                    Preamble
Term                                Article 2

                                                                     EXHIBIT E-4


                            INTERCONNECTION AGREEMENT
                                  (Chalk Point)

                                 By and Between

                         POTOMAC ELECTRIC POWER COMPANY

                                       and

                       ___________________________________


                            Dated ____________, 2000

                            INTERCONNECTION AGREEMENT

                                TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS                                          1
ARTICLE 2   TERM AND TERMINATION                                 2
  2.1    Term                                                    2
  2.2    Change in Law                                           2
  2.3    Effect after Termination                                2
ARTICLE 3 - CONTINUING OBLIGATIONS AND RESPONSIBILITIES          2
  3.1    Interconnection Service                                 2
  3.2    New Construction or Modifications                       3
    3.2.1   Pepco Construction or Modifications                  3
    3.2.2   Generator Construction or Modifications              4
    3.2.3   Modifications Affecting the Transmission System
            or the Station                                       5
  3.3    Access, Easements, Conveyances, Licenses,
         and Restrictions                                        6
  3.4    Facility and Equipment Maintenance                      7
  3.5    Pepco Facilities and Generator Facilities               7
  3.6    Equipment Testing Obligations                           8
  3.7    Inspections                                             8
  3.8    Information Reporting Obligations                       9
  3.9    Local Services                                         10
    3.9.1   General                                             10
    3.9.2   Temporary Suspension of Local Services              11
  3.10   Pepco Provided Services                                11
  3.11   Generator Provided Services                            11
  3.12   Optional Services                                      12
  3.13   Metering and Telemetering                              12
  3.14   Emergency Procedure                                    13
  3.15   Interconnection Service Interruptions                  14
    3.21.2  SMECO CT Metering and Telemetering                  14
  3.16   Unit Status Notification                               14
  3.17   Scheduled Maintenance Notification and Coordination    15
    3.17.1  Local Routine Inspection and Maintenance            15
    3.17.2  Transmission Sytem Maintenance                      15
  3.18   Safety                                                 15
    3.18.1  General                                             15
    3.18.2  Switching Tagging and Grounding                     16
  3.19   Environmental Compliance and Procedures                16
  3.20   Operating Committee                                    16
  3.21   SMECO CT                                               17
    3.21.1  Information Reporting Obligations                   17
    3.21.2  SMECO CT Metering and Telemetering                  17
    3.21.2  SMECO CT Unit Status Notification                   18

    3.21.4  SMECO CT Operations                                 18
ARTICLE 4 - OPERATIONS                                          20
  4.1    General                                                20
  4.2    Generator's Operating Obligations                      20
    4.2.1   General                                             20
    4.2.2   Voltage or Reactive Control Requirements            21
  4.3    Auditing of Accounts and Records                       22
ARTICLE 5 - COST RESPONSIBILITIES AND BILLING PROCEDURES        23
  5.1    Cost Responsibilities for Interconnection Service      23
  5.2    Cost Responsibilities for Local Services               23
  5.3    Billing Procedures                                     23
  5.4    Billing Disputes                                       24
ARTICLE 6 - CONFIDENTIALITY                                     24
  6.1    Confidentiality Obligations of Pepco                   24
  6.2    Confidentiality Obligations of Generator               24
  6.3    Confidentiality of Audits                              25
  6.4    Remedies                                               25
ARTICLE 7 - EVENTS OF DEFAULT                                   26
  7.1    Events of Default                                      26
  7.2    Remedies                                               26
ARTICLE 8 - LIMITATION OF LIABILITY                             27
  8.1    Limitation of Pepco's Liability                        27
  8.2    Limitation on Generator's Liability                    28
  8.3    Consequential Damages                                  28
ARTICLE 9 - INDEMNIFICATION FOR THIRD PARTY CLAIMS              28
  9.1    Generator's Indemnification                            28
  9.2    Pepco's Indemnification                                29
  9.3    Indemnification Procedures                             29
  9.4    Survival                                               29
ARTICLE 10 - INSURANCE                                          30
  10.1   Insurance Coverage                                     30
  10.2   Certificates of Insurance                              30
  10.3   Additional Insureds and Waiver                         30
ARTICLE 11 - FORCE MAJEURE                                      30
  11.1   Effect of Force Majeure                                30
  11.2   Force Majeure Defined                                  30
  11.3   Notification                                           31
ARTICLE 12 - DISPUTES                                           31
  12.1   Disputes                                               31
  12.2   Arbitration                                            32
  12.3   FERC Dispute Resolution                                32
ARTICLE 13 - REPRESENTATIONS                                    33
  13.1   Representations of Pepco                               33
  13.2   Representations of Generator                           34

ARTICLE 14 - ASSIGNMENT/CHANGE IN CORPORATE IDENTITY            35
  14.1   Assignment                                             35
  14.2   Release of Rights and Obligations                      36
  14.3   Change in Corporate Identity                           36
  14.4   Successors and Assigns                                 36
ARTICLE 15 - SUBCONTRACTORS                                     36
ARTICLE 16 - NOTICES                                            37
  16.1   Emergency Notices                                      37
  16.2   Notices                                                37
ARTICLE 17 - AMENDMENTS                                         38
  17.1   Amendments                                             38
  17.2   FERC Proceedings                                       38
ARTICLE 18 - MISCELLANEOUS PROVISIONS                           38
  18.1   Waiver                                                 38
  18.2   Labor Relations                                        39
  18.3   No Third Party Beneficiaries                           39
  18.4   Governing Law                                          39
  18.5   Counterparts                                           39
  18.6   Interpretation                                         39
  18.7   Jurisdiction and Enforcement                           40
  18.8   Entire Agreement                                       40
  18.9   Severability                                           41
  18.10  Independent Contractor Status                          41
  18.11  Conflicts                                              41
SCHEDULE A  DEFINITIONS                                          2
SCHEDULE B  Pepco Facilities and Generator Facilities            7
SCHEDULE C  Points of Interconnection                            9
SCHEDULE D  Switching, Tagging and Grounding Rules              11
SCHEDULE E  Pepco's Interconnection Standards                   14
SCHEDULE F  Local Services                                      15
SCHEDULE G  Pepco Current Projects                              17
SCHEDULE H  Real Time Telemetry List for the Station            18
SCHEDULE I  Real Time Telemetry List for the SMECO CT           20

                     INTERCONNECTION AGREEMENT (Chalk Point)

         This Interconnection Agreement ("Agreement") dated as of _________, 2000 by and between Potomac Electric Power Company ("Pepco") a District of Columbia and Virginia corporation, and _____________ ("Generator") a ___________ [corporation]. Pepco and Generator are each referred to herein as a "Party," and collectively referred to herein as the "Parties."

                                   WITNESSETH:

         WHEREAS, Pepco, and Generator have entered into an Asset Purchase and Sale Agreement for Generating and Related Assets ("Asset Sale Agreement") dated June 7, 2000, for the sale by Pepco to Generator of certain assets comprising the Chalk Point electric generation station;

         WHEREAS, Pepco intends to continue to operate its transmission and distribution businesses from their present locations;

         WHEREAS, Generator needs Interconnection Service from Pepco for the Chalk Point electric generating station;

         WHEREAS, Pepco needs access to parts of the Generator's assets, and Generator needs access to parts of the Pepco's assets; and

         WHEREAS, the Parties have agreed in the Asset Sale Agreement to execute this Agreement in order to provide Interconnection Service to Generator and to define continuing responsibilities and obligations of the Parties with respect to the use of the other Party's property, assets and facilities as set forth herein.

         NOW THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Capitalized terms used in this Agreement shall have the meanings specified or referred to in Schedule A.

                                    ARTICLE 2
                              TERM AND TERMINATION

         2.1 Term. This Agreement shall become effective upon consummation of the Closing ("Effective Date"), and unless terminated sooner in accordance with the terms of this Agreement, shall continue in full force and effect until the earlier to occur of (i) the permanent cessation by the Generator of the power generation functions of the Station or (ii) the permanent cessation of the interconnection functions of the Transmission System.

         2.2 Change in Law. If (a) the FERC, any state or state regulatory commission or the PJM Interconnection LLC implements a change in any law, regulation, rule or practice, or (b) Pepco's compliance with a change in any law or regulation, which compliance, in either case, affects, or may reasonably be expected to affect, Pepco's performance under this Agreement, the Parties shall negotiate in good faith any amendments to this Agreement that are necessary to adapt the terms of this Agreement to such change, and Pepco shall file such amendments with the FERC. If the Parties are unable to reach agreement on such amendments, either Party shall have the right to make a unilateral filing with the FERC to modify this Agreement pursuant to Sections 205 or 206 or any other applicable provision of the Federal Power Act and the FERC rules and regulations thereunder; provided that the other Party shall have the right to oppose such filing and to participate fully in any proceeding established by the FERC to address such amendments.

         2.3 Effect after Termination. The applicable provisions of this Agreement shall continue in effect after cancellation or termination hereof to the extent necessary to provide for final billings, billing adjustments and payments pertaining to liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.

                                    ARTICLE 3
                   CONTINUING OBLIGATIONS AND RESPONSIBILITIES

         3.1      Interconnection Service

                  3.1.1 Subject to the terms and conditions of the Agreement, Pepco shall (a) permit the Station to continue to be interconnected to the Transmission System at the Point of Interconnection, and (b) provide Interconnection Service at the Point of Interconnection. Pepco agrees to permit Generator to interconnect Station as long as Generator continues to operate such facilities pursuant to PJM Requirements and Good Utility Practice.

                  3.1.2 Interconnection Service shall not include, and Pepco shall not be responsible under this Agreement for (a) transmission service, losses or ancillary services associated with the use of the Transmission System for the delivery of capacity, energy and/or ancillary services produced by the Generating Facilities, or (b) providing or procuring capacity, energy and/or ancillary services to the Generator or the Generating Facilities.

                  3.1.3 The Generator's interconnection to the Transmission System of any new or expanded generating capacity of the Station shall (a) be subject to PJM Requirements and/or FERC requirements governing interconnections and (b) require a separate interconnection agreement mutually agreed to by the Parties in writing.

                  3.1.4 Notwithstanding anything to the contrary in this Agreement, Pepco's performance of its obligations under this Agreement shall be subject to Generator entering into, and complying with, any PJM Generator Connection Agreement which may be required pursuant to PJM Requirements with respect to Interconnection Service or the Station.

         3.2      New Construction or Modifications

                  3.2.1    Pepco Construction or Modifications

                      (a) Pepco shall make such additions, modifications, replacements and improvements to the Interconnection Facilities as are required by PJM Requirements or Good Utility Practice to enable Pepco to provide Interconnection Service in compliance with this Agreement. Generator shall pay all reasonable Costs incurred by Pepco for such additions, modifications, replacements or improvements.

                      (b) Except with respect to operation and maintenance or ordinary maintenance done in the ordinary course of business or to respond to abnormal or emergency conditions, if any additions, modifications, replacements or improvements to the Interconnection Facilities undertaken by Pepco might reasonably be expected to affect Generator's operation of the Station, Pepco shall provide one hundred twenty (120) days written notice to Generator prior to undertaking such additions, modifications, replacements or improvements. Any such additions, modifications, replacements or improvements shall comply with PJM Requirements and Good Utility Practice. The Parties shall mutually agree to the scheduling of such addition, modification, replacement or improvement to minimize any adverse impact on the Station. Generator shall be deemed to have accepted Pepco's proposed additions, modifications, replacements or improvements unless Generator gives Pepco written notice of its objections within thirty (30) days after receipt of Pepco's notice. Generator's acceptance or deemed acceptance of Pepco's proposed additions, modifications, replacements or improvements shall not be construed, with respect thereto, as: (i) confirmation or endorsement of the design; (ii) a warranty of safety, durability or reliability; or (iii) responsibility for strength, details of design, adequacy or capability.

                  3.2.2    Generator Construction or Modifications

                           (a)      In the event Generator plans to increase the
capacity of the Generating Facilities, Generator shall submit to Pepco any and all plans and specifications that Pepco may reasonably request related to such increase. Such specifications and plans shall be submitted by Generator to Pepco at the time that Generator submits its plans under the PJM Tariff related to such expansion but no later than one hundred twenty (120) days prior to commencing such proposed increase. Any such additions, modifications, or replacements shall comply with PJM Requirements and Good Utility Practice and shall be subject to Section 3.1.3 of this Agreement.

                           (b)      If Generator plans any additions,
modifications, or replacements to the Station that will not increase its capacity, but could reasonably be expected to affect the Transmission System or the Interconnection Facilities, Generator shall give Pepco reasonable notice, but not less than one hundred twenty (120) days prior written notice and Generator shall comply with all applicable PJM Requirements with respect to such proposed additions, modifications, or replacements. All such additions, modifications, or replacements shall (i) comply with PJM Requirements and Good Utility Practice, (ii) be accompanied by appropriate information and operating instructions, and (iii) be subject to the review and acceptance of Pepco, which review shall be based on PJM Requirements and Good Utility Practice and which acceptance shall not unreasonably be withheld or delayed. Pepco shall be deemed to have accepted Generator's proposed additions, modifications or replacements unless Pepco gives Generator written notice of its objections within thirty (30) days after receipt of the Generator's notice.

                           (c)      Pepco's acceptance of Generator's plans and
specifications for any proposed additions, modifications, or replacements to the Generating Facilities and Pepco's participation in any interconnected operations with Generator are not and shall not be construed as: (i) confirmation or endorsement of the design of the Generating Facilities; (ii) a warranty of safety, durability or reliability of the Generating Facilities; or (iii) responsibility for strength, details of design, adequacy, or capability of the Generating Facilities.

                           (d)      Pepco, pursuant to PJM Requirements, shall
inform Generator of any additions, modifications, or replacements to the Transmission System or

Interconnection Facilities, that will be necessary as a result of the addition, modification, or replacement to Station made pursuant to Section 3.2.2. Generator shall compensate Pepco for all reasonable Costs it incurs associated with any modifications, additions, or replacements made to the Interconnection Facilities or Transmission System related to any additions, modifications, or replacements to the Generating Facilities. Pepco shall provide an estimate as early as practicable, but in any event not less than sixty (60) days prior to the initiation of such addition, modification or replacement.

                           (e)      Generator shall modify, at its sole cost and
expense, the Generating Facilities as may be reasonably required to conform with PJM Requirements and Good Utility Practice or to conform with additions, modifications, or replacements of the Transmission System or the Interconnection Facilities, required by PJM Requirements and Good Utility Practice or implemented in accordance with this Agreement, (including, without limitation, changes to the voltages at which the Transmission System is operated) provided, however, that Generator shall not be obligated under this Agreement to modernize, expand or upgrade the Generating Facilities unless the failure to modernize, expand or upgrade is reasonably likely to have a material adverse effect on the operation of Pepco's Facilities.

                           (f)      Upon completion of any addition,
modification, or replacement to the Generating Facilities that may reasonably be expected to affect the Transmission System or the Interconnection Facilities, but no later than ninety (90) days thereafter, Generator shall issue "as built" drawings to Pepco. Upon completion of any addition, modification, or replacement to the Interconnection Facilities, that may reasonably be expected to affect the operation of the Station, but no later than ninety (90) days thereafter, Pepco shall issue "as built" drawings to the Generator.

                  3.2.3 Modifications Affecting the Transmission System or the Station

                           (a)      Notwithstanding anything herein to the
contrary, except with respect to the projects or construction set forth in Schedule G, no modifications to or new construction of facilities, or access thereto, including but not limited to rights of way, fences, gates, shall be made by either Party which might reasonably be expected to adversely affect the other Party with respect to such Party's obligations and responsibilities under this Agreement, without prior written notification as set forth in Section 3.2.3(b) below, and without providing the other Party with sufficient information regarding the work prior to commencement to enable such Party to evaluate the impact of the proposed work on its operations. For all modifications reasonably expected to adversely affect the operations of the other Party's facilities, the Party shall provide at least one hundred twenty
(120) days
written notice to the other Party prior to undertaking such additions, modifications or replacements. Any such additions, modifications, or replacements shall comply with PJM Requirements and Good Utility Practice.

                           (b)      The Parties shall mutually agree to the
scheduling of such addition, modification, replacement or improvement proposed pursuant to Section 3.2.3(a) to minimize any adverse impact on the Station or the Transmission System. For all construction work, major modifications, or circuit changes involving new or existing facilities, equipment, systems or circuits that could reasonably be expected to affect the operation of either Party, the Party desiring to perform said work shall provide the other Party with drawings, plans, specifications, and other necessary documentation for review at least sixty (60) days prior to the beginning of construction provided that for routine telecommunications work, the Party doing the work shall only be required to provide 48 hours prior notice. The Party shall be deemed to have accepted the proposed additions, modifications, replacements or improvements unless the Party gives written notice of their objections within sixty (60) days after receipt of such notice. The Party's acceptance or deemed acceptance of the proposed additions, modifications, replacements or improvements shall not be construed, with respect thereto, as: (i) confirmation or endorsement of the design; (ii) a warranty of safety, durability or reliability; or (iii) responsibility for strength, details of design, adequacy or capability.

         3.3      Access, Easements, Conveyances, Licenses, and Restrictions

                  3.3.1 The Parties hereby grant to each other such licenses, access and other rights to the Station and the Interconnection Facilities as may be necessary for either Party's performance of their respective obligations under this Agreement. Such access shall be provided in a manner so as not to unreasonably interfere with the ongoing business operations, rights, and obligations of the other Party and shall be subject to the safety and security practices of the Party granting such access. Access shall only be granted to Qualified Personnel.

                  3.3.2 A Party shall not restrict a Party's rights hereunder to access the other Party's property, facilities, or equipment without prior written notification except in an Emergency, in which case the restricted access shall last no longer than three (3) days, unless an alternate means of access is provided.

                  3.3.3 The Parties' rights with respect to access to their respective facilities properties shall also be governed by the Easement.

         3.4      Facility and Equipment Maintenance

                  3.4.1 Pepco shall provide Interconnection Service at the Point of Interconnection in a safe and efficient manner and pursuant to PJM Requirements and Good Utility Practice. Generator shall be responsible for all reasonable Costs incurred by Pepco to provide Interconnection Service and to Maintain the Interconnection Facilities pursuant to the Agreement.

                  3.4.2 Generator shall Maintain the Generating Facilities (including coordination of its relay protection equipment) in a safe and efficient manner and as required by and in accordance with PJM Requirements and Good Utility Practice, provided, however, that Generator shall not be obligated to modernize, expand or upgrade the Generating Facilities unless the failure to modernize, expand or upgrade is reasonably likely to have a material adverse affect on the operation of the Interconnection Facilities or the Transmission System.

                  3.4.3 Unless otherwise specified herein, or unless the Parties mutually agree to a different arrangement, neither Party shall be responsible for the maintenance of the other Party's equipment or property regardless of its location.

                  3.4.4 In addition to the requirements set forth elsewhere in this Agreement, each Party shall Maintain its equipment and facilities and perform its maintenance obligations that could reasonably be expected to affect the operations of the other Party in a safe and efficient manner and pursuant to PJM Requirements and Good Utility Practice.

                  3.5 Pepco Facilities and Generator Facilities Unless otherwise agreed to by the Parties, the Party owning Pepco Facilities or Generator Facilities shall Maintain those facilities and shall do so pursuant to PJM Requirements and Good Utility Practice and shall make such additions, modifications, replacements and improvements as are required by PJM requirements and Good Utility Practice or which are necessary to maintain Interconnection Service, provided, however, that the Generator shall not be obligated under this Agreement to modernize, expand or upgrade the Generator Facilities unless the failure to modernize, expand or upgrade is reasonably likely to have a material adverse effect on the operation of the Transmission System or Interconnection Facilities.

         3.6      Equipment Testing Obligations

                  3.6.1 For reliability purposes with respect to the Interconnection Facilities and the Transmission System, Pepco may reasonably request, pursuant to PJM Requirements, or Good Utility Practice, that Generator test, calibrate, verify, or validate the Generating Facilities or its equipment, and Generator shall promptly comply with such a request. Generator shall be responsible for all costs of testing, calibrating, verifying or validating its facilities.

                  3.6.2 At Pepco's request, Generator shall supply to Pepco at no cost, copies of inspection reports, installation and maintenance documents, test and calibration records, verifications, and validations pursuant to the foregoing Section 3.6.1. Pepco shall supply to Generator, at Generator's request and at no cost to Generator, copies of inspection reports, installation and maintenance documents, test and calibration records, verifications, and validations that Pepco has which are related to the Interconnection Facilities.

         3.7      Inspections

                  3.7.1 Pepco shall, at its expense, have the right to inspect or observe all maintenance activities, equipment tests, installation work, construction work, and modification work to the Generating Facilities. Such access by Pepco shall be exercised in a manner which does not unreasonably interfere with Generator's ongoing business operations, rights and obligations and shall be subject to Generator's safety and security practices. If Pepco observes any deficiencies or defects with respect thereto that might reasonably be expected to adversely affect the Transmission System or the Interconnection Facilities, Pepco shall notify the Generator, and Generator shall immediately make any corrections necessitated by PJM Requirements and Good Utility Practice. Notwithstanding the foregoing in this Section 3.7.1, Pepco shall have no liability whatsoever for any failure to fully or adequately observe any deficiency, it being agreed that Generator shall be fully responsible and liable for all such deficiencies, activities, equipment tests, installation, construction or modification.

                  3.7.2 Generator shall, at its expense, have the right to inspect or observe all maintenance activities, equipment tests, installation work, construction work, and modification work conducted by Pepco to the Interconnection Facilities. Such access by Generator shall be exercised in a manner which does not unreasonably interfere with Pepco's ongoing business operations, rights and obligations and shall be subject to Pepco's safety and security practices. If Generator observes any deficiencies or defects with respect thereto that might reasonably be expected to adversely affect the Station, Generator shall notify Pepco, and Pepco shall immediately make any corrections necessitated by applicable PJM Requirements and Good Utility Practice. Notwithstanding the foregoing in this Section 3.7.2, Generator shall have no liability whatsoever for any failure to fully or adequately observe any deficiency, it being agreed that Pepco shall be fully responsible and liable for all such deficiencies, activities, equipment tests, installation, construction or modification.

         3.8      Information Reporting Obligations

                  3.8.1 In order to provide Interconnection Service hereunder, Pepco may request, and Generator shall promptly provide, all relevant information, documents, or data regarding the Generating Facilities that would be expected to materially affect the Transmission System, and which is reasonably requested by NERC, MAAC, the PJM Interconnection LLC, the MDPSC, the District of Columbia Public Service Commission and any other state or District of Columbia agency having jurisdiction over Pepco or Generator, the PJM System Operator, or the Transmission Operator, which disclosure shall be subject to
Article 6 of this Agreement regarding the disclosure of commercially sensitive information.

                  3.8.2 Generator shall promptly supply accurate, complete, and reliable information in response to reasonable information requests for real time data and other data from Pepco necessary for operations, maintenance, compliance with PJM Requirements or regulatory requirements, or analysis of the Interconnection Facilities or the Transmission System. Such information may include metered values for MW and MVAR, voltage, current, automatic voltage regulator status, automatic frequency control, dispatch, frequency, breaker status indication, or any other information reasonably required for reliable operation of the Transmission System pursuant to PJM Requirements and Good Utility Practice. At minimum, Generator shall satisfy the telemetry requirements set forth in Schedule H.

                  3.8.3 Information pertaining to generation operating parameters shall be gathered and electronically transmitted directly to Pepco's energy management system using a mutually acceptable communications protocol.

                  3.8.4 Generator shall be responsible for the maintenance, and any required replacements or upgrades of the field devices and equipment used to gather information regarding generation operating parameters.

                  3.8.5 Generator shall Maintain, at its expense, operating telephone links to the PJM Interconnection LLC, PJM System Operator, Pepco and the Transmission Operator, to provide information deemed necessary by them, or as reasonably deemed necessary by Pepco in accordance with PJM Requirements or Good Utility Practice to integrate operation of the Station with the Transmission System, provided, however, that Generator shall not be obligated under this Agreement to modernize, expand or upgrade the Generator's facilities unless the failure to modernize, expand or upgrade is reasonably likely to have a material adverse effect on the operation of the Transmission System. Generator shall use communication links at the Station consisting of the mobile radio low band C frequency and "all call" and "red phone" systems currently located at the Station (or successor systems as may reasonably be required by Pepco) and shall maintain the availability of such systems to operate during abnormal conditions including blackouts.

         3.9      Local Services

                  3.9.1    General

                           (a)      The Parties agree that, due to the
integration of certain control schemes of the Station and the Transmission System, it is cost effective to provide each other with the services set forth in Sections 3.10 and 3.11 in accordance with the terms and conditions set forth therein.

                           (b)      The Parties shall ensure, in accordance with
Good Utility Practice, that services provided by one Party to the other Party pursuant to Sections 3.10 and 3.11 shall be available at all times and in the manner and at the prices specified herein. Notwithstanding the foregoing, either Party may change the services, provided that (1) there is no cost to the receiving Party as a result of such change, (2) the quality, reliability and integrity of the replacement services is equivalent to the existing service, and
(3) there is otherwise no materially adverse effect on the receiving Party.

                           (c)      Neither Party shall terminate any services
set forth in Sections 3.10 and 3.11 below that it agrees to provide to the other Party, without the other Party's prior written consent, which consent shall not be unreasonably withheld or delayed, provided, however, if a Party receiving a service under Sections 3.10 or 3.11 no longer needs or desires a particular service, said Party shall notify the other Party and the providing Party shall terminate said services as soon thereafter as practicable.

                  3.9.2    Temporary Suspension of Local Services

                           (a)      The Party providing a service set forth in
Sections 3.10 or 3.11 below shall notify and obtain approval, which approval shall not be unreasonably withheld or delayed, from the receiving Party of any scheduled temporary suspension of services at least five (5) business days in advance of such suspension. Such notification shall include an estimated time duration for a return to normal conditions.

                           (b)      In the event of any unplanned or forced
suspension of the services set forth in Sections 3.10 or 3.11, below, the providing Party shall immediately notify the other Party first verbally and then in writing. The providing Party shall use all reasonable efforts to minimize the duration of said suspension.

                           (c)      The Parties agree to complete any repairs,
modifications or corrections, in accordance with Good Utility Practice, that are necessary to restore to the other Party as soon as reasonably practicable any services set forth in Sections 3.10 or 3.11 below that have been suspended.

         3.10 Pepco Provided Services: Schedule F sets forth the local services Pepco shall provide to the Generator pursuant to the terms of this Agreement. Unless otherwise specified in Schedule F, for a period of three (3) years after the Effective Date (the "Initial Period") and subject to Section 3.9 above, Pepco shall provide Generator with the local services set forth in Schedule F at no cost and in consideration of the local services Generator shall provide Pepco in accordance with Section 3.11 below. If Generator desires the continuation of any of the services set forth in Schedule F which are subject to the Initial Period to continue after the Initial Period, upon Generator's written request to Pepco made at least 60 days prior to the expiration of the Initial Period, the Parties shall engage in good faith negotiations to reach mutually agreeable terms and conditions upon which such services will continue, provided, however, that if such agreement is not reached prior to the expiration of the Initial Period, Pepco shall cease to provide services under Section 3.10 at the end of the Initial Period.

         3.11 Generator Provided Services. Schedule F sets forth the local services Generator shall provide to Pepco pursuant to the terms of this Agreement. Unless otherwise specified in Schedule F, for the Initial Period and subject to Section 3.9 above, Generator shall provide Pepco with the local services set forth in Schedule F at no cost and in consideration of the local services Pepco shall provide Generator in accordance with Section 3.10 above. If Pepco desires the continuation of any of the services set forth in Schedule F which are subject to the Initial Period to continue after the Initial Period, upon Pepco's written request to Generator made at least 60 days prior to the expiration of the Initial Period, the Parties shall engage in good faith negotiations to reach mutually agreeable terms and conditions upon which such services will continue, provided, however, that if such agreement is not reached prior to the expiration of the Initial Period, Generator shall cease to provide services under Section 3.11 at the end of the Initial Period.

         3.12 Optional Services: Generator may request that Pepco provide the following services to the Generator, provided, however, that Pepco shall not have any obligation to provide such services unless the Parties have mutually agreed in writing to the price and other terms and conditions of such service:

                           (a)      PJM interface and dispatch services through
the Pepco control center;

                           (b)      use of Pepco's communication services;

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                           (c)      maintenance of certain auxiliary and
communications equipment at the Station;

                           (d)      maintenance of high-voltage and
medium-voltage equipment such as power transformers and power circuit breakers;

                           (e)      maintenance of protective relaying, certain
control equipment, such as AGC and MSVC, plant batteries and revenue meters owned by Generator.

         3.13     Metering and Telemetering

                  3.13.1 Generator shall, at Generator's expense: (a) own, Maintain and repair, all Revenue Meters, instrument transformers and appurtenances associated with Revenue Meters, and real time telemetry, (b) conduct meter accuracy and tolerance tests, and (c) prepare all calibration reports required for equipment that measures energy transfers at the Point of Interconnection. All meter accuracy and tolerance testing hereunder shall be in accordance with PJM Requirements and Good Utility Practice and shall be conducted, at Pepco's request, in the presence of Pepco's representative.

                  3.13.2 Generator shall own and Maintain, at the Generator's expense, equipment for redundant real-time communications and transmission of telemetry, hourly MWh information, and such other information as required by the PJM System Operator or Transmission Operator, or as reasonably required by Pepco in accordance with PJM Requirements and Good Utility Practice.

                  3.14     Emergency Procedure

                           3.14.1   Pepco, through the Transmission Operator,
shall provide Generator with prompt verbal notification of Emergencies with regard to the Transmission System which may reasonably be expected to affect Generator's immediate operation of the Station or Generator Facilities, and Generator shall provide Pepco with prompt verbal notification of Emergencies with regard to the Station which may reasonably be expected to affect Interconnection Service or the Transmission System. Such notification shall describe the Emergency, the extent of damage or deficiency, the anticipated length of an outage and the corrective action taken and/or to be taken. Said verbal notification shall be followed as soon as practicable (but no later than 24 hours after the verbal notification) with written notification.

                           3.14.2   If an Emergency in the good faith judgment
of a Party endangers or could endanger life or property, the Party recognizing the problem

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shall take such action as may be reasonable and necessary to prevent, avoid, or mitigate injury, danger, or loss. If however the Emergency involves transmission or electrical equipment, Generator shall notify the Transmission Operator, and obtain the consent of such personnel, prior to performing any switching operations.

                  3.14.3 Pepco may, consistent with PJM Requirements and Good Utility Practice, have the Transmission System Operator take whatever actions (including tripping Generator's synchronizing breakers) or inactions it deems necessary during an Emergency to: (a) preserve public safety; (b) preserve the integrity of the Transmission System, (c) limit or prevent damage; or (d) expedite restoration of service. If any action or inaction by Pepco or the Transmission Operator under this Section 3.14 results in the discontinuation, curtailment, interruption or reduction of Interconnection Service, Pepco shall use reasonable efforts consistent with PJM Requirements and Good Utility Practice to restore Interconnection Service as promptly as practicable and to minimize the effect of such restoration of service on the Station.

         3.15     Interconnection Service Interruptions

                  3.15.1 If at any time, in the reasonable exercise of the PJM System Operator's judgment, or the Transmission Operator's judgment exercised in accordance with PJM Requirements or Good Utility Practice and on a non-discriminatory basis, a condition exists, including the operation of Generator's equipment, which might reasonably be expected to have a materially adverse affect on the quality of service rendered by Pepco (including services rendered to transmission or distribution customers) or interferes with the safe and reliable operation of the Transmission System, Pepco may discontinue, curtail, reduce and/or interrupt Interconnection Service until the condition has been corrected.

                  3.15.2 Unless the PJM System Operator, the Transmission Operator or Pepco perceives that an Emergency exists or the risk of one is imminent, Pepco shall give Generator reasonable notice of its intention to discontinue, curtail, interrupt or reduce Interconnection Service in response to the interfering condition and, where practical, allow suitable time for Generator to remove the interfering condition if it is the result of Generator's operations, before the discontinuation, curtailment, interruption or reduction commences. Pepco's judgment with regard to the interruption of service under this paragraph shall be made pursuant to PJM Requirements and Good Utility Practice. In the case of such interruption, Pepco shall immediately confer with Generator regarding the conditions causing such interruption and its recommendation concerning timely correction thereof. In the event Interconnection Service is interrupted under this section due to Generator's failure to operate and Maintain the Generating Facilities pursuant to PJM Requirements or Good Utility Practice, Generator shall compensate Pepco for all costs reasonably incurred by Pepco attributable to the interruption and restoration of Interconnection Service. Pepco shall use reasonable efforts consistent with PJM Requirements and Good Utility Practice to restore Interconnection Service interrupted, curtailed or reduced pursuant to this
Section 3.15 as promptly as practicable and to minimize the effect of such restoration of service on the Station.

         3.16     SMECO CT Metering and Telemetering

                  3.16.1 Generator acknowledges that Pepco requires information regarding the status of the Station for Transmission System reliability purposes. Accordingly, by 10:00 a.m. of each day, the Generator shall provide Pepco the following information regarding the status of the Station for the following day: Station availability to provide energy and capacity, the Station's scheduled on and off times, Station synchronization, planned outages or deratings, and generation restrictions and limitations. Generator shall immediately notify Pepco of any changes to the information provided pursuant to the foregoing sentence.

                  3.16.2 In circumstances, such as forced outages, Generator shall notify Pepco of its generating unit's temporary interruption of generation as soon as practicable; and it shall provide Pepco, as soon as practicable, with a schedule of when generation will be resumed.

         3.17     Scheduled Maintenance Notification and Coordination

                  3.17.1 Local Routine Inspection and Maintenance. The Parties agree that, due to the integration of certain control and protective relaying schemes between the Station and the Interconnection Facilities, it will be necessary for them to cooperate in the inspection, maintenance and testing of these areas of integration. Each Party will provide advance notice to the other Party before undertaking any work in these areas, especially in electrical circuits involving circuit breaker trip and close contacts, current transformers or potential transformers and such work will be performed in accordance with PJM Requirements and Good Utility Practice.

                  3.17.2 Transmission System Maintenance. Pepco shall consult with Generator regarding timing of scheduled maintenance of the Interconnection Facilities or the transmission facilities of the Transmission System which Pepco or the Transmission Operator performs and which might reasonably be expected to affect the Station. Pepco shall, to the extent practicable, schedule any testing, shutdown, or withdrawal of said facilities to coincide with Generator's scheduled outages for the Station. To facilitate such consultation and to the extent the information is not available from the PJM System Operator in a timely manner, in June of each year, or on another date mutually acceptable to the Parties, Generator shall furnish Pepco with non-binding preliminary generator maintenance schedules covering the upcoming two years and any material changes thereto. In the event Pepco is unable to schedule the outage of its facilities to coincide with Generator's schedule, Pepco shall notify Generator as soon as practicable of the reasons for the facilities' outage, of the time scheduled for the outage to take place, and of its expected duration.

         3.18     Safety

                  3.18.1 General. Pepco agrees with respect to the Interconnection Facilities and the Transmission System, and Generator agrees with respect to the Station, that all work performed by either Party on such facilities which could reasonably be expected to affect the operations of the other Party shall be performed in accordance with all applicable PJM Requirements and Good Utility Practice.

                  3.18.2 Switching Tagging and Grounding . Each Party shall comply with the Switching, Tagging and Grounding Rules. Pepco will notify Generator of any changes in its Switching, Tagging and Grounding Rules. Generator shall be responsible for all switching, tagging and grounding on Generator's side of the Point of Interconnection and, except for Generator Facilities, Pepco shall be responsible for all switching, tagging and grounding on its side of the Point of Interconnection.

         3.19     Environmental Compliance and Procedures

                  3.19.1 Each Party shall be responsible for complying with all Environmental Laws applicable to it with respect to its facilities or property.

                  3.19.2 A Party shall notify the other Party first verbally and then in writing, of any Releases of a Hazardous Substance or any type of remediation activities related thereto as soon as possible but no later than twenty-four (24) hours after the occurrence if within the reasonable judgment of the Party said activities could reasonably be expected to have a material adverse effect upon the operations of the other Party and shall promptly furnish to the other Party copies of any reports filed with any governmental agencies covering such events. This Section 3.19.2 does not effect any allocation of liability with respect to the Station pursuant to the Asset Sale Agreement.

                  3.19.3 Neither Party shall knowingly take any actions which might reasonably be expected to have a material adverse environmental impact upon the operations of the other Party without prior written notification and agreement between then Parties.

         3.20 Operating Committee. The Parties shall establish an operating committee consisting of one representative for each Party ("Operating Committee"). The Operating Committee shall act only by unanimous agreement or consent. The Parties shall designate their respective representatives to the Operating Committee, plus an alternate by written notice. Each Party's representative on the Operating Committee is authorized to act on behalf of such Party with respect to any matter arising under this Agreement which is to be decided by the Operating Committee, however, the Operating Committee shall not have any authority to modify or otherwise alter the rights and obligations of the Parties hereunder. The Operating Committee shall develop and implement suitable policies and procedures with which to coordinate the interaction of the Parties with respect to the performance of their duties and obligations under this Agreement.

         3.21 SMECO CT To the extent that Generator owns, operates and/or controls the SMECO CT, Generator shall be subject to the provisions set forth in this Section 3.21.

                  3.21.1   Information Reporting Obligations

                           (a)      For Transmission System reliability
purposes, Pepco may request, and Generator shall promptly provide, all relevant information, documents, or data regarding the SMECO CT that would be expected to materially affect the Transmission System, and which is reasonably requested by NERC, MAAC, the PJM Interconnection LLC, the MDPSC, any other state or District of Columbia agency having jurisdiction over Pepco or Generator, the PJM System Operator, or the Transmission Operator, which disclosure shall be subject to
Article 6 of this Agreement regarding the disclosure of commercially sensitive information.

                           (b)      Generator shall promptly supply accurate,
complete, and reliable information in response to reasonable information requests for real time data and other data from Pepco necessary for operations, maintenance, compliance with PJM Requirements or regulatory requirements, or analysis of the Transmission System. Such information may include metered values for MW and MVAR, voltage, current, automatic voltage regulator status, automatic frequency control, dispatch, frequency, breaker status indication, or any other information reasonably required for reliable operation of the Transmission System pursuant to PJM Requirements and Good Utility Practice. At minimum, Generator shall satisfy the telemetry requirements set forth in Schedule I for the SMECO CT.

                           (c)      Generator shall comply with Sections 3.8.3,
3.8.4 and 3.8.5 with respect to the SMECO CT.

                  3.21.2   SMECO CT Metering and Telemetering

                           (a)      With respect to the SMECO CT, Generator
shall, at Generator's expense: (a) own, Maintain and repair, all meters, instrument transformers and appurtenances associated with meters, and real time telemetry, (b) conduct meter accuracy and tolerance tests, and (c) prepare all calibration reports required for equipment that measures energy transfers at the interconnection points with Pepco's or any other parties' facilities. All meter accuracy and tolerance testing hereunder shall be in accordance with PJM Requirements and Good Utility Practice and shall be conducted, at Pepco's request, in the presence of Pepco's representative.

                           (b)      With respect to the SMECO CT, Generator
shall own and Maintain, at the Generator's expense, equipment for redundant real-time communications and transmission of telemetry, hourly MWh information, and such other information as required by the PJM System Operator or Transmission Operator, or as reasonably required by Pepco in accordance with PJM Requirements and Good Utility Practice.

                  3.21.3 SMECO CT Unit Status Notification Generator shall provide the information described in Article 16 with respect to the status of the SMECO CT at the times set forth in Article 16.

                  3.21.4   SMECO Operations

                           (a)      Generator agrees that to the extent the
SMECO CT could reasonably be expected to have a material effect on the operations of Pepco, it shall operate the SMECO CT in a safe and efficient manner and in accordance with PJM Requirements and Good Utility Practice, and otherwise in accordance with the terms of this Agreement.

                           (b)      Generator shall comply with the requests,
orders, and directives of Pepco with respect to the SMECO CT to the extent such requests, orders or directives are (a) issued pursuant to PJM Requirements or Good Utility Practice, (b) not discriminatory; and (c) otherwise in accordance with this Agreement or applicable tariffs. In the event Generator believes that a request, order, or directive of Pepco exceeds the limitations in this Section 3.21.4(b), it shall nevertheless comply with the request, order, or directive pending resolution of the dispute under Article 12. The Parties agree to cooperate in good faith to expedite the resolution of any disputes arising under this Section 3.21.4(b).

                           (c)      Generator shall (i) comply with Pepco's
system restoration plan and black start criteria applicable to the SMECO CT as configured as of the Effective Date or (ii) if the SMECO CT's configuration is modified, provide alternative service restoration and black start capability in accordance with PJM Requirements. Generator shall ensure that operating personnel at the SMECO CT are trained to implement such system restoration or black start plans. The Generator shall test the SMECO CT's black-start combustion-turbines annually to confirm that the black-start combustion-turbines will start without an external power supply. To the extent that the SMECO CT would be required to be black-started in accordance with Pepco's Emergency Conditions and System Restoration Manual, as revised from time to time, and plant restoration procedures, Generator shall test the SMECO CT at least once every three years. Testing shall confirm the ability of the SMECO CT to go from a shut down condition to an operating condition and start delivering power without assistance from the Transmission System or SMECO's system. These testing requirements shall remain in place until PJM promulgates specific rules governing black-start testing.

                           (d)      Unless otherwise agreed to by the Parties or
authorized or directed by the PJM Interconnection LLC, Generator shall operate the SMECO CT with automatic voltage regulators in service at all times. The voltage regulators will control voltage consistent with the range of voltage prescribed by Pepco or the Transmission System Operator in accordance with PJM Requirements and Good Utility Practice.

                                    (i)      Generator will operate the SMECO CT
in accordance with prescribed voltage schedules pursuant to Section 3.21.4(d) to the extent the SMECO CT is operating within its reactive generating capability and not violating any electrical constraints. Should Generator fail to comply with such voltage schedules, Pepco or the Transmission Operator, as applicable, shall provide written notice to the Generator of its intent to remedy that failure. If Generator does not promptly commence appropriate action after receiving such notice, Pepco or the Transmission Operator may then take any necessary action at Generator's expense to remedy such failure, including the installation of capacitor banks or other reactive compensation equipment necessary to ensure the proper voltage or reactive supply at the Station including, at a minimum, by installing such equipment outside any building housing the SMECO CT. Pepco shall make, to the extent feasible, reasonable efforts to minimize the impact of such action on the operation of the SMECO CT.

                                    (ii)     Generator shall notify the
Transmission Operator if (a) any or all generating units at the SMECO CT reaches a VAR limit, (b) there is any deviation from the voltage schedules prescribed pursuant to Section 3.21.4(d) which is outside the limits permitted by PJM Requirements or Good Utility

Practice, or (c) any automatic voltage regulator is removed from or restored to service.

                                    (iii)    The Transmission Operator may from
time to time, pursuant to PJM Requirements or Good Utility Practice, request or direct Generator to adjust generator controls that impact the Transmission System, such as excitation, droop, and automatic generation control settings and Generator shall comply with such request or directions.

                                    (iv)     Generator acknowledges that the
Transmission Operator may have the right, to the extent authorized or directed by the PJM Interconnection LLC, to require reduced or increased generation of the SMECO CT in accordance with PJM Requirements, or in accordance with applicable rules of the Transmission Operator.

                                    ARTICLE 4
                                   OPERATIONS

         4.1      General

                  4.1.1 The Parties agree to operate their respective equipment that could reasonably be expected to have a material effect on the operations of the other Party in a safe and efficient manner and in accordance with PJM Requirements and Good Utility Practice, and otherwise in accordance with the terms of this Agreement.

                  4.1.2 Generator shall comply with the requests, orders, and directives of Pepco with respect to Interconnection Service to the extent such requests, orders or directives are (a) issued pursuant to PJM Requirements or Good Utility Practice, (b) not discriminatory; and (c) otherwise in accordance with this Agreement or applicable tariffs.

                  4.1.3 In the event Generator believes that a request, order, or directive of Pepco exceeds the limitations in this Section 4.1.2, it shall nevertheless comply with the request, order, or directive pending resolution of the dispute under Article 12. The Parties agree to cooperate in good faith to expedite the resolution of any disputes arising under this Section 4.1.

         4.2      Generator's Operating Obligations

                  4.2.1 General. Generator shall request permission from the Transmission Operator, the PJM System Operator or the PJM Interconnection

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LLC, as applicable, prior to opening and/or closing circuit breakers in accordance with applicable switching and operations procedures and Good Utility Practice.

                           (a)      Generator shall carry out all switching
orders from the Transmission Operator, the PJM System Operator, or the PJM Interconnection LLC, in a timely manner and in accordance with PJM Requirements and Good Utility Practice.

                           (b)      Generator shall (i) comply with Pepco's
system restoration plan and black start criteria applicable to the Station as configured as of the Effective Date or (ii) if the Station's configuration is modified, provide alternative service restoration and black start capability in accordance with PJM Requirements. Generator shall ensure that operating personnel at the Station are trained to implement such system restoration or black start plans. The Generator shall test the Station's black-start combustion-turbines annually to confirm that the black-start combustion-turbines will start without an external power supply. The Generator shall test the Station's steam turbine-generators and those combustion-turbine generators that would be required to be black-started in accordance with Pepco's Emergency Conditions and System Restoration Manual, as revised from time to time, and plant restoration procedures, at least once every three years. Testing shall confirm the ability of a generating unit or Station to go from a shut down condition to an operating condition and start delivering power without assistance from the Transmission System. These testing requirements shall remain in place until PJM promulgates specific rules governing black-start testing.

                           (c)      The electricity supplied by Generator to the
Point of Interconnection shall be in the form of three-phase 60 Hertz alternating current at the nominal system voltage.

                           (d)      Generator's equipment shall conform with
Good Utility Practice for harmonic distortion and voltage fluctuation.

                  4.2.2 Voltage or Reactive Control Requirements. Unless otherwise agreed to by the Parties or authorized or directed by the PJM Interconnection LLC, Generator shall operate the Station with automatic voltage regulators in service at all times. The voltage regulators will control voltage at the Points of Interconnection consistent with the range of voltage prescribed by Pepco or the Transmission System Operator in accordance with PJM Requirements and Good Utility Practice.

                           (a)      Generator will operate the Station in
accordance with prescribed voltage schedules pursuant to Section 4.2.2 to the extent the Station is operating within its reactive generating capability and not violating any electrical

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constraints. Should Generator fail to comply with such voltage schedules, Pepco or the Transmission Operator, as applicable, shall provide written notice to the Generator of its intent to remedy that failure. If Generator does not promptly commence appropriate action after receiving such notice, Pepco or the Transmission Operator may then take any necessary action at Generator's expense to remedy such failure, including the installation of capacitor banks or other reactive compensation equipment necessary to ensure the proper voltage or reactive supply at the Station including, at a minimum, by installing such equipment outside any building housing the Generation Facilities. Pepco shall make, to the extent feasible, reasonable efforts to minimize the impact of such action on the operation of the Station.

                           (b)      Generator shall notify the Transmission
Operator if (a) any or all generating units at the Station reaches a VAR limit,
(b) there is any deviation from the voltage schedules prescribed pursuant to
Section 4.2.2 which is outside the limits permitted by PJM Requirements or Good Utility Practice, or (c) any automatic voltage regulator is removed from or restored to service.

                           (c)      The Transmission Operator may from time to
time, pursuant to PJM Requirements or Good Utility Practice, request or direct Generator to adjust generator controls that impact the Transmission System, such as excitation, droop, and automatic generation control settings and Generator shall comply with such request or directions.

                           (d)      Generator acknowledges that the Transmission
Operator may have the right, to the extent authorized or directed by the PJM Interconnection LLC, to require reduced or increased generation of the Station in accordance with PJM Requirements, or in accordance with applicable rules of the Transmission Operator.

         4.3 Auditing of Accounts and Records. The Parties shall have the right, during normal business hours, to audit each other's accounts and records pertaining to transactions under this Agreement, upon twenty (20) days prior written notice, at the offices where such accounts and records are maintained, provided, however, that the audit shall be limited to those portions of the accounts and records that are related to services provided to the other Party under this Agreement. Any such audit of a Party's accounts and records will be at the expense of the auditing Party, shall not be made more frequently than once in any twelve (12) month period, and no such audit may be made with respect to accounts and records relating to periods more than twenty-four (24) months prior to the date of the audit notice. The Party being audited will be entitled to review the audit report and any supporting materials. The Party conducting the audit shall maintain the confidentiality of all information obtained during the audit in compliance with Article 6 of this Agreement. To the extent that audited information includes confidential

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information, the auditing Party shall designate an independent auditor at its expense to perform such audit.

                                    ARTICLE 5
                  COST RESPONSIBILITIES AND BILLING PROCEDURES

         5.1 Cost Responsibilities for Interconnection Service. Except as otherwise expressly stated herein, Generator shall not be responsible for any costs arising from Pepco's provision of Interconnection Service or local services to Generator, except for those costs specified in Sections 3.2.1, 3.2.2, 3.4.1, and 3.15 or arising from the liability or indemnification provisions of this Agreement.

         5.2 Cost Responsibilities for Local Services. Except as otherwise expressly provided herein or agreed to by the Parties, each Party shall be responsible for the costs for local services provided to the other Party in Sections 3.10 and 3.11 as set forth in said sections.

         5.3      Billing Procedures

                  (a) Within ten (10) days after the first day of each calendar month, each Party shall provide the other Party with a written invoice for any payments due from the other Party for services provided in the previous month.

                  (b) Each invoice shall (i) delineate the month in which the services were provided, (ii) fully describe the services rendered, (iii) be itemized to reflect the services performed or provided, and (iv) provide reasonable detail as to the calculation of the amount involved.

                  (c) All invoices shall be paid within fifteen (15) days after receipt, but not earlier than the 25th day of the month in which the invoice is rendered. All payments shall be made in immediately available funds payable to the other Party, or by wire transfer to a bank designated in writing by such Party. Payment of invoices shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement, nor shall such payment constitute a waiver of any claims arising hereunder.

                  5.3.2 To the extent that, for any billing period, Generator is obligated to pay to Pepco amounts due and calculated pursuant to Section 5.3, Pepco may use such amounts as a set-off against any amounts owed by Pepco to Generator under this Section 5.3.

                  5.3.3 Interest on any unpaid amounts shall be calculated in accordance with the methodology specified for interest on refunds in FERC regulations at 18 C.F.R. Section 35.19a(a)(2)(iii). Interest on delinquent amounts shall be calculated from the due date of the bill to the date of payment. When payments are made by mail, bills shall be considered as having been paid on the date of receipt by the other Party.

         5.4 Billing Disputes. In the event of a billing dispute between the Parties, each Party shall continue to provide services as long as the other Party continues to make all payments not in dispute. Payment of invoices by either Party shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement; nor shall it constitute a waiver of any claims arising hereunder.

                                    ARTICLE 6
                                 CONFIDENTIALITY

         6.1 Confidentiality Obligations of Pepco. Pepco shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by Generator in connection with this Agreement marked "Confidential" or "Proprietary." Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by Pepco in breach of this Agreement, (ii) available to Pepco on a non-confidential basis prior to disclosure to Pepco by Generator, or (iii) available to Pepco on a non-confidential basis from a source other than Generator, provided that such source is not known, and by reasonable effort could not be known, by Pepco to be bound by a confidentiality agreement with Generator or otherwise prohibited from transmitting the information to Pepco by a contractual, legal or fiduciary obligation, Pepco shall not release or disclose such information to any other person, except to its employees, representatives or agents on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 6.1 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. Pepco shall promptly notify Generator if it receives notice or otherwise concludes that the production of any information subject to this
Section 6.1 is being sought under any provision of law and Pepco shall use reasonable efforts in cooperation with Generator to seek confidential treatment for such confidential information provided thereto.

         6.2 Confidentiality Obligations of Generator. Generator shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by Pepco in connection with this Agreement marked "Confidential" or "Proprietary." Except to

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the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by Generator in breach of this Agreement, (ii) available to Generator on a non-confidential basis prior to disclosure to Generator by Pepco, or (iii) available to Generator on a non-confidential basis from a source other than Pepco, provided that such source is not known, and by reasonable effort could not be known, by Generator to be bound by a confidentiality agreement with Pepco or otherwise prohibited from transmitting the information to Generator by a contractual, legal or fiduciary obligation, Generator shall not release or disclose such information to any other person, except to its employees, representatives or agents on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 6.2 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. Generator shall promptly notify Pepco if it receives notice or otherwise concludes that the production of any information subject to this
Section 6.2 is being sought under any provision of law and Generator shall use reasonable efforts in cooperation with Pepco to seek confidential treatment for such confidential information provided thereto.

         6.3 Confidentiality of Audits. The independent auditor performing any audit, as referred to in Section 4.3, shall be subject to a confidentiality agreement between the auditor and the Party being audited. Such audit information shall be treated as confidential except to the extent that its disclosure is required by regulatory or judicial order, for reliability purposes pursuant to PJM Requirements or Good Utility Practice, and pursuant to the FERC's rules and regulations. Except as provided herein, neither Party will disclose the audit information to any third party, without the other Party's prior written consent. Audit information in the hands of the Party not being audited shall be subject to all provisions of Section 6.1 or 6.2, above, as applicable.

         6.4 Remedies. The Parties agree that monetary damages would be inadequate to compensate a Party for the other Party's breach of its obligations under Section 6.1 or 6.2, above, as applicable. Each Party accordingly agrees, subject to Article 8, that the other Party shall be entitled to equitable relief, by way of injunction or otherwise, if the first Party breaches or threatens to breach its obligations under Section 6.1 or 6.2 of this Agreement, as applicable, which equitable relief shall be granted without bond or proof of damages, and the receiving Party shall not plead in defense that there would be an adequate remedy at law.

                                   ARTICLE 7
                               EVENTS OF DEFAULT

         7.1 Events of Default. Each of the following shall constitute an Event of Default by the a defaulting Party under this Agreement:

                  (a) The failure by a Party to pay any amount due within twenty (20) calendar days after receipt of written notice of nonpayment by the other Party, unless the payment of such amount is disputed in good faith, in which event Section 5.5 shall apply;

                  (b) A Party's breach of any material term or condition of this Agreement, including but not limited to any material breach of a representation, warranty or covenant made in this Agreement which, after receiving written notice of the breach from the non-breaching Party (such notice to set forth in reasonable detail the nature of the default and, where known and if applicable, the steps necessary to cure such default), (i) the breaching Party fails to cure, if curable, within thirty (30) days following receipt of the notice or (ii) if such default is of such a nature that it cannot be cured within thirty (30) days following receipt of such notice, the breaching Party fails within such thirty (30) days to commence the necessary cure and fails at any time thereafter diligently and continuously to prosecute such cure to completion provided that the cure is completed no later than 180 days after the receipt of the default notice;

                  (c) The appointment of a receiver, liquidator or trustee for either Party, and such receiver, liquidator or trustee is not discharged within sixty (60) days;

                  (d) The entry of a decree or decrees adjudicating a Party as bankrupt or insolvent, and such decree or decrees are not stayed or discharged within sixty (60) days; or

                  (e) The filing of voluntary petitions for bankruptcy under any federal or state bankruptcy law by a Party.

         7.2      Remedies

                  7.2.1 If the breaching Party disputes that an Event of Default under Section 7.1.(b) has occurred, the breaching Party shall nonetheless comply with this Section 7.2 pending the resolution of the dispute. If it is determined that no breach or Event of Default under Section 7.1(b) existed, the Party alleging the default shall pay and reimburse the other Party for all reasonable costs and expenses incurred by it to cure the alleged default.

                  7.2.2 Upon the occurrence of an Event of Default, the non-defaulting Party may (i) exercise all such rights and remedies as may be available to it at law or equity including seeking to recover damages caused by such Event of Default, subject to Article 8 of this Agreement; and/or (ii) terminate this Agreement. The Parties shall not discontinue the performance of any one or more of their obligations hereunder due to the occurrence of an Event of Default during the pendency of any dispute regarding such Event of Default and until such dispute is finally resolved except that Pepco may suspend or interrupt service if necessary for the safe and reliable operation of the Interconnection Facilities or the Transmission System.

                  7.2.3 Notwithstanding the foregoing, upon the occurrence of any Event of Default, the non-defaulting Party shall be entitled to commence an action to require the defaulting Party to remedy such default by specifically performance of its duties and obligations hereunder in accordance with the terms and conditions hereof.

                  7.2.4 Notwithstanding anything in this Agreement to the contrary, in the event the Generator's failure to comply with the provisions of Sections 4.1 and 4.2 of this Agreement is reasonably likely to have an immediate and material adverse impact on Pepco or the Transmission System, Pepco shall have the right to take immediately reasonable steps and/or to exercise immediately all remedies available under this Agreement, or at law or equity, including the right, after providing as much notice as is practicable under the circumstances and complying with the applicable FERC notice requirements regarding termination of service, to disconnect the Station from the Transmission System.

                                    ARTICLE 8
                             LIMITATION OF LIABILITY

         8.1 Limitation of Pepco's Liability. Pepco does not guarantee the non-occurrence of, or warrant against, and will have no liability hereunder for, and the Generator will release Pepco from all claims or damages associated with, any interruption in the availability of the Interconnection Facilities, Interconnection Service or local services pursuant to Section 3.10 or damages to the Generator's facilities, except to the extent such interruption or damage is caused by Pepco's gross negligence or willful misconduct in the performance of its obligations under this Agreement.

         8.2 Limitation on Generator's Liability. Generator does not guarantee the non-occurrence of, or warrant against, and will have no liability under this Agreement for, and Pepco will release Generator from all claims or damages arising under this Agreement which are associated with any interruption in the availability of the Station or local services pursuant to Section 3.11, any reduction, curtailment, interruption or reduction of energy from the Station, or damage to Pepco's facilities, except to the extent such interruption or damage is caused by Generator's gross negligence or willful misconduct in the performance of its obligations under the Agreement.

         8.3 Consequential Damages. Except for indemnity obligations set forth in Article 9, neither Party, nor their respective officers, directors, agents, employees, Affiliates, or successors or assigns of any of them, shall be liable to the other Party or its Affiliates, officers, directors, agents, employees, successors or assigns for claims, suits, actions or causes of action for incidental, punitive, special, indirect, multiple or consequential damages (including, without limitation, replacement power costs, lost revenues, claims of customers, attorneys' fees and litigation costs) connected with, or resulting from, performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including, without limitation, any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability. The provisions of this Section 8.3 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion, or expiration of this Agreement.

                                    ARTICLE 9
                     INDEMNIFICATION FOR THIRD PARTY CLAIMS

         9.1 Generator's Indemnification. Generator shall indemnify, hold harmless, and defend Pepco and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between Pepco and a third party or Generator) for damage to property of unaffiliated third parties, injury to or death of any person, including Pepco's employees or any third parties, to the extent caused, by the negligence or willful misconduct of Generator's and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Generator's performance or breach of this Agreement, or the exercise by Generator of its rights hereunder. In furtherance of the foregoing indemnification and not by way of limitation thereof, Generator hereby waives any defense it might otherwise have under applicable workers' compensation laws.

         9.2 Pepco's Indemnification. Pepco shall indemnify, hold harmless, and defend Generator and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between the Generator and a third party or Pepco) for damage to property of unaffiliated third parties, injury to or death of any person, including Generator's employees or any third parties, to the extent caused by the negligence or willful misconduct of Pepco and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Pepco's performance or breach of this Agreement, or the exercise by Pepco of its rights hereunder. In furtherance of the foregoing indemnification and not by way of limitation thereof, Pepco hereby waives any defense it might otherwise have under applicable workers' compensation laws.

         9.3 Indemnification Procedures. If either Party intends to seek indemnification under this Article 9 from the other Party, the Party seeking indemnification shall give the other Party notice of such claim within ninety
(90) days of the later of the commencement of, or the Party's actual knowledge of, such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed.

         9.4 Survival. The indemnification obligations of each Party under this Article 9 shall continue in full force and effect regardless of whether this Agreement has either expired or been terminated or canceled.

                                   ARTICLE 10
                                    INSURANCE

         10.1 Insurance Coverage. The Parties shall maintain at their own cost and expense, fire, liability, worker's compensation, and other forms of insurance relating to their respective property and facilities subject to this Agreement in the manner, and amounts, and for the durations as is customary in the electric utility industry.

         10.2 Certificates of Insurance. The Parties agree to furnish each other with certificates of insurance evidencing the insurance coverage obtained in accordance with this Article 10, and the Parties agree to notify and send copies to the other of any policies maintained hereunder upon written request by a Party. Each Party must notify the other Party within ten (10) business days of receiving notice of cancellation, change, amendment or renewal of any insurance policy required pursuant to Section 10.1 above.

         10.3 Additional Insureds and Waiver. Each Party and its affiliates shall be named as additional insureds on the general liability insurance policies obtained in accordance with Section 10.1, above, as regards liability under this Agreement; and each Party shall waive its rights of recovery against the other for any loss or damage covered by such policy.

                                   ARTICLE 11
                                  FORCE MAJEURE

         11.1 Effect of Force Majeure. Notwithstanding anything in this Agreement to the contrary, Generator and Pepco shall not be liable in damages or otherwise or responsible to the other for its failure to carry out any of its obligations under this Agreement (except for the obligation to pay sums of money due and owing hereunder) to the extent that they are unable to so perform or are prevented from performing by an event of Force Majeure and has complied with
Section 11.3.

         11.2 Force Majeure Defined. Force Majeure means those causes beyond the reasonable control of the Party affected, which by the exercise of reasonable diligence, including Good Utility Practice, that Party is unable to prevent, avoid, mitigate, or overcome, including the following: any act of God, labor disturbance (including a strike), act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or equipment, electric system disturbance), order, regulation or restriction imposed by governmental, military or lawfully established civilian authorities, or any other cause of a similar nature beyond a Party's reasonable control.

         11.3 Notification. A Party shall not be entitled to rely on the occurrence of an event of Force Majeure as a basis for being excused from performance of its obligations under this Agreement, unless the Party relying on the event or condition shall: (a) provide prompt written notice of such Force Majeure event to the other Party, including an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts in accordance with Good Utility Practice to continue to perform its obligations under this Agreement; (c) expeditiously take action to correct or cure the event or condition excusing performance; (d) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (e) provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance. Subject to this Section 11.3, any obligation under this Agreement shall be suspended only to the extent caused by such Force Majeure and only during the continuance of any inability of performance caused by such Force Majeure but for no longer period.

                                   ARTICLE 12
                                    DISPUTES

         12.1     Disputes

                  12.1.1 A Party with a claim or dispute under this Agreement shall submit to the Operating Committee a notification of such claim or dispute within sixty (60) days after the circumstances that gave rise to the claim or the question or issue in dispute. The notification shall be in writing and shall include a concise statement of the claim or the issue or question in dispute, a statement of the relevant facts and documentation to support the claim. In the event the Operating Committee is unable, in good faith, to resolve their disagreement in a manner satisfactory to both Parties within thirty (30) days after receipt by the Operating Committee of a notification specifying the claim, issue or question in dispute, the Parties shall refer the dispute to their respective senior management. If, after using their good faith best efforts to resolve the dispute, senior management cannot resolve the dispute within thirty
(30) days, the Parties shall utilize the arbitration procedures set forth below in Section 12.2 to resolve a dispute, provided that nothing herein or therein shall prohibit either Party from at any time requesting from a court of competent jurisdiction a temporary restraining order, preliminary injunction, or other similar form of equitable relief to enforce performance of the provisions of this Agreement.

         12.2     Arbitration.

                  (a) Unless the Parties other wise mutually agree in writing to another form of dispute resolution such as dispute resolution under the PJM Agreement or the MAAC agreement, any arbitration initiated under this Agreement shall be conducted before a single neutral arbitrator appointed by the Parties within thirty (30) days of receipt by respondent of the demand for arbitration. If the Parties are unable to agree on an arbitrator, such arbitration shall be appointed by the American Arbitration Association. Unless the Parties agree otherwise, the arbitrator shall be an attorney or retired judge with at least fifteen (15) years of experience, and shall not have any current or past substantial business or financial relationships with any Party to the arbitration. If possible, the arbitrator shall have experience in the electric utility industry. Unless otherwise agreed, the arbitration shall be conducted in accordance with the American Arbitration Association's Commercial Arbitration Rules, then in effect. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act of the United States, 9 U.S.C. Section 1 et seq. The location of any arbitration hereunder shall be in the District of Columbia.

                  (b) The arbitration shall, if possible, be concluded not later than six (6) months after the date that it is initiated. The arbitrator shall be authorized only to interpret and apply the provisions of this Agreement or any related agreements entered into under this Agreement and shall have no power to modify or change any of the above in any manner. The arbitrator shall have no authority to award punitive or multiple damages or any damages inconsistent with this Agreement. The arbitrator shall, within thirty (30) days of the conclusion of the hearing, unless such time is extended by agreement of the Parties, notify the Parties in writing of his or her decision, stating his or her reasons for such decision and separately listing his or her findings of fact and conclusions of law. The decision of the arbitrator rendered in such a proceeding shall be final and binding on the Parties. Judgment on the award may be entered upon it in any court having jurisdiction.

         12.3 FERC Dispute Resolution. Nothing in this Agreement shall preclude, or be construed to preclude, any Party from filing a petition or complaint with FERC with respect to any arbitrable claim over which FERC has jurisdiction. In such case, the other Party may request FERC to reject or to waive jurisdiction. If FERC rejects or waives jurisdiction with respect to all or a portion of the claim, the portion of the claim not so accepted by FERC shall be resolved through arbitration, as provided in this Agreement. To the extent that FERC asserts or accepts jurisdiction over the claim, the decision, finding of fact or order of FERC shall be final and binding, subject to judicial review under the Federal Power Act, and any arbitration proceedings that may have commenced with respect to the claim prior to the assertion or acceptance of jurisdiction by FERC shall be terminated.

                                   ARTICLE 13
                                 REPRESENTATIONS

         13.1 Representations of Pepco. Pepco hereby represents and warrants to Generator as follows:

                  (a) Incorporation. Pepco is a corporation duly organized, validly existing and in good standing under the laws of the District of Columbia and the Commonwealth of Virginia, and has all requisite corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

                  (b) Authority. Pepco has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Pepco of this Agreement and the consummation by Pepco of the transactions contemplated hereunder have been duly and validly authorized by the Board of Directors of Pepco or by a committee thereof to whom such authority has been delegated and no other corporate proceedings on the part of Pepco are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pepco and, assuming that this Agreement constitutes a valid and binding agreement of Generator, constitutes a valid and binding agreement of Pepco, enforceable by Pepco in accordance with its terms.

                  (c)      Consents and Approvals; No Violation.

                  (i) Neither the execution and delivery of this Agreement by Pepco nor performance by Pepco of its obligations hereunder will (A) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Pepco, (B) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Pepco or any of its subsidiaries is a party or by which any of their respective assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Pepco, or any of its assets, except in the case of clauses (B) and
(C) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Pepco to discharge its obligations under this Agreement (a "Pepco Material Adverse Effect").

                  (ii) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for performance by Pepco of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Pepco Material Adverse Effect.

         13.2 Representations of Generator. Generator hereby represents and warrants to Pepco as follows:

                  (a) Incorporation. Generator is a [corporation] duly [incorporated], validly existing and in good standing under the laws of the State of __________, and has all requisite [corporate] power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

                  (b) Authority. Generator has all necessary [corporate] power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Generator of this Agreement and the consummation by Generator of the transactions contemplated hereby have been duly and validly authorized the [Board of Directors] of Generator or by a committee thereof to whom such authority has been delegated and no other [corporate] proceedings on the part of Generator are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Generator and, assuming that this Agreement constitutes a valid and binding agreement of Pepco, constitutes a valid and binding agreement of Generator, enforceable against Generator in accordance with its terms.

                  (c)      Consents and Approvals.

                  (i) Neither the execution and delivery of this Agreement by Generator nor performance by Generator of its obligations hereunder will (A) conflict with or result in any breach of any provision of the [Certificate of Incorporation or By-laws] of Generator, (B) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Generator or any of its subsidiaries is a party or by which any of their respective assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Generator, or any of its assets, except in the case of clauses (B) and (C) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Generator to discharge its obligations under this Agreement (a "Generator Material Adverse Effect").

                  (ii) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for performance by Generator of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Generator Material Adverse Effect.

                                   ARTICLE 14
                     ASSIGNMENT/CHANGE IN CORPORATE IDENTITY

         14.1     Assignment.

                  (a) Except as set forth in this Article 14, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either Party hereto, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

                  (b) Subject to Section 14.2, upon ten (10) days prior written notice to Generator, Pepco may assign this Agreement, and Pepco's rights, interests and obligations hereunder, to (i) an Affiliate of Pepco that owns all or part of Pepco's Transmission System or (ii) an independent system operator or independent transmission company whose control over all or part of Pepco's Transmission System has been approved by the FERC.

                  (c) Subject to Section 14.2, Generator may (a) assign any of its rights and obligations hereunder to an Affiliate to the extent necessary for the Generator to qualify as an exempt wholesale generator under Section 32 of the Public Utility Holding Company Act of 1935, as amended, and (b) assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee, lending institution, or other Person for the purposes of financing or refinancing the Station, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances of dispositions in lieu thereof; provided, however, that no such assignment shall relieve or in any way discharge Generator from the performance of its duties and obligations under this Agreement. Pepco agrees to execute and deliver, at Generator's expense, such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder for purposes of the financing or refinancing of the Facility, so long as Pepco's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

                  (d) Subject to Section 14.2, either Party may assign this Agreement to a successor to all or substantially all of the assets of such Party by way of merger, consolidation, sale or otherwise, provided such successor assumes in writing and becomes liable for all of such Party's duties and obligations hereunder.

         14.2 Release of Rights and Obligations. No assignment, transfer, conveyance, pledge or disposition of rights, interests, duties or obligations under this Agreement by a Party shall relieve that Party from liability and financial responsibility for the performance thereof after any such transfer, assignment, conveyance, pledge or disposition unless and until (i) the transferee or assignee shall agree in writing to assume the obligations and duties of that Party under this Agreement and to impose such obligations on subsequent permitted transferees and assignees and (ii) the non-assigning Party has consented in writing to such assumption and to a release of the assigning Party from such liability, such consent not to be unreasonably withheld or delayed.

         14.3 Change in Corporate Identity. If Generator terminates its existence as a [corporate] entity by merger, acquisition, sale, consolidation or otherwise, or if all or substantially all of Generator's assets are transferred to another person or business entity without complying with this Article 14, Pepco shall have the right, enforceable in a court of competent jurisdiction, to enjoin Generator's successor from using the Station in any manner that does not comply with the requirements of this Agreement or that impedes Pepco's ability to carry on its ongoing business operations.

         14.4 Successors and Assigns. This Agreement and all of the provisions hereof are binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

                                   ARTICLE 15
                                 SUBCONTRACTORS

         Nothing in this Agreement shall prevent the Parties from utilizing the services of subcontractors as they deem appropriate, provided, however, the Parties agree that, where applicable, all said subcontractors shall comply with the terms and conditions of this Agreement. The creation of any subcontract relationship shall not relieve the hiring Party of any of its obligations under this Agreement. Each Party shall be fully responsible to the other Party for the acts and/or omission of any subcontractor it hires as if no subcontract had been made. Any obligation imposed by this Agreement upon the Parties, where applicable, shall be equally binding upon and shall be construed as having application to any subcontractor. The Parties shall each be liable for, indemnify, and hold harmless the other Party, their Affiliates and their officers, directors, employees, agents, servants, and assigns from and against any and all claims, demands, or actions, from the other Party's subcontractors; and shall pay all costs, expenses and legal fees associated therewith and all judgments, decrees and awards rendered therein. No subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement.

                                   ARTICLE 16
                                     NOTICES

         16.1 Emergency Notices. At or prior to the Effective Date, each Party shall indicate to the other Party, by notice, the appropriate person during each eight-hour work shift to contact in the event of an emergency, a scheduled or forced interruption or reduction in services. The notice last received by a Party shall be effective until modified in writing by the other Party.

         16.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

         if to Pepco , to:

                  Potomac Electric Power Company
                  1900 Pennsylvania Avenue, N.W.
                  Washington, D.C.  20068
                  Telecopier:  (202) ________________
                  Attention:  ___________________

         if to Generator, to:

                  c/o Southern Energy, Inc.
                  900 Ashwood Parkway
                  Suite 500
                  Atlanta, Georgia  30338-4780
                  Telecopier:  (770)  821-6575
                  Attention:

                                   ARTICLE 17
                                   AMENDMENTS

         17.1 Amendments. Except as set forth in Sections 2.2 and 17.2 of this Agreement, this Agreement may be amended, modified, or supplemented only by written agreement of both Pepco and Generator.

         17.2     FERC Proceedings

                  (a)      Pepco may unilaterally make application to FERC under
Section 205 of the Federal Power Act and pursuant to the FERC's rules and regulations promulgated thereunder for, or exercise any rights it may have under
Section 206 of the Federal Power Act and the regulations thereunder with respect to, a change in any rates, terms and conditions, charges, classification of service, rule or regulation for any services Pepco provides under this Agreement over which FERC has jurisdiction.

                  (b) Generator may exercise its rights under Section 205 or 206 of the Federal Power Act and pursuant to FERC's rules and regulations promulgated thereunder with respect to any rate, term, condition, charge, classification of service, rule or regulation for any services provided under this Agreement over which FERC has jurisdiction.

                                   ARTICLE 18
                            MISCELLANEOUS PROVISIONS

         18.1 Waiver. Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         18.2 Labor Relations. The Parties agree to immediately notify the other Party, verbally and then in writing, of any labor dispute or anticipated labor dispute which may reasonably be expected to affect the operations of the other Party.

         18.3 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person. No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

         18.4     Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

         18.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         18.6 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or exhibit, such reference shall be to an Article or Section of, or Schedule or exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise expressly stated otherwise herein, the word "day" shall mean any calendar day including weekends and holidays. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

         18.7 Jurisdiction and Enforcement. Each of the Parties irrevocably submits to the exclusive jurisdiction of the federal and state courts of the State of Maryland for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the federal courts of the State of Maryland or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the State of Maryland. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in Section 16.2 (or such other address specified by such Party from time to time pursuant to Section 16.2) shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the federal and state courts of the State of Maryland and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         18.8 Entire Agreement. This Agreement, Asset Sale Agreement, the Confidentiality Agreement and the Ancillary Agreements including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement, the Asset Sale Agreement and the Ancillary Agreements supersede all prior agreements and understandings between the Parties with respect to the transactions contemplated by this Agreement other than the Confidentiality Agreement.

         18.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         18.10 Independent Contractor Status. Nothing in this Agreement shall be construed as creating any relationship between Pepco and Generator other than that of independent contractors.

         18.11 Conflicts. Except with respect to the amendments, indemnification, liability, default and remedies provisions contained herein or as otherwise expressly provided herein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Asset Sale Agreement, the terms of the Asset Sale Agreement shall prevail.

         IN WITNESS WHEREOF, Pepco and Generator have caused this
Interconnection Agreement (Chalk Point) to be signed by their respective duly authorized officers as of the date first above written.

                                   POTOMAC ELECTRIC POWER COMPANY


                                   By:
                                       ----------------------------
                                       Name:
                                       Title:


                                   [GENERATOR]


                                   By:
                                       ----------------------------
                                       Name:
                                       Title:

                                   SCHEDULE A
                                   DEFINITIONS


Part A. Capitalized terms not defined in the body of the Agreement shall have the meaning set forth in Part A of this Schedule A. (Part B of this Schedule A sets forth capitalized terms defined within the Agreement.)

         (1) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

         (2) "Ancillary Agreements" has the meaning set forth in the Asset Sale Agreement.

         (3)      "Closing" has the meaning set forth in the Asset Sale
Agreement.

         (4) "Confidentiality Agreement" has the meaning set forth in the Asset Sale Agreement.

         (5) "Costs" means all costs, including without limitation, any Taxes, costs of acquiring real property, costs and fees for permits, franchises, licenses and regulatory approvals except to the extent that such costs are allocated to a party or parties other than the Generator by the PJM Interconnection LLC or otherwise under the PJM Tariff or PJM Agreement.

         (6) "Easement" means the Easement Agreement dated __________, 2000, between the Parties with respect to the Station.

         (7) "Environmental Laws" means all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives or orders (including consent orders) and environmental permits, in each case, relating to pollution or protection of the environment or natural resources, including laws relating to Releases or threatened Releases, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, arrangement for disposal, transport, recycling or handling, of Hazardous Substances.

         (8) "Emergency" means (a) with respect to Pepco, a condition or situation which Pepco, the PJM Interconnection LLC, the PJM System Operator or the Transmission Operator deem imminently likely to (i) endanger life or property, or (ii) adversely affect or impair the Transmission System, Pepco's electrical system or the electrical or transmission systems of others to which the Transmission System or Pepco's electrical system are directly or indirectly connected and (b) with respect to the Generator, a condition or situation which the Generator deems imminently likely to (i) endanger life or property, or (ii) adversely affect or impair the Station.

         (9) "FERC" means the Federal Energy Regulatory Commission or its successors.

         (10) "Generating Facilities" means the Station and any additional generating plants, turbines or other generating facilities constructed by Generator after the Effective Date at the site of the Station.

         (11) "Generator" has the meaning set forth in the introductory paragraph of this Agreement and shall include its permitted successors and assigns.

         (12) "Generator Facilities" mean the equipment and facilities owned by the Generator but located on Pepco's property which are identified in Schedule B of this Agreement.

         (13) "Good Utility Practice" means any of the applicable practices, methods and acts.

                  (a) required by FERC, NERC, MAAC, the PJM Interconnection LLC, the PJM System Operator, or the successor of any of them, whether or not the Party whose conduct is at issue is a member thereof,

                  (b)   required by applicable law or regulations,

                  (c) required by the Pepco Interconnection Standards or the policies and standards of Pepco relating to emergency operations;

                  (d) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period;

which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with law, regulation, good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

         (14) "Hazardous Substances" means (i) any petrochemical or petroleum products, crude oil or any fraction thereof, ash, radioactive materials, radon gas, asbestos in any form, urea formaldehyde foam insulation or polychlorinated biphenyls, (ii) any chemicals, materials, substances or wastes defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect contained in any Environmental Law or (iii) any other chemical, material, substance or waste which is prohibited, limited or regulated by any Environmental Law.

         (15) "Interconnection Facilities" means those facilities or portions of facilities owned or operated by Pepco to provide Interconnection Service which shall include, but not be limited to (1) facilities the cost of which is reasonably allocated to the Interconnection Service provided to the Station, or (2) Attachment Facilities or Local Upgrade Facilities, as defined in the PJM Tariff, which are associated with the Interconnection Service and operated and maintained by Pepco.

         (16) "Interconnection Service" means the services provided by Pepco which are necessary to connect the Station to the Transmission System for parallel operation of the Station and to enable Generator to transmit the energy and ancillary services produced by the Station to the Transmission System and receive Station energy service and ancillary services, including blackstart power, from the Generator's supplier.

         (17) "MAAC" means the Mid-Atlantic Area Council, a reliability council under Section 202 of the Federal Power Act established pursuant to the MAAC Agreement dated August 1, 1994, or any successor thereto.

         (18) "Maintain" means construct, reconstruct, install, inspect, repair, replace, operate, patrol, maintain, use, modernize, expand, upgrade, or other similar activities.

         (19) "MDPSC" means the Maryland Public Service Commission or any successor agency thereto.

         (20) "NERC" means North American Electric Reliability Council or any successor thereto.

         (21) "Pepco" has the meaning set forth in the introductory paragraph of this Agreement and shall include its permitted successors or assigns.

         (22) "Pepco Facilities" means the equipment and facilities owned by Pepco but located on Generator's property which are identified in Schedule B of this Agreement.

         (23)     "Pepco Interconnection Standards" means Pepco's
Interconnection and Parallel Operating Guidelines as amended, modified or replaced from time to time. A copy of the existing Pepco Interconnection Standards is attached hereto as Schedule E.

         (24) "Point of Interconnection" means each ownership point of demarcation set forth in Schedule C where capacity, energy and ancillary services are transferred between the Station and the Transmission System.

         (25) "Pepco Transmission Facilities" means those transmission, substation, and communication facilities and related equipment, including the Interconnection Facilities, and any additions, modifications or replacements thereto, that are utilized to provide Interconnection Service to the Station.

         (26) "PJM" means the Pennsylvania New Jersey-Maryland interconnected power pool operated under the PJM Agreement and any successor thereto including any regional transmission operator, independent system operator, transco, or any other independent system administrator that possesses operational or planning control over the Transmission System.

         (27) "PJM Agreement" means the Amended and Restated Operating Agreement of the PJM Interconnection LLC dated as of June 2, 1997.

         (28) "PJM Control Area" shall mean the control area recognized by NERC as the PJM Control Area.

         (29) "PJM Interconnection LLC" means the independent system operator of the PJM Control Area pursuant to the PJM Operating Agreement and the PJM Tariff.

         (30) "PJM Generator Connection Agreement" means the interconnection agreement entered into between the Generator and the PJM Interconnection LLC pursuant to the PJM Tariff with respect to the interconnection of the Station and the Transmission System.

         (31) "PJM Reliability Agreement" means the Reliability Assurance Agreement dated June 2, 1997 among the load serving entities of PJM.

         (32) "PJM Requirements" means the rules, regulations or other requirements of PJM or MAAC contained in or adopted pursuant to the PJM Agreement, the PJM Tariff or the PJM Reliability Agreement which are applicable to Pepco, with respect to the Transmission System or the Interconnection Service, and the Generator with respect to the Generating Facilities.

         (33) "PJM System Operator" shall mean the PJM Interconnection LLC, energy control center staff responsible for central dispatch as provided in the PJM Agreement.

         (34) "PJM Tariff" means the PJM Open Access Transmission Tariff providing transmission service within the PJM Control Area.

         (35) "Qualified Personnel" means individuals who possess any required licenses and are trained for their positions and duties by Generator and/or Pepco pursuant to Good Utility Practice.

         (36) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

         (37) "Revenue Meters" means all MWh and MVArh meters, pulse isolation relays, pulse conversion relays, transducers required by Pepco or the PJM Interconnection or PJM System Operator for billing or other purposes, and associated totalizing equipment and appurtenances and compensation required to measure the transfer of energy across the Point of Interconnection.

         (38) "SMECO CT" means the approximately 84 MW generating facility and related assets owned by the Southern Maryland Electric Cooperative, or its successors or assigns, which is located at or near the site of the Station.

         (39) "Station" means the Chalk Point Station as defined in the Asset Sale Agreement (excluding the SMECO CT).

         (40) "Switching, Tagging, and Grounding Rules" means Pepco's switching, tagging and grounding rules as amended, modified or replace from time to time. A copy of the existing Switching Tagging and Grounding Rules is attached hereto as Schedule D.

         (41) "Taxes" means all taxes, surtaxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income taxes, excise, property, sales, transfer, franchise, special franchise, payroll, recording, withholding, social security or other taxes, in each case including any interest, penalties or additions attributable thereto.

         (42) "Transmission System" means the facilities owned, controlled, or operated by Pepco, for purposes of providing transmission service, including services under the PJM Tariff, and Interconnection Service.

         (43) "Transmission Operator" means the person, or persons designated by Pepco to coordinate the day to day interconnection of the Station with the Transmission System.


Part B. The following terms have the meaning specified in the section of this Agreement set forth opposite to such term:


     Term                           Agreement Reference

Agreement                           Preamble
Asset Sale Agreement                Preamble
Effective Date                      Section 2.1
Event of Default                    Section 8.1
Force Majeure                       Section 11.1
Initial Period                      Section 3.10
Operating Committee                 Section 3.20
Party or Parties                    Preamble
Term                                Article 2

                                   EXHIBIT F

                          LOCAL AREA SUPPORT AGREEMENT

                                 BY AND BETWEEN

                         POTOMAC ELECTRIC POWER COMPANY

                                       and

                       ------------------------------------

                            Dated               , 2000
                                  --------------

                                TABLE OF CONTENTS

                                                               Page

ARTICLE I - DEFINITIONS                                          1
ARTICLE II - TERM; TERMINATION                                   1
  2.1 - Term                                                     1
  2.2 - Termination                                              1
  2.3 - Continuation                                             2
ARTICLE III - OPERATING REQUIREMENTS                             2
  3.1 - PJM; MAAC                                                2
  3.2 - Obligations of Generator                                 2
  3.3 - Violations                                               4
  3.4 - Billing Procedures                                       4
ARTICLE IV - RETIREMENT OR REMOVAL FROM SERVICE OF
           THE FACILITY                                          5
  4.1 - Conditions Precedent to Retirement or Removal            5
  4.2 - Notice Requirement                                       5
  4.3 - PJM Studies                                              6
  4.4 - Termination Fee                                          6
ARTICLE V - REPRESENTATIONS OF THE PARTIES                       7
  5.1 - Representations of Pepco                                 7
  5.2 - Representations of Generator                             8
ARTICLE VI - DEFAULT                                             9
  6.1 - Event of Default                                         9
  6.2 - Remedies                                                 9
  6.3 - Additional Remedies                                     10
  6.4 - Reimbursement for Replacement Costs                     10
  6.5 - Limitation of Liability                                 10
ARTICLE VII - ASSIGNMENT                                        11
  7.1 - Assignment                                              11
  7.2 - Release of Rights and Obligations                       11
  7.3 - Transfer of Facility                                    11
  7.4 - Change in Corporate Identity                            12
  7.5 - Successors and Assigns                                  12
ARTICLE VIII - FORCE MAJEURE                                    12
  8.1 - Force Majeure                                           12
  8.2 - Definition of Force Majeure                             12
  8.3 - Force Majeure Procedures                                12
ARTICLE IX - INDEMNIFICATION                                    13
  9.1 - Generator's Indemnification                             13
  9.2 - Pepco's Indemnification                                 13
  9.3 - Indemnification Procedures                              13
  9.4 - Survival                                                13
ARTICLE X - CONFIDENTIALITY                                     14
  10.1 - Confidentiality Obligations of Pepco                   14

  10.2 - Confidentiality Obligations of Generator               14
  10.3 - Remedies                                               15
ARTICLE XI - DISPUTE RESOLUTION                                 15
  11.1 - Disputes                                               15
  11.2 - Arbitration                                            15
  11.3 - FERC Jurisdiction                                      16
ARTICLE XII - MISCELLANEOUS                                     16
  12.1 - Amendment and Modification; Extension; Waiver          16
  12.2 - Notices                                                16
  12.3 - No Third Party Beneficiaries                           17
  12.4 - Independent Contractors                                17
  12.5 - Governing Law                                          18
  12.6 - Jurisdiction and Enforcement                           18
  12.7 - Counterparts                                           18
  12.8 - Interpretation                                         18
  12.9 - Entire Agreement                                       19
  12.10 - Severability                                          19
  12.11 - Conflicts                                             19
  12.12 - Further Assurances                                    19

                          LOCAL AREA SUPPORT AGREEMENT

         THIS LOCAL AREA SUPPORT AGREEMENT (as amended from time to time, this "Agreement") is made and entered into as of ___________, 2000 by and between Potomac Electric Power Company, a District of Columbia and Virginia corporation ("Pepco"), and ______________________ ("Generator"), a __________ [corporation].
Pepco and Generator are referred to individually as a "Party" and collectively as the "Parties."

                                   WITNESSETH:

         WHEREAS, Pepco and Generator have entered into an Asset Purchase and Sale Agreement, dated June 7, 2000 (as amended from time to time, the "Asset Sale Agreement"), for the sale by Pepco to Generator of the Facility (as defined herein);

         WHEREAS, Pepco requires local generation support from the Facility in order to maintain reliability of electric service in the local area of the Facility, including the reliable transmission and delivery of Energy (as defined herein) to loads connected radially to the Facility switchyard; and

         WHEREAS, the provisions of this Agreement are essential to maintaining the reliability of electric service in the local area of the Facility.

         NOW THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Capitalized terms used in this Agreement shall have the respective meanings set forth in Appendix A hereto.

                                   ARTICLE II

                                TERM; TERMINATION

         2.1 Term. This Agreement shall become effective upon consummation of the Closing (the "Effective Date"). The Agreement shall continue in full force and effect for a term of twenty (20) years (the "Term") unless terminated earlier in accordance with Section 2.2.

         2.2 Termination. Subject to any required regulatory approval, this Agreement may be terminated prior to the end of the Term: (a) by either Party pursuant to Section 6.2; or

(b) upon written notice by Pepco that Substitute Resources satisfactory to PJM and Pepco have become operational.

         2.3 Continuation. The applicable provisions of this Agreement shall continue in effect after cancellation, termination or expiration hereof to the extent necessary to provide for final billings, billing adjustments and payments pertaining to liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.

                                   ARTICLE III

                             OPERATING REQUIREMENTS

         3.1      PJM; MAAC.

                  (a) From and after the Effective Date and for so long as PJM Interconnection LLC is the control area operator for the System, Generator shall maintain membership in good standing in PJM and MAAC and shall execute, deliver and perform all agreements required by PJM and MAAC, including the PJM Agreement and the MAAC Agreement.

                  (b) If PJM Interconnection LLC ceases to be the control area operator for the System, then Generator shall be obligated to enter into comparable operating arrangements with any succeeding control area operator for the System, or with Pepco, to achieve the same local area reliability goals, subject to equivalent terms, set forth in this Agreement.

         3.2 Obligations of Generator. Provided the Facility's switchyard remains in the PJM Control Area, Generator shall operate and maintain the Facility in the following manner:

                  (a)      Operation and Compensation.

                           (i)      Generator shall make the Facility Available
and shall follow the generation unit commitment procedures and dispatch orders (including requests for Ancillary Services) of PJM Interconnection LLC and, in order to maintain local area reliability as provided in Section 3.2(a)(iii) below, of Pepco. Generator shall make the Facility Available and shall follow such generation unit commitments and dispatch orders (including requests for Ancillary Services) even if operation of the Facility is not required for energy sales scheduled by Generator.

                           (ii)     When PJM Interconnection LLC orders a change
in operation of the Facility for any reason, including local area reliability, PJM compensation rules will apply. Pepco will have no obligation under this Agreement to compensate Generator for such operation.

                           (iii)    Pepco may order operation and dispatch level
of the Facility for local area reliability in accordance with Pepco Transmission Procedures No. 28 and No. 29 at any time when PJM Interconnection LLC has not ordered such operation. When Pepco orders operation of the Facility for local area reliability in accordance with Pepco Transmission Procedures No. 28 and No. 29 at a time when PJM Interconnection LLC has not ordered such operation, Generator shall schedule the appropriate operation of the Facility in accordance with PJM procedures. Pepco shall pay Generator the excess, if any, of (A) the compensation Generator would have received if PJM Interconnection LLC had ordered such operation for local area reliability minus (B) the compensation actually received by Generator from PJM Interconnection LLC for such operation.

                           (iv)     Generator shall not retire or indefinitely
remove from service the Facility or any of its Units except as permitted pursuant to Article IV. Until the retirement or indefinite removal from service of the Facility or any of its Units in accordance with Article IV, Generator shall (A) maintain the capacity of each Unit in accordance with Good Utility Practice and (B) shall otherwise operate and maintain the Facility, or cause the Facility to be operated and maintained, in accordance with Good Utility Practice.

                           (v)      Notwithstanding any provision of this
Section 3.2(a) to the contrary, in the event Abnormal Conditions exist for any period of twenty-one (21) consecutive days, then during the period commencing on the twenty-first (21st) day of such Abnormal Conditions and ending with the termination of such Abnormal Conditions, Generator must use best efforts to comply with Pepco Transmission Procedure No. 28 pursuant to Sections 3.2(a)(i) and 3.2(a)(iii).

                  (b) Maintenance. Generator shall abide by PJM rules and cooperate with PJM Interconnection LLC and Pepco in scheduling maintenance of the Facility and each Unit and any other equipment outages affecting the operation of the Facility or any Unit.

                  (c)      Notification of Pepco.

                           (i)      Generator shall promptly notify Pepco of any
condition, incident or occurrence that will, or is reasonably likely to, cause Generator to fail to provide Energy or Ancillary Services during such periods and in such amounts as required by Section 3.2(a), along with the anticipated duration of the condition, incident or occurrence. Such notice shall not excuse performance by Generator of any of its obligation hereunder nor shall it deprive Pepco of any of its remedies under this Agreement.

                           (ii)     Generator shall, unless specifically waived
by Pepco in writing, (A) promptly provide Pepco copies of any written correspondence, notices and agreements and arrangements between Generator and PJM Interconnection LLC and/or MAAC and (B) permit Pepco to attend any meetings or discussions between Generator and PJM Interconnection LLC and/or MAAC, in each case to the extent any such correspondence, notices, agreements, arrangements, meetings or discussions concern any operation, outage or shutdown of the Facility or any Unit that has or is reasonably expected to have an impact on Pepco's local area reliability.

         3.3      Violations.

                  (a) Normal Condition Violation. If Pepco Sheds Load as a result of a Normal Condition Violation, Generator shall pay to Pepco an amount equal to one million dollars ($1,000,000) for each such violation.

                  (b)      Abnormal Condition Violation.

                           (i)      If Generator commits an Abnormal Condition
Violation, Generator shall pay to Pepco an amount equal to one thousand dollars per megawatt hour ($1,000/MWh) for the difference (whether positive or negative) in any hour during such Abnormal Condition Violation between the Target Output and the Actual Output.

                           (ii)     In addition to any amount payable by
Generator pursuant to Section 3.3(b)(i), if Generator has supplied Excess Output during an Abnormal Condition Violation, then Generator shall pay to Pepco an amount equal to all revenues derived by Generator from supplying such Excess Output.

                           (iii)    Notwithstanding any provision of this
Section 3.3(b) to the contrary, in the event Abnormal Conditions exist for any period of twenty-one (21) consecutive days, then Generator shall not be required to pay Pepco the amounts otherwise due under Section 3.3(b)(i) or 3.3(b)(ii) for the period commencing on the twenty-first (21st) day of such Abnormal Conditions and ending with the termination of such Abnormal Conditions.

                  (c) All amounts payable under this Section 3.3 shall be paid in accordance with the billing procedures set forth in Section 3.4.

                  (d) The Parties agree that the foregoing payment provisions are an integral part of this Agreement and forms a portion of the consideration for executing the Asset Sale Agreement; that the amounts set forth in this Section 3.3 represent a reasonable estimate of the damages incurred by Pepco for a Normal Condition Violation and an Abnormal Condition Violation; that the payment by Generator of such amounts is an appropriate remedy; and that such payments constitute liquidated damages and not a forfeiture or penalty. Generator irrevocably and unconditionally waives any claim that these payments are or may be unenforceable as to Generator.

         3.4      Billing Procedures.

                  (a) Within ten (10) calendar days after the first day of each month immediately following the month in which one or more Transaction Days have occurred, Generator shall provide to Pepco a written invoice for any payments due to Generator from Pepco pursuant to Section 3.2(a)(iii). Pepco shall submit invoices to Generator whenever necessary under this Agreement.

                  (b) Each invoice shall (i) delineate the month in which the Services were provided, (ii) fully describe the Services rendered, (iii) be itemized to reflect the Services performed or provided, and (iv) provide reasonable detail as to the calculation of the amount involved.

                  (c) All invoices shall be paid within fifteen (15) calendar days of receipt, but not earlier than the 25th day of the month in which the invoice is rendered. All payments shall be made in immediately available funds payable to the other Party, by wire transfer to a bank account designated in writing by such Party. Payment of invoices shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement, nor shall such payment constitute a waiver of any claims arising hereunder.

                  (d) To the extent that, for any billing period, Generator is obligated to pay to Pepco amounts due and calculated pursuant to Section 3.3, Pepco may use such amounts as a set-off against any amounts owed by Pepco to Generator under Section 3.2(a)(iii). If such amounts due and calculated pursuant to Section 3.3 exceed the amounts due to Generator under Section 3.2(a)(iii) for any billing period, Pepco shall submit an invoice to Generator and Generator shall pay such invoice within fifteen (15) calendar days of receipt.

                  (e) In the event of a billing dispute hereunder, (i) Generator shall continue to provide Services in accordance with the terms of this Agreement and (ii) the Party required to make payments hereunder shall pay to the other Party all invoiced amounts, net of any set-offs permitted under
Section 3.4(d), that are not in dispute.

                                   ARTICLE IV

               RETIREMENT OR REMOVAL FROM SERVICE OF THE FACILITY

         4.1 Conditions Precedent to Retirement or Removal. Prior to the retirement or indefinite removal from service of the Facility or any of its Units, Generator shall: (i) comply with all applicable MAAC requirements in connection with such retirement or indefinite removal from service; (ii) if applicable, enter into an agreement with PJM Interconnection LLC providing for studies relating to the impact of the retirement or indefinite removal from service on the Facility, as more particularly described in Section 4.3 below; and (iii) either (A) pay any applicable termination fee, as more particularly described in Section 4.4 below, or (B) provide (at Generator's expense) substitute resources satisfactory to PJM and Pepco for the remaining term of the Agreement to maintain the reliability of the Facility (the "Substitute Resources").

         4.2 Notice Requirement. Generator shall not be permitted to shut down the Facility or applicable Unit until the later of (x) the date specified by Generator in a written notice to PJM Interconnection LLC and Pepco indicating Generator's intent to shut down the Facility or Unit, such notice to be provided at least five (5) years prior to the date of shutdown (the "Termination Notice") and (y) the date on which PJM notifies Generator in writing that transmission reinforcements or other appropriate measures necessitated by the shutdown are in commercial operation. PJM Interconnection LLC may reduce or eliminate the five
(5) year notice requirement if PJM Interconnection LLC determines, following consideration of Generator's commitment to provide Substitute Resources and other applicable factors, that the reliability of the PJM Control Area no longer requires such advance notice. In addition to PJM's determination, Generator must obtain Pepco's consent to reduce or eliminate the advance notice requirement, such consent not to be unreasonably withheld.

         4.3 PJM Studies. In the event Generator does not intend to provide Substitute Resources, Generator shall enter into an agreement with PJM Interconnection LLC to perform a system impact study and, if indicated by the system impact study, a facilities study, of the proposed retirement or indefinite removal from service of the Facility or applicable Unit in order to determine the PJM transmission additions or upgrades required, if any, to accommodate such retirement or indefinite removal from service. Alternatively, if Generator does intend to provide Substitute Resources, Generator shall (i) commission a study to evaluate the feasibility of the proposed Substitute Resources and (ii) at the request of PJM Interconnection LLC, enter into an agreement with PJM Interconnection LLC to perform any system impact and facilities studies required by PJM Interconnection LLC. Generator shall pay all costs and deposits required in connection with the performance of any such studies consistent with Part IV of the PJM Tariff.

         4.4 Termination Fee. Based on the results of the studies required by PJM Interconnection LLC, PJM Interconnection LLC may determine that certain transmission system additions or upgrades are necessary to accommodate the retirement or indefinite removal from service of the Facility or applicable Unit. As a termination fee (the "Termination Fee"), Generator shall contribute to the transmission owner(s) constructing the additions or upgrades (through PJM or directly), an amount equal to that portion of the installed cost of such additions or upgrades calculated as follows:

                  (i) if the Termination Notice specifies a retirement or indefinite removal from service date which is prior to the sixth anniversary of the Closing Date, the portion shall be 100%;

                  (ii) if the specified retirement or indefinite removal from service date is on or after the sixth anniversary but prior to the seventh anniversary of the Closing Date, the portion shall be 80%;

                  (iii) if the specified retirement or indefinite removal from service date is on or after the seventh anniversary but prior to the eighth anniversary of the Closing Date, the portion shall be 60%;

                  (iv) if the specified retirement or indefinite removal from service date is on or after the eighth anniversary but prior to the ninth anniversary of the Closing Date, the portion shall be 40%;

                  (v) if the specified retirement or indefinite removal from service date is on or after the ninth anniversary but prior to the tenth anniversary of the Closing Date, the portion shall be 20%; and

                  (vi) if the specified retirement or indefinite removal from service date is on or after the tenth anniversary of the Closing Date, Generator shall have no obligation under this Agreement to reimburse PJM Interconnection LLC for the cost of the additions and upgrades found necessary by PJM Interconnection LLC.

                                    ARTICLE V

                         REPRESENTATIONS OF THE PARTIES

         5.1 Representations of Pepco. Pepco hereby represents and warrants to Generator as follows:

                  (a) Incorporation. Pepco is a corporation duly incorporated, validly existing and in good standing under the laws of the District of Columbia and Commonwealth of Virginia, and has all requisite corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

                  (b) Authority. Pepco has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Pepco of this Agreement and the consummation by Pepco of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Pepco or by a committee thereof to whom such authority has been delegated and no other corporate proceedings on the part of Pepco are necessary to authorize this Agreement or the transactions contemplated hereby. The Agreement has been duly and validly executed and delivered by Pepco and, assuming that this Agreement constitutes a valid and binding agreement of Generator, constitutes a valid and binding agreement of Pepco, enforceable against Pepco in accordance with its terms.

                  (c)      Consents and Approvals; No Violation.

                           (i)      Neither the execution and delivery of this
Agreement by Pepco nor performance by Pepco of its obligations hereunder will
(i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Pepco, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Pepco or any of its subsidiaries is a party or by which any of their respective assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Pepco, or any of its assets, except in the case of clauses (ii) and (iii) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Pepco to discharge its obligations under this Agreement (a "Pepco Material Adverse Effect").

                           (ii)     No declaration, filing or registration with,
or notice to, or authorization, consent or approval of any Governmental Authority is necessary for performance by Pepco of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Pepco Material Adverse Effect.

         5.2 Representations of Generator. Generator represents and warrants to Pepco as follows:

                  (a) Incorporation. Generator is a [corporation] duly [incorporated], validly existing and in good standing under the laws of the State of ______________ and has all requisite [corporate] power and authority to own, lease and operate its material assets and properties, including the Facility, and to carry on its business as now being conducted.

                  (b) Authority. Generator has all necessary [corporate] power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Generator of this Agreement and the consummation by Generator of the transactions contemplated hereby have been duly and validly authorized by the [Board of Directors] of Generator or by a committee thereof to whom such authority has been delegated and no other [corporate] proceedings on the part of Generator are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Generator and, assuming that this Agreement constitutes a valid and binding agreement of Pepco, constitutes a valid and binding agreement of Generator, enforceable against Generator in accordance with its terms.

                  (c)      Consents and Approvals; No Violation.

                           (i)      Neither the execution and delivery of this
Agreement by Generator nor performance by Generator of its obligations hereunder will (i) conflict with or result in any breach of any provision of the [Certificate of Incorporation or By-laws] of Generator, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Generator or any of its subsidiaries is a party or by which any of their respective assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Generator, or any of its assets, except in the case of clauses (ii) and (iii) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Generator to discharge its obligations under this Agreement (a "Generator Material Adverse Effect").

                           (ii)     No declaration, filing or registration with,
or notice to, or authorization, consent or approval of any Governmental Authority is necessary for performance by Generator of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Generator Material Adverse Effect.

                                   ARTICLE VI

                                     DEFAULT

         6.1 Event of Default. Unless excused by Force Majeure, each of the following events shall constitute an event of default (an "Event of Default") under this Agreement:

                  (a) The failure by a Party to pay any amount due hereunder within thirty (30) days after receipt of written notice of nonpayment by the other Party, unless the payment of such amount is disputed in good faith, in which event Section 3.4(e) and Article XI shall apply;

                  (b) A Party's breach of any material term or condition of this Agreement, including but not limited to any material breach of a representation, warranty or covenant made in this Agreement which, after receiving written notice of the breach from the non-breaching Party (such notice to set forth in reasonable detail the nature of the default and, where known and if applicable, the steps necessary to cure such default), (i) the breaching Party fails to cure the default, if curable, within thirty (30) days following receipt of the notice or (ii) if such default is of such a nature that it cannot be cured within thirty (30) days following receipt of such notice, the breaching Party fails within such thirty (30) days to commence the necessary cure and fails at any time thereafter diligently and continuously to prosecute such cure to completion, provided that the cure is completed no later than one hundred eighty (180) days after receipt of the default notice; provided, that no notice or cure period shall be applicable with respect to any breach by Generator of
Section 3.2(a)(v);

                  (c) The appointment of a receiver or liquidator or trustee for either Party, and such receiver, liquidator or trustee is not discharged within sixty (60) days;

                  (d) The entry of a decree adjudicating a Party as bankrupt or insolvent, and such decree is continued undischarged and unstayed for a period of sixty (60) days; or

                  (e) The filing of a voluntary or involuntary petition in bankruptcy under any provision of any federal or state bankruptcy law by a Party or against it, and, with respect to an involuntary petition in bankruptcy, such petition continues undischarged and unstayed for a period of sixty (60) days.

         6.2 Remedies. Upon the occurrence of an Event of Default, the non-defaulting Party may (i) exercise all such rights and remedies as may be available to it at law or equity including seeking to recover damages caused by such Event of Default, subject to Section 6.5 of this Agreement, and/or (ii) terminate this Agreement. The Parties shall not discontinue the performance of any one or more of their obligations hereunder due to the occurrence of an Event of Default during the pendency of any dispute regarding such Event of Default and until such dispute is finally resolved.

         6.3 Additional Remedies. Generator acknowledges and specifically agrees that its obligations under this Agreement are essential to ensure the reliability of the System; that breach of Generator's obligations may result in irreparable harm and damage to Pepco which cannot adequately be compensated by a monetary award; and that, as a consequence thereof, Pepco shall, in addition to any other remedy to which Pepco may be entitled by reason of Generator's breach of this Agreement, be entitled to seek and obtain temporary, preliminary and permanent injunctive relief from any court or Governmental Authority of competent jurisdiction restraining Generator from committing or continuing any breach of this Agreement.

         6.4 Reimbursement for Replacement Costs. Upon an Event of Default, Generator shall be liable to Pepco for all costs reasonably incurred by Pepco as a direct result of Generator's failure to deliver Energy or Ancillary Services pursuant to the terms of this Agreement. Such costs shall include all reasonable costs associated with the procurement of replacement Energy, including Energy, Ancillary Services, demand, capacity, or reservation charges, any transmission costs associated with procuring such replacement Energy and any costs of constructing the additions or upgrades necessary to provide the Energy to be supplied by Generator hereunder. In addition to the amounts associated with the purchase of replacement Energy, Generator shall be liable for reasonable administrative and legal expenses incurred as a result of Generator's failure to perform. The Parties expressly agree that such amounts do not constitute liquidated damages and that the obligations of Generator under this Section 6.4 shall survive and continue in full force and effect regardless of whether this Agreement expires or terminates or is canceled, surrendered or completed.

         6.5      Limitation of Liability. Except as provided in Sections 3.3,
4.4 and 6.4, neither Party nor their respective officers, directors, agents, employees, parents, Affiliates, successors, assign, contractors or subcontractors shall be liable to the other Party or its shareholders, subsidiaries, Affiliates, officers, directors, agents, employees, successors, assigns, contractors or subcontractors for any claims, demands or suits for consequential, incidental, special, exemplary, punitive, indirect or multiple damages connected with or resulting from any breach of this Agreement (other than breach of Article IX), or any actions undertaken in connection with or related hereto or thereto, including any such damages which are based upon breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law or any other theory of recovery. The foregoing shall not prevent any Party from recovering damages of the foregoing nature in a claim for indemnification hereunder for such damages asserted by a third party.

                                   ARTICLE VII

                                   ASSIGNMENT

         7.1      Assignment.

                  (a) Except as set forth in Sections 7.1(b), 7.1(c) and 7.1(d), neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either Party hereto, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

                  (b) Upon ten (10) days prior written notice to Generator, Pepco may assign this Agreement, and Pepco's rights, interests and obligations hereunder, to (i) an Affiliate of Pepco that owns all or part of Pepco's transmission system or (ii) an Independent System Operator or independent transmission company whose control over all or part of Pepco's transmission system has been approved by the FERC.

                  (c) Generator may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee, lending institution, or other Person for the purposes of financing or refinancing the Facility, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances of dispositions in lieu thereof; provided, however, that no such assignment or disposition shall relieve or in any way discharge Generator from the performance of its duties and obligations under this Agreement.

Pepco agrees to execute and deliver, at Generator's expense, such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder for purposes of the financing or refinancing of the Facility, so long as Pepco's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

                  (d) Either Party may assign this Agreement to a successor to all or substantially all of the assets of such Party by way of merger, consolidation, sale or otherwise, provided such successor assumes in writing and becomes liable for all of such Party's duties and obligations hereunder.

         7.2 Release of Rights and Obligations. No assignment, transfer, conveyance, pledge or disposition of rights, interests, duties or obligations under this Agreement by a Party shall relieve that Party from liability and financial responsibility for the performance thereof after any such transfer, assignment, conveyance, pledge or disposition unless and until (i) the transferee or assignee shall agree in writing to assume the obligations and duties of that Party under this Agreement and to impose such obligations on subsequent permitted transferees and assignees and (ii) the non-assigning Party has consented in writing to such assumption and to a release of the assigning Party from such liability, such consent not to be unreasonably withheld or delayed.

         7.3 Transfer of Facility. Any direct or indirect assignment, sale, conveyance, lease, or other transfer by Generator of the Facility, any Unit or Generator's direct or indirect owner thereof, whether by operation of law or otherwise, shall be null and void unless, with Pepco's prior written consent, which shall not be unreasonably withheld or delayed, the transferee of the Facility or such Unit assumes in writing all of Generator's right, title and interest in and to this Agreement, and all of Generator's rights, interests, duties and obligations hereunder.

         7.4 Change in Corporate Identity. If Generator terminates its existence as a corporate entity by merger, acquisition, sale, consolidation or otherwise, or if all or substantially all of Generator's assets are transferred to another person or business entity without complying with this Article VII, Pepco shall have the right, enforceable in a court of competent jurisdiction, to enjoin Generator's successor from using the Facility in any manner that does not comply with the requirements of this Agreement or that impedes Pepco's ability to carry on its ongoing business operations.

         7.5 Successors and Assigns. This Agreement and all of the provisions hereof are binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

                                  ARTICLE VIII

                                  FORCE MAJEURE

         8.1 Force Majeure. Notwithstanding anything in this Agreement to the contrary, the Parties shall be excused from performing their respective obligations hereunder and shall not be liable in damages or otherwise to the extent that a Party is unable to perform or is prevented from performing by an event of Force Majeure and has complied with Section 8.3. The Parties recognize and agree that an event of Force Majeure will not relieve any Party of its obligation to make payments when due hereunder.

         8.2 Definition of Force Majeure. The term "Force Majeure" as used herein means those causes beyond the reasonable control of the Party affected, that, by the exercise of reasonable diligence, including Good Utility Practice, such Party is unable to prevent, avoid, mitigate, or overcome, including the following: any act of God, act of the public enemy, war, civil disturbance, insurrection, riot, fire (unless resulting from the fault or negligence of the Party asserting Force Majeure), storm or flood, lightning or explosion (unless resulting from the fault or negligence of the Party asserting Force Majeure) or any other cause of a similar nature beyond such Party's reasonable control. Neither the cost to operate and maintain the Facility nor any mechanical or electrical breakdown or failure of machinery or plant owned or operated by Generator due to any reason other than an event which itself constitutes an event of Force Majeure shall be deemed an event of Force Majeure.

         8.3 Force Majeure Procedures. A Party shall not be entitled to rely on the occurrence of an event of Force Majeure as a basis for being excused from performance of its obligations under this Agreement unless the Party relying on the event or condition shall: (a) provide prompt written notice of such Force Majeure event to the other Party, including an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts in accordance with Good Utility Practice to continue to perform its obligations under this Agreement; (c) expeditiously take action to correct or cure the event or condition excusing performance; (d) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (e) provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance. Subject to this Section 8.3, any obligation under this Agreement shall be suspended only to the extent caused by such Force Majeure and only during the continuance of any inability of performance caused by such Force Majeure but for no longer period.

                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1 Generator's Indemnification. Generator shall indemnify, hold harmless and defend Pepco, its Affiliates, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys' and expert fees and reasonable disbursements in connection therewith) for any loss or liability arising out of or relating to Generator's breach of any covenant, representation or warranty of Generator in this Agreement.

         9.2 Pepco's Indemnification. Pepco shall indemnify, hold harmless and defend Generator, its Affiliates, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto reasonable attorneys' and expert fees and reasonable disbursements in connection therewith) for any loss or liability arising out of or relating to Pepco's breach of any covenant, representation or warranty of Pepco in this Agreement.

         9.3 Indemnification Procedures. Any Party seeking indemnification under this Agreement shall give the other Party notice of such claim within ninety (90) days of the later of the commencement of, or the Party's actual knowledge of, such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. The failure to provide such notice shall not excuse any Party from its continuing obligations hereunder; however, any claim shall be reduced by the damages resulting from such Party's delay or failure to provide such notice. Neither Party may settle or compromise any claim for which indemnification is sought under this Agreement without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed.

         9.4 Survival. The indemnification obligations of each Party under this Article IX for acts or occurrences that occur prior to expiration, termination, or cancellation of this

Agreement shall survive the Effective Date and continue in full force and effect regardless of whether this Agreement expires or terminates, or is canceled, surrendered or completed.

                                    ARTICLE X

                                 CONFIDENTIALITY

         10.1 Confidentiality Obligations of Pepco. Pepco shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by Generator in connection with this Agreement marked "Confidential" or "Proprietary." Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by Pepco in breach of this Agreement, (ii) available to Pepco on a non-confidential basis prior to disclosure to Pepco by Generator, or (iii) available to Pepco on a non-confidential basis from a source other than Generator, provided that such source is not known, and by reasonable effort could not be known, by Pepco to be bound by a confidentiality agreement with Generator or otherwise prohibited from transmitting the information to Pepco by a contractual, legal or fiduciary obligation, Pepco shall not release or disclose such information to any other person, except to its employees, representatives or agents on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 10.1 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. Pepco shall promptly notify Generator if it receives notice or otherwise concludes that the production of any information subject to this
Section 10.1 is being sought under any provision of law and Pepco shall use reasonable efforts in cooperation with Generator to seek confidential treatment for such confidential information provided thereto.

         10.2 Confidentiality Obligations of Generator. Generator shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by Pepco in connection with this Agreement marked "Confidential" or "Proprietary." Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by Generator in breach of this Agreement, (ii) available to Generator on a non-confidential basis prior to disclosure to Generator by Pepco, or (iii) available to Generator on a non-confidential basis from a source other than Pepco, provided that such source is not known, and by reasonable effort could not be known, by Generator to be bound by a confidentiality agreement with Pepco or otherwise prohibited from transmitting the information to Generator by a contractual, legal or fiduciary obligation, Generator shall not release or disclose such information to any other person, except to its employees, representatives or agents on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 10.2 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. Generator shall promptly notify Pepco if it receives notice or otherwise concludes that the production of any information subject to this
Section 10.2 is being sought under any provision of law and Generator shall use reasonable efforts in cooperation with Pepco to seek confidential treatment for such confidential information provided thereto.

         10.3 Remedies. The Parties agree that monetary damages would be inadequate to compensate a Party for the other Party's breach of its obligations under Section 10.1 or 10.2, above, as applicable. Each Party accordingly agrees, that the other Party shall be entitled to equitable relief, by way of injunction or otherwise, if a Party breaches or threatens to breach its obligations under
Section 10.1 or 10.2 of this Agreement, as applicable, which equitable relief shall be granted without bond or proof of damages, and the receiving Party shall not plead in defense that there would be an adequate remedy at law.

                                   ARTICLE XI

                               DISPUTE RESOLUTION

         11.1 Disputes. A Party with a claim or dispute under this Agreement shall submit to the other Party a notification of such claim or dispute within sixty (60) days after the circumstances that gave rise to the claim or the question or issue in dispute. The notification shall be in writing and shall include a concise statement of the claim or the issue or question in dispute, a statement of the relevant facts and documentation to support the claim. In the event the Parties are unable, in good faith, to resolve their disagreement in a manner satisfactory to both Parties within thirty (30) days after receipt by a Party of a notification specifying the claim, issue or question in dispute, the Parties shall refer the dispute to their respective senior management. If, after using their good faith best efforts to resolve the dispute, senior management cannot resolve the dispute within thirty (30) days, the Parties shall utilize the arbitration procedures set forth below in Section 11.2 to resolve a dispute, provided that nothing herein or therein shall prohibit Pepco or Generator from at any time requesting from a court of competent jurisdiction a temporary restraining order, preliminary injunction, or other similar form of equitable relief to enforce performance of the provisions of this Agreement.

         11.2     Arbitration.

                  (a) Unless the Parties otherwise mutually agree in writing to another form of dispute resolution, such as dispute resolution under the PJM Agreement or the MAAC Agreement, any arbitration initiated under this Agreement shall be conducted before a single neutral arbitrator appointed by the Parties within thirty (30) days of receipt by respondent of the demand for arbitration. If the Parties are unable to agree on an arbitrator, such arbitration shall be appointed by the American Arbitration Association. Unless the Parties agree otherwise, the arbitrator shall be an attorney or retired judge with at least fifteen (15) years of experience, and shall not have any current or past substantial business or financial relationships with any Party to the arbitration. If possible, the arbitrator shall have experience in the electric utility industry. Unless otherwise agreed, the arbitration shall be conducted in accordance with the American Arbitration Association's Commercial Arbitration Rules, then in effect, in the District of Columbia. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act of the United States, 9 U.S.C. Section 1 et seq.

                  (b) The arbitration shall, if possible, be concluded not later than six (6) months after the date that it is initiated. The arbitrator shall be authorized only to interpret and apply the provisions of this Agreement or any related agreements entered into under this Agreement and shall have no power to modify or change any of the above in any manner. The arbitrator shall have no authority to award punitive or multiple damages or any damages inconsistent with this Agreement. The arbitrator shall, within thirty (30) days of the conclusion of the hearing, unless such time is extended by agreement of the Parties, notify the Parties in writing of his or her decision, stating his or her reasons for such decision and separately listing his or her findings of fact and conclusions of law. The decision of the arbitrator rendered in such a proceeding shall be final and binding on the Parties. Judgment on the award may be entered upon it in any court having jurisdiction.

         11.3 FERC Jurisdiction. Nothing in this Agreement shall preclude, or be construed to preclude, any Party from filing a petition or complaint with FERC with respect to any arbitrable claim over which FERC has jurisdiction. In such case, the other Party may request FERC to reject or to waive jurisdiction. If FERC rejects or waives jurisdiction with respect to all or a portion of the claim, the portion of the claim not so accepted by FERC shall be resolved through arbitration, as provided in this Agreement. To the extent that FERC asserts or accepts jurisdiction over the claim, the decision, finding of fact or order of FERC shall be final and binding, subject to judicial review under the Federal Power Act, and any arbitration proceedings that may have commenced with respect to the claim prior to the assertion or acceptance of jurisdiction by FERC shall be terminated.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 Amendment and Modification; Extension; Waiver. This Agreement may be amended, modified or supplemented only by an instrument in writing signed on behalf of each of the Parties. Either Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (iii) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         12.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

          if to Pepco, to:

               Potomac Electric Power Company
               1900 Pennsylvania Avenue, N.W.
               Washington, D.C. 20068
               Telecopier: (202) 261-7889
               Attention: William T. Torgerson, General Counsel

          with a copy to:

               Dickstein Shapiro Morin & Oshinsky LLP
               2101 L Street, NW
               Washington, DC 20037
               Telecopier: (202) 887-0689
               Attention: Kenneth M. Simon, Esq.

          if to Generator, to:

               Southern Energy, Inc.
               900 Ashwood Parkway
               Suite 500
               Atlanta, Georgia 30338-4780
               Telecopier: (770) 821-6575
               Attention:

          with a copy to:

               Troutman Sanders LLP
               1300 I Street, NW
               Suite 300 East
               Washington, DC 20005
               Telecopier: (202) 274-2994
               Attention: Benjamin Israel, Esq.

         12.3 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any other person except the Parties hereto any rights, interests, obligations or remedies hereunder.

         12.4 Independent Contractors. The Parties acknowledge and agree that: (i) they are independent contractors, (ii) neither Party shall have any right, power or authority to enter into any agreement or commitment, act on behalf of, or otherwise bind the other

Party in any way, and (iii) nothing contained in this Agreement shall create any relationship between Pepco and Generator other than that of independent contractors.

         12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

         12.6 Jurisdiction and Enforcement. Except as provided in Article XI, each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the Superior Court of the District of Columbia and (ii) the United States District Court for the District of Columbia, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Except as provided in Article XI, each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the District of Columbia or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court for the District of Columbia. Except as provided in Article XI, each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in Section 12.2 (or such other address specified by such Party from time to time pursuant to Section 12.2) shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Except as provided in Article XI, each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Superior Court of the District of Columbia and (ii) the United States District Court for the District of Columbia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         12.7 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         12.8 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

         12.9 Entire Agreement. This Agreement, including the documents, certificates and instruments referred to herein and other contracts, agreements and instruments contemplated hereby, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transactions contemplated by this Agreement.

         12.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         12.11 Conflicts. Except with respect to the indemnification, liability, default and remedies provisions contained herein or as otherwise expressly provided herein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Asset Sale Agreement, the terms of the Asset Sale Agreement shall prevail.

         12.12 Further Assurances. The Parties hereto agree to execute and deliver promptly, at the expense of the Party requesting such action, any and all other and further instruments, documents and information which may be reasonably requested in order to effectuate the transactions contemplated hereby. Each Party agrees to cooperate with, assist and accommodate all reasonable requests made by the other Party in respect of any regulatory approval necessary for, or any regulatory proceeding relating to, the execution, delivery or performance of this Agreement. Each Party further agrees to comply in all material respects with all Laws of Governmental Authorities relating to this Agreement and the consummation of the transactions contemplated hereby.

               [THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Pepco and Generator have caused this Local Area Support Agreement to be signed by their respective duly authorized representatives on the date first above written.

                                   POTOMAC ELECTRIC POWER
                                   COMPANY


                                   By:
                                       --------------------------------
                                        Name:
                                        Title:

                                   [GENERATOR]


                                   By:
                                       --------------------------------
                                        Name:
                                        Title:

                                   APPENDIX A

         As used in this Agreement, the following terms have the meanings set forth below:

         (a) "Abnormal Conditions" means Abnormal Conditions as described in Pepco Transmission Procedure No. 28.

         (b) "Abnormal Condition Violation" means any failure by Generator during Abnormal Conditions to comply during any hour with the operation and dispatch orders specified by PJM Interconnection LLC or Pepco for that hour pursuant to Section 3.2(a); provided, however, Generator shall not have committed an Abnormal Condition Violation if the Actual Output is no more than five megawatts (5 MW) greater than or five megawatts (5 MW) less than the Target Output based on instantaneous meter readings.

         (c) "Actual Output" means the actual output supplied in any hour during Abnormal Conditions by Generator from the Facility pursuant to the operation and dispatch orders of PJM Interconnection LLC or Pepco in accordance with Section 3.2(a).

         (d) "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

         (e) "Ancillary Services" means all services or requirements necessary to support the transmission of capacity and Energy from resources to loads while maintaining reliable operation of the System in accordance with Good Utility Practice. Ancillary Services includes, but is not limited to, scheduling, system control and dispatch, reactive supply and voltage control from generation sources, regulation and frequency response, energy imbalance, operating reserve, emergency energy, spinning reserve and supplemental reserve.

         (f) "Available" means, in relation to the Facility, that the Facility or any Unit thereof is capable, in real time, of producing Energy and Ancillary Services which will be delivered into the System.

         (g) "Closing" shall have the meaning set forth in the Asset Sale Agreement.

         (h) "Closing Date" means the date on which the Closing with respect to the Facility actually occurs.

         (i) "Effective Date" means the date upon which this Agreement becomes effective as determined pursuant to Section 2.1.

         (j)      "Energy" means electrical energy.

         (k)      "Event of Default" has the meaning set forth in Section 6.1.

         (l) "Excess Output" means the amount, if any, by which the Actual Output exceeds the Target Output based on instantaneous meter readings.

         (m) "Facility" means the Potomac River Station electric generating facility, which consists of Units 1, 2, 3, 4 and 5 and associated generating facilities, located in Alexandria, Virginia.

         (n) "FERC" means the Federal Energy Regulatory Commission or its successor.

         (o)      "Force Majeure" has the meaning set forth in Section 8.2.

         (p) "Generator Material Adverse Effect" has the meaning set forth in Section 5.2.

         (q) "Good Utility Practice" means any of the applicable practices, methods and acts:

                  (i) required by FERC, NERC, MAAC, PJM Interconnection LLC, the PJM System Operator, or the successor of any of them, whether or not the Party whose conduct is at issue is a member thereof;

                  (ii)     required by applicable Law;

                  (iii) required by the Pepco Interconnection Standards or the policies and standards of Pepco relating to emergency operations;

                  (iv) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period;

which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with applicable Law, good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

         (r) "Governmental Authority" means any court, administrative or regulatory agency or commission or other governmental entity or instrumentality, domestic, foreign or supranational or any department thereof.

         (s) "Independent System Operator" means an entity, other than Pepco or any affiliate or associate company, including any regional transmission operator, independent system operator, transco, or any other independent system administrator, that possess operational or planning control over the System.

         (t)      "Law" means any law, statute, treaty, code, rule, regulation,

or order judgement or determination of an arbitrator, court or other Governmental Authority, or any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval binding on a Party or any of its property.

         (u) "MAAC" means the Mid-Atlantic Area Council, a reliability council under Section 202 of the Federal Power Act established pursuant to the MAAC Agreement, dated August 1, 1994 (the "MAAC Agreement"), and any successor thereto.

         (v) "NERC" means the North American Electric Reliability Council and any successor entity thereto.

         (w) "Normal Conditions" means Normal Conditions as described in Pepco Transmission Procedure No. 28.

         (x) "Normal Condition Violation" means any failure by Generator to comply with Pepco Transmission Procedure No. 28 during Normal Conditions, any failure to have at least one (1) Unit at full rated capacity during Normal Conditions or both.

         (y) "PJM" means the Pennsylvania New Jersey-Maryland interconnected power pool operated under the PJM Agreement and any successor thereto including any regional transmission operator, independent system operator, transco, or any other independent system administrator that possesses operational or planning control over the System.

         (z) "PJM Agreement" means the Amended and Restated Operating Agreement of the PJM Interconnection LLC, dated as of June 2, 1997.

         (aa) "PJM Control Area" means the control area recognized by NERC as the PJM Control Area.

         (bb) "PJM Interconnection LLC" means the independent system operator of the PJM Control Area pursuant to the PJM Agreement and the PJM Tariff.

         (cc) "PJM System Operator" means the PJM Interconnection LLC energy control center staff responsible for central dispatch as provided in the PJM Agreement.

         (dd) "PJM Tariff" means the PJM Open Access Transmission Tariff providing transmission service within the PJM Control Area.

         (ee)     "Pepco Interconnection Standards" means Pepco's
Interconnection and Parallel Operating Guidelines as amended from time to time. A copy of the existing Pepco Interconnection Standards is attached hereto as Exhibit A.

         (ff) "Pepco Interconnection Procedure No. 28" means Pepco's Transmission System Operations Procedure No. 28, and any modification or successor procedure accepted by PJM. A copy of existing Pepco Transmission Procedure No. 28 is attached.

hereto as Exhibit B. The Parties shall revise Exhibit B from time to time to conform to any changes made to Pepco Transmission
Procedure No. 28.

         (gg) "Pepco Transmission Procedure No. 29" means Pepco's Transmission System Operations Procedure No. 29, and any modification or successor procedure accepted by PJM. A copy of the existing Pepco Transmission Procedure No. 29 is attached hereto as Exhibit C. The Parties shall revise Exhibit C from time to time to conform to any changes made to Pepco Transmission Procedure No. 29.

         (hh)     "Pepco Material Adverse Effect" has the meaning set forth in
Section 5.1.

         (ii) "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.

         (jj) "Services" means Generator's operation of the Facility or any Unit thereof in accordance with Section 3.2(a).

         (kk) "Shed Load" means the process of deliberately removing firm load from the System, whether manually, automatically or through requiring location-specific load reductions, in accordance with Good Utility Practice to maintain the integrity of the System.

         (ll)     "Substitute Resources" has the meaning set forth in Section
4.1
         (mm) "System" means Pepco's electric system in the electrical vicinity of the Facility.

         (nn) "Target Output" means the output required to be supplied in any hour during Abnormal Conditions by Generator from the Facility pursuant to the operation and dispatch orders of PJM Interconnection LLC or Pepco in accordance with Sections 3.2(a).

         (oo)     "Term" has the meaning set forth in Section 2.1.

         (pp)     "Termination Fee" has the meaning set forth in Sections 4.4.

         (qq)     "Termination Notice" has the meaning set forth in Section 4.2.

         (rr) "Transaction Day" means any day during which the Facility is required to, and in fact does, provide Services.

         (ss) "Unit" or "Units" means one or more individual electricity generating unit or units constituting a part of the Facility.

                                    EXHIBIT G

                       OPERATION AND MAINTENANCE AGREEMENT

                                       FOR

                      BUZZARD POINT AND BENNING FACILITIES
                           LOCATED IN WASHINGTON, D.C.

                                 By and Between

                    POTOMAC ELECTRIC POWER COMPANY, As Owner

                                       And

                  ________________________________, As Operator





                           Dated as of _________, 2000

                                    EXHIBIT G

                                TABLE OF CONTENTS


ARTICLE 1   DEFINITIONS                                            1
ARTICLE 2   SCOPE OF SERVICES                                      1
ARTICLE 3   PEPCO RESPONSIBILITIES                                 8
ARTICLE 4   BUDGET                                                 9
ARTICLE 5   OPERATOR'S FEE, INVOICING AND PAYMENTS                11
ARTICLE 6   FACILITIES CUSTODY                                    12
ARTICLE 7   TERM AND TERMINATION                                  14
ARTICLE 8   REPRESENTATIONS AND WARRANTIES OF PEPCO               16
ARTICLE 9   REPRESENTATIONS AND WARRANTIES OF OPERATOR            18
ARTICLE 10  COVENANTS OF THE PARTIES                              20
ARTICLE 11  EMPLOYEE MATTERS                                      21
ARTICLE 12  INDEMNIFICATION                                       21
ARTICLE 13  FORCE MAJEURE                                         23
ARTICLE 14  CONFIDENTIALITY                                       24
ARTICLE 15  DISPUTE RESOLUTION                                    25
ARTICLE 16  MISCELLANEOUS PROVISIONS                              26

                        APPENDICES AND EXHIBITS

Appendix A       Definitions
Exhibit I        Facility Sites
Exhibit II       Budget for First Contract Year
Exhibit III      Employee Matters
Exhibit IV       Pepco Interconnection Standards

                                    EXHIBIT G

                       OPERATION AND MAINTENANCE AGREEMENT

         THIS OPERATION AND MAINTENANCE AGREEMENT (including the Appendices, Exhibits and Schedules hereto, this "Agreement"), dated as of ____________, 2000 (the "Effective Date"), by and between Potomac Electric Power Company, a District of Columbia and Virginia corporation ("Pepco"), and ________________, a _____________ ("Operator") (individually, a "Party"; collectively, the "Parties").

         WHEREAS, Pepco is the owner of two electric generation facilities located in Washington, DC, namely the Buzzard Point Generating Station and the Benning Generation Station (collectively, the "Facilities");

         WHEREAS, Pepco is desirous of having Operator operate and maintain the Facilities, and Operator is willing to operate and maintain the Facilities, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Capitalized terms used in this Agreement shall have the respective meanings set forth in Appendix A hereto.

                                    ARTICLE 2

                                SCOPE OF SERVICES

         2.1      Applicable Principles.

         2.1.1 Operator shall operate and maintain the Facilities for the Term of this Agreement. Operator shall perform all Services specified herein, and all other Services that are reasonably necessary to support operation of the Facilities, it being understood that a principal purpose of this Agreement is to relieve Pepco of the necessity of engaging or supplying any labor, service or material to support operation of the Facilities unless the labor, service or material is specifically itemized in this Agreement as being furnished by Pepco to Operator. Pepco shall retain responsibility for the disposition and sale of the entire capacity and energy output of the Facilities.

                                    EXHIBIT G

         2.1.2 Operator shall perform the Services in accordance with Good Utility Practices and pursuant to all applicable PJM Requirements and dispatch orders.

         2.2 Operator's Performance. Operator's responsibilities and obligations to Pepco shall include the following, from and after the Turnover Date until the Termination Date:

         2.2.1    Operate and maintain the Facilities.

         2.2.2 Respond to and operate the Facilities as directed by Pepco and in a manner consistent with this Agreement.

         2.2.3 Be responsible for all costs and Taxes associated with operating and maintaining the Facilities; with the exception of capital expenditures to be funded by Pepco pursuant to Section 4.2 below and Income Taxes and property taxes imposed on Pepco.

         2.2.4 Arrange for the procurement, delivery, storage and redelivery of all material, equipment, chemicals and other consumables and supplies associated with operating and maintaining the Facilities, including fuel, water, sewer, electricity (except to the extent provided by Pepco pursuant to Section 3.1) and telecommunications service.

         2.2.5 Retain all operating and maintenance records (whether in electronic form or otherwise) relating to the Facilities. Operator shall provide to Pepco, upon reasonable request, copies of any records or other information in Operator's possession relating to the Facilities and required by Pepco in order to comply with Applicable Law.

         2.2.6 Implement and maintain a program of planned maintenance for the Facilities.

         2.2.7 Develop, implement and enforce a preventative maintenance program that will ensure that the Facilities (a) experience no more than a 20% derating of either Facility (except for maintenance) so as to support requirements for local area reliability by demonstration of generation during the semi-annual PJM Net Capability Test, and (b) can meet the performance requirements on the Termination Date (as provided in Section 6.2 below).

         2.2.8    Perform all routine maintenance.

         2.2.9 Coordinate arrangements with Pepco for maintenance outages, planned and unplanned outages including outages requiring major capital expenses by Pepco.

                                    EXHIBIT G

         2.2.10 Maintain an effective work force at the Facilities, assuming and discharging as appropriate any outstanding responsibilities of Pepco under any collective bargaining agreements as set forth in Exhibit III.

         2.2.11 Conduct appropriate inspections and make the Facilities available at reasonable times for inspections by Pepco and others designated by Pepco.

         2.2.12 Develop, implement and enforce programs for safety, quality assurance and quality control.

         2.2.13 Dispose of all discharge water and other waste, including wastewater, spent chemicals, and Hazardous Substances, in compliance with all applicable Environmental Laws. Costs incurred by Operator associated with such substances existing at the Facility Sites prior to the Turnover Date shall be reimbursed to Operator by Pepco.

         2.2.14 Immediately notify the Pepco representative of any environmental violation, serious personal injury, equipment damage that would not be encompassed within the scope of routine operations and maintenance, citizen complaint, Governmental Authority complaint or inspection.

         2.2.15 Comply with reporting requirements of all applicable Environmental Laws.

         2.2.16 Obtain, comply with and maintain in force all necessary Operator Required Regulatory Approvals and any Permits and Environmental Permits required for the performance of its duties hereunder other than Permits and Environmental Permits to be procured by Pepco pursuant to Section 3.1.6.

        2.2.17 Maintain comprehensive records relating to Facilities performance and submit reports (monthly during Peak Season, quarterly otherwise, and additional reports as may be appropriate) to Pepco regarding performance (which records shall be the property of Pepco and shall be delivered to Pepco on the Termination Date).

         2.2.18 Pay (i) all fines, penalties or other levies imposed by any Governmental Authority relating to the operation of the Facilities after the Turnover Date, and (ii) all costs incurred in remedying the consequences of any such failure to comply with Applicable Law after the Turnover Date, unless the imposition related solely to the gross negligence or willful misconduct of Pepco.

                                    EXHIBIT G

         2.2.19 Cooperate with Pepco for purposes of maintaining good relationships with Governmental Authorities and the general public (including tours, community relations programs, etc.).

         2.2.20 Comply with requirements and cooperate in processes relating to Budgeting (Article 4), Facilities Custody (Article 6), and other matters as provided in this Agreement.

         2.2.21 Conduct training for and follow applicable system restoration procedures in system emergencies and in all system restoration drills as implemented by PJM and local Pepco control centers.

         2.2.22 Designate a duly authorized representative as a point of contact for Pepco.

         2.2.23 Cooperate with Pepco to ensure the smooth transitions of operational responsibility for the Facilities (i) from Pepco to Operator effective the Turnover Date and (ii) from Operator to Pepco effective the Termination Date.

         2.2.24 Cooperate generally with Pepco. Operator may, without the consent of Pepco, enter into subcontracts for the performance of the obligations set forth in this Section 2.2, provided however any subcontract or series of subcontracts with any subcontractor of a value greater than five hundred thousand dollars ($500,000) shall be subject to the prior written approval of Pepco, not to be unreasonably withheld or delayed.

         2.3 Operator's Commitments Related to Facility Performance Generally. Operator shall comply with the following performance commitments, except with respect to, and while, a Facility is on an approved maintenance outage or during, and to the extent of interference by, an event of Force Majeure declared in accordance with Article 13:

         2.3.1    Maintain black start capability.

         2.3.2 Maintain response capability in accordance with the following requirements:

         During a system emergency, Buzzard Point Station must be online within two (2) hours notice, thirty (30) minutes during Peak Season.

                                    EXHIBIT G

         For a local area emergency, Benning Station must be online within twenty-four (24) hours notice, eighteen (18) hours during Peak Season.

         On a prescheduled basis, as determined by Pepco, the Facilities must be online within seventy-two (72) hours notice, twenty-four (24) hours during Peak Season.

         2.3.3 Follow the generation unit commitment procedures and dispatch orders of PJM as remitted through Pepco or, to maintain local area reliability.

         2.3.4 Respond when PJM orders a change in operation of a Facility for any reason, including local area reliability.

         2.3.5 Conduct training for and follow applicable system restoration procedures in system emergencies and in all system restoration drills as implemented by PJM and local Pepco control centers.

         2.3.6 Respond when Pepco orders operation of the Facility for local area reliability at a time when PJM has not ordered such operation.

         2.3.7 Assure that the Units experience no more than a twenty percent (20%) derating at either Facility (except for maintenance).

         2.4 Operator's Commitments Related to Facility Performance Damages and Bonuses.

         2.4.1 EFORD. Operator shall satisfy the EFORD Standard during each Contract Year. In the event of a failure to satisfy the EFORD Standard during any Contract Year, Operator shall pay to Pepco as liquidated damages and not as a penalty an amount determined pursuant to the following formula:

                  (a) EFORD Liquidated Damages = [EFORD for the Contract Year] minus [EFORD Standard] multiplied by [$200,000 per point at Benning, $80,000 per point at Buzzard].

                  (b) In the event Facilities performance exceeds the EFORD Standard during any Contract Year, Pepco shall pay to Operator as a performance bonus an amount determined pursuant to the following formula (provided such amount is greater than zero):

         EFORD Performance Bonus = [EFORD Standard] minus [EFORD for the Contract Year] multiplied by [$100,000 per point at Benning, $40,000 per point at Buzzard].

                                    EXHIBIT G

         2.4.2 Net Revenues Bonus. Operator shall exercise reasonable commercial efforts to support maximization of net revenues earned from Facilities operations. Operator shall be eligible for a Net Revenues Bonus determined as follows:

         Net Revenues Bonus= (.05) x [(M1xLMP1) + (M2-M1)xLMP2) (M2xQe)]

         Where

         M1 = quantity of energy scheduled by PJM for each hour for the Unit for the first settlement for that day during the 16-hour peak period.

         M2 = quantity of energy delivered real time for each hour during the 16-hour peak period.

         LMP1 = the first settlement hourly integrated Pepco zone LMP for each hour.

         LMP2 = the real time hourly integrated Pepco zone LMP for each hour.

         Qe = the fuel cost of the Unit as specified in Section 4.1.2 hereof.

         2.4.3 Limitation. Operator's obligation for Liquidated Damages hereunder shall not exceed one million dollars ($1,000,000) per Contract Year. In the event the calculation of Operator's Net Revenues Bonus pursuant to section 2.4.2 is negative, Operator shall not be obligated to make payment thereof to Pepco provided, however, the amount of any EFORD Performance Bonus may be offset to the extent of any negative Net Revenue balance as determined above.

         2.5      Insurance.

         2.5.1 Operator shall procure and maintain in force from the Turnover Date through the Termination Date the following insurance coverages.

                  (a) Workers Compensation with statutory limits and in compliance with District of Columbia law.

                  (b) Employer's Liability with minimum limits of one million dollars ($1,000,000).

                  (c) General Liability with minimum limits of one million dollars ($1,000,000) per occurrence, including broad form endorsement, products/completed operations, contractual liability and personal injury coverage. Pepco shall be named an additional insured on Operator's policy. Fellow employee and explosion, collapse and underground exclusions shall be deleted, if they exist.

                                    EXHIBIT G

                  (d) Automobile Liability with minimum limits of one million dollars ($1,000,000) combined single limit, including coverage for owned, non-owned and hired vehicles. All coverages required by the District of Columbia shall be provided.

                  (e) Umbrella Coverage with respect to the coverages in subparts (b), (c) and (d) above, in the amount of five million dollars ($5,000,000).

         All coverages provided shall be primary without right of contribution from any insurance that Pepco may have in force from time to time. Any insurance maintained by Pepco shall be in excess of Operator's insurance and will not pay on any claim until Operator's insurance is exhausted. If Operator chooses to maintain any deductibles or retention with respect to any required coverages, Operator shall pay all costs that would have been paid by insurance until the deductible or retention is satisfied. Any deductibles or retentions shall be disclosed to Pepco, which will retain the right to disapprove such deductibles or retentions. All insurers proposed to be used by Operator shall be either rated [A] or better or first approved by Pepco.

                  (f) Environmental Coverages Contractors/Operators Pollution Legal Liability with at least minimum limits as follows:

                  fifty million dollars ($50,000,000) per occurrence/ one hundred million dollars $100,000,000) in the annual aggregate and will cover pollution losses arising out of Operator's operations and completed operations, associated with work performed under this Agreement.

         Minimum Scope of Coverage for Pollution Legal Liability: For losses covered by pollution conditions that arise from Operator activities during the Term, the policy shall include the following coverage arising from pollution from covered operations:

                  bodily injury, sickness, disease, mental anguish or shock sustained by any person, including death;

                  property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, the loss of use of tangible property and natural resource damage liability that has not been physically injured or destroyed;

                                    EXHIBIT G

                  clean-up costs including investigation, testing, detoxification, neutralization, for release on and off the insured property; and

                  defense including costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensation damages.

If the above insurance policy is on a "claims made" basis, it shall be maintained for a period of not less than two (2) years with the retroactive date to be held constant with the Turnover Date.

         2.5.2 Prior to the Turnover Date, Operator shall provide a certificate and a broker's opinion letter indicating compliance with the above requirements to:

         Manager, Corporate Insurance & Risk Management Department Potomac Electric Power Company
         1900 Pennsylvania Avenue, NW
         Washington, DC 20068

                                    ARTICLE 3

                             PEPCO RESPONSIBILITIES

         3.1 Pepco's Duties Generally. Pepco shall be responsible, at its own expense, for providing information, materials and other items described in this Article 3. All such items shall be made available at such times and in such manner as may be reasonably required for the orderly performance of those Services provided hereunder by Operator. Pepco's responsibilities and obligations to Operator shall include the following:

         3.1.1 Market and arrange for the sale or other disposition of, and any necessary transmission service for, the entire capacity and energy output of the Facilities as Pepco may determine from time to time in its discretion.

         3.1.2    Provide access to the Facilities and the Facility Sites.

         3.1.3 Provide access to property adjacent to the Facilities under the control of Pepco, as necessary for the performance of the Services.

         3.1.4    Allow Operator to operate and maintain the Facilities.

         3.1.5 Schedule the operation of the Units in accordance with Good Utility Practices, equipment warranties, the operating procedures for the Facilities, and otherwise as necessary to provide reasonable advance notice to

                                    EXHIBIT G

allow for the staffing and start-up of the Units.

         3.1.6 Obtain and maintain in force all necessary Pepco Required Regulatory Approvals and Permits required for the Facilities that are usually and customarily maintained in force by owners of power generation facilities.

         3.1.7 Provide all relevant equipment warranties or support agreements to Operator for administration.

         3.1.8 Provide existing operations and maintenance manuals and records to Operator for use in operating and maintaining the Facilities.

         3.1.9 Make available to Operator an allocated share of fuel storage capacity at the M Street Terminal under such agreements as shall be executed for extension of Pepco's rights pursuant to a Throughput and Storage Agreement presently under negotiation.

         3.1.10 Provide station electrical service as reasonably necessary to support operation of the Facilities in standby condition during non-dispatch periods.

         3.1.11 Make available emissions allowances or credits required for the operation of the Facilities.

         3.1.12 Designate a duly authorized representative as a point of contact for Operator.

         3.1.13 Cooperate in accomplishing smooth operating transitions of responsibility for the Facilities (i) from Pepco to Operator effective the Turnover Date and (ii) from Operator to Pepco effective the Termination Date.

         3.1.14   Cooperate generally with Operator.

                                    ARTICLE 4

                                     BUDGET

         4.1      Establishment of Operating Budget.

         4.1.1 The Operating Budget for the First Contract Year is attached hereto as Exhibit IIA.

                                    EXHIBIT G

         4.1.2 For years subsequent to the First Contract Year, Operator shall submit a proposed operating budget to Pepco by August 31. Pepco shall provide a written response thereto within forty-five (45) days of receipt of Operator's proposed operating budget. The parties shall establish the Operating Budget through good faith negotiations thereafter. If the Parties are unable to agree upon an operating budget, the Operating Budget shall be established at an amount equal to the Operating Budget for the prior Contract Year, escalated pursuant to the Escalation Index; and either Party may seek modification of the Operating Budget pursuant to mediation procedures of the American Arbitration Association. Mediation shall be the exclusive dispute resolution mechanism with respect to the matters addressed in this Article 4.

         For purposes of the Operating Budget, the cost of fuel shall be determined as follows:

         Pepco will compensate Operator each month for fuel use on the following basis:

         FP = ((Qe x E) + (Qs x S)) x Fi

         Where

         FP       = Fuel Payment
         Qe       = Specified amount of fuel per MWh
         E        = MWh produced in the month
         Qs       = Specified amount of fuel used per start
         S        = Number of starts initiated per month
         Fi       = Fuel index price (Platts' is suggested; for Benning, Fi will be a composite representative of No. 4 Fuel Oil.)

         Qe, Qs and Fi will be established for each Facility.

         4.1.3    Budget Adjustments.

                  (a) In the event of an Emergency situation requiring the incurrence of costs not provided for by the Operating Budget, Operator shall notify Pepco of (i) the costs incurred or to be incurred and (ii) the reasons for those costs. The Parties shall negotiate in good faith the requirement for, and the terms of, any amendment to the Operating Budget required by the Emergency situation.

                  (b) In the event Pepco directs a material modification in plans for Facilities operations for an Operation Year from the plans existing at the time of establishment of the Operating Budget for that Contract Year,

                                    EXHIBIT G

(e.g., postponing a planned maintenance event or scheduling an unanticipated maintenance event), the Operating Budget shall be appropriately modified.

         4.2      Capital Budget

         4.2.1 The Capital Budget for the First Contract Year is attached hereto as Exhibit IIB.

         4.2.2 Regular Capital Budget. In conjunction with the Operating Budget process set forth in Section 4.1.2 above, Operator may submit a proposal for a Capital Budget for the ensuing Contract Year. Such request shall describe, with reasonable particularity (i) the capital expenditures requested, (ii) the anticipated cost thereof, supported by the basis for the cost determination,
(iii) the benefit to be achieved by such expenditures and, (iv) a discussion as to whether the result could be achieved through alternative means. The Capital Budget shall be established in conjunction and in accordance with the procedures for the Operating Budget set forth in Section 4.1.2 above.

         4.2.3 Exceptional Capital Expenditures. In the event of an emergency situation requiring a capital expenditure not provided for by the Capital Budget, Operator shall provide a description of the proposed capital expenditure in accordance with the provisions of Section 4.2.1 above. The Capital Budget shall be amended as appropriate in accordance with the procedures for establishing the original Capital Budget for the Contract Year.

                                    ARTICLE 5

                     OPERATOR'S FEE, INVOICING AND PAYMENTS

         Operator shall be entitled to payment of the Operator's Fee and to reimbursement of costs incurred consistent with the approved Operating Budget and, to the extent funded by Operator, of costs incurred consistent with the approved Capital Budget.

         5.1      Operator's Fee.

         Operator shall be entitled to a base Operator's Fee in each Contract Year for the performance of the Services hereunder. Such Operator's Fee may be supplemented in each Contract Year by bonuses paid to Operator pursuant to
Section 2.4 hereof. The Operator's Fee is intended to compensate Operator for
(i) performance of all of its obligations under the Agreement other than costs items to be reimbursed to Operator, and (ii) its profit.

                                    EXHIBIT G

         For each Contract Year of the Initial Term, Pepco shall pay to Operator an Operator's Fee of five hundred thousand dollars ($500,000). The Operator's Fee for Contract Years in periods subsequent to the Initial Term shall be determined by mutual agreement.

         5.2      Invoicing and Payments.

         Operator shall deliver to Pepco an invoice and performance report by the tenth day of each calendar month, covering the preceding calendar month ("Period"). The invoice shall describe in reasonable detail the costs incurred consistent with the Operating Budget during the Period. The invoice shall identify one-twelfth of the Operating Fee for the Contract Year.

         Pepco shall make payments to Operator within forty-five (45) days of receipt of Operator's invoice and performance report.

         5.2.1    Year End Adjustments.

         Subject to Section 4.1.3, Operator shall not be entitled to reimbursement of costs incurred by Operator in excess of costs approved in the Operating Budget or Capital Budget for the Contract Year, except to the extent such costs were reasonably incurred due to an event of Force Majeure. In the event Operator incurs costs in any Contract Year less than the costs approved in the Operating Budget, Pepco shall pay to Operator one-half of the cost savings, such amount to be paid in conjunction with the payment for the December invoice.

         Any liquidated damages or performance bonus due pursuant to Section 2.3 shall be paid or adjusted, as appropriate, in conjunction with the payment for the December invoice.

                                    ARTICLE 6

                               FACILITIES CUSTODY

         6.1      Transfer from Pepco to Operator at Term Commencement.

         6.1.1 Pepco shall transfer custody of the Facilities to Operator effective the Turnover Date. Pepco shall provide to Operator notice of its good faith estimate of the Turnover Date on or about thirty (30) days prior to

                                    EXHIBIT G

the estimated Turnover Date. Pepco shall provide to Operator notice of the actual Turnover Date at least ten (10) days prior to the actual Turnover Date. Pepco and Operator shall work cooperatively to establish a smooth transition of responsibilities for the Facilities.

         6.1.2 The baseline for assessment of Unit's performance subsequent to the Turnover Date shall be the final Capability Demonstration Test conducted during the 2000 Peak Season. Pepco shall give Operator reasonable advance notice of the timing of such Capability Demonstration Test. On or about the Turnover Date, in the event Operator has reasonable cause to believe that circumstances may have caused the Facilities performance to have diminished subsequent to the performance of that Capability Demonstration Test, the Parties shall mutually agree upon procedures to determine the existence of such circumstances and to establish a revised baseline for assessment of a Unit's performance. Operator and Pepco shall conduct a joint inspection of the Units to determine whether any other circumstances exist that might adversely affect a Unit's performance.

         6.1.3 On or about the Turnover Date, Pepco and Operator shall conduct an inventory survey of fuel materials, parts, consumables and supplies at the Facilities. The results of the inventory survey shall be mutually agreed by the Parties.

         6.1.4 Pepco and Operator shall undertake an inventory of contracts primarily relating to the operations and maintenance of the Facilities, and Pepco shall, to the extent assignable, assign to Operator such contracts as are selected by Operator for assignment and the costs to be incurred thereunder shall be included in the Operating Budget. To the extent contracts selected by Operator are unassignable, Pepco shall designate Operator as its agent for performance thereunder.

         6.2      Return from Operator to Pepco at Term Conclusion.

         6.2.1 Effective the Termination Date, Operator shall return custody of the Facilities to Pepco in the same condition as received from Pepco, normal wear and tear from operation in accordance with Good Utility Practices excepted. Operator and Pepco shall work cooperatively to establish a smooth return of responsibility for the Facilities.

         6.2.2 Except as provided in this Section 6.2.2, the performance of the Units effective the Termination Date shall be the final Capability Demonstration Test conducted during the most recent Peak Season. Operator shall give Pepco reasonable advance notice of the timing of such Capability Demonstration Test. On or about the Termination Date, in the event Pepco has

-----------------

(1) Pepco currently anticipates that the Turnover Date shall be on or about the date of the closing of the transactions contemplated by the Asset Purchase and Sale Agreement to be entered into by Pepco and the purchaser of certain of Pepco's other generating facilities.

                                    EXHIBIT G

reasonable cause to believe that circumstances may have caused a Unit's performance to have diminished subsequent to the performance of that Capability Demonstration Test, the Parties shall mutually agree upon procedures to determine the existence of such circumstances and to establish a revised assessment of the Unit's performance. Pepco and Operator shall conduct a joint inspection of the Unit to determine whether any other circumstances exist that might adversely affect a Unit's performance.

                                    ARTICLE 7

                              TERM AND TERMINATION

         7.1 Term. This Agreement shall be effective for a period running from the Effective Date until December 31, 2003 ("Initial Term"). It shall renew automatically thereafter for three (3) year terms, (the Initial Term and any renewals, collectively the "Term") unless terminated by either party by written notice delivered at least one (1) year prior to the expiration of the then current Term or as otherwise provided in this Article. In the event Pepco terminates this Agreement upon the conclusion of the Initial Term, Pepco shall pay to Operator a termination fee of two hundred fifty thousand dollars ($250,000).

         7.2      Termination for Default.

         7.2.1    Termination by Pepco for Operator Default.

         The occurrence of any of the events set forth below shall constitute an Operator Event of Default under this Agreement:

                  (a) Operator materially fails to satisfy the performance commitments set forth in Section 2.3;

                  (b) Operator voluntarily commences bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings, or shall have become insolvent or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors;

                  (c) Insolvency, receivership, reorganization, bankruptcy, or similar proceedings shall have been commenced against Operator and such proceedings remain undismissed or unstayed for a period of sixty (60) days;

                  (d) Operator fails to maintain the insurance coverages required under Section 2.4; or

                                    EXHIBIT G

                  (e) Operator breaches any other material term or condition of this Agreement, including but not limited to any material breach of a representation, warranty or covenant made in this Agreement which, after receiving written notice of the breach from Pepco (such notice to set forth in reasonable detail the nature of the default and, where known and if applicable, the steps necessary to cure such default), (i) Operator fails to cure the default, if curable, within thirty (30) days following receipt of the notice or
(ii) if such default is of such a nature that it cannot be cured within thirty
(30) days following receipt of such notice, Operator fails within such thirty
(30) days to commence the necessary cure and fails at any time thereafter diligently and continuously to prosecute such cure to completion.

         7.2.2 Pepco's Default Remedies Against Operator. If an Operator Event of Default shall have occurred and be continuing, Pepco shall have the right to terminate this Agreement by Notice to Operator. In the event of such termination:

                  (a) If requested by Pepco, Operator shall withdraw from the Facility Site, shall assign to Pepco (without future recourse to Operator) such of Operator's subcontracts as Pepco may request, and shall remove such materials, equipment, tools and instruments used and any debris or waste materials generated by Operator in the performance of the Services as Pepco may direct, and Pepco may take possession of any and all facilities, materials and equipment at the Facility Site or in transit thereto.

                  (b) Operator's liability hereunder is in addition to any other liabilities of Operator provided for or relating to this Agreement.

         7.2.3    Termination by Operator for Pepco Default.

         The occurrence of any of the events set forth below shall constitute a Pepco Event of Default under this Agreement:

                  (a) Pepco shall have failed to make any payment to Operator when due hereunder within thirty (30) days after receipt of written notice of nonpayment by Operator, unless the payment of such amount is disputed in good faith;

                  (b) Pepco voluntarily commences bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings, or shall have become insolvent, or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a deed of trust or assignment for the benefit of creditors;

                                    EXHIBIT G

                  (c) Insolvency, receivership, reorganization, bankruptcy, or similar proceedings shall have been commenced against Pepco and such proceedings remain undismissed or unstayed for a period of sixty (60) days; or

                  (d) Pepco breaches any other material term or condition of this Agreement, including but not limited to any material breach of a representation, warranty or covenant made in this Agreement which, after receiving written notice of the breach from Operator (such notice to set forth in reasonable detail the nature of the default and, where known and if applicable, the steps necessary to cure such default), (i) Pepco fails to cure the default, if curable, within thirty (30) days following receipt of the notice or (ii) if such default is of such a nature that it cannot be cured within thirty (30) days following receipt of such notice, Pepco fails within such thirty (30) days to commence the necessary cure and fails at any time thereafter diligently and continuously to prosecute such cure to completion.

         7.2.4 Operator's Rights Against Pepco. If a Pepco Event of Default shall have occurred and be continuing, Operator shall have the right to terminate this Agreement by Notice to Pepco. In such event, Operator shall promptly submit to Pepco an accounting of Operator's costs and Pepco shall pay Operator amounts due and owing, including associated fee, not later than thirty
(30) days after receipt of Operator's accounting. The foregoing remedies shall constitute Operator's sole and exclusive remedies against Pepco with respect to a Pepco Event of Default.

         7.3 Termination for Abandonment. In the event Pepco determines to retire any of the Facilities from service, which Pepco shall have the right to do in its sole discretion, Pepco shall provide Notice to Operator. In such event, Operator shall promptly submit to Pepco an accounting of Operator's costs and Pepco shall pay Operator amounts due and owing, including associated fee, not later than thirty (30) days after receipt of Operator's accounting. The foregoing remedies shall constitute Operator's sole and exclusive remedies against Pepco for termination pursuant to this Section 7.3.

                                    ARTICLE 8

                     REPRESENTATIONS AND WARRANTIES OF PEPCO

         Pepco represents and warrants to Operator as follows:

         8.1 Incorporation. Pepco is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and the District of Columbia and has all requisite corporate power and authority to own, operate and contract for Services for the Facilities and to

                                    EXHIBIT G

carry on the business of the Facilities as now being conducted.

         8.2 Authority Relative to This Agreement. Pepco has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Pepco of this Agreement and the consummation by Pepco of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Pepco or by a committee thereof to whom such authority has been delegated and no other corporate proceedings on the part of Pepco are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pepco and, assuming that this Agreement constitutes a valid and binding agreement of Operator, subject to the receipt of the Pepco Required Regulatory Approvals and the Operator Required Regulatory Approvals, constitutes a valid and binding agreement of Pepco, enforceable against Pepco in accordance with its terms.

         8.3      Consents and Approvals; No Violation.

                  (a) Subject to obtaining the Pepco Required Regulatory Approvals and the Operator Required Regulatory Approvals, neither the execution and delivery of this Agreement by Pepco nor the performance by Pepco of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Pepco, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Pepco or any of its subsidiaries is a party or by which any of the Facilities may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Pepco or the Facilities, except in the case of clauses (ii) and (iii) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Pepco to discharge its obligations under this Agreement (a "Pepco Material Adverse Effect").

                  (b) Except for the Required Regulatory Approvals set forth on Schedule 8.3(b) attached hereto (collectively, the "Pepco Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the performance by Pepco of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not individually or in the aggregate, create a Pepco Material Adverse Effect.

                                    EXHIBIT G

         8.4 Labor Matters. Pepco has previously made available to Operator copies of all collective bargaining agreements to which Pepco is a party or is subject and which relate to the business or operations of the Facilities. With respect to the business and operations of the Facilities, as of the date of this Agreement, Pepco is in compliance with all Applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours, except, for such matters as would not, individually or in the aggregate, create a Pepco Material Adverse Effect or an Operator Material Adverse Effect.

         8.5 Survival. The representations and warranties in this Article 8 shall continue in full force and effect for the Term of this Agreement.

         8.6 THE FACILITIES ARE BEING MADE AVAILABLE AND CUSTODY THEREOF IS TRANSFERRED "AS IS, WHERE IS", AND PEPCO IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH FACILITIES (INCLUDING ANY RELATING TO LIABILITIES, OPERATION, CONDITION, VALUE OR QUALITY OF THE FACILITIES OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS OR OTHER INCIDENTS OF THE FACILITIES) OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. PEPCO SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE FACILITIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PEPCO MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE INFORMATION SET FORTH IN, OR CONTEMPLATED BY, THE INFORMATION MEMORANDUM.

                                    ARTICLE 9
                   REPRESENTATIONS AND WARRANTIES OF OPERATOR

         Operator represents and warrants to Pepco as follows:

         9.1 Organization. Operator is a corporation duly incorporated, validly existing and in good standing under the laws of the State of ______________ and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

         9.2 Authority Relative to This Agreement. Operator has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Operator of this Agreement and the consummation by Operator of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Operator and no other corporate proceedings on the part of Operator are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Operator and, assuming that this Agreement constitutes a valid and binding agreement of Pepco, subject to the receipt of the Operator Required Regulatory Approvals and the Pepco Required Regulatory Approvals, this Agreement constitutes a valid and binding agreement of Operator, enforceable against Operator in accordance with its terms.

         9.3      Consents and Approvals; No Violation.

                  (a) Subject to obtaining the Operator Required Regulatory Approvals and the Pepco Required Regulatory Approvals, neither the execution and delivery of this Agreement by Operator nor the performance by Operator of its obligations hereunder will (i) conflict with or result in any breach of any provision of the [Certificate of Incorporation or By-laws] of Operator, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Operator or any of its subsidiaries is a party or by which any of their respective assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Operator, or any of its assets, except, in the case of clauses (ii) and (iii), for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Operator to discharge its obligations under this Agreement (an "Operator Material Adverse Effect").

                  (b) Except for the Required Regulatory Approvals set forth on Schedule 9.3(b) attached hereto (collectively, the "Operator Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the performance by Operator of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not individually or in the aggregate, create an Operator Material Adverse Effect.

         9.4 Facility Sites Inspection. Operator has had a full and effective opportunity to inspect the Facilities and the Facility Sites, to determine to the extent pertinent to operate all pertinent surface and subsurface conditions of Hazardous Substances at the Facility Sites. Operator accepts

                                    EXHIBIT G

the existing conditions and shall not be entitled to any relief hereunder based upon such conditions, including the existence of conditions contrary to Operator's expectations based upon inspections prior to execution of this Agreement or subsequent thereto.(2)

         9.5 Qualified Operator. Operator is qualified to obtain any Permits and Environmental Permits necessary for Operator to operate the Facilities as of the Turnover Date. Without limiting the foregoing, Operator is not aware of any reason or circumstance that would prevent Operator from procuring the Operator Required Regulatory Approvals.

                                   ARTICLE 10

                            COVENANTS OF THE PARTIES

         10.1 Conduct of Business Relating to the Facilities. Except with the prior written consent of Operator (such consent not to be unreasonably withheld) or as required to effect the transactions contemplated by this Agreement, during the period from the Effective Date to the Turnover Date, Pepco will operate the Facilities in the usual, regular and ordinary course in compliance with Applicable Law and in accordance with Good Utility Practices, and pursuant to all applicable PJM Requirements, and continue to pay accounts payable which relate to the Facilities in a timely manner, consistent with past practice.

         10.2 Consents and Approvals. Pepco and Operator shall cooperate with each other and (i) prepare and file (or otherwise effect) as soon as practicable all applications, notices, petitions and filings with respect to and
(ii) use their reasonable best efforts to obtain (A) the Pepco Required Regulatory Approvals and the Operator Required Regulatory Approvals and (B) any other consents, approvals or authorizations of any other Governmental Authorities or third parties that are necessary to consummate the transactions contemplated by this Agreement, other than such consents, approvals or authorizations which, if not obtained or made, would not, individually or in the aggregate, create a Pepco Material Adverse Effect or an Operator Material Adverse Effect. Without limiting the generality of the foregoing, (1) each Party agrees to, upon the other Party's request, support such other Party's applications for regulatory approvals of the transactions contemplated by this Agreement, and (2) Pepco and Operator agree to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by

---------------------

(2) Additional inspections may be undertaken by Operator prior to Agreement execution whether before or after bid award.

                                    EXHIBIT G

any Governmental Authority vacated or reversed.

                                   ARTICLE 11

                                EMPLOYEE MATTERS

The Parties shall provide for the employment and pay and benefits of the employees at the Facilities in accordance with the provisions set forth in
Exhibit III hereto. On the Turnover Date, Pepco shall provide Operator all personnel files relating to the Transferred Employees, to the extent in Pepco's possession and readily available and to the extent such files pertain to (1) skill and development training and resumes, (2) seniority histories, (3) salary and benefit information, (4) Occupational Safety and Health Act medical reports,
(5) active medical restriction forms and (6) any other matters, disclosure of which by Pepco to Operator is permitted under Applicable Law without the consent of the Transferred Employee, but not including any performance evaluations or disciplinary records (collectively, the "Transferred Employee Records"); provided, however, that Pepco shall be permitted to retain copies, or originals to the extent it provides Operator with copies of same, of all Transferred Employee Records.

                                   ARTICLE 12

                                 INDEMNIFICATION

         12.1 Operator's Indemnification. Operator shall indemnify, hold harmless and defend Pepco, its Affiliates, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys' and expert fees and reasonable disbursements in connection therewith) for any loss or liability, damage to property, injury to or death of any person, including Pepco's employees, Operator's employees and their Affiliates' employees, or any third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by Operator or its officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with Operator's performance or breach of this Agreement, or the exercise by Operator of its rights hereunder.

         12.2 Pepco's Indemnification. Pepco shall indemnify, hold harmless and defend Operator, its Affiliates, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses

                                    EXHIBIT G


(including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto reasonable attorneys' and expert fees and reasonable disbursements in connection therewith) for any loss or liability damage to property, injury to or death of any person, including Operator's employees, Pepco's employees and their Affiliates' employees, or any third parties, to the extent caused wholly or in part by (i) any negligent act or omission by Pepco or its officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with Pepco's performance of this Agreement, or (ii) the presence of Hazardous Substances on the Facility Sites prior to the Turnover Date.

         12.3 Indemnification Procedures. Any Party seeking indemnification under this Agreement shall give the other Party notice of such claim promptly but in no event later than ninety (90) days from the later of the commencement of, or the Party's actual knowledge of, such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. The failure to provide such notice shall not excuse any Party from its continuing obligations hereunder; however, any claim shall be reduced by the damages resulting from such Party's delay or failure to provide such notice. Neither Party may settle or compromise any claim for which indemnification is sought under this Agreement without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed.

         12.4 Survival. The indemnification obligations of each Party under this Article 12 for acts or occurrences that occur prior to expiration, termination, or cancellation of this Agreement shall survive the Effective Date and continue in full force and effect regardless of whether this Agreement expires or terminates, or is canceled, surrendered or completed.

         12.5 Limitation of Liability. Except as provided in Section 2.3, neither Party nor their respective officers, directors, agents, employees, parents, Affiliates, successors, assigns, contractors or subcontractors shall be liable to the other Party or its shareholders, subsidiaries, Affiliates, officers, directors, agents, employees, successors, assigns, contractors or subcontractors for any claims, demands or suits for consequential, incidental, special, exemplary, punitive, indirect or multiple damages connected with or resulting from any breach after the Effective Date of this Agreement (other than breach of this Article 12), or any actions undertaken in connection with or related hereto or thereto, including any such damages which are based upon breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law or any other theory of recovery. In any Contract Year, the aggregate liability of Operator for claims of Pepco arising out of or relating to the performance or non-performance of this Agreement shall be limited to one million dollars ($1,000,000) per Contract Year.

                                    EXHIBIT G

         The foregoing limitations shall not prevent any Party from recovering damages of the foregoing nature in a claim for indemnification hereunder for such damages asserted by a third party.

                                   ARTICLE 13

                                  FORCE MAJEURE

         13.1 Force Majeure. Notwithstanding anything in this Agreement to the contrary, the Parties shall be excused from performing their respective obligations hereunder and shall not be liable in damages or otherwise to the extent that a Party is unable to perform or is prevented from performing by an event of Force Majeure and has complied with Section 13.3. The Parties recognize and agree that an event of Force Majeure will not relieve any Party of its obligation to make payments when due hereunder.

         13.2 Definition of Force Majeure. The term "Force Majeure" as used herein means those causes beyond the reasonable control of the Party affected, that, by the exercise of reasonable diligence, including Good Utility Practices, such Party is unable to prevent, avoid, mitigate, or overcome, including the following: any act of God, changes in Applicable Law, act of the public enemy, war, civil disturbance, insurrection, riot, fire (unless resulting from the fault or negligence of the Party asserting Force Majeure), storm or flood, lightning or explosion (unless resulting from the fault or negligence of the Party asserting Force Majeure) or any other cause of a similar nature beyond such Party's reasonable control. Neither the cost to operate and maintain the Facilities, lack of economic feasibility, adverse general economic conditions nor economic hardship affecting a Party's performance hereunder due to any reason other than an event which itself constitutes an event of Force Majeure shall be deemed an event of Force Majeure.

         13.3 Force Majeure Procedures. A Party shall not be entitled to rely on the occurrence of an event of Force Majeure as a basis for being excused from performance of its obligations under this Agreement unless the Party relying on the event or condition shall: (a) provide prompt written notice of such Force Majeure event to the other Party, including an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts in accordance with Good Utility Practice to continue to perform its obligations under this Agreement; (c) expeditiously take action to correct or cure the event or condition excusing performance; (d) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (e) provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance. Subject to this Section 13.3, any obligation under this Agreement shall be suspended only to the extent caused by such Force Majeure and only during the continuance of any inability of performance caused by such Force Majeure but for no longer period.

                                   ARTICLE 14

                                 CONFIDENTIALITY

         14.1 Confidentiality Obligations of Pepco. Pepco shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by Operator in connection with this Agreement. Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by Pepco in breach of this Agreement, (ii) available to Pepco on a non-confidential basis prior to disclosure to Pepco by Operator, or (iii) available to Pepco on a non-confidential basis from a source other than Operator, provided that such source is not known, and by reasonable effort could not be known, by Pepco to be bound by a confidentiality agreement with Operator or otherwise prohibited from transmitting the information to Pepco by a contractual, legal or fiduciary obligation, Pepco shall not release or disclose such information to any other person, except to its employees, representatives or agents on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 14.1 and has agreed in writing to comply with such provisions. Pepco shall promptly notify Operator if it receives notice or otherwise concludes that the production of any information subject to this Section 14.1 is being sought under any provision of law and Pepco shall use reasonable efforts in cooperation with Operator to seek confidential treatment for such confidential information provided thereto.

         14.2 Confidentiality Obligations of Operator. Operator shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by Pepco in connection with this Agreement. Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by Operator in breach of this Agreement, (ii) available to Operator on a non-confidential basis prior to disclosure to Operator by Pepco, or (iii) available to Operator on a non-confidential basis from a source other than Pepco, provided that such source is not known, and by reasonable effort could not be known, by Operator to be bound by a confidentiality agreement with Pepco or otherwise prohibited from transmitting the information to Operator by a contractual, legal or fiduciary obligation, Operator shall not release or disclose such information to any other person, except to its employees, representatives or agents on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 14.2 and has agreed in writing to comply with such provisions. Operator shall promptly notify Pepco if it receives notice or otherwise concludes that the production of any information subject to this Section 14.2 is being sought under any provision of law and Operator shall use reasonable efforts in cooperation with Pepco to seek confidential treatment for such confidential information provided thereto.

                                    EXHIBIT G

         14.3 Remedies. The Parties agree that monetary damages would be inadequate to compensate a Party for the other Party's breach of its obligations under Section 14.1 or 14.2, above, as applicable. Each Party accordingly agrees, that the other Party shall be entitled to equitable relief, by way of injunction or otherwise, if a Party breaches or threatens to breach its obligations under
Section 14.1 or 14.2 of this Agreement, as applicable, which equitable relief shall be granted without bond or proof of damages, and the receiving Party shall not plead in defense that there would be an adequate remedy at law.


                                   ARTICLE 15

                               DISPUTE RESOLUTION

         15.1 Disputes. Except as provided in Article 4, a Party with a claim or dispute under this Agreement shall submit to the other Party a notification of such claim or dispute within sixty (60) days after the circumstances that gave rise to the claim or the question or issue in dispute. The notification shall be in writing and shall include a concise statement of the claim or the issue or question in dispute, a statement of the relevant facts and documentation to support the claim. In the event the Parties are unable, in good faith, to resolve their disagreement in a manner satisfactory to both Parties within thirty (30) days after receipt by a Party of a notification specifying the claim, issue or question in dispute, the Parties shall refer the dispute to their respective senior management. If, after using their good faith best efforts to resolve the dispute, senior management cannot resolve the dispute within thirty (30) days, the Parties shall, except as provide in Article 4, utilize the arbitration procedures set forth below in Section 15.2 to resolve a dispute, provided that nothing herein or therein shall prohibit Pepco or Operator from at any time requesting from a court of competent jurisdiction a temporary restraining order, preliminary injunction, or other similar form of equitable relief to enforce performance of the provisions of this Agreement.

         15.2     Arbitration.

                  (a) Any arbitration initiated under this Agreement shall be conducted before a single neutral arbitrator appointed by the Parties within thirty (30) days of receipt by respondent of the demand for arbitration. If the Parties are unable to agree on an arbitrator, such arbitration shall be appointed by the American Arbitration Association. Unless the Parties agree otherwise, the arbitrator shall be an attorney or retired judge with at least fifteen (15) years of experience, and shall not have any current or past substantial business or financial relationships with any Party to the arbitration. If possible, the arbitrator shall have experience in the electric utility industry. Unless otherwise agreed, the arbitration shall be conducted in accordance with the American Arbitration

                                    EXHIBIT G


Association's Commercial Arbitration Rules, then in effect, in the District of Columbia. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act of the United States, 9 U.S.C. Sections 1 et seq.

                  (b) The arbitration shall, if possible, be concluded not later than six (6) months after the date that it is initiated. The arbitrator shall be authorized only to interpret and apply the provisions of this Agreement or any related agreements entered into under this Agreement and shall have no power to modify or change any of the above in any manner. The arbitrator shall have no authority to award punitive or multiple damages or any damages inconsistent with this Agreement. The arbitrator shall, within thirty (30) days of the conclusion of the hearing, unless such time is extended by agreement of the Parties, notify the Parties in writing of his or her decision, stating his or her reasons for such decision and separately listing his or her findings of fact and conclusions of law. The decision of the arbitrator rendered in such a proceeding shall be final and binding on the Parties. Judgment on the award may be entered upon it in any court having jurisdiction.

                                   ARTICLE 16

                            MISCELLANEOUS PROVISIONS

         16.1 Expenses. Except to the extent specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

         16.2 Amendment and Modification; Extension; Waiver. This Agreement may be amended, modified or supplemented only by an instrument in writing signed on behalf of each of the Parties. Either Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (iii) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         16.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier

                                    EXHIBIT G

(providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

                  if to Pepco, to:

                  Potomac Electric Power Company
                  1900 Pennsylvania Avenue, N.W.
                  Washington, D.C.  20068
                  Telecopier:  (202) 261-7889
                  Attention:  William T. Torgerson, General Counsel

                  with a copy to:

                  Dickstein Shapiro Morin & Oshinsky LLP
                  2101 L Street, N.W.
                  Washington, D.C. 20037
                  Telecopier: (202) 887-0689
                  Attention: Kenneth M. Simon, Esq.

                  if to Operator, to:

                  Southern Energy, Inc.
                  900 Ashwood Parkway
                  Suite 500
                  Atlanta, Georgia  30338-4780
                  Telecopier: (770) 821-6575
                  Attention:

                  with a copy to:

                  Troutman Sanders LLP
                  1300 I Street, NW
                  Suite 300 East
                  Washington, DC  20005
                  Telecopier: (202) 274-2994
                  Attention:  Benjamin L. Israel, Esq.

         16.4     Assignment; No Third Party Beneficiaries.

                  (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party,

                                    EXHIBIT G

including by operation of law, without the prior written consent of the other Party, except (i) in the case of Pepco, (A) to an Affiliate of Pepco, (B) to a third party in connection with the transfer of Pepco's transmission system to such third party or (C) to a lending institution or trustee in connection with a pledge or granting of a security interest in all or any part of the this Agreement, and (ii) in the case of Operator, to a lending institution or trustee in connection with a pledge or granting of a security interest in this Agreement; provided, however, that no assignment or transfer of rights or obligations by either Party shall relieve it from the full liabilities and the full financial responsibility, as provided for under this Agreement, unless and until the transferee or assignee shall agree in writing to assume such obligations and duties and the other Party has consented in writing to such assumption.

                  (b) Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person, including, with respect to continued or resumed employment, any employee or former employee of Pepco (including any beneficiary or dependent thereof). No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

         16.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

         16.6 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         16.7 Interpretation. When a reference is made in this Agreement to an Article, Section, Appendix, Exhibit or Schedule, such reference shall be to an Article or Section of, or Appendix, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument

                                    EXHIBIT G

that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

         16.8 Jurisdiction and Enforcement. Except as provided in Articles 4 and 15, each of the Parties irrevocably submits to the exclusive jurisdiction of
(i) the Superior Court of the District of Columbia, and (ii) the United States District Court for the District of Columbia, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Except as provided in Articles 4 and 15, each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the District of Columbia or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court for the District of Columbia. Except as provided in Articles 4 and 15, each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in Section 16.3 (or such other address specified by such Party from time to time pursuant to Section 16.3) shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Except as provided in Articles 4 and 15, each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Superior Court for the District of Columbia, or (ii) the United States District Court for the District of Columbia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         16.9 Entire Agreement. This Agreement and the Asset Sale Agreement, including the Appendices, Exhibits, Schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embodies the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement and the Asset Sale Agreement supersede all prior agreements and understandings between the Parties with respect to the transactions contemplated by this Agreement.

                                    EXHIBIT G

         16.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         16.11 Conflicts. Except with respect to the indemnification, liability, default and remedies provisions contained herein or as otherwise expressly provided herein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Asset Sale Agreement, the terms of the Asset Sale Agreement shall prevail.

         16.12 Attorney-in-Fact. Pepco hereby appoints _______________, a _______________ of Pepco, to be its duly authorized Attorney-in-Fact and in Pepco's name to execute, acknowledge and deliver this Agreement as its act and deed. Operator hereby appoints _____________, its ______________, to be its duly authorized Attorney-in-Fact and in Operator's name to execute, acknowledge and deliver this Agreement as its act and deed.

                                   EXHIBIT G

         IN WITNESS WHEREOF, Pepco and Operator have caused this Operation and Maintenance Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                    POTOMAC ELECTRIC POWER COMPANY



                                    By:
                                        ---------------------------------------
                                          Name:
                                          Title:


                                   [OPERATOR]



                                    By:
                                        ---------------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT G

                              )
DISTRICT OF COLUMBIA          )  SS:
                              )

         The undersigned, a Notary Public in and for the jurisdiction aforesaid, does hereby certify that ______________, personally known to me (or satisfactorily proven) to be the person who signed as attorney-in-fact for Pepco as named in the foregoing Instrument, personally appeared before me in said jurisdiction, and as such attorney-in-fact and by virtue of the authority vested in him by said Instrument, acknowledged the same to be the act and deed of said corporation, and that he executed and delivered the same as such.

         WITNESS my hand and official seal this ___ day of ___________, 2000.



                                          ------------------------------
My Commission Expires:                    Notary Public in and for
                                          the District of Columbia

                                   EXHIBIT G

                              )
DISTRICT OF COLUMBIA          )  SS:
                              )

         The undersigned, a Notary Public in and for the jurisdiction aforesaid, does hereby certify that ______________, personally known to me (or satisfactorily proven) to be the person who signed as attorney-in-fact for Operator named in the foregoing Instrument, personally appeared before me in said jurisdiction, and as such attorney-in-fact and by virtue of the authority vested in him by said Instrument, acknowledged the same to be the act and deed of said corporation, and that he executed and delivered the same as such.

         WITNESS my hand and official seal this ___ day of ___________, 2000.


                                          ------------------------------
My Commission Expires:                    Notary Public in and for
                                          the District of Columbia

                                   APPENDIX A

                                   DEFINITIONS

         As used in this Agreement, the following terms have the following meanings:

         "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

         "Agreement" means this Operation and Maintenance Agreement dated _____, 2000 and any schedules, appendices or exhibits attached thereto.

         "Applicable Law" means all current and future Federal, state and local laws (including common law and Environmental Laws), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives or orders (including consent orders) and Permits, in each case, relating to the Services or the Facilities or otherwise related to the transactions contemplated by this Agreement.

         "Business Day" means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in Washington, D.C. are authorized or required by law or other action of a Governmental Authority to close.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of
1984.

         "Capability Demonstration Test" means the PJM Summer Capability Demonstration Test.

         "Capital Budget" shall have the meaning set forth in Section 4.2. Improvement projects with a cost of greater than $500,000 shall be included in the Capital Budget, as such amount may be revised by Pepco in consideration of accounting or tax regulations.

         "Cause" means (a) the commission of any act by an employee constituting financial dishonesty against Operator (or any of its affiliates), or (b) substantial violations of directions from a supervising executive, repeated poor performance or nonperformance of such employee's duties, responsibilities or activities; provided that, in the case of clause (b) only, Operator (or any of its affiliates) has given the employee written notice of such violations, poor performance or nonperformance and the employee has failed to cure.

         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "Contract Year" means a calendar year, provided however that the first Contract Year shall commence on the Turnover Date and end on December 31, 2001 ("First Contract Year") and any financial obligations stated on the

                                    EXHIBIT G


basis of a Contract Year shall be adjusted by multiplying those obligations by a fraction of which the numerator shall be number of days in that Contract Year and the denominator shall be 365.

         "Effective Date" means the date set forth in the preamble hereto.

         "EFORD" means the "Equivalent Forced Outage Rate Demand" as determined in accordance with PJM procedures.

         "EFORD Standard" means an average EFORD rating, calculated as the average of the EFORDS of all Units of a Facility in a Contract Year: for purposes of determining liquidated damages pursuant to Section 2.4.1(a) for Benning, eighteen percent (18%), and for Buzzard, twelve percent (12%); and for purposes of determining Performance Bonus pursuant to Sections 2.4.1(b) ten percent (10%).

         "Emergency" means any event or circumstance arising in the course of the operations and maintenance of the Facilities which: (i) requires prompt actions; and (ii) in the reasonable opinion of Operator in accordance with Good Utility Practices, could be expected to: (A) endanger the health or safety of any employee or any person at or in the vicinity of the Facilities or the Facility Sites, (B) have a material adverse effect on the transmission system, or (C) have a material adverse effect on the Facilities or the Facility Sites.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Employees" shall have the meaning set forth in Exhibit III.

         "Environmental Laws" means all current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives or orders (including consent orders) and Environmental Permits, in each case, relating to pollution or protection of the environment or natural resources, including laws relating to Releases or threatened Releases, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, arrangement for disposal, transport, recycling or handling, of Hazardous Substances.

         "Environmental Permits" means the permits, licenses, consents, approvals and other governmental authorizations with respect to Environmental Laws relating primarily to the power generation operations of the Facilities.

         "Escalation Index" means three percent (3%) per Contract Year.

         "FERC" means the Federal Energy Regulatory Commission or its successor.

                                    EXHIBIT G

         "Facilities" means the Buzzard Point Generating Station and the Benning Generating Station.

         "Facility Sites" means the real property on which the Facilities are located as set forth in Exhibit I.

         "Force Majeure" shall have the meaning set forth in Section 13.2.

         "Good Utility Practices" means any of the applicable practices, methods and acts:

                  (i) required by FERC, NERC, MAAC, PJM, the PJM System Operator, or the successor of any of them, whether or not the Party whose conduct is at issue is a member thereof;

                  (ii)     required by Applicable Law;

                  (iii) required by the Pepco Interconnection Standards or the policies and standards of Pepco relating to emergency operations;

                  (iv) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period; which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with law, regulation, good business practices, reliability, safety, and expedition. Good Utility Practices are not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

         "Governmental Authority" means any court, administrative or regulatory agency or commission or other governmental entity or instrumentality or any department thereof.

         "Hazardous Substances" means (i) any petrochemical or petroleum products, crude oil or any fraction thereof, ash, radioactive materials, radon gas, asbestos in any form, urea formaldehyde foam insulation or polychlorinated biphenyls, (ii) any chemicals, materials, substances or wastes defined as, included in, or that are alleged or determined by any Person or Governmental Authority to be included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "PCBs," "contaminants," "asbestos" or "pollutants" or similar term in any Environmental Law, (iii) any other chemical, material, substance or waste which is prohibited, limited or regulated by any Environmental Law or (iv) any noise, electromagnetic radiation, and any other substance or energy which causes or is alleged to cause personal injury (including wrongful death, pain,

                                    EXHIBIT G

suffering and loss of consortium) or property damage (including nuisance, trespass and diminution of value).

         "IBEW" means Local Union #1900 of the International Brotherhood of Electrical Workers.

         "IBEW Collective Bargaining Agreement" means that certain Collective Bargaining Agreement, between Pepco and the IBEW, effective December 8, 1998, as amended from time to time.

         "Income Tax" means any Federal, state and local Tax or surtax (i) based upon, measured by or calculated with respect to income, profits or receipts, or
(ii) based upon, measured by or calculated with respect to multiple bases (including corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (i), in each case, together with any interest, penalties, or additions to such Tax.

         "Information Memorandum" means the Information Memorandum, prepared on behalf of Pepco, describing the Facilities, and the materials delivered with such Information Memorandum, as such Information Memorandum and such materials may have been amended or supplemented.

         "Initial Term" shall have the meaning set forth in Section 7.1.

         "MAAC" means the Mid-Atlantic Area Council, a reliability council under
Section 202 of the Federal Power Act established pursuant to the MAAC Agreement, dated August 1, 1994, as amended from time to time, and any successor entity thereto.

         "NERC" means the North American Electric Reliability Council and any successor entity thereto.

         "Non-Union Employees" shall have the meaning set forth in Exhibit III.

         "Notice" shall mean a written notice satisfying the requirements of
Section 16.3.

         "Operating Budget" shall have the meaning set forth in Section 4.1.

         "Operator Event of Default" shall have the meaning set forth in Section 7.2.1.

         "Operator Material Adverse Effect" shall have the meaning set forth in
Section 9.3(a).

                                    EXHIBIT G

         "Operator Required Regulatory Approvals" shall have the meaning set forth in Section 9.3(b).

         "Operator's Fee" shall have the meaning set forth in Section 5.1.

         "Operator's Pension Plan" shall have the meanings set forth in Exhibit III.

         "Operator's Savings Plan" shall have the meaning set forth in Exhibit III.

         "Party or Parties" shall have the meaning set forth in the Preamble.

         "Peak Season" shall mean the months of May, June, July, August and September of any Contract Year.

         "Pepco Event of Default" shall have the meaning set forth in Section 7.2.3.

         "Pepco Interconnection Standards" means Pepco's Interconnection and Parallel Operating Guidelines as amended from time to time. A copy of the existing Pepco Interconnection Standards is attached hereto as Exhibit IV.

         "Pepco Material Adverse Effect" shall have the meaning set forth in
Section 8.3(a).

         "Pepco Required Regulatory Approvals" shall have the meaning set forth in Section 8.3(b).

         "Pepco's Pension Plan" shall have the meaning set forth in Exhibit III.

         "Pepco's Savings Plan" shall have the meaning set forth in Exhibit III.

         "Period" shall have the meaning set forth in Section 5.2.

         "Permits" means the permits, licenses, consents, approvals and other governmental authorizations (other than with respect to Environmental Laws) primarily relating to the power generation operations of the Facilities.

         "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or Governmental Authority.

         "PJM" means the Pennsylvania-New Jersey-Maryland interconnected power pool operated under the PJM Agreement and any successor thereto, including any regional transmission operator/independent system operator, transco or any other independent system administrator that possesses operational or planning

                                    EXHIBIT G

control over Pepco's transmission system.

         "PJM Agreement" means the Amended and Restated Operating Agreement of the PJM Interconnection LLC, dated as of June 2, 1997.

         "PJM Control Area" shall mean the control area recognized by NERC as the PJM Control Area.

         "PJM Interconnection LLC" means the independent system operator of the PJM Control Area pursuant to the PJM Agreement and the PJM Tariff.

         "PJM Reliability Agreement" means the Reliability Assurance Agreement dated June 2, 1997 among the load serving entities of PJM.

         "PJM Requirements" means the rules, regulations or other requirements of PJM or MAAC contained or adopted pursuant to the PJM Agreement, the PJM Reliability Agreement or the PJM Tariff which are applicable to Pepco and Operator, with respect to the Facilities.

         "PJM System Operator" shall mean the PJM Interconnection energy control center staff responsible for central dispatch as provided in the PJM Agreement.

         "PJM Tariff" means the PJM Open Access Transmission Tariff providing transmission service within the PJM Control Area.

         "Qualified Offer" shall have the meaning set forth in Exhibit III.

         "Regulatory Approval" means with respect to a Party, any consent or approval of, filing with, or notice to, any Governmental Authority that is necessary for the execution and delivery of the Agreement by such Party or the consummation thereby of the transactions contemplated hereby.

         "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

         "Services" means all activities to be performed by Operator hereunder.

         "Taxes" means all taxes, surtaxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state or local or foreign taxing authority, including Income Taxes, excise, property, sales, transfer, franchise, special franchise, payroll, recording, withholding,

                                    EXHIBIT G

social security or other taxes, including any interest, penalties or additions attributable thereto.

         "Term" shall have the meaning set forth in Section 7.1.

         "Termination Date" means the last day of the Term.

         "Total Cash Compensation" shall have the meaning set forth in Exhibit III.

         "Transferred Employee Records" shall have the meaning set forth in
Article 11.

         "Transferred Employees" shall have the meaning set forth in Exhibit
III.

         "Transferred Non-Union Employees" shall have the meaning set forth in
Exhibit III.

         "Transferred Savings Employees" shall have the meaning set forth in
Exhibit III.

         "Transferred Union Employees" shall have the meaning set forth in
Exhibit III.

         "Turnover Date" shall mean the date established pursuant to Section
6.1.

         "Turnover Date Benefits" shall have the meaning set forth in Exhibit
III.

         "Union Employees" shall have the meaning set forth in Exhibit III.

         "Units" shall mean each of (i) the two (2) steam turbines at Benning and (ii) the sixteen (16) combustion turbines at Buzzard Point.

         "WARN Act" means the Federal Worker Adjustment Retraining and Notification Act of 1988, as amended.

                                    EXHIBIT H

                              SITE LEASE AGREEMENT

                                 by and between

                         POTOMAC ELECTRIC POWER COMPANY

                                       and

                        --------------------------------

                                    EXHIBIT H

                                TABLE OF CONTENTS

                                                                      Page

ARTICLE 1   PREMISES                                                    1
ARTICLE 2   TERM                                                        2
ARTICLE 3   DELIVERY OF THE PREMISES TO TENANT                          2
ARTICLE 4   ACCEPTANCE OF THE PREMISES BY TENANT                        2
ARTICLE 5   RENTAL                                                      3
ARTICLE 6   PAYMENT OF REAL ESTATE TAXES                                4
ARTICLE 7   OPERATION, MANAGEMENT AND MAINTENANCE                       6
ARTICLE 8   UTILITIES                                                   6
ARTICLE 9   USE                                                         6
ARTICLE 10  LAWS, ORDINANCES AND REQUIREMENTS OF PUBLIC
            AUTHORITIES                                                 7
ARTICLE 11  QUIET ENJOYMENT                                             7
ARTICLE 12  ALTERATIONS                                                 8
ARTICLE 13  LIENS                                                       8
ARTICLE 14  REPAIRS                                                     9
ARTICLE 15  INSURANCE                                                   9
ARTICLE 16  DAMAGE BY FIRE OR OTHER CASUALTY                            10
ARTICLE 17  CONDEMNATION                                                10
ARTICLE 18  ASSIGNMENT AND SUBLETTING                                   11
ARTICLE 19  INDEMNIFICATION                                             11
ARTICLE 20  SURRENDER OF THE PREMISES                                   11
ARTICLE 21  LEASEHOLD MORTGAGES                                         12
ARTICLE 22  PRIORITY                                                    14
ARTICLE 23  DEFAULT AND REMEDIES                                        15
ARTICLE 24  ESTOPPEL CERTIFICATES                                       15
ARTICLE 25  SECURITY DEPOSIT                                            16
ARTICLE 26  FORCE MAJEURE                                               16
ARTICLE 27  NOTICES                                                     17
ARTICLE 28  MISCELLANEOUS                                               18

Appendix and Exhibits:

      Appendix A        Definitions
      Exhibit A         Legal Description of the Premises
      Exhibit A-1       Description of the Building Addition
      Exhibit B         Legal Description of the Landlord's Land
      Exhibit C         Form of Easement Agreement

                                    EXHIBIT H

                              SITE LEASE AGREEMENT

         THIS SITE LEASE AGREEMENT (as amended from time to time and with all Appendices and Exhibits attached hereto, this "Lease") is made as of the ___ day of ______________, 2000 by and between Potomac Electric Power Company, a District of Columbia and Virginia corporation ("Landlord"), and _______________________________ ("Tenant"). Landlord and Tenant are sometimes hereafter collectively referred to herein as the "Parties."

                               W I T N E S S E T H

         WHEREAS, Landlord and Tenant have entered into an Asset Purchase and Sale Agreement for Generating Plants and Related Assets, dated June 7, 2000 (as amended from time to time, the "Asset Sale Agreement"), for the sale by Landlord to Tenant of, among other things, the Potomac River Station generating facility and associated generating assets (the "Generating Station"); and

         WHEREAS, Tenant desires to lease from Landlord the land upon which the Generating Station is located, consisting of approximately ___ acres and as more particularly described in Exhibit A hereto, together with all appurtenances thereto including, without limitation, that certain Building Addition more particularly described in Exhibit A-1 attached hereto (the "Building Addition"), but excluding the Generating Station and all other improvements besides the Building Addition located upon such land (collectively, the "Premises").

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                    ARTICLE 1

                                    PREMISES

         Section 1.01 Lease of Premises. Landlord leases to Tenant, and Tenant leases from Landlord, for the Term (as defined below) and subject to the provisions hereof, to each of which Landlord and Tenant mutually agree, the Premises. The Premises adjoins a parcel of land owned by Landlord upon which is located a transmission and distribution substation and certain other transmission and distribution facilities owned by Landlord (collectively, the "Transmission and Distribution Facilities"). The overall parcel owned by Landlord that includes the Premises and the adjoining land upon which the Transmission and Distribution Facilities are located is more particularly described in Exhibit B (the "Landlord's Land"). Tenant shall grant to Landlord certain access and other rights to the Premises, and Landlord shall

                                    EXHIBIT H

grant to Tenant certain access and other rights to the Landlord's Land, pursuant to an Easement Agreement substantially in the form attached hereto as Exhibit C.

                                    ARTICLE 2

                                      TERM

         Section 2.01 Term. The term of this Lease (the "Term") shall commence upon consummation of the Closing (as defined in the Asset Sale Agreement) (the "Commencement Date") and shall continue for a term of ninety-nine (99) years unless sooner terminated as provided herein.

         The first "Lease Year" shall be twelve (12) months, commencing on the Commencement Date, except if the Commencement Date is not the first day of a month, the first "Lease Year" shall include the partial month in which the Commencement Date occurs plus the ensuing twelve (12) month period. Each subsequent "Lease Year" shall mean each subsequent twelve (12) month period commencing immediately upon the expiration of the prior Lease Year.

         Section 2.02 Quiet Enjoyment. Provided Tenant performs all of Tenant's obligations under this Lease, including the payment of Rental (as defined below), Tenant shall, during the Term, enjoy the Premises without disturbance from Landlord or any other persons claiming or acting by, through, or under Landlord; subject, however, to the terms of this Lease. This covenant and all other covenants of Landlord now or hereafter in this Lease shall be binding upon Landlord and its successors.

                                    ARTICLE 3

                       DELIVERY OF THE PREMISES TO TENANT

         Tenant hereby acknowledges Landlord's delivery of possession of the Premises to Tenant in the condition required pursuant to this Lease.

                                    ARTICLE 4

                      ACCEPTANCE OF THE PREMISES BY TENANT

         Tenant hereby acknowledges and agrees that the Premises are in good and tenantable condition, and accepts same in "as is" condition, and agrees that Landlord has no obligation to perform any work in connection with the Premises to make same fit for Tenant's use and occupancy pursuant to this Lease.

                                    EXHIBIT H

                                    ARTICLE 5

                                     RENTAL

         Section 5.01 Payment of Annual Base Rental. Commencing on the Commencement Date, Tenant shall pay to Landlord for each Lease Year, an annual rental ("Annual Base Rental") in the amount set forth in Section 5.02 hereof.

         Section 5.02 Annual Base Rental. Tenant hereby covenants and agrees to pay Landlord, as Annual Base Rental for the Premises on the first day of each Lease Year and in the manner provided herein, an amount equal to $1.00. Tenant may prepay the Annual Base Rental for the Term (or portions thereof) at any time.

         Section 5.03 Payment of Rental. All Rental shall be paid to Landlord by Tenant when due, without deduction, offset or counterclaims unless otherwise permitted herein, or by applicable state law, in lawful money of the United States, at Landlord's address for notices as specified in Article 27 hereof, or such other place as Landlord may from time to time designate. The term "Rental" as used herein means the then applicable Annual Base Rental and Real Estate Taxes (as hereinafter described) to the extent such Real Estate Taxes are required to be paid by Tenant to Landlord pursuant to Section 6.01(c). All past due amounts of Rental shall bear interest, which interest shall be deemed to be Rental, from the date due until paid at a rate per annum equal to two (2) percentage points above the prime rate of interest (the "Prime Rate") charged by U.S. money center commercial banks as published in The Wall Street Journal, such prime rate to change from time to time as and when the change is reported; provided, however, that any interest payable pursuant to this Section
5.03 shall never exceed the maximum rate of interest from time to time permitted to be charged under applicable law to Tenant with respect to the indebtedness for which such interest is charged under this Lease (the "The Highest Lawful Rate"). If The Wall Street Journal ceases to publish the prime rate of interest charged by U.S. money center commercial banks, Landlord shall have the right to reasonably substitute the prime rate of interest published by another reasonably comparable financial newspaper. In addition, if any amount of Rental is not paid within ten (10) days after written notice that the same is due and payable, Tenant shall pay to Landlord a late charge, which late charge shall be deemed to be Rental, in the amount of four percent (4%) of the amount in default.

         Section 5.04 Rental Not Based on Income. It is agreed by Landlord and Tenant that no Rental for the use, occupancy or utilization of the Premises shall be, or is, based in whole or in part on the net income or profits derived by any person from the Generating Station or the Premises.

         Section 5.05 Application of Rental. Payment by Tenant or receipt by Landlord of lesser amounts of Rental than that stipulated in this Lease shall be applied to amounts owing by Tenant to Landlord in any order

                                    EXHIBIT H

determined by Landlord. No endorsement or statement on any check or any letter accompanying any check or payment as Rental shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rental or pursue any other remedy provided in this Lease. Any credit due to Tenant hereunder by reason of overpayment of Rental shall first be applied to any Rental owed to Landlord by Tenant if Tenant shall be in default when said credit shall be owed.

                                    ARTICLE 6

                          PAYMENT OF REAL ESTATE TAXES

         Section  6.01     Real Estate Taxes.

                  (a) The term "Real Estate Taxes" means the total of all taxes and assessments, general and special, ordinary and extraordinary, foreseen and unforeseen, including assessments for public improvements and betterments assessed, levied or imposed, directly or indirectly, with respect to the Premises. Real Estate Taxes shall not include any income taxes, inheritance taxes or gift taxes.

                  (b) To the extent that the Premises and the Generating Station constitute a separate tax lot or parcel (or separate tax lots or parcels): (i) Tenant shall pay directly to the pertinent taxing authority all Real Estate Taxes due with respect to the Premises and the Generating Station during the Term, such payment obligations to commence upon the Commencement Date (subject to adjustment between Landlord and Tenant during the first and last years of the Term if such Lease years do not coincide with the pertinent fiscal year for Real Estate Taxes); (ii) Tenant shall timely provide evidence to Landlord of the timely payment of said Real Estate Taxes; and (iii) Tenant shall have the right to contest any Real Estate Taxes (in Landlord's name, provided Tenant indemnifies Landlord on account thereof), provided it does so at its own cost and expense by appropriate proceedings conducted in good faith. In the event Tenant contests any such Real Estate Taxes, it shall furnish Landlord with a detailed description of the contested matter and all actions taken by it in connection therewith. To the extent that the Premises constitutes a separate tax lot, but the Real Estate Taxes attributable thereto (including the Generating Station) are not billed separately to Tenant, Landlord shall promptly, upon its receipt of the same, submit to Tenant copies of all bills for such Real Estate Taxes for direct payment by Tenant to the pertinent taxing authority. Landlord shall be solely responsible for any penalties which may be assessed as a result of its failure to promptly submit to Tenant the bills required pursuant to this
Section 6.01(b).

                  (c) To the extent that the Premises and the Generating Station do not constitute a separate tax lot or parcel (or separate tax lots or parcels), and are taxed as part of a larger tax lot or parcel which consists of or includes Landlord's Land: (i) the Real Estate Taxes attributable to the Premises and the Generating Station shall be that portion of the overall Real

                                    EXHIBIT H

Estate Taxes payable with respect to such larger tax lot that the aggregate assessed tax value of the Generating Station and the Premises bears to the aggregate assessed tax value of the larger tax lot and all improvements located within said larger tax lot, provided that if such assessed tax values are not separately stated, such Real Estate Taxes shall be based upon relative fair market values as reasonably determined by Landlord in good faith; (ii) Landlord shall periodically provide to Tenant a written statement showing the amount of Real Estate Taxes attributable to the Premises and the Generating Station (determined as aforesaid) then due and payable, which statement shall attach a copy of the tax bill due and payable, and shall show in reasonable detail the amount thereof attributable to the Premises (determined as aforesaid); and (iii) Tenant shall pay to Landlord the amount of Real Estate Taxes attributable to the Premises and the Generating Station within thirty (30) days of receipt of Landlord's statement. Landlord shall provide Tenant with reasonable proof of payment of Real Estate Taxes attributable to the larger tax lot reasonably promptly after Tenant's request therefor. Landlord shall have the right to contest the amount of Real Estate Taxes attributable to the larger tax lot or parcel by appropriate proceedings diligently conducted in good faith and provided Landlord shall have satisfactorily bonded the amount of contested Real Estate Taxes or set up reserves therefor adequate under generally accepted accounting principles, and Tenant shall continue to pay to Landlord, as and when required hereunder, Tenant's proportionate share (determined as aforesaid) of the Real Estate Taxes attributable to the Premises and the Generating Station, and shall also pay to Landlord Tenant's proportionate share (determined as aforesaid) of the reasonable costs of any such contest. The benefit of any refund of Real Estate Taxes obtained as a result of any such contest shall be shared by Landlord and Tenant in the proportion that such refunded Real Estate Taxes were paid (or payable) by Landlord and Tenant. In the event Landlord contests any such Real Estates Taxes, it shall furnish Tenant with a description of the contested matter and all actions to be taken by it in connection therewith. In the event Tenant desires to contest the amount of Real Estate Taxes attributable to the larger tax lot or parcel, Tenant shall furnish to Landlord a detailed description of the contested matter and all actions to be taken by it in connection with such contest, and Tenant shall continue to pay to Landlord, as and when required hereunder, Tenant's proportionate share (determined as aforesaid) of the Real Estate Taxes attributable to the Premises and the Generating Station. Any such contest by Tenant shall be conducted pursuant to appropriate proceedings diligently conducted by Tenant in good faith and at Tenant's own cost and expense. Any refund of Real Estate Taxes obtained as a result of any such contest by Tenant (after reimbursement to Tenant of the reasonable costs of any such contest) shall be shared by Landlord and Tenant in the proportion that such refunded Real Estate Taxes were paid (or payable) by Landlord and Tenant.

                  (d) Tenant may, at its sole cost and expense, seek to have the Premises treated as a separate tax lot or parcel provided such new tax lot or parcel does not have an adverse effect on the remainder of the Landlord's Land or the Transmission and Distribution Facilities. Landlord shall reasonably cooperate with Tenant, at Tenant's sole cost and expense, in obtaining the separate tax lot or parcel for the Premises.

                                    EXHIBIT H

                                    ARTICLE 7

                      OPERATION, MANAGEMENT AND MAINTENANCE

         Section  7.01     Operation and Maintenance.

                  (a) Tenant shall operate and maintain the entirety of the Premises, including landscaping, during the Term of this Lease at its sole cost and expense, and shall be responsible for payment for all utilities and other costs associated with its occupancy and use of the Premises.

                  (b) Without limitation of the foregoing, Tenant shall at all times use, operate and maintain the Premises in compliance with all Legal Requirements now or hereinafter in effect and any recorded covenants, conditions and restrictions affecting the Premises.

                                    ARTICLE 8

                                    UTILITIES

         Section 8.01 Utility Capacity. Tenant acknowledges that all necessary mains, conduits and other facilities necessary to supply water, electricity, gas, telecommunication service, sewer service and other utilities necessary for the operation of the Generating Station are available to the Premises and in place, and are of sufficient quantity and quality, as of the Commencement Date. Tenant shall pay directly all costs associated with its consumption of such service at the Premises. Tenant shall immediately cause all such utility service to be billed directly to Tenant.

         Section 8.02 No Landlord Liability. No cessation or interruption of any services to the Premises will make Landlord liable in any respect for damages to either person, property or business, nor be construed as an eviction of Tenant, nor relieve Tenant from any of its obligations under this Lease, except to the extent caused by the negligence of Landlord, its agents, employees or contractors.

                                    ARTICLE 9

                                       USE

         Tenant agrees to use and maintain the Premises in a lawful and proper manner, and in a manner which does not interfere with Landlord's operation of its Transmission and Distribution Facilities or that portion of the Landlord's Land that is not the subject of this Lease. Landlord agrees to use and maintain its Transmission and Distribution Facilities and that portion of the Landlord's Land that is not the subject of this Lease in a manner which does not materially interfere with Tenant's operation of the Generating Station or the Premises.

                                    EXHIBIT H

                                   ARTICLE 10

             LAWS, ORDINANCES AND REQUIREMENTS OF PUBLIC AUTHORITIES

         Except as otherwise provided in this Lease and subject to Tenant's obligations in respect of the Assumed Obligations in accordance with the terms of the Asset Sale Agreement, Tenant shall, at its sole expense, in its use of the Premises and in its operation and maintenance of the Premises during the
Term: (i) comply with, and be responsible under, all laws (including the Americans with Disabilities Act, 42 U.S.C. Sections 12101 et seq., as amended), all Environmental Laws (as defined in the Asset Sale Agreement) and other laws, regulations, ordinances and orders of Federal, state, county, municipal and other authorities having jurisdiction over the Premises (collectively, the "Legal Requirements") as such Legal Requirements relate to the Premises, and
(ii) comply with any direction, order or request (subject to Tenant's right to reasonably protest such direction, order or request) made pursuant to law by any court or public officers requiring abatement of any nuisance or responses to any presence or release of materials, or which imposes upon Landlord or Tenant any duty or obligation arising from conditions which have been created by Tenant or which otherwise exist with respect to the Premises (except for any such obligations expressly retained by Landlord as Retained Obligations pursuant to the Asset Sale Agreement or any such condition directly caused by Landlord, its agents, employees or invitees after the Commencement Date). If Tenant receives notice of any such direction or of violation of any such law, order, ordinance, or regulation, it shall promptly notify Landlord thereof. Tenant agrees that all alterations developed by it in the Premises pursuant to Article 12 hereof shall be developed in compliance with all such Legal Requirements. Without limitation of the foregoing, the Tenant will, at its sole cost and expense, keep the Premises and every part thereof free from contamination from any Hazardous Substances (as defined in the Asset Sale Agreement).

                                   ARTICLE 11

                                 QUIET ENJOYMENT

         Landlord covenants and agrees that Tenant, upon paying the Annual Base Rental and all other charges herein provided for and performing and observing the covenants, conditions and agreements on the part of the Tenant hereunder to be performed and observed, shall and may peaceably hold and enjoy the Premises during the Term hereof for all purposes set forth herein, subject to such limitations as are set forth herein.

                                    EXHIBIT H

                                   ARTICLE 12

                                   ALTERATIONS

         Section 12.01 Alterations. Tenant may, at all times during the Term, make alterations to the Premises. The above notwithstanding, Tenant may not, without Landlord's prior written consent, make any alterations which in any way interfere with the Landlord's operation of its Transmission and Distribution Facilities or that portion of the Landlord's Land that is not subject to this Lease.

         All alterations shall be made at Tenant's sole cost and expense. All such construction, alterations, and maintenance work done by, or for, Tenant shall (a) not adversely affect the structure or the safety of the Transmission and Distribution Facilities, (b) comply with all building, safety, fire, plumbing, electrical, and other codes and governmental and insurance requirements, (c) be completed in a good and workmanlike manner, and (d) be performed by reputable contractors. Landlord agrees hereby to reasonably cooperate, at no cost or liability to Landlord, in Tenant's efforts to obtain such governmental consents, approvals and land permits as may be required for any alterations to the Premises made by Tenant pursuant to this Article 12.

         All alterations constructed by Tenant hereunder shall be constructed and maintained in accordance with all Legal Requirements.

                              ARTICLE 13

                                 LIENS

         Tenant shall keep the Premises free from any liens arising from any work performed, materials furnished, or obligations incurred by or at the request of Tenant. All persons either contracting with Tenant or furnishing or rendering labor and materials to Tenant shall be notified in writing by Tenant that they must look only to Tenant for payment. If any lien is filed against the Premises or Tenant's leasehold interest therein, Tenant shall discharge the same by payment or bonding within sixty (60) days after receipt of notice of its filing. To the extent Tenant desires to contest the application or validity of any lien filed against the Premises or Tenant's leasehold interest therein, it may do so by appropriate proceedings diligently conducted by Tenant in good faith provided it adequately bonds off, or sets aside sufficient reserves for payment of, any such contested lien.

                                    EXHIBIT H

                                   ARTICLE 14

                                     REPAIRS

         Subject to Tenant's obligations to satisfy the Assumed Obligations pursuant to the Asset Sale Agreement and to maintain the Premises in compliance with said Assumed Obligations, and except as may be otherwise expressly set forth herein, Tenant shall keep the Premises and every part thereof in such condition and repair as Tenant deems appropriate during the Term, at Tenant's sole cost and expense. Landlord has no obligation, and has made no promise, to alter, remodel, improve, repair, redecorate, or paint the Premises or any part thereof. No representations respecting the condition of the Premises have been made by Landlord to Tenant (other than those, if any, which may be set forth in the Asset Sale Agreement).

                                   ARTICLE 15

                                    INSURANCE

         Section 15.01 Tenant's Insurance. During the Term, Tenant, at its sole expense, shall obtain and keep in force such insurance as is customarily carried by owners of comparable facilities in the geographic area which the Premises are located.

         All policies under this Section 15.01 shall be issued by insurers that are authorized to do business in the Commonwealth of Virginia and shall name the Landlord as an additional insured and shall contain an undertaking by the insurers to notify the parties in writing, by certified or registered United States mail, return receipt requested, not less than thirty (30) days before any material adverse change, reduction in coverage, cancellation, or other termination thereof.

         Section 15.02 Waiver of Subrogation. All policies covering real or personal property which Tenant obtains affecting the Premises or the Generating Station shall include a clause or endorsement denying the insurer any rights of subrogation against the Landlord. Landlord shall not be liable or responsible for, and Tenant hereby releases the Landlord, the partners, employees, officers, directors and agents of the other from any and all liability and responsibility to the Tenant, or any person claiming by, through or under the Tenant, by way of subrogation or otherwise for any damage or loss to property due to hazards covered or which should be covered by policies of insurance obtained or which should be or have been obtained pursuant to this Lease, to the extent of the injury or loss covered or which should have been covered thereby, assuming that any deductible shall be deemed to be insurance coverage. All policies of insurance covering the Transmission and Distribution Facilities and that portion of Landlord's Land not subject to

                                   EXHIBIT H

this Lease shall include a clause or endorsement denying any insurer any rights of subrogation against Tenant.


                                   ARTICLE 16

                        DAMAGE BY FIRE OR OTHER CASUALTY

         Tenant shall promptly notify Landlord of any material damage to the Premises by fire or other casualty. If the Premises is damaged by fire or other casualty, Tenant may, at its option, repair the damage to the Premises at its own expense. There shall be no abatement of Rental after the occurrence of any casualty and/or during the period of any repairs.

                                   ARTICLE 17

                                  CONDEMNATION

         Section 17.01 Condemnation of All or Materially All of the Premises. In the event that all or materially all of the Premises are taken or condemned for any public purpose, this Lease shall terminate as of the date of such taking; provided, however, that those provisions of this Lease which are designated to cover matters of termination and the period thereafter shall survive the termination hereof.

         Section 17.02 Condemnation of Part of Premises. In the event that a portion, but less than all or materially all, of the Premises should be taken or condemned for any public purpose, then this Lease shall terminate as of the date of such taking as to the portion of the Premises so taken but this Lease shall remain in full force and effect as to the remainder of the Premises. In the event of a taking of a portion of the Premises which does not result in a termination of the Lease, the Rental shall not be adjusted to take into account the portion of the Premises so taken.

         Section 17.03 Condemnation Award. Tenant shall be entitled to receive the entire award in any condemnation proceeding or action for the value of its leasehold interest in the Premises, and any other losses suffered by Tenant that are attributable to such taking.

         Section 17.04 Temporary Condemnation. If the temporary use or occupancy of all or any part of the Premises shall be condemned or taken for any public or quasi-public use during the Term, this Lease shall be and remain unaffected by such condemnation or taking and Tenant shall continue to pay in full the Rental payable hereunder for any period during such temporary use or occupancy during the Term. In the event of any such condemnation or taking, Tenant shall be entitled to appear, claim, prove and receive the portion of the award for such taking that represents compensation for use or occupancy of the Premises during the Term.

                                    EXHIBIT H

                                   ARTICLE 18

                            ASSIGNMENT AND SUBLETTING

         This Lease and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Lease nor any of the rights, interests or obligations hereunder shall be assigned by Tenant, including by operation of law, nor shall the Premises or any portion thereof be sublet by Tenant, in each case, without the prior written consent of Landlord, except (i) prior to the Closing, to a wholly-owned subsidiary so long as Tenant shall have duly executed and delivered the Guarantee Agreement and such assignment is for all of Tenant's rights, interests and obligations hereunder, (ii) to an Affiliate (as defined in the Asset Sale Agreement) of Tenant in connection with the transfer of the Generating Station to such Affiliate and (iii) to the extent permitted under
Article 21 hereto; provided, however, that no assignment, transfer or sublet of rights or obligations by Tenant shall relieve it from the full liabilities and the full financial responsibility, as provided for under this Lease, unless and until the transferee or assignee shall agree in writing to assume such obligations and duties and Landlord has consented in writing to such assumption. To the extent Landlord's consent is required pursuant to the provisions of this
Article 18, such consent shall not be unreasonably withheld, delayed or conditioned.

         Nothing in this Lease is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person.

                                   ARTICLE 19

                                 INDEMNIFICATION

         This Lease is an Ancillary Agreement (as defined in the Asset Sale Agreement) and the provisions of Article X of the Asset Sale Agreement shall apply ceteris paribus to this Agreement.

                                   ARTICLE 20

                            SURRENDER OF THE PREMISES

         Section 20.01 Surrender. Upon the expiration of the Term or other termination of this Lease for any cause whatsoever, except as otherwise provided in Article 16 hereof, Tenant shall peacefully vacate the Premises in the same condition as they were at the beginning of the Term (as same may thereafter have been improved by Tenant and subject to Tenant's obligations pursuant to the Asset Sale Agreement), condemnation, reasonable use and wear and tear thereof excepted. Should Tenant continue to hold the Premises after the termination of this Lease, whether the termination occurs by lapse of time or otherwise, such holding over shall constitute and be construed as a tenancy

                                    EXHIBIT H

from month-to-month at a rental equal to the fair market value of such month-to-month tenancy, as determined by an independent appraiser chosen by Landlord in good faith, and subject to all of the other terms set forth herein except any right to renew this Lease, but the foregoing shall not constitute a consent by Landlord to such holding over and shall not prevent Landlord from exercising any of its remedies under this Lease or applicable law by reason of such holding over. Tenant shall be liable to Landlord for all direct damage, which Landlord suffers because of any holding over by Tenant.

         Section 20.02 Removal of Personal Property and Alterations. Prior to the expiration of the Term, or promptly upon the earlier termination of this Lease, Tenant shall remove, at Tenant's expense, all of its furniture, furnishings, personal property, trade fixtures and shall promptly repair all damage done to the Premises by such removal. Any items not so removed shall be deemed abandoned and shall thereupon become the property of Landlord.

                                   ARTICLE 21

                               LEASEHOLD MORTGAGES

         Section 21.01 Leasehold Mortgages. Tenant is hereby given the right by Landlord, in addition to any other rights herein granted, with or without Landlord's prior written consent, to mortgage its interests in this Lease, including, without limitation, any easements granted by Landlord for the benefit of the Premises, under one or more leasehold deed(s) of trust or mortgage(s) (individually, a "Mortgage" and collectively, the "Mortgages"), and to give to the holder of any such Mortgage (a "Mortgagee") a lien, assignment and/or security interest in (i) any personal property included within this Lease, (ii) the rents, income, receipts, revenues and profits of the Premises,
(iii) any assignment, subleases or other transfer of all or any part of Tenant's rights under this Lease (iv) any rights of extension, renewal or expansion contained in this Lease, as collateral security for such Mortgage(s), upon the condition that all rights acquired under such Mortgage(s) shall be subject to each and all of the covenants, conditions and restrictions set forth in this Lease and to all rights and interests of Landlord herein, none of which covenants, conditions, restrictions, rights and interests is or shall be waived by Landlord by reason of the right so given to Tenant to mortgage such interest in this Lease, except as expressly provided herein. If Tenant shall mortgage this Lease and if the Mortgagee under such Mortgage shall send to Landlord a true copy of any such Mortgage, together with a written notice specifying the name and addresses of the Mortgagee and the pertinent recording date with respect to such Mortgage(s), Landlord agrees that so long as any obligations secured by such leasehold Mortgage(s) shall remain unsatisfied, the following provisions shall apply:

         (a) If at any time there shall be more than one Mortgage, the holder of the Mortgage prior in lien, shall be vested with the rights of the

                                   EXHIBIT H

Mortgagee under this Article 21 (including, without limitation, the right to give consents or approval or any other right vested in any Mortgagee by this Lease) to the exclusion of the holder of any junior Mortgage.

         (b) Landlord shall, upon sending Tenant any notice of default, simultaneously send a copy of such notice to the Mortgagee, using such reasonable method and to such address as may be designated in a written notice from such Mortgagee to Landlord. No notice given by Landlord to Tenant shall be binding upon or affect a Mortgagee or Tenant unless a copy of such notice shall be given to the Mortgagee pursuant to this subsection (b) of this Section 21.01 and Article 27 hereof. In addition to the other rights of the Mortgagee set forth in this Article 21, the Mortgagee shall, after service of any such notice upon it, have the right to cure or cause the cure of any default by Tenant hereunder, and Landlord shall accept such performance by or at the instigation of such Mortgagee as if the same had been done by Tenant. All notices to the Mortgagee shall be sent return receipt requested and shall not be effective until received by such Mortgagee.

         (c) Landlord shall allow the Mortgagee concurrently the same cure period given to Tenant hereunder to cure such default, plus an additional thirty
(30) days within which to cure the default, or, in the case of non-monetary default or other condition which cannot in the exercise of due diligence be cured by Mortgagee prior to the expiration of such additional thirty (30) day period, shall allow the Mortgagee such additional days as is reasonably necessary for the curing of the default, in which event Landlord may not exercise any remedies on account of such default so long as the Mortgagee is diligently and with continuity engaged in curing the default. The rights of the Mortgagee under this subsection (c) are in addition to the rights provided to the Mortgagee under subsection (d) of this Section 21.01.

         (d) If the Mortgagee, its nominee, or a purchaser at a foreclosure or other sale shall acquire title to Tenant's interest in this Lease and shall cure all of Tenant's defaults under this Lease which are susceptible of being cured by such Mortgagee or by such nominee or purchaser, as the case may be, within the time reasonably required therefor, then the defaults of any prior holder of Tenant's interest in this Lease which are not susceptible of being cured by such Mortgagee (or by such nominee or purchaser) shall not be deemed to be defaults under this Lease as between Landlord and the Mortgagee, its nominee or such purchaser. If Mortgagee does obtain possession of the Premises, Landlord agrees to acknowledge Mortgagee, or its nominee as a successor to Tenant under this Lease, provided Mortgagee agrees to be bound by the terms and provisions of all other agreements between Landlord and Tenant relating to the Premises existing both as of the Commencement Date and the date of succession.

         (e) To the extent permitted by law, Landlord acknowledges that as between Landlord and the Mortgagee, its nominee or a purchaser at a foreclosure or other sale, this Lease shall not be deemed to be terminated

                                    EXHIBIT H

notwithstanding the rejection of this Lease by operation of law, by Tenant or by its representative, or by any trustee appointed in Tenant's bankruptcy case, pursuant to the U.S. Bankruptcy Code (Title 11 of the United States Code) or any other insolvency law. The Mortgagee shall be deemed to have satisfied its obligation to commence foreclosure proceedings or cause Tenant's interest in this Lease to be sold under a power of sale by asserting a claim in Tenant's case under the U.S. Bankruptcy Code or other insolvency proceeding, and the Mortgagee shall not be deemed to have failed to satisfy such obligation if the Mortgagee is unable to do so as a result of the provisions of Section 362 of the U.S. Bankruptcy Code or similar provisions of any other insolvency law.

         (f) No Mortgagee or its nominee shall become liable under the provisions of this Lease unless and until such time as it becomes, and then only for as long as it remains, the owner of Tenant's interest in this Lease, and such liability shall be limited to such Mortgagee's or nominee's interest in the Premises.

         (g) Landlord shall, upon request, execute, acknowledge and deliver to each leasehold Mortgagee(s) an agreement (prepared at the sole cost and expense of Tenant and in form reasonably satisfactory to Landlord and such leasehold Mortgagee(s)) among Landlord, Tenant and the leasehold Mortgagee(s), agreeing to all of the provisions of this Article 21.

                                   ARTICLE 22

                                    PRIORITY

         Section 22.01 Priority of Lease. This Lease and all Mortgages shall be superior in all respects to the lien of any deeds of trust, mortgages or other security instruments securing indebtedness of Landlord (collectively, "Subordinate Instruments") which may hereafter from time to time during the Term cover the Premises, or any interest of Landlord therein, and to any advances made on the security thereof, and to any refinancings, increases, renewals, modifications, consolidations, replacements and extensions thereof. As of the date hereof, the Premises shall not be subject to the lien, operation and effect of any deeds of trust, mortgages or other security instruments securing indebtedness of Landlord.

      Section 22.02 Attornment. At any time that any mortgagee (which, for these purposes, shall include the beneficiary under a deed of trust or any Subordinate Instruments), foreclosure purchaser or other party acquires the interest of Landlord in the Premises, Tenant shall attorn to such mortgagee or purchaser upon any such sale or the grantee under any deed in lieu of such foreclosure and shall recognize such mortgagee, purchaser or grantee as the case may be, as Landlord under this Lease. The foregoing agreement of Tenant to attorn shall survive any such foreclosure sale, trustee's sale, or conveyance in lieu thereof. Tenant shall, upon demand at any time, before or after any such foreclosure sale, trustee's sale, or conveyance in lieu thereof, execute, acknowledge, and deliver to Landlord's mortgagee or any

                                    EXHIBIT H

successor thereof or any then owner of the Premises, any written instruments and certificates evidencing such attornment as such mortgagee, successor or owner may reasonably require.

                                   ARTICLE 23

                              DEFAULT AND REMEDIES

         Section 23.01     Tenant Default and Landlord Remedies. In the event:
(a) Tenant shall fail to pay any Rental or other sums payable by Tenant hereunder as and when such Rental or other sums become due and payable and such failure shall continue for more than sixty (60) days after written notice from Landlord; or (b) Tenant shall fail to perform or observe any other material covenant or obligation hereunder and such failure shall continue for more than sixty (60) days after written notice from Landlord, provided, however, that if Tenant has commenced curative action prior to the expiration of the sixty (60) day period and diligently pursues same to completion thereafter, Tenant shall have such longer period of time as is reasonably necessary to cure such default, then Landlord may do whatever Tenant is obligated to do under this Lease and enter the Premises (in accordance with applicable judicial procedures) without being liable to prosecution or any claim for damages therefor to accomplish this purpose. Tenant shall reimburse Landlord immediately upon demand for any reasonable expenses which Landlord incurs in thus effecting compliance with this Lease on Tenant's behalf, and Landlord shall not be liable for any damages suffered by Tenant from such action, unless caused by the gross negligence or willful conduct of Landlord, its agents, employees or contractors.

         Section 23.02 No Acceptance of Surrender. No act or thing done by Landlord or its agents during the Term shall constitute an acceptance of an attempted surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless made in writing and signed by Landlord.. No waiver by either Party of any breach of this Lease shall constitute a waiver of any other violation or breach of any of the terms hereof. Forbearance by either Party to enforce one or more of the remedies herein provided upon a breach hereof shall not constitute a waiver of any other breach of this Lease.

         Section 23.03 Rights Cumulative. The rights granted to either Party in this Lease shall be cumulative of every other right or remedy which either Party may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

                                   ARTICLE 24

                             ESTOPPEL CERTIFICATES

         Upon the request of Landlord, Tenant or a Mortgagee, Landlord and/or Tenant will execute and deliver to the requesting party an instrument stating,

                                    EXHIBIT H

if the same be true, that this Lease has not been modified or amended (or stating what modifications or amendments may be in effect), that the Lease is then in full force and effect and that, to the best of such Party's knowledge, there are then no offsets, defenses or counterclaims with respect to the payment of rent reserved hereunder or in the performance of any of the other terms, covenants and conditions hereof on the part of such Party to be performed, and that as of such date no default has been declared hereunder by either Party hereto and that such Party at the time has no knowledge of any fact or circumstance which might reasonably give rise to a default by either Party.

                                   ARTICLE 25

                                SECURITY DEPOSIT

         No security deposit shall be required in connection with this Lease.

                                   ARTICLE 26

                                  FORCE MAJEURE

         Section 26.01     Force Majeure. Notwithstanding anything in this
Lease to the contrary, the Parties shall be excused from performing their respective obligations hereunder, and shall not be liable in damages or otherwise, to the extent that a Party is unable to perform or is prevented from performing by an event of Force Majeure and has complied with Section 26.03. The Parties recognize and agree that an event of Force Majeure will not relieve any Party of its obligation to make payments when due hereunder.

         Section 26.02 Definition of Force Majeure. The term "Force Majeure" as used herein means those causes beyond the reasonable control of the Party affected, that, by the exercise of reasonable diligence, such Party is unable to prevent, avoid, mitigate, or overcome, including the following: any act of God, act of the public enemy, war, civil disturbance, insurrection, riot, fire (unless resulting from the fault or negligence of the Party asserting Force Majeure), storm or flood, lightning or explosion (unless resulting from the fault or negligence of the Party asserting Force Majeure) or any other cause of a similar nature beyond such Party's reasonable control.

         Section 26.3 Force Majeure Procedures. A Party shall not be entitled to rely on the occurrence of an event of Force Majeure as a basis for being excused from performance of its obligations under this Lease unless the Party relying on the event or condition shall: (a) provide prompt written notice of such Force Majeure event to the other Party, including an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts to continue to perform its obligations under this Lease; (c) expeditiously take action to correct or cure the event or condition excusing performance; (d) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (e) provide prompt notice to the other Party of the cessation of the event or

                                   EXHIBIT H

condition giving rise to its excuse from performance. Subject to this Section 26.03, any obligation under this Lease shall be suspended only to the extent caused by such Force Majeure and only during the continuance of any inability of performance caused by such Force Majeure but for no longer period.

                                   ARTICLE 27

                                     NOTICES

         All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

            if to Landlord, to:

                        Potomac Electric Power Company
                        1900 Pennsylvania Avenue, N.W.
                        Washington, D.C.  20068
                        Telecopier: (202) 261-7889
                        Attention: William T. Torgerson, General Counsel

            with a copy to:

                        Dickstein Shapiro Morin & Oshinsky LLP
                        2101 L Street, N.W.
                        Washington, D.C.  20037
                        Telecopy No.: (202) 887-0689
                        Attention: Kenneth M. Simon, Esq.

                                    EXHIBIT H

            if to Tenant, to:

                        Southern Energy, Inc.
                        900 Ashwood Parkway
                        Suite 500
                        Atlanta, Georgia  30338-4780
                        Telecopier: (770) 821-6575
                        Attention:

            with a copy to:

                        Troutman Sanders LLP
                        1300 I Street, N.W.
                        Suite 500 East
                        Washington, DC  20005
                        Telecopier:  (202) 274-2994
                        Attention:  Benjamin L. Israel, Esq.

                                   ARTICLE 28

                                  MISCELLANEOUS

         Section 28.01 Payments and Reimbursements. Where this Lease requires either Party to pay or to reimburse directly to other Party for any item, such payment or reimbursement will be the actual costs (unless "reasonable" costs are otherwise specified) incurred therefor by the Party entitled to reimbursement. The party requesting reimbursement shall provide reasonable back-up for the reimbursement amount requested. Failure by Tenant to pay any such amounts shall be considered as a failure to pay Rental, and, as a result, Landlord shall be entitled to all applicable rights and remedies.

         Section 28.02 No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or the leasehold estate hereby created or any interest in this Lease or in such leasehold estate as well as the fee estate in the Premises or any interest in such fee estate. In the event of a voluntary or other surrender of this Lease, or a mutual cancellation hereof, Landlord may, at its option, terminate all subleases.

                                    EXHIBIT H

         Section 28.03 No Representations. Neither Landlord nor Landlord's agents or brokers, nor Tenant nor Tenant's agents or brokers, have made any representations or promises with respect to the Premises or this Lease except as herein expressly set forth or as set forth in the Asset Sale Agreement and all reliance with respect to any representations or promises is based solely on those contained herein or therein. No rights, easements, or licenses are acquired by Tenant under this Lease by implication or otherwise except as expressly set forth in this Lease.

         Section 28.04 No Offer. The submission of this Lease to Tenant shall not be construed as an option, reservation or offer, nor shall Tenant have any rights with respect thereto unless both Landlord and Tenant execute and receive a copy of this Lease.

         Section 28.0 Light, Air and View Obstruction. Any elimination or shutting off of light, air, or view by any structure which may be erected on lands (other than the Premises) adjacent to the Premises shall in no way affect this Lease or impose any liability on Landlord.

         Section 28.06 Time of the Essence. Time is of the essence with respect to Tenant's and Landlord's obligations under this Lease.

         Section 28.07 Recordation. At the request of either Party, this Lease, or a memorandum thereof, may be recorded among the pertinent land records by either party. All costs associated with such recordation shall be borne by the party desiring recordation.

         Section 28.08 Expenses. Except to the extent specifically provided herein, all costs and expenses incurred in connection with this Lease and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

         Section 28.09 Amendment and Modification; Extension; Wavier. This Lease may be amended, modified or supplemented only by an instrument in writing signed on behalf of each of the Parties. Either Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, or (ii) waive compliance by the other Party with any of the agreements or conditions contained in this Lease. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of a Party to this Lease to assert any of its rights under this Lease or otherwise shall not constitute a waiver of such rights.

         Section 28.10 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

         Section 28.11     Jurisdiction and Enforcement.

                                    EXHIBIT H

         (a) Each of the parties irrevocably submits to the exclusive jurisdiction of (i) the Superior Court of the District of Columbia and (ii) the United States District Court for the District of Columbia, for the purposes of any suit, action or other proceeding arising out of this Lease or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the District of Columbia or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the District of Columbia. Each of the parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in Article 27 (or such other address specified by such Party from time to time pursuant to Article 27) shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Lease or the transactions contemplated hereby in (i) the Superior Court of the District of Columbia and (ii) the United States District Court for the District of Columbia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         (b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Lease were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Lease and to enforce specifically the terms and provisions of this Lease, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 28.12 Counterparts. This Lease may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         Section 28.13 Interpretation. When a reference is made in this Lease to an Article or Section, such reference shall be to an Article or Section of this Lease unless otherwise indicated. The table of contents and headings contained in this Lease are for reference purposes only and shall not affect in any way the meaning or interpretation of this Lease. Whenever the words "include", "includes" or "including" are used in this Lease, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Lease shall refer to this Lease as a whole and not to any particular provision of this Lease. The definitions contained in this Lease are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes,

                                    EXHIBIT H

regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Lease, and, accordingly, there shall be no presumption that this Lease or any provision hereof be construed against the Party that drafted this Lease.

         Section 28.14 Entire Agreement. This Lease, including the documents, certificates and instruments referred to herein and other contracts, agreements and instruments contemplated hereby, embody the entire agreement and understanding of the parties in respect of the transactions contemplated by this Lease. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Lease supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated by this Lease.

         Section 28.15 Severability. If any term or other provision of this Lease is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Lease shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Lease so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         Section 28.16 Conflicts. Except as expressly provided otherwise herein or therein, in the event of any conflict or inconsistency between the terms of this Lease and the terms of the Asset Sale Agreement, the terms of the Asset Sale Agreement shall prevail.

         IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be signed by their respective duly authorized officers as of the date first above written.


ATTEST:                             LANDLORD
                                    POTOMAC ELECTRIC POWER COMPANY


By:                                 By:                                  (SEAL)
   ---------------------------          -------------------------------


Name:                               Name:
     -------------------------            -----------------------------
Title:                              Title:
       -----------------------            -----------------------------


ATTEST:                             TENANT

                                    EXHIBIT H


                                    -----------------------------------


By:                                 By:                                  (SEAL)
   ---------------------------          -------------------------------
Name:                               Name:
     -------------------------            -----------------------------
Title:                              Title:
       -----------------------            -----------------------------

                                    EXHIBIT H

                                   APPENDIX A

                                   DEFINITIONS

         The following terms have the meanings specified in the references set forth opposite each such term:

Term                                                  Reference

"Annual Base Rental"                                  Section 5.01

"Asset Sale Agreement"                                Recitals

"Building Addition"                                   Recitals

"Closing"                                             Asset Sale Agreement

"Commencement Date"                                   Section 2.01

"Environmental Laws"                                  Asset Sale Agreement

"Force Majeure"                                       Section 26.02

"Generating Station"                                  Recitals

"Hazardous Substances"                                Asset Sale Agreement

"Highest Lawful Rate"                                 Section 5.3

"Landlord"                                            Preamble

"Landlord's Land"                                     Section 1.01

"Lease"                                               Preamble

"Lease Year"                                          Section 2.01

"Legal Requirements"                                  Article 10

"Mortgagee"                                           Section 21.01

"Mortgages"                                           Section 21.01

"New Lease"                                           Section 21.01

"Premises"                                            Recitals

"Prime Rate"                                          Section 5.03

                                    EXHIBIT H

"Real Estate Taxes"                                   Section 6.01

"Rental"                                              Section 5.03

"Subordinate Instruments"                             Section 22.01

"Tenant"                                              Preamble

"Term"                                                Section 2.01

"Transmission and Distribution Facilities"            Section 1.01

                                  EXHIBIT - I-1

                           TRANSITION POWER AGREEMENT
                             (District of Columbia)

                                 By and Between

                         POTOMAC ELECTRIC POWER COMPANY


                                       and


                    -----------------------------------------

                        Dated ____________, 2000

                                TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS                                                 1
ARTICLE 2 - TERM AND TERMINATION                                        2
      2.1 - Term                                                        2
      2.2 - Termination                                                 2
ARTICLE 3 - CAPACITY RESOURCES                                          2
      3.1 - Capacity Resources Obligations                              2
      3.2 - Capacity Resources Information Requirements                 3
ARTICLE 4 - ANCILLARY SERVICES                                          4
ARTICLE 5 - ENERGY                                                      4
      5.1 - Required Energy                                             4
      5.2 - Optional Energy                                             4
      5.3 - Determination of Energy Requirements; Losses                5
ARTICLE 6 - PRICING                                                     5
      6.1 - Compensation for Services                                   5
      6.2 - Taxes                                                       6
ARTICLE 7 - SERVICES OBTAINED BY GENERATOR FROM PJM                     7
ARTICLE 8 - ALTERNATIVE SERVICES AND LIMITED LIABILITY                  7
      8.1 - Alternative Services                                        7
      8.2 - Limitation on Liability                                     7
ARTICLE 9 - FORCE MAJEURE                                               8
      9.1 - Effect of Force Majeure                                     8
      9.2 - Force Majeure Defined                                       8
      9.3 - Notification                                                8
ARTICLE 10 - INDEMNIFICATION FOR THIRD PARTY CLAIMS                     9
      10.1 - Generator's Indemnification                                9
      10.2 - Pepco's Indemnification                                    9
      10.3 - Indemnification Procedures                                 10
      10.4 - Survival                                                   10
ARTICLE 11 - DEFAULT                                                    10
      11.1 - Event of Default                                           10
      11.2 - Remedies                                                   11
ARTICLE 12 - PROJECTIONS AND OPERATING COMMITTEE                        11
      12.1 - Projections                                                11
      12.2 - Operating Committee                                        11
ARTICLE 13 - COST RESPONSIBILITIES AND BILLING PROCEDURES               12
      13.1 - Billing Procedures                                         12
      13.2 - Billing Disputes                                           13
      13.3 - Interest on Unpaid Balances                                13

ARTICLE 14 - CONFIDENTIALITY                                            13
      14.1 - Confidentiality Obligations of Pepco                       13
      14.2 - Confidentiality of Audits                                  14
      14.3 - Remedies                                                   14
ARTICLE 15 - DISPUTE RESOLUTION                                         14
      15.1 - Disputes                                                   14
      15.2 - Arbitration                                                15
ARTICLE 16 - REPRESENTATIONS                                            16
      16.1 - Representations of Pepco                                   16
      16.2 - Representations of Generator                               17
ARTICLE 17 - ASSIGNMENT/CHANGE IN CORPORATE IDENTITY                    19
      17.1 - Generally                                                  19
      17.2 - Pepco's Assignment Rights                                  19
      17.3 - Generator's Assignment Rights                              19
      17.4 - Mergers or Consolidations                                  19
      17.5 - Limitations                                                19
      17.6 - Successors                                                 20
ARTICLE 18 - NOTICES                                                    20
ARTICLE 19 - AMENDMENTS                                                 21
      19.1 - Amendments                                                 21
      19.2 - PJM Agreement Modifications                                21
ARTICLE 20 - AUDITS                                                     22
ARTICLE 21 - MISCELLANEOUS PROVISIONS                                   22
      21.1 - Waiver                                                     22
      21.2 - No Third Party Beneficiaries                               22
      21.3 - Governing Law                                              23
      21.4 - Counterparts                                               23
      21.5 - Interpretation                                             23
      21.6 - Jurisdiction and Enforcement                               23
      21.7 - Entire Agreement                                           24
      21.8 - Severability                                               24
      21.9 - Further Assurances                                         25
      21.10-Independent Contractor Status                               25
      21.11-Conflicts                                                   25

SCHEDULE 1 -  DEFINITIONS                                               27

EXHIBIT A  -  Pepco's Non-Binding Estimate for Calendar Year 2001
              of Capacity Resources for the Service Load                31

EXHIBIT B  -  Capacity Resources Plan for Contract Year 1               32

                                  EXHIBIT I-1

                TRANSITION POWER AGREEMENT (District of Columbia)

         This Transition Power Agreement ("Agreement") dated as of _________, 2000 by and between Potomac Electric Power Company ("Pepco") a District of Columbia and Virginia corporation, and _____________ ("Generator") a ___________ [corporation]. Pepco and Generator are each referred to herein as a "Party," and collectively referred to herein as the "Parties."

                                   WITNESSETH:

         WHEREAS, Pepco and Generator have entered into an Asset Sale and Purchase Agreement ("Asset Sale Agreement") dated June 7, 2000 for (i) the sale and purchase of certain of Pepco's generating resources and (ii) the assignment of rights and obligations under five power purchase agreements ("PPAs") or for alternative arrangements relating to such PPAs;

         WHEREAS, certain of the PPAs provide for the purchase and sale of renewable energy resources;

         WHEREAS, Pepco will continue to operate its transmission and distribution businesses which includes obligations to sell power to its retail customers; and

         WHEREAS, the Parties have agreed in the Asset Sale Agreement to execute this Agreement in order to provide for the sale by Generator, and purchase by Pepco, of capacity, electric energy and certain ancillary services in accordance with the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings specified or referred to in Schedule 1 of this Agreement.

                                    ARTICLE 2
                              TERM AND TERMINATION

         2.1 Term. This Agreement shall become effective upon consummation of the Closing ("Effective Date"). Unless terminated sooner in accordance with the terms of this Agreement, this Agreement shall continue in full force and effect from the Effective Date until the end of Contract Year 4.

         2.2 Termination. The applicable provisions of this Agreement shall continue in effect after cancellation or termination hereof to the extent necessary to provide for final billings, billing adjustments and payments pertaining to liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.

                                   ARTICLE 3
                               CAPACITY RESOURCES

         3.1      Capacity Resources Obligations

                  (a) During the term of this Agreement, Generator shall supply to Pepco and make available within PJM on Pepco's behalf, and Pepco shall purchase from Generator, Pepco's full requirements for Capacity Resources to serve the Service Load ("Capacity Resource Requirements") at the prices set forth in Article 6 of this Agreement. Capacity Resources shall be determined, and provided by the Generator, in accordance with the PJM Reliability Agreement and other applicable PJM requirements. Capacity Resource Requirements shall mean the portion of Pepco's Accounted-For Obligation, as that term is defined and determined in accordance with the PJM Reliability Agreement and applicable PJM requirements, that is located in the District of Columbia.

                  (b) To the extent that PJM assigns to Pepco Fixed Transmission Rights for Capacity Resources contained in a Capacity Resource Plan and designated for Fixed Transmission Rights, Pepco shall transfer such Fixed Transmission Rights to Generator pursuant to PJM's procedures for assigning Fixed Transmission Rights.

                  (c) Generator shall provide to the PJM System Operator or PJM Interconnection LLC, as applicable, all information and data required with respect to the Capacity Resources Requirements, with copies to Pepco, and Generator shall be responsible for any charges levied by the PJM System Operator or the PJM Interconnection LLC on Pepco or Generator due to the delayed receipt of such information and data in accordance with the PJM Reliability Agreement unless the delay is due to Pepco's delay in providing Generator with information that Pepco is required to provide.

         3.2      Capacity Resources Information Requirements

                  (a)      Generator shall provide in accordance with this
Section 3.2 its proposed plan to satisfy its obligations hereunder to provide the Capacity Resources Requirements under this Agreement ("Capacity Resources Plan").

                  (b) Exhibit A hereto sets forth Pepco's non-binding estimate of the Capacity Resources required to supply the Service Load for each month during the 2001 calendar year. On or before April 1 preceding each Planning Period thereafter, Pepco shall provide Generator with a non-binding estimate of the Capacity Resources required to supply the Service Load for each month in the following Planning Period.

                  (c) Exhibit B hereto sets forth the Generator's Capacity Resources Plan for Contract Year 1.

                  (d) On or before May 1 preceding each Planning Period thereafter during the term of this Agreement, the Generator shall provide to the Operating Committee, for review and approval (such approval not to be unreasonably withheld or delayed), its proposed Capacity Resources Plan (including Generator's proposed designation of Capacity Resources for associated Fixed Transmission Rights) to be submitted to the PJM Interconnection LLC in accordance with Schedule 6 of the PJM Reliability Agreement for the upcoming Planning Period.

                  (e) If the Generator intends to propose any material change to a Capacity Resources Plan (including any change in a designation of Capacity Resources eligible for Fixed Transmission Rights) which has previously been approved by the Operating Committee, the Generator shall provide such proposed changes to the Operating Committee before it is submitted for approval pursuant to the PJM Reliability Agreement and such change shall be subject to the Operating Committee for review and approval (such approval not to be unreasonably withheld or delayed) if the change (1) adds a resource other than
(x) capacity already certified by the PJM Interconnection LLC or PJM System Operator, as applicable, as a Capacity Resource or (y) Capacity Credits, or (2) proposes to change a designation of Capacity Resources eligible for Fixed Transmission Rights.

                                    ARTICLE 4
                               ANCILLARY SERVICES

         During the term of this Agreement, Generator shall supply to Pepco and deliver within PJM on Pepco's behalf, and Pepco shall purchase, Pepco's full requirements for Ancillary Services for the Service Load ("Ancillary Services Requirements") at the prices set forth in Article 6 of this Agreement. Ancillary Services mean Regulation and Frequency Response Service (as defined in Schedule 3 of the PJM Tariff) and Operating Reserves (as defined in Schedules 5 and 6 of the PJM Tariff).

                                    ARTICLE 5
                                     ENERGY

         5.1 Required Energy. During the term of this Agreement, Generator shall supply to Pepco at the Delivery Points, and Pepco shall purchase, the following percentages of Pepco's Full Energy Requirements in the year indicated below (the "Required Energy Percent") at the prices set forth in Article 6 of this Agreement:

                     Year                 Required Energy Percent

                     Contract Year 1                100%

                     Contract Year 2                 75%

         5.2      Optional Energy

                  (a) For the duration of each of Contract Year 2, Contract Year 3 and Contract Year 4, Pepco shall have the right to purchase from Generator (the "Call Options") the percentages of the Full Energy Requirements indicated below (the "Optional Energy Percent"). To the extent Pepco exercises a Call Option for a given year, Generator shall supply to Pepco at the Delivery Points the Optional Energy Percent at the price set forth in Article 6 of this Agreement.

                Year                Optional Energy Percent

                Contract Year 2               25%

                Contract Year 3           100% (in 25% increments)

                Contract Year 4           100% (in 25% increments)

         Notwithstanding the foregoing, the total of Pepco's Call Options exercised with respect to the Optional Energy Percent for Contract Year 3 and Contract Year 4, respectively, shall not exceed the percentage of the Full Energy Requirements that Pepco elected to purchase in the immediately preceding contract year.

                  (b) By each October 1 prior to the contract year in which the applicable Optional Energy Percent is deliverable ("Strike Date"), Pepco shall notify Generator in writing whether it is exercising any of its Call Options for the upcoming contract year, and if so, the percentage of its Full Energy Requirements it elects to purchase.

         5.3 Determination of Energy Requirements. The amount of Full Energy Requirements shall be as determined by PJM in accordance with Schedule 1,
Section 3.2 of the PJM Operating Agreement at the respective PJM load buses measured by PJM for the Service Load served by Pepco (the "Delivery Points"). Generator shall be responsible for all energy losses (including allocated PJM losses, unaccounted-for energy and distribution losses) associated with delivery of Required Energy Percent and Optional Energy Percent to the Service Load.

                                    ARTICLE 6
                                     PRICING

         6.1 Compensation for Services Subject to the terms of this Agreement, Pepco shall be obligated to make a monthly payment to Generator for the Services it provides which shall be comprised of the following components:

                  (a) For each Month during the term of the Agreement, a Capacity Payment for the Capacity Resources Requirements and Ancillary Services Requirements that Generator provides to Pepco in such Month calculated as follows:

         Capacity Payment = (Capacity Price + Ancillary Services Price) x Metered Energy Requirements

                  Where:

                  Capacity Price = $3.50/MWh

                  Ancillary Services Price = $0.50/MWh

                  (b) For each Month during the term of the Agreement, an Energy Payment for the Required Energy Percent and Optional Energy Percent, if any, that Generator delivers to Pepco at the Delivery Points in each Month calculated as follows:

         Energy Payment = [Metered Energy Requirements x (Required Energy Percent + Optional Energy Percent)] x Energy Price

         Where:

         Energy Price = $35.50/MWh during a Summer Month and $25.30/MWh during a Winter Month.

                  (c) Pepco's monthly payment to Generator will be decreased by (i) any PJM charges for transmission congestion, allocated losses and unaccounted-for energy that Pepco incurs in connection with the Services Generator delivers to Pepco pursuant to Articles 4, 5 and 6 of this Agreement, and (ii) the amounts of any payments Generator owes to Pepco pursuant to Article 8 of this Agreement.

         6.2 Taxes. Generator shall be responsible for taxes related to the sale or provision of Services hereunder.

                                    ARTICLE 7
                     SERVICES OBTAINED BY GENERATOR FROM PJM

         Pepco shall, upon Generator's request, reasonably cooperate with Generator to facilitate its acquisition in the PJM marketplace and resale to Pepco of the Services Generator is obligated to provide to Pepco under this Agreement. Pepco shall follow Generator's instructions with respect to scheduling load in the day ahead PJM market.

                                    ARTICLE 8
                ALTERNATIVE SERVICES AND LIMITATION OF LIABILITY

         8.1 Alternative Services. To the extent that Generator does not provide Capacity Resources Requirements, Ancillary Services Requirements, the Required Energy and/or Optional Energy ("Services") to Pepco as required under this Agreement, Generator, as an alternative method of performing such obligations, shall pay Pepco the positive difference between the price Pepco pays for such Services in the appropriate PJM marketplace, or if not available in the PJM market, any other market ("Alternative Services") and the price Pepco would have paid to Generator for such Services under this Agreement, plus penalties and nonperformance charges, if any, assessed on Pepco by the PJM Interconnection LLC or PJM System Operator as a result of the Generator not providing the Services. Calculation of the cost of Alternative Services hereunder shall include all reasonable direct costs associated with the procurement and delivery of Alternative Services, including legal or transactional costs and expenses; taxes, energy, demand, capacity, or reservation charges; energy losses; emergency energy; and any transmission or congestion costs but does not include the cost of PJM network service. For purposes of determining the amount of Alternative Services Pepco purchases to satisfy its energy requirements, energy requirements for any day shall be the net amount of energy Pepco purchases for the Service Load in the PJM day-ahead and second settlement markets.

         8.2 Limitation of Liability. Except for indemnity obligations set forth in Article 10 and the damages, charges or penalties set forth in Sections 3.1(c), 5.3, 8.1 and 13.3 of this Agreement, neither Party, nor their respective officers, directors, agents, employees, Affiliates, or successors or assigns of any of them, shall be liable to the other Party or its Affiliates, officers, directors, agents, employees, successors or assigns for claims, suits, actions or causes of action for incidental, punitive, special, indirect, multiple or consequential damages (including, without limitation, lost revenues, claims of customers, attorneys' fees and litigation costs) connected with, or resulting from, performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including, without limitation, any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability. The provisions of this Section 8.2 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion, or expiration of this Agreement.

                                    ARTICLE 9
                                  FORCE MAJEURE

         9.1 Effect of Force Majeure. Notwithstanding anything in this Agreement to the contrary, the Parties shall be excused from performing their respective obligations hereunder (except for the obligation to pay sums of money due and owing hereunder) and shall not be liable in damages or otherwise, to the extent that a Party is unable to perform or is prevented from performing by an event of Force Majeure and has complied with Section 9.3.

         9.2 Force Majeure Defined. Force Majeure includes, without limitation, storm, flood, lightning, drought, earthquake, fire, explosion, civil disturbance, acts of God or the public enemy, civil disturbance, or any other cause beyond a Party's reasonable control but only if and to the extent that the event directly affects the availability of the transmission or distribution facilities of PJM or Pepco which are necessary to deliver capacity or energy to the Service Load. Force Majeure shall not include events affecting the availability or cost of operating any generating facility or resource.

         9.3 Notification. A Party shall not be entitled to rely on the occurrence of an event of Force Majeure as a basis for being excused from performance of its obligations under this Agreement unless the Party relying on the event or condition shall: (a) provide prompt written notice of such Force Majeure event to the other Party, including an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts to continue to perform its obligations under this Agreement; (c) expeditiously take action to correct or cure the event or condition excusing performance; (d) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (e) provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance. Subject to this Section 9.3, any obligation under this Agreement shall be suspended only to the extent caused by such Force Majeure and only during the continuance of any inability of performance caused by such Force Majeure but for no longer period.

                                   ARTICLE 10
                     INDEMNIFICATION FOR THIRD PARTY CLAIMS

         10.1 Generator's Indemnification. Generator shall indemnify, hold harmless, and defend Pepco and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between Pepco and a third party or Generator) for damage to property of unaffiliated third parties, injury to or death of any person, including Pepco's employees or any third parties, to the extent caused, by the negligence or willful misconduct of Generator's and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Generator's performance or breach of this Agreement, or the exercise by Generator of its rights hereunder.

         10.2 Pepco's Indemnification. Pepco shall indemnify, hold harmless, and defend Generator and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between the Generator and a third party or Pepco) for damage to property of unaffiliated third parties, injury to or death of any person, including Generator's employees or any third parties, to the extent caused by the negligence or willful misconduct of Pepco and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Pepco's performance or breach of this Agreement, or the exercise by Pepco of its rights hereunder.

         10.3 Indemnification Procedures. If either Party intends to seek indemnification under this Article 10 from the other Party, the Party seeking indemnification shall give the other Party notice of such claim within ninety
(90) days of the later of the commencement of, or the Party's actual knowledge of, such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed.

         10.4 Survival. The indemnification obligations of each Party under this Article 10 shall continue in full force and effect regardless of whether this Agreement has either expired or been terminated or canceled.

                                   ARTICLE 11
                                     DEFAULT

         11.1 Event of Default. Unless excused by Force Majeure, each of the following events shall constitute an event of default (an "Event of Default") under this Agreement:

                  (a) the failure by a Party to pay any amount due within thirty (30) days after receipt of written notice of nonpayment by the other Party, unless the payment of such amount is disputed in good faith;

                  (b) a Party's breach of any material term or condition of this Agreement including any material breach of a representation, warranty or covenant made in this Agreement which, after receiving written notice of the breach from the non-breaching Party (such notice to set forth in reasonable detail the nature of the default and, where known and if applicable, the steps necessary to cure such default), (i) the breaching Party fails to cure within thirty (30) days following receipt of the notice or (ii) if such default is of such a nature that it cannot be cured within thirty (30) days following receipt of such notice, the breaching Party fails within such thirty (30) days to commence the necessary cure and fails at any time thereafter diligently and continuously to prosecute such cure to completion provided that the cure is completed no later than 180 days after the receipt of the default notice;

                  (c) the appointment of a receiver or liquidator or trustee for either Party and such receiver, liquidator or trustee is not discharged within sixty (60) days;

                  (d) the entry of a decree adjudicating a Party as bankrupt or insolvent, and such decree is continued undischarged and unstayed for a period of sixty (60) days; or

                  (e) the filing of a voluntary or involuntary petition in bankruptcy under any provision of any federal or state bankruptcy law by a Party or against it, and, with respect to an involuntary petition in bankruptcy, such petition continues undischarged and unstayed for a period of sixty (60) days.

         11.2 Remedies. Upon the occurrence of an Event of Default, the non-defaulting Party may (a) terminate this Agreement by providing sixty (60) days' prior written notice to the defaulting Party and this Agreement shall thereupon terminate upon receipt of regulatory approval for such termination, but not before the date specified in the notice, and/or (b) subject to Section
8.2 of this Agreement, exercise all such rights and remedies as may be available to it under this Agreement or at law or equity with respect to such Event of Default.

                                   ARTICLE 12
                       PROJECTIONS AND OPERATING COMMITTEE

         12.1 Projections. No later than three (3) business days prior to each Monday during the term of this Agreement, Pepco shall provide Generator with non-binding projections of the Services to be provided by Generator to Pepco under this Agreement for the week beginning that Monday.

         12.2 Operating Committee. The Parties shall establish an operating committee consisting of one representative for each Party ("Operating Committee"). The Operating Committee shall act only by unanimous agreement or consent. The Parties shall designate their respective representatives to the Operating Committee, plus an alternate by written notice. Each Party's representative on the Operating Committee is authorized to act on behalf of such Party with respect to any matter arising under this Agreement which is to be decided by the Operating Committee, however, the Operating Committee shall not have any authority to modify or otherwise alter the rights and obligations of the Parties hereunder. The Operating Committee shall develop and implement suitable policies and procedures with to coordinate the interaction of the Parties with respect to the performance of their duties and obligations under this Agreement.

                                   ARTICLE 13
                  COST RESPONSIBILITIES AND BILLING PROCEDURES

         13.1     Billing Procedures.

                  (a) Within ten (10) days after the first day of each Month Pepco shall provide to Generator a written invoice setting forth (a) the amount Pepco owes to Generator pursuant to Article 6 of this Agreement for Services and any other payments which may be due hereunder, and (b) the amounts, if any, that Generator owes to Pepco pursuant to this Agreement. Each invoice shall (i) delineate the Month in which the Services or Alternative Services were provided or reimbursable charges were incurred, (ii) fully describe the Services or Alternative Services rendered or reimbursable charges incurred, (iii) be itemized to reflect the Services or Alternative Services performed or provided or reimbursable charges incurred, and (iv) provide reasonable detail as to the calculation of the amounts involved.

                  (b) All invoices shall be paid within fifteen (15) days after the date of issuance, but not earlier than the 25th day of the month in which the invoice is rendered. All payments shall be made by wire transfer to a bank designated in writing by such Party. Payment of invoices shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement, nor shall such payment constitute a waiver of any claims arising hereunder.

                  (c) To the extent that, for any billing period, Generator is obligated to pay to Pepco amounts due and calculated pursuant to this Section 13.1, Pepco may use such amounts as a set-off against any amounts owed by Pepco to Generator.

         13.2 Billing Disputes. In the event of a billing dispute between the Parties, (i) each Party shall continue to perform its obligations in accordance with the terms of this Agreement subject to the other Party's rights hereunder, and (ii) the Party required to make payments hereunder shall pay to the other Party all invoiced amounts when due, net of any set-offs permitted under Section 13.1(d), that are not in dispute. Payment of invoices by either Party shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement; nor shall it constitute a waiver of any claims arising hereunder.

         13.3 Interest on Unpaid Balances. Interest on any unpaid amounts shall be calculated in accordance with the methodology specified for interest on refunds in FERC regulations at 18 C.F.R. Section 35.19a(a)(2)(iii). Interest on delinquent amounts shall be calculated from the due date of the bill to the date of payment. When payments are made by mail, bills shall be considered as having been paid on the date of receipt by the other Party.

                                   ARTICLE 14
                                 CONFIDENTIALITY

         14.1 Confidentiality Obligations of Pepco. Each Party shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by one Party to the other Party in connection with this Agreement marked "Confidential" or "Proprietary." Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by a receiving Party in breach of this Agreement, (ii) available to the receiving Party on a non-confidential basis prior to disclosure by the other Party , or
(iii) available to the receiving Party on a non-confidential basis from a source other than the other Party, provided that such source is not known, and by reasonable effort could not be known, by the receiving Party to be bound by a confidentiality agreement with the other Party or otherwise prohibited from transmitting the information to the receiving Party by a contractual, legal or fiduciary obligation, the receiving Party shall not release or disclose such information to any other person, except to its employees, representatives or agents on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 14.1 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. The Party receiving confidential information from the other Party shall promptly notify the other Party if it receives notice or otherwise concludes that the production of any information subject to this
Section 14.1 is being sought under any provision of law and the receiving Party shall use reasonable efforts in cooperation with the other Party to seek confidential treatment for such confidential information provided thereto.

         14.2 Confidentiality of Audits. The independent auditor performing any audit, as referred to in Article 20, shall be subject to a confidentiality agreement between the auditor and the Party being audited. Such audit information shall be treated as confidential except to the extent that its disclosure is required by regulatory or judicial order, for reliability purposes pursuant to PJM requirements and pursuant to the FERC's rules and regulations. Except as provided herein, neither Party will disclose the audit information to any third party, without the other Party's prior written consent. Audit information in the hands of the Party not being audited shall be subject to all provisions of Article 20.

         14.3 Remedies. The Parties agree that monetary damages would be inadequate to compensate a Party for the other Party's breach of its obligations under Sections 14.1 and 14.2. Each Party accordingly agrees, subject to Section 8.2, that the other Party shall be entitled to equitable relief, by way of injunction or otherwise, if the first Party breaches or threatens to breach its obligations under Sections 14.1 or 14.2 of this Agreement, as applicable, which equitable relief shall be granted without bond or proof of damages, and the receiving Party shall not plead in defense that there would be an adequate remedy at law.

                                   ARTICLE 15
                               DISPUTE RESOLUTION

         15.1 Disputes. A Party with a claim or dispute under this Agreement shall submit to the Operating Committee a notification of such claim or dispute within sixty (60) days after the circumstances that gave rise to the claim or the question or issue in dispute. The notification shall be in writing and shall include a concise statement of the claim or the issue or question in dispute, a statement of the relevant facts and documentation to support the claim. In the event the Operating Committee is unable, in good faith, to resolve their disagreement in a manner satisfactory to both Parties within thirty (30) days after receipt by the Operating Committee of a notification specifying the claim, issue or question in dispute, the Parties shall refer the dispute to their respective senior management. If, after using their good faith best efforts to resolve the dispute, senior management cannot resolve the dispute within thirty
(30) days, the Parties shall utilize the arbitration procedures set forth below in Section 15.2 to resolve a dispute, provided that nothing herein or therein shall prohibit a Party from at any time requesting from a court of competent jurisdiction a temporary restraining order, preliminary injunction, or other similar form of equitable relief to enforce performance of the provisions of this Agreement.

         15.2     Arbitration.

                  (a) Unless the Parties otherwise mutually agree in writing to another form of dispute resolution such as dispute resolution under the PJM Agreement or the MAAC agreement, any arbitration initiated under this Agreement shall be conducted before a single neutral arbitrator appointed by the Parties within thirty (30) days of receipt by respondent of the demand for arbitration. If the Parties are unable to agree on an arbitrator, such arbitrator shall be appointed by the American Arbitration Association. Unless the Parties agree otherwise, the arbitrator shall be an attorney or retired judge with at least fifteen (15) years of experience, and shall not have any current or past substantial business or financial relationships with any Party to the arbitration. If possible, the arbitrator shall have experience in the electric utility industry. Unless otherwise agreed, the arbitration shall be conducted in accordance with the American Arbitration Association's Commercial

Arbitration Rules, then in effect. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act of the United States, 9 U.S.C. Sections 1 et seq. The location of any arbitration hereunder shall be in the District of Columbia.

                  (b) The arbitration shall, if possible, be concluded not later than six (6) months after the date that it is initiated. The arbitrator shall be authorized only to interpret and apply the provisions of this Agreement or any related agreements entered into under this Agreement and shall have no power to modify or change any of the above in any manner. The arbitrator shall have no authority to award punitive or multiple damages or any damages inconsistent with this Agreement. The arbitrator shall, within thirty (30) days of the conclusion of the hearing, unless such time is extended by agreement of the Parties, notify the Parties in writing of his or her decision, stating his or her reasons for such decision and separately listing his or her findings of fact and conclusions of law. The decision of the arbitrator rendered in such a proceeding shall be final and binding on the Parties. Judgment on the award may be entered upon it in any court having jurisdiction.

                  (c) Nothing in this Agreement shall preclude, or be construed to preclude, any Party from filing a petition or complaint with FERC with respect to any arbitrable claim over which FERC has jurisdiction. In such case, the other Party may request FERC to reject or to waive jurisdiction. If FERC rejects or waives jurisdiction with respect to all or a portion of the claim, the portion of the claim not so accepted by FERC shall be resolved through arbitration, as provided in this Agreement. To the extent that FERC asserts or accepts jurisdiction over the claim, the decision, finding of fact or order of FERC shall be final and binding, subject to judicial review under the Federal Power Act, and any arbitration proceedings that may have commenced with respect to the claim prior to the assertion or acceptance of jurisdiction by FERC shall be terminated.

                                   ARTICLE 16
                                 REPRESENTATIONS

         16.1 Representations of Pepco. Pepco hereby represents and warrants to Generator as follows:

                  (a) Incorporation. Pepco is a corporation duly organized, validly existing and in good standing under the laws of the District of Columbia and the Commonwealth of Virginia, and has all requisite corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

                  (b) Authority. Pepco has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Pepco of this Agreement and the consummation by Pepco of the transactions contemplated hereunder have been duly and validly authorized by the Board of Directors of Pepco or by a committee thereof to whom such authority has been delegated and no other corporate proceedings on the part of Pepco are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pepco and, assuming that this Agreement constitutes a valid and binding agreement of Generator, constitutes a valid and binding agreement of Pepco, enforceable by Pepco in accordance with its terms.

                  (c)      Consents and Approvals; No Violation.

                  (i) Neither the execution and delivery of this Agreement by Pepco nor performance by Pepco of its obligations hereunder will (A) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Pepco, (B) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Pepco or any of its subsidiaries is a party or by which any of their respective assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Pepco, or any of its assets, except in the case of clauses (B) and
(C) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Pepco to discharge its obligations under this Agreement (a "Pepco Material Adverse Effect").

                  (ii) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for performance by Pepco of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Pepco Material Adverse Effect.

         16.2 Representations of Generator. Generator hereby represents and warrants to Pepco as follows:

                  (a) Incorporation. Generator is a [corporation] duly [incorporated], validly existing and in good standing under the laws of the State of __________, and has all requisite [corporate] power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

                  (b) Authority. Generator has all necessary [corporate] power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Generator of this Agreement and the consummation by Generator of the transactions contemplated hereby have been duly and validly authorized the [Board of Directors] of Generator or by a committee thereof to whom such authority has been delegated and no other [corporate] proceedings on the part of Generator are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Generator and, assuming that this Agreement constitutes a valid and binding agreement of Pepco, constitutes a valid and binding agreement of Generator, enforceable against Generator in accordance with its terms.

                  (c)      Consents and Approvals.

                  (i) Neither the execution and delivery of this Agreement by Generator nor performance by Generator of its obligations hereunder will (A) conflict with or result in any breach of any provision of the [Certificate of Incorporation or By-laws] of Generator, (B) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Generator or any of its subsidiaries is a party or by which any of their respective assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Generator, or any of its assets, except in the case of clauses (B) and (C) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Generator to discharge its obligations under this Agreement (a "Generator Material Adverse Effect").

                  (ii) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for performance by Generator of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Generator Material Adverse Effect.

                                   ARTICLE 17
                     ASSIGNMENT/CHANGE IN CORPORATE IDENTITY

         17.1 Generally. Except as otherwise set forth in this Article 17, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either Party hereto, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

         17.2 Pepco's Assignment Rights. Subject to Section 17.5 below, upon ten (10) days prior written notice to Generator, Pepco may assign this Agreement, and Pepco's rights, interests and obligations hereunder, to an Affiliate of Pepco that assumes Pepco's obligations to provide Services to the Service Load.

         17.3 Generator's Assignment Rights. Subject to Section 17.5 below, Generator may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee, lending institution, or other Person for the purposes of financing or refinancing the Auctioned Assets, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances of dispositions in lieu thereof; provided, however, that no such assignment in accordance with this Section 17.3 shall relieve or in any way discharge Generator from the performance of its duties and obligations under this Agreement. Pepco agrees to execute and deliver, at Generator's expense, such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder for purposes of the financing or refinancing of the Facility, so long as Pepco's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

         17.4 Mergers or Consolidations. Subject to Section 17.5 below, either Party may assign this Agreement to a successor to all or substantially all of the assets of such Party by way of merger, consolidation, sale or otherwise, provided such successor assumes in writing and becomes liable for all of such Party's duties and obligations hereunder.

         17.5     Limitations

                  (a) No assignment, transfer, conveyance, pledge or disposition of rights, interests, duties or obligations under this Agreement by a Party shall relieve that Party from liability and financial responsibility for the performance thereof after any such transfer, assignment, conveyance, pledge or disposition unless and until (i) the transferee or assignee shall agree in writing to assume the obligations and duties of that Party under this Agreement and to impose such obligations on subsequent permitted transferees and assignees and (ii) the non-assigning Party has consented in writing to such assumption and to a release of the assigning Party from such liability, such consent not to be unreasonably withheld or delayed.

                  (b) If Generator terminates its existence as a [corporate] entity by merger, acquisition, sale, consolidation or otherwise, or if all or substantially all of Generator's assets are transferred to another person or business entity without complying with this Article 17, Pepco shall have the right, enforceable in a court of competent jurisdiction, to enjoin Generator's successor from using its assets in any manner that does not comply with the requirements of this Agreement or that impedes Pepco's ability to carry on its ongoing business operations.

         17.6 Successors. This Agreement and all of the provisions hereof are binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

                                   ARTICLE 18
                                     NOTICES

         Except as otherwise expressly set forth in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

            if to Pepco, to:

                  Potomac Electric Power Company
                  1900 Pennsylvania Avenue, N.W.
                  Washington, D.C. 20068
                  Telecopier: (202) ________________
                  Attention: ___________________

            if to Generator, to:

                  c/o Southern Energy, Inc.
                  900 Ashwood Parkway
                  Suite 500
                  Atlanta, Georgia 30338-4780
                  Telecopier: (770) 821-6575
                  Attention:

                                   ARTICLE 19
                                   AMENDMENTS

         19.1 Amendments. Except as provided in Section 19.2, this Agreement shall not be amended, modified, or supplemented unless mutually agreed to by the Parties in writing. Except as provided in Section 19.2(b) below, the rates, terms and conditions contained in this Agreement are not subject to change under Sections 205 or 206 of the Federal Power Act absent the mutual written agreement of the Parties. It is the intent of this Section 19.1 that, except as provided in Section 19.2(b) below, the rates, terms and conditions of this Agreement shall not be subject to change except by mutual written agreement by the Parties.

         19.2     PJM Agreement Modifications

                  (a) If the PJM Agreements are amended or modified so that any schedule or section references herein to such agreements is changed, such schedule or section references herein shall be deemed to automatically (and without any further action by the Parties) refer to the new or successor schedule or section in the PJM Agreements which replaces that originally referred to in this Agreement.

                  (b) If the applicable provisions of the PJM Agreements referenced herein, or any other PJM rules relating to the implementation of this Agreement, are changed materially from those in effect on May 31, 2000, the Operating

Committee shall cooperate to make conforming changes to this Agreement to fulfill the purposes of this Agreement; provided that no such changes shall alter the economic benefits of this Agreement between the Parties. If the Operating Committee fails to agree on such changes within 15 days, Pepco may unilaterally make conforming changes to this Agreement to fulfill the purposes of this Agreement, and shall file such changes with the FERC on behalf of both Parties; provided that nothing herein shall prejudice the Generator's rights to protest such change.

                                   ARTICLE 20
                                     AUDITS

         The Parties shall have the right, during normal business hours, to audit each other's accounts and records pertaining to transactions under this Agreement, upon twenty (20) days prior written notice, at the offices where such accounts and records are maintained. Any such audit of a Party's accounts and records will be at the expense of the auditing Party, shall not be made more frequently than once in any twelve (12) month period, and no such audit may be made with respect to accounts and records relating to periods more than twenty-four (24) months prior to the date of the audit notice. The Party being audited will be entitled to review the audit report and any supporting materials. The Party conducting the audit shall maintain the confidentiality of all information obtained during the audit in compliance with Section 14.2 of this Agreement. To the extent that audited information includes confidential information, the auditing Party shall designate an independent auditor at its expense to perform such audit.

                                   ARTICLE 21
                            MISCELLANEOUS PROVISIONS

         21.1 Waiver. Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         21.2 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person. No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

         21.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

         21.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         21.5 Interpretation. When a reference is made in this Agreement to an article, section, schedule or exhibit, such reference shall be to an article or section of, or schedule or exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise expressly stated otherwise herein, the word "day" shall mean any calendar day including weekends and holidays. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

         21.6 Jurisdiction and Enforcement. Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the Superior Court of the District of Columbia and (ii) the United States District Court for the District of Columbia, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the District of Columbia or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the District of Columbia. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in
Article 18 (or such other address specified by such Party from time to time pursuant to Article 18) shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Superior Court of the District of Columbia and (ii) the United States District Court for the District of Columbia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         21.7 Entire Agreement. This Agreement, the Asset Sale Agreement, the Confidentiality Agreement and the Ancillary Agreements including the exhibits, schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement, the Asset Sale Agreement and the Ancillary Agreements supersede all prior agreements and understandings between the Parties with respect to the transactions contemplated by this Agreement other than the Confidentiality Agreement.

         21.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         21.9 Further Assurances. The Parties hereto agree to execute and deliver promptly, at the expense of the Party requesting such action, any and all other and further instruments, documents and information which may be reasonably requested in order to effectuate the transactions contemplated hereby. Each Party agrees to cooperate with, assist and accommodate all reasonable requests made by the other Party in respect of any regulatory approval necessary for, or any regulatory proceeding relating to, the execution, delivery or performance of this Agreement. Each Party further agrees to comply in all material respects with all laws of governmental authorities relating to this Agreement and the consummation of the transactions contemplated hereby.

         21.10 Independent Contractor Status. Nothing in this Agreement shall be construed as creating any relationship between Pepco and Generator other than that of independent contractors.

         21.11 Conflicts. Except with respect to the amendments, indemnification, liability, default and remedies provisions contained herein or as otherwise expressly provided herein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Asset Sale Agreement, the terms of the Asset Sale Agreement shall prevail.

         IN WITNESS WHEREOF, Pepco and Generator have caused this Transition Power Agreement (District of Columbia) to be signed by their respective duly authorized officers as of the date first above written.

                                    POTOMAC ELECTRIC POWER COMPANY


                                    By:
                                       ---------------------------------
                                          Name:
                                          Title:

                                    [GENERATOR]


                                    By:
                                       ---------------------------------
                                          Name:
                                          Title:

                                   SCHEDULE 1
                                   DEFINITIONS

Part A. Capitalized terms not defined in the body of the Agreement shall have the meaning set forth in Part A of this Schedule 1. (Part B of this Schedule 1 sets forth capitalized terms defined within the Agreement.)

         1. " Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

         2. "Auctioned Assets" has the meaning set forth in the Asset Sale Agreement.

         3. "Capacity Credits" has the meaning set forth in the PJM Reliability Agreement.

         4. "Capacity Resources" has the meaning set forth in the PJM Reliability Agreement.

         5. "Contract Year 1" means the period beginning on the Effective Date and ending thirteen calendar months thereafter.

         6. "Contract Year 2" means the period beginning immediately after the end of Contract Year 1 and ending twelve calendar months thereafter.

         7. "Contract Year 3" means the period beginning immediately after the end of Contract Year 2 and ending twelve calendar months thereafter.

         8. "Contract Year 4" means the period beginning immediately after the end of Contract Year 3 and ending twelve calendar months thereafter.

         9.       "Closing" has the meaning set forth in the Asset Sale
Agreement.

         10. "Confidentiality Agreement" has the meaning set forth in the Asset Sale Agreement.

         11. "FERC" means the Federal Energy Regulatory Commission or its successors.

         12. "Fixed Transmission Rights" has the meaning set forth in the PJM Operating Agreement.

         13. "Full Energy Requirements" means the full electric energy requirements of the Service Load in any hour, measured in megawatt hours at the Delivery Points.

         14. "Generator" has the meaning set forth in the preamble of this Agreement and shall include its permitted successors and assigns.

         15. "Metered Energy Requirements" means the full electric energy requirements of the Service Load in any hour, measured in megawatt hours at the retail (customer revenue meter) level. For customers without, interval metering, Pepco will use customer or retail class profiles in accordance with the District of Columbia Public Service Commission regulations to distribute periodic metered energy usage to obtain hourly customer energy usage. When Pepco curtailable load programs are operated, customer loads which are curtailed will be increased by Pepco to reflect the hourly energy usage which would have occurred if curtailments had not taken place.

         16.      "Month" means a calendar month.

         17.      "Network Customer" has the meaning set forth in the PJM
Tariff.

         18.      "Network Load" has the meaning set forth in the PJM Tariff.

         19. "Optional Energy" means the Optional Energy Percent, as elected by Pepco through the exercise of its Call Options, of Pepco's Full Energy Requirements.

         20. "Pepco" has the meaning set forth in the preamble of this Agreement and shall include its permitted successors or assigns.

         21. "PJM" means the Pennsylvania New Jersey-Maryland interconnected power pool operated under the PJM Operating Agreement and any successor thereto including any regional transmission organization, independent system operator, transco, or any other independent system administrator that possesses operational control or planning control over Pepco's transmission system.

         22. "PJM Agreements" means the PJM Operating Agreement, PJM Reliability Agreement, and PJM Tariff.

         23. "PJM Control Area" has the meaning set forth in the PJM Reliability Agreement.

         24. "PJM Operating Agreement" means the Amended and Restated Operating Agreement of the PJM Interconnection LLC dated as of June 2, 1997.

         25. "PJM Interconnection LLC" means the independent system operator of the PJM Control Area pursuant to the PJM Operating Agreement and the PJM Tariff.

         26. "PJM Reliability Agreement" means the PJM Reliability Assurance Agreement dated June 2, 1997, establishing obligations, standards and procedures for maintaining the reliable operation of the PJM Control Area.

         27. "PJM System Operator" means the PJM Interconnection LLC energy control center staff responsible for central dispatch as provided in the PJM Agreement.

         28. "PJM Tariff" means the PJM Open Access Transmission Tariff providing transmission service within the PJM Control Area.

         29. "Planning Period" has the meaning set forth in the PJM Reliability Agreement.

         30. "Required Energy" means the Required Energy Percent of Pepco's Full Energy Requirements.

         31. "Service Load" means (i) all of Pepco's default service retail electric energy customers located in Pepco's service territory, as such territory exists on the Effective Date, in the District of Columbia, and (ii) the energy requirements of the Washington Metropolitan Area Transit Authority in the Commonwealth of Virginia which Pepco is required to provide.

         32. "Summer Month" means each Month during the period of May 1 through September 30.

         33. "Winter Month" means each Month during the period of October 1 through April 30.

Part B.           The following terms have the meaning specified in the section of this Agreement set forth opposite to such term:

Term                                Agreement Reference
Agreement                           Preamble
Alternative Services                Section 8.1
Ancillary Services                  Article 4
Ancillary Services Requirements     Article 4
Asset Sale Agreement                First Recital
Call Options                        Section 5.2(a)

Capacity Resources Plan             Section 3.2(a)
Capacity Resources Requirements     Section 3.1(a)
Delivery Points                     Section 5.3
Effective Date                      Section 2.1
Event of Default                    Section 11.1
Force Majeure                       Section 9.2
Generator Material Adverse Effect   Section 16.2(c)(i)
Operating Committee                 Article 12
Optional Energy Percent             Section 5.2(a)
Pepco Material Adverse Effect       Section 16.1(c)(i)
Party or Parties                    Preamble
PPAs                                First Recital

Required Energy Percent             Section 5.1
Services                            Section 8.1

                                  EXHIBIT I-2

                           TRANSITION POWER AGREEMENT
                                   (Maryland)

                                 By and Between

                         POTOMAC ELECTRIC POWER COMPANY

                                       and

                    -----------------------------------------

                            Dated ____________, 2000

                                TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS                                                 1
ARTICLE 2 - TERM AND TERMINATION                                        2
      2.1 - Term                                                        2
      2.2 - Termination                                                 2
ARTICLE 3 - CAPACITY RESOURCES                                          2
      3.1 - Capacity Resources Obligations                              2
      3.2 - Capacity Resources Information Requirements                 3
ARTICLE 4 - ANCILLARY SERVICES                                          4
ARTICLE 5 - ENERGY                                                      4
      5.1 - Required Energy                                             4
      5.2 - Optional Energy                                             5
      5.3 - Determination of Energy Requirements; Losses                5
ARTICLE 6 - PRICING                                                     6
      6.1 - Compensation for Services                                   6
      6.2 - Taxes                                                       7
ARTICLE 7 - SERVICES OBTAINED BY GENERATOR FROM PJM                     7
ARTICLE 8 - ALTERNATIVE SERVICES AND LIMITED LIABILITY                  7
      8.1 - Alternative Services                                        7
      8.2 - Limitation on Liability                                     8
ARTICLE 9 - FORCE MAJEURE                                               9
      9.1 - Effect of Force Majeure                                     9
      9.2 - Force Majeure Defined                                       9
      9.3 - Notification                                                9
ARTICLE 10 - INDEMNIFICATION FOR THIRD PARTY CLAIMS                    10
      10.1 - Generator's Indemnification                               10
      10.2 - Pepco's Indemnification                                   10
      10.3 - Indemnification Procedures                                10
      10.4 - Survival                                                  11
ARTICLE 11 - DEFAULT                                                   11
      11.1 - Event of Default                                          11
      11.2 - Remedies                                                  12
ARTICLE 12 - PROJECTIONS AND OPERATING COMMITTEE                       12
      12.1 - Projections                                               12
      12.2 - Operating Committee                                       12
ARTICLE 13 - COST RESPONSIBILITIES AND BILLING PROCEDURES              13
      13.1 - Billing Procedures                                        13
      13.2 - Billing Disputes                                          14

      13.3 - Interest on Unpaid Balances                                14
ARTICLE 14 - CONFIDENTIALITY                                            14
      14.1 - Confidentiality Obligations of Pepco                       14
      14.2 - Confidentiality of Audits                                  15
      14.3 - Remedies                                                   15
ARTICLE 15 - DISPUTE RESOLUTION                                         15
      15.1 - Disputes                                                   15
      15.2 - Arbitration                                                16
ARTICLE 16 - REPRESENTATIONS                                            17
      16.1 - Representations of Pepco                                   17
      16.2 - Representations of Generator                               18
ARTICLE 17 - ASSIGNMENT/CHANGE IN CORPORATE IDENTITY                    20
      17.1 - Generally                                                  20
      17.2 - Pepco's Assignment Rights                                  20
      17.3 - Generator's Assignment Rights                              20
      17.4 - Mergers or Consolidations                                  20
      17.5 - Limitations                                                20
      17.6 - Successors                                                 21
ARTICLE 18 - NOTICES                                                    21
ARTICLE 19 - AMENDMENTS                                                 22
      19.1 - Amendments                                                 22
      19.2 - PJM Agreement Modifications                                22
ARTICLE 20 - AUDITS                                                     23
ARTICLE 21 - MISCELLANEOUS PROVISIONS                                   23
      21.1 - Waiver                                                     23
      21.2 - No Third Party Beneficiaries                               23
      21.3 - Governing Law                                              24
      21.4 - Counterparts                                               24
      21.5 - Interpretation                                             24
      21.6 - Jurisdiction and Enforcement                               25
      21.7 - Entire Agreement                                           25
      21.8 - Severability                                               26
      21.9 - Further Assurances                                         26
      21.10-Independent Contractor Status                               26
      21.11-Conflicts                                                   26
SCHEDULE 1 - DEFINITIONS                                                28
EXHIBIT A - Pepco's Non-Binding Estimate for Calendar Year 2001 of
Capacity Resources for the Service Load                                 32
EXHIBIT B - Capacity Resources Plan for Contract Year 1                 33

                                  EXHIBIT I-2

                      TRANSITION POWER AGREEMENT (Maryland)

         This Transition Power Agreement ("Agreement") dated as of _________, 2000 by and between Potomac Electric Power Company ("Pepco") a District of Columbia and Virginia corporation, and _____________ ("Generator") a ___________ [corporation]. Pepco and Generator are each referred to herein as a "Party," and collectively referred to herein as the "Parties."

                                   WITNESSETH:

         WHEREAS, Pepco and Generator have entered into an Asset Sale and Purchase Agreement ("Asset Sale Agreement") dated June 7, 2000 for (i) the sale and purchase of certain of Pepco's generating resources and (ii) the assignment of rights and obligations under five power purchase agreements ("PPAs") or for alternative arrangements relating to such PPAs;

         WHEREAS, certain of the PPAs provide for the purchases and sale of Renewable Energy Resources;

         WHEREAS, Pepco will continue to operate its transmission and distribution businesses which includes obligations to sell power to its retail customers; and

         WHEREAS, the Parties have agreed in the Asset Sale Agreement to execute this Agreement in order to provide for the sale by Generator, and purchase by Pepco, of capacity, electric energy and certain ancillary services in accordance with the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings specified or referred to in Schedule 1 of this Agreement.

                                    ARTICLE 2
                              TERM AND TERMINATION

         2.1 Term. This Agreement shall become effective upon the consummation of the Closing ("Effective Date"). Unless terminated sooner in accordance with the terms of this Agreement, this Agreement shall continue in full force and effect from the Effective Date through and including June 30, 2004.

         2.2 Termination. The applicable provisions of this Agreement shall continue in effect after cancellation or termination hereof to the extent necessary to provide for final billings, billing adjustments and payments pertaining to liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.

                                    ARTICLE 3
                               CAPACITY RESOURCES

         3.1      Capacity Resources Obligations

                  (a) During the term of this Agreement, Generator shall supply to Pepco and make available within PJM on Pepco's behalf, and Pepco shall purchase from Generator, Pepco's full requirements for Capacity Resources to serve the Service Load ("Capacity Resource Requirements") at the prices set forth in Article 6 of this Agreement. Capacity Resources shall be determined, and provided by the Generator, in accordance with the PJM Reliability Agreement and other applicable PJM requirements. Capacity Resource Requirements shall mean the portion of Pepco's Accounted-For Obligation, as that term is defined and determined in accordance with the PJM Reliability Agreement and applicable PJM requirements, that is located in the State of Maryland.

                  (b) To the extent that PJM assigns to Pepco Fixed Transmission Rights for Capacity Resources contained in a Capacity Resource Plan and designated for Fixed Transmission Rights, Pepco shall transfer such Fixed Transmission Rights to Generator pursuant to PJM's procedures for assigning Fixed Transmission Rights

                  (c) Generator shall provide to the PJM System Operator or PJM Interconnection LLC, as applicable, all information and data required with respect to the Capacity Resources Requirements, with copies to Pepco, and Generator shall be responsible for any charges levied by the PJM System Operator or the PJM Interconnection LLC on Pepco or Generator due to the delayed receipt of such information and data in accordance with the PJM Reliability Agreement unless the delay is due to Pepco's delay in providing Generator with information that Pepco is required to provide.

         3.2      Capacity Resources Information Requirements

                  (a)      Generator shall provide in accordance with this
Section 3.2 its proposed plan to satisfy its obligations hereunder to provide the Capacity Resources Requirements under this Agreement ("Capacity Resources Plan").

                  (b) Exhibit A hereto sets forth Pepco's non-binding estimate of the Capacity Resources required to supply the Service Load for each month during the 2001 calendar year. On or before April 1 preceding each Planning Period thereafter, Pepco shall provide Generator with a non-binding estimate of the Capacity Resources required to supply the Service Load for each month in the following Planning Period.

                  (c) Exhibit B hereto sets forth the Generator's Capacity Resources Plan for Contract Year 1.

                  (d) On or before May 1 preceding each Planning Period thereafter during the term of this Agreement, the Generator shall provide to the Operating Committee, for review and approval (such approval not to be unreasonably withheld or delayed), its proposed Capacity Resources Plan (including Generator's proposed designation of Capacity Resources for associated Fixed Transmission Rights) to be submitted to the PJM Interconnection LLC in accordance with Schedule 6 of the PJM Reliability Agreement for the upcoming Planning Period.

                  (e) If the Generator intends to propose any material change to a Capacity Resources Plan (including any change in a designation of Capacity Resources eligible for Fixed Transmission Rights) which has previously been approved by the Operating Committee, the Generator shall provide such proposed changes to the Operating Committee before it is submitted for approval pursuant to the PJM Reliability Agreement and such change shall be subject to the Operating Committee for review and approval (such approval not to be unreasonably withheld or delayed) if the change (1) adds a resource other than
(x) capacity already certified by the PJM Interconnection LLC or PJM System Operator, as applicable, as a Capacity Resource or (y) Capacity Credits, or (2) proposes to change a designation of Capacity Resources eligible for Fixed Transmission Rights.

                                    ARTICLE 4
                               ANCILLARY SERVICES

         During the term of this Agreement, Generator shall supply to Pepco and deliver within PJM on Pepco's behalf, and Pepco shall purchase, Pepco's full requirements for Ancillary Services for the Service Load ("Ancillary Services Requirements") at the prices set forth in Article 6 of this Agreement. Ancillary Services mean Regulation and Frequency Response Service (as defined in Schedule 3 of the PJM Tariff) and Operating Reserves (as defined in Schedules 5 and 6 of the PJM Tariff).

                                    ARTICLE 5
                                     ENERGY

         5.1      Required Energy.

                  (a) During the term of this Agreement, Generator shall supply to Pepco at the Delivery Points, and Pepco shall purchase, the following percentages of Pepco's Full Energy Requirements in the year indicated below (the "Required Energy Percent"), including the applicable Renewable Energy Percent, at the prices set forth in Article 6 of this Agreement:


                     Year                 Required Energy Percent

                     Contract Year 1               100%
                     Contract Year 2                75%

         5.2      Optional Energy

                  (a) For the duration of each of Contract Year 2, Contract Year 3 and Contract Year 4, Pepco shall have the right to purchase from Generator (the "Call Options") the percentages of the Full Energy Requirements indicated below (the "Optional Energy Percent"), including the applicable Renewable Energy Percent. To the extent Pepco exercises a Call Option for a given year, Generator shall supply to Pepco at the Delivery Points the Optional Energy Percent at the price set forth in Article 6 of this Agreement.

                Year                Optional Energy Percent

                Contract Year 2     25%

                Contract Year 3     100% (in 25% increments)

                Contract Year 4     100% (in 25% increments)

         Notwithstanding the foregoing, the total of Pepco's Call Options exercised with respect to the Optional Energy Percent for Contract Year 3 and Contract Year 4, respectively, shall not exceed the percentage of the Full Energy Requirements that Pepco elected to purchase in the immediately preceding contract year.

                  (b) By each October 1 prior to the contract year in which the applicable Optional Energy Percent is deliverable ("Strike Date"), Pepco shall notify Generator in writing whether it is exercising any of its Call Options for the upcoming contract year, and if so, the percentage of its Full Energy Requirements it elects to purchase.

         5.3 Determination of Energy Requirements. The amount of Full Energy Requirements shall be as determined by PJM in accordance with Schedule 1,
Section 3.2 of the PJM Operating Agreement at the respective PJM load buses measured by PJM for the Service Load served by Pepco (the "Delivery Points"). Generator shall be responsible for all energy losses (including allocated PJM losses, unaccounted-for energy and distribution losses) associated with delivery of Required Energy Percent and Optional Energy Percent to the Service Load.

         5.4 Renewable Energy Resources Reporting Requirements. Generator acknowledges that under Maryland law and MDPSC requirements, Pepco is required to provide the Renewable Energy Percentage to its Service Load and to satisfy MDPSC reporting requirement with respect thereto. Upon Pepco's written request, Generator shall provide to Pepco in writing no later than thirty (30) days after such request, the information and data requested by Pepco to demonstrate that Generator has provided the Renewable Energy Percent required under this Agreement and if Generator has failed to provide all of such Renewable Energy Percent, the reasons for such failure.

                                    ARTICLE 6
                                     PRICING

         6.1 Compensation for Services Subject to the terms of this Agreement, Pepco shall be obligated to make a monthly payment to Generator for the Services it provides which shall be comprised of the following components:

                  (a) For each Month during the term of the Agreement, a Capacity Payment for the Capacity Resources Requirements and Ancillary Services Requirements that Generator provides to Pepco in such Month calculated as follows:

        Capacity Payment = (Capacity Price + Ancillary Services Price) x Metered Energy Requirements

                  Where:

                           Capacity Price = $3.50/MWh

                           Ancillary Services Price = $0.50/MWh

                  (b) For each Month during the term of the Agreement, an Energy Payment for the Required Energy Percent and Optional Energy Percent, if any, that Generator delivers to Pepco at the Delivery Points in each Month calculated as follows:

      Energy Payment = [Metered Energy Requirements x (Required Energy Percent + Optional Energy Percent)] x Energy Price

      Where:

                  Energy Price = $40.00/MWh during a Summer Month and $22.20/MWh during a Winter Month.

                  (c) Pepco's monthly payment to Generator will be decreased by (i) any PJM charges for transmission congestion, allocated losses and unaccounted-for energy that Pepco incurs in connection with the Services Generator delivers to Pepco pursuant to Articles 4, 5 and 6 of this Agreement, and (ii) the amounts of any payments Generator owes to Pepco pursuant to Article 8 of this Agreement.

         6.2 Taxes. Generator shall be responsible for taxes related to the sale or provision of Services hereunder.

                                    ARTICLE 7
                     SERVICES OBTAINED BY GENERATOR FROM PJM

         Pepco shall, upon Generator's request, reasonably cooperate with Generator to facilitate its acquisition in the PJM marketplace and resale to Pepco of the Services Generator is obligated to provide to Pepco under this Agreement. Pepco shall follow Generator's instructions with respect to scheduling load in the day ahead PJM market.

                                    ARTICLE 8
                ALTERNATIVE SERVICES AND LIMITATION OF LIABILITY

         8.1 Alternative Services. To the extent that Generator does not provide Capacity Resources Requirements, Ancillary Services Requirements, the Required Energy and/or the Optional Energy ("Services") to Pepco as required under this Agreement, Generator, as an alternative method of performing such obligations, shall pay Pepco the positive difference between the price Pepco pays for such Services in the appropriate PJM marketplace, or if not available in the PJM market, any other market ("Alternative Services") and the price Pepco would have paid to Generator for such Services under this Agreement, plus penalties and nonperformance charges, if any, assessed on Pepco by the PJM Interconnection LLC or PJM System Operator as a result of the Generator not providing the Services. Calculation of the cost of Alternative Services hereunder shall include all reasonable direct costs associated with the procurement and delivery of Alternative Services, including legal or transactional costs and expenses; taxes, energy, demand, capacity, or reservation charges; energy losses; emergency energy; and any transmission or congestion costs but does not include the cost of PJM network service. For purposes of determining the amount of Alternative Services Pepco purchases to satisfy its energy requirements, energy requirements for any day shall be the net amount of energy Pepco purchases for the Service Load in the PJM day-ahead and second settlement markets. Notwithstanding the foregoing, Generator shall not have satisfied its obligations to provide electricity from Renewable Energy Resources under the provisions of this Section 8.1 unless Pepco acquires such electricity in the PJM market or such other market in which Pepco acquires Services.

         8.2 Limitation of Liability. Except for indemnity obligations set forth in Article 10 and the damages, charges or penalties set forth in Sections 3.1(c), 5.3, 8.1 and 13.3 of this Agreement, neither Party, nor their respective officers, directors, agents, employees, Affiliates, or successors or assigns of any of them, shall be liable to the other Party or its Affiliates, officers, directors, agents, employees, successors or assigns for claims, suits, actions or causes of action for incidental, punitive, special, indirect, multiple or consequential damages (including, without limitation, lost revenues, claims of customers, attorneys' fees and litigation costs) connected with, or resulting from, performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including, without limitation, any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability. The provisions of this Section 8.2 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion, or expiration of this Agreement.

                                    ARTICLE 9
                                  FORCE MAJEURE

         9.1 Effect of Force Majeure. Notwithstanding anything in this Agreement to the contrary, the Parties shall be excused from performing their respective obligations hereunder (except for the obligation to pay sums of money due and owing hereunder) and shall not be liable in damages or otherwise, to the extent that a Party is unable to perform or is prevented from performing by an event of Force Majeure and has complied with Section 9.3.

         9.2 Force Majeure Defined. Force Majeure includes, without limitation, storm, flood, lightning, drought, earthquake, fire, explosion, civil disturbance, acts of God or the public enemy, civil disturbance, or any other cause beyond a Party's reasonable control but only if and to the extent that the event directly affects the availability of the transmission or distribution facilities of PJM or Pepco which are necessary to deliver capacity or energy to the Service Load. Force Majeure shall not include events affecting the availability or cost of operating any generating facility or resource.

         9.3 Notification. A Party shall not be entitled to rely on the occurrence of an event of Force Majeure as a basis for being excused from performance of its obligations under this Agreement unless the Party relying on the event or condition shall: (a) provide prompt written notice of such

Force Majeure event to the other Party, including an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts to continue to perform its obligations under this Agreement; (c) expeditiously take action to correct or cure the event or condition excusing performance; (d) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (e) provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance. Subject to this Section 9.3, any obligation under this Agreement shall be suspended only to the extent caused by such Force Majeure and only during the continuance of any inability of performance caused by such Force Majeure but for no longer period.

                                   ARTICLE 10
                     INDEMNIFICATION FOR THIRD PARTY CLAIMS

         10.1 Generator's Indemnification. Generator shall indemnify, hold harmless, and defend Pepco and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between Pepco and a third party or Generator) for damage to property of unaffiliated third parties, injury to or death of any person, including Pepco's employees or any third parties, to the extent caused, by the negligence or willful misconduct of Generator's and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Generator's performance or breach of this Agreement, or the exercise by Generator of its rights hereunder.

         10.2 Pepco's Indemnification. Pepco shall indemnify, hold harmless, and defend Generator and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between the Generator and a third party or Pepco) for damage to property of unaffiliated third parties, injury to or death of any person, including Generator's employees or any third parties, to the extent caused by the negligence or willful misconduct of Pepco and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with Pepco's performance or breach of this Agreement, or the exercise by Pepco of its rights hereunder.

         10.3 Indemnification Procedures. If either Party intends to seek indemnification under this Article 10 from the other Party, the Party seeking indemnification shall give the other Party notice of such claim within ninety
(90) days of the later of the commencement of, or the Party's actual knowledge of, such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed.

         10.4 Survival. The indemnification obligations of each Party under this Article 10 shall continue in full force and effect regardless of whether this Agreement has either expired or been terminated or canceled.

                                   ARTICLE 11
                                     DEFAULT

         11.1 Event of Default. Unless excused by Force Majeure, each of the following events shall constitute an event of default (an "Event of Default") under this Agreement:

                  (a) the failure by a Party to pay any amount due within thirty (30) days after receipt of written notice of nonpayment by the other Party, unless the payment of such amount is disputed in good faith;

                  (b) a Party's breach of any material term or condition of this Agreement including any material breach of a representation, warranty or covenant made in this Agreement which, after receiving written notice of the breach from the non-breaching Party (such notice to set forth in reasonable detail the nature of the default and, where known and if applicable, the steps necessary to cure such default), (i) the breaching Party fails to cure within thirty (30) days following receipt of the notice or (ii) if such default is of such a nature that it cannot be cured within thirty (30) days following receipt of such notice, the breaching Party fails within such thirty (30) days to commence the necessary cure and fails at any time thereafter diligently and continuously to prosecute such cure to completion provided that the cure is completed no later than 180 days after the receipt of the default notice ;

                  (c) the appointment of a receiver or liquidator or trustee for either Party and such receiver, liquidator or trustee is not discharged within sixty (60) days;

                  (d) the entry of a decree adjudicating a Party as bankrupt or insolvent, and such decree is continued undischarged and unstayed for a period of sixty (60) days; or

                  (e) the filing of a voluntary or involuntary petition in bankruptcy under any provision of any federal or state bankruptcy law by a Party or against it, and, with respect to an involuntary petition in bankruptcy, such petition continues undischarged and unstayed for a period of sixty (60) days.

         11.2 Remedies. Upon the occurrence of an Event of Default, the non-defaulting Party may (a) terminate this Agreement by providing sixty (60) days' prior written notice to the defaulting Party and this Agreement shall thereupon terminate upon receipt of regulatory approval for such termination, but not before the date specified in the notice, and/or (b) subject to Section
8.2 of this Agreement, exercise all such rights and remedies as may be available to it under this Agreement or at law or equity with respect to such Event of Default.

                                   ARTICLE 12
                       PROJECTIONS AND OPERATING COMMITTEE

         12.1 Projections. No later than three (3) business days prior to each Monday during the term of this Agreement, Pepco shall provide Generator with non-binding projections of the Services to be provided by Generator to Pepco under this Agreement for the week beginning that Monday.

         12.2 Operating Committee. The Parties shall establish an operating committee consisting of one representative for each Party

("Operating Committee"). The Operating Committee shall act only by unanimous agreement or consent. The Parties shall designate their respective representatives to the Operating Committee, plus an alternate by written notice. Each Party's representative on the Operating Committee is authorized to act on behalf of such Party with respect to any matter arising under this Agreement which is to be decided by the Operating Committee, however, the Operating Committee shall not have any authority to modify or otherwise alter the rights and obligations of the Parties hereunder. The Operating Committee shall develop and implement suitable policies and procedures with to coordinate the interaction of the Parties with respect to the performance of their duties and obligations under this Agreement.

                                   ARTICLE 13
                  COST RESPONSIBILITIES AND BILLING PROCEDURES

         13.1     Billing Procedures.

                  (a) Within ten (10) days after the first day of each Month Pepco shall provide to Generator a written invoice setting forth (a) the amount Pepco owes to Generator pursuant to Article 6 of this Agreement for Services and any other payments which may be due hereunder, and (b) the amounts, if any, that Generator owes to Pepco pursuant to this Agreement. Each invoice shall (i) delineate the Month in which the Services or Alternative Services were provided or reimbursable charges were incurred, (ii) fully describe the Services or Alternative Services rendered or reimbursable charges incurred, (iii) be itemized to reflect the Services or Alternative Services performed or provided or reimbursable charges incurred, and (iv) provide reasonable detail as to the calculation of the amounts involved.

                  (b) All invoices shall be paid within fifteen (15) days after the date of issuance, but not earlier than the 25th day of the month in which the invoice is rendered. All payments shall be made by wire transfer to a bank designated in writing by such Party. Payment of invoices shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement, nor shall such payment constitute a waiver of any claims arising hereunder.

                  (c) To the extent that, for any billing period, Generator is obligated to pay to Pepco amounts due and calculated pursuant to this Section 13.1, Pepco may use such amounts as a set-off against any amounts owed by Pepco to Generator.

         13.2 Billing Disputes. In the event of a billing dispute between the Parties, (i) each Party shall continue to perform its obligations in accordance with the terms of this Agreement subject to the other Party's rights hereunder, and (ii) the Party required to make payments hereunder shall pay to the other Party all invoiced amounts when due, net of any set-offs permitted under Section 13.1(d), that are not in dispute. Payment of invoices by either Party shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement; nor shall it constitute a waiver of any claims arising hereunder.

         13.3 Interest on Unpaid Balances. Interest on any unpaid amounts shall be calculated in accordance with the methodology specified for interest on refunds in FERC regulations at 18 C.F.R. Section 35.19a(a)(2)(iii). Interest on delinquent amounts shall be calculated from the due date of the bill to the date of payment. When payments are made by mail, bills shall be considered as having been paid on the date of receipt by the other Party.

                                   ARTICLE 14
                                 CONFIDENTIALITY

         14.1 Confidentiality Obligations of Pepco. Each Party shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by one Party to the other Party in connection with this Agreement marked "Confidential" or "Proprietary." Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by a receiving Party in breach of this Agreement, (ii) available to the receiving Party on a non-confidential basis prior to disclosure by the other Party , or
(iii) available to the receiving Party on a non-confidential basis from a source other than the other Party, provided that such source is not known, and by reasonable effort could not be known, by the receiving Party to be bound by a confidentiality agreement with the other Party or otherwise prohibited from transmitting the information to the receiving Party by a contractual, legal or fiduciary obligation, the receiving Party shall not release or disclose such information to any other person, except to its employees, representatives or agents on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 14.1 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. The Party receiving confidential information from the other Party shall promptly notify the other Party if it receives notice or otherwise concludes that the production of any information subject to this
Section 14.1 is being sought under any provision of law and the receiving Party shall use reasonable efforts in cooperation with the other Party to seek confidential treatment for such confidential information provided thereto.

         14.2 Confidentiality of Audits. The independent auditor performing any audit, as referred to in Article 20, shall be subject to a confidentiality agreement between the auditor and the Party being audited. Such audit information shall be treated as confidential except to the extent that its disclosure is required by regulatory or judicial order, for reliability purposes pursuant to PJM requirements and pursuant to the FERC's rules and regulations. Except as provided herein, neither Party will disclose the audit information to any third party, without the other Party's prior written consent. Audit information in the hands of the Party not being audited shall be subject to all provisions of Article 20.

         14.3 Remedies. The Parties agree that monetary damages would be inadequate to compensate a Party for the other Party's breach of its obligations under Sections 14.1 and 14.2. Each Party accordingly agrees, subject to Section 8.2, that the other Party shall be entitled to equitable relief, by way of injunction or otherwise, if the first Party breaches or threatens to breach its obligations under Sections 14.1 or 14.2 of this Agreement, as applicable, which equitable relief shall be granted without bond or proof of damages, and the receiving Party shall not plead in defense that there would be an adequate remedy at law.

                                   ARTICLE 15
                               DISPUTE RESOLUTION

         15.1 Disputes. A Party with a claim or dispute under this Agreement shall submit to the Operating Committee a notification of such claim or dispute within sixty (60) days after the circumstances that gave rise to the claim or the question or issue in dispute. The notification shall be in writing and shall include a concise statement of the claim or the issue or question in dispute, a statement of the relevant facts and documentation to support the claim. In the event the Operating Committee is unable, in good faith, to resolve their disagreement in a manner satisfactory to both Parties within thirty (30) days after receipt by the Operating Committee of a notification specifying the claim, issue or question in dispute, the Parties shall refer the dispute to their respective senior management. If, after using their good faith best efforts to resolve the dispute, senior management cannot resolve the dispute within thirty (30) days, the Parties shall utilize the arbitration procedures set forth below in Section 15.2 to resolve a dispute, provided that nothing herein or therein shall prohibit a Party from at any time requesting from a court of competent jurisdiction a temporary restraining order, preliminary injunction, or other similar form of equitable relief to enforce performance of the provisions of this Agreement.

         15.2     Arbitration.

                  (a) Unless the Parties otherwise mutually agree in writing to another form of dispute resolution such as dispute resolution under the PJM Agreement or the MAAC agreement, any arbitration initiated under this Agreement shall be conducted before a single neutral arbitrator appointed by the Parties within thirty (30) days of receipt by respondent of the demand for arbitration. If the Parties are unable to agree on an arbitrator, such arbitrator shall be appointed by the American Arbitration Association. Unless the Parties agree otherwise, the arbitrator shall be an attorney or retired judge with at least fifteen (15) years of experience, and shall not have any current or past substantial business or financial relationships with any Party to the arbitration. If possible, the arbitrator shall have experience in the electric utility industry. Unless otherwise agreed, the arbitration shall be conducted in accordance with the American Arbitration Association's Commercial Arbitration Rules, then in effect. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act of the United States, 9 U.S.C. Sections 1 et seq. The location of any arbitration hereunder shall be in the District of Columbia.

                  (b) The arbitration shall, if possible, be concluded not later than six (6) months after the date that it is initiated. The arbitrator shall be authorized only to interpret and apply the provisions of this Agreement or any related agreements entered into under this Agreement and shall have no power to modify or change any of the above in any manner. The arbitrator shall have no authority to award punitive or multiple damages or any damages inconsistent with this Agreement. The arbitrator shall, within thirty (30) days of the conclusion of the hearing, unless such time is extended by agreement of the Parties, notify the Parties in writing of his or her decision, stating his or her reasons for such decision and separately listing his or her findings of fact and conclusions of law. The decision of the arbitrator rendered in such a proceeding shall be final and binding on the Parties. Judgment on the award may be entered upon it in any court having jurisdiction.

                  (c) Nothing in this Agreement shall preclude, or be construed to preclude, any Party from filing a petition or complaint with FERC with respect to any arbitrable claim over which FERC has jurisdiction. In such case, the other Party may request FERC to reject or to waive jurisdiction. If FERC rejects or waives jurisdiction with respect to all or a portion of the claim, the portion of the claim not so accepted by FERC shall be resolved through arbitration, as provided in this Agreement. To the extent that FERC asserts or accepts jurisdiction over the claim, the decision, finding of fact or order of FERC shall be final and binding, subject to judicial review under the Federal Power Act, and any arbitration proceedings that may have commenced with respect to the claim prior to the assertion or acceptance of jurisdiction by FERC shall be terminated.

                                   ARTICLE 16
                                 REPRESENTATIONS

         16.1 Representations of Pepco. Pepco hereby represents and warrants to Generator as follows:

                  (a) Incorporation. Pepco is a corporation duly organized, validly existing and in good standing under the laws of the District of Columbia and the Commonwealth of Virginia, and has all requisite corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

                  (b) Authority. Pepco has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Pepco of this Agreement and the consummation by Pepco of the transactions contemplated hereunder have been duly and validly authorized by the Board of Directors of Pepco or by a committee thereof to whom such authority has been delegated and no other corporate proceedings on the part of Pepco are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pepco and, assuming that this Agreement constitutes a valid and binding agreement of Generator, constitutes a valid and binding agreement of Pepco, enforceable by Pepco in accordance with its terms.

                  (c)      Consents and Approvals; No Violation.

                  (i) Neither the execution and delivery of this Agreement by Pepco nor performance by Pepco of its obligations hereunder will (A) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Pepco, (B) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Pepco or any of its subsidiaries is a party or by which any of their respective assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Pepco, or any of its assets, except in the case of clauses (B) and
(C) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Pepco to discharge its obligations under this Agreement (a "Pepco Material Adverse Effect").

                  (ii) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for performance by Pepco of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Pepco Material Adverse Effect.

         16.2 Representations of Generator. Generator hereby represents and warrants to Pepco as follows:

                  (a) Incorporation. Generator is a [corporation] duly [incorporated], validly existing and in good standing under the laws of the State of __________, and has all requisite [corporate] power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

                  (b) Authority. Generator has all necessary [corporate] power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Generator of this Agreement and the consummation by Generator of the transactions contemplated hereby have been duly and validly authorized the [Board of Directors] of Generator or by a committee thereof to whom such authority has been delegated and no other [corporate] proceedings on the part of Generator are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Generator and, assuming that this Agreement constitutes a valid and binding agreement of Pepco, constitutes a valid and binding agreement of Generator, enforceable against Generator in accordance with its terms.

                  (c)      Consents and Approvals.

                  (i) Neither the execution and delivery of this Agreement by Generator nor performance by Generator of its obligations hereunder will (A) conflict with or result in any breach of any provision of the [Certificate of Incorporation or By-laws] of Generator, (B) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Generator or any of its subsidiaries is a party or by which any of their respective assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Generator, or any of its assets, except in the case of clauses (B) and (C) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Generator to discharge its obligations under this Agreement (a "Generator Material Adverse Effect").

                  (ii) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for performance by Generator of its obligations hereunder, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made would not, individually or in the aggregate, have a Generator Material Adverse Effect.

                                   ARTICLE 17
                     ASSIGNMENT/CHANGE IN CORPORATE IDENTITY

         17.1 Generally. Except as otherwise set forth in this Article 17, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either Party hereto, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

         17.2 Pepco's Assignment Rights. Subject to Section 17.5 below, upon ten (10) days prior written notice to Generator, Pepco may assign this Agreement, and Pepco's rights, interests and obligations hereunder, to an Affiliate of Pepco that assumes Pepco's obligations to provide Services to the Service Load.

         17.3 Generator's Assignment Rights. Subject to Section 17.5 below, Generator may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee, lending institution, or other Person for the purposes of financing or refinancing the Auctioned Assets, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances of dispositions in lieu thereof; provided, however, that no such assignment in accordance with this Section 17.3 shall relieve or in any way discharge Generator from the performance of its duties and obligations under this Agreement. Pepco agrees to execute and deliver, at Generator's expense, such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder for purposes of the financing or refinancing of the Facility, so long as Pepco's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

         17.4 Mergers or Consolidations. Subject to Section 17.5 below, either Party may assign this Agreement to a successor to all or substantially all of the assets of such Party by way of merger, consolidation, sale or otherwise, provided such successor assumes in writing and becomes liable for all of such Party's duties and obligations hereunder.

         17.5     Limitations

                  (a) No assignment, transfer, conveyance, pledge or disposition of rights, interests, duties or obligations under this Agreement by a Party shall relieve that Party from liability and financial responsibility for the performance thereof after any such transfer, assignment, conveyance, pledge or disposition unless and until (i) the transferee or assignee shall agree in writing to assume the obligations and duties of that Party under this Agreement and to impose such obligations on subsequent permitted transferees and assignees and (ii) the non-assigning

Party has consented in writing to such assumption and to a release of the assigning Party from such liability, such consent not to be unreasonably withheld or delayed.

                  (b) If Generator terminates its existence as a [corporate] entity by merger, acquisition, sale, consolidation or otherwise, or if all or substantially all of Generator's assets are transferred to another person or business entity without complying with this Article 17, Pepco shall have the right, enforceable in a court of competent jurisdiction, to enjoin Generator's successor from using its assets in any manner that does not comply with the requirements of this Agreement or that impedes Pepco's ability to carry on its ongoing business operations.

         17.6 Successors. This Agreement and all of the provisions hereof are binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

                                   ARTICLE 18
                                     NOTICES

         Except as otherwise expressly set forth in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

            if to Pepco, to:

                  Potomac Electric Power Company
                  1900 Pennsylvania Avenue, N.W.
                  Washington, D.C. 20068
                  Telecopier: (202) 261-7889
                  Attention: William T. Torgerson
                             General Counsel
            if to Generator, to:

                  c/o Southern Energy, Inc.
                  900 Ashwood Parkway
                  Suite 500
                  Atlanta, Georgia 30338-4780
                  Telecopier: (770) 821-6575
                  Attention:

                                   ARTICLE 19
                                   AMENDMENTS

         19.1 Amendments. Except as provided in Section 19.2, this Agreement shall not be amended, modified, or supplemented unless mutually agreed to by the Parties in writing. Except as provided in Section 19.2(b) below, the rates, terms and conditions contained in this Agreement are not subject to change under Sections 205 or 206 of the Federal Power Act absent the mutual written agreement of the Parties. It is the intent of this Section 19.1 that, except as provided in Section 19.2(b) below, the rates, terms and conditions of this Agreement shall not be subject to change except by mutual written agreement by the Parties.

         19.2     PJM Agreement Modifications

                  (a) If the PJM Agreements are amended or modified so that any schedule or section references herein to such agreements is changed, such schedule or section references herein shall be deemed to automatically (and without any further action by the Parties) refer to the new or successor schedule or section in the PJM Agreements which replaces that originally referred to in this Agreement.

                  (b) If the applicable provisions of the PJM Agreements referenced herein, or any other PJM rules relating to the implementation of this Agreement, are changed materially from those in effect on May 31, 2000, the Operating Committee shall cooperate to make conforming changes to this Agreement to fulfill the purposes of this Agreement; provided that no such changes shall alter the economic benefits of this Agreement between the Parties. If the Operating Committee fails to agree on such changes within 15 days, Pepco may unilaterally make conforming changes to this Agreement to fulfill the purposes of this Agreement, and shall file such changes with the

FERC on behalf of both Parties; provided that nothing herein shall prejudice the Generator's rights to protest such change.

                                   ARTICLE 20
                                     AUDITS

         The Parties shall have the right, during normal business hours, to audit each other's accounts and records pertaining to transactions under this Agreement, upon twenty (20) days prior written notice, at the offices where such accounts and records are maintained. Any such audit of a Party's accounts and records will be at the expense of the auditing Party, shall not be made more frequently than once in any twelve (12) month period, and no such audit may be made with respect to accounts and records relating to periods more than twenty-four (24) months prior to the date of the audit notice. The Party being audited will be entitled to review the audit report and any supporting materials. The Party conducting the audit shall maintain the confidentiality of all information obtained during the audit in compliance with Section 14.2 of this Agreement. To the extent that audited information includes confidential information, the auditing Party shall designate an independent auditor at its expense to perform such audit.

                                   ARTICLE 21
                            MISCELLANEOUS PROVISIONS

         21.1 Waiver. Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         21.2 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person. No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

         21.3 Governing Law This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

         21.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         21.5 Interpretation. When a reference is made in this Agreement to an article, section, schedule or exhibit, such reference shall be to an article or section of, or schedule or exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise expressly stated otherwise herein, the word "day" shall mean any calendar day including weekends and holidays. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

         21.6 Jurisdiction and Enforcement. Each of the Parties irrevocably submits to the exclusive jurisdiction of the federal and state courts of the State of Maryland for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the federal courts of the State of Maryland or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the State of Maryland. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in Article 18 (or such other address specified by such Party from time to time pursuant to Article 18) shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the federal and state courts of the State of Maryland and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         21.7 Entire Agreement. This Agreement, the Asset Sale Agreement, the Confidentiality Agreement and the Ancillary Agreements including the exhibits, schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement, the Asset Sale Agreement and the Ancillary Agreements supersede all prior agreements and understandings between the Parties with respect to the transactions contemplated by this Agreement other than the Confidentiality Agreement.

         21.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         21.9 Further Assurances. The Parties hereto agree to execute and deliver promptly, at the expense of the Party requesting such action, any and all other and further instruments, documents and information which may be reasonably requested in order to effectuate the transactions contemplated hereby. Each Party agrees to cooperate with, assist and accommodate all reasonable requests made by the other Party in respect of any regulatory approval necessary for, or any regulatory proceeding relating to, the execution, delivery or performance of this Agreement. Each Party further agrees to comply in all material respects with all laws of governmental authorities relating to this Agreement and the consummation of the transactions contemplated hereby.

         21.10 Independent Contractor Status. Nothing in this Agreement shall be construed as creating any relationship between Pepco and Generator other than that of independent contractors.

         21.11 Conflicts. Except with respect to the amendments, indemnification, liability, default and remedies provisions contained herein or as otherwise expressly provided herein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Asset Sale Agreement, the terms of the Asset Sale Agreement shall prevail.

         IN WITNESS WHEREOF, Pepco and Generator have caused this Transition Power Agreement (Maryland) to be signed by their respective duly authorized officers as of the date first above written.

                                    POTOMAC ELECTRIC POWER COMPANY


                                    By:
                                       -----------------------------
                                          Name:
                                          Title:

                                    [GENERATOR]


                                    By:
                                       -----------------------------
                                          Name:
                                          Title:

                                   SCHEDULE 1
                                   DEFINITIONS

         Part A. Capitalized terms not defined in the body of the Agreement shall have the meaning set forth in Part A of this Schedule 1. (Part B of this Schedule 1 sets forth capitalized terms defined within the Agreement.)

         1. " Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

         2. "Auctioned Assets" has the meaning set forth in the Asset Sale Agreement.

         3. "Capacity Credits" has the meaning set forth in the PJM Reliability Agreement.

         4. "Capacity Resources" has the meaning set forth in the PJM Reliability Agreement.

         5. "Contract Year 1" means the period between the Effective Date through and including December 31, 2001.

         6. "Contract Year 2" means the period between January 1, 2002 through and including December 31, 2002.

         7. "Contract Year 3" means the period between January 1, 2003 through and including December 31, 2003.

         8. "Contract Year 4" means the period between January 1, 2004 through and including June 30, 2004.

         9.       "Closing" has the meaning set forth in the Asset Sale
Agreement.

         10. "Confidentiality Agreement" has the meaning set forth in the Asset Sale Agreement.

         11. "FERC" means the Federal Energy Regulatory Commission or its successors.

         12. "Fixed Transmission Rights" has the meaning set forth in the PJM Operating Agreement.

         13. "Full Energy Requirements" means the full electric energy requirements of the Service Load in any hour, measured in megawatt hours at the Delivery Points.

         14. "Generator" has the meaning set forth in the preamble of this Agreement and shall include its permitted successors and assigns.

         15. "MDPSC" means the Maryland Public Services Commission or its successor.

         16. "Metered Energy Requirements" means the full electric energy requirements of the Service Load in any hour, measured in megawatt hours at the retail (customer revenue meter) level. For customers without, interval metering, Pepco will use customer or retail class profiles in accordance with the MDPSC regulations to distribute periodic metered energy usage to obtain hourly customer energy usage. When Pepco curtailable load programs are operated, customer loads which are curtailed will be increased by Pepco to reflect the hourly energy usage which would have occurred if curtailments had not taken place.

         17.      "Month" means a calendar month.

         18.      "Network Customer" has the meaning set forth in the PJM
Tariff.

         19.      "Network Load" has the meaning set forth in the PJM Tariff.

         20. "Optional Energy" means the Optional Energy Percent, as elected by Pepco through the exercise of its Call Options, of Pepco's Full Energy Requirements, including the Renewable Energy Percent.

         21. "Pepco" has the meaning set forth in the preamble of this Agreement and shall include its permitted successors or assigns.

         22. "PJM" means the Pennsylvania New Jersey-Maryland interconnected power pool operated under the PJM Operating Agreement and any successor thereto including any regional transmission organization, independent system operator, transco, or any other independent system administrator that possesses operational control or planning control over Pepco's transmission system.

         23. "PJM Agreements" means the PJM Operating Agreement, PJM Reliability Agreement, and PJM Tariff.

         24. "PJM Control Area" has the meaning set forth in the PJM Reliability Agreement.

         25. "PJM Operating Agreement" means the Amended and Restated Operating Agreement of the PJM Interconnection LLC dated as of June 2, 1997.

         26. "PJM Interconnection LLC" means the independent system operator of the PJM Control Area pursuant to the PJM Operating Agreement and the PJM Tariff.

         27. "PJM Reliability Agreement" means the PJM Reliability Assurance Agreement dated June 2, 1997, establishing obligations, standards and procedures for maintaining the reliable operation of the PJM Control Area.

         28. "PJM System Operator" means the PJM Interconnection LLC energy control center staff responsible for central dispatch as provided in the PJM Agreement.

         29. "PJM Tariff" means the PJM Open Access Transmission Tariff providing transmission service within the PJM Control Area.

         30. "Planning Period" has the meaning set forth in the PJM Reliability Agreement.

         31. "Renewable Energy Resources" means renewable energy resource as defined in MD CODE, PUBLIC UTILITY COMPANIES Section 1.01(z).

         32. "Renewable Energy Percent" means electricity from Renewable Energy Resources which is equal to 0.997 percent of the Required Energy or Optional Energy, as applicable.

         33. "Required Energy" means the Required Energy Percent of Pepco's Full Energy Requirements, including the Renewable Energy Percent.

         34. "Service Load" means (i) all of Pepco's default service retail electric energy customers located in Pepco's service territory, as such territory exists on the Effective Date, in the State of Maryland and (ii) qualifying facilities to which Pepco is obligated to sell energy pursuant to the rates and terms set forth in Pepco's qualifying facilities tariff on file with the Maryland Public Service Commission which is currently designated as MD-CG-SPP.

         35. "Summer Month" means each Month during the period of May 1 through September 30.

         36. "Winter Month" means each Month during the period of October 1 through April 30.

         Part B. The following terms have the meaning specified in the section of this Agreement set forth opposite to such term:

Term                                            Agreement Reference

Agreement                                       Preamble
Alternative Services                            Section 8.1
Ancillary Services                              Article 4

Ancillary Services Requirements                 Article 4
Asset Sale Agreement                            First Recital
Call Options                                    Section 5.2(a)
Capacity Resources Plan                         Section 3.2(a)
Capacity Resources Requirements                 Section 3.1(a)
Delivery Points                                 Section 5.3
Effective Date                                  Section 2.1
Event of Default                                Section 11.1
Force Majeure                                   Section 9.2
Generator Material Adverse Effect               Section 16.2(c)(i)
Operating Committee                             Article 12
Optional Energy Percent                         Section 5.2(a)
Pepco Material Adverse Effect                   Section 16.1(c)(i)
Party or Parties                                Preamble
PPAs                                            First Recital

Required Energy Percent                         Section 5.1
Services                                        Section 8.1

                                   EXHIBIT J

AFTER RECORDING, RETURN TO:                  PARCEL ID
---------------------------------            --------------------
---------------------------------            --------------------
---------------------------------
                                             STREET ADDRESS:

                                             --------------------
                                             --------------------

                              SPECIAL WARRANTY DEED

         THIS SPECIAL WARRANTY DEED, is made as of ______________, 2000 and is by and between POTOMAC ELECTRIC POWER COMPANY, a District of Columbia and Virginia corporation (the "Grantor") and __________________________________ (the
"Grantee").

                                   WITNESSETH:

         THAT, for and in consideration of the sum of Ten Dollars ($10.00), cash in hand paid, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantor does hereby grant, bargain, sell and convey, with Special Warranty of Title, unto the Grantee, those certain parcels of land situate in the County of ______________, State of Maryland (the "Real Estate"), and being more particularly described in Exhibit A attached hereto and incorporated herein by reference (the "Property"), together with all improvements located thereon and all appurtenances thereunto belonging.

         This conveyance is made subject to all recorded covenants, restrictions, easements, reservations, agreements and rights-of-way applicable to the Real Estate or any part thereof.

         TO HAVE AND TO HOLD the Real Estate, together with all rights, privileges, and advantages thereunto belonging or appertaining to the Grantee, its successors and assigns, forever.

         IN WITNESS WHEREOF, the Grantor has caused this Special Warranty Deed to be executed as of the date first above written.

WITNESS:                      GRANTOR:

                              POTOMAC ELECTRIC POWER COMPANY


                              By:
------------------------             ------------------------
                              Name:
                                     ------------------------
                              Title:
                                     ------------------------

State of                      )
         ---------------------
                              )
County of                     )
          ----------------

         On this ___ day of ______________, 2000, before me, the undersigned Notary Public, personally appeared ___________________ who acknowledged himself/herself to be the _____________ of Potomac Electric Power Company, and that he/she, as ____________ of such corporation, being authorized so to do, executed the foregoing Instrument for the purposes therein contained, by signing his/her name, as _____________ of Potomac Electric Power Company.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                              ------------------------------
                                        Notary Public

My commission expires:
                       ------------------

                             MARYLAND CERTIFICATION

         This is to certify that the foregoing instrument was prepared by or under the supervision of the undersigned, an attorney duly admitted to practice before the Court of Appeals of the State of Maryland.


                         _________________________________

                         _______________, Attorney at Law

                                    EXHIBIT A

All that certain land situate in ____________ County, Maryland, and more particularly described as follows:

                                   EXHIBIT K

                          OPINION OF COUNSEL TO SELLER

         1. Seller is a corporation validly existing and in good standing under the laws of the District of Columbia and the Commonwealth of Virginia. Seller has all necessary corporate power and authority to execute and deliver the Agreement and each of the Ancillary Agreements to which Seller is a party and to consummate the transactions contemplated thereby; and the execution and delivery of the Agreement and each of the Ancillary Agreements to which Seller is a party and the consummation by Seller of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action required on the part of Seller.

         2. The Agreement and each of the Ancillary Agreements to which Seller is a party have been duly and validly executed and delivered by Seller, and assuming that the Agreement and each such Ancillary Agreement constitutes a valid and binding obligation of each other party thereto, subject to receipt of all Required Regulatory Approvals, constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditor's rights generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding at law or in equity). With respect to the foregoing opinion, (i) insofar as provisions contained in the Agreement and the Ancillary Agreements provide for indemnification, exoneration or limitations of liability, the enforceability thereof may be limited by public policy considerations and (ii) the availability of a decree for specific performance or an injunction is subject to the discretion of the court requested to issue any such decree or injunction.

         3. The execution, delivery and performance of the Agreement and each Ancillary Agreement to which Seller is a party does not
                  (a) conflict with the Articles of Incorporation or Bylaws of Seller, (b) to the knowledge of Seller's counsel, constitute a violation of or default under those agreements or instruments set forth on a Schedule attached to the opinion and which have been identified to such counsel by Seller as all the agreements and instruments which are material to the business or financial condition of Seller, or (c) violate any order, writ, injunction, decree, statute, rule or regulation, of which Seller's counsel has knowledge, applicable to Seller or the Auctioned Assets, except for such violations which would not, individually or in the aggregate, create a Material Adverse Effect.

         4. Except for the Seller Required Regulatory Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Seller of the transactions contemplated by the Agreement and each of the Ancillary Agreements to which Seller is a party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals (i) which, if not obtained or made, would not, individually or in the aggregate, create a Material Adverse Effect or (ii) which relate to the Transferable Permits.

         In rendering such opinion, such counsel may (A) rely in respect of matters of fact upon certificates of officers and employees of Seller and upon information obtained from public officials, (B) assume that all documents submitted to counsel as originals are authentic, that all copies submitted to counsel conform to the originals thereof, and that the signatures on all documents examined by counsel are genuine, (C) state that the opinion is limited to federal laws, the Virginia Stock Corporation Act and the laws of the District of Columbia, (D) state that counsel expresses no opinion with respect to the title of Seller to any of the Auctioned Assets, (E) state that counsel expresses no opinion with respect to state or local taxes or tax statutes to which Seller or the Auctioned Assets may be subject, (F) state that counsel expresses no opinion with respect to any bulk sales, bulk transfer or similar laws to which Seller or the Auctioned Assets may be subject, (G) state that counsel expresses no opinion with respect to provisions of the Agreement and the Ancillary Agreements relating to subject matter jurisdiction of the United States District Court for the District of Columbia or relating to the waiver of an inconvenient forum, and (H) with respect to the opinions expressed in paragraphs 3 and 4 above, state that counsel is relying as to such matters on the opinions of in-house, local and other special counsel to Seller to the extent of the matters set forth in such opinions. Certificates and opinions relied upon by Seller's counsel shall be delivered to Buyer together with the opinion of Seller's counsel.

                                   EXHIBIT L

                           OPINION OF COUNSEL TO BUYER

         1. Buyer is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer has all necessary corporate power and authority to execute and deliver the Agreement and each of the Ancillary Agreements to which Buyer is a party and to consummate the transactions contemplated thereby; and the execution and delivery of the Agreement and each of the Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action required on the part of Buyer.

         2. The Agreement and each of the Ancillary Agreements to which Buyer is a party have been duly and validly executed and delivered by Buyer, and assuming that the Agreement and each such Ancillary Agreement constitutes a valid and binding obligation of the other parties thereto, subject to receipt of all Required Regulatory Approvals, constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding at law or in equity). With respect to the foregoing opinion, (i) insofar as provisions contained in the Agreement and the Ancillary Agreements provide for indemnification, exoneration or limitations of liability, the enforceability thereof may be limited by public policy considerations and (ii) the availability of a decree for specific performance or an injunction is subject to the discretion of the court requested to issue any such decree or injunction.

         3. The execution, delivery and performance of the Agreement and each Ancillary Agreement to which Buyer is a party does not
                  (a) conflict with the Articles of Incorporation or Bylaws of Buyer, (b) to the knowledge of Buyer's counsel, constitute a violation of or default under those agreements or instruments set forth on a Schedule attached to the opinion and which have been identified to such counsel by Buyer as all the agreements and instruments which are material to the business or financial condition of Buyer, or (c) violate any order, writ injunction, decree, statute, rule or regulation, of which Buyer's counsel has knowledge, applicable to Buyer or any of its assets, except for such violations which would not, individually or in the aggregate, create a Buyer Material Adverse Effect.

         4. Except for the Buyer Required Regulatory Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated by the Agreement and each of the Ancillary Agreements to which Buyer is a party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which relate to the Transferable Permits.

         In rendering such opinion, such counsel may (A) rely in respect of matters of fact upon certificates of officers and employees of Buyer and upon information obtained from public officials, (B) assume that all documents submitted to counsel as originals are authentic, that all copies submitted to counsel conform to the originals thereof, and that the signatures on all documents examined by counsel are genuine, (C) state that the opinion is limited to federal laws, the [corporate statute of Buyer's jurisdiction of incorporation] and the laws of the District of Columbia, (D) state that counsel expresses no opinion with respect to provisions of the Agreement and the Ancillary Agreements relating to the subject matter jurisdiction of the United States District Court for the District of Columbia and relating to the waiver of an inconvenient forum, and (E) with respect to the opinions expressed in paragraphs 3 and 4 above, state that counsel is relying as to such matters on the opinions of in-house, local and other special counsel to Buyer to the extent of the matters set forth in such opinions. Certificates and opinions relied upon by Buyer's counsel shall be delivered to Seller together with the opinion of Buyer's counsel.

                                                                       EXHIBIT M

                         OPINION OF COUNSEL TO GUARANTOR

         1. Guarantor is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation. Guarantor has all necessary corporate power and authority to execute and deliver the Guarantee Agreement and to consummate the transactions contemplated thereby; and the execution and delivery of the Guarantee Agreement and the consummation by by Guarantor of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action required on the part of Guarantor.

         2. The Guarantee Agreement has been duly and validly executed and delivered by Guarantor and, assuming that the Guarantee Agreement constitutes a valid and binding obligation of Seller, constitutes a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding at law or in equity). With respect to the foregoing opinion, the availability of a decree for specific performance or an injunction is subject to the discretion of the court requested to issue any such decree or injunction.

         3. The execution, delivery and performance of the Guarantee Agreement does not (a) conflict with the Articles of Incorporation or Bylaws of Guarantor, (b) to the knowledge of Guarantor's counsel, constitute a violation of or default under those agreements or instruments set forth on a Schedule attached to the opinion and which have been identified to such counsel by Guarantor as all the agreements and instruments which are material to the business or financial condition of Guarantor, or (c) violate any order, writ, injunction, decree, statute, rule or regulation, of which Guarantor's counsel has knowledge, applicable to Guarantor or the Auctioned Assets, except for such violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Guarantor to consummate the transactions by, and discharge its obligations under, the Guarantee Agreement.

         4. No declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Guarantor of the transactions contemplated by the Guarantee Agreement.

         In rendering such opinion, such counsel may (A) rely in respect of matters of fact upon certificates of officers and employees of Guarantor and upon information obtained from public officials, (B) assume that all documents submitted to counsel as originals are authentic, that all copies submitted to counsel conform to the originals thereof, and that the signatures on all documents examined by counsel are genuine, (C) state that the opinion is limited to federal laws, the [corporate statute of the Guarantor's jurisdiction of incorporation] and the laws of the District of Columbia, (D) state that counsel expresses no opinion with respect to provisions of the Guarantee Agreement relating to the subject matter jurisdiction of the United States District Court for the District of Columbia and relating to the waiver of an inconvenient forum, and (E) with respect to the opinions expressed in paragraphs 3 and 4 above, state that counsel is relying as to such matters on the opinions of in-house, local and other special counsel to Guarantor to the extent of the matters set forth in such opinions. Certificates and opinions relied upon by Guarantor's counsel shall be delivered to Seller together with the opinion of Guarantor's counsel.